Form 10-K, Exhibit 13
period 1996-06-30
HOME FEDERAL BANCORP
filed 1996-10-01
CIK 867493

[FRONT COVER]








                                  HOME FEDERAL
                                    BANCORP
                               1996 Annual Report
                                 [Company Logo]
                             Building Relationships

                                  HOME FEDERAL
                                    BANCORP
                                 [Company Logo]




"Out mission is to develop and strengthen mutually profitable consumer and commercial customer relatinships through a motivated, knowledgeable, service-oriented staff sensitive to the changing needs to the customers and markets we serve.

"We will meet customer needs by selling quality financial products and services delivered in a highly convenient and efficient manner, serve as a resourceful corporate citizen, and operate in a fiscally prudent manner by providing an equitable return to our employees and shareholders."

Financial Highlights

Net Interest Margin
[Bar Graph omitted]

Net interest income as a percentage of average earning assets. We are please with the increase depicted on the graph and feel that it reflects the on-going diversification of Home Federal's loan portfolio.

                              FY92      3.03%
                              FY94      3.39%
                              FY94      3.36%
                              FY95      3.52%
                              FY96      3.58%

Stock Price
[Bar Graph omitted]

Price for one share of Home Federal Bancorp stock at close on June 30, 1996.

                              FY92      $ 9.889
                              FY94      $19.667
                              FY94      $19.500
                              FY95      $23.500
                              FY96      $26.000

Net Interest Income after Provision for Loan Losses
[Bar Graph omitted]

Net interest income as adjusted for changes in the Bank's provision for loan losses. The fiscal 1995 figure reflects a $721,000 loan los recovery credited to the 1995 provision. The insurance recovery responsible for the credit was a one time event.

                              FY92      $13,278
                              FY94      $15,918
                              FY94      $16,245
                              FY95      $19,038
                              FY96      $19,267


Letter to Shareholders......................................................  2

Selected Consolidated Financial Data........................................  5

Quarterly Results of Operations.............................................  6

Management's Discussion and Analysis of Results
     of Operations and Financial Condition..................................  7

Consolidated Balance Sheets................................................. 14

Consolidated Statements of Income........................................... 15

Consolidated Statements of Stockholders' Equity............................. 16

Consolidated Statements of Cash Flows....................................... 17

Notes to Consolidated Financial Statements.................................. 18

Independent Auditors' Report................................................ 32

Board of Directors of Home Federal Bancorp and
     Executive Officers of Home Federal Savings Bank........................ 33

To Our Shareholders

     Throughout its 1996 fiscal year, Home Federal maintained a leadership role in assisting in the development of the economy of south-central Indiana. As in each of its 86 preceding years of service to the region, it was another year in which Home Federal enhanced its longstanding reputation for progressive product development and outstanding customer service.

     As we depict in these pages, our institution's long record of achievement has been made possible by the strength of the relationships we have established with generation after generation of Home Federal's stakeholders-its shareholders, its customers and its employees. During the past twelve months, our efforts to broaden and strengthen those relationships were rewarded with another year of strong financial performance. For the 1996 fiscal year, Home Federal reported net income of $7,352,000 or $3.22 per share, an increase of
12.5 percent from fiscal year 199S. Our record earnings contributed to a 15.14 percent return on equity which exceeds industry averages.

     Real estate lending, our core business, was bolstered by a strong regional economy and low local unemployment rates. Although rising interest rates slowed mortgage origina- tion rates this spring, nonperforming loans and delinquencies remained level, reflecting the strength of the economy. A committed sales staff, offering a diverse product mix, helped produce a 34 percent increase in new purchase and construction loans as well as ongoing growth in refinancing activities. Throughout the year, Home Federal maintained a strong 25 percent share of the real estate market in its eight-county service area.

     We also increased interest income through commercial and consumer lending programs. Commercial and commer- cial real estate originations increased by 36 percent during the year, and we believe our activities in this market segment will continue to attract new customers who can benefit from a variety of Home Federal products and services.

     During fiscal 1996 we also generated non-interest in come through Linsco Private Ledger, our brokerage ivision, which posted a 147 percent increase in annuity and brokerage conunissions. Total fee income for all services produced growth in non-interest income of 57.2 percent over the previous fiscal year, a strong indication of our success in attracting new customers to Home Federal for non-traditional financial products and services.

[Photo of Lawrence E. Welker omitted Left Column with heading above: BUILDING]

LAWRENCE E. WELKER
Executive Vice President, Chief Financial Officer
Treasurer & Secretary

[CONTINUING DOWN LEFT COLUMN] Inverstor Relationships As in previous years, we dedicated ourselves in fiscal 1996 to maintaining developing our relationships with Home Federal's investors. We continue to be sensitive to the importance of enhancing shareholder value. Our tow objective were -- and still are -- growing earnings and continuing our efforts to increase the investment community's awareness of the success Home Federal has enjoyed in recent years.

[box in upper left hand corner of page:  Building  Customer Relationships]

[Photos of C.Scott Ballard, Mary D. Dystrad, David A. Coffey, Kim L.Misamore, Christopher Ertel, Ruth M. Moeller, William J. Kalb, Patricia J. Hampton, Terry
L. Darlage, Mary Sue Thompson, Albert L. Thormyer, Jennifer A. Morgan and J. Andrew Applewhite at top margin and right margin.]

     We anticipate another strong year in 1997 for both mortgage and commercial lending, and-through timely adjustments to our product mix--continued growth in our balance sheet. We will continue to utilize Federal Home Loan Bank resources to help fund Home Federal's growth. We also plan to develop additional retail deposit products, such as our recently-introduced Easy Advantage Money Fund account, to help fund future growth.

     As in past years, we will continue to enhance our products, services and facilities to meet the ever-changing needs of our customers. Early in the 1997 fiscal year, for example, we will open an attractive new banking center in Salem, Indiana, which-in addition to being larger than the facility it replaces-will also introduce additional Home Federal products and services in that important market.

     Ours is a business of many variables-new and traditional products, fluctuating interest rates, rising or failing employment statistics, a strong or weak housing market. However, no matter how encouraging or discouraging the economic news may be during a given year, our responsibility is to help our shareholders, our customers and our employees continually find value and financial rewards through the products and services we offer.

     Over the years, Home Federal's success, in both good times and bad, has been inseparably linked to its ability to develop and maintain strong relationships with all stakeholders, including our employees, customers, and shareholders. Today, our success remains dependent on our ability to understand their evolving needs and their concerns for the future.

     Throughout fiscal 1996, we worked diligently to strengffien each of ffiose relationships. Our efforts to increase shareholder value are detailed throughout the pages of this annual report. Our recent focus on internal training and ongoing investments in new technology symbolize our commitment to providing rewarding employment opportunities within a progressive organization. And, through a comprehensive mix of products and services designed to meet both long- and short-term financial goals, we strive to maintain the unexcelled reputation for customer service that has characterized Home Federal's operations for many years. We salute all Home Federal employees for their invaluable contributions to what we've come to call "relationship banking.'

     What form will Home Federal's relationship banking take in the months and years ahead? just as new electronic technology revolutionized banking operations over the past two decades, the evolution of today's technology may make once-unimaginable banking relationships-including services completely removed from a traditional banking center--commonplace in the near future.

[photo of keith El Luken and a  informational  box  titled:  Building  Community
Relationships: Playing an integral role in the communities in which we live and work is an honor we feel fortunate to accept. My fellow employees and I are closely involved in our communities through both the professional relationships we develop and the countless volunteer activities all of us at Home Federal take part in every day. Through our diverse interests and efforts, we all play a part in the distribution of the Bank's finanacial, and human resources.]

     But, no matter what form Home Federal's stakeholder relationhips may assume, we know they will share two common characteristics: the most progressive products and services available in the modem-day financial services marketplace, balanced with an equal measure of old-fashioned customer service that promises never to go out of style.

     We look forward to watching those future relationships develop, just as we have enjoyed watching Home Federal's past relationships create sound financial futures for our customers and a stronger economy for the region they- and we-call home.



Sincerely,




/s/ John K. Keach, Sr.                 /s/ John K. Keach, Jr.
John K. Keach, Sr.                     John K. Keach, Jr.
Chairman of the Board                  President and
                                       Chief Executive Officer

                Summary of Selected Consolidated Financial Data
                      (in thousands except per share data)


                                                              At or For the Year Ended June 30,
                                                 -----------------------------------------------------------
                                                    1996        1995         1994        1993         1992
                                                 -----------------------------------------------------------
Selected Balance Sheet Data:
Total assets                                     $ 630,015   $ 588,543    $ 545,228   $ 534,390    $ 505,136
Securities available for sale                    $  44,651   $  34,221    $  38,986   $   7,489    $   6,600
Securities held to maturity                      $   6,990   $  17,451    $  17,225   $  76,727    $  72,682
Loans receivable, net                            $ 520,097   $ 469,883    $ 445,903   $ 399,980    $ 363,959
Deposits                                         $ 489,573   $ 467,086    $ 445,987   $ 445,478    $ 432,659
Total borrowings                                 $  84,137   $  72,900    $  57,418   $  52,900    $  43,047
Shareholders' equity                             $  51,517   $  45,279    $  38,589   $  32,523    $  26,504

Selected Operations Data:
Total interest income                            $  47,156   $  43,013    $  38,059   $  40,174    $  44,610
Total interest expense                              27,251      24,289       21,323      23,842       30,286
------------------------------------------------------------------------------------------------------------
Net interest income                                 19,905      18,724       16,736      16,332       14,324
Provision (credit) for loan losses                     638        (314)         491         414        1,046
------------------------------------------------------------------------------------------------------------
Net interest income after provision
     for loan losses                                19,267      19,038       16,245      15,918       13,278
Gain on sale of loans                                1,321         667        2,072       2,152        1,110
Gain (loss) on sale of securities                        1        (437)         905         387          350
Other income                                         6,126       4,508        4,371       4,055        3,522
Other expense                                       14,431      13,483       12,534      12,078       11,219
------------------------------------------------------------------------------------------------------------
Income before income taxes,
     extraordinary item and cumulative effect
     of change in accounting principle              12,284      10,293       11,059      10,434        7,041
Income tax provision                                 4,932       3,757        4,069       3,691        3,006
------------------------------------------------------------------------------------------------------------
Income before extraordinary item and
     cumulative effect of change in
     accounting principle                            7,352       6,536        6,990       6,743        4,035
Extraordinary item (1)                                  --          --           --      (1,222)          --
Cumulative effect of change in
     accounting principle (2)                           --          --           --         849           --
------------------------------------------------------------------------------------------------------------
Net income                                       $   7,352   $   6,536    $   6,990   $   6,370    $   4,035
============================================================================================================
Net income per common and
 equivalent share                                $    3.22   $     2.9    $    3.14   $    2.88    $     1.9
Cash dividends per share                         $    0.45   $   0.375    $     0.3   $    0.25    $     0.2

Selected Financial and Statistical Data:
Return on average assets                              1.23%       1.15%        1.31%       1.23%        0.79%
Return on average shareholders' equity               15.14%      15.66%       19.29%      21.03%       16.39%
Interest rate spread during the period                3.53%       3.39%        3.29%       3.36%        3.07%
Net interest margin on average earning assets         3.58%       3.52%        3.36%       3.39%        3.03%
Average shareholders' equity to average assets        8.12%       7.37%        6.78%       5.86%        4.85%
Nonperforming assets to total assets                  0.48%       0.45%        0.50%       0.82%        1.19%
Loss allowance to nonperforming loans               103.38%     107.35%      112.91%      68.04%       48.27%
Loss allowance to total loans                         0.58%       0.58%        0.57%       0.55%        0.57%
Dividend payout ratio                                13.59%      12.64%        9.27%       5.55%        7.00%
Loan servicing portfolio                         $ 266,814   $ 224,690    $ 196,522   $ 163,319    $ 139,282
Allowance for loan losses                        $   3,061   $   2,806    $   2,580   $   2,257    $   2,123
Number of full service offices                          15          15           13          13           13

------------------
(1)  Prepayment penalty for extinguishment of debt.
(2)  Change in accounting for income taxes.

                        Quarterly Results of Operations

The following table presents certain selected unaudited data relating to results of operations for the three month periods ending on the dates indicated.


                                                                     Three Months Ended
                                              --------------------------------------------------------------
                                              September 30,     December 31       March 31,        June 30,
Fiscal Year 1996                                 1995             1995              1996             1996
                                              --------------------------------------------------------------
Total interest income                          $ 11,624         $ 11,781         $ 11,814          $ 11,937
Total interest expense                            6,890            6,877            6,718             6,766
------------------------------------------------------------------------------------------------------------
Net interest income                               4,734            4,904            5,096             5,171
Provision for loan losses                            67              182              154               235
------------------------------------------------------------------------------------------------------------
Net interest income after
  provision for loan losses                       4,667            4,722            4,942             4,936
Gain on sale of loans                               422              345              401               153
Other income                                      1,455            1,400            1,391             1,881
Other expense                                     3,595            3,329            3,610             3,897
------------------------------------------------------------------------------------------------------------
Income before income taxes                        2,949            3,138            3,124             3,073
Income tax provision                              1,156            1,234            1,244             1,298
------------------------------------------------------------------------------------------------------------
Net Income                                     $  1,793         $  1,904         $  1,880          $  1,775
============================================================================================================
Earnings per common and
 equivalent share                              $   0.79         $   0.83         $   0.82          $   0.78
============================================================================================================
Dividends per share                            $    0.1         $    0.1         $   0.125         $  0.125
Stock sales price range:  High (1)             $     25         $  27.25         $   27.00         $  27.25
                          Low                  $  22.25         $   23.5         $   24.5          $   24.5




                                                                     Three Months Ended
                                              --------------------------------------------------------------
                                              September 30,    December 31        March 31,         June 30,
Fiscal Year 1995                                   1994            1994             1995              1995
                                              --------------------------------------------------------------
Total interest income                            $10214         $ 10,633         $ 10,977          $ 11,189
Total interest expense                            5,587            5,977            6,241             6,484
------------------------------------------------------------------------------------------------------------
Net interest income                               4,627            4,656            4,736             4,705
Provision (credit) for loan losses                   69              107             (599)              109
------------------------------------------------------------------------------------------------------------
Net interest income after
  provision for loan losses                       4,558            4,549            5,335             4,596
Gain on sale of loans                               155              183               96               233
Other income                                      1,032            1,085              542             1,412
Other expense                                     3,166            2,978            3,464             3,875
------------------------------------------------------------------------------------------------------------
Income before income taxes                        2,579            2,839            2,509             2,366
Income tax provision                                984            1,003              898               872
------------------------------------------------------------------------------------------------------------
Net Income                                     $  1,595         $  1,836         $  1,611          $  1,494
============================================================================================================
Earnings per common and
 equivalent share                              $   0.71         $   0.81         $   0.72          $   0.66
============================================================================================================
Dividends per share                            $  0.075         $    0.10         $    0.10          $ 0.10
Stock sales price range:  High (1)             $  29.00         $   27.00         $   25.50          $23.50
                          Low                  $  18.75         $   21.00         $   21.50          $20.00

-----------------
(1) The Company's common stock trades on the NASDAQ stock market under the symbol "HOMF". As of August 30 , 1996, the Company had 595 holders of record of its shares.

          Management's Discussion and Analysis of Financial Condition
                            and Results of Operations


The following financial review presents an analysis of the asset and liability structure of Home Federal Bancorp and a discussion of the results of operations for each of the periods presented in the annual report as well as a discussion of Home Federal Bancorp's sources of liquidity and capital resources.

Holding Company Business

Home Federal Bancorp (the "Company") is organized as a unitary savings and loan holding company and owns all the outstanding capital stock of Home Federal Savings Bank (the "Bank"). The business of the Bank and therefore, the Company, is providing consumer and business banking services to certain markets in the south-central portions of the State of Indiana. The Bank does business through 15 full service banking branches and one loan production office.


General

The Bank's earnings in recent years reflect the fundamental changes that have occurred in the regulatory, economic, and competitive environment in which savings institutions operate. The Bank's earnings are primarily dependent upon its net interest income. Interest income is a function of the average balances of loans and investments outstanding during a given period and the average yields earned on such loans and investments. Interest expense is a function of the average amount of deposits and borrowings outstanding during the same period and the average rates paid on such deposits and borrowings. Net interest income is the difference between interest income and interest expense.

The Bank is subject to interest rate risk to the degree that its interest-bearing liabilities, primarily deposits and borrowings with short- and medium-term maturities, mature or reprice more rapidly, or on a different basis, than its interest-earning assets. While having liabilities that mature or reprice more frequently on average than assets will be beneficial in times of declining interest rates, such an asset/liability structure will result in lower net income or net losses during periods of rising interest rates, unless offset by other factors such as non-interest income. The Bank's net income is also affected by such factors as fee income and gains or losses on sales of loans.

The Bank's net interest income after provision for loan losses has consistently improved from $13.3 million in fiscal 1992 to $19.3 million in fiscal 1996. The significant increase in net interest income is primarily the result of the generally lower interest rate environment and an increase of interest-earning assets over interest-bearing liabilities.

Asset/Liability Management

The Bank follows a program designed to decrease its vulnerability to material and prolonged increases in interest rates. This strategy includes 1) selling certain longer term, fixed-rate loans from its portfolio; 2) increasing the origination of adjustable-rate mortgage loans; 3) improving its interest rate gap by increasing the interest rate sensitivity and shortening the maturities of its interest-earning assets and extending the maturities of its interest-bearing liabilities; and 4) increasing its non-interest income.

A significant part of the Bank's program of asset and liability management has been the increased emphasis on the origination of adjustable-rate and/or short-term loans, which include adjustable-rate residential mortgages and construction loans, commercial loans, and consumer-related loans. The Bank continues to offer fixed-rate residential mortgage loans. The Bank retains the servicing function on most of the 30-year loans sold thereby increasing non-interest income. The proceeds of these loan sales are used to reinvest in other interest-sensitive assets or used to repay short-term debt.


Liability Related Activities

The Bank has taken several steps to stabilize interest costs and match the maturities of liabilities to assets. In an effort to lengthen the maturities of its savings deposits, the Bank has, in the past, aggressively priced deposits with maturities of three years or greater in order to lengthen the weighted average maturity of the entire savings portfolio. However, when rates rise, the Bank becomes less aggressive in locking in higher rate instruments for longer terms. When deposit funds have become unavailable due to increased competition, the Bank employs Federal Home Loan Bank of Indianapolis ("FHLB") advances to maintain the necessary liquidity to fund lending operations.

The Bank has endeavored to spread its maturities of FHLB advances over a seven year period so that only a limited amount of advances come due each year. This avoids a concentration of maturities in any one year and thus reduces the risk of having to renew all advances when rates may not be favorable.

The Bank applies early withdrawal penalties to protect the maturity and cost structure of its deposits and utilizes longer term fixed-rate borrowings when the cost and availability permit the proceeds of such borrowings to be invested profitably.

As a result of its asset restructuring efforts, the Bank has foregone, and will likely forego in the future, certain opportunities for improving income on a short-term basis in exchange for a reduction in long-term interest rate risk. For instance, the Bank's increased emphasis on the origination of adjustable-rate mortgages may cause it to sacrifice the initially higher rates of interest available to lenders on fixed-rate loans. Similarly, market conditions usually have dictated that financial institutions pay substantially higher interest rates on long-term deposits than on short-term deposits. Also, the Bank has elected to keep its liquidity in excess of regulatory requirements in order to maintain a short-term portfolio better able to react to interest rate volatility.

The following table sets forth the repricing dates of the Company's interest-earning assets and interest-bearing liabilities at June 30, 1996. The interest-sensitivity "gap" is defined as the amount by which liabilities repricing within the respective period exceed assets repricing within such period. The annual prepayment assumptions used in this table range from 20% to 25% for fixed-rate mortgage loans and mortgage-backed securities; 7% to 27% for adjustable-rate mortgage loans; and 0% to 60% for commercial and consumer loans, depending on their maturity and yield. For deposit accounts, it has been assumed that fixed maturity deposits are not withdrawn prior to maturity, and other deposits will suffer attrition at rates shown as follows:

                                          6 Months    6-12        1-3       3-5      Over 5
                                          or Less    Months     Years      Years     Years
                                         --------------------------------------------------
Passbook, Money Market accounts           100.00%      0.00%      0.00%     0.00%      0.00%
Public Fund Money Market accounts          54.18%     24.82%     11.00%     5.24%      4.76%
NOW accounts                               20.61%     16.37%     33.87%     9.06%     20.09%
Non-interest bearing NOW accounts          44.55%     19.47%     17.61%     9.15%      9.22%


The prepayment and attrition rates are selected after considering the current interest rate environment, industry asset and liability price tables developed by the OTS and the Company's historical experience. All other interest-earning assets and interest-bearing liabilities are shown based on their contractual maturity or repricing date.


                                                     Maturity or Repricing as of June 30, 1996
                                   --------------------------------------------------------------------------
                                    6 Months      6-12          1-3          3-5         Over 5
                                    or Less       Months        Years        Years       Years         Total
                                   --------------------------------------------------------------------------
Interest-earning assets:
Loans:
  Adjustable rate                  $ 120,268    $  21,746    $  24,590    $  25,986    $   3,845    $ 196,435
  Fixed rate                          15,293       15,112       36,480       19,111       17,439      103,435
  Commercial real estate              34,983       13,872       20,350        8,135        2,884       80,224
  Non-mortgage                        89,242       16,353       27,494        6,935        5,843      145,867
Securities and other                  16,170        9,834       14,661       10,905       11,726       63,296
--------------------------------------------------------------------------------------------------------------
   Total                             275,956       76,917      123,575       71,072       41,737      58,9257
--------------------------------------------------------------------------------------------------------------
Interest-bearing liabilities:
Fixed maturity deposits              148,033       74,586       75,142       22,260       14,521      334,542
Other deposits                       105,447       12,634       19,467        6,279       11,204      155,031
FHLB Advances                         19,500        6,500       31,400       10,700        2,600       70,700
Other borrowings                       4,987          650         7800           --           --        13437
--------------------------------------------------------------------------------------------------------------
   Total                             277,967       94,370      133,809       39,239       28,325      573,710
--------------------------------------------------------------------------------------------------------------

Interest-earning assets less
 interest-bearing liabilities$        (2,011)   $(17,453)    $ (10,234)   $  31,833    $  13,412
================================================================================================
Cumulative interest-rate
 sensitivity gap                   $  (2,011)   $ (19,464)   $ (29,698)   $   2,135    $  15,547
================================================================================================
Cumulative interest-rate gap
 as a percentage of total assets       -0.32%       -3.09%       -4.71%        0.34%        2.47%
================================================================================================

Interest Rate Spread

The following table sets forth information concerning the Bank's interest-earning assets, interest-bearing liabilities, net interest income, interest-rate spreads and net yield on average interest-earning assets during the periods indicated (including fees which are considered adjustments of yields). Average balance calculations were based on daily and monthly balances.



                                                                       Years Ended June 30,
                               ----------------------------------------------------------------------------------------------------
                                         1996                                 1995                              1994
                               ----------------------------------  -----------------------------  ---------------------------------
                                 Average               Average      Average           Average     Average                 Average
                                 Balance    Interest   Yield/Rate   Balance Interest  Yield/Rate  Balance     Interest   Yield/Rate
                               ----------------------------------------------------------------------------------------------------
Interest-earning assets:
 Mortgage loans                 $404,268    $345,210    8.54%      $390,986  $31,682     8.10%    $365,563    $ 28,229      7.72%
 Commercial loans                 32,044      29,990    9.63%        24,489    2,382     9.73%      18,072       1,565      8.66%
 Consumer loans                   60,224      57,790    9.60%        53,293    5,167     9.70%      41,006       4,121      0.05%
 Securities                       51,332      32,720    6.37%        53,502    3,443     6.44%      65,043       3,900      6.00%
 Interest-bearing deposits        11,786       5,850    4.96%         7,365      339     4.60%       8,546         244      2.86%
-----------------------------------------------------------------------------------------------------------------------------------
Total interest-earning
  assets (1)                    $559,654    $471,560    8.43%      $529,635  $43,013     8.12%    $498,230    $ 38,059      7.64%
-----------------------------------------------------------------------------------------------------------------------------------
Interest-bearing liabilities:
-----------------------------------------------------------------------------------------------------------------------------------
 Deposits -
   Transaction accounts         $148,065    $  3,393    2.29%      $145,420  $ 3,345     2.30%    $134,092    $  3,069      2.29%
   Certificate accounts           322,38     619,103    5.93%       310,212   16,722     5.39%     308,498      14,754      4.78%
 FHLB Advances                    60,188      38,550    6.40%        51,263    3,211     6.26%      35,345       2,334      6.60%
 Other borrowings                 11,625         900    7.74%        11,223    1,011     9.01%      12,540       1,166      9.30%
-----------------------------------------------------------------------------------------------------------------------------------
Total interest-bearing
  liabilities                   $542,264    $ 27,251    5.03%      $518,118  $24,289     4.69%    $490,475    $ 21,323      4.35%
-----------------------------------------------------------------------------------------------------------------------------------

Net interest income                         $ 19,905                        $ 18,724                          $ 16,736
-----------------------------------------------------------------------------------------------------------------------------------
Net interest rate spread                                3.40                             3.43%                              3.29%
-----------------------------------------------------------------------------------------------------------------------------------
Net earning assets              $ 17,390                           $ 11,517                                   $  7,755
-----------------------------------------------------------------------------------------------------------------------------------
Net interest margin (2)                                 3.56%                            3.54%                               3.36%
Average interest-earning
 assets to average interest-
 bearing liabilities              103.21%                            102.22%                        101.58%
====================================================================================================================================

(1) Average balances are net of non-performing loans, and interest income includes loan fee amortization of $217,000, $100,000 and $296,000 for the years ended June 30, 1996, 1995 and 1994, respectively.

(2) Net interest income divided by the average balance of interest-earning assets.


Rate/Volume Analysis
The following table sets forth the changes in the Bank's interest income and interest expense resulting from changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities. Changes not solely attributable to volume or rate changes have been allocated in proportion to the changes due to volume or rate.



                                                                 Years Ended June 30,
                                        ------------------------------------------------------------------
                                              1996 vs. 1995                          1995 vs. 1994
                                             Increase/Decrease                     Increase/Decrease
                                        -----------------------------         ----------------------------
                                         Due to    Due to       Total          Due to   Due to      Total
                                         Rate       Volume     Change           Rate    Volume      Change
                                        ------------------------------------------------------------------
Interest income on
interest-earning assets:
 Mortgage loans                          1,740      1,099      2,839            1,439     2,020      3,453
 Commercial loans                          (86)       703        617              211       606        817
 Consumer loans                            (52)       664        612             (139)    1,185      1,046
Securities                                 (33)      (138)      (171)             322      (779)      (457)
 Interest-bearing deposits                  29        217        246              123       (28)        95
-----------------------------------------------------------------------------------------------------------
         Total                           1,598      2,545      4,143            1,950     3,004      4,954
-----------------------------------------------------------------------------------------------------------
Interest expense on
interest-bearing liabilities:
     Deposits - Transaction accounts        (13)       61         48               15       261        276
     Certificate accounts                1,706        675      2,381            1,886        82      1,968
 FHLB Advances                              73        571        644             (113)      990        877
 Other borrowings                         (149)        38       (111)             (35)     (155)
-----------------------------------------------------------------------------------------------------------
         Total                           1,617      1,345      2,962            1,753     1,213      2,966
-----------------------------------------------------------------------------------------------------------
Net change in net interest income      $   (19)   $ 1,200    $ 1,181          $   197   $ 1,791    $ 1,988
===========================================================================================================

RESULTS OF OPERATIONS

Comparison of Year Ended June 30, 1996 and Year Ended June 30, 1995:
General The Company reported net income of $7.4 million for the year ended June 30, 1996, compared to $6.5 million for the year ended June 30, 1995, an increase of $816,000, or 12.5%. The increase was due to a $2.7 million increase in non-interest income and a $229,000 increase in net interest income after loan loss provision which was partially offset by a $948,000 increase in non-interest expense and a $1.2 million increase in income taxes.

Net Interest Income Net interest income before provision for loan losses increased $1.2 million, or 6.3% for the year ended June 30, 1996, compared to the prior year. This increase was the result of assets growing $41.5 million, or 7.0%, while interest margins remained comparable to a year ago. This growth, as well as a gain in interest-sensitive assets to liabilities, caused net interest income to increase over the prior year.

Net interest income after provision for loan losses increased by $229,000, or 1.2% over that of the prior year, to $19.3 million even though the loan loss provision in fiscal 1996 was $952,000 higher than the provision in fiscal 1995. The increase in the loan loss provision in 1996 compared to 1995 was primarily attributed to a $721,000 loan loss recovery credited to the 1995 provision. The Company received insurance payments of $821,000 from insurance policies which had been assigned to the Company for loans written off in prior periods and accordingly were treated as loan loss recoveries. After consideration of the insurance proceeds, the Company credited the provision for loan losses for $721,000. The insurance recovery was a one time event that will not recur in future periods. In each period, the provision and allowance for loan losses are based on a analysis of individual credits, prior and current loss experience, overall growth in the portfolio and current economic conditions. The balance of the allowance for loan losses was $3.1 million at June 30, 1996.

Interest Income The Company's total interest income for the year ended June 30, 1996 increased $4.1 million, or 9.6%, as compared to the year ended June 30, 1995. Interest income increased primarily due to growth in commercial real estate loans, second mortgages, home equity loans and commercial loans. This growth was attributed to a relatively strong local economy and increased emphasis on the part of the Company to expand its market share of non-mortgage loan products.

Interest Expense Total interest expense for the year ended June 30, 1996 increased $3.0 million, or 12.2%, as compared to the year ended June 30, 1995.
Increased deposit and borrowing balances as well as higher interest rates accounted for the increase in total interest expense.

Other Income Total other income increased $2.7 million, or 57.2%, for the year ended June 30, 1996 as compared to the year ended June 30, 1995. This increase was due in part to increases in gains on loan sales over the prior fiscal year due to increased loan activity earlier in the current year compared to the prior year. In addition, the increases in gains on security sales were due to restructuring losses taken in fiscal year 1995 and no gains or losses taken in fiscal 1996. Joint venture income, fee income, and miscellaneous other income all showed improvement in fiscal 1996. Included in the miscellaneous other income was a $387,000 interest payment due the Company from The Internal Revenue Service for amended tax returns for prior periods. The after-tax impact of the amended tax returns to net income was $0.06 per share. Fee income increased due to increased activity in the Linsco Private Ledger brokerage area as well as growth in checking account income.

Other Expenses Total other expenses increased $948,000, or 7.0%, for the year ended June 30, 1996 as compared to the year ended June, 30 1995. Compensation and employee benefits increased $1.1 million, or 16.4%, due to normal salary increases as well as higher commission payments due to the improved activity in the loan and brokerage areas. Health insurance costs increased by $190,000 due to higher experience costs. Increases in occupancy and equipment expense and service bureau expense were due to the opening of a new branch in Columbus, Indiana. The data communication system of the Company and its check processing system were replaced with upgraded systems in the third quarter of fiscal year 1995. The higher costs resulted in an increase in occupancy and equipment in the year ended June 30, 1996.

Comparison of Year Ended June 30, 1995 and Year Ended June 30, 1994:

General The Company reported net income of $6.5 million for the year ended June 30, 1995, compared to $7.0 million for the year ended June 30, 1994, a decrease of $454,000, or 6.5%. The decrease was due to a $2.6 million decrease in other income and a $949,000 increase in other expenses which was partially offset by a $2.8 million increase in net interest income after provision for loan losses and a $312,000 decrease in income taxes.

Net  Interest  Income

Net interest income before provision for loan losses increased $2.0 million, or 11.9% for the year ended June 30, 1995, compared to fiscal 1994. This increase was the result of assets growing $43.3 million, or 7.9%, while interest margins remained comparable to fiscal 1994. This growth, as well as a gain in interest sensitive assets to liabilities, caused net interest income to increase over fiscal 1994.

Net interest income after provision for loan losses increased by $2.8 million, or 17.2% over that of fiscal 1994, to $19.0 million. The loan loss provision decreased by $805,000. The Company received insurance payments of $821,000 from insurance policies which had been assigned to the Company for loans written off in prior periods and accordingly were treated as loan loss recoveries. After consideration of the insurance proceeds, the Company credited the provision for loan losses for $721,000. The insurance recovery was a one time event that will not recur in future periods. In each period, the provision and allowance for loan losses are based on an analysis of individual credits, prior and current loss experience, overall growth in the portfolio and current economic conditions. The balance of the allowance for loan losses was $2.8 million at June 30, 1995.

Interest

Income The Company's total interest income for the year ended June 30, 1995 increased $5.0 million, or 13.0%, as compared to the year ended June 30, 1994. Rising rates, reduced refinancing activity and net increases in loans outstanding caused the interest income to increase.

Interest  Expense

Total interest expense for the year ended June 30, 1995 increased $3.0 million, or 13.9%, as compared to the year ended June 30, 1994. Rising rates and increased deposit balances and borrowings accounted for the increase in total interest expense.

Other Income

Total other income decreased $2.6 million, or 35.5%, for the year ended June 30, 1995 as compared to the year ended June 30, 1994. Gain on sale of loans decreased by $1.4 million due to rising rates which greatly reduced loan refinancing activity as well as purchase activity. In addition, fewer borrowers elected to originate fixed rate loans that the Company normally sells to the secondary market, instead opting for lower rate adjustable loans that are normally held in the portfolio.

Gain on sale of securities decreased $1.3 million primarily because the prior period included a profit of $848,000 on the sale of CMO collateral previously held by Fidelity Federal Savings & Loan which was acquired by the Bank in April, 1990. In addition, the Company sold securities in fiscal year 1995 at a loss of $498,000. These securities were CMO's held in the available for sale portfolio of the Company that were not performing in a manner satisfactory to the Company. The proceeds of these sales were reinvested in higher yielding, shorter term securities that more closely meet the interest rate risk objectives of the Company.

Insurance, late charges, and other fees increased $326,000, or 25.9%. The bulk of this increase came from servicing fees of $157,000 on loans sold; $72,000 of credit card income; and $83,000 of brokerage income.

Other Expenses Total other expenses increased $949,000, or 7.6%, for the year ended June 30, 1995 as compared to the year ended June 30, 1994. Compensation and employee benefits increased $310,000, or 4.9%, due to normal salary increases and benefit cost increases.


FINANCIAL CONDITION

The Company's total assets increased $41.5 million to $630.0 million at June 30, 1996, from $588.5 million at June 30, 1995. Cash, interest bearing deposits and securities decreased $1.4 million. Loans held for sale and net loans receivable increased $42.0 million. Mortgage loans increased $32.0 million while non-mortgage loans increased $10.0 million.

The Company's total liabilities increased $35.2 million with deposits increasing $22.5 million, Federal Home Loan Bank advances increasing $10.7 million and senior debt decreasing $1.3 million.

Shareholders' equity increased $6.2 million, primarily due to an increase in retained earnings of $6.4 million. Retained earnings increased $7.4 million from net income and decreased $999,000 as a result of dividends paid to shareholders. Common stock increased $71,000; $63,000 from options exercised and $8,000 from the related tax benefit of non-qualified dispositions of such options. Finally, an increase in unrealized losses on securities classified as available for sale pursuant to SFAS 115 decreased shareholders' equity by $186,000.


ASSET QUALITY

In accordance with the Company's classification of assets policy, management evaluates the loan and investment portfolio each month to identify substandard assets that may contain the potential for loss. In addition, management evaluates the adequacy of its allowance for possible loan losses.

Nonperforming Assets - The following table sets forth information concerning non-performing assets of the Bank. Real estate owned includes property acquired in settlement of foreclosed loans which are carried at the lower of cost or estimated fair value less estimated cost to sell.

                                                 At June 30,
                               ----------------------------------------------
                                 1996      1995     1994      1993      1992
                               ----------------------------------------------
Non-accruing loans:
  Mortgage                     $2,153    $1,904    $1,837    $1,491    $3,040
  Commercial                      307       197       205       326       794
  Consumer                        411       330       188       170       200
-----------------------------------------------------------------------------
       Total                    2,871     2,431     2,230     1,987     4,034
-----------------------------------------------------------------------------
Accruing loans:
  Mortgage                         88        69        77     1,292       755
  Commercial                       --        --        --        --        --
  Consumer                          1        12        38        --        --
-----------------------------------------------------------------------------
       Total                       89        81       115     1,292       755
-----------------------------------------------------------------------------
Troubled debt restructured          1       102       283       597     1,006
Total non-performing loans      2,961     2,614     2,628     3,876     5,795
Real estate owned                  48        41        98       491       236
-----------------------------------------------------------------------------
Total non-performing assets    $3,009    $2,655    $2,726    $4,367    $6,031
=============================================================================
Non-performing assets to
  total assets                   0.48%     0.45%      0.5%     0.82%     1.19%
=============================================================================
Non-performing loans to
  total loans                    0.56%     0.55%     0.59%     0.96%     1.58%
=============================================================================
Allowance for loan losses to
  non-performing loans         103.38%   107.35%    98.17%    58.23%    36.64%
=============================================================================

In addition, at June 30, 1996, there were $560,000 in current performing loans that were classified as special mention or substandard for which potential weaknesses exist which may result in the future inclusion of such items in the non-performing category.

Allowance for Loan Losses - The following table sets forth an analysis of the allowance for possible loan losses. See Note 1 to the Consolidated Financial Statements for a discussion of the Company's policy for establishing the allowance for loan losses.

                                               Years Ended June 30,
                                ---------------------------------------------
                                 1996      1995      1994      1993      1992
                                ------    ------    ------    ------    -----
Balance at beginning of year    2,806     2,580     2,257     2,123     1,683
Provision for loan losses         638      (314)      491       414     1,046
Loan charge-offs:
  Mortgage                        (10)       (6)      (47)      (82)      (64)
  Commercial                       (9)       --        --       (51)     (176)
  Consumer                       (434)     (369)     (262)     (302)     (490)
--------------------------------------------------------------------------------
    Total charge-offs            (453)     (375)     (309)     (435)     (730)
--------------------------------------------------------------------------------
Recoveries:
  Mortgage                         16         2        15        49        24
  Commercial                        0       822        34        --        --
  Consumer                         54        91        92       106       100
--------------------------------------------------------------------------------
     Total recoveries              70       915       141       155       124
--------------------------------------------------------------------------------
Net loan charge-offs             (383)      540      (168)     (280)     (606)
--------------------------------------------------------------------------------
Balance                         3,061     2,806     2,580     2,257     2,123
--------------------------------------------------------------------------------
Net charge-offs
     to average loans            0.08     (0.12)     0.04      0.07      0.15
--------------------------------------------------------------------------------
Allowance balance
     to total loans              0.58      0.58      0.57      0.55      0.57
--------------------------------------------------------------------------------

Liquidity and Capital Resources

The standard measure of liquidity for the thrift industry is the ratio of cash and eligible investments to a certain percentage of net withdrawable savings and borrowings due within one year. The minimum required level is currently set by OTS regulation at 5%. At June 30, 1996, the Bank's liquidity ratio was 10.05%.

Historically, the Bank has maintained its liquid assets which qualify for purposes of the OTS liquidity regulations above the minimum requirements imposed by such regulations and at a level believed adequate to meet requirements of normal daily activities, repayment of maturing debt and potential deposit outflows. Cash flow projections are regularly reviewed and updated to assure that adequate liquidity is maintained. Cash for these purposes is generated through the sale or maturity of securities and loan prepayments and repayments, and may be generated through increases in deposits or borrowings. Loan payments are a relatively stable source of funds, while deposit flows are influenced significantly by the level of interest rates and general money market conditions.

Borrowings may be used to compensate for reductions in other sources of funds such as deposits. As a member of the FHLB System, the Bank may borrow from the FHLB of Indianapolis. At June 30, 1996, the Bank had $70.7 million in borrowings from the FHLB of Indianapolis. As of that date, the Bank had commitments to fund loan originations and purchases of approximately $27.6 million and commitments to sell loans of $9.8 million. In the opinion of management, the Bank has sufficient cash flow and borrowing capacity to meet current and anticipated funding commitments.

The Bank's liquidity, represented by cash and cash equivalents, is a result of its operating, investing and financing activities. During the year ended June 30, 1996, there was a net decrease of $1.4 million in cash and cash equivalents. The major uses of cash during the year were net loan originations of $152.3 million; purchase of investment and mortgage-backed securities of $14.0 million; repayment of FHLB advances of $17.5 million; and repayment of senior debt of $1.3 million. Partially offsetting these uses of cash, the major sources of cash provided during the year included $107.5 million from selling fixed rate mortgage loans to FNMA and FHLMC; maturities and sales of investment securities of $13.6 million; and proceeds from FHLB advances of $28.2 million.

Impact of Inflation

The consolidated financial statements and related data presented herein have been prepared in accordance with generally accepted accounting principles. These principles require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation. The primary assets and liabilities of thrifts such as the Bank are monetary in nature. As a result, interest rates have a more significant impact on the Bank's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or with the same magnitude as the price of goods and services. In the current interest rate environment, liquidity, maturity structure and quality of the Bank's assets and liabilities are critical to the maintenance of acceptable performance levels.

Recent Accounting Pronouncements

The Financial Accounting Standards Board has issued Statement Nos. 121, 122, 123 and 125 that the Company will be required to adopt in future periods. See Note 1 to the consolidated financial statements for further discussion of these pronouncements.

CONSOLIDATED BALANCE SHEETS
(in thousands except share data)

                                                                                   June 30,
                                                                           ----------------------
                                                                              1996         1995
                                                                           ----------------------
ASSETS:
Cash                                                                       $  19,327    $  19,418
Interest-bearing deposits                                                      6,301        7,590
-------------------------------------------------------------------------------------------------
  Total cash and cash equivalents                                             25,628       27,008
-------------------------------------------------------------------------------------------------
Securities available for sale at fair value (amortized cost $45,075
    and $34,334) (Note 2)                                                     44,651       34,221
Securities held to maturity (fair value $6,753 and $17,179 ) (Note 2)          6,990       17,451
Loans held for sale (fair value $4,666 and $12,949) (Note 4)                   4,623       12,788
Loans receivable, net of allowance for loan losses of $3,061
   and $2,806 (Notes 3, 9)                                                   520,097      469,883
Investments in joint ventures (Note 5)                                         2,855        2,418
Federal Home Loan Bank stock (Note 9)                                          3,798        3,419
Accrued interest receivable, net (Note 6)                                      3,893        3,445
Premises and equipment, net (Note 7)                                           8,090        8,446
Real estate owned                                                                 48           41
Prepaid expenses and other assets                                              2,440        2,658
Cash surrender value of  life insurance                                        5,004        4,766
Goodwill                                                                       1,898        1,999
-------------------------------------------------------------------------------------------------
   TOTAL ASSETS                                                            $ 630,015    $ 588,543
=================================================================================================


LIABILITIES AND SHAREHOLDERS' EQUITY:
Deposits (Note 8)                                                          $ 489,573    $ 467,086
Advances from Federal Home Loan Bank (Note 9)                                 70,700       60,000
Senior debt (Note 10)                                                          9,100       10,400
Other borrowings (Note 10)                                                     4,337        2,500
Advance payments by borrowers for taxes and insurance                            621          733
Accrued expenses and other liabilities                                         4,167        2,545
-------------------------------------------------------------------------------------------------
   Total liabilities                                                         578,498      543,264
-------------------------------------------------------------------------------------------------

Shareholders' equity (Notes 10, 12, 14):
 No par common stock; Authorized:  5,000,000 shares
  Issued and outstanding:                                                      6,819        6,748
     2,226,282 shares at June 30, 1996
     2,216,407 shares at June 30, 1995
 Retained earnings, restricted                                                44,953       38,600
 Unrealized loss on securities available for sale, net of deferred taxes        (255)         (69)
-------------------------------------------------------------------------------------------------
   Total shareholders' equity                                                 51,517       45,279
-------------------------------------------------------------------------------------------------
   TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                              $ 630,015    $ 588,543
=================================================================================================


See notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF INCOME
(in thousands except per share data)

                                                              Years Ended June 30
                                                       -------------------------------
Interest income:                                          1996       1995        1994
                                                       -------------------------------
 Loans receivable (Note 3)                            $  4,299    $ 39,231    $ 33,915
 Securities available for sale and held to maturity      3,272       3,443       3,900
 Other interest income                                     585         339         244
--------------------------------------------------------------------------------------
Total interest income                                   47,156      43,013      38,059
--------------------------------------------------------------------------------------
Interest expense:
 Deposits (Note 8)                                      22,496      20,067      17,823
 Advances from Federal Home Loan Bank (Note 9)           3,855       3,211       2,334
 Borrowings - long term (Note 10)                          900       1,011       1,166
--------------------------------------------------------------------------------------
Total interest expense                                  27,251      24,289      21,323
--------------------------------------------------------------------------------------
Net interest income                                     19,905      18,724      16,736
Provision (credit) for loan losses                         638        (314)        491
--------------------------------------------------------------------------------------
Net interest income after provision for loan losses     19,267      19,038      16,245
--------------------------------------------------------------------------------------
Other income:
 Gain on sale of loans                                    1321         667       2,072
 Gain (loss) on sale of securities                           1        (437)        905
 Income from joint ventures (Note 5)                       530         252         247
 Insurance, late charges, other fees                     1,406         778         620
 Service fees on NOW accounts                            1,635       1,494       1,504
 Net gain (loss) on real estate owned                      (18)        161         111
 Loan servicing income                                     945         805         637
 Miscellaneous                                           1,628       1,018       1,252
--------------------------------------------------------------------------------------
Total other income                                       7,448       4,738       7,348
--------------------------------------------------------------------------------------
Other expenses:
 Compensation and employee benefits (Note 13)            7,662       6,581       6,271
 Occupancy and equipment                                 1,929       1,659       1,497
 Service bureau expense                                    777         694         607
 Federal insurance premium                               1,065       1,029       1,014
 Marketing                                                 498         549         549
 Goodwill amortization                                     101         101         101
 Miscellaneous                                           2,399       2,870       2,495
Total other expenses                                    14,431      13,483      12,534
--------------------------------------------------------------------------------------
Income before income taxes                              12,284      10,293      11,059
Income tax provision (Note 11)                           4,932       3,757       4,069

Net Income                                            $  7,352    $  6,536    $  6,990

Earnings per common and common share
       equivalent                                     $   3.22    $    2.9    $   3.14



See notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
(in thousands except shares outstanding)

                                                                                Unrealized
                                                                                 Loss net       Total
                                       Shares         Common       Retained    of Deferred   Shareholders'
                                     Outstanding      Stock        Earnings       Taxes         Equity
                                     ----------------------------------------------------------------------
Balance at July 1, 1993               1,415,474    $    5,975    $   26,548    $       --    $   32,523

Stock split 3 for 2;
   fractional shares                    712,800            (6)                                        (6)
Stock options exercised                  38,200           198                                        198
Tax benefit related to exercise
    of non-qualified stock options                        145                                        145
Cash dividends ($.30 per share)                                       (648)                         (648)
Net income                                                           6,990                         6,990
Effect of change in accounting for
  securities available for sale            (613)         (613)

Balance at June 30, 1994              2,166,474         6,312        32,890           (613)       38,589

Stock options exercised                  49,933           360                                        360
Tax benefit related to exercise
    of non-qualified stock options                         76                                         76
Cash dividends ($.38 per share)                                        (826)                        (826)
Net income                                6,536         6,536
Change in unrealized loss on
  securities available for sale                                                        544           544

Balance at June 30, 1995                2216407         6,748         3,600            (69)       45,279

Stock options exercised                                               9,875             63            63
Tax benefit related to exercise
    of non-qualified stock options                                        8                            8
Cash dividends ($.45 per share)            (999)         (999)
Net income                                                                           7,352         7,352
Change in unrealized loss on
  securities available for sale                                                       (186)         (186)

Balance at June 30, 1996              2,226,282    $    6,819    $    44,953    $     (255)   $   51,517
========================================================================================================


See notes to consolidated financial statements

 CONSOLIDATED STATEMENTS OF CASH FLOWS
 (in thousands)
                                                                      Years Ended June 30,
                                                             -----------------------------------
                                                                 1996         1995        1994
                                                             -----------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                                   $   7,352    $   6,536    $   6,990
Adjustments to reconcile net income to net cash
   provided by (used in) operating activities:
   Accretion of discounts, amortization and depreciation         1,234        1,044          773
   Provision (credit) for loan losses                              638         (314)         491
   Net gain from sale of loans                                  (1,321)        (667)      (2,072)
   Net (gain) loss from sale of securities                          (1)         437         (905
   Net gain from joint ventures; real estate owned                (504)        (396)        (353
   Net loan fees deferred (recognized)                            (106)        (149)          30
   Proceeds from sale of loans held for sale                   107,500       57,155      111,656
   Origination of loans held for sale                          (98,014)     (67,219)    (103,067)
   Decrease  in accrued interest and other assets                6,339        1,058        1,290
   Increase (decrease) in other liabilities                      1,510          206         (255)
------------------------------------------------------------------------------------------------
Net cash provided by (used in) operating activities             24,627       (2,309)      14,578
------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
Net principal disbursed on loans                               (54,248)     (26,948)     (46,336)
Proceeds from:
   Maturities/Repayments of:
       Securities held to maturity                               3,580        2,761       13,765
       Securities available for sale                             4,513        3,193       17,068
   Sales of:
       Securities available for sale                             5,507        9,932       18,021
       Real estate owned and other asset sales                     436          962        1,328
       Federal Home Loan Bank stock                                 --           --          879
Purchases of:
   Loans                                                        (3,365)          --         (894)
   Securities available for sale                               (13,955)      (7,970)     (20,003)
   Securities held to maturity                                      --       (2,985)      (1,000)
   Federal Home Loan Bank stock                                   (379)        (301)          --
Increase in cash surrender value of life insurance                (238)        (170)        (267)
Acquisition of property and equipment, net                        (654)      (2,329)      (1,163)
------------------------------------------------------------------------------------------------
Net cash used in investing activities                          (58,803)     (23,855)     (18,602)
------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
Increase in deposits, net                                       22,487       21,099          509
Proceeds from advances from Federal Home Loan Bank              28,200       63,500       24,400
Repayment of advances from Federal Home Loan Bank              (17,500)     (47,500)     (18,500)
Repayment of senior debt                                        (1,300)      (1,300)      (1,300)
Net proceeds from (repayment of) overnight borrowings            1,837          782          (82)
Common stock options exercised                                      71          436          337
Payment of dividends on common stock                              (999)        (826)        (648
------------------------------------------------------------------------------------------------
Net cash provided by financing activities                       32,796       36,191         4716
------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents            (1,380)      10,027          692
Cash and cash equivalents, beginning of year                    27,008       16,981        16289
------------------------------------------------------------------------------------------------
Cash and cash equivalents, end of year                       $  25,628    $  27,008    $  16,981
================================================================================================
Supplemental information:
Cash paid for interest                                       $  27,050    $  24,197    $  21,237
Cash paid for income taxes                                   $   4,450    $   3,394    $   3,341
Assets acquired through foreclosure                          $     133    $      44    $     424
Reclassification of securities available and held for sale          $-           $-    $  41,735

      Noncash activities occurred consisting of the reclassification of $6,939 from the held to maturity securities portfolio to the available for sale securities portfolio in 1996.

      See notes to consolidated financial statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting policies of Home Federal Bancorp (the "Company"), conform to generally accepted accounting principles and prevailing practices within the banking and thrift industry. A summary of the more significant accounting policies follows: Basis of Presentation - The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Home
Federal Savings Bank (the "Bank") and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated.

Description of Business - The Company is a unitary savings and loan holding company. The Bank provides financial services to south-central Indiana through its main office in Seymour, 14 other full service branches and one loan production office.

Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. Estimates most susceptible to change in the near term include the allowance for loan losses and the fair value of securities.

Cash and Cash Equivalents - All highly liquid investments with an original maturity of three months or less are considered to be cash equivalents.

Securities - Statement of Financial Accounting Standards No. 115 ("SFAS 115"), "Accounting for Certain Investments in Debt and Equity Securities," requires securities to be classified as held to maturity, available for sale or trading. Only those securities classified as held to maturity are reported at amortized cost, with those available for sale and trading reported at fair value with unrealized gains and losses included in shareholders' equity or income, respectively. The Company adopted this statement effective July 1, 1993. Gain or loss on sale of securities is based on the specific identification method.

In November 1995, the Financial Accounting Standards Board allowed a one time reclassification of all securities. In December 1995, the Company reclassified $6,919,000 held to maturity securities to available for sale securities.

Loans Held for Sale - Loans held for sale consist of fixed rate mortgage loans conforming to established guidelines and held for sale to the secondary market. Mortgage loans held for sale are carried at the lower of cost or fair value determined on an aggregate basis. Gains and losses on the sale of these mortgage loans are included in other income.

Loans - Interest on real estate, commercial and installment loans is accrued over the term of the loans on a level yield basis. The recognition of interest income is discontinued when, in management's judgement, the interest will not be collectible in the normal course of business.

The Company adopted Statement of Financial Accounting Standards No.114 and 118 ("SFAS 114 and 118"), "Accounting by Creditors for Impairment of a Loan and Income Recognition and Disclosures," as amended, effective July 1, 1995. These statements require that impaired loans be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or the fair value of the underlying collateral, and specifies alternative methods for recognizing interest income on loans that are impaired or for which there are credit concerns. For purposes of applying this standard, impaired loans have been identified as all nonaccrual loans that have not been collectively evaluated for impairment. The adoption of SFAS 114 and 118 did not have any effect on the total reserve for credit losses or related provision.

Loan Origination Fees - Nonrefundable origination fees, net of certain direct origination costs, are deferred and recognized as a yield adjustment over the life of the underlying loan. Any unamortized fees on loans sold are credited to gain on sale of loans at time of sale.

Unearned Discounts - Unearned discounts on mobile home loans are amortized over the terms of the loans. Amortization is computed by methods which approximate the interest method.

Uncollected Interest - An allowance for the loss of uncollected interest is provided on loans which are more than 90 days past due. The allowance is established by a charge to interest income equal to all interest previously accrued, and income is subsequently recognized only to the extent that cash payments are received until, in management's judgment, the borrower's ability to make periodic interest and principal payments returns to normal, in which case the loan is returned to accrual status.

Provision for Losses - A provision for estimated losses on loans and real estate owned is charged to operations based upon management's evaluation of the potential losses. Such an evaluation, which includes a review of all loans for which full collectibility may not be reasonably assured, considers, among other matters, the estimated net realizable value of the underlying collateral, as applicable, economic conditions, historical loan loss experience and other factors that are particularly susceptible to changes that could result in a material adjustment in the near term. While management endeavors to use the best information available in making its evaluations, future allowance adjustments may be necessary if economic conditions change substantially from the assumptions used in making the evaluations.

Real Estate Owned - Real estate owned represents real estate acquired through foreclosure, deed in lieu of foreclosure and is recorded at the lower of cost or fair market value less estimated cost to sell. When property is acquired, it is recorded at the lower of cost or estimated fair value at the date of acquisition, with any resulting write-down charged against the allowance for loan losses. Any subsequent deterioration of the property is charged directly to real estate owned expense. Costs relating to the development and improvement of real estate owned are capitalized, whereas costs relating to holding and maintaining the property are charged to expense.

Premises and Equipment - Premises and equipment are carried at cost less accumulated depreciation. Depreciation is computed on the straight-line method over estimated useful lives that range from three to thirty-two years.

Derivatives - The Company has only limited involvement with derivative financial instruments and does not use them for trading purposes. The Company entered into an interest rate swap agreement as a means of managing the interest rate exposure of its senior debt obligation. The interest rate swap is accounted for under the accrual method. Under this method, the differential to be paid or received on the interest rate swap agreement is recognized over the life of the agreement in interest expense. Changes in market value of interest rate swaps accounted for under the accrual method are not reflected in the accompanying financial statements. Realized gains and losses on terminated interest rate swaps are deferred as an adjustment to the carrying amount of the designated instruments and amortized over the remaining original life of the agreements. If the designated instruments are disposed of, the fair value of the interest rate swap or unamortized deferred gains or losses are included in the determination of the gain or loss on the disposition of such instruments. To qualify for such accounting, the interest rate swap is designated to the senior debt obligation and alters its interest rate characteristics.

Goodwill - The excess of cost over the fair value of assets acquired in connection with the purchase of another savings institution is being amortized using the straight line method over 25 years. Amortization expense for fiscal years 1996, 1995 and 1994 was $101,000 per year.

Income Taxes - The Company and its wholly-owned subsidiary file consolidated income tax returns. Deferred income tax assets and liabilities reflect the impact of temporary differences between amounts of assets and liabilities for financial reporting purposes and basis of such assets and liabilities as measured by tax laws and regulations.

Earnings per Common Share - Earnings per share of common stock is based on the weighted average number of common shares and common share equivalents outstanding during the year. The adjusted weighted average number of common shares and common share equivalents outstanding was 2,279,939 for 1996, 2,252,663 for 1995, and 2,228,282 for 1994.

Changes in Presentation - Certain amounts and items appearing in the fiscal 1995 and 1994 financial statements have been reclassified to conform with the fiscal 1996 presentation.

New Accounting Pronouncements - Statement of Financial Accounting Standards No. 121 ("SFAS 121"), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," is effective for fiscal years beginning after December 15, 1995. This statement establishes accounting standards for the impairment of long-lived assets, certain liabilities, certain intangibles and goodwill. Management does not believe the adoption of this statement will have a material effect on the financial position or results of operations of the Company.

Statement of Financial Accounting Standards No. 122 ("SFAS 122"), "Accounting for Mortgage Servicing Rights - an Amendment of FASB Statement No. 65," is effective for fiscal years beginning after December 15, 1995. This statement specifies conditions under which mortgage servicing rights should be accounted for separately from the underlying mortgage loans. Management has not yet quantified the effect of this new standard on the consolidated financial statements.

Statement of Financial Accounting Standards No. 123 ("SFAS 123"), "Accounting for Stock-Based Compensation," was issued in October 1995 and is effective for fiscal years beginning after December 15, 1995. Companies can either elect the new method of accounting or disclose in a note to the financial statements the pro forma effect of adopting the standard. The Company has not yet determined if it will elect to change to the fair value method, nor has it determined the effect the new standard will have on net income and earnings per share should it elect to make such a change. Adoption of the new standard will have no effect on the Company's cash flows.

Statement of Financial Accounting Standards No. 125 ("SFAS 125"), "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," was issued in June 1996 and provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. SFAS 125 applies to transactions occurring after December 31, 1996. Management has not yet quantified the effect of this new standard on the consolidated financial statements.

2.  INVESTMENT SECURITIES

Securities are summarized as follows (in thousands):


                                        June 30, 1996                            June 30, 1995
                            -----------------------------------      ------------------------------------
                           Amortized    Gross  Unrealized   Fair      Amortized    Gross Unrealized   Fair
                             Cost       Gains    Losses    Value       Cost       Gains     Losses    Value
Held to maturity:
U.S. Obligations               $--   $    --   $    --   $    --      $ 2,956   $    --   $     6   $ 2,950
Collateralized mortgage
        obligations          6,588        --       225     6,363       13,174         6       285    12,895
Pass-thru certificates         402        --        12       390        1,321        22         9     1,334
-----------------------------------------------------------------------------------------------------------
Total held to maturity     $ 6,990        $-   $   237   $ 6,753      $17,451   $    28   $   300   $17,179
===========================================================================================================
Available for sale:
U.S. Obligations           $15,910   $    29   $   117   $15,822      $14,523   $    62   $    97   $14,488
Collateralized mortgage
        obligations         11,542         8       250    11,300        3,947         4        94     3,857
Pass-thru certificates       9,804        24       143     9,685        8,180        66        39     8,207
Corporate debt               4,043        28         4     4,067        4,110        32        63     4,079
Mutual funds                 3,701         2         1     3,702        3,493        16        --     3,509
Equity securities               75        --        --        75           81        --        --        81
-----------------------------------------------------------------------------------------------------------
Total available for sale   $45,075   $    91   $   515   $44,651      $34,334   $   180   $   293   $34,221
===========================================================================================================



Certain securities, with both amortized cost and fair value of $3.1 million at June 30, 1996, were pledged as collateral for the Bank's treasury, tax and loan account at the Federal Reserve and for certain IRA and KEOGH accounts.

The one time reclassification under SFAS 115 occurred in December 1995 and reclassified securities with amortized cost of $6,919,000 from held to maturity to available for sale. The unrealized gain at the time of the transfer was $20,000.

The amortized costs and fair values of securities at June 30, 1996, by contractual maturity are summarized as follows (in thousands):


                                                     Held to Maturity                     Available for Sale
                                           ----------------------------------     -------------------------------------
                                              Amortized      Fair      Market      Amortized       Fair         Market
                                              Cost          Value      Yield        Cost          Value         Yield

U.S. Obligations:
   Due in one year or less                 $    --        $    --       --        $ 7,002        $ 7,020        6.06
   Due after 1 year though 5 years              --             --       --          7,994          7,885        6.24
   Due after 10 years                           --             --       --            914            917        6.07
Collateralized mortgage obligations          6,588          6,363       6.02       11,542         11,300        6.15
Pass-thru certificates                         402            390       6.09        9,804          9,685        6.64
Corporate debt:
   Due in one year or less                      --             --       --          3,043          3,047        5.92
   Due after 1 year though 5 years              --             --       --          1,000          1,020        7.78
Mutual funds                                    --             --       --          3,701          3,702        0.58
Equity securities                               --             --       --             75             75       --
--------------------------------------------------------------------------------------------------------------------
Total                                      $ 6,990        $ 6,753        6.03     $45,075        $44,651        6.22
====================================================================================================================

Activities related to the sales of securities are summarized as follows (in thousands):

                                       Years Ended June 30,

                                        1996      1995      1994
                                     ----------------------------
Proceeds from sales                  $ 5,507   $ 9,932   $  1,021
Gross gains on sales                 $    1    $   61    $    952
Gross losses on sales                $  -      $  498    $     47

3.  LOANS RECEIVABLE
Loans receivable are summarized as follows (in thousands):

                                                    June 30,
                                           ----------------------
                                             1996           1995
                                           ----------------------
First mortgage loans:
     Residential single family             $ 278,118    $ 268,509
     Commercial and multi-family              73,853       63,215
     Property under construction              40,407       23,982
     Unimproved land                           3,252        2,554
Home equity                                   28,073       23,222
Second mortgage                               22,299       17,314
Commercial                                    40,609       28,881
Mobile home                                   18,833       20,258
Automobile                                    20,883       21,506
Consumer                                      11,952       11,392
Savings account                                4,199        4,407
                                           ---------    ---------
     Gross loans receivable                  542,478      485,240

Allowance for loan losses                     (3,061)      (2,806)
Deferred loan fees                              (963)      (1,069)
Undisbursed loan proceeds                    (18,249)     (11,291)
Unearned interest and unearned discounts         (19)         (53)
Purchase discount                                (89)        (138)
                                           ---------    ---------

Loans receivable, net                      $ 520,097    $ 469,883
                                           =========    =========

The Bank originates both adjustable and fixed rate loans. The adjustable rate loans have interest rate adjustment limitations and are generally indexed to the one year Treasury constant maturity rate. Future market factors may affect the correlation of the interest rates the Bank pays on the short-term deposits that have been primarily utilized to fund these loans. The principal balance of loans in nonaccrual status totaled approximately $2.9 million and $2.5 million at June 30, 1996 and 1995, respectively. The Bank would have recorded interest income of $274,000 in 1996 and $189,000 in 1995 if loans in non-accrual status had been current in accordance with their original terms. Actual interest received was $155,000 and $237,000 for fiscal years ending 1996 and 1995, respectively.

The Bank agreed to modify the terms of certain loans to customers who were experiencing financial difficulties. Modifications included forgiveness of interest, reduced interest rates and/or extensions of the loan term. The principal balance at June 30, 1996 and 1995 on these restructured loans totaled $1,000 and $102,000, respectively.

The Bank's primary lending area is south-central Indiana. Virtually all of the Bank's loans originated and purchased are to borrowers located within the state of Indiana. The Bank originates and purchases commercial real estate loans, which totaled $73.9 million and $63.2 million at June 30, 1996 and 1995, respectively. These loans are considered by management to be of somewhat greater risk of uncollectibility due to the dependency on income production or future development of the real estate. Of the commercial real estate loans, $20.4 million and $20.0 million are collateralized by multi-family residential property at June 30, 1996 and 1995, respectively.

As a federally-chartered savings bank, aggregate commercial real estate loans may not exceed 400% of capital as determined under the capital standards provisions of FIRREA. This limitation was approximately $207.4 million and $193.0 million at June 30, 1996 and 1995, respectively. Also, under FIRREA, the loans-to-one-borrower limitation is generally 15% of unimpaired capital and surplus which, for the Bank, was approximately $7.8 million and $7.2 million at June 30, 1996 and 1995, respectively. As of June 30, 1996 and 1995, the Bank was in compliance with these limitations.

Aggregate loans to officers and directors included above were $5.4 million and $3.4 million as of June 30, 1996 and 1995, respectively. Such loans are made in the ordinary course of business and are made on substantially the same terms as those prevailing at the time for comparable transactions with other borrowers. For the year ended June 30, 1996, loans of $3.1 million were disbursed to officers and directors and repayments of $1.1 million were received from officers and directors.

An analysis of the allowance for loan losses is as follows (in thousands):

                                          Years Ended June 30,
                                    ------------------------------
                                       1996       1995       1994
------------------------------------------------------------------
Beginning balance                    $ 2,806    $ 2,580    $ 2,257
Provision (credit) for loan losses       638       (314)       491
Charge-offs                             (453)      (375)      (309)
Recoveries                                70        915        141
------------------------------------------------------------------
Ending balance                       $ 3,061    $ 2,806    $ 2,580
===================================================================

The recorded investment in loans considered impaired at June 30, 1996 was $307,000 of which $100,000 related to loans with a specific valuation reserve of $100,000 and $207,000 related to loans with no valuation reserve. For the year ended June 30, 1996, the average recorded investment in impaired loans was approximately $286,000.

4.  MORTGAGE BANKING ACTIVITIES

The Bank originates mortgage loans for portfolio investment or sale in the secondary market. During the period of origination, mortgage loans are designated as held either for sale or investment purposes. Mortgage loans held for sale are carried at the lower of cost or fair value, determined on an aggregate basis.

At June 30, 1996, 1995 and 1994, the Bank was servicing loans for others amounting to $266.8 million, $224.7 million and $196.5 million, respectively. Servicing loans for others generally consists of collecting mortgage payments, maintaining escrow accounts, disbursing payments to investors and foreclosure processing. Loan servicing income includes servicing fees from investors and certain charges collected from borrowers, such as late payment fees.

The Bank is obligated to repurchase certain loans sold to and serviced for others which become delinquent as defined by the various agreements. At June 30, 1996 and 1995, these obligations were limited to approximately $559,000 and $958,000, respectively.

5.  INVESTMENTS IN JOINT VENTURES

The Bank has invested in joint ventures through its subsidiary, Home Savings Corporation ("HSC"). The investments, including loans, are accounted for by the equity method. The Bank's interest in these investments is as follows (in thousands):
                         Equity         June 30,
                        Interest    1996     1995
                                  ------   ------
Family Financial Life       19%   $  605   $  605
Heritage Woods              33%      132      132
Home-Breeden                50%    1,990    1,224
Coventry Associates         65%       25      156
Admiral's Woods             50%      103      301
-------------------------------------------------
Total investment                  $2,855   $2,418
=================================================

Summarized condensed unaudited financial statements for these joint ventures are as follows (in thousands):
                                   June 30,
                            -------------------
                               1996       1995
                            -------------------
Balance Sheets:
Cash                          $  552   $  358
Investments                    3,384    3,413
Property and equipment, net      782      819
Inventory of developed lots    2,603    1,864
Other assets                     948      816
                              ---------------
  Total assets                $8,269   $7,270
                              ===============


Notes payable                 $2,183   $1,843
Insurance liabilities          1,453    1,332
Other liabilities                141      235
                              ---------------
  Total liabilities            3,777    3,410
                              ---------------
Shareholders' equity           4,492    3,860
                              ---------------
Total liabilities and

    shareholders' equity      $8,269   $7,270
                              ===============

The notes payable include $1,747,000 and $1,444,000 due to HSC and $145,000 and $146,000 due to the Bank at June 30, 1996 and 1995, respectively. At June 30, 1996, open commitments to these joint ventures included letters of credit totaling $1,131,000.


                                         Years Ended June 30,
                               -------------------------------------------
                                     1996            1995            1994
                               -------------------------------------------
Income Statements:
  Income:
    Insurance premiums
      and commissions            $3,569             $3,372           $3,477
     Investment income

    Net lot sales                   989                127              238
    Other income                    107                106               94
---------------------------------------------------------------------------
     Total income                 4,937              3,878            4,088
---------------------------------------------------------------------------
   Expenses:
   Commissions                    1,807              1,732            1,876
Insurance benefits                  613                563              658
---------------------------------------------------------------------------
  Interest expense                   52                 55               63
---------------------------------------------------------------------------
 Other expense                    1,612              1,340            1,209
 ---------------------------------------------------------------------------
    Total expense                 4,084              3,690            3,806
---------------------------------------------------------------------------
        Net income               $  853             $  188           $  282
===========================================================================


6.  ACCRUED INTEREST RECEIVABLE
Accrued interest receivable consists of the following (in  thousands):

                                                       June 30
                                        ----------------------------------------
                                              1996                1995
                                        ----------------------------------------

Loans, less reserve of $202 and $193         $3,497               $3,016
Securities                                      393                  412
Interest-bearing deposits                         3                   17
--------------------------------------------------------------------------------
Total accrued interest receivable            $3,893               $3,445
================================================================================


7.  PREMISES AND EQUIPMENT
       Premises and equipment consists of the following (in thousands)

                                    June 30,
                             --------------------
                               1996        1995
                             --------    --------

Land                         $  1,386    $  1,386
Buildings and improvements      7,861       7,736
Furniture and equipment         5,559       5,095
                             --------    --------
       Total                   14,806      14,217
                                         ========
Accumulated depreciat          (6,716)     (5,771)
                                         --------
Total premises and eq$          8,090    $  8,446
                                         ========

Depreciation expense included in operations for the years ended June 30, 1996, 1995 and 1994 totaled $1,010,000, $813,000 and $695,000, respectively.

8. DEPOSITS
Deposits are summarized as follows (in thousands):

                                                         June 30,
                                               1996                1995
                                     ----------------------- -------------------
                                                    Weighted          Weighted
                                                    Average            Average
                                       Amount       Rate     Amount    Rate
--------------------------------------------------------------------------------
Non-interest bearing                  $ 21,978               $19,182
NOW accounts                            48,878      2.09%     48,028    2.20%
Passbook savings                        58,988      3.00%     55,997    3.00%
Money market savings                    25,188      3.05%     22,866    3.25%
--------------------------------------------------------------------------------
     Total transaction accounts        155,032      2.30%    146,073    2.38%
--------------------------------------------------------------------------------
Certificates of deposit:
  Less than one year                    83,830      5.32%     59,540    5.51%
  12-23 months                          94,482      5.81%    107,785    5.95%
  24-35 months                          71,232      5.99%     64,630    5.68%
  36-59 months                          26,908      5.54%     27,620    5.44%
  60-120 months                         58,089      6.24%     61,438    6.73%
--------------------------------------------------------------------------------
     Total certificate accounts        334,541      5.78%    321,013    5.92%
--------------------------------------------------------------------------------
Total deposits                        $489,573      4.68%$   467,086    4.81%
================================================================================


At June 30, 1996, certificates of deposit in amounts of $100,000 or more totaled $58 million.

A summary of certificate accounts by scheduled maturities at June 30, 1996 is as follows (in thousands):


                     1997        1998        1999         2000        2001       Thereafter     Total
----------------------------------------------------------------------------------------------------------
3.00% or less  $       580           --  $        --  $        --  $        --  $        --  $        580
3.01% - 5.00%       36,777          252            2           --           --           --        37,031
5.01% - 7.00%      181,497       56,405       14,888       11,962        9,372       14,895       289,019
7.01% - 9.00%        3,793        2,281        1,284          527           10           16         7,911
               -------------------------------------------------------------------------------------------
               $   222,647  $    58,938  $    16,174  $    12,489  $     9,382  $    14,911  $    334,541
               ============ ============ ============ ===========  ============ ===========  =============

A summary of interest expense for the past three fiscal years is as follows (in thousands):
                                Years Ended June 30,
                             1996      1995      1994
                          ---------------------------
NOW accounts              $ 1,004   $ 1,104   $   931
Passbook savings            1,657     1,654     1,425
Money market savings          729       587       713
Certificates of deposit    19,106    16,722    14,754
------------------------------------------------------
Total interest expense    $22,496   $20,067   $17,823
=====================================================

9.  FEDERAL HOME LOAN BANK ADVANCES

The Bank may receive advances from the FHLB up to $159.9 million at June 30, 1996, which represents 50% of the Bank's eligible assets. The Bank has pledged qualifying mortgage loans and Federal Home Loan Bank stock as collateral on the following advances from the Federal Home Loan Bank (in thousands):

                            June 30, 1996        June 30, 1995
                     --------------------------------------------
                                  Weighted              Weighted
   Fiscal Year                    Average               Average
     Maturity         Amount       Rate     Amount       Rate
    1996              $    --              $15,500       6.84%
    1997               26,000      6.15%     9,000       6.53%
    1998               16,900      6.30%    13,300       6.42%
    1999               14,500      6.67%    12,500       6.46%
    2000                3,300      5.95%     2,300       5.83%
    2001                7,400      5.55%     7,400       5.57%
       Thereafter       2,600      6.00%        --
                     --------------------------------------------
Total FHLB advances   $70,700      6.22%   $60,000       6.43%
                      ===========================================
10.  OTHER BORROWINGS

Senior Debt On June 30, 1993, the Company borrowed $13 million from LaSalle National Bank. The note bears interest at a variable rate of prime plus .75% (9.00% at June 30, 1996). Of the net proceeds, the Company injected $10 million to the Bank's Tier 1 capital. The note is collateralized by the outstanding common shares of the Bank and its subsidiaries. Under the terms of the agreement, the Company is bound by certain restrictive debt covenants relating to earnings, net worth and various financial ratios. As of June 30, 1996, the Company was in compliance with the debt covenants. Maturities of senior debt based on minimum scheduled payments as of June 30, 1996 are: 1997 - $1,300; 1998
- $7,800.

Effective July 1, 1993, the Company entered into an interest rate swap agreement with LaSalle National Bank to make fixed rate payments at 7.24% and to receive variable rate payments at the LaSalle National Bank prime rate (8.25% at June 30, 1996) on a notional amount of $13 million with quarterly amortization of $325,000. The maturity date of the swap agreement is October 1, 1997 which coincides with the due date of related senior debt. The interest rate swap agreement is accounted for on a settlement basis. The Company is exposed to credit loss in the event of nonperformance by LaSalle National Bank for the net interest rate differential when floating rates exceed the fixed maximum rate. However, the Company does not anticipate nonperformance by the counterparty.

Other Borrowings In addition to the other borrowings scheduled below (in thousands), the Bank also has a $5 million overdraft line of credit with the Federal Home Loan Bank, none of which was used as of June 30, 1996 or 1995.

                                          June 30,
                                       1996     1995
Official check overnight remittance   $4,280   $2,476
Wrap mortgage liability                   --       12
FHLB overnight remittance                 57       12
                                      ------   ------
Total other borrowings                $4,337   $2,500
                                      ======   ======

11.  INCOME TAXES
An analysis of the income tax provision is as follows (in thousands):



                                              Years Ended June 30,
                              1996                   1995                1994
                          ---------------------------------------------------
Current:
    Federal               $   3,256              $   2,400           $   3,376
    State                     1,063                    648                 904
Deferred                        613                    709                (211)
                          ----------------------------------------------------
   Income tax provision   $   4,932              $   3,757           $   4,069
                          =====================================================

The difference between the financial statement provision and amounts computed by using the statutory rate of 34% is reconciled as follows (in thousands):



                                                            Years Ended June 30,
                                                     ------------------------------
                                                        1996       1995       1994
                                                     ------------------------------
Income tax provision at federal statutory rate       $ 4,177    $ 3,500    $ 3,760
State tax, net of federal tax benefit                    701        582        597
Increase in cash surrender value of life insurance       (81)       (58)       (91)
Other                                                    135       (267)      (197)
                                                                           -------
Income tax provision                                 $ 4,932    $ 3,757    $ 4,069
==================================================================================


The Company is allowed to deduct an addition to a reserve for bad debts in determining taxable income. This addition differs from the provision for loan losses for financial reporting purposes. No deferred taxes have been provided on the income tax bad debt reserves prior to 1988, which total $6 million. This tax reserve for bad debts is included in taxable income of later years only if the bad debt reserves are subsequently used for purposes other than to absorb bad debt losses. Because the Company does not intend to use the reserves for purposes other than to absorb losses, deferred income taxes of $2.4 million were not provided. Pursuant to SFAS 109, the Company has recognized the deferred tax consequences of differences between the financial statement and income tax treatment of allowances for loan losses arising after June 30, 1987.

On August 20, 1996, the "Small Business Job Protection Act of 1996" was passed into law. One provision of this act repeals the special bad debt reserve method for thrift institutions currently provided for in Section 593 of the IRC. The provision requires thrifts to recapture any reserves accumulated after 1987 but forgives taxes owed on reserves accumulated prior to 1988. Thrift institutions will be given six years to account for the recaptured excess reserves, beginning with the first taxable year after 1995, and will be permitted to delay the timing of this recapture for one or two years subject to whether they meet certain residential loan test requirements. Management does not believe that this legislation will have a material adverse effect on the Company's consolidated financial position.

The Company's deferred income tax assets and liabilities are as follows (in thousands):

                                                                     June 30,
                                                               1996             1995
                                                          --------------------------
 Deferred tax assets:
 Bad debt reserves                                        $         195    $          510
 Unrealized losses on securities available for sale                 170                46
 Deferred compensation                                              556               443
 Deferred fees                                                      106               233
 Other                                                              123               116
                                                          -------------------------------
     Total deferred tax assets                                    1,150             1,348
                                                          -------------------------------
 Deferred tax liabilities:
 Difference in basis of fixed assets                                639               196
 FHLB dividend                                                      207               207
 Other                                                              196               224
                                                          -------------------------------
     Total deferred tax liabilities                               1,042               627
                                                          -------------------------------
 Net deferred tax asset                                   $         108    $          721
                                                          ===============================


12.  REGULATORY MATTERS

Effective December 7, 1989, the Office of Thrift Supervision ("OTS") set forth capital standards applicable to all thrifts. These standards include a core capital requirement, a tangible capital requirement and a risk-based capital requirement. The Bank exceeds all of the requirements at June 30, 1996. The Bank's capital (in thousands) and capital ratios are as follows:


                                                                                  June 30,
                                               -------------------------------------------------------------------------------
                                                                        1996                                  1995
                                                            ------------------------------   ---------------------------------
                                               Required                Capital as                         Capital
                                                Capital       Actual     a % of   Required    Actual      a % of       Required
                                                 Ratio       Capital(1) Assets(1)  Capital  Capital(1)    Assets(1)     Capital
                                               -------------------------------------------------------------------------------
Total consolidated shareholders' equity                     $ 51,517                         $ 45,279
Holding company capital infusion                               4,299                            5,978
-------------------------------------------------------------------------------------------------------------------------------
Total Bank consolidated capital                               55,816                           51,257
Adjustments for tangible, core
    and risk-based capital:
  Goodwill                                                    (1,898)                          (1,999)
  Investments in non-includable subsidiaries                  (1,791)                          (1,051)
  Purchased mortgage loan servicing rights                       (13)                             (16)
  Unrealized loss on available-
    for-sale securities                                         (255)                              68
-------------------------------------------------------------------------------------------------------------------------------
Total Bank tangible capital                        1.50%      51,859        8.28%$  9,396      48,259       8.25%      $  8,774
-------------------------------------------------------------------------------------------------------------------------------
Total Bank core capital                            3.00%      51,859        8.28%  18,791      48,259       8.25%        17,548
-------------------------------------------------------------------------------------------------------------------------------
General loan loss allowances                      2,916        2,660
Assets required to be deducted                     (262)        (286)
-------------------------------------------------------------------------------------------------------------------------------
Total Bank risk-based capital                      8.00%    $ 54,513       12.35%$ 35,320    $ 50,633      12.91%      $ 35,320
================================================================================================================================

(1) Tangible and core capital are computed as a percentage of adjusted total assets of $626.4 million and $584.9 million, at June 30, 1996 and 1995, respectively. Risk-based capital is computed as a percentage of adjusted risk-weighted assets of $441.5 million and $392.3 million at June 30, 1996 and 1995, respectively.

The various federal banking agencies adopted the final Prompt Corrective Action regulations that are required by the Federal Deposit Insurance Company Improvement Act of 1991 ("FDICIA"). Such regulations require specific supervisory actions as capital levels decrease. As of June 30, 1996, the most recent notification from the OTS categorized the Bank as well-capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the institution's category. The specifications of the capital categories are shown below (in thousands):


                                                          Total        Tier 1      Tier 1
                                                      Risk-Based   Risk-Based      Leverage
                                                          Ratio       Ratio (1)    Ratio
                                                       ------------------------------------
Capital Category:
     Well capitalized                                        10%         6%         5%
     Adequately capitalized                                   8%         4%         4%
     Under capitalized                                        8%         4%         4%
     Significantly under capitalized                          6%         3%         3%
     Critically under capitalized                           n/a        n/a        n/a

Bank capital as of June 30, 1996                        $54,513    $51,859    $51,859
Bank capital as of June 30, 1995                        $50,633    $48,259    $48,259

Bank capital as a percentage of risk-weighted assets:
     As of June 30, 1996                                  12.35%     11.75%      8.28%
     As of June 30, 1995                                  12.91%     12.30%      8.25%


(1) The Tier 1 Risk-based ratio is defined as total core capital (Tier 1 capital) divided by risk-weighted assets.

The OTS also has an interest-rate risk component of the risk-based capital requirement, for any institution carrying "abovenormal" interest rate risk. "Above normal" interest rate risk would be determined based on the change in the net market value of the institution's assets, liabilities and off-balance sheet items under specific interest rate scenarios. Interest rate risk determined to be "above normal" would likely require additional risk-based capital. Based on the Bank's risk-based and interest-rate risk profiles and the level of interest rates at June 30, 1996, as well as the Bank's level of risk-based capital, the Bank is not required to maintain additional capital for compliance with the interest-rate risk component.

Dividend Restrictions - The principal source of income and funds for the Company are dividends from the Bank. The Bank is subject to certain restrictions on the amount of dividends that it may declare without prior regulatory approval. At June 30, 1996, approximately $12.2 million of retained earnings were available for dividend declaration without prior regulatory approval.

Recapitalization of SAIF and Related Legislative Proposals - The deposits of the Bank are currently insured by the Savings Association Insurance Fund ("SAIF") of the FDIC. Both the SAIF and the Bank Insurance Fund ("BIF"), the federal deposit insurance fund that covers commercial bank deposits, are required by law to attain and thereafter maintain a reserve ratio of 1.25% of insured deposits. The BIF has achieved a fully funded status in contrast to the SAIF and, therefore, as discussed below, the FDIC recently substantially reduced the average deposit insurance premium paid by commercial banks to a level approximately 75% below the average premium paid by savings institutions.

On November 14, 1995, the FDIC approved a final rule regarding deposit insurance premiums. The final rule reduced deposit insurance premiums for BIF member institutions to zero basis points (subject to a $2,000 minimum) for institutions in the lowest risk category, while holding deposit insurance premiums for SAIF members at their current levels (23 basis points for institutions in the lowest risk category). The reduction was effective with respect to the semiannual premium assessment beginning January 1, 1996. Accordingly, in the absence of further legislative action, SAIF members such as the Bank will be competitively disadvantaged as compared to commercial banks by the resulting premium differential.

The  U.S.  House  of  Representatives   and  Senate  have  actively   considered
legislation which would have eliminated the premium differential between SAIF-insured institutions and BIF-insured institutions by recapitalizing the SAIF's reserves to the required ratio. The proposed legislation would have provided that all SAIF member institutions pay a special one-time assessment to recapitalize the SAIF, which in the aggregate would have been sufficient to bring the reserve ratio in the SAIF to 1.25% of insured deposits. Based on the current level of reserves maintained by the SAIF, it was anticipated that the amount of the special assessment required to recapitalize the SAIF would have been approximately 80 to 85 basis points of the SAIF-assessable deposits. It was anticipated that after the recapitalization of the SAIF, premiums paid by SAIF-insured institutions would be reduced to match those currently being assessed BIF-insured commercial banks. The legislation also provided for the merger of the BIF and the SAIF, with such merger being conditioned upon the prior elimination of the thrift charter.

The legislation discussed above had been, for some time, included as part of a fiscal 1996 federal budget bill, but was eliminated prior to the bill being enacted on April 26, 1996. If legislation were to be enacted in the future which would assess a one-time special assessment of 85 basis points, the Bank would (based upon the Bank's SAIF deposits as of March 31, 1996) pay approximately $2,418,000, net of related tax benefits. In addition, the enactment of such legislation may have the effect of immediately reducing the capital of SAIF-member institutions by the amount of the special assessment. Nevertheless, management does not believe that this one-time charge to the Bank, if incurred, will have a material adverse effect on the Company's consolidated financial condition.

In light of the different proposals currently under consideration and the uncertainty of the legislative process generally, management cannot predict whether legislation reducing SAIF premiums and/or imposing a special one-time assessment will be adopted, or, if adopted, the amount of the assessment, if any, that would be imposed on the Company.

13.  EMPLOYEE BENEFIT PLANS

Multi-employer Pension Plan The Bank participates in a noncontributory multi-employer pension plan covering all qualified employees. The plan is administered by the trustees of the Financial Institutions Retirement Fund. There is no separate valuation of the plan benefits nor segregation of plan assets specifically for the Bank because the plan is a multi-employer plan and separate actuarial valuations are not made with respect to each employer. However, as of June 30, 1995, the latest actuarial valuation, the total plan assets exceeded the actuarially determined value of accrued benefits.

Supplemental Retirement Program The Bank has entered into supplemental retirement agreements for certain officers and directors. Benefits under these agreements are generally paid over a 15 year period. The present value of the benefit to be paid is accrued over the active period of employment of individual participants. The amount of benefit expense for fiscal years 1996, 1995 and 1994 was $281,000, $243,000 and $170,000, respectively.

401(k) Plan The Bank has an employee thrift plan established for substantially all full-time employees. Effective January 1, 1991, the Bank elected to make matching contributions equal to 50% of the employee contributions up to a maximum of 1.5% of an individual's total eligible salary. The Bank contributed $71,000, $61,000 and $60,000 during fiscal years 1996, 1995 and 1994, respectively.

14.  STOCK OPTIONS
The Company has a stock option plan for the benefit of officers, other key employees and directors. The plan is authorized to grant options to purchase an additional 242,632 shares of the Company's common stock. The option price is not to be less than the fair market value of the common stock on the date the option is granted and the stock options are exercisable at any time within the maximum term of 10 years and one day from the grant date. The options are nontransferable and are forfeited upon termination of employment.

The following is an analysis of the stock option plan activity for each of the years in the three year period ended June 30, 1996 and the stock options outstanding at the end of the respective periods:

                                                                 Weighted
                                                                 Average
                  Options                   Shares                 Price
--------------------------------------------------------------------------------
Outstanding July 1, 1993                    127,348             $    6.46
Granted                                     119,625             $   21.24
Exercised                                   (43,450)            $    4.54
--------------------------------------------------------------------------------
Outstanding June 30, 1994                   203,523             $   15.56
Granted                                      48,930             $   23.83
Expired                                         501             $   21.88
Exercised                                   (39,058)            $    7.49
--------------------------------------------------------------------------------
Outstanding June 30, 1995                   212,894             $   18.93
Granted                                       3,180             $   25.13
Expired                                      (7,250)            $   21.89
Exercised                                    (9,875)            $    6.39
--------------------------------------------------------------------------------
Outstanding June 30, 1996                   198,949             $   19.54
================================================================================

15. COMMITMENTS

Financial Instruments with Off-Balance Sheet Risk - In the normal course of business, the Bank makes various commitments to extend credit which are not reflected in the accompanying consolidated financial statements. At June 30, 1996 and 1995, the Bank had loan commitments approximating $27.6 million and $17.2 million, respectively, excluding undisbursed portions of loans in process. Loan commitments at June 30, 1996 include commitments to originate fixed-rate loans with interest rates ranging from 8.41% to 9.00% totaling $3.6 million and adjustable-rate loan commitments with interest rates ranging from 7.63% to 9.25% totaling $19.5 million. Commitments, which are disbursed subject to certain limitations, extend over various periods of time. Generally, unused commitments are canceled upon expiration of the commitment term as outlined in each individual contract.

Outstanding letters of credit were $3.0 million and $2.3 million for 1996 and 1995, respectively. Additionally, the Bank had approximately $3.8 million in commitments to sell fixed-rate residential loans and $6.0 million in commitments to sell adjustable rate commercial loans at June 30, 1996.

The Bank's exposure to credit loss in the event of nonperformance by the other parties to the financial instruments for commitments to extend credit is represented by the contract amount of those instruments. The Bank uses the same credit policies and collateral requirements in making commitments as it does for on-balance sheet instruments.

Employment Agreements - The Company has entered into employment agreements with certain executive officers. Under certain circumstances provided in the agreements, the Company may be obligated to continue the officer's salary for a period of three years.

16.  FAIR VALUE OF FINANCIAL INSTRUMENTS
The following disclosure of the estimated fair value of financial instruments is (in thousands):

                                                            June 30,
                                             ----------------------------------------
                                                     1996                 1995
                                             -----------------   --------------------
                                             Carrying   Fair     Carrying     Fair
                                              Value     Value     Value      Value
                                              -----     -----     -----      -----

Assets:
   Cash                                     $ 19,327   $ 19,327   $ 19,418   $ 19,418
   Interest-bearing deposits                   6,301      6,301      7,590      7,590
   Securities available for sale              44,651     44,651     34,221     34,221
   Securities held to maturity                 6,990      6,753     17,451     17,179
   Loans held for sale                         4,623      4,666     12,788     12,949
   Loans, net                                520,097    519,002    469,893    473,168
   Accrued interest receivable                 3,893      3,893      3,445      3,445
   Federal Home Loan Bank stock                3,798      3,798      3,419      3,419
   Cash surrender value of life insurance      5,004      5,004      4,766      4,766

Liabilities:
    Deposits                                 489,573    488,649    467,086    468,572
    Federal Home Loan Bank advances           70,700     70,397     60,000     60,732
    Senior debt                                9,100      9,100     10,400     10,400
    Other borrowings                           4,337      4,337      2,500      2,500
    Advance payments by borrowers
       for taxes and insurance                   621        621        733        733

Unrecognized financial instruments:
    Interest rate swap                            --        175         --        290


The estimated fair (market) values of financial instruments have been determined by the Company, using available market information and appropriate valuation methodologies. Considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

Cash, Interest-bearing Deposits, Accrued Interest Receivable, Cash Surrender Value of Life Insurance, Advance Payments by Borrowers for Taxes and Insurance and Other Borrowings - The carrying amount as reported in the Consolidated Balance Sheets is a reasonable estimate of fair value.

Securities Held to Maturity and Available for Sale - Fair values are based on quoted market prices and dealer quotes.

Loans Held for Sale and Loans, net - The fair value is estimated by discounting the future cash flows using the current rates for loans of similar credit risk and maturities.

Federal Home Loan Bank Stock - The fair value is estimated to be the carrying value which is par.

Deposits - The fair value of demand deposits, savings accounts and money market deposit accounts is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using rates currently offered for deposits of similar remaining maturities.

Federal Home Loan Bank Advances - The fair value is estimated by discounting future cash flows using rates currently available to the Company for advances of similar maturities.

Senior Debt - Rates currently available to the Company for debt with similar terms and remaining maturities are used to estimate fair value of existing debt.

Interest Rate Swap - The fair value of the interest rate swap agreement is the estimated amount the Company would have to pay to enter into an equivalent agreement at June 30, 1996 and 1995, with the counterparty to the swap agreement.

Commitments - The commitments to originate and purchase loans have terms that are consistent with current market conditions. Accordingly, the Company estimated that the face amounts of these commitments approximate carrying values.

The fair value estimates presented herein are based on information available to management at June 30, 1996 and 1995. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

17.  PARENT COMPANY FINANCIAL STATEMENTS

The condensed financial statements of Home Federal Bancorp are as follows (in thousands):

18.  PARENT COMPANY FINANCIAL STATEMENTS
The condensed financial statements of Home Federal Bancorp are as follows (in thousands):


Condensed Balance Sheets                                        June 30,
                                                   -----------------------------
(Parent Company only)                                    1996           1995
                                                   -----------------------------
Assets:
Cash$                                                  $  4,694        $ 3,367
Investment in subsidiary                                 55,817         51,258
Other                                                       577          1,142
--------------------------------------------------------------------------------
  Total assets$                                          61,088         55,767

================================================================================
Liabilities:
Senior debt$                                              9,100         10,400
Other                                                       471             88
--------------------------------------------------------------------------------
  Total liabilities                                       9,571         10,488
--------------------------------------------------------------------------------
Shareholders' equity                                     51,517         45,279
--------------------------------------------------------------------------------
  Total liabilities and shareholders' equity            $61,088         55,767
================================================================================


Condensed Statements of Income                       For the Years Ended June 30:
                                                   -----------------------------
(Parent Company only)                                1996       1995       1994
                                                   -----------------------------
Dividends from subsidiary                          $ 3,247    $ 3,152    $ 3,016
Other                                                  514        463        221
--------------------------------------------------------------------------------
  Total income                                       3,761       3615      3,237
--------------------------------------------------------------------------------
Interest on senior debt                                900      1,010      1,162
Other expenses                                         674        717        420
--------------------------------------------------------------------------------
  Total expenses                                     1,574      1,727      1,582
--------------------------------------------------------------------------------
Income before taxes and change in
 undistributed earnings of subsidiary                2,187      1,888      1,655
Applicable income tax credit                          (420)      (505)      (484)
--------------------------------------------------------------------------------
Income before change in undistributed
 earnings of subsidiary                              2,607      2,393      2,139
Increase in undistributed earnings of subsidiary      4745      4,143      4,851
--------------------------------------------------------------------------------
Net income                                         $ 7,352    $ 6,536    $ 6,990
================================================================================




Condensed Statements of Cash Flows                  For the Years Ended June 30:
                                                   -----------------------------
(Parent Company only)                                1996       1995       1994
                                                   -----------------------------
Operating activities:
Net income                                         $ 7,352    $ 6,536    $ 6,990
Adjustments to reconcile net income to net
 cash provided by operating activities:
  Decrease (increase) in other assets                  565       (354)       172
  Increase (decrease) in accrued expenses and
   other liabilities                                   383        (28)       (10)
  Increase in undistributed earnings
   of subsidiary                                    (4,745)    (4,143)    (4,851)
Net cash provided by operating activities            3,555      2,011      2,301

Financing activities:
Proceeds from senior debt                               --         --         --
Repayment of senior debt                            (1,300)    (1,300)    (1,300)
Payment of dividends                                  (999)      (826)      (648)
Exercise of stock options                               71        436        337
--------------------------------------------------------------------------------
Net cash used in financing activities               (2,228)    (1,690)    (1,611)
--------------------------------------------------------------------------------
Net increase in cash                                 1,327        321        690
Cash at beginning of year                            3,367      3,046      2,356
--------------------------------------------------------------------------------
Cash at end of year                                $ 4,694    $ 3,367    $ 3,046
================================================================================

INDEPENDENT AUDITORS' REPORT



To the Shareholders and the Board of Directors of Home Federal Bancorp:

We have audited the accompanying consolidated balance sheets of Home Federal Bancorp and its subsidiary (the "Company") as of June 30, 1996 and 1995, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended June 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Home Federal Bancorp and its subsidiary at June 30, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 1996 in conformity with generally accepted accounting principles.

As discussed in Note 1 to the consolidated financial statements, the Company changed its method of accounting for debt and equity securities effective July 1, 1993.



Deloitte & Touche LLP
Indianapolis, Indiana
July 25, 1996
(August 20, 1996 as to Note 11)

Board of Directors
 & Officers
of Home Federal Bancorp

Board of Directors

John K. Keach, Sr.
Chairman of the Board,
Home Federal Bancorp

John K. Keach, Jr.
President and
Chief Executive Officer,
Home Federal Bancorp

John T. Beatty
President,
Beatty Insurance, Inc.

Lewis W. Essex
Chairman of the Board,
Essex Castings, Inc.

Harold Force
President,
Force Construction
Company, Inc.

David W. Laitinen, MD
Orthopedic Surgeon

Harvard W. Nolting, Jr.
Retired
from Nolting Foods, Inc.

Eugene E. Burke
Director Emeritus
Retired

Robert Weber
Director Emeritus
Retired


Officers

John K. Keach Jr.
President and
Chief Executive Officer

Gerald L. Armstrong
Executive Vice President
Chief Operating Officer

Lawrence E. Welker
Executive Vice President
Chief Financial Officer
Treasurer and Secretary

The Directors of Home Federal Bancorp also serve as Directors of Home Federal Savings Bank.

Executive Officers
of Home Federal
Savings Bank

John K. Keach Jr.
President and
Chief Executive Officer

Gerald L. Armstrong
Executive Vice President
Chief Operating Officer

Lawrence E. Welker
Executive Vice President
Chief Financial Officer
Treasurer and Secretary

S. Elaine Pollert
Senior Vice President
Retail Banking

John F. Schilling
Senior Vice President
Commercial Lending

Keith E. Luken
Senior Vice President
Mortgage Lending

Mark A. Dennis
Vice President
Controller

Shareholder Information

Stock Listing
The common stock of Home Federal Bancorp is traded on the National Association of Securities Dealers Automated Quotation System, National Market System, under the symbol HOME, Home Federal Bancorp stock appears in the Wall Street Journal under the abbreviation HomeFedBcpIN, and in other publications under the abbreviation HFdBcp.

Transfer Agent & Registrar

To change name, address or ownership of stock, to report lost certificates, or to consolidate accounts, contract:

LaSalle National Trust, N.A.
135 South LaSalle Street,
Room 360
Chicago, Illinois 60690
(312) 904-2450

General Counsel
Barnes & Thornburg
1313 Merchants Bank Building
11 South Meridian Street
Indianapolis, IN 46204

Shareholder & General Inquiries

Home Federal Bancorp is required to file an Annual Report on Form 10-K for its fiscal year ended June 30, 1996, with the Securities and Exchange Commission. For copies of the Annual Report and Home Federal Bancorp's Quarterly Reports, contact:

Donna Maxie
Home Federal Bancorp
222 West Second Street
Seymour, IN 47274
(812) 522-1592
(800) 952-6646

For financial information and security analyst inquires please contact:

Lawrence E. Welker
222 West Second Street
Seymour, IN 47274
(812) 522-1592
(800) 952-6646