Form 10-K, Exhibit 13
period 1997-06-30
HOME FEDERAL BANCORP
filed 1997-09-25
CIK 867493

[Front Cover]

              Company Logo 1997 ANNUAL REPORT HOME FEDERAL BANCORP






























































[Oblong shaped cutout in front cover near bottom of page omitted showing runner on the next page running along the beach]

[Caption under cutout]                           STRENGTH FOR THE LONG RUN

[Inside front cover blank with oblong cutout near bottom of page.]

          1997 ANNUAL REPORT             HOME FEDERAL BANCORP




























































[Caption above picture]
     At Home Federal, we continually seek to solidify our position for the road ahead. We're setting a steady pace that's challenging but that does not exhaust our resources. Our goal is not to break records but rather to build strength for the long run. We want the communities, customers and shareholders we serve to be confident that they can rely on us both now and in the future.



                        [picture omitted bottom of page]

                         Runner running along the beach.

                         [picture omitted 3/4th of page]

                         Runner running on cobblestones.








































TABLE OF CONTENTS

Letter to Shareholders 1 Selected Consolidated Financial Data 4 Quarterly Results of Operations 5 Management's Discussion & Analysis 6 Consolidated Balance Sheets 14 Consolidated Statements of Income 15 Consolidated Statements of Shareholders' Equity 16 Consolidated Statements of Cash Flows 17 Notes to Consolidated Financial Statements 18 Independent Auditors' Report 33 Board of Directors & Officers of Home Federal Bancorp & Executive Officers of Home Federal Savings Bank 34

                                                            TO OUR SHAREHOLDERS

    During the past year, we at Home Federal continued our long-standing policy of carefully and successfully developing our business at a steady pace - step by step, product by product, customer by customer. As in previous years, we enjoyed the rewards that come with careful planning and hard work: increased strength in our core businesses, continued customer satisfaction with our products and services, and gratifying financial results.
    For the 1997 fiscal year, Home Federal reported net income of $6,846,000 or $1.96 per share, compared to $7,352,000 or $2.15 per share for the previous year. Had it not been for a special assessment during the first quarter to recapitalize the FDIC Savings Association Insurance Fund, net income would have been $8,572,000 or $2.45 per share, fully 16.6 percent higher than the total for fiscal year 1996.
    Net interest income after the provision for loan losses - a primary barometer of Home Federal's performance - increased by $2,495,000, despite a loan loss provision $492,000 higher than the 1996 provision. It should be noted that the increased size and diversification of the portfolio prompted us to raise the provision. We feel that this increase in the provision is consistent with the change in the portfolio mix.
    Residential mortgage lending, Home Federal's primary business, grew at a rate of less than 10 percent in fiscal year 1997, but that slow growth was more than offset by significant gains in other areas. We enjoyed strong growth in our consumer lending categories: our home equity lending and second mortgage businesses, for example, grew by just over 26 percent during the year. Our commercial real estate lending business grew by approximately 15 percent.

TOTAL LOAN PORTFOLIO IN THOUSANDS [pie graphs omitted bottom of page]

                                       1993

Commercial Mortgages       14.74%                $ 61,245
Second & Home Equity        6.54%                $ 27,157
Commercial                  4.15%                $ 17,234
Consumer                    9.20%                $ 38,226
Residential Mortgages      65.37%                $271,501
                                                 $415,363


                                       1997

Commercial Mortgages       17.42%                $104,612
Second & Home Equity       10.60%                $ 63,658
Commercial                  7.18%                $ 43,112
Consumer                    9.11%                $ 54,705
Residential Mortgages      55.69%                $334,311
                                                 $600,398



EARNINGS PER SHARE [Bar Graph omitted left column]

[Caption below graph]
Net income divided by outstanding common and common share equivalents. Growth in earnings per share was 11% and 14% for fiscal years 1996 and 1997, respectively. *The fiscal 1997 figure does not include the one time SAIF assessment.

                           FY93                  $   1.92
                           FY94                  $   2.09
                           FY95                  $   1.93
                           FY96                  $   2.15
                           FY97                  $   2.45


[Photo of John K. Keach, Jr. omitted right column]
[Quote above picture in right column]
"In fiscal year 1997, we continued to diversify our product offerings to meet the ever-changing needs. At Home Federal, we strive to set a steady pace and move consistently forward - to grow with and for the communities we serve."-John
K. Keach, Jr.

TO OUR SHAREHOLDERS


    In today's spirited economy, financial institutions like Home Federal have found it difficult to compete for savings deposits to fund loan growth when the stock market in general - and mutual funds in particular - have offered investors the prospect of considerably higher returns. Our response has been to develop competitive products like our Easy Advantage Money Fund. A strong performer in our product lineup, this new money market account attracted balances totaling more than $43 million during its first year.
    To better manage our growth, we have been striving to balance the upward trends in administrative costs that all businesses face with the self-imposed discipline in spending. We were particularly successful in establishing a healthy efficiency ratio in 1997, and we intend to maintain the discipline that made it possible. As in other years, we will continue to investigate investment opportunities in new technology to build Home Federal's assets while holding the line on non-essential spending.
    One of Home Federal's greatest assets is our proven track record in creating shareholder value. During the year, Home Federal stock appreciated 64 percent. In December we announced a three-for-two stock split, concurrent with a 20 percent dividend increase. Our intent was to make our stock more attractive to investors, improving its liquidity and tangibly demonstrating the results of Home Federal's recent performance. We subsequently announced a second dividend increase of 25 percent, reaffirming the recent growth and upside potential that made the earlier increase and stock split possible. A dividend reinvestment program will be offered to our shareholders beginning in September of 1997.
    As we do each year, we continually sought better ways to serve each of Home Federal's customers throughout fiscal 1997. We began to implement a comprehensive new approach to blending both consumer and commercial financial services, a marketing strategy signaling Home Federal's ability to meet every financial need of its many customers who require both consumer and business financial products and services.
    At the same time, we developed more aggressive retail marketing strategies to make present and potential customers more aware of our diverse product offerings. A recent addition to Home Federal's product line is our trust and asset management services, another investment in establishing long-term customer relationships and one that we expect to generate strong returns in the future. The appeal of such services was demonstrated by the fine performance of Linsco Private Ledger - our brokerage division, which reported another year of outstanding results. With these complimentary service offerings, we are positioning ourselves to be

[Quote in left column above picture] "With the unprecedented pace of change throughout the banking industry, few people talk about tradition. Yet, it's rewarding to realize that Home Federal still derives strength and stability from its customer-oriented focus. That tradition has served Home Federal and our customers well for almost 90 years." - John K. Keach, Sr. [picture of John K. Keach, Sr. omitted left column]

EFFICIENCY RATIO [Bar Graph omitted right column]
[Caption below graph]
Operating expenses as a percentage of the sum of net interest income and non-interest income. For example, during fiscal 1997, every $.52 in expense generated $1.00 in net income.

                           FY93         59.0%
                           FY94         61.2%
                           FY95         58.7%
                           FY96         56.9%
                           FY97         51.9%

                                                             TO OUR SHAREHOLDERS




 able to meet the needs of the growing number of people who have come to expect a diversification of their personal assets.
    Continuing our program of updating our retail facilities and taking advantage of our growing market share in the Washington County area, we relocated in the community of Salem, Indiana, during June of 1997. And, at our headquarters facilities, we initiated a new central loan processing system which creates many corporate-wide efficiencies while maintaining decision-making autonomy throughout our branch network. We also instituted a new call center, staffed by four customer service representatives, to better answer customer inquiries and provide accurate and timely product information.
    Beyond our doors, the business of funding and operating financial institutions continues to evolve rapidly - and in many ways our predecessors could not imagine. Mergers, restructuring, dramatic regulatory changes and new product offerings occur with stunning speed, challenging us to constantly enhance our own products and processes while maintaining the traditional standards of service our customers have expected and enjoyed for almost 90 years.
    Our mission in 1998 is to effectively build Home Federal's strength for the long run. And our commitment is to continually leverage our unique strengths and resources for the ongoing benefit of all of our stakeholders - shareholders, customers and employees - one carefully-planned step at a time.

Sincerely,



/s/ John K. Keach, Sr.                           /s/ John K. Keach, Jr.
John K. Keach, Sr.                               John K. Keach, Jr.
Chairman of                                      President and Chief
the Board                                        Executive Officer



STOCK PRICE [Bar Graph omitted left column]
[Caption below graph]

Price for one share of Home Federal Bancorp stock at close on June 30.

                            FY93      $13,111
                            FY94      $13,000
                            FY95      $15,667
                            FY96      $17,333
                            FY97      $28,500


















                        [picture omitted bottom of page]

                      Runner running along a country road.

Summary of Selected Consolidated Financial Data
(in thousands except per share data)                             At or For the Year Ended June 30,
                                                -----------------------------------------------------------------
                                                    1997          1996         1995          1994          1993
                                                -----------------------------------------------------------------
Selected Balance Sheet Data:
Total assets .................................   $ 682,796     $ 630,015    $ 588,543     $ 545,228    $ 534,390
Securities available for sale ................   $  40,119     $  44,651    $  34,221     $  38,986    $   7,489
Securities held to maturity ..................   $  13,115     $   6,990    $  17,451     $  17,225    $  76,727
Loans receivable, net ........................   $ 575,624     $ 520,097    $ 469,883     $ 445,903    $ 399,980
Deposits .....................................   $ 527,788     $ 489,573    $ 467,086     $ 445,987    $ 445,478
Total borrowings .............................   $  92,393     $  84,137    $  72,900     $  57,418    $  52,900
Shareholders' equity .........................   $  57,917     $  51,517    $  45,279     $  38,589    $  32,523

Selected Operations Data:
Total interest income ........................   $  51,531     $  47,156    $  43,013     $  38,059    $  40,174
Total interest expense .......................      28,640        27,251       24,289        21,323       23,842
                                                 ---------     ---------    ---------     ---------    ---------
Net interest income ..........................      22,891        19,905       18,724        16,736       16,332
Provision (credit) for loan losses ...........       1,129           638         (314)          491          414
Net interest income after provision              ---------     ---------    ---------     ---------    ---------
     for loan losses .........................      21,762        19,267       19,038        16,245       15,918
Gain on sale of loans ........................       1,267         1,321          667         2,072        2,152
Gain (loss) on sale of securities ............          19             1         (437)          905          387
Other income .................................       5,900         6,126        4,508         4,371        4,055
Other expense (3) ............................      17,789        14,431       13,483        12,534       12,078
Income before income taxes,                      ---------     ---------    ---------     ---------    ---------
     extraordinary item and cumulative effect
     of change in accounting principle .......      11,159        12,284       10,293        11,059       10,434
Income tax provision .........................       4,313         4,932        3,757         4,069        3,691
Income before extraordinary item and             ---------     ---------    ---------     ---------    ---------
     cumulative effect of change in
     accounting principle ....................       6,846         7,352        6,536         6,990        6,743
Extraordinary item (1) .......................          --            --           --            --       (1,222)
Cumulative effect of change in
     accounting principle (2) ................          --            --           --            --          849
                                                 ---------     ---------    ---------     ---------    ---------

Net income (4) ...............................   $   6,846     $   7,352    $   6,536     $   6,990    $   6,370
                                                 =========     =========    =========     =========    =========


Earnings per common and common
share equivalents (4).........................   $    1.96     $    2.15    $    1.93     $    2.09    $    1.92
Cash dividends per share .....................   $    0.41     $    0.30    $    0.25     $    0.20    $    0.17
Selected Financial and Statistical Data:
Return on average assets .....................        1.05%         1.23%        1.15%         1.31%        1.23%
Return on average shareholders' equity .......       12.62%        15.14%       15.66%        19.29%       21.03%
Interest rate spread during the period .......        3.59%         3.40%        3.43%         3.29%        3.36%
Net interest margin on average earning assets         3.76%         3.56%        3.54%         3.36%        3.39%
Average shareholders' equity to average assets        8.35%         8.12%        7.37%         6.78%        5.86%
Efficiency ratio (5) .........................       51.90%        56.90%       58.70%        61.20%       59.00%
Nonperforming assets to total assets .........        0.46%         0.48%        0.45%         0.50%        0.82%
Loss allowance to nonperforming loans ........      122.82%       103.38%      107.35%       112.91%       68.04%
Loss allowance to total loans ................        0.63%         0.58%        0.58%         0.57%        0.55%
Dividend payout ratio ........................       20.13%        13.59%       12.64%         9.27%        5.55%
Loan servicing portfolio .....................   $ 297,982     $ 266,814    $ 224,690     $ 196,522    $ 163,319
Allowance for loan losses ....................   $   3,649     $   3,061    $   2,806     $   2,580    $   2,257
Number of full service offices ...............          16            15           15            13           13

------------------
(1)  Prepayment penalty for extinguishment of debt.
(2)  Change in accounting for income taxes.
(3)  Fiscal 1997 other expense  includes a one time SAIF assessment of $3.0 million.
(4)  Fiscal 1997 net income excluding the after tax effect of the SAIF assessment would have been $8.6 milllion or $2.45 per share.
(5)  Operating  Expsenses as a percentage of the sum of net interest  income and non-interest income, excluding real estate income and expenses,  securities gains and  losses,  gains and  losses  on sale of  loans,  amortiaztion  of intangibles, and non-recurring items.

                        Quarterly Results of Operations
                        (In thousands except share data)

The following table presents certain selected unaudited data relating to results of operations for the three month periods ending on the dates indicated.

                                             Three Months Ended
                             --------------------------------------------------
                             September 30,   December 31,  March 31,   June 30,
Fiscal Year 1997               1996             1996         1997        1997
                             --------------------------------------------------

Total interest income .....    $12,491        $12,819      $12,933      $13,288
Total interest expense ....      7,028          7,158        7,101        7,353
                               -------        -------      -------      -------
Net interest income .......      5,463          5,661        5,832        5,935
Provision for loan losses .        167            267          379          316
                               -------        -------      -------      -------
Net interest income after
  provision for loan losses      5,296          5,394        5,453        5,619
Gain on sale of loans .....        387            351          264          265
Other income ..............      1,518          1,404        1,416        1,581
Other expense .............      6,530          3,602        3,592        4,065
                               -------        -------      -------      -------
Income before income taxes         671          3,547        3,541        3,400
Income tax provision ......        240          1,381        1,370        1,322
                               -------        -------      -------      -------
Net Income ................    $   431        $ 2,166      $ 2,171      $ 2,078
                               =======        =======      =======      =======
Earnings per common and common
 share equivalents.........    $  0.13        $  0.63      $  0.61      $  0.59
                               =======        =======      =======      =======

Dividends per share........    $ 0.083        $ 0.100      $ 0.100      $ 0.125
Stock sales price range:
                    High (1)   $ 19.75        $ 25.75      $ 28.00      $ 28.75
                    Low....    $ 17.33        $ 19.50      $ 24.25      $ 25.00



                                            Three Months Ended
                             --------------------------------------------------
                             September 30,   December 31,  March 31,   June 30,
Fiscal Year 1996               1995             1995         1996        1996
                             --------------------------------------------------

Total interest income .....    $11,624        $11,781      $11,814      $11,937
Total interest expense ....      6,890          6,877        6,718        6,766
                               -------        -------      -------      -------

Net interest income .......      4,734          4,904        5,096        5,171
Provision for loan losses .         67            182          154          235
                               -------        -------      -------      -------
Net interest income after
  provision for loan losses      4,667          4,722        4,942        4,936
Gain on sale of loans .....        422            345          401          153
Other income ..............      1,455          1,400        1,391        1,881
Other expense .............      3,595          3,329        3,610        3,897
                               -------        -------      -------      -------
Income before income taxes       2,949          3,138        3,124        3,073
Income tax provision ......      1,156          1,234        1,244        1,298
                               -------        -------      -------      -------
Net Income ................    $ 1,793        $ 1,904      $ 1,880      $ 1,775
                               =======        =======      =======      =======
Earnings per common and common
 share equivalents.........    $  0.53        $  0.55      $  .055      $  .052
                               =======        =======      =======      =======

Dividends per share........    $ 0.067        $ 0.067      $ 0.083      $ 0.083
Stock sales price range:
                    High (1)   $ 16.67        $ 18.17      $ 18.00      $ 18.17
                    Low....    $ 14.83        $ 15.67      $ 16.33      $ 16.33
----------
(1) The Company's common stock trades on the NASDAQ stock market under the symbol "HOMF". As of June 30 , 1997, the Company had 582 holders of record of its shares.

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

Holding Company Business

Home Federal Bancorp (the "Company") is organized as a unitary savings and loan holding company and owns all the outstanding capital stock of Home Federal Savings Bank (the "Bank"). The business of the Bank and therefore, the Company, is providing consumer and business banking services to certain markets in the south-central portions of the State of Indiana. The Bank does business through 16 full service banking branches.

General

The Bank's earnings in recent years reflect the fundamental changes that have occurred in the regulatory, economic, and competitive environment in which savings institutions operate. The Bank's earnings are primarily dependent upon its net interest income. Interest income is a function of the average balances of loans and investments outstanding during a given period and the average yields earned on such loans and investments. Interest expense is a function of the average amount of deposits and borrowings outstanding during the same period and the average rates paid on such deposits and borrowings. Net interest income is the difference between interest income and interest expense.
     The Bank is subject to interest rate risk to the degree that its interest-bearing liabilities, primarily deposits and borrowings with short- and medium-term maturities, mature or reprice more rapidly, or on a different basis, than its interest-earning assets. While having liabilities that mature or reprice more frequently on average than assets will be beneficial in times of declining interest rates, such an asset/liability structure will result in lower net income or net losses during periods of rising interest rates, unless offset by other factors such as non-interest income. The Bank's net income is also affected by such factors as fee income and gains or losses on sale of loans.
     The Bank's net interest income after provision for loan losses has consistently improved from $15.9 million in fiscal 1993 to $21.8 million in fiscal 1997. The significant increase in net interest income is primarily the result of an increase in interest-earning assets over interest-bearing liabilities.

Asset/Liability Management

The Bank follows a program designed to decrease its vulnerability to material and prolonged increases in interest rates. This strategy includes 1) selling certain longer term, fixed rate loans from its portfolio; 2) increasing the origination of adjustable rate mortgage loans; 3) improving its interest rate gap by increasing the interest rate sensitivity and shortening the maturities of its interest-earning assets and extending the maturities of its interest-bearing liabilities; and 4) increasing its non-interest income.
     A significant part of the Bank's program of asset and liability management has been the increased emphasis on the origination of adjustable rate and/or short-term loans, which include adjustable rate residential mortgages and construction loans, commercial loans, and consumer-related loans. The Bank continues to offer fixed rate residential mortgage loans. The Bank retains the servicing function on most of the 15-year and 30-year loans sold, thereby increasing non-interest income. The proceeds of these loan sales are used to reinvest in other interest-earning assets or repay short-term debt.

Liability Related Activities

The Bank has taken several steps to stabilize interest costs and match the maturities of liabilities to assets. Retail deposit specials are competitively priced to attract deposits in the Bank's market area. When retail deposit funds become unavailable due to competition, the Bank employs Federal Home Loan Bank of Indianapolis ("FHLB") advances to maintain the necessary liquidity to fund lending operations. In addition, the Bank utilizes FHLB advances to match maturities with select commercial loans.
     The Bank has endeavored to spread its maturities of FHLB advances over a seven year period so that only a limited amount of advances come due each year. This avoids a concentration of maturities in any one year and thus reduces the risk of having to renew all advances when rates may not be favorable.
     The Bank applies early withdrawal penalties to protect the maturity and cost structure of its deposits and utilizes longer term fixed rate borrowings when the cost and availability permit the proceeds of such borrowings to be invested profitably.
     As a result of its asset restructuring efforts, the Bank has foregone, and will likely forego in the future, certain opportunities for improving income on a short-term basis in exchange for a reduction in long-term interest rate risk. For instance, the Bank's increased emphasis on the origination of adjustable rate mortgages may cause it to sacrifice the initially higher rates of interest available to lenders on fixed rate loans.

                     Management's Discussion and Analysis of
                 Financial Condition and Results of Operations


Similarly, market conditions usually have dictated that financial institutions pay substantially higher interest rates on long-term deposits than on short-term deposits. Also, the Bank has elected to keep its liquidity in excess of regulatory requirements in order to maintain a short-term portfolio better able to react to interest rate volatility.
     The interest-sensitivity "gap" is defined as the amount by which assets repricing within the respective period exceed liabilities repricing within such period. The annual prepayment assumptions used in this table range from 20% to 25% for fixed rate mortgage loans and mortgage-backed securities; 7% to 27% for adjustable rate mortgage loans; and 0% to 60% for commercial and consumer loans, depending on their maturity and yield. For deposit accounts, it has been assumed that fixed maturity deposits are not withdrawn prior to maturity, and other deposits will suffer attrition at rates shown as follows:

                                   6 Months   6-12      1-3     3-5     Over 5
                                    or Less  Months    Years   Years    Years
                                   -------------------------------------------
Passbook, Money Market accounts ..  100.00%    0.00%    0.00%   0.00%    0.00%
Public fund money market accounts.   54.18%   24.82%   11.00%   5.24%    4.76%
NOW accounts .....................   20.61%   16.37%   33.87%   9.06%   20.09%
Non-interest bearing NOW accounts.   44.55%   19.47%   17.61%   9.15%    9.22%


The prepayment and attrition rates are selected after considering the current interest rate environment, industry asset and liability price tables developed by the Office of Thrift Supervision ("OTS") and the Company's historical experience. All other interest-earning assets and interest-bearing liabilities are shown based on their contractual maturity or repricing date.
     The following table sets forth the repricing dates of the Company's interest-earning assets and interest-bearing liabilities at June 30, 1997, (dollars in thousands):

                                           Maturity or Repricing as of June 30, 1997
                                 -------------------------------------------------------------
                                  6 Months    6-12       1-3       3-5       Over 5
                                  or Less    Months     Years     Years      Years     Total
                                 -------------------------------------------------------------
Interest-earning assets:
Loans:
  Adjustable rate .............. $ 122,962 $  24,899 $  53,406 $  39,115 $     528  $ 240,910
  Fixed rate ...................    12,940     9,274    26,414    18,358    26,015     93,001
  Commercial real estate .......    38,589    25,768    23,634    14,643     3,459    106,093
  Non-mortgage .................    97,048    17,963    30,950     8,556     5,877    160,394
Securities and other ...........    11,088     4,349     7,694    27,441     6,160     56,732
                                 --------- --------- --------- --------- ---------  ---------
    Total ......................   282,627    82,253   142,098   108,113    42,039    657,130
                                 --------- --------- --------- --------- ---------  ---------

Interest-bearing liabilities:
Fixed maturity deposits ........   156,288    69,338    95,017    22,786     7,688    351,117
Other deposits .................   129,112    12,331    18,515     6,092    10,621    176,671
FHLB advances ..................    21,900    12,174    29,568    12,198     4,105     79,945
Other borrowings ...............    12,448        --        --        --        --     12,448
                                 --------- --------- --------- --------- ---------  ---------
    Total ......................   319,748    93,843   143,100    41,076    22,414    620,181
                                 --------- --------- --------- --------- ---------  ---------

Interest-earning assets less
 interest-bearing liabilities .. $ (37,121)$ (11,590)$  (1,002)$  67,037 $  19,625
                                 ========= ========= ========= ========= =========
 Cumulative interest-rate
 sensitivity gap ............... $ (37,121)$ (48,711)$ (49,713)$ 17,324  $  36,949
                                 ========= ========= ========= ========= =========
Cumulative interest-rate gap
 as a percentage of total assets    (5.44%)   (7.13%)  (7.28%)    2.54%     5.41%
                                 ========= ========= ========= ========= =========

                     Management's Discussion and Analysis of
                 Financial Condition and Results of Operations


Interest Rate Spread

The following table sets forth information concerning the Bank's interest-earning assets, interest-bearing liabilities, net interest income, interest-rate spreads and net yield on average interest-earning assets during the periods indicated (including fees which are considered adjustments of yields). Average balance calculations were based on daily and monthly balances. (Dollars in thousands.)

                                                                               Years Ended June 30,
                                          -----------------------------------------------------------------------------------------
                                                        1997                         1996                          1995
                                          -----------------------------------------------------------------------------------------
                                                                Average                        Average                      Average
                                            Average              Yield   Average                Yield   Average              Yield
                                            Balance   Interest   /Rate   Balance    Interest    /Rate   Balance   Interest   /Rate
                                          -----------------------------------------------------------------------------------------
Interest-earning assets:
 Mortgage loans ........................  $ 455,225  $  38,633    8.49%  $ 404,268  $  34,521    8.54% $ 390,986  $ 31,682   8.10%
 Commercial loans ......................     39,892      3,638    9.12%     32,044      2,999    9.36%    24,489     2,382   9.73%
 Consumer loans ........................     56,040      5,651   10.08%     60,224      5,779    9.60%    53,293     5,167   9.70%
 Securities ............................     50,752      3,307    6.52%     51,332      3,272    6.37%    53,502     3,443   6.44%
 Interest-bearing deposits .............      7,044        302    4.29%     11,786        585    4.96%     7,365       339   4.60%
                                          ---------  ---------   -----   ---------  ---------   -----  ---------  --------  -----
Total interest-earning
  assets (1) ...........................  $ 608,953  $  51,531    8.46%  $ 559,654  $  47,156    8.43% $ 529,635  $ 43,013   8.12%
                                          =========  =========   =====   =========  =========   =====  =========  ========  =====
Interest-bearing liabilities:
 Deposits - Transaction accounts .......  $ 169,890  $   4,420    2.60%  $ 148,065  $   3,393    2.29% $ 145,420  $  3,345   2.30%
            Certificate accounts .......    333,057     18,866    5.66%    322,386     19,103    5.93%   310,212    16,722   5.39%
 FHLB advances .........................     74,267      4,652    6.26%     60,188      3,855    6.40%    51,263     3,211   6.26%
 Other borrowings ......................     10,368        702    6.77%     11,625        900    7.74%    11,223     1,011   9.01%
                                          ---------  ---------   -----   ---------  ---------   -----  ---------  --------  -----
Total interest-bearing  liabilities ....  $ 587,582  $  28,640    4.87%  $ 542,264  $  27,251    5.03% $ 518,118  $ 24,289   4.69%
                                          =========  =========   =====   =========  =========   =====  =========  ========  =====
Net interest income ....................             $  22,891                      $  19,905                     $ 18,724
                                          =========================================================================================
Net interest rate spread ...............                          3.59%                          3.40%                       3.43%
                                          =========================================================================================
Net earning assets .....................  $  21,371                      $  17,390                     $  11,517
                                          =========================================================================================
Net interest margin (2) ................                          3.76%                          3.56%                       3.54%
                                          =========================================================================================
Average interest-earning assets to
 average interest-bearing liabilities ..     103.64%                        103.21%                       102.22%
                                           ========================================================================================

----------
(1)  Average balances are net of non-performing loans, and interest income includes loan fee amortization of $320,000, $217,000 and
     $100,000 for the years ended June 30, 1997, 1996 and 1995, respectively.
(2)  Net  interest  income  divided by the  average  balance of  interest-earning assets.

Rate/Volume Analysis

The following table sets forth the changes in the Bank's interest income and interest expense (in thousands) resulting from changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities. Changes not solely attributable to volume or rate changes have been allocated in proportion to the changes due to volume or rate.

                                                                         Years Ended June 30,
                                                   ---------------------------------------------------------------
                                                            1997 vs. 1996                    1996 vs. 1995
                                                   --------------------------------   ----------------------------
                                                            Increase/Decrease               Increase/Decrease
                                                     Due to     Due to      Total       Due to    Due to   Total
                                                      Rate      Volume      Change       Rate     Volume  Change
                                                   --------------------------------   ----------------------------
Interest income on interest-earning assets:
 Mortgage loans..................................  $  (212)   $  4,324    $  4,112    $ 1,740   $ 1,099   $ 2,839
 Commercial loans................................      (75)        715         640        (86)      703       617
 Consumer loans..................................      350        (478)       (128)       (52)      664       612
Securities.......................................       71         (37)         34        (33)     (138)     (171)
 Interest-bearing deposits.......................      (72)       (211)       (283)        29       217       246
                                                   --------------------------------   ----------------------------
         Total...................................       62       4,313       4,375      1,598     2,545     4,143
                                                   --------------------------------   ----------------------------
Interest expense on interest-bearing liabilities:
 Deposits - Transaction accounts.................      491         536       1,027        (13)       61        48
            Certificate accounts.................     (955)        718        (237)     1,706       675     2,381
 FHLB advances...................................      (83)        879         796         73       571       644
 Other borrowings................................     (106)        (91)       (197)      (149)       38      (111)
                                                   --------------------------------     --------------------------
         Total...................................     (653)      2,042       1,389      1,617     1,345     2,962
                                                   --------------------------------     --------------------------
Net change in net interest income................  $   715    $  2,271    $  2,986    $   (19)  $ 1,200  $  1,181
                                                   ================================   ============================

                     Management's Discussion and Analysis of
                 Financial Condition and Results of Operations


RESULTS OF OPERATIONS

Comparison of Year Ended June 30, 1997 and Year Ended June 30, 1996:

General

The Company reported net income of $6.8 million for the year ended June 30, 1997, compared to $7.4 million for the year ended June 30, 1996, a decrease of $506,000, or 6.9%. The decrease was due to a legislated special pre-tax assessment of $3.0 million to help recapitalize the FDIC Savings Association Insurance Fund (SAIF). Without the SAIF assessment, net income for the period ended June 30, 1997, would have been $8.6 million, an increase of $1.2 million or 16.6%.

Net  Interest  Income

Net interest income before provision for loan losses increased $3.0 million, or 15.0% for the year ended June 30, 1997, compared to the prior year. This increase was the result of assets growing $52.8 million, or 8.4%, in addition to increased net interest margins, as well as a gain in interest-sensitive assets to liabilities.
     Net interest income after provision for loan losses increased by $2.5 million, or 12.9% over that of the prior year, to $21.8 million even though the loan loss provision in fiscal 1997 was $492,000 higher than the provision in fiscal 1996. In each period, the provision and allowance for loan losses were based on an analysis of individual credits, prior and current loss experience, overall growth in the portfolio and current economic conditions. The balance of the allowance for loan losses was $3.6 million at June 30, 1997.

Interest  Income

The Company's total interest income for the year ended June 30, 1997, increased $4.4 million, or 9.3%, as compared to the year ended June 30, 1996. Interest income increased primarily due to growth in the loan portfolio as well as increased yields on the loan portfolio. This growth was attributed to a relatively strong local economy and increased emphasis on the part of the Company to expand its market share of non-mortgage loan products.

Interest  Expense

Total interest expense for the year ended June 30, 1997, increased $1.4 million, or 5.1%, as compared to the year ended June 30, 1996. Increased deposit and borrowing balances accounted for the increase in total interest expense.


Other Income

Total other income decreased $262,000, or 3.5%, for the year ended June 30, 1997, as compared to the year ended June 30, 1996. This decrease was due in part to a decrease in gains on loan sales over the prior fiscal year attributable to diminished spreads available in the secondary market in the current year compared to the prior year. Miscellaneous other income decreased $313,000 or 19.2% because of a one time interest payment of $387,000 from the Internal Revenue Service for amended tax returns for prior periods, which was accrued in fiscal 1996. These decreases were offset by increases of $85,000, or 9.0%, in loan servicing income resulting from the increase in the loan servicing portfolio as well as the increase in insurance, late charges and other fee income of $68,000, or 4.8%, and the increase of $38,000, or 2.3%, from service fees on NOW accounts.
     The Company adopted Statement of Financial Accounting Standards No. 122 ("SFAS 122") on July 1, 1996. SFAS 122 specifies conditions under which mortgage servicing rights should be accounted for separately from the underlying mortgage loans. In fiscal 1997, $420,000 of the total $1.3 million gain on sale of loans was attributable to mortgage servicing rights.

Other Expenses

Total other expenses increased $ 3.4 million, or 23.3%, for the year ended June 30, 1997, as compared to the year ended June 30, 1996. Federal insurance premiums increased $2.6 million due to the previously discussed SAIF legislation. Compensation and employee benefits increased $491,000, or 6.4%, due to normal salary increases as well as increases in accrued vacation pay, retirement plan expenses, and health insurance costs. An increase in occupancy and equipment expense of $175,000, or 9.1%, was due to increased depreciation charges, as well as increased equipment expense related primarily to the upgrade and maintenance of data processing equipment.

                     Management's Discussion and Analysis of
                 Financial Condition and Results of Operations


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

Net  Interest  Income

Net interest income before provision for loan losses increased $1.2 million, or 6.3%, for the year ended June 30, 1996, compared to the prior year. This increase was the result of assets growing $41.5 million, or 7.0%, while interest margins remained comparable to a year ago. This growth, as well as a gain in interest-sensitive assets to liabilities, caused net interest income to increase over the prior year.
     Net interest income after provision for loan losses increased by $229,000, or 1.2%, over that of the prior year, to $19.3 million even though the loan loss provision in fiscal 1996 was $952,000 higher than the provision in fiscal 1995. The increase in the loan loss provision in 1996 compared to 1995 was primarily attributed to a $721,000 loan loss recovery credited to the 1995 provision. The Company received insurance payments of $821,000 from insurance policies which had been assigned to the Company for loans written off in prior periods and accordingly were treated as loan loss recoveries. After consideration of the insurance proceeds, the Company credited the provision for loan losses for $721,000. The insurance recovery was a one time event that will not recur in future periods. In each period, the provision and allowance for loan losses are based on an analysis of individual credits, prior and current loss experience, overall growth in the portfolio and current economic conditions. The balance of the allowance for loan losses was $3.1 million at June 30, 1996.

Interest  Income

The Company's total interest income for the year ended June 30, 1996, increased $4.1 million, or 9.6%, as compared to the year ended June 30, 1995. Interest income increased primarily due to growth in commercial real estate loans, second mortgages, home equity loans and commercial loans. This growth was attributed to a relatively strong local economy and increased emphasis on the part of the Company to expand its market share of non-mortgage loan products.

Interest  Expense

Total interest expense for the year ended June 30, 1996, increased $3.0 million, or 12.2%, as compared to the year ended June 30, 1995. Increased deposit and borrowing balances as well as higher interest rates accounted for the increase in total interest expense.

Other Income

Total other income increased $2.7 million, or 57.2%, for the year ended June 30, 1996, as compared to the year ended June 30, 1995. This increase was due in part to increases in gains on loan sales over the prior fiscal year due to increased loan activity earlier in the current year compared to the prior year. In addition, the increases in gains on security sales were due to restructuring losses taken in fiscal year 1995 and no gains or losses taken in fiscal 1996. Joint venture income, fee income, and miscellaneous other income all showed improvement in fiscal 1996. Included in the miscellaneous other income was a $387,000 interest payment due the Company from the Internal Revenue Service for amended tax returns for prior periods. The after-tax impact of the amended tax returns to net income was $0.06 per share. Fee income increased due to increased activity in the Linsco Private Ledger brokerage area as well as growth in checking account income.

Other Expenses

Total other expenses increased $948,000, or 7.0%, for the year ended June 30, 1996, as compared to the year ended June 30, 1995. Compensation and employee benefits increased $1.1 million, or 16.4%, due to normal salary increases as well as higher commission payments due to the improved activity in the loan and brokerage areas. Health insurance costs increased by $190,000 due to higher experience costs. Increases in occupancy and equipment expense and service bureau expense were due to the opening of a new branch in Columbus, Indiana. The data communication system of the Company and its check processing system were replaced with upgraded systems in the third quarter of fiscal year 1995. The higher costs resulted in an increase in occupancy and equipment in the year ended June 30, 1996.

                     Management's Discussion and Analysis of
                 Financial Condition and Results of Operations


FINANCIAL CONDITION

The Company's total assets increased $52.8 million to $682.8 million at June 30, 1997, from $630.0 million at June 30, 1996. Cash, interest-bearing deposits and securities decreased $4.3 million. Loans held for sale and net loans receivable increased $55.5 million. Mortgage loans increased $53.6 million while non-mortgage loans increased $4.3 million.
     The Company's total liabilities increased $46.4 million with deposits increasing $38.2 million, Federal Home Loan Bank advances increasing $9.2 million and senior debt decreasing $1.3 million.
     Shareholders' equity increased $6.4 million, primarily due to an increase in retained earnings of $5.5 million. Retained earnings increased $6.8 million from net income and decreased $1.4 million as a result of dividends paid to shareholders. Common stock had a net increase of $730,000; $670,000 from options exercised, $65,000 from the related tax benefit of non-qualified dispositions of such options and a $5,000 decrease from the purchase of fractional shares resulting from a three-for-two stock split which occurred in December 1996. Finally, a decrease in unrealized losses on securities classified as available for sale pursuant to SFAS 115 increased shareholders' equity by $202,000.

INTEREST RATE SENSITIVITY

The OTS requires each thrift institution to calculate the estimated change in the institution's net portfolio value ("NPV") assuming an instantaneous, parallel shift in the Treasury yield curve of 100 to 400 basis points either up or down in 100 basis point increments. NPV represents the sum of future cash flows of assets discounted to present value less the sum of future cash flows of liabilities discounted to present value. The OTS permits institutions to utilize the OTS' model, which is based upon data submitted in the institution's quarterly thrift financial reports.
     In estimating the NPV of mortgage loans and mortgage-backed securities, the OTS model utilizes various price indications and prepayment rates. At June 30, 1997, these price indications varied from 69.02 to 119.82 for fixed rate mortgages and mortgage-backed securities and varied from 88.73 to 108.46 for adjustable rate mortgages and mortgage-backed securities. Prepayment rates for June 30, 1997, ranged from a CPR or 4% to a constant prepayment rate ("CPR") of 37%.
     The value of deposit accounts appears on both the asset and liability side of the NPV calculation in the OTS model. In estimating the value of certificate of deposit accounts, ("CDs"), retail price estimates represent the value of the liability implied by the CD and reflect the difference between the CD coupon and secondary-market CD rates. As of June 30, 1997, the retail CD price assumptions varied from 73.44 to 121.08. The retail CD intangible prices represent the value of the "customer relationship" due to the rollover of CD deposits and are an intangible asset for the Bank. As of June 30, 1997, the retail CD intangible price assumptions varied from .04 to .93.
     Other deposit accounts such as transaction accounts, money market deposit accounts, passbook accounts and non-interest-bearing accounts are valued at 100% of their respective outstanding balances in all nine interest rate scenarios on the liability side of the OTS model. On the asset side of the model, intangible prices are used to reflect the value of the "customer relationship" of the various types of deposit accounts. As of June 30, 1997, the intangible prices for transaction accounts, money market deposit accounts, passbook accounts and non-interest-bearing accounts varied from -2.06 to 20.94, -. 57 to 11.69, -. 84 to 17.55 and 4.31 to 18.04 respectively.
     The following table sets forth the Bank's interest rate sensitivity of NPV as of June 30, 1997, (dollars in thousands).


                    Net Portfolio Value           NPV as % of PV of Assets
                    -------------------           ------------------------
   Change
   In Rates   $ Amount   $ Change   % Change         NPV Ratio   Change
   --------   --------   --------   --------         ---------   ------

   +400 bp     64,517    (18,900)       (23)           9.73 %   (214) bp
   +300 bp     70,516    (12,901)       (15)          10.46 %   (141) bp
   +200 bp     75,939    ( 7,479)       ( 9)          11.10 %   ( 78) bp
   +100 bp     80,440    ( 2,978)        (4)          11.59 %   ( 29) bp
      0 bp     83,417          -          -           11.87 %      -
   -100 bp     84,467      1,049          1           11.91 %      4  bp
   -200 bp     83,866        449          1           11.74 %   ( 13) bp
   -300 bp     83,698        281          -           11.63 %   ( 25) bp
   -400 bp     85,153      1,736          2           11.71 %   ( 17) bp


ASSET QUALITY

In accordance with the Company's classification of assets policy, management evaluates the loan and investment portfolio each month to identify substandard assets that may contain the potential for loss. In addition, management evaluates the adequacy of its allowance for possible loan losses.

                     Management's Discussion and Analysis of
                 Financial Condition and Results of Operations


Non-performing Assets - The following table sets forth information concerning non-performing assets of the Bank. Real estate owned includes property acquired in settlement of foreclosed loans that are carried at the lower of cost or estimated fair value less estimated cost to sell, (dollars in thousands.)

                                                  At June 30,
                                ---------------------------------------------
                                  1997      1996     1995     1994     1993
                                ---------------------------------------------
Non-accruing loans:
  Mortgage ..................   $ 2,182  $ 2,153  $ 1,904  $ 1,837  $ 1,491
  Commercial ................       258      307      197      205      326
  Consumer ..................       490      411      330      188      170
                                -------  -------  -------  -------  -------
       Total ................     2,930    2,871    2,431    2,230    1,987
                                -------  -------  -------  -------  -------
  Mortgage ..................         2       88       69       77    1,292
  Commercial ................        36       --       --       --       --
  Consumer ..................         2        1       12       38       --
                                -------  -------  -------  -------  -------
       Total ................        40       89       81      115    1,292
                                -------  -------  -------  -------  -------
Troubled debt restructured..          1        1      102      283      597
                                -------  -------  -------  -------  -------
Total non-performing loans        2,971    2,961    2,614    2,628    3,876
Real estate owned ...........       139       48       41       98      491
                                -------  -------  -------  -------  -------
Total non-performing assets..   $ 3,110  $ 3,009  $ 2,655  $ 2,726  $ 4,367
                                =======  =======  =======  =======  =======
Non-performing assets to
  total assets ..............      0.46%    0.48%    0.45%    0.50%    0.82%
                                =======  =======  =======  =======  =======
Non-performing loans to
  total loans ...............      0.51%    0.56%    0.55%    0.59%    0.96%
                                =======  =======  =======  =======  =======
Allowance for loan losses
  to non-performing loans ...    122.82%  103.38%  107.35%  98.17%    58.23%
                                =======  =======  =======  =======  =======

In addition, at June 30, 1997, there were $279,000 in current performing loans that were classified as special mention or substandard for which potential weaknesses exist which may result in the future inclusion of such items in the non-performing category.


Allowance  for Loan Losses

The following table sets forth an analysis of the allowance for possible loan losses. See Note 1 to the Consolidated Financial Statements for a discussion of the Company's policy for establishing the allowance for loan losses. (Dollars in thousands.)

                                              Years Ended June 30,
                                ------------------------------------------------
                                  1997      1996      1995      1994      1993
                                ------------------------------------------------
Balance at beginning of year ...$ 3,061   $ 2,806   $ 2,580   $ 2,257   $ 2,123
Provision for loan losses ......  1,125       638      (314)      491       414
Loan charge-offs:
  Mortgage .....................     (9)      (10)       (6)      (47)      (82)
  Commercial ...................     --        (9)       --        --       (51)
  Consumer .....................   (606)     (434)     (369)     (262)     (302)
                                -------   -------   -------   -------   -------
    Total charge-offs ..........   (615)     (453)     (375)     (309)     (435)
                                -------   -------   -------   -------   -------
Recoveries:
  Mortgage .....................      9        16         2        15        49
  Commercial ...................     --        --       822        34        --
  Consumer .....................     69        54        91        92       106
                                -------   -------   -------   -------   -------
     Total recoveries ..........     78        70       915       141       155
                                -------   -------   -------   -------   -------
Net loan charge-offs ...........   (537)     (383)      540      (168)     (280)
                                -------   -------   -------   -------   -------

Balance ........................$ 3,649   $ 3,061   $ 2,806   $ 2,580   $ 2,257
                                =======   =======   =======   =======   =======

Net charge-offs to average loans   0.10%     0.08%    (0.12%)    0.04%     0.07%
                                =======   =======   =======   =======   =======
Allowance balance to total loans   0.63%     0.58%     0.58%     0.57%     0.55%
                                =======   =======   =======   =======   =======

                     Management's Discussion and Analysis of
                 Financial Condition and Results of Operations


Liquidity and Capital Resources

The standard measure of liquidity for the thrift industry is the ratio of cash and eligible investments to a certain percentage of net withdrawable savings and borrowings due within one year. The minimum required level is currently set by OTS regulation at 5%. At June 30, 1997, the Bank's liquidity ratio was 9.98%.
     Historically, the Bank has maintained its liquid assets which qualify for purposes of the OTS liquidity regulations above the minimum requirements imposed by such regulations and at a level believed adequate to meet requirements of normal daily activities, repayment of maturing debt and potential deposit outflows. Cash flow projections are regularly reviewed and updated to assure that adequate liquidity is maintained. Cash for these purposes is generated through the sale or maturity of securities and loan prepayments and repayments, and may be generated through increases in deposits or borrowings. Loan payments are a relatively stable source of funds, while deposit flows are influenced significantly by the level of interest rates and general money market conditions.
     Borrowings may be used to compensate for reductions in other sources of funds such as deposits. As a member of the FHLB System, the Bank may borrow from the FHLB of Indianapolis. At June 30, 1997, the Bank had $79.9 million in borrowings from the FHLB of Indianapolis. As of that date, the Bank had commitments to fund loan originations and purchases of approximately $40.0 million and commitments to sell loans of $15.3 million. In the opinion of management, the Bank has sufficient cash flow and borrowing capacity to meet current and anticipated funding commitments.
     The Bank's liquidity, represented by cash and cash equivalents, is a result of its operating, investing and financing activities. During the year ended June 30, 1997, there was a net decrease of $5.9 million in cash and cash equivalents. The major uses of cash during the year were loan originations net of repayments of $136.2 million; purchases of investment and mortgage-backed securities of $22.5 million; repayment of FHLB advances of $41.6 million; and repayment of senior debt of $1.3 million. Partially offsetting these uses of cash, the major sources of cash provided during the year included $79.6 million from selling fixed rate mortgage loans to FNMA and FHLMC; maturities and sales of investment securities of $21.2 million; and proceeds from FHLB advances of $50.8 million.

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

Recent Accounting Pronouncements

The Financial Accounting Standards Board has issued Statement Nos. 128, 130 and 131 that the Company will be required to adopt in future periods. See Note 1 to the consolidated financial statements for further discussion of these pronouncements.

                          CONSOLIDATED BALANCE SHEETS
                        (in thousands except share data)




                                                                 June 30,
                                                         ----------------------
                                                            1997         1996
                                                         ---------    ---------
ASSETS:
Cash .................................................   $  16,274    $  19,327
Interest-bearing deposits ............................       3,498        6,301
                                                         ---------    ---------
  Total cash and cash equivalents ....................      19,772       25,628
                                                         ---------    ---------
Securities available for sale at fair value
 (amortized cost $40,208 and $45,075) (Note 2) .......      40,119       44,651
Securities held to maturity (fair value $13,012
 and $6,753 ) (Note 2) ...............................      13,115        6,990
Loans held for sale (fair value $4,688 and
 $4,666) (Note 4) ....................................       4,629        4,623
Loans receivable, net of allowance for loan
losses of $3,649 and $3,061 (Notes 3, 9) .............     575,624      520,097
Investments in joint ventures (Note 5) ...............       3,084        2,855
Federal Home Loan Bank stock (Note 9) ................       4,260        3,798
Accrued interest receivable, net (Note 6) ............       4,272        3,893
Premises and equipment, net (Note 7) .................       8,171        8,090
Real estate owned ....................................         139           48
Prepaid expenses and other assets ....................       2,284        2,440
Cash surrender value of  life insurance ..............       5,529        5,004
Goodwill, net ........................................       1,798        1,898
                                                         ---------    ---------
   TOTAL ASSETS ......................................   $ 682,796    $ 630,015
                                                         =========    =========

LIABILITIES AND SHAREHOLDERS' EQUITY:
Liabilities:
Deposits (Note 8) ....................................   $ 527,788    $ 489,573
Advances from Federal Home Loan Bank (Note 9) ........      79,945       70,700
Senior debt (Note 10) ................................       7,800        9,100
Other borrowings (Note 10) ...........................       4,648        4,337
Advance payments by borrowers for taxes
 and insurance .......................................         296          621
Accrued expenses and other liabilities ...............       4,402        4,167
                                                         ---------    ---------
   Total liabilities .................................     624,879      578,498
                                                         ---------    ---------
Shareholders' equity (Notes 10, 11, 12, 14):
 No par common stock; Authorized: 5,000,000 shares
  Issued and outstanding: ............................       7,549        6,819
     3,396,329 shares at June 30, 1997
     3,339,423 shares at June 30, 1996
 Retained earnings, restricted .......................      50,421       44,953
 Unrealized loss on securities available for sale,
     net of deferred taxes of $ 36 and $ 170 .........         (53)        (255)
   Total shareholders' equity ........................      57,917       51,517
                                                         ---------    ---------
    TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY .......   $ 682,796    $ 630,015
                                                         =========    =========
See notes to consolidated financial statements

                        CONSOLIDATED STATEMENTS OF INCOME
                      (in thousands except per share data)



                                                               Years Ended June 30
                                                        --------------------------------
Interest income:                                           1997        1996        1995
                                                        --------------------------------
 Loans receivable (Note 3) ..........................   $ 47,923    $ 43,299    $ 39,231
 Securities available for sale and held to maturity .      3,306       3,272       3,443
 Other interest income ..............................        302         585         339
                                                        --------    --------    --------
 Total interest income ..............................     51,531      47,156      43,013
                                                        --------    --------    --------
Interest expense:
 Deposits (Note 8) ..................................     23,286      22,496      20,067
 Advances from Federal Home Loan Bank (Note 9) ......      4,651       3,855       3,211
 Borrowings - long term (Note 10) ...................        703         900       1,011
                                                        --------    --------    --------
 Total interest expense .............................     28,640      27,251      24,289
                                                        --------    --------    --------

Net interest income .................................     22,891      19,905      18,724
Provision (credit) for loan losses ..................      1,129         638        (314)
                                                        --------    --------    --------
Net interest income after provision for loan losses .     21,762      19,267      19,038
                                                        --------    --------    --------
Other income:
 Gain on sale of loans ..............................      1,267       1,321         667
 Gain (loss) on sale of securities available for sale         19           1        (437)
 Income from joint ventures (Note 5) ................        432         530         252
 Insurance, annuity income, other fees ..............      1,474       1,406         778
 Service fees on NOW accounts .......................      1,673       1,635       1,494
 Net gain (loss) on real estate owned ...............        (24)        (18)        161
 Loan servicing income ..............................      1,030         945         805
 Miscellaneous ......................................      1,315       1,628       1,018
                                                        --------    --------    --------
 Total other income .................................      7,186       7,448       4,738
                                                        --------    --------    --------
Other expenses:
 Compensation and employee benefits (Note 13) .......      8,153       7,662       6,581
 Occupancy and equipment ............................      2,104       1,929       1,659
 Service bureau expense .............................        779         777         694
 Federal insurance premium (Note 12) ................      3,652       1,065       1,029
 Marketing ..........................................        503         498         549
 Goodwill amortization ..............................        100         101         101
 Miscellaneous ......................................      2,498       2,399       2,870
                                                        --------    --------    --------
 Total other expenses ...............................     17,789      14,431      13,483
                                                        --------    --------    --------

Income before income taxes ..........................     11,159      12,284      10,293
Income tax provision (Note 11) ......................      4,313       4,932       3,757
                                                        --------    --------    --------

Net Income ..........................................   $  6,846    $  7,352    $  6,536
                                                        ========    ========    ========
Earnings per common and common share
       equivalents ..................................   $   1.96    $   2.15    $   1.93
                                                        ========    ========    ========

See notes to consolidated financial statements

                                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                                    (in thousands except shares outstanding)




                                                                                Unrealized
                                                                                 Loss net       Total
                                        Shares         Common     Retained     of Deferred  Shareholders'
                                      Outstanding       Stock     Earnings        Taxes        Equity
                                      ------------------------------------------------------------------
Balance at July 1, 1994 ..........    2,166,474    $    6,312    $   32,890    $     (613)   $   38,589

Stock options exercised ..........       49,933           360                                       360
Tax benefit related to exercise
    of non-qualified stock options                         76                                        76
Cash dividends ($.25 per share) ..                                     (826)                       (826)
Net income .......................                                    6,536                       6,536
Change in unrealized loss on
    securities available for sale                                                     544           544
                                      -----------------------------------------------------------------
Balance at June 30, 1995 .........    2,216,407         6,748        38,600           (69)       45,279

Stock options exercised ..........        9,875            63                                        63
Tax benefit related to exercise
    of non-qualified stock options                          8                                         8
Cash dividends ($.30 per share) ..                                     (999)                       (999)
Net income .......................                                    7,352                       7,352
Change in unrealized loss on
    securities available for sale                                                    (186)         (186)
                                      -----------------------------------------------------------------
Balance at June 30, 1996 .........    2,226,282         6,819        44,953          (255)       51,517

Stock split 3 for 2;
    fractional shares ............    1,113,000            (5)                                       (5)
Stock options exercised ..........       57,047           670                                       670
Tax benefit related to exercise
    of non-qualified stock options                         65                                        65
Cash dividends ($.41 per share) ..                                   (1,378)                     (1,378)
Net income .......................                                    6,846                       6,846
Change in unrealized loss on
    securities available for sale                                                     202           202
                                      -----------------------------------------------------------------
Balance at June 30, 1997 .........    3,396,329    $    7,549    $   50,421    $      (53)   $   57,917
                                      =================================================================

See notes to consolidated financial statements

                                    CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                (in thousands)

                                                                           Years Ended June 30,
                                                                   -----------------------------------
                                                                       1997         1996        1995
                                                                   -----------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income .....................................................   $   6,846    $   7,352    $   6,536
Adjustments to reconcile net income to net cash
      provided by (used in) operating activities:
      Accretion of discounts, amortization and depreciation ....       1,191        1,234        1,044
      Provision (credit) for loan losses .......................       1,129          638         (314)
      Net gain from sale of loans ..............................      (1,267)      (1,321)        (667)
      Net (gain) loss from sale of securities available for sale         (19)          (1)         437
      Net gain from joint ventures; real estate owned ..........        (408)        (504)        (396)
      Net loan fees deferred (recognized) ......................        (403)        (106)        (149)
      Proceeds from sale of loans held for sale ................      79,552      107,500       57,155
      Origination of loans held for sale .......................     (78,291)     (98,014)     (67,219)
      Decrease  in accrued interest and other assets ...........       1,468        6,339        1,058
      Increase (decrease) in other liabilities .................         (90)       1,510          206
                                                                   ---------    ---------    ---------
Net cash provided by (used in) operating activities ............       9,708       24,627       (2,309)
                                                                   ---------    ---------    ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
Net principal disbursed on loans ...............................     (57,545)     (54,248)     (26,948)
Proceeds from:
      Maturities/Repayments of:
          Securities held to maturity ..........................         346        3,580        2,761
          Securities available for sale ........................      12,337        4,513        3,193
      Sales of:
          Securities available for sale ........................       8,572        5,507        9,932
          Real estate owned and other asset sales ..............         504          436          962
Purchases of:
      Loans ....................................................        (947)      (3,365)          --
      Securities available for sale ............................     (16,085)     (13,955)      (7,970)
      Securities held to maturity ..............................      (6,453)          --        (2,985)
      Federal Home Loan Bank stock .............................        (462)        (379)        (301)
Increase in cash surrender value of life insurance .............        (525)        (238)        (170)
Acquisition of property and equipment, net .....................      (1,129)        (654)      (2,329)
                                                                   ---------    ---------    ---------
Net cash used in investing activities ..........................     (61,387)     (58,803)     (23,855)
                                                                   ---------    ---------    ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
Increase in deposits, net ......................................      38,215       22,487       21,099
Proceeds from advances from Federal Home Loan Bank .............      50,800       28,200       63,500
Repayment of advances from Federal Home Loan Bank ..............     (41,555)     (17,500)     (47,500)
Repayment of senior debt .......................................      (1,300)      (1,300)      (1,300)
Net proceeds from overnight borrowings .........................         311        1,837          782
Common stock options exercised, net of fractional shares paid ..         730           71          436
Payment of dividends on common stock ...........................      (1,378)        (999)        (826)
                                                                   ---------    ---------    ---------
Net cash provided by financing activities ......................      45,823       32,796       36,191
                                                                   ---------    ---------    ---------

Net increase (decrease) in cash and cash equivalents ...........      (5,856)      (1,380)      10,027
Cash and cash equivalents, beginning of year ...................      25,628       27,008       16,981
                                                                   ---------    ---------    ---------
Cash and cash equivalents, end of year .........................   $  19,772    $  25,628    $  27,008
                                                                   =========    =========    =========

Supplemental information:
Cash paid for interest .........................................   $  28,474    $  27,050    $  24,197
Cash paid for income taxes .....................................   $   4,224    $   4,450    $   3,394
Assets acquired through foreclosure ............................   $     192    $     133    $      44
                                                                   =========    =========    =========

Noncash activities occurred consisting of the reclassification of $6.9 million from the held to maturity securities portfolio to the available for sale securities portfolio in fiscal year 1996.

See notes to consolidated financial statements

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE
                  THREE YEARS IN THE PERIOD ENDED JUNE 30, 1997


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

Description  of  Business

The Company is a unitary savings and loan holding company. The Bank provides financial services to south-central Indiana through its main office in Seymour and 15 other full service branches.

Use of Estimates

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

Securities

Securities are required to be classified as held to maturity, available for sale or trading. Debt securities that the Company has the positive intent and ability to hold to maturity are classified as held to maturity. Debt and equity securities not classified as either held to maturity or trading securities are classified as available for sale. Only those securities classified as held to maturity are reported at amortized cost, with those available for sale and trading reported at fair value with unrealized gains and losses included in shareholders' equity or income, respectively. Premiums and discounts are amortized over the contractual lives of the related securities using the level yield method. Gain or loss on sale of securities is based on the specific identification method.
     In November 1995, the Financial Accounting Standards Board allowed a one time reclassification of all securities. In December 1995, the Company reclassified $6.9 million held to maturity securities to available for sale securities.

Loans Held for Sale

Loans held for sale consist of fixed rate mortgage loans conforming to established guidelines and held for sale to the secondary market. Mortgage loans held for sale are carried at the lower of cost or fair value determined on an aggregate basis. Gains and losses on the sale of these mortgage loans are included in other income.

Mortgage  Banking  Activities

The Company adopted Statement of Financial Accounting Standards No. 122 ("SFAS 122"), "Accounting for Mortgage Servicing Rights" ("MSRs"), effective July 1, 1996. SFAS 122 requires that the Company recognize as separate assets, rights to service mortgage loans for others that have been acquired through either the purchase or origination of a loan. An entity that sells or securitizes those loans with servicing rights retained should allocate the total cost of the mortgage loans to the MSRs and the loans based on their relative fair values. These costs are initially capitalized and subsequently amortized in proportion to, and over the period of , estimated net loan servicing income.
     Additionally, SFAS 122 requires that MSRs be reported on the Consolidated Balance Sheet at the lower of cost or fair value. The Company is required to assess its capitalized MSRs for impairment based upon the fair value of the rights. MSRs are stratified based upon one or more of the predominant risk characteristics of the underlying loans. Impairment is recognized through a valuation allowance for each impaired stratum. The provisions of SFAS 122 were applied prospectively beginning in fiscal 1997. The ongoing impact of SFAS 122 is dependent upon, among other things, the volume of loan originations, the general levels of market interest rates and the rate of estimated loan prepayments. Accordingly, management is unable to predict with any reasonable certainty what effect SFAS 122 will have on the Company's future results of operations or its financial condition. SFAS 122 prohibits restatement of prior years' financial statements.

Loans

Interest on real estate, commercial and installment loans is accrued over the term of the loans on a level yield basis. The recognition of interest income is discontinued when, in management's judgement, the interest will not be collectible in the normal course of business.
     The Company adopted Statement of Financial Accounting Standards Nos. 114 and 118 ("SFAS 114 and 118"), "Accounting by Creditors for Impairment of a Loan and Income Recognition and Disclosures," as amended, effective July 1, 1995. These statements require that impaired loans be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or the fair value of the underlying collateral, and specifies alternative methods for recognizing interest income on loans that are impaired or for which there are credit concerns. For purposes of applying this standard, impaired loans have been identified as all nonaccrual loans that have not been collectively evaluated for impairment. The adoption of SFAS 114 and 118 did not have any effect on the total reserve for credit losses or related provision.

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE
                  THREE YEARS IN THE PERIOD ENDED JUNE 30, 1997


Loan  Origination Fees

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

Provision for Losses

A provision for estimated losses on loans and real estate owned is charged to operations based upon management's evaluation of the potential losses. Such an evaluation, which includes a review of all loans for which full collectibility may not be reasonably assured, considers, among other matters, the estimated net realizable value of the underlying collateral, as applicable, economic conditions, historical loan loss experience and other factors that are particularly susceptible to change that could result in a material adjustment in the near term. While management endeavors to use the best information available in making its evaluations, future allowance adjustments may be necessary if economic conditions change substantially from the assumptions used in making the evaluations.

Real Estate Owned

Real estate owned represents real estate acquired through foreclosure or deed in lieu of foreclosure and is recorded at the lower of cost or fair market value less estimated cost to sell. When property is acquired, it is recorded at the lower of cost or estimated fair value at the date of acquisition, with any resulting write-down charged against the allowance for loan losses. Any subsequent deterioration of the property is charged directly to real estate owned expense. Costs relating to the development and improvement of real estate owned are capitalized, whereas costs relating to holding and maintaining the property are charged to expense.

Premises  and  Equipment

Premises and equipment are carried at cost less accumulated depreciation. Depreciation is computed on the straight-line method over estimated useful lives that range from three to thirty-two years.

Derivatives

The Company has only limited involvement with derivative financial instruments and does not use them for trading purposes. The Company entered into an interest rate swap agreement as a means of managing the interest rate exposure of its senior debt obligation. The interest rate swap is accounted for under the accrual method. Under this method, the differential to be paid or received on the interest rate swap agreement is recognized over the life of the agreement in interest expense. Changes in fair value of interest rate swaps accounted for under the accrual method are not reflected in the accompanying financial statements. Realized gains and losses on terminated interest rate swaps are deferred as an adjustment to the carrying amount of the designated instruments and amortized over the remaining original life of the agreements. If the designated instruments are disposed of, the fair value of the interest rate swap or unamortized deferred gains or losses are included in the determination of the gain or loss on the disposition of such instruments. To qualify for such accounting, the interest rate swap is designated to the senior debt obligation and alters its interest rate characteristics.

Goodwill

The excess of cost over the fair value of assets acquired in connection with the purchase of another savings institution is being amortized using the straight line method over 25 years. Amortization expense for fiscal years 1997, 1996 and 1995, was $100,000, $101,000 and $101,000, respectively. Management reviews intangible assets for possible impairment if there is a significant event that detrimentally affects operations. Impairment is measured using estimates of the future earnings potential of the entity or assets acquired.

Income Taxes

The Company and its wholly-owned subsidiary file consolidated income tax returns. Deferred income tax assets and liabilities reflect the impact of temporary differences between amounts of assets and liabilities for financial reporting purposes and basis of such assets and liabilities as measured by tax laws and regulations.

Earnings  per Common Share

Earnings per share of common stock are based on the weighted average number of common shares and common share equivalents outstanding during the year. The adjusted weighted average number of common shares and common share equivalents outstanding was 3,494,829 for 1997, 3,419,909 for 1996 and 3,378,995 for 1995.
All per share information has been restated to reflect the Company's three-for-two stock split in December 1996.

Changes in Presentation

Certain amounts and items appearing in the fiscal 1996 and 1995 financial statements have been reclassified to conform with the fiscal 1997 presentation.

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE
                  THREE YEARS IN THE PERIOD ENDED JUNE 30, 1997


New Accounting Pronouncements

Statement of Financial Accounting Standards No. 128 ("SFAS 128"), "Earnings per Share," was issued in February 1997 and is effective for both interim and annual fiscal periods ending after December 15, 1997. Early adoption is not permitted. SFAS 128 establishes new standards for computing and presenting earnings per share ("EPS"). Specifically, SFAS 128 replaces the presentation of primary EPS with a presentation of basic EPS, requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. Management has determined that the adoption of SFAS 128 will not have a material effect on the consolidated financial statements.
     Statement of Financial Accounting Standards No. 130 ("SFAS 130"), "Comprehensive Income", was issued in June 1997 and becomes effective for fiscal periods beginning after December 15, 1997. SFAS 130 requires reclassification of earlier financial statements for comparative purposes. SFAS No. 130 requires that changes in the amounts of certain items, including foreign currency translation adjustments and gains and losses on certain securities be shown in the financial statements. SFAS No. 130 does not require a specific format for the financial statement in which comprehensive income is reported, but does require that an amount representing total comprehensive income be reported in that statement. Management has not yet quantified the effect of the new standard on the consolidated financial statements.
     Statement of Financial Accounting Standards No. 131 ("SFAS 131"), "Disclosures about Segments of an Enterprise and Related Information," was issued in June 1997 and is effective for fiscal periods beginning after December 15, 1997. This statement will change the way public companies report information about segments of their business in their annual financial statements and requires them to report selected segment information in their quarterly reports issued to shareholders. It also requires entity-wide disclosures about the products and services an entity provides, the material countries in which it holds assets and reports revenues, and its major customers. Management has not yet quantified the effect of this new standard on the consolidated financial statements.


2.  SECURITIES
Securities are summarized as follows (in thousands):

                                                                  June 30,
                            -----------------------------------------------------------------------------------
                                             1997                                        1996
                            ---------------------------------------     ---------------------------------------
                             Amortized   Gross Unrealized    Fair        Amortized   Gross Unrealized    Fair
                                         ----------------                            ----------------
                               Cost       Gains    Losses    Value         Cost       Gains    Losses    Value
                            ---------------------------------------     ---------------------------------------
Held to maturity:
U.S. obligations .......    $  3,883    $   17   $    (1)  $  3,899     $     --   $    --   $    --  $      --
Municipal bonds ........         820        --        --        820           --        --        --         --
Collateralized mortgage
        obligations ....       6,342        --      (123)     6,219        6,588        --      (225)     6,363
Pass-thru certificates .       2,070         5        (1)     2,074          402        --       (12)       390
                            --------    ------   -------   --------     --------   -------   -------  ---------
Total held to maturity .    $ 13,115    $   22   $  (125)  $ 13,012     $  6,990   $    --   $  (237) $   6,753
                            ========    ======   =======   ========     ========   =======   =======  =========
Available for sale:
U.S. obligations .......    $ 17,970    $   73   $   (52)  $ 17,991     $ 15,910   $    29   $  (117) $  15,822
Other agencies .........         689        --        (2)       687           --        --        --         --
Collateralized mortgage
        obligations ....      10,487         5      (138)    10,354       11,542         8      (250)    11,300
Pass-thru certificates .       6,062        28       (29)     6,061        9,804        24      (143)     9,685
Corporate debt .........       1,000         7        --      1,007        4,043        28        (4)     4,067
Mutual funds ...........       3,925        19        --      3,944        3,701         2        (1)     3,702
Equity securities ......          75        --        --         75           75        --        --         75
                            --------    ------   -------   --------     --------   -------   -------  ---------
Total available for sale    $ 40,208    $  132   $  (221)  $ 40,119     $ 45,075   $    91   $  (515) $  44,651
                            ========    ======   =======   ========     ========   =======   =======  =========


Certain securities, with both amortized cost and fair value of $3.0 million and $3.1 million at June 30, 1997 and 1996, respectively, were pledged as collateral for the Bank's treasury, tax and loan account at the Federal Reserve and for certain IRA and KEOGH accounts.
     The one time reclassification under SFAS 115 occurred in December 1995, and reclassified securities with amortized cost of $6.9 million from held to maturity to available for sale. The unrealized gain at the time of the transfer was $20,000.

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE
                  THREE YEARS IN THE PERIOD ENDED JUNE 30, 1997


The amortized cost and fair value of securities at June 30, 1997, by contractual maturity are summarized as follows (in thousands):


                                              Held to Maturity                   Available for Sale
                                        -----------------------------      ------------------------------
                                        Amortized    Fair      Market      Amortized    Fair       Market
                                          Cost      Value      Yield          Cost      Value      Yield
                                        -----------------------------      ------------------------------
U.S. obligations:
   Due in one year or less .........   $     --   $     --        --       $    998   $    996      5.60%
   Due after 1 year though 5 years .      3,883      3,899      6.80%        16,972     16,995      6.67%
Other agencies:
  Due after 10 years ...............         --         --        --            689        687      6.33%
Municipal bonds:
   Due after 1 year though 5 years .        565        565      6.80%            --         --        --
   Due after 5 years though 10 years        255        255      7.12%            --         --        --
Collateralized mortgage obligations       6,342      6,219      6.04%        10,487     10,354      6.14%
Pass-thru certificates .............      2,070      2,074      6.83%         6,062      6,061      6.24%
Corporate debt:
   Due in one year or less .........         --         --        --          1,000      1,007      7.68%
Mutual funds .......................         --         --        --          3,925      3,944      5.90%
Equity securities ..................         --         --        --             75         75        --
                                       --------   --------      -----      --------   --------      -----
Total ..............................   $ 13,115   $ 13,012      6.45%      $ 40,208   $ 40,119      6.37%
                                       ========   ========      =====      ========   ========      =====


Activities related to the sales of securities available for sale are summarized as follows (in thousands):


                             Years Ended June 30,
                         ----------------------------
                            1997     1996      1995
                         ----------------------------
Proceeds from sales ...  $ 8,572   $ 5,507   $ 9,932
Gross gains on sales...  $   38    $     1   $    61
Gross losses on sales..  $   19    $    --   $   498



3.  LOANS RECEIVABLE
Loans receivable are summarized as follows (in thousands):

                                                   June 30,
                                           ----------------------
                                              1997         1996
First mortgage loans:                      ----------------------
     Residential single family .........   $ 300,531    $ 278,118
     Commercial and multi-family .......      79,696       73,853
     Property under construction .......      54,504       43,365
     Unimproved land ...................       4,192        3,252
Home equity ............................      34,391       28,073
Second mortgage ........................      29,267       22,299
Commercial .............................      43,112       37,651
Mobile home ............................      16,613       18,833
Automobile .............................      23,086       20,883
Consumer ...............................      11,017       11,952
Savings account ........................       3,989        4,199
                                           ---------    ---------
     Gross loans receivable ............     600,398      542,478
Allowance for loan losses ..............      (3,649)      (3,061)
Deferred loan fees .....................        (560)        (963)
Undisbursed loan proceeds ..............     (20,519)     (18,249)
Unearned interest and unearned discounts          (5)         (19)
Purchase discount ......................         (41)         (89)
                                           ---------    ---------
Loans receivable, net ..................   $ 575,624    $ 520,097
                                           =========    =========

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE
                  THREE YEARS IN THE PERIOD ENDED JUNE 30, 1997


The Bank originates both adjustable and fixed rate loans. The adjustable rate loans have interest rate adjustment limitations and are generally indexed to the one year Treasury constant maturity rate. Future market factors may affect the correlation of the interest rates the Bank pays on the short-term deposits that have been primarily utilized to fund these loans.
     The principal balance of loans on nonaccrual status totaled approximately $2.9 million at June 30, 1997 and 1996. The Bank would have recorded interest income of $274,000 in 1997 and 1996 if loans on non-accrual status had been current in accordance with their original terms. Actual interest received was $266,000 and $155,000 for fiscal years ending 1997 and 1996, respectively. The Bank agreed to modify the terms of certain loans to customers who were experiencing financial difficulties. Modifications included forgiveness of interest, reduced interest rates and/or extensions of the loan term. The principal balances at June 30, 1997 and 1996 on these restructured loans were immaterial each year.
     The Bank's primary lending area is south-central Indiana. Virtually all of the Bank's loans originated and purchased are to borrowers located within the state of Indiana. The Bank originates and purchases commercial real estate loans, which totaled $79.7 million and $73.9 million at June 30, 1997 and 1996, respectively. These loans are considered by management to be of somewhat greater risk of uncollectibility due to the dependency on income production or future development of the real estate. Of the commercial real estate loans, $20.2 million and $20.4 million were collateralized by multi-family residential property at June 30, 1997 and 1996, respectively.
     As a federally chartered savings bank, aggregate commercial real estate loans may not exceed 400% of capital as determined under the capital standards provisions of FIRREA. This limitation was approximately $218.6 million and $207.4 million at June 30, 1997 and 1996, respectively. Also, under FIRREA, the loans-to-one-borrower limitation is generally 15% of unimpaired capital and surplus which, for the Bank, was approximately $8.2 million and $7.8 million at June 30, 1997 and 1996, respectively. As of June 30, 1997 and 1996, the Bank was in compliance with these limitations.
     Aggregate loans to officers and directors included above were $5.7 million and $5.4 million as of June 30, 1997 and 1996, respectively. Such loans are made in the ordinary course of business and are made on substantially the same terms as those prevailing at the time for comparable transactions with other borrowers. For the year ended June 30, 1997, loans of $1.2 million were disbursed to officers and directors and repayments of $881,000 were received from officers and directors.
     An analysis of the allowance for loan losses is as follows (in thousands):

                                          Years Ended June 30,
                                     -----------------------------
                                       1997       1996       1995
                                     -----------------------------
Beginning balance ................   $ 3,061    $ 2,806    $ 2,580
Provision (credit) for loan losses     1,130        638       (314)
Charge-offs ......................      (620)      (453)      (375)
Recoveries .......................        78         70        915
                                     -------    -------    -------
Ending balance ...................   $ 3,649    $ 3,061    $ 2,806
                                     =======    =======    ========


Impaired loan information under SFAS 114 and 118 is as follows (in thousands):

                                               June 30,
                                          ------------------
                                           1997        1996
                                          ------------------
Impaired loans with a valuation reserve    $265        $100
Impaired loans with no valuation reserve     29         207
                                           ----        ----
Total impaired loans ...................   $294        $307
                                           ====        ====

Valuation reserve on impaired loans ....   $265        $100
Average impaired loans .................   $363        $286

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE
                  THREE YEARS IN THE PERIOD ENDED JUNE 30, 1997


4.  MORTGAGE BANKING ACTIVITIES

At June 30, 1997, 1996 and 1995, the Bank was servicing loans for others amounting to $298.0 million, $266.8 million and $224.7 million, respectively. Net gain on sales of loans was $1.3 million, $1.3 million and $667,000 for the years ended June 30, 1997, 1996 and 1995. Servicing loans for others generally consists of collecting mortgage payments, maintaining escrow accounts, disbursing payments to investors and foreclosure processing. Loan servicing income includes servicing fees from investors and certain charges collected from borrowers, such as late payment fees.
     The Bank is obligated to repurchase certain loans sold to and serviced for others which become delinquent as defined by the various agreements. At June 30, 1997 and 1996, these obligations were limited to approximately $730,000 and $559,000, respectively.
     The following analysis reflects the changes in mortgage servicing rights ("MSRs") acquired for the year ended June 30, 1997, (in thousands)

Carrying Value July 1, 1996 ..........   $  --
     Additions .......................     420
     Amortization ....................     (33)
     Net change in valuation allowance      --
                                         -----
Carrying Value June 30, 1997 .........   $ 387
                                         =====

The carrying value approximates fair value at June 30, 1997. Fair value is estimated by discounting the net servicing income to be received over the estimated servicing term using a current market rate. The significant risk characteristics of the underlying loans used to stratify MSRs for impairment measurement were term and rate of note. No valuation allowance existed as of June 30, 1997.


5.  INVESTMENTS IN JOINT VENTURES

The Bank has invested in joint ventures through its subsidiary, Home Savings Corporation ("HSC"). The investments, including loans, are accounted for by the equity method. The Bank's interest in these investments is as follows (in thousands):
                                      June 30,
                          Equity  ----------------
                         Interest   1997     1996
                         -------------------------
Family Financial Life       19%   $  605   $  605
Heritage Woods ......       33%      107      132
Home-Breeden ........       50%    2,312    1,990
Coventry Associates .       65%       38       25
Admiral's Woods .....       50%       22      103
                                  ------   ------
Total investment ....             $3,084   $2,855
                                  ======   ======

Summarized condensed unaudited financial statements for these joint ventures are as follows (in thousands):
                                  June 30,
                              ----------------
                                1997     1996
Balance Sheets:               ----------------
Cash ......................   $  668   $  552
Investments ...............    3,615    3,384
Property and equipment, net      748      782
Inventory of developed lots    2,896    2,603
Other assets ..............      759      948
                              ------   ------
Total assets .  ...........   $8,686   $8,269
                              ======   ======

Notes payable .............   $2,337   $2,183
Insurance liabilities .....    1,524    1,453
Other liabilities .........      148      141
                              ------   ------
  Total liabilities .......    4,009    3,777
                              ------   ------
Shareholders' equity ......    4,677    4,492
                              ------   ------
Total liabilities and
    Shareholders' equity ..   $8,686   $8,269
                              ======   ======

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE
                  THREE YEARS IN THE PERIOD ENDED JUNE 30, 1997



                                            Years Ended June 30,
                                          ------------------------
                                           1997     1996     1995
Income Statements:                        ------------------------
Income:
  Insurance premiums and commissions ..   $3,484   $3,569   $3,372
  Investment income ...................      334      272      273
  Net lot sales .......................      653      989      127
  Other income ........................      107      107      106
                                          ------   ------   ------
  Total income ........................    4,578    4,937    3,878
                                          ------   ------   ------
Expenses:
  Commissions .........................    1,892    1,807    1,732
  Insurance benefits ..................      443      613      563
  Interest expense ....................       48       52       55
  Other expense .......................    1,439    1,612    1,340
                                          ------   ------   ------
  Total expense........................    3,822    4,084    3,690
                                          ------   ------   ------
Net income ............................   $  756   $  853   $  188
                                          ======   ======   ======

The notes payable include $1.9 million and $1.7 million due to HSC and $144,000 and $145,000 due to the Bank at June 30, 1997 and 1996, respectively. At June 30, 1997and 1996, open commitments to these joint ventures included letters of credit totaling $391,000 and $1.1 million, respectively.



6.  ACCRUED INTEREST RECEIVABLE

Accrued interest receivable consists of the following (in thousands):

                                                        June 30,
                                                   ----------------
                                                     1997     1996
                                                   ----------------
Loans, less reserve of $173 and $202............   $ 3,896  $ 3,497
Securities .....................................       371      393
Interest-bearing deposits ......................         5        3
                                                   -------  -------
Total accrued interest receivable ..............   $ 4,272  $ 3,893
                                                   =======  =======


7.  PREMISES AND EQUIPMENT

Premises and equipment consists of the following (in thousands):

                                                        June 30,
                                                   -----------------
                                                      1997    1996
                                                   -----------------
Land ...........................................   $ 1,480  $ 1,386
Buildings and improvements .....................     8,056    7,861
Furniture and equipment ........................     5,816    5,559
                                                   -------  -------
 Total .........................................    15,352   14,806
Accumulated depreciation .......................    (7,181)  (6,716)
                                                   -------  -------
Total premises and equipment....................   $ 8,171  $ 8,090
                                                   =======  =======

Depreciation expense included in operations for the years ended June 30, 1997, 1996 and 1995 totaled $1.0 million, $1.0 million and $813,000, respectively.

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE
                  THREE YEARS IN THE PERIOD ENDED JUNE 30, 1997


8. DEPOSITS
Deposits are summarized as follows (in thousands):

                                                       June 30,
                                       ---------------------------------------
                                               1997                 1996
                                       ---------------------------------------
                                                  Weighted             Weighted
                                                   Average              Average
                                          Amount    Rate       Amount     Rate
                                       ---------------------------------------
Non-interest-bearing .................   $ 23,506             $ 21,978
NOW accounts .........................     45,233    2.10%      48,878    2.09%
Passbook savings .....................     48,443    2.85%      58,988    3.00%
Money market savings .................     64,763    4.41%      25,188    3.05%
                                         --------    -----    --------    -----
     Total transaction accounts.......    181,945    2.85%     155,032    2.30%
                                         --------    -----    --------    -----
Certificates of deposit:
  Less than one year .................     97,301    5.46%      83,830    5.32%
  12-23 months .......................    110,242    5.56%      94,482    5.81%
  24-35 months .......................     59,857    5.62%      71,232    5.99%
  36-59 months .......................     22,596    5.61%      26,908    5.54%
  60-120 months ......................     55,847    6.15%      58,089    6.24%
                                         --------    -----    --------    -----
     Total certificate accounts.......    345,843    5.64%     334,541    5.78%
                                         --------    -----    --------    -----
Total deposits .......................   $527,788    4.68%    $489,573    4.68%
                                         ========    =====    ========    =====

At June 30, 1997 and 1996, certificates of deposit in amounts of $100,000 or more totaled $78.0 million and $58.0 million respectively.

A summary of certificate accounts by scheduled maturities at June 30, 1997, is as follows (in thousands):

                   1998       1999       2000      2001       2002    Thereafter    Total
                --------------------------------------------------------------------------
3.99% or less   $  1,656   $     --   $     --   $     --   $     --   $     --   $  1,656
4.00% - 4.99%     29,757      9,976        939         35         --         --     40,707
5.00% - 5.99%    166,672     37,719      4,832      6,576      4,907      2,425    223,131
6.00% - 6.99%     19,928     24,890     14,517      4,549     11,575        221     75,680
7.00% - 9.00%      2,347      1,516        555          9        242         --      4,669
                --------------------------------------------------------------------------
                $220,360   $ 74,101   $ 20,843   $ 11,169   $ 16,724   $  2,646   $345,843
                ==========================================================================


A summary of interest expense for the past three fiscal years is as follows (in thousands):

                                            Years Ended June 30,
                                         ---------------------------
                                           1997      1996      1995
                                         ---------------------------
NOW accounts .........................   $   880   $ 1,004   $ 1,104
Passbook savings .....................     1,509     1,657     1,654
Money market savings .................     2,030       729       587
Certificates of deposit...............    18,867    19,106    16,722
                                         ---------------------------
Total interest expense................   $23,286   $22,496   $20,067
                                         ===========================

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE
                  THREE YEARS IN THE PERIOD ENDED JUNE 30, 1997


9.  FEDERAL HOME LOAN BANK ADVANCES

The Bank was eligible to receive advances from the FHLB up to $206.7 million and $159.9 million at June 30, 1997 and 1996, respectively, which represented 50% of the Bank's eligible assets. The Bank has pledged qualifying mortgage loans and Federal Home Loan Bank stock as collateral on the following advances from the Federal Home Loan Bank (in thousands):

                                                     June 30,
                                      -----------------------------------------
                                             1997                    1996
                                      -----------------------------------------
                                               Weighted                Weighted
   Fiscal Year                                  Average                 Average
     Maturity                           Amount    Rate         Amount     Rate
                                      -----------------------------------------
      1997.....................       $    --      --         $26,000    6.15%
      1998.....................        33,200    6.63%         16,900    6.30%
      1999.....................        18,500    6.55%         14,500    6.67%
      2000.....................         9,300    6.29%          3,300    5.95%
      2001.....................         7,400    5.55%          7,400    5.55%
      2002.....................         7,000    6.34%          2,600    6.00%
      Thereafter...............         4,545    6.32%             --      --
                                      -----------------------------------------
   Total FHLB advances.........       $79,945    6.43%        $70,700    6.22%
                                      =========================================


10.  OTHER BORROWINGS

Senior Debt On June 30, 1993, the Company borrowed $13 million from LaSalle National Bank. The note bears interest at a variable rate of prime (8.50% at June 30, 1997) and matures on November 1, 1999. Of the net proceeds, the Company injected $10 million to the Bank's Tier 1 capital. The note is collateralized by the outstanding common shares of the Bank and its subsidiaries. Under the terms of the agreement, the Company is bound by certain restrictive debt covenants relating to earnings, net worth and various financial ratios. As of June 30, 1997, the Company was in compliance with the debt covenants. Maturities of senior debt based on minimum scheduled payments as of June 30, 1997 are: 1998 - $1,300 and 1999 - $6,500.
     Effective July 1, 1993, the Company entered into an interest rate swap agreement with LaSalle National Bank to make fixed rate payments at 7.24% and to receive variable rate payments at the LaSalle National Bank prime rate (8.50% at June 30, 1997) on a notional amount of $13 million with quarterly amortization of $325,000. The maturity date of the swap agreement is October 1, 1997. The interest rate swap agreement is accounted for on a settlement basis. The Company is exposed to credit loss in the event of nonperformance by LaSalle National Bank for the net interest rate differential when floating rates exceed the fixed maximum rate. However, the Company does not anticipate nonperformance by the counterparty.

Other  Borrowings

In addition to the other borrowings scheduled below (in thousands), the Bank also has a $5 million overdraft line of credit with the Federal Home Loan Bank, none of which was used as of June 30, 1997 or 1996.

                                                                  June 30,
                                                              ---------------
                                                               1997     1996
                                                              ---------------
Official check overnight remittance........................   $4,621   $4,280
FHLB overnight remittance .................................       27       57
                                                              ---------------
Total other borrowings ....................................   $4,648   $4,337
                                                              ===============

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE
                  THREE YEARS IN THE PERIOD ENDED JUNE 30, 1997


11.  INCOME TAXES

An analysis of the income tax provision is as follows (in thousands):

                                                        Years Ended June 30,
                                                    ----------------------------
                                                      1997       1996      1995
                                                    ----------------------------
Current:
    Federal .....................................   $ 3,435    $ 3,163   $ 2,400
    State .......................................       947      1,032       648
Deferred ........................................       (69)       737       709
                                                    ----------------------------
    Income tax provision.........................   $ 4,313    $ 4,932   $ 3,757
                                                    ============================

The difference between the financial statement provision and amounts computed by using the statutory rate of 34% is reconciled as follows (in thousands):

                                                         Years Ended June 30,
                                                    ----------------------------
                                                      1997      1996      1995
                                                    ----------------------------
Income tax provision at federal statutory rate ...  $ 3,794   $ 4,177   $ 3,500
State tax, net of federal tax benefit ............      615       701       582
Increase in cash surrender value of life insurance      (92)      (81)      (58)
Other ............................................       (4)      135      (267)
                                                    ----------------------------
Income tax provision .............................  $ 4,313   $ 4,932   $ 3,757
                                                    ============================

The Company is allowed to deduct an addition to a reserve for bad debts in determining taxable income. This addition differs from the provision for loan losses for financial reporting purposes. No deferred taxes have been provided on the income tax bad debt reserves prior to 1988, which total $6 million. This tax reserve for bad debts is included in taxable income of later years only if the bad debt reserves are subsequently used for purposes other than to absorb bad debt losses. Because the Company does not intend to use the reserves for purposes other than to absorb losses, deferred income taxes of $2.4 million were not provided at June 30, 1997 and 1996, respectively. Pursuant to SFAS 109, the Company has recognized the deferred tax consequences of differences between the financial statement and income tax treatment of allowances for loan losses arising after June 30, 1987.
     In August 1996, the "Small Business Job Protection Act of 1996" was passed into law. One provision of this act repeals the special bad debt reserve method for thrift institutions currently provided for in Section 593 of the IRC. The provision requires thrifts to recapture any reserves accumulated after 1987 but forgives taxes owed on reserves accumulated prior to 1988. Thrift institutions will be given six years to account for the recaptured excess reserves, beginning with the first taxable year after 1995, and will be permitted to delay the timing of this recapture for one or two years subject to whether they meet certain residential loan test requirements. The adoption of the act did not have a material adverse effect on the Company's consolidated financial position.
     The Company's deferred income tax assets and liabilities are as follows (in thousands):
                                                         June 30,
                                                     ---------------
                                                       1997     1996
                                                     ---------------
Deferred tax assets:
Bad debt reserves ................................   $  486   $  337
Unrealized losses on securities available for sale       36      170
Deferred compensation ............................      639      550
Deferred fees ....................................       --      105
                                                     ---------------
    Total deferred tax assets ....................    1,161    1,162
                                                     ---------------
Deferred tax liabilities:
Difference in basis of fixed assets ..............      721      805
FHLB dividend ....................................      205      205
Deferred fees ....................................      175       --
Other ............................................       17       44
                                                     ---------------
    Total deferred tax liabilities ...............    1,118    1,054
                                                     ---------------
Net deferred tax assets ..........................   $   43   $  108
                                                     ===============

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE
                  THREE YEARS IN THE PERIOD ENDED JUNE 30, 1997


12.  REGULATORY MATTERS

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possible additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.
     Quantitative measures that have been established by regulation to ensure capital adequacy require the Bank to maintain minimum capital amounts and ratios (set forth in the table below). The Bank's primary regulatory agency, the OTS, requires that the Bank maintain minimum ratios of tangible capital (as defined in the regulations) of 1.5%, core capital (as defined) of 3%, and total risk-based capital (as defined) of 8%. The Bank is also subject to prompt corrective action capital requirement regulations set forth by the Federal Deposit Insurance Corporation ("FDIC"). The FDIC requires the Bank to maintain minimum of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). As of June 30, 1997, the Bank met all capital adequacy requirements to which it is subject.
     As of June 30, 1997 and 1996, the most recent notifications from the OTS categorized the Bank as "well capitalized" under the regulatory framework for prompt corrective action. To be categorized as "well capitalized" the Bank must maintain minimum total risk based, Tier 1 risk based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

                                                                                To Be Categorized
                                                                              as "Well Capitalized"
                                                                                  Under Prompt
                                                             For Capital        Corrective Action
    (dollars in thousands)                Actual          Adequacy Purposes        Provisions
---------------------------------------------------------------------------------------------------
                                      Amount   Ratio        Amount   Ratio       Amount    Ratio
---------------------------------------------------------------------------------------------------
As of June 30, 1997
Tangible capital (to total assets)   $54,655    8.07%      $10,158    1.50%      $ N/A     $ N/A
Core capital (to total assets) ...   $54,655    8.07%      $20,317    3.00%      $ N/A     $ N/A
Total risk-based capital
    (to risk-weighted assets) ....   $57,980   12.06%      $38,454    8.00%      $48,068    10.00%
Tier 1 risk-based capital
    (to risk-weighted assets) ....   $54,655   11.37%      $ N/A     $ N/A       $28,841     6.00%
Tier 1 leverage capital
    (to average assets) ..........   $54,655    8.45%      $ N/A     $ N/A       $32,355     5.00%

                                                                                To Be Categorized
                                                                              as "Well Capitalized"
                                                                                  Under Prompt
                                                             For Capital        Corrective Action
    (dollars in thousands)                Actual          Adequacy Purposes        Provisions
---------------------------------------------------------------------------------------------------
                                      Amount   Ratio        Amount   Ratio       Amount    Ratio
---------------------------------------------------------------------------------------------------
As of June 30, 1996
Tangible capital (to total assets)   $51,859   8.28%      $ 9,396      1.50%    $ N/A     $ N/A
Core capital (to total assets) ...   $51,859   8.28%      $18,791      3.00%    $ N/A     $ N/A
Total risk-based capital
    (to risk-weighted assets) ....   $54,513  12.35%      $35,320      8.00%    $44,149   10.00%
Tier 1 risk-based capital
    (to risk-weighted assets) ....   $51,859  11.75%      $ N/A      $ N/A      $26,489    6.00%
Tier 1 leverage capital
   (to average assets) ...........   $51,859   8.67%      $ N/A      $ N/A      $29,924    5.00%


               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE
                  THREE YEARS IN THE PERIOD ENDED JUNE 30, 1997


Dividend Restrictions

The principal source of income and funds for the Company are dividends from the Bank. The Bank is subject to certain restrictions on the amount of dividends that it may declare without prior regulatory approval. At June 30, 1997, approximately $11.9 million of retained earnings were available for dividend declaration without prior regulatory approval.

Recapitalization  of SAIF

On September 30, 1996, the President of the United States signed into law an omnibus appropriations act for fiscal year 1997 that included, among other things, the recapitalizaition of the Savings Association Insurance Fund (SAIF) in a section entitled "The Deposit Insurance Funds Act of 1996" ("the Act"). The Act included a provision where all insured depository institutions would be charged a one-time special assessment on their SAIF assessable deposits as of March 31, 1995. The Company recorded a pre-tax charge of $3,001,000 during the year ended June 30, 1997, which represented 65.7 basis points of the March 31, 1995, assessable deposits.


13.  EMPLOYEE BENEFIT PLANS

Multi-employer Pension Plan The Bank participates in a noncontributory multi-employer pension plan covering all qualified employees. The plan is administered by the trustees of the Financial Institutions Retirement Fund. There is no separate valuation of the plan benefits nor segregation of plan assets specifically for the Bank because the plan is a multi-employer plan and separate actuarial valuations are not made with respect to each employer. However, as of June 30, 1996, the latest actuarial valuation, the total plan assets exceeded the actuarially determined value of accrued benefits.

Supplemental   Retirement   Program

The Bank has entered into supplemental retirement agreements for certain officers and directors. Benefits under these agreements are generally paid over a 15 year period. The present value of the benefit to be paid is accrued over the active period of employment of individual participants. The amount of benefit expense for fiscal years 1997, 1996 and 1995, was $350,000, $281,000 and $243,000, respectively.

401(k) Plan

The Bank has an employee thrift plan established for substantially all full-time employees. The Bank has elected to make matching contributions equal to 50% of the employee contributions up to a maximum of 1.5% of an individual's total eligible salary. The Bank contributed $75,000, $71,000 and $61,000 during fiscal years 1997, 1996 and 1995, respectively.


14.  STOCK OPTIONS

The Company has stock option plans for the benefit of officers, other key employees and directors. The plans are authorized to grant options to purchase 212,928 additional shares of the Company's common stock. The option price is not to be less than the fair value of the common stock on the date the option is granted and the stock options are exercisable at any time within the maximum term of 10 years and one day from the grant date. The options are nontransferable and are forfeited upon termination of employment.
     The following is an analysis of the stock option activity for each of the years in the three year period ended June 30, 1997, and the stock options outstanding at the end of the respective periods:

                                                           Weighted
                                                            Average
Options                                        Shares        Price
-------                                        ------        -----
Outstanding July 1, 1994 ..................    354,221    $    9.83
Granted ...................................     73,395    $   15.89
Expired ...................................       (752)   $   14.59
Exercised .................................    (74,899)   $    4.80
                                               -------
Outstanding June 30, 1995 .................    351,965    $   12.16
Granted ...................................      4,770    $   16.75
Expired ...................................    (10,875)   $   14.59
Exercised .................................    (14,813)   $    4.26
                                               -------
Outstanding June 30, 1996 .................    331,047    $   12.50
Fractional shares dropped in  3 for 2 split         (4)   $   13.03
Granted ...................................    151,020    $   24.31
Expired ...................................         --    $    N/A
Exercised .................................    (57,047)   $   11.75
                                               -------
Outstanding June 30, 1997 .................    425,016    $   16.76
                                               =======

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE
                  THREE YEARS IN THE PERIOD ENDED JUNE 30, 1997


As of June 30, 1997, options outstanding had exercise prices between $2.23 and $27.375 and a weighted average remaining contractual life of 7.3 years. The majority of options outstanding have exercise prices ranging from $12.87 to $27.375 with a weighted average remaining contractual life of 7.8 years.
     The Company  applies APB Opinion No. 25,  "Accounting  for Stock  Issued to
Employees," and related interpretations in accounting for the plan. No compensation cost has been recognized for the plan because the stock option price is equal to or greater than the fair value at the grant date. Had compensation cost for the plan been determined based on the fair value at the grant dates for awards under the plan consistent with the fair value method of SFAS 123, " Accounting for Stock-Based Compensation," the Company's net income and net income per share would have decreased to the pro forma amounts indicated below (in thousands, except per share data):


                                             Years ended June 30,
                                            -----------------------
                                                1997        1996
                                            -----------------------
Net income:
   As reported ..........................   $   6,846   $   7,352
   Pro forma ............................   $   6,108   $   7,335

Net income per share:
   As reported ..........................   $    1.96   $    2.15
   Pro forma ............................   $    1.75   $    2.14


The weighted average fair value of options granted was $8.15 in 1997 and $ 5.96 in 1996. The fair value of the option grants are estimated on the date of grant using an option pricing model with the following assumptions: dividend yield ranging from 1.46% to 1.97%, risk-free interest rates ranging from 7.32% to 8.04%, expected volatility ranging from 27.9% to 30.3% and expected life of 5 years. The pro forma amounts are not representative of the effects on reported net income for future years.


15. COMMITMENTS

Financial  Instruments  with  Off-Balance  Sheet Risk

In the normal course of business, the Bank makes various commitments to extend credit which are not reflected in the accompanying consolidated financial statements. At June 30, 1997 and 1996, the Bank had loan commitments approximating $38.5 million and $27.6 million, respectively, excluding undisbursed portions of loans in process. Loan commitments at June 30, 1997, include commitments to originate fixed rate loans with interest rates ranging from 7.6% to 9.8% totaling $3.7 million and adjustable-rate loan commitments with interest rates ranging from 6.5% to 9.5% totaling $34.8 million. Commitments, which are disbursed subject to certain limitations, extend over various periods of time. Generally, unused commitments are canceled upon expiration of the commitment term as outlined in each individual contract. Outstanding letters of credit were $2.3 million and $3.0 million for 1997 and 1996, respectively. Additionally, the Bank had approximately $5.9 million in commitments to sell fixed rate residential loans and $9.4 million in commitments to sell adjustable rate commercial loans at June 30, 1997. The Bank's exposure to credit loss in the event of nonperformance by the other parties to the financial instruments for commitments to extend credit is represented by the contract amount of those instruments. The Bank uses the same credit policies and collateral requirements in making commitments as it does for on-balance sheet instruments.

Employment  Agreements

The Company has entered into employment agreements with certain executive officers. Under certain circumstances provided in the agreements, the Company may be obligated to continue the officer's salary for a period of up to three years.

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE
                  THREE YEARS IN THE PERIOD ENDED JUNE 30, 1997


16.  FAIR VALUE OF FINANCIAL INSTRUMENTS

The following disclosure of the estimated fair value of financial instruments is as follows (in thousands):


                                                           June 30,
                                           ------------------------------------------
                                            Carrying     Fair     Carrying      Fair
                                              Value      Value      Value      Value
                                           ------------------------------------------
Assets:
   Cash .................................  $  16,274   $ 16,274   $ 19,327   $ 19,327
   Interest-bearing deposits ............      3,498      3,498      6,301      6,301
   Securities available for sale ........     40,119     40,119     44,651     44,651
   Securities held to maturity ..........     13,115     13,012      6,990      6,753
   Loans held for sale ..................      4,629      4,688      4,623      4,666
   Loans, net ...........................    575,624    576,597    520,097    519,002
   Accrued interest receivable ..........      4,272      4,272      3,893      3,893
   Federal Home Loan Bank stock .........      4,260      4,260      3,798      3,798
   Cash surrender value of life insurance      5,529      5,529      5,004      5,004

Liabilities:
    Deposits ............................    527,788    527,405    489,573    488,649
    Federal Home Loan Bank advances .....     79,945     80,105     70,700     70,397
    Senior debt .........................      7,800      7,831      9,100      9,100
    Other borrowings ....................      4,648      4,648      4,337      4,337
    Advance payments by borrowers
       for taxes and insurance ..........        296        296        621        621

Unrecognized financial instruments:
    Interest rate swap ..................         --          2         --        175

The estimated fair values of financial instruments have been determined by the Company, using available market information and appropriate valuation methodologies. Considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

     Cash, Interest-bearing Deposits, Accrued Interest Receivable, Cash Surrender Value of Life Insurance, Advance Payments by Borrowers for Taxes and Insurance and Other Borrowings
          The carrying amount as reported in the Consolidated Balance Sheets is a reasonable estimate of fair value.


     Securities  Held to Maturity and Available for Sale
          Fair values are based on quoted market prices and dealer quotes.

     Loans  Held for Sale  and  Loans,  net
          The fair value is estimated by discounting the future cash flows using the current rates for loans of similar credit risk and maturities.

     Federal  Home  Loan  Bank  Stock
          The fair value is estimated to be the carrying value which is par.

     Deposits
          The fair value of demand deposits, savings accounts and money market deposit accounts is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using rates currently offered for deposits of similar remaining maturities.

     Federal  Home  Loan  Bank  Advances
          The fair value is  estimated  by  discounting  future cash flows using
     rates   currently   available  to  the  Company  for  advances  of  similar
     maturities.

     Senior  Debt
          Rates currently available to the Company for debt with similar terms and remaining maturities are used to estimate fair value of existing debt.

     Interest Rate Swap
          The fair value of the interest rate swap agreement is the estimated amount the Company would have to pay to enter into an equivalent agreement at June 30, 1997 and 1996, with the counterparty to the swap agreement.

     Commitments
          The commitments to originate and purchase loans have terms that are consistent with current market conditions. Accordingly, the Company estimated that the face amounts of these commitments approximate carrying values.

The fair value estimates presented herein are based on information available to management at June 30, 1997 and 1996. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE
                  THREE YEARS IN THE PERIOD ENDED JUNE 30, 1997


17.  PARENT COMPANY FINANCIAL STATEMENTS

The condensed financial statements of Home Federal Bancorp are as follows (in thousands):

                                                                            June 30,
Condensed Balance Sheets                                               --------------------
(Parent Company only)                                                    1997        1996
Assets:                                                                --------------------
Cash ...................................................               $  5,634    $  4,694
Investment in subsidiary ...............................                 59,891      55,817
Other ..................................................                    504         577
                                                                       --------------------
  Total assets .........................................               $ 66,029    $ 61,088

Liabilities:
Senior debt ............................................               $  7,800    $  9,100
Other ..................................................                    312         471
                                                                       --------------------
  Total liabilities ....................................                  8,112       9,571
                                                                       --------------------
Shareholders' equity ...................................                 57,917      51,517
                                                                       --------------------
   Total liabilities and shareholders' equity ...........              $ 66,029    $ 61,088
                                                                       ====================

                                                             For the Years Ended June 30:
Condensed Statements of Income                             --------------------------------
(Parent Company only)                                         1997       1996        1995
                                                           --------------------------------
Dividends from subsidiary ..............................   $  3,457    $  3,247    $  3,152
Other ..................................................        497         514         463
                                                           --------------------------------
  Total income .........................................      3,954       3,761       3,615
                                                           --------------------------------
Interest on senior debt ................................        703         900       1,010
Other expenses .........................................        600         674         717
                                                           --------------------------------
  Total expenses .......................................      1,303       1,574       1,727
                                                           --------------------------------
Income before taxes and change in
 undistributed earnings of subsidiary ..................      2,651       2,187       1,888
Applicable income tax credit ...........................       (323)       (420)       (505
                                                           --------------------------------
Income before change in undistributed
 earnings of subsidiary ................................      2,974       2,607       2,393
Increase in undistributed earnings of subsidiary .......      3,872       4,745       4,143
                                                           --------------------------------
Net income .............................................   $  6,846    $  7,352    $  6,536
                                                           ================================

                                                              For the Years Ended June 30:
Condensed Statements of Cash Flows :                       --------------------------------
(Parent Company only)                                         1997       1996        1995
                                                           --------------------------------
Operating activities:
Net income .............................................   $  6,846    $  7,352    $  6,536
Adjustments to reconcile net income to net
 cash provided by operating activities:
  Decrease (increase) in other assets ..................         73         565        (354)
  Increase (decrease) in accrued expenses and
   other liabilities ...................................       (159)        383         (28)
  Increase in undistributed earnings
   of subsidiary .......................................     (3,872)     (4,745)     (4,143)
                                                           --------------------------------
Net cash provided by operating activities ..............      2,888       3,555       2,011

Financing activities:
Repayment of senior debt ...............................     (1,300)     (1,300)     (1,300)
Payment of dividends ...................................     (1,378)       (999)       (826)
Exercise of stock options, net of fractional shares paid        730          71         436
                                                           --------------------------------
Net cash used in financing activities ..................     (1,948)     (2,228)     (1,690)
                                                           --------------------------------
Net increase in cash ...................................        940       1,327         321
Cash at beginning of year ..............................      4,694       3,367       3,046
                                                           --------------------------------
Cash at end of year ....................................   $  5,634    $  4,694    $  3,367
                                                           ================================

                                                   INDEPENDENT AUDITORS' REPORT







    To the Shareholders and the Board of Directors of Home Federal Bancorp:


We have audited the accompanying consolidated balance sheets of Home Federal Bancorp and its subsidiary (the "Company") as of June 30, 1997 and 1996, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended June 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.
     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Home Federal Bancorp and its subsidiary at June 30, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 1997 in conformity with generally accepted accounting principles.
     As discussed in Note 1 to the consolidated financial statements, the Company adopted the provisions of Statement of Financial Accounting Standards No. 122, "Accounting for Mortgage Servicing Rights", on July 1, 1996.


/S/ DELOITTE & TOUCHE LLP
DELOITTE & TOUCHE LLP
Indianapolis, Indiana
July 23, 1997

BOARD OF DIRECTORS & OFFICERS
of Home Federal Bancorp

BOARD OF                     Eugene E. Burke
DIRECTORS                    Director Emeritus
                             Retired
John K. Keach, Sr.
Chairman of the Board,       Robert Weber
Home Federal Bancorp         Director Emeritus
                             Retired
John K. Keach, Jr.
President and
Chief Executive Officer
Home Federal Bancorp         OFFICERS

John T. Beatty               John K. Keach, Jr.
President,                   President and
Beatty Insurance, Inc.       Chief Executive Officer

Lewis W. Essex               Gerald L. Armstrong
Retired from Essex           Executive Vice President
Castings, Inc.               and Chief Operating Officer

Harold Force                 Lawrence E. Welker
President,                   Executive Vice President,
Force Construction           Chief Financial Officer,
Company, Inc.                Treasurer and Secretary

David W. Laitinen, MD        The Directors of
Orthopedic Surgeon           Home Federal Bancorp
                             Also Serve As Directors of
Harvard W. Nolting, Jr.      Home Federal Savings Bank.
Retired form Nolting
Foods, Inc.




Executive Officers
of Home Federal Savings Bank

John K. Keach, Jr.           John F. Schilling
President and                Senior Vice President
Chief Executive Officer      Commercial Lending

Gerald L. Armstrong          Keith E. Luken
Executive Vice President     Senior Vice President
and Chief Operating Officer  Mortgage Lending

Lawrence E. Welker           Mark A. Dennis
Executive Vice President,    First Vice President
Chief Financial Officer,     MIS
Treasurer and Secretary
                             Melissa M. Arnold
S. Elaine Pollert            Vice President
Senior Vice President        Controller
Retail Banking



SHAREHOLDER INFORMATION

STOCK LISTING
The common stock of Home Federal Bancorp is traded on the National Association of Securities Dealers
Automated Quotation System, National Market System, under the symbol HOMF. Home Federal Bancorp stock appears in the Wall Street Journal under the abbreviation
HomFedBcpIN, and in other publications under the abbreviation HFdBcp.

TRANSFER AGENT & REGISTRAR
To change name, address or ownership of stock, to report lost certificates, or to consolidate accounts, contact:

LaSalle National Bank
c/o Corporate Trust Operations
135 South LaSalle Street, Room 1811
Chicago, Illinois  60603
(800) 246-5761

GENERAL COUNSEL
Barnes & Thornburg
1313 Merchants Bank Building
11 South Meridian Street
Indianapolis, IN  46204

SHAREHOLDER & GENERAL INQUIRIES
Home Federal Bancorp is required to file an Annual
Report on Form 10-K for its fiscal year ended June 30, 1997, with the Securities and Exchange Commission.

For copies of the Annual Report and Home Federal
Bancorp's Quarterly Reports, contact:

Cora Laymon
Home Federal Bancorp
222 West Second Street
P.O. Box 648
Seymour, IN  47274
(812) 522-1592
(800) 952-6646

For financial information and security analyst inquiries please contact:

Lawrence E. Welker
Home Federal Bancorp
222 West Second Street
P.O. Box 648
Seymour, IN  47274
(812) 522-1592
(800) 952-6646