Form 10-K, Exhibit 13
period 1999-06-30
HOME FEDERAL BANCORP
filed 1999-09-29
CIK 867493

[Front Cover]
                                                   Home Federal Bancorp
                                                     1999 Annual Report


[Picture omitted]

Blue sky, green grass filled with numbers, Home Federal logo on the horizon.

The 1999 fiscal year was punctuated by many changes in the financial marketplace. During the year, Home Federal Bancorp positioned itself to meet the changing needs of its customers, communities and shareholders. Innovative approaches to traditional banking services kept us competitive and at the top of our markets. As the decade draws to a close, we will continue to focus on diversification and steady growth--while constantly broadening our horizons.

Table of Contents
Letter to Shareholders  1
Selected Consolidated Financial Data  4
Quarterly Results of Operations  5
Management's Discussion & Analysis  6
Consolidated Balance Sheets  16
Consolidated Statements of Income  17
Consolidated Statements of Shareholders' Equity  18
Consolidated Statements of Cash Flows  19
Notes to Consolidated Financial Statements  20
Independent Auditors' Report  34
Board of Directors & Officers of Home Federal Bancorp
         & Executive Officers of Home Federal Savings Bank  35
In Memoriam  36

To Our Shareholders

While our clocks tick toward the much-anticipated arrival of the year 2000, we find ourselves--like you, perhaps--filled with increasing wonder, anticipation and more than just a bit of apprehension. We know that we are soon to be eyewitnesses to an historic event--and recipients of a once-in-a-lifetime opportunity to compare our achievements in one century with our prospects for the next.

In that context, 1999, more than most years, has been a time for taking stock. For Home Federal, fiscal year 1999 was another period of solid performance. For the year, we reported net income of $10,477,000, or $1.95 diluted earnings per share, compared to $10,390,000, or $1.90 diluted earnings per share, for the prior year.

And yet 1999 has also been a year of transition. For example, what could only be described as a modern-day bull market in mortgage refinancing--a major contributor to our income statement in recent years--essentially expired during the last quarter of fiscal year 1999, underscoring the need for us to continually seek new and diverse sources of income. We pride ourselves on staying abreast of changes in our marketplace and to adjusting competitively to changes in the economy. This year, we also foresee a need to prepare for changes in the regulatory environment. While we are uncertain of the outcome, we feel that the current discussions in Washington, as they relate to financial modernization, will not have an overall negative effect on our business strategies.

And so the events of fiscal year 1999 have had dual significance for all of us at Home Federal. We recognize that no institution can survive for 91 years without foresight and fundamental strengths in day-to-day management, qualities we feel were fully reflected in our recent performance. This performance was recognized in the SNL Securities publication, ThriftINVESTOR, in which

Total Loan Portfolio in thousands [pie graphs omitted, right hand margin]


                               1999

Residential Mortgages    46.37%    $281,481
Consumer                  7.72%    $ 46,888
Commercial                9.38%    $ 56,956
Second & Home Equity     11.34%    $ 68,873
Commercial Mortgages     25.18%    $152,881
                                   $607 079


                               1995

Residential Mortgages    59.89%    $285,760
Consumer                 11.86%    $ 57,563
Commercial                5.93%    $ 28,763
Second & Home Equity      8.35%    $ 40,536
Commercial Mortgages     14.97%    $ 72,618
                                   $485,240

Home Federal Bancorp ranked 15th among the top 100 largest publicly-owned thrifts. The ranking is based on measurements of profitability, efficiency, credit quality and earnings per share growth. This recognition is certainly something we are proud of. However, we know that finding comfort in historical performance is a poor way to plan for the future.

We know--in part through wisdom gained through past experience--that times and circumstances change for all businesses. Economies, markets, policies and products all change, and, perhaps most importantly, opportunities change. Our challenge in these transitional times is to prudently recast our traditional, 20th Century strategies to meet the opportunities of the 21st. Accordingly, we have chosen this year as a time to thoroughly analyze every aspect of our business--and to prepare to begin the year 2000 with a fresh approach to each.

For example, we have placed even greater importance on the diversification of our loan portfolio, with particular emphasis on general commercial lending activities and commercial real estate lending. We are encouraged by our progress in this area and fully intend to tap into our existing and ever-expanding markets to the greatest extent possible. This strategy provides Home Federal with the potential for offering both commercial and consumer services to this valuable market segment.

Additionally, we continue to allocate resources to the development of other non-interest income sources, such as fee-based services, which can effectively diversify our income stream. We made significant progress in this regard by combining our trust and brokerage service areas into one unit, Home Federal Investment Management Services. During the year we also joined forces with the Frank Russell Investment Management group of Tacoma, Washington. Through this partnership, we will further enhance our ability to offer Home Federal's customers a comprehensive range of financial products and services--including investment counseling and management services, personal and employee benefit trust and brokerage services, and estate administration services.

We have also expanded our activity in the realm of joint ventures. This area is one that has seen considerable growth over the past few years; income earned from joint ventures increased 63% between 1995 and 1999, and we expect that number to increase again in fiscal year 2000.

In addition to diversifying our income sources, we are striving to increase customer convenience while also decreasing expenses. We understand that our customers are more geographically diverse than ever, and we are using aggressively-marketed contemporary technology--such as our new Web site (www.homf.com) and Online Banking services--to make it easier for our customers to contact us and to avail themselves of our products and services. These innovative channels position Home Federal as a leader in delivery technology in our marketplace.

Ironically, the same wondrous new technology that makes it possible for us to offer electronic banking products and customer services is also threatening to disarm customer confidence in our operations as we approach New Year's Day 2000. Home Federal technology managers have been implementing and testing all electronic data systems for Year 2000 compliance since 1997, and we have been communicating news of our preparatory actions and contingency measures to our customers. We have great confidence in our level of preparation and are working to see that our suppliers are equally well prepared.

Today, our southeastern Indiana service area, which prospered through the last decade, continues to enjoy economic diversification and steady growth--key factors in assuring that its prosperity will continue. Our intent is that Home Federal will continue to contribute to that prosperity--and to share in it as well.

As we progress through these exciting times, we thank each of our predecessors and present-day partners, including our employees and shareholders, for their commitments to helping this institution prosper throughout the 20th Century
- --and for their contributions toward its preparedness for the challenges that await it in the 21st.

Sincerely,

John K. Keach, Sr.
Chairman of the Board

John K. Keach, Jr.
President and Chief Executive Officer

Total Non-Interest Income to Average Assets [Bar graph in right hand margin omitted]

[Caption to the left of graph]

Total non-interest income as a percentage of average assets. To weather fluctuations in the interest rate environment, Home Federal has placed a stronger emphasis on non-interest income. In comparisons of this ratio, Home Federal Bancorp has consistently outperformed regional and national thrift peer groups.

Fiscal Year 95      .84%
Fiscal Year 96     1.24%
Fiscal Year 97     1.11%
Fiscal Year 98     1.38%
Fiscal Year 99     1.36%



Diluted Earnings Per Share [Bar graph in right hand margin omitted]

[Caption to the left of graph]
Net income divided by outstanding common and common share equivalents.

Fiscal Year 95     $1.29
Fiscal Year 96     $1.43
Fiscal Year 97     $1.30
Fiscal Year 98     $1.90
Fiscal Year 99     $1.95

Efficiency Ratio [Bar graph in right hand margin omitted]

[Caption to the left of graph]
Operating expenses as a percentage of the sum of net interest income and non-interest income. For example, during fiscal 1999, every $.51 in expense generated $1.00 in net income.

Fiscal Year 95     58.70%
Fiscal Year 96     56.90%
Fiscal Year 97     51.90%
Fiscal Year 98     51.55%
Fiscal Year 99     50.57%

Summary of Selected Consolidated Financial Data
(in thousands except per share data)

                                                               At or For the Year Ended June 30,
                                                 -------------------------------------------------------------
                                                    1999         1998         1997         1996         1995
                                                 -------------------------------------------------------------
Selected Balance Sheet Data:
Total assets .................................   $ 744,509    $ 719,549    $ 682,796    $ 630,015    $ 588,543
Securities available for sale ................   $  73,521    $  57,335    $  40,119    $  44,651    $  34,221
Securities held to maturity ..................   $   4,987    $   9,565    $  13,115    $   6,990    $  17,451
Loans receivable, net ........................   $ 586,918    $ 582,040    $ 575,624    $ 520,097    $ 469,883
Deposits .....................................   $ 579,882    $ 543,989    $ 527,788    $ 489,573    $ 467,086
Total borrowings .............................   $  90,410    $ 102,466    $  92,393    $  84,137    $  72,900
Shareholders' equity .........................   $  69,635    $  66,952    $  57,917    $  51,517    $  45,279

Selected Operations Data:
Total interest income ........................   $  54,211    $  55,103    $  51,531    $  47,156    $  43,013
Total interest expense .......................      30,135       30,864       28,640       27,251       24,289
Net interest income ..........................      24,076       24,239       22,891       19,905       18,724
Provision (credit) for loan losses ...........       1,124        1,193        1,129          638         (314)
Net interest income after provision
     for loan losses .........................      22,952       23,046       21,762       19,267       19,038
Gain on sale of loans ........................       3,380        3,410        1,267        1,321          667
Gain (loss) on sale of securities ............           2            8           19            1         (437)
Other income .................................       6,622        6,297        5,900        6,126        4,508
Other expense (1) ............................      15,851       15,726       17,789       14,431       13,483
Income before income taxes ...................      17,105       17,035       11,159       12,284       10,293
Income tax provision .........................       6,628        6,645        4,313        4,932        3,757
                                                 -------------------------------------------------------------
Net income (2) ...............................   $  10,477    $  10,390    $   6,846    $   7,352    $   6,536
                                                 =============================================================


Basic earnings per common share ..............   $    2.06    $    2.03    $    1.36    $    1.47    $    1.32
Diluted earnings per common share ............   $    1.95    $    1.90    $    1.30    $    1.43    $    1.29
Cash dividends per share .....................   $    0.45    $    0.37    $    0.27    $    0.20    $    0.17
Selected Financial and Statistical Data:
Return on average assets .....................        1.42%        1.47%        1.05%        1.23%        1.15%
Return on average shareholders' equity .......       15.13%       16.66%       12.62%       15.14%       15.66%
Interest rate spread during the period .......        3.36%        3.50%        3.59%        3.40%        3.43%
Net interest margin on average earning assets         3.53%        3.69%        3.76%        3.56%        3.54%
Average shareholders' equity to average assets        9.41%        8.85%        8.35%        8.12%        7.37%
Efficiency ratio (3) .........................       50.57%       51.55%       51.90%       56.90%       58.70%
Nonperforming loans to total loans ...........        0.60%        0.67%        0.51%        0.56%        0.55%
Nonperforming assets to total assets .........        0.75%        0.59%        0.46%        0.48%        0.45%
Loss allowance to nonperforming loans ........      121.82%      106.26%      122.82%      103.38%      107.35%
Loss allowance to total loans ................        0.73%        0.71%        0.63%        0.58%        0.58%
Dividend payout ratio ........................       21.49%       18.28%       20.13%       13.59%       12.64%
Loan servicing portfolio .....................   $ 461,462    $ 385,207    $ 297,982    $ 266,814    $ 224,690
Allowance for loan losses ....................   $   4,349    $   4,243    $   3,649    $   3,061    $   2,806
Number of full service offices ...............          16           16           16           15           15

__________________
(1) Fiscal 1997 other expense includes a one time SAIF assessment of $3.0 million.
(2) Fiscal 1997 net income excluding the after tax effect of the SAIF assessment would have been $8.6 milllion or $1.63 per share.
(3) Operating Expenses as a percentage of the sum of net interest income and non -interest income, excluding real estate income and expenses, securities gains and losses, gains and losses on sale of loans, amortization of intangibles, and non-recurring items.

Quarterly Results of Operations
(in thousands except share data)

The following table presents certain selected unaudited data relating to results of operations for the three month periods ending on the dates indicated.


                                                        Three Months Ended
                                        ------------------------------------------------
                                        September 30,  December 31,  March 31,  June 30,
Fiscal Year 1999                          1998            1998         1999       1999
                                        ------------------------------------------------

Total interest income ...............    $13,761        $13,694      $13,299   $13,457
Total interest expense ..............      7,787          7,662        7,400     7,286

Net interest income .................      5,974          6,032        5,899     6,171
Provision for loan losses ...........        244            230          301       349

Net interest income after
  provision for loan losses .........      5,730          5,802        5,598     5,822
Gain on sale of loans ...............        744          1,080        1,012       544
Other income ........................      1,577          1,749        1,621     1,677
Other expense .......................      3,747          4,284        4,013     3,807

Income before income taxes ..........      4,304          4,347        4,218     4,236
Income tax provision ................      1,699          1,712        1,663     1,554

Net Income ..........................    $ 2,605        $ 2,635      $ 2,555   $ 2,682
Basic earnings per common share .....    $  0.51        $  0.51      $  0.50   $  0.54
Diluted earnings per common share ...    $  0.48        $  0.49      $  0.48   $  0.50

Dividends per share .................    $ 0.100        $ 0.110      $ 0.110   $ 0.125
Stock sales price range:  High (1) ..    $ 30.25        $ 26.75      $ 23.38   $ 29.00
                          Low .......    $ 22.75        $ 20.50      $ 21.88   $ 20.75


                                                        Three Months Ended
                                        ------------------------------------------------
                                        September 30,  December 31,  March 31,  June 30,
Fiscal Year 1998                          1997            1997         1998       1998
                                        ------------------------------------------------

Total interest income ...............    $13,739        $13,943      $13,746   $13,675
Total interest expense ..............      7,665          7,885        7,663     7,651

Net interest income .................      6,074          6,058        6,083     6,024
Provision for loan losses ...........        293            341          197       362

Net interest income after
  provision for loan losses .........      5,781          5,717        5,886     5,662
Gain on sale of loans ...............        371            791        1,425       823
Other income ........................      1,574          1,669        1,352     1,710
Other expense .......................      3,620          3,781        4,172     4,153

Income before income taxes ..........      4,106          4,396        4,491     4,042
Income tax provision ................      1,645          1,709        1,739     1,552

Net Income ..........................    $ 2,461        $ 2,687      $ 2,752   $ 2,490
Basic earnings per common share .....    $  0.47        $  0.53      $  0.54   $  0.49
Diluted earnings per common share ...    $  0.46        $  0.49      $  0.50   $  0.45

Dividends per share .................    $ 0.083        $ 0.088      $ 0.100   $ 0.100
Stock sales price range:  High (1) ..    $ 22.83        $ 28.25      $ 32.75   $ 33.75
                          Low .......    $ 18.83        $ 21.33      $ 26.00   $ 28.50

(1)  The Company's common stock trades on the NASDAQ stock market under the symbol "HOMF".
       As of June 30, 1999, the Company had 526  holders of record of its shares.

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

General
The Bank's earnings in recent years reflect the fundamental changes that have occurred in the regulatory, economic, and competitive environment in which savings institutions operate. The Bank's earnings are primarily dependent upon its net interest income. Interest income is a function of the average balances of loans and investments outstanding during a given period and the average yields earned on such loans and investments. Interest expense is a function of the average amount of deposits and borrowings outstanding during the same period and the average rates paid on such deposits and borrowings. Net interest income is the difference between interest income and interest expense.
         The Bank is subject to interest rate risk to the degree that its interest-bearing liabilities, primarily deposits and borrowings with short- and medium-term maturities, mature or reprice more rapidly, or on a different basis, than its interest-earning assets. While having liabilities that mature or reprice more frequently on average than assets will be beneficial in times of declining interest rates, such an asset/liability structure will result in lower net income or net losses during periods of rising interest rates, unless offset by other factors such as non-interest income. The Bank's net income is also affected by such factors as fee income and gains or losses on sale of loans.
         The Bank's net interest income after provision for loan losses has improved from $19.0 million in fiscal 1995 to $23.0 million in fiscal 1999. The increase in net interest income is primarily the result of an increase in interest-earning assets over interest-bearing liabilities.

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

         A significant part of the Bank's program of asset and liability management has been the increased emphasis on the origination of adjustable rate and/or short-term loans, which include adjustable rate residential mortgages and construction loans, commercial loans and consumer-related loans. The Bank continues to offer fixed rate residential mortgage loans. The Bank retains the servicing function on most of the 15-year and 30-year loans sold, thereby increasing non-interest income. The proceeds of these loan sales are used to reinvest in other interest-earning assets or to repay short-term debt.

Liability Related Activities
The Bank has taken several steps to stabilize interest costs and match the maturities of liabilities to assets. Retail deposit specials are competitively priced to attract deposits in the Bank's market area. When retail deposit funds become unavailable due to competition, the Bank employs Federal Home Loan Bank of Indianapolis ("FHLB") advances to maintain the necessary liquidity to fund lending operations. In addition, the Bank utilizes FHLB advances to match maturities with select commercial loans.
         The Bank has endeavored to spread its maturities of FHLB advances over a seven year period so that only a limited amount of advances come due each year. This avoids a concentration of maturities in any one year and thus reduces the risk of having to renew all advances when rates may not be favorable.
         The Bank applies early withdrawal penalties to protect the maturity and cost structure of its deposits and utilizes longer term fixed rate borrowings when the cost and availability permit the proceeds of such borrowings to be invested profitably.
         As a result of its asset restructuring efforts, the Bank has foregone, and will likely forego in the future, certain opportunities for improving income on a short-term basis in exchange for a reduction in long-term interest rate risk. For instance, the Bank's increased emphasis on the origination of adjustable rate mortgages may cause it to sacrifice the initially higher rates of interest available to lenders on fixed rate loans. Similarly, market conditions usually have dictated that financial institutions pay substantially higher interest rates on long-term deposits than on short-term deposits. Also, the Bank has elected to keep its liquidity in excess of regulatory requirements in order to maintain a short-term portfolio better able to react to interest rate volatility.
         The interest sensitivity "gap" is defined as the amount by which assets repricing within the respective period exceed liabilities repricing within such period. The annual prepayment assumptions used in this table range from 12% to 30% for fixed rate mortgage loans and mortgage-backed securities; 0% to 20% for adjustable rate mortgage loans; and 10% to 85% for commercial and consumer loans, depending on their maturity and yield. For deposit accounts, it has been assumed that fixed maturity deposits are not withdrawn prior to maturity and that other deposits will suffer attrition at the rates shown in the following table:

                                    6 Months    6-12     1-3     3-5     Over 5
                                    or Less    Months   Years   Years    Years
                                   ---------------------------------------------
Passbook, money market accounts ..  100.00%    0.00%    0.00%   0.00%    0.00%
Public fund money market accounts.   54.18%   24.82%   11.00%   5.24%    4.76%
NOW accounts .....................   20.61%   16.37%   33.87%   9.06%   20.09%
Non-interest bearing NOW accounts.   44.55%   19.47%   17.61%   9.15%    9.22%


The prepayment and attrition rates are selected after considering the current interest rate environment, industry asset and liability price tables developed by the Office of Thrift Supervision ("OTS") and the Company's historical experience. All other interest-earning assets and interest-bearing liabilities are shown based on their contractual maturity or repricing date.

The  following   table  sets  forth  the   repricing   dates  of  the  Company's
interest-earning assets and interest-bearing liabilities at June 30, 1999. (dollars in thousands)

                                                          Maturity or Repricing as of June 30, 1999
                                   ---------------------------------------------------------------------------
                                     6 Months       6-12           1-3        3-5          Over 5
                                      or Less      Months         Years      Years         Years        Total
                                   ---------------------------------------------------------------------------
Interest-Earning Assets:
Loans:
  Adjustable rate ..............   $  90,812    $  29,057    $  68,346   $   20,724    $     108    $  209,047
  Fixed rate ...................      12,314        9,297       22,418       13,399       15,006        72,434
  Commercial real estate .......      47,562       34,280       47,256       18,940        4,843       152,881
  Non-mortgage .................     109,837       16,649       30,804        9,414        6,013       172,717
Securities and other ...........      29,945        5,965       32,701       16,272        5,154        90,037


Total ..........................     290,470       95,248      201,525       78,749       31,124       697,116


Interest-Bearing Liabilities:
Fixed maturity deposits ........     143,896       85,221       90,323       13,477        3,781       336,698
Other deposits .................     182,464       16,383       22,050        7,689       14,598       243,184
FHLB advances ..................       8,000        4,188       24,798       24,032       26,877        87,895
Other borrowings ...............       1,515        1,000           --           --           --         2,515


Total ..........................     335,875      106,792      137,171       45,198       45,256       670,292


Interest-earning assets less
 interest-bearing liabilities ..   $ (45,405)   $ (11,544)  $   64,354   $   33,551    $ (14,132)

Cumulative interest rate
 sensitivity gap ...............   $ (45,405)   $ (56,949)  $    7,405   $   40,956    $  26,824

Cumulative interest rate gap
 as a percentage of total assets       -6.10%       -7.65%       0.99%         5.50%        3.60%

Interest Rate Spread
The following table sets forth information concerning the Bank's interest-earning assets, interest-bearing liabilities, net interest income, interest rate spreads and net yield on average interest-earning assets during the periods indicated (including fees which are considered adjustments of yields). Average balance calculations were based on daily and monthly balances. (dollars in thousands)


                                                                        Years Ended June 30,
                                   -------------------------------------------------------------------------------------------------
                                               1999                             1998                              1997
                                   -------------------------------------------------------------------------------------------------
                                    Average             Average       Average              Average      Average            Average
                                    Balance  Interest  Yield/Rate     Balance  Interest   Yield/Rate    Balance Interest  Yield/Rate
                                   -------------------------------------------------------------------------------------------------
Interest-earning assets:
 Mortgage loans ................   $496,632  $ 39,922    8.04%       $491,306  $ 41,218     8.39%     $455,225  $ 38,633    8.49%
 Commercial loans ..............     53,907     4,643    8.61%         45,636     4,260     9.33%       39,892     3,638    9.12%
 Consumer loans ................     49,541     5,037   10.17%         53,911     5,536    10.27%       56,040     5,651   10.08%
 Securities ....................     69,031     4,005    5.80%         61,432     3,786     6.16%       50,752     3,307    6.52%
 Interest-bearing deposits .....     12,350       604    4.89%          5,369       303     5.64%        7,044       302    4.29%

Total interest-earning
  assets (1) ...................   $681,461  $ 54,211    7.95%       $657,654  $ 55,103     8.38%     $608,953  $ 51,531    8.46%

Interest-bearing liabilities:
 Deposits - Transaction accounts   $221,304  $  5,900    2.67%       $191,557  $  5,425     2.83%     $169,890  $  4,420    2.60%
            Certificate accounts    333,971    18,137    5.43%        339,379    19,090     5.62%      333,057    18,866    5.66%
 FHLB advances .................     99,380     6,068    6.11%         94,008     5,891     6.27%       74,267     4,652    6.26%
 Other borrowings ..............      1,530        30    1.96%          7,471       458     6.13%       10,368       702    6.77%

Total interest-bearing
  liabilities ..................   $656,185  $ 30,135    4.59%       $632,415  $ 30,864     4.88%     $587,582  $ 28,640    4.87%

Net Interest Income.............             $ 24,076                          $ 24,239                         $ 22,891

Net Interest Rate Spread........                         3.36%                              3.50%                           3.59%

Net Earning Assets..............   $ 25,276                          $ 25,239                         $ 21,371

Net Interest Margin (2).........                         3.53%                              3.69%                           3.76%

Average interest-earning
 assets to average interest-
 bearing liabilities............     103.85%                           103.99%                          103.64%


(1)  Average balances are net of non-performing loans, and interest income includes loan fee amortization of $171,000, $90,000 and
     $320,000 for the years ended June 30, 1999, 1998 and 1997, respectively.
(2)  Net interest income divided by the average balance of interest-earning assets.

Rate/Volume Analysis
The following table sets forth the changes in the Bank's interest income and interest expense resulting from changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities. Changes not solely attributable to volume or rate changes have been allocated in proportion to the changes due to volume or rate. (in thousands)

                                                                           Years Ended June 30,
                                                    --------------------------------------------------------------
                                                            1999 vs. 1998                      1998 vs. 1997
                                                    -----------------------------    -----------------------------
                                                         Increase/(Decrease)                 Increase/(Decrease)
                                                     Due to     Due to     Total        Due to    Due to    Total
                                                      Rate      Volume     Change       Rate      Volume    Change
                                                    -----------------------------    -----------------------------
Interest Income on Interest-Earning Assets:
 Mortgage loans .................................   $(1,749)   $   453    $(1,296)   $  (436)   $ 3,021    $ 2,585
 Commercial loans ...............................      (284)       667        383         88        534        622
 Consumer loans .................................       (54)      (445)      (499)       108       (223)      (115)
 Securities .....................................      (197)       416        219       (166)       645        479
 Interest-bearing deposits ......................       (34)       335        301          4         (3)         1

         Total ..................................   $(2,318)   $ 1,426    $  (892)   $  (402)   $ 3,974    $ 3,572

Interest Expense on Interest-Bearing Liabilities:
 Deposits - Transaction accounts ................      (288)       763        475        412        593      1,005
                 Certificate accounts ...........      (652)      (301)      (953)      (131)       355        224
 FHLB advances ..................................      (144)       321        177          2      1,237      1,239
 Other borrowings ...............................      (197)      (231)      (428)       (61)      (183)      (244)

         Total ..................................    (1,281)       552       (729)       222      2,002      2,224

Net Change in Net Interest Income ...............   $(1,037)   $   874    $  (163)   $  (624)   $ 1,972    $ 1,348
                                                    =============================    =============================

RESULTS OF OPERATIONS
Comparison of Year Ended June 30, 1999 and Year Ended June 30, 1998:

General
The Company reported net income of $10.5 million for the year ended June 30, 1999. Net income for the year ended June 30, 1998 was $10.4 million, an increase of $87,000 or 0.8%.

Net Interest Income
Net interest income before provision for loan losses decreased $163,000, or 0.7% for the year ended June 30, 1999, compared to the prior year. This decrease was primarily the result of the lower interest rate environment experienced in fiscal 1999 as compared to fiscal 1998. Rates on interest-earning assets declined more rapidly than the interest rates on interest-bearing liabilities, which was reflected in a 14 basis point drop in the Company's net interest rate spread.
         Net interest income after provision for loan losses remained relatively stable, decreasing by $94,000, or 0.4% over that of the prior year, to $23.0 million. In each period, the provision and allowance for loan losses were based on an analysis of individual credits, prior and current loss experience, overall growth in the portfolio, the change in the portfolio mix and current economic conditions. The balance of the allowance for loan losses was $4.3 million at June 30, 1999.

Interest Income
The Company's total interest income for the year ended June 30, 1999, decreased $892,000, or 1.6%, as compared to the year ended June 30, 1998. Interest income decreased primarily due to the decrease in the average yield earned on interest-bearing assets, which fell to 8.0% in fiscal 1999 from 8.4% in fiscal 1998. The decrease in interest income due to the decline in average yield was partially mitigated by a $23.8 million increase in the average balance of interest-earning assets. This growth in average balance was attributed to a relatively strong local economy and continued emphasis on the part of the Company to expand its market share of non-residential mortgage loan products.

Interest Expense
Total interest expense for the year ended June 30, 1999, decreased $729,000, or 2.4%, as compared to the year ended June 30, 1998. The decrease in interest expense mirrored the decrease in interest income. Although declining rates paid on deposits decreased interest expense, increasing average balances of interest-bearing liabilities partially offset the decrease in interest expense.

Other Income
Other income increased $289,000 from $9.7 million in fiscal year 1998 to $10.0 million in fiscal year 1999. This increase was due to an increase of $262,000 in loan servicing income, an increase of $259,000 in miscellaneous income and a $119,000 increase in income from joint ventures. The increase in loan servicing income was due to an increase in the servicing portfolio of $76.3 million in fiscal 1999. The growth in the servicing portfolio resulted from the heavy refinancing activity started in fiscal 1998 which continued into the first nine months of fiscal 1999 due to the low interest rate environment experienced during that period. The Bank sells most of its fixed rate loan originations, thus causing the large increase in the servicing portfolio. The increase in miscellaneous income resulted from the lease buy out of a building held for investment of $159,000, $59,000 of tax refunds from prior years' returns and a $34,000 credit for insurance expense paid in prior years. The increase in joint venture income reflects the income received from a joint venture begun in fiscal 1998, which has moved out of the development phase and is producing income. These increases were offset by decreases in insurance, annuity income, and other fees of $340,000. The decrease in insurance, annuity income and other fees was due primarily to decreased income of $374,000 from annuity and brokerage sales. The reduction in annuity and brokerage sales was the result of several factors, including: 1) a market change resulting in reduced volume of client transactions completed in the annuity area; 2) a change in personnel of the brokerage staff; and 3) a change in the way the Bank is compensated for brokerage sales which reduces initial fees received, but will generate future income from the management of clients' accounts.

Other Expenses
Other expense  remained  fairly stable,  increasing  $125,000,  or 0.8% over the prior fiscal year, to $15.9 million from $15.7 million. While total other expenses were fairly constant, certain categories within other expenses experienced fluctuations. Compensation and employee benefits decreased $373,000, or 4.2%, reflecting the reduction of bonus expense in fiscal 1999 compared to fiscal 1998 of $678,000. The reduction to compensation and employee benefits from reduced bonus expenses was partially diminished by increases in the cost of health care and salary increases. Miscellaneous expenses increased $579,000, or 20.9%, due to a variety of factors including: 1) a write off of bad checks of $298,000; 2) a write down of $118,000 on the value of a building held by the Company for investment reflecting the lease buy out; 3) the expensing of deferred costs associated with the same building of $39,000 and; 4) increased loan costs of $94,000 due primarily to the use of new underwriting software.

RESULTS OF OPERATIONS
Comparison of Year Ended June 30, 1998 and Year Ended June 30, 1997:

General
The Company reported net income of $10.4 million for the year ended June 30, 1998. Net income for the year ended June 30, 1997, was $6.8 million which included a charge for the legislated special after-tax assessment of $1.8 million to help recapitalize the FDIC Savings Association Insurance Fund (SAIF). Without the SAIF assessment, net income for the period ended June 30, 1997, would have been $8.6 million. Comparing fiscal year 1998 net income to the SAIF adjusted net income of fiscal year 1997, Home Federal showed an increase of $1.8 million, or 21.2%.

Net Interest Income
Net interest income before provision for loan losses increased $1.3 million, or 5.9% for the year ended June 30, 1998, compared to the prior year. This increase was the result of assets growing $36.8 million, or 5.4%.
         Net interest income after provision for loan losses also increased by $1.3 million, or 5.9% over that of the prior year, to $23.0 million even though the loan loss provision in fiscal 1998 was $64,000 higher than the provision in fiscal 1997. In each period, the provision and allowance for loan losses were based on an analysis of individual credits, prior and current loss experience, overall growth in the portfolio and current economic conditions. The balance of the allowance for loan losses was $4.2 million at June 30, 1998.

Interest Income
The Company's total interest income for the year ended June 30, 1998, increased $3.6 million, or 6.9%, as compared to the year ended June 30, 1997. Interest income increased primarily due to growth in the loan portfolio. This growth was attributed to a relatively strong local economy and increased emphasis on the part of the Company to expand its market share of non-residential mortgage loan products.

Interest Expense
Total interest expense for the year ended June 30, 1998, increased $2.2 million, or 7.8%, as compared to the year ended June 30, 1997. Increased deposit and borrowing balances accounted for the increase in total interest expense.

Other Income
Other income increased $2.5 million from $7.2 million in fiscal year 1997 to $9.7 million in fiscal year 1998. This increase was due to an increase of $2.1 million in gain on sale of loans, as well as increases in service fees and miscellaneous income. The increase in gain on sale of loans was due to the low interest rate environment of the second half of fiscal year 1998 that helped cause loan originations to increase over 70% from the prior year. The Bank sells most of its fixed rate loan originations, which increased 166% over last year, thus causing the large increase in gain on sale of loans in the current year. Service fees on NOW accounts increased $303,000 to $2.0 million in fiscal 1998 compared to $1.7 million in fiscal 1997 due primarily to new checking account products that increased the number of accounts and related fees. The growth in miscellaneous fees was due to the sale of a previous branch site and increased appraisal fees due to increased volumes resulting from the lower rate environment. Other increases included $109,000 increase in insurance, annuity income and other fees for the year ended June 30, 1998, as compared to the year ended June 30, 1997. The increase was primarily due to the increase in fees generated by the Bank's brokerage department. These increases were offset by decreases in loan servicing income of $189,000 and decreases of $139,000 in income from joint ventures. Loan servicing income of $841,000 included a $244,000 charge relating to the impairment of the Bank's originated mortgage servicing rights. Accounting standards specify conditions under which mortgage servicing rights should be accounted for separately from the underlying mortgage loans. The impairment of these rights resulted from the lower rate environment experienced primarily in the second half of fiscal 1998 causing the devaluation of the prior year's originated mortgage servicing rights which were derived from the sale of higher rate loans in fiscal 1997. Joint venture income decreased as several joint ventures are reaching their conclusion and a new joint venture formed to start residential lots is still in the development stage.

Other Expenses
Other expense decreased over the prior fiscal year to $15.7 million from $17.8 million, a $2.1 million decrease. The FDIC assessment represented $3.0 million of the $2.1 million decrease. Without the one time assessment, non-interest expense would have increased $938,000 or 6.3%. Most of the adjusted increase in non-interest expense came from personnel cost increases due to normal salary increases and increased commissions due to the increased loan activity discussed previously, totaling $806,000, and increased bonus payouts of $172,000 due to increased after tax earnings. Additionally, occupancy and equipment expense increased $201,000 or 9.6%, due to two primary factors: 1) depreciation charges for the relocated Salem branch office and 2) increased equipment expense related primarily to the upgrade and maintenance of data processing equipment. Miscellaneous expenses increased $279,000, or 11.2%, due to a variety of factors including: 1) increased loan expenses of $20,000 related to increased loan volume, as well as a one time charge of $30,000 to write off miscellaneous loan charges, 2) increased checking account related charges of $82,000 due to the growth in checking accounts, 3) increased real estate owned expenses of $39,000 and 4) increases in office supplies of $53,000.

FINANCIAL CONDITION
The Company's total assets increased $25.0 million to $744.5 million at June 30, 1999, from $719.5 million at June 30, 1998. Cash and interest-bearing deposits increased $8.5 million. In addition, loans receivable, net increased $4.9 million. Securities available for sale increased $16.2 million, while securities held to maturity decreased $4.6 million.
         The Company's total liabilities increased $22.3 million with deposits increasing $35.9 million and Federal Home Loan Bank advances decreasing $10.2 million. The Company borrowed $1.0 million of senior debt during fiscal year 1999 to finance the repurchase of the Company's stock.
         Shareholders' equity increased $2.7 million, primarily due to an increase in retained earnings of $8.2 million. Retained earnings increased $10.5 million from net income and decreased $2.3 million as a result of dividends paid to shareholders. Common stock had a net decrease of $4.9 million: $5.8 million from the repurchase of Company stock and increases of $812,000 from options exercised and $84,000 from the related tax benefit of non-qualified dispositions of such options. In accordance with Statement of Accounting Standards 115, "Accounting for Certain Investments in Debt and Equity Securities," the Company had an accumulated other comprehensive loss from unrealized losses in its available for sale portfolio of $576,000, or a $654,000 decrease in shareholders' equity from the June 30, 1998, gain position of $78,000.

INTEREST RATE SENSITIVITY
The OTS requires each thrift institution to calculate the estimated change in the institution's net portfolio value ("NPV") assuming an instantaneous, parallel shift in the Treasury yield curve of 100 to 300 basis points either up or down in 100 basis point increments. NPV represents the sum of future cash flows of liabilities discounted to present value. The OTS permits institutions to utilize the OTS' model, which is based upon data submitted in the institution's quarterly thrift financial reports.
         In estimating the NPV of mortgage loans and mortgage-backed securities, the OTS model utilizes various price indications and prepayment rates. At June 30, 1999, these price indications varied from 75.60 to 115.25 for fixed rate mortgages and mortgage-backed securities and varied from 91.47 to 106.52 for adjustable rate mortgages and mortgage-backed securities. Prepayment rates for June 30, 1999, ranged from a constant prepayment rate ("CPR") of 6% to a CPR of 43%.
          The value of deposit accounts appears on both the asset and liability side of the NPV calculation in the OTS model. In estimating the value of certificate of deposit accounts, ("CDs"), retail price estimates represent the value of the liability implied by the CD and reflect the difference between the CD coupon and secondary-market CD rates. As of June 30, 1999, the retail CD price assumptions varied from 77.35 to 118.2. The retail CD intangible prices represent the value of the "customer relationship" due to the rollover of CD deposits and are an intangible asset for the Bank. As of June 30, 1999, the retail CD intangible price assumptions varied from .07 to 1.14.
         Other deposit accounts such as transaction accounts, money market deposit accounts, passbook accounts and non-interest-bearing accounts are valued at 100% of their respective outstanding balances in all nine interest rate scenarios on the liability side of the OTS model. On the asset side of the model, intangible prices are used to reflect the value of the "customer relationship" of the various types of deposit accounts. As of June 30, 1999, the intangible prices for transaction accounts, money market deposit accounts and passbook accounts varied from -1.67 to 18.02 , -.43 to 11.45 and -.65 to 13.32, respectively.
         The following table sets forth the Bank's interest rate sensitivity of NPV as of June 30, 1999. (dollars in thousands)

             Net Portfolio Value                     NPV as % of PV of  Assets
    Change
   In Rates   $ Amount   $ Change   % Change         NPV Ratio         Change


    +300 bp    82,148    ( 6,483)      (7)            11.15 %        (  50)  bp
    +200 bp    85,508    ( 3,123)      (4)            11.46 %        (  18)  bp
    +100 bp    87,790    (   842)      (1)            11.64 %            -   bp
       0 bp    88,631          -        -             11.65 %            -
    -100 bp    88,040    (   592)      (1)            11.48 %        (  16)  bp
    -200 bp    87,932    (   700)      (1)            11.38 %        (  27)  bp
    -300 bp    88,809        177        -             11.38 %        (  27)  bp


ASSET QUALITY
In accordance with the Company's classification of assets policy, management evaluates the loan and investment portfolio each month to identify substandard assets that may contain the potential for loss. In addition, management evaluates the adequacy of its allowance for possible loan losses.

Non-performing Assets
The following table sets forth information concerning non-performing assets of the Bank. Real estate owned includes property acquired in settlement of foreclosed loans that is carried at net realizable value. (dollars in thousands)

                                               At June 30,
                             -------------------------------------------------
                               1999      1998     1997       1996      1995
                             -------------------------------------------------
Non-accruing loans:
  Mortgage                   $  2,457 $   3,004 $  2,182 $    2,153 $   1,904
  Commercial                      718       522      258        307       197
  Consumer                        334       466      490        411       330
                              --------  -------- --------  ---------  --------
       Total                    3,509     3,992    2,930      2,871     2,431
                             -------------------------------------------------
Accruing loans:
  Mortgage                          -         -        2         88        69
  Commercial                        -         -       36          -         -
  Consumer                          -         -        2          1        12
                              --------  -------- --------  ---------  --------
       Total                        -         -       40         89        81
                             -------------------------------------------------
Troubled debt restructured         61         -        1          1       102
                             -------------------------------------------------
Total non-performing loans      3,570     3,992    2,971      2,961     2,614
Real estate owned               2,050       242      139         48        41
                             -------------------------------------------------
Total Non-Performing Assets  $  5,620 $   4,234 $  3,110 $    3,009 $   2,655
                             =================================================
Non-performing assets to
  total assets                  0.75%     0.59%    0.46%      0.48%     0.45%
                             =================================================
Non-performing loans to
  total loans                   0.60%     0.67%    0.51%      0.56%     0.55%
                             =================================================
Allowance for loan losses to
  non-performing loans        121.82%   106.29%  122.82%    103.38%   107.35%
                             =================================================


In addition, at June 30, 1999, there were $2.4 million in current performing loans that were classified as special mention or substandard for which potential weaknesses exist which may result in the future inclusion of such items in the non-performing category.

Total non-performing assets increased $1.4 million to $5.6 million in fiscal 1999. The majority of the increase in non-performing assets was in the real estate owned area. Real estate owned increased $1.8 million due primarily to the repossession of a single commercial property of $1.2 million, represented by an apartment complex.

Allowance for Loan Losses
The following table sets forth an analysis of the allowance for possible loan losses. See Note 1 to the Consolidated Financial Statements for a discussion of the Company's policy for establishing the allowance for loan losses. (dollars in thousands)

                                                            Years Ended June 30,
                                          -------------------------------------------------------
                                            1999        1998        1997        1996       1995
                                          -------------------------------------------------------
Balance at beginning of year ..........   $ 4,243     $ 3,649     $ 3,061     $ 2,806     $ 2,580
Provision for loan losses .............     1,124       1,193       1,129         638        (314)
Loan charge-offs:
  Mortgage ............................      (431)        (20)         (9)        (10)         (6)
  Commercial ..........................       (66)        (11)         --          (9)       --
  Consumer ............................      (606)       (665)       (610)       (434)       (369)
    Total charge-offs .................    (1,103)       (696)       (619)       (453)       (375)
Recoveries:
  Mortgage ............................        --           5           9          16           2
  Commercial ..........................         1          --          --          --         822
  Consumer ............................        84          92          69          54          91
     Total recoveries .................        85          97          78          70         915
Net loan recoveries(charge-offs)(1,018)      (599)       (541)       (383)        540

Balance ...............................   $ 4,349     $ 4,243     $ 3,649     $ 3,061     $ 2,806

Net charge-offs to average loans             0.17%       0.10%       0.11%       0.08%      -0.12%
Allowance balance to total loans             0.73%       0.71%       0.63%       0.58%       0.58%

Liquidity and Capital Resources
The standard measure of liquidity for the thrift industry is the ratio of cash and eligible investments to a certain percentage of net withdrawable savings and borrowings due within one year. The minimum required level is currently set by OTS regulation at 4%. At June 30, 1999, the Bank's liquidity ratio was 20.4%.
         Historically, the Bank has maintained its liquid assets which qualify for purposes of the OTS liquidity regulations above the minimum requirements imposed by such regulations and at a level believed adequate to meet requirements of normal daily activities, repayment of maturing debt and potential deposit outflows. Cash flow projections are regularly reviewed and updated to assure that adequate liquidity is maintained. Cash for these purposes is generated through the sale or maturity of securities and loan prepayments and repayments, and may be generated through increases in deposits or borrowings. Loan payments are a relatively stable source of funds, while deposit flows are influenced significantly by the level of interest rates and general money market conditions.
         Borrowings may be used to compensate for reductions in other sources of funds such as deposits. As a member of the FHLB System, the Bank may borrow from the FHLB of Indianapolis. At June 30, 1999, the Bank had $87.9 million in borrowings from the FHLB of Indianapolis. As of that date, the Bank had commitments to fund loan originations and purchases of approximately $31.6 million and commitments to sell loans of $13.1 million. In the opinion of management, the Bank has sufficient cash flow and borrowing capacity to meet current and anticipated funding commitments.
         The Bank's liquidity, represented by cash and cash equivalents, is a result of its operating, investing and financing activities. During the year ended June 30, 1999, there was a net increase of $8.5 million in cash and cash equivalents. The major uses of cash during the year were loan originations, net of repayments, of $213.2 million; purchases of investment and mortgage-backed securities of $45.2 million; and repayment of FHLB advances of $63.7 million. Partially offsetting these uses of cash, the major sources of cash provided during the year included $223.5 million from selling fixed rate mortgage loans to the Federal National Mortgage Association ("FNMA") and the Federal Home Loan Mortgage Corporation ("FHLMC"); maturities and sales of investment securities of $32.2 million; and proceeds from FHLB advances of $53.5 million.

Impact of Inflation
The consolidated financial statements and related data presented herein have been prepared in accordance with generally accepted accounting principles. These principles require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation. The primary assets and liabilities of thrifts such as the Bank are monetary in nature. As a result, interest rates have a more significant impact on the Bank's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or with the same magnitude as the price of goods and services. In the current interest rate environment, the liquidity, maturity structure and quality of the Bank's assets and liabilities are critical to the maintenance of acceptable performance levels.

YEAR 2000 READINESS DISCLOSURE
The Problem
The Year 2000 issue is the result of potential problems with computer systems or any equipment with computer chips that use dates where the year portion of the date has been stored as just two digits (e.g. 99 for 1999). Systems using this two-digit approach will not be able to determine whether "00" represents the year 2000 or 1900. The problem, if not corrected, will make those systems fail altogether or, even worse, allow them to generate incorrect calculations causing a disruption of normal operations.

Readiness Efforts
In 1997, a comprehensive project plan to address the Year 2000 issue as it relates to Home Federal's operations was developed, approved by the Board of Directors and implemented. The scope of the plan includes five phases of Awareness, Assessment, Renovation, Validation and Implementation as defined by federal banking regulatory agencies. A project team consisting of key members of the technology staff, representatives of functional business units and senior management was developed. Additionally, the duties of the Vice President of Data Processing Compliance were realigned to serve primarily as the Year 2000 project manager.
         An assessment of the impact of the Year 2000 issue on Home Federal's computer systems was completed. The scope of the project includes other operational and environmental systems since they may be impacted if embedded computer chips control the functionality of those systems. From the assessment, we identified those systems deemed to be mission critical or those that have a significant impact on normal operations.
         Home Federal relies heavily on third party vendors and service providers for its data processing capabilities and to maintain its computer systems. Formal communications with these providers and other external counterparties were initiated in 1997 to assess the Year 2000 readiness of their products and services. At that time, a process for the on-going monitoring of their progress in meeting their targeted schedule was implemented. All systems, critical and non-critical, have been deemed Year 2000 compliant by the vendors and service providers.
         To validate the readiness of each major system, Home Federal requested detailed documentation of the testing procedures used and of test results from each vendor and service provider. The project team has evaluated the effectiveness of testing performed by the vendors to determine the level of further testing required by Home Federal. To the extent possible, Home Federal has completed Year 2000 testing in its own environment for all critical systems. Testing will continue throughout 1999 as needed for non-critical systems and as required for changes made to compliant systems.

Current Status
With the exception of the brokerage system for which Home Federal is awaiting final test documentation, all mission-critical systems have met the required criteria to be given a status of "Y2K Ready" by the project team. While all systems have been certified as Year 2000 compliant by the vendors, some of the less critical ones are in the final stages of our internal validation process and are close to receiving our full "Y2K Ready" status.
         With testing and implementation of its critical systems essentially 100% complete, the Home Federal Year 2000 project team will focus on monitoring system readiness and testing of any required system changes as needed. Preparations for the transition weekend and refining business contingency plans will continue through the months remaining in 1999.

Customer Risk
In 1998, Home Federal also implemented a plan to manage the potential risk posed by the impact of the Year 2000 issue on its major customers. Procedures were amended to include an evaluation of the Year 2000 risk posed by major borrowers in all new requests for credit, and appropriate action is being taken to minimize the risk to Home Federal. Additionally, we have completed an assessment of the risk posed by existing customers and have determined that, while an increase in delinquency may occur for a short period of time, the risk for actual loss is low. This determination is based, in part, upon information provided by the customers concerning their Year 2000 readiness progress and our best estimates of their overall sensitivity to Year 2000 risk.

Contingency Plan
Realizing that some disruption may occur despite our best efforts, we have developed contingency plans for each critical system in the event that one or more of those systems fail. Critical business functions have been identified and the development of temporary procedures for the continued operations of those functions has been completed. Updating and testing these business resumption procedures is an ongoing process, which will continue throughout 1999.
         Key employees, from both the business and systems operational areas, will be on hand over the Year 2000 weekend to test the functionality of critical systems and to implement contingency procedures if needed.


Risk Assessment
Based upon current information related to the progress of our major vendors and service providers and our internal testing progress, we have determined that the Year 2000 issue will not pose significant operational problems for Home
Federal's computer systems. This determination is based on the continued Year 2000 readiness of the products and services of third party vendors and service providers on which our systems rely, the availability of certain resources and other external factors.
         The goal of our Year 2000 project is to ensure that all products and services offered by Home Federal Savings Bank are ready for the Year 2000 with no disruption in service and minimal inconvenience to our customers. As with any effort of this scale and involving resources of so many third party providers, it is impossible to guarantee that no system or customer will be impacted in some way by the Year 2000 transition.

Recent Accounting Pronouncements
The Financial Accounting Standards Board has issued Statement No. 137, which amends FAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," that the Company will be required to adopt in future periods. See
Note 1 to the consolidated financial statements for further discussion of this pronouncement.

Consolidated Balance Sheets
(in thousands except share data)

                                                                              June 30,
                                                                      ----------------------
ASSETS:                                                                   1999        1998
                                                                      ----------   ---------

Cash ..............................................................   $  21,377    $  19,063
Interest-bearing deposits .........................................      11,529        5,304
                                                                      ----------   ---------
  Total cash and cash equivalents .................................      32,906       24,367
                                                                      ----------   ---------
Securities available for sale at fair value (amortized cost $74,482
    and $57,205) (Note 2) .........................................      73,521       57,335
Securities held to maturity at amortized cost
   (fair value $4,960 and $9,550 ) (Note 2) .......................       4,987        9,565
Loans held for sale (market value $5,136 and $12,840) (Note 4) ....       5,102       12,711
Loans receivable, net of allowance for loan losses of $4,349
   and $4,243 (Note 3) ............................................     586,918      582,040
Investments in joint ventures (Note 5) ............................       7,090        4,077
Federal Home Loan Bank stock (Note 9) .............................       5,814        5,456
Accrued interest receivable, net (Note 6) .........................       4,897        4,721
Premises and equipment, net (Note 7) ..............................       9,129        8,566
Real estate owned .................................................       2,050          242
Prepaid expenses and other assets .................................       4,404        2,964
Cash surrender value of  life insurance ...........................       6,095        5,808
Goodwill, net .....................................................       1,596        1,697
                                                                      ----------   ---------
   TOTAL ASSETS ...................................................   $ 744,509    $ 719,549
                                                                      ==========   =========

LIABILITIES AND SHAREHOLDERS' EQUITY:
Liabilities:
Deposits (Note 8) .................................................   $ 579,882    $ 543,989
Federal Home Loan Bank Advances (Note 9) ..........................      87,895       98,070
Senior debt (Note 10) .............................................       1,000           --
Other borrowings (Note 10) ........................................       1,515        4,396
Advance payments by borrowers for taxes and insurance .............         270          320
Accrued expenses and other liabilities ............................       4,312        5,822
                                                                      ----------   ---------
   Total liabilities ..............................................   $ 674,874    $ 652,597
                                                                      ----------   ---------

Shareholders' equity (Notes 10, 11, 12, 14):
 No par preferred stock; Authorized:  2,000,000 shares
  Issued and outstanding:  None
 No par common stock; Authorized:  15,000,000 shares
  Issued and outstanding: .........................................       3,074        7,963
     4,984,814 shares at June 30, 1999
     5,139,176 shares at June 30, 1998
 Retained earnings, restricted ....................................      67,137       58,911
Accumulated other comprehensive income (loss), net ................        (576)          78
                                                                      ----------   ---------
   Total shareholders' equity .....................................      69,635       66,952
                                                                      ----------   ---------
   TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY .....................   $ 744,509    $ 719,549
                                                                      ==========   =========

See notes to consolidated financial statements

Consolidated Statements of Income
(in thousands except per share data)

                                                            Years Ended June 30,
                                                      -------------------------------
Interest Income:                                         1999        1998       1997
                                                      -------------------------------
 Loans receivable (Note 3) ........................   $ 49,602    $ 51,014   $ 47,923
 Securities available for sale and held to maturity      4,005       3,786      3,306
 Other interest income ............................        604         303        302
                                                      --------    --------   --------
Total interest income .............................     54,211      55,103     51,531
                                                      --------    --------   --------

Interest Expense:
 Deposits (Note 8) ................................     24,037      24,515     23,286
 Advances from Federal Home Loan Bank (Note 9) ....      6,068       5,884      4,651
 Other borrowings (Note 10) .......................         30         465        703
                                                      --------    --------   --------
Total interest expense ............................     30,135      30,864     28,640
                                                      --------    --------   --------

Net interest income ...............................     24,076      24,239     22,891
Provision for loan losses .........................      1,124       1,193      1,129
                                                      --------    --------   --------
Net interest income after provision for loan losses     22,952      23,046     21,762
                                                      --------    --------   --------
Other Income:
 Gain on sale of loans ............................      3,380       3,410      1,267
 Gain on sale of securities available for sale ....          2           8         19
 Income from joint ventures (Note 5) ..............        412         293        432
 Insurance, annuity income, other fees ............      1,243       1,583      1,474
 Service fees on NOW accounts .....................      2,054       1,976      1,673
 Net gain (loss) on real estate owned .............        (34)         19        (24)
 Loan servicing income ............................      1,103         841      1,030
 Miscellaneous ....................................      1,844       1,585      1,315
                                                      --------    --------   --------
Total other income ................................     10,004       9,715      7,186
                                                      --------    --------   --------
Other Expenses:
 Compensation and employee benefits (Note 13) .....      8,417       8,790      8,153
 Occupancy and equipment ..........................      2,359       2,305      2,104
 Service bureau expense ...........................        784         796        779
 Federal insurance premium (Note 12) ..............        320         328      3,652
 Marketing ........................................        514         629        503
 Goodwill amortization ............................        101         101        100
 Miscellaneous ....................................      3,356       2,777      2,498
                                                      --------    --------   --------
Total other expenses ..............................     15,851      15,726     17,789
                                                      --------    --------   --------
Income before income taxes ........................     17,105      17,035     11,159
Income tax provision (Note 11) ....................      6,628       6,645      4,313
                                                      --------    --------   --------
Net Income ........................................   $ 10,477    $ 10,390   $  6,846
                                                      ========    ========   ========
Basic Earnings per Common Share ...................   $   2.06    $   2.03   $   1.36
Diluted Earnings per Common Share .................   $   1.95    $   1.90   $   1.30
                                                      ========    ========   ========

See notes to consolidated financial statements

Consolidated Statements of Shareholders' Equity
(in thousands except shares outstanding)

                                                                                              Accumulated
                                                                                                 Other             Total
                                                     Shares         Common       Retained     Comprehensive  Shareholders'
                                                  Outstanding        Stock       Earnings     Income (Loss)      Equity
                                                  ----------------------------------------------------------------------
Balance at June 30, 1996 ......................    2,226,282         6,819        44,953          (255)           51,517

Comprehensive income:
   Net income .................................                                    6,846                           6,846
   Change in unrealized gain (loss)
     on securities available for sale, net of
     reclassification adjustment and tax effect                                                    202               202
                                                                                                                --------
      Total comprehensive income ..............                                                                    7,048
                                                                                                                --------
Stock split 3 for 2;
     fractional shares ........................    1,113,000            (5)                                           (5)
Stock options exercised .......................       57,047           670                                           670
Tax benefit related to exercise
    of non-qualified stock options ............                         65                                            65
Cash dividends ($.41 per share) ...............                                   (1,378)                         (1,378)
                                                   ---------------------------------------------------------------------
Balance at June 30, 1997 ......................    3,396,329         7,549        50,421           (53)           57,917

Comprehensive income:
   Net income .................................                                   10,390                          10,390
   Change in unrealized gain (loss)
     on securities available for sale, net of
     reclassification adjustment and tax effect                                                    131               131
                                                                                                                --------
      Total comprehensive income ..............                                                                   10,521
                                                                                                                --------
Stock split 3 for 2;
     fractional shares ........................    1,698,000            (4)                                           (4)
Stock options exercised .......................       44,847           304                                           304
Tax benefit related to exercise
    of non-qualified stock options ............                        114                                           114
Cash dividends ($.371 per share) ..............                                   (1,900)                         (1,900)
                                                  ----------------------------------------------------------------------
Balance at June 30, 1998 ......................    5,139,176         7,963        58,911            78            66,952

Comprehensive income:
   Net income .................................                                   10,477                          10,477
   Change in unrealized gain (loss)
     on securities available for sale, net of
     reclassification adjustment and tax effect                                                             (654)   (654)
                                                                                                                --------
      Total comprehensive income ..............                                                                    9,823
                                                                                                                --------
Stock options exercised .......................       79,097           812                                           812
Stock repurchased .............................     (233,459)       (5,785)                                       (5,785)
Tax benefit related to exercise
    of non-qualified stock options ............                         84                                            84
Cash dividends ($.445 per share) ..............                                   (2,251)                         (2,251)
                                                  ----------------------------------------------------------------------

Balance at June 30, 1999 ......................    4,984,814      $  3,074      $ 67,137      $   (576)         $ 69,635
                                                  ======================================================================

See notes to consolidated financial statements

Consolidated Statements of Cash Flows
(in thousands)

                                                                        Years Ended June 30,
                                                                 ----------------------------------
                                                                   1999          1998         1997
                                                                 ----------------------------------
Cash Flows From Operating Activities:
Net income ..................................................   $  10,477    $  10,390    $   6,846
Adjustments to reconcile net income to net cash
    provided by (used in) operating activities:
    Accretion of discounts, amortization and depreciation ...         815          731        1,191
    Provision for loan losses ...............................       1,124        1,193        1,129
    Net gain from sale of loans .............................      (3,380)      (3,410)      (1,267)
    Net gain from sale of securities available for sale .....          (2)          (8)         (19)
    Net gain from joint ventures; real estate owned .........        (378)        (312)        (408)
    Net loan fees deferred (recognized) .....................        (163)         130         (403)
    Proceeds from sale of loans held for sale ...............     223,527      216,227       79,552
    Origination of loans held for sale ......................    (212,538)    (220,899)     (78,291)
    Decrease  in accrued interest and other assets ..........      (3,403)      (1,444)      (1,134)
    Increase (decrease) in other liabilities ................      (1,560)       1,444          (90)
                                                                 ----------------------------------
Net Cash Provided by Operating Activities ...................      14,519        4,042        7,106
                                                                 ----------------------------------
Cash Flows From Investing Activities:
Net principal disbursed on loans ............................        (669)        (880)     (55,244)
Proceeds from:
    Maturities/Repayments of:
       Securities held to maturity ..........................       5,430        9,142          346
       Securities available for sale ........................       8,175        7,181       12,337
    Sales of:
       Securities available for sale ........................      18,644       11,632        8,572
       Real estate owned and other asset sales ..............       1,262          762          504
Purchases of:
    Loans ...................................................      (5,170)      (6,815)        (947)
    Securities available for sale ...........................     (44,386)     (35,870)     (16,085)
    Securities held to maturity .............................        (855)      (5,585)      (6,453)
    Federal Home Loan Bank stock ............................        (358)      (1,196)        (462)
Investment in joint ventures, net ...........................      (2,601)        (700)         301
Increase in cash surrender value of life insurance ..........        (287)        (279)        (525)
Acquisition of property and equipment, net ..................      (1,862)      (1,627)      (1,129)
                                                                 ----------------------------------
Net Cash Used in Investing Activities .......................     (22,677)     (24,235)     (58,785)
                                                                 ----------------------------------
Cash Flows From Financing Activities:
Increase in deposits, net ...................................      35,893       16,201       38,215
Proceeds from advances from Federal Home Loan Bank ..........      53,506       89,000       50,800
Repayment of advances from Federal Home Loan Bank ...........     (63,681)     (70,875)     (41,555)
Proceeds from senior debt ...................................       1,000           --           --
Repayment of senior debt ....................................          --       (7,800)      (1,300)
Net proceeds from overnight borrowings ......................      (2,881)        (252)         311
Common stock options exercised, net of fractional shares paid         896          414          730
Repurchase of common stock ..................................      (5,785)          --           --
Payment of dividends on common stock ........................      (2,251)      (1,900)      (1,378)
                                                                 ----------------------------------
Net Cash Provided by Financing Activities ...................      16,697       24,788       45,823
                                                                 ----------------------------------

Net increase (decrease) in cash and cash equivalents ........       8,539        4,595       (5,856)
Cash and cash equivalents, beginning of year ................      24,367       19,772       25,628
                                                                 ----------------------------------
Cash and Cash Equivalents, End of Year ......................   $  32,906    $  24,367    $  19,772
                                                                 ==================================

Supplemental Information:
Cash paid for interest.......................................   $  30,226    $  30,635    $  28,474
Cash paid for income taxes...................................   $   6,900    $   6,727    $   4,224
Assets acquired through foreclosure..........................   $   2,864    $     844    $     192
                                                                 ==================================

See notes to consolidated financial statements

1. Summary of Significant Accounting Policies

The accounting policies of Home Federal Bancorp (the "Company") conform to generally accepted accounting principles and prevailing practices within the banking and thrift industry. A summary of the more significant accounting policies follows:

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

Use of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. Estimates most susceptible to change in the near term include the allowance for loan losses, mortgage servicing rights and the fair value of securities.

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

Loans Held for Sale
Loans held for sale consist of fixed rate mortgage loans conforming to established guidelines and held for sale to the secondary market. Mortgage loans held for sale are carried at the lower of cost or market value determined on an aggregate basis. Gains and losses on the sale of these mortgage loans are included in other income.


Mortgage Banking Activities
Accounting standards require that the Company recognize as separate assets, rights to service mortgage loans that have been acquired through either the purchase or origination of a loan. An entity that sells or securitizes those loans with servicing rights retained should allocate the total cost of the mortgage loans to the MSRs and the loans based on their relative fair values. These costs are initially capitalized and subsequently amortized in proportion to, and over the period of, estimated net loan servicing income.
         Additionally, MSRs are reported on the Consolidated Balance Sheets at the lower of cost or fair value. The Company is required to assess its capitalized MSRs for impairment based upon the fair value of the rights. MSRs are stratified based upon one or more of the predominant risk characteristics of the underlying loans. Impairment is recognized through a valuation allowance for each impaired stratum.

Loans
Interest on real estate, commercial and installment loans is accrued over the term of the loans on a level yield basis. The recognition of interest income is discontinued when, in management's judgment, the interest will not be collectible in the normal course of business.
         Statement of Financial Accounting Standards Nos. 114 and 118 ("SFAS 114 and 118"), "Accounting by Creditors for Impairment of a Loan and Income Recognition and Disclosures," require that impaired loans be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or the fair value of the underlying collateral, and specifies alternative methods for recognizing interest income on loans that are impaired or for which there are credit concerns. For purposes of applying these standards, impaired loans have been identified as all nonaccrual loans that have not been collectively evaluated for impairment.

Loan Origination Fees
Nonrefundable origination fees, net of certain direct origination costs, are deferred and recognized as a yield adjustment over the life of the underlying loan. Any unamortized fees on loans sold are credited to gain on sale of loans at the time of sale.

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

Real Estate Owned
Real estate owned represents real estate acquired through foreclosure or deed in lieu of foreclosure and is recorded at the lower of fair value and carrying amount. When property is acquired, it is recorded at net realizable value at the date of acquisition, with any resulting write-down charged against the allowance for loan losses. Any subsequent deterioration of the property is charged directly to real estate owned expense. Costs relating to the development and improvement of real estate owned are capitalized, whereas costs relating to holding and maintaining the property are charged to expense.

Premises and Equipment
Premises and equipment are carried at cost less accumulated depreciation. Depreciation is computed on the straight-line method over estimated useful lives that range from three to thirty-two years.

Derivatives
The Company has only limited involvement with derivative financial instruments and does not use them for trading purposes. The Company has entered into interest rate swap agreements as a means of managing its interest rate exposure on certain fixed rate commercial loans. The interest rate swaps are accounted for under the accrual method. Under this method, the differential to be paid or received on the interest rate swap agreements is recognized over the life of the agreement in interest income. Changes in fair value of interest rate swaps accounted for under the accrual method are not reflected in the accompanying financial statements. Realized gains and losses on terminated interest rate swaps are deferred as an adjustment to the carrying amount of the designated instruments and amortized over the remaining original life of the agreements. If the designated instruments are disposed of, the fair value of the interest rate swap or unamortized deferred gains or losses are included in the determination of the gain or loss on the disposition of such instruments. To qualify for such accounting, the interest rate swaps are designated to specific commercial loans and alter the loan's interest rate characteristics. The notional amount of the Company's two outstanding interest rate swap agreements totaled approximately $5.6 million as of June 30, 1999, and mature in 2008 and 2009, respectively. The Company did not have any interest rate swap agreements outstanding at June 30, 1998.

Goodwill
The excess of cost over the fair value of assets acquired in connection with the purchase of another savings institution is being amortized using the straight line method over 25 years. Amortization expense for fiscal years 1999, 1998 and 1997, was $101,000, $101,000 and $100,000, respectively. Management reviews intangible assets for possible impairment if there is a significant event that detrimentally affects operations. Impairment is measured using estimates of the future earnings potential of the entity or assets acquired.

Income Taxes
The Company and its wholly-owned subsidiary file consolidated income tax returns. Deferred income tax assets and liabilities reflect the impact of temporary differences between amounts of assets and liabilities for financial reporting purposes and basis of such assets and liabilities as measured by tax laws and regulations.

Earnings per Common Share
Earnings per share of common stock are based on the weighted average number of basic shares and dilutive shares outstanding during the year. All per share information has been restated to reflect the Company's three for two stock split in November 1997.
         The Company adopted SFAS No. 128, "Earnings per Share," for fiscal year 1998 with all prior period earnings per share data restated. This statement established new accounting standards for the calculation of basic earnings per share as well as diluted earnings per share. The adoption of the statement did not have a material effect on the Company's calculation of earnings per share. The following is a reconciliation of the weighted average common shares for the basic and diluted earnings per share computations:

                                          Years Ended June 30,
                                   ---------------------------------
                                     1999        1998        1997
                                   ---------------------------------
Basic Earnings per Share:
Weighted average common shares .   5,087,398   5,114,091   5,043,353
                                   =========   =========   =========

Diluted Earnings per Share:
Weighted average common shares .   5,087,398   5,114,091   5,043,353
Dilutive effect of stock options     294,931     355,259     206,365
                                   ---------   ---------   ---------
Weighted average common and
incremental shares .............   5,382,329   5,496,350   5,249,718
                                   =========   =========   =========

Comprehensive Income
The Company adopted Statement of Financial Accounting Standards No. 130 ("SFAS 130"), "Comprehensive Income," as of July 1, 1998. Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income, although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet. Such items, along with net income, are components of comprehensive income. The adoption of SFAS 130 had no effect on the Company's net income or shareholders' equity. All prior year financial statements have been reclassified for comparative purposes.
         The following is a summary of the Company's comprehensive income for fiscal years 1999, 1998 and 1997 under SFAS 130:(dollars in thousands)

                                                           Fiscal years ended June 30,
                                                       --------------------------------
                                                          1999        1998         1997
                                                       --------------------------------
Net Income .........................................   $ 10,477    $ 10,390    $  6,846
 Other comprehensive income:
   Unrealized holding gains (losses) from securities
    available for sale .............................     (1,089)        227         354
   Reclassification adjustment for (gains) losses
     realized in income ............................         (2)         (8)        (19)
                                                       --------    --------    --------
Net unrealized gains (losses) ......................     (1,091)        219         335
Tax effect .........................................        437         (88)       (133)
                                                       --------    --------    --------
Other comprehensive income, net of tax .............       (654)        131         202
                                                       --------    --------    --------
Comprehensive Income ...............................   $  9,823    $ 10,521    $  7,048
                                                       ========    ========    ========

Segments
Effective July 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 131 ("SFAS 131"), "Disclosures about Segments of an Enterprise and Related Information." SFAS 131 redefines how operating segments are determined and requires disclosure of certain financial and descriptive information about a company's operating segments. In accordance with SFAS 131, management has concluded that the Company is comprised of a single operating segment, community banking activities, and has disclosed all required information relating to its one operating segment. Management considers parent company activity to represent an overhead function rather than an operating segment. The Company does not have a single external customer from which it derives 10 percent or more of its revenue and which operates in one geographical area.

Changes in Presentation
Certain amounts and items appearing in the fiscal 1998 and 1997 financial statements have been reclassified to conform to the fiscal 1999 presentation.

New Accounting Pronouncements
Statement of Financial Accounting Standards No. 133 ("SFAS 133"), "Accounting for Derivative Instruments and Hedging Activities," was issued in June 1998 and amended by Statement of Financial Standard No. 137 ("SFAS 137"), "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of SFAS 133." SFAS 133, as amended by SFAS 137, is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. This statement establishes accounting and reporting standards for derivative instruments and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial condition and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as a fair value hedge, a cash flow hedge, or a hedge of foreign currency exposure. The accounting for changes in the fair value of a derivative (that is, gains and losses) depends on the intended use of the derivative and the resulting designation. Management has not yet quantified the effect of this new standard on the consolidated financial statements.

2.  Securities
Securities are summarized as follows: (in thousands)

                                         June 30, 1999                                  June 30, 1998
                          --------------------------------------------------- ---------------------------------
                            Amortized  Gross Unrealized     Fair        Amortized    Gross Unrealized     Fair
                              Cost     Gains     Losses     Value         Cost       Gains     Losses     Value
                          -------------------------------------------------------------------------------------
Held to Maturity:
Agency bonds ...........   $    --    $   --   $    --    $    --        $ 1,487    $    6    $   --    $ 1,493
Municipal bonds ........     3,550        11       (23)     3,538          2,840        24       (35)     2,829
Collateralized mortgage
  obligations ..........       883        --       (16)       867          3,976        --       (22)     3,954
Pass-thru certificates .       554         1        --        555          1,262        12        --      1,274
                           -------    ------   -------    -------        -------    ------    ------    -------
Total Held to Maturity .   $ 4,987    $   12   $   (39)   $ 4,960        $ 9,565    $   42       (57)   $ 9,550
                           =======    ======   =======    =======        =======    ======    ======    =======

Available for Sale:
Agency bonds ...........   $27,008    $   41   $  (193)   $26,856        $29,148    $  227    $   (9)   $29,366
Collateralized mortgage
  obligations ..........     5,657        --       (87)     5,570          6,678         2       (31)     6,649
Pass-thru certificates .     2,699         1       (47)     2,653          3,844         6        (6)     3,844
Corporate debt .........    34,656        10      (672)    33,994         13,301         1       (78)    13,224
Mutual funds ...........     4,387        --       (14)     4,373          4,159        18        --      4,177
Equity securities ......        75        --        --         75             75        --        --         75
                           -------    ------   -------    -------        -------    ------    ------    -------
Total Available for Sale   $74,482    $   52   $(1,013)   $73,521        $57,205    $  254    $ (124)   $57,335
                           =======    ======   =======    =======        =======    ======    ======    =======

Certain securities, with both amortized cost and fair value of $3.3 million and $3.5 million at June 30, 1999 and 1998, respectively, were pledged as collateral for the Bank's treasury, tax and loan account at the Federal Reserve and for certain trust, IRA and KEOGH accounts.

The amortized cost and fair value of securities at June 30, 1999, by contractual maturity are summarized as follows: (in thousands)

                                                  Held to Maturity                 Available for Sale
                                          ------------------------------    ----------------------------------
                                          Amortized      Fair     Market    Amortized      Fair         Market
                                             Cost        Value    Yield        Cost        Value        Yield
                                          ------------------------------    ----------------------------------

Agency bonds:
   Due after 1 year through 5 years..     $      -     $      -       -      $24,486      $24,386        5.89%
   Due after 5 years through 10 years            -            -       -        1,997        1,945        6.44%
   Due after 10 years................            -            -       -          525          525        5.59%
Municipal bonds:
   Due in one year or less...........          110          111    7.00%           -            -            -
   Due after 1 year through 5 years..        1,365        1,374    6.06%           -            -            -
   Due after 5 years through 10 years        1,300        1,277    5.86%           -            -            -
   Due after 10 years................          775          776    7.37%           -            -            -
Collateralized mortgage obligations..          883          867    6.09%       5,657        5,570        5.94%
Pass-thru certificates...............          554          555    7.00%       2,699        2,653        5.91%
Corporate debt:
   Due after 1 year through 5 years..            -            -       -       32,748       32,083        5.80%
   Due after 5 years through 10 years            -            -       -          943          952        6.44%
   Due after 10 years................            -            -       -          965          959        6.13%
Mutual funds.........................            -            -       -        4,387        4,373        5.51%
Equity securities....................            -            -       -           75           75            -
                                          --------     --------    -----     -------      -------        -----
Total                                     $  4,987     $  4,960    6.34%     $74,482      $73,521        5.85%
                                          ========     ========    =====     =======      =======        =====

Activities related to the sales of securities available for sale are summarized as follows: (in thousands)

                                                Years Ended June 30,
                                          ---------------------------------
                                             1999       1998        1997
                                          ---------------------------------

Proceeds from sales ...............        $19,644    $11,632      $8,572
Gross gains on sales ..............        $    12    $    25      $   38
Gross losses on sales .............        $    10    $    17      $   19


Loans receivable are summarized as follows:  (in thousands)

                                                        June 30,
                                                 ----------------------
                                                    1999         1998
                                                    ----         ----
First mortgage loans:
     Residential single family ...............   $ 248,846    $ 268,133
     Commercial and multi-family .............     107,908       97,469
     Property under construction .............      65,997       77,227
     Unimproved land .........................      11,611        4,664
Home equity ..................................      39,654       35,065
Second mortgage ..............................      29,219       30,256
Commercial ...................................      56,956       50,890
Mobile home ..................................      12,048       14,349
Automobile ...................................      21,764       23,194
Consumer .....................................       9,250       10,347
Savings account ..............................       3,826        4,071
- ----------------------------------------------   ---------    ---------
     Gross loans receivable ..................     607,079      615,665
Allowance for loan losses ....................      (4,349)      (4,243)
Deferred loan fees ...........................        (527)        (690)
Undisbursed loan proceeds ....................     (15,285)     (28,691)
Unearned interest and unearned discounts .....           -           (1)
- ----------------------------------------------   ----------   ---------
Loans Receivable, Net                            $  586,918   $ 582,040
==============================================   ==========   =========

The Bank originates both adjustable and fixed rate loans. The adjustable rate loans have interest rate adjustment limitations and are generally indexed to various indices. Adjustable residential mortgages are indexed to the one year Treasury constant maturity rate; adjustable consumer loans are generally indexed to the prime rate; adjustable commercial loans are generally indexed to either the prime rate or the one, three, or five year Treasury constant maturity rate. Future market factors may affect the correlation of the interest rates the Bank pays on the short-term deposits that have been primarily utilized to fund these loans.
         The   principal   balance  of  loans  on  nonaccrual   status   totaled
approximately $3.5 million and $4.0 million at June 30, 1999 and 1998, respectively. The Bank would have recorded interest income of $453,000 in 1999, $325,000 in 1998 and $274,000 in 1997, if loans on non-accrual status had been current in accordance with their original terms. Actual interest received was $233,000, $250,000 and $266,000 for fiscal years 1999, 1998 and 1997, respectively. The Bank agreed to modify the terms of certain loans to customers who were experiencing financial difficulties. Modifications included forgiveness of interest, reduced interest rates and/or extensions of the loan term. The principal balance at June 30, 1999 and 1998, on these restructured loans was immaterial each year.
         The Bank's primary lending area is south-central Indiana. Virtually all of the Bank's loans originated and purchased are to borrowers located within the state of Indiana. The Bank originates and purchases commercial real estate loans, which totaled $107.9 million and $97.5 million at June 30, 1999 and 1998, respectively. These loans are considered by management to be of somewhat greater risk of uncollectibility due to the dependency on income production or future development of the real estate. Of the commercial real estate loans, $30.4 million and $14.5 million were collateralized by multi-family residential property at June 30, 1999 and 1998, respectively.
         As a federally chartered savings bank, aggregate commercial real estate loans may not exceed 400% of capital as determined under the capital standards provisions of FIRREA. This limitation was approximately $281.2 million and $257.1 million at June 30, 1999 and 1998, respectively. Also, under FIRREA, the loans-to-one-borrower limitation is generally 15% of unimpaired capital and surplus, which, for the Bank, was approximately $10.9 million and $9.4 million at June 30, 1999 and 1998, respectively. As of June 30, 1999 and 1998, the Bank was in compliance with these limitations.
         Aggregate loans to officers and directors included above were $6.4 million and $5.8 million as of June 30, 1999 and 1998, respectively. Such loans are made in the ordinary course of business and are made on substantially the same terms as those prevailing at the time for comparable transactions with other borrowers. For the year ended June 30, 1999, loans of $3.0 million were disbursed to officers and directors and repayments of $2.4 million were received from officers and directors.

An analysis of the allowance for loan losses is as follows:
(in thousands)

                                     Years ended June 30,
                                     --------------------
                                  1999       1998       1997
                                  ----       ----       ----
Beginning balance ...........   $ 4,243    $ 3,649    $ 3,061
Provision for loan losses ...     1,124      1,193      1,129
Charge-offs .................    (1,103)      (696)      (619)
Recoveries ..................        85         97         78
- -----------------------------   -------    -------    -------
Ending Balance ..............   $ 4,349    $ 4,243    $ 3,649
=============================   =======    =======    =======


The following is a summary of information pertaining to impaired loans:
(in thousands)

                                                   Years Ended June 30,
                                                   --------------------
                                                      1999     1998
                                                      ----     ----
Impaired loans with a valuation reserve ...........   $735     $327
Impaired loans with no valuation reserve ..........    117      206
- ---------------------------------------------------   ----     ----
Total Impaired Loans ..............................   $852     $533
===================================================   ====     ====
Valuation reserve on impaired loans ...............   $603     $ 66
Average impaired loans ............................   $812     $350

4. Mortgage Banking Activities
At June 30, 1999, 1998 and 1997, the Bank was servicing loans for others amounting to $461.5 million, $385.2 million and $298.0 million, respectively. Gain on sales of loans, net of originated mortgage servicing rights, was $2.1 million, $2.3 million and $1.3 million, for the years ended June 30, 1999, 1998 and 1997. Servicing loans for others generally consists of collecting mortgage payments, maintaining escrow accounts, disbursing payments to investors and foreclosure processing. Loan servicing income includes servicing fees from investors and certain charges collected from borrowers, such as late payment fees.
         The Bank is obligated to repurchase certain loans sold to and serviced for others which become delinquent as defined by the various agreements. At June 30, 1999 and 1998, these obligations were limited to approximately $160,000 and $539,000, respectively.

The following analysis reflects the changes in mortgage servicing rights (MSRs) acquired: (in thousands)

                                       Years Ended June 30,
                                       --------------------
                                         1999        1998
                                         ----        ----
Beginning carrying value ...........   $ 1,088    $   387
   Additions .......................     1,230      1,115
   Amortization ....................      (449)      (170)
   Net change in valuation allowance       108       (244)
- ------------------------------------   -------    -------
Ending carrying value ..............   $ 1,977    $ 1,088
====================================   =======    =======


The carrying value approximates fair value at June 30, 1999 and 1998. Fair value is estimated by discounting the net servicing income to be received over the estimated servicing term using a current market rate. The significant risk characteristics of the underlying loans used to stratify MSRs for impairment measurement were term and rate of note. The valuation allowance as of June 30, 1999 and 1998, was $137,000 and $244,000 respectively.


5. Investments in Joint Ventures
The Bank has invested in joint ventures through its subsidiary, Home Savings Corporation ("HSC"). The investments, including loans, are accounted for by the equity method. The Bank's interest in these investments is as follows: (in thousands)

                                                  June 30,
                                          -----------------------
                                           Equity
                                          Interest   1999    1998
                                          --------   ----    ----

Family Financial Life ..................      20%  $  617  $  617
Heritage Woods .........................      33%      85      96
Home-Breeden ...........................      50%   2,189   2,375
Coventry Associates ....................      65%      --      40
Crystal Lake ...........................      33%   2,010     930
Admirals Woods .........................      50%      --      19
Sycamore Springs .......................      33%   1,480      --
Bloomington Technology .................      50%     709      --
- ----------------------------------------            -----   -----
Total Investment .......................           $7,090  $4,077
========================================           ======  ======

Summarized condensed unaudited financial statements for these joint ventures are as follows: (in thousands)

                                                  June 30,
                                                  --------
                                               1999     1998
                                               ----     ----
Balance Sheets:
Cash ......................................  $   826  $   964
Investments ...............................    5,763    3,566
Property and equipment, net ...............      678      712
Inventory of developed lots ...............    2,448    2,741
Other assets ..............................    5,370    1,515
- -------------------------------------------   ------   ------
Total Assets ..............................  $15,085  $ 9,498
===========================================   ======   ======

Notes payable .............................  $ 5,684  $ 3,314
Insurance liabilities .....................    1,833    1,633
Other liabilities .........................      221      104
- -------------------------------------------   ------   ------
Total liabilities .........................    7,738    5,051
- -------------------------------------------   ------   ------
Shareholders' equity ......................    7,347    4,447
- -------------------------------------------   ------   ------
Total Liabilities and  Shareholders' Equity  $15,085  $ 9,498
===========================================   ======   ======


                                                  Years Ended June 30,
                                                  --------------------
                                                  1999    1998    1997
                                                  ----    ----    ----
Income Statements:
Income:
     Insurance premiums and commissions ......  $2,408  $3,735  $3,484
     Investment income .......................     361     357     334
     Net lot sales ...........................     417     234     653
     Other income ............................     102     104     107
- ----------------------------------------------   -----   -----   -----
     Total income ............................   3,288   4,430   4,578
                                                 -----   -----   -----

Expenses:
     Commissions .............................   1,169   2,026   1,892
     Insurance benefits ......................     461     654     443
     Interest expense ........................      47      47      48
     Other expense ...........................   1,140   1,377   1,439
                                                 -----   -----   -----
     Total expense ...........................   2,817   4,104   3,822
                                                 -----   -----   -----
Net Income ...................................  $  471  $  326  $  756
==============================================   =====   =====   =====


The notes payable included $5.2 million and $2.9 million due to HSC and $140,000 and $143,000 due to the Bank at June 30, 1999 and 1998, respectively. At June 30, 1999 and 1998, open commitments to these joint ventures included letters of credit totaling $1.6 million and $1.3 million, respectively.

6. Accrued Interest Receivable
Accrued interest receivable consists of the following : (in thousands)

                                                     June 30,
                                                 ----------------
                                                  1999       1998
                                                  ----       ----

Loans, less reserve of $260 and $259 ....       $ 3,686    $ 3,912
Securities ..............................         1,191        802
Interest-bearing deposits ...............            20          7
- -----------------------------------------         -----      -----
Total Accrued Interest Receivable .......       $ 4,897    $ 4,721
=========================================         =====      =====


7. Premises and Equipment
Premises and equipment consists of the following: (in thousands)

                                                      June 30,
                                                 ------------------
                                                   1999       1998
                                                   ----       ----
Land .........................................   $ 1,521    $ 1,465
Buildings and improvements ...................    10,352      9,470
Furniture and equipment ......................     6,083      5,648
- ----------------------------------------------   -------    -------
     Total ...................................    17,956     16,583
Accumulated depreciation .....................    (8,827)    (8,017)
                                                 -------    -------
Total Premises and Equipment .................   $ 9,129    $ 8,566
==============================================   =======    =======


Depreciation  expense  included in operations for the years ended June 30, 1999,
1998  and  1997,   totaled  $1.3   million,   $1.2  million  and  $1.0  million,
respectively.


8. Deposits
Deposits are  summarized as follows:  (in  thousands)

                                       June 30, 1999        June 30, 1998
                                       -------------        -------------
                                              Weighted             Weighted
                                               Average              Average
                                      Amount    Rate       Amount    Rate
                                      ------    ----       ------    ----
Non-interest bearing .............  $ 35,532             $ 25,102
NOW accounts .....................    53,040    1.68%      50,185    2.08%
Passbook savings .................    48,026    2.08%      47,639    2.75%
Money market savings .............   106,586    4.18%      77,133    4.55%
- ----------------------------------   -------    ----      -------    ----
     Total transaction accounts ..   243,184    2.61%     200,059    2.93%
- ----------------------------------   -------    ----      -------    ----
Certificates of deposit:
     Less than one year ..........    87,499    4.80%     103,920    5.48%
     12-23 months ................   114,908    5.02%     124,066    5.64%
     24-35 months ................    75,914    5.34%      52,296    5.51%
     36-59 months ................    11,908    5.29%      14,801    5.59%
     60-120 months ...............    46,469    6.03%      48,847    6.05%
- ----------------------------------   -------    ----      -------    ----
     Total certificate accounts ..   336,698    5.18%     343,930    5.63%
- ----------------------------------   -------    ----      -------    ----
Total Deposits ...................  $579,882    4.10%    $543,989    4.64%
==================================   =======    =====     =======    =====

At June 30, 1999 and 1998, certificates of deposit in amounts of $100,000 or more totaled $89.6 million and $88.1 million, respectively.

At June 30, 1999 and 1998, certificates of deposit in amounts of $100,000 or more totaled $89.6 million and $88.1 million, respectively.

A summary of certificate accounts by scheduled maturities at June 30, 1999 is as follows: (in thousands)

                                2000      2001      2002      2003      2004   Thereafter  Total
                                ----      ----      ----      ----      ----   ----------  -----
    3.99% or less .........  $  1,145   $   126   $    --    $   --    $   --    $   --  $  1,271
    4.00% - 4.99% .........   101,421    11,962     1,693       163     1,537       729   117,505
    5.00% - 5.99% .........   101,255    52,671     9,118     4,004     3,608     1,714   172,370
    6.00% - 6.99% .........    24,691     5,757     8,754     3,721       298     1,217    44,438
    7.00% - 9.00% .........       620        11       241       242      --        --       1,114

- ---------------------------  --------   -------   -------   -------    ------    ------  --------
 Total Certificate Amounts   $229,132   $70,527   $19,806    $8,130    $5,443    $3,660  $336,698
===========================  ========   =======   =======   =======    ======    ======  ========


A summary of interest expense for the past three fiscal years is as follows: (in thousands)

                             Years Ended June 30,
                           1999      1998    1997
                           ----      ----    ----
NOW accounts ..........  $   731  $   889  $   880
Passbook savings ......    1,106    1,316    1,509
Money market savings ..    4,063    3,218    2,030
Certificates of deposit   18,137   19,092   18,867
                          ------   ------   ------
Total Interest Expense   $24,037  $24,515  $23,286
=======================   ======   ======   ======


9.  Federal Home Loan Bank  Advances
The Bank was eligible to receive advances from the FHLB up to $172.0 million and $210.4 million at June 30, 1999 and 1998, respectively. The Bank has pledged qualifying mortgage loans and Federal Home Loan Bank stock as collateral on the following advances from the Federal Home Loan Bank: (in thousands)

                        June 30, 1999       June 30, 1998
                       ---------------     ---------------
                               Weighted              Weighted
Fiscal Year                    Average                Average
  Maturity             Amount    Rate      Amount      Rate
  --------             ------    ----      ------      ----

1999................  $    --     --      $36,000      6.12%
2000................   11,300   6.05%       9,300      6.36%
2001................    8,400   5.64%       8,400      5.67%
2002................   17,000   6.02%      12,800      6.40%
2003................   14,500   5.99%      10,500      6.18%
2004................   11,600   5.86%      21,070      6.37%
Thereafter..........   25,095   5.95%          --        --
                       ------   ----       ------      ----
Total FHLB Advances   $87,895   5.94%     $98,070      6.23%
====================   ======   ====       ======      ====


10. Other Borrowings
Senior Debt
On October 8, 1998, the Company entered into a revolving note with LaSalle Bank N.A. whereby the Company may borrow up to $7 million. The note accrues interest at a variable rate based on the ninety-day LIBOR index, on the date of the draw, plus 150 basis points. Interest payments are due ninety days after the date of any principal draws made on the loan and every ninety days thereafter. The principal balance is due in full as of October 1, 1999. As of June 30, 1999, the Company had a $1 million balance, consisting of two $500,000 draws accruing interest as of June 30, 1999, at 6.50% and 6.53%, respectively. The Company used the funds attained to buy back shares of the Company's common stock. The note is collateralized by the assets of the Company. Under terms of the agreement, the Company is bound by certain restrictive debt covenants relating to earnings, net worth and various financial ratios.

Other Borrowings
In addition to the other borrowings scheduled below, the Bank also has a $5 million overdraft line of credit with the Federal Home Loan Bank, none of which was used as of June 30, 1999 or 1998. (in thousands)

                                         June 30,
                                     --------------
                                       1999   1998
                                       ----   ----
Official check overnight remittance  $1,497  $4,376
Money order remittance ............      18      20
- -----------------------------------   -----   -----
Total Other Borrowings ............  $1,515  $4,396
===================================   =====   =====

11. Income Taxes
An analysis of the income tax provision is as follows: (in thousands)

                          Years Ended June 30,
                          --------------------
                         1999      1998      1997
                         ----      ----      ----
Current:
     Federal .......   $5,617    $5,425    $3,435
     State .........    1,551     1,522       947
Deferred ...........     (540)     (302)      (69)
- --------------------   ------    ------    ------
Income Tax Provision   $6,628    $6,645    $4,313
====================   ======    ======    ======

The difference between the financial statement provision and amounts computed by using the statutory rate of 34% is reconciled as follows: (in thousands)

                                                         Years Ended June 30,
                                                         --------------------
                                                       1999      1998      1997
                                                       ----      ----      ----
Income tax provision at federal statutory rate ...   $5,807    $5,792    $3,794
State tax, net of federal tax benefit ............    1,016       976       615
Tax exempt interest ..............................     (102)      (96)      (64)
Increase in cash surrender value of life insurance      (88)      (95)      (92)
Other ............................................       (5)       68        60
                                                     ------    ------    ------
Income Tax Provision .............................   $6,628    $6,645    $4,313
==================================================   ======    ======    ======


The Company is allowed to deduct an addition to a reserve for bad debts in determining taxable income. This addition differs from the provision for loan losses for financial reporting purposes. No deferred taxes have been provided on the income tax bad debt reserves prior to 1988, which total $6 million. This tax reserve for bad debts is included in taxable income of later years only if the bad debt reserves are subsequently used for purposes other than to absorb bad debt losses. Because the Company does not intend to use the reserves for purposes other than to absorb losses, deferred income taxes of $2.4 million were not provided at June 30, 1999 and 1998, respectively. Pursuant to SFAS 109, the Company has recognized the deferred tax consequences of differences between the financial statement and income tax treatment of allowances for loan losses arising after June 30, 1987.
         In August 1996, the "Small Business Job Protection Act of 1996" was passed into law. One provision of this act repeals the special bad debt reserve method for thrift institutions provided for in Section 593 of the Internal
Revenue Code. The provision requires thrifts to recapture any reserves accumulated after 1987 but forgives taxes owed on reserves accumulated prior to 1988. The six year recovery period for the excess reserves began in taxable year 1999. The adoption of the act did not have a material adverse effect on the Company's consolidated financial position or results of operations.

The Company's deferred income tax assets and liabilities are as follows:
(in thousands)
                                                             June 30,
                                                             --------
                                                           1999    1998
                                                           ----    ----
Deferred tax assets:
     Bad debt reserves, net ...........................  $1,049  $  652
     Unrealized losses on securities available for sale     385      --
     Deferred compensation ............................     773     702
     Other ............................................       9      --
                                                          -----   -----
     Total deferred tax assets ........................   2,216   1,354
                                                          -----   -----

Deferred tax liabilities:
     Difference in basis of fixed assets ..............     371     639
     FHLB dividend ....................................     205     205
     Unrealized gain on securities available for sale .      --      52
     Deferred fees ....................................     454     254
     Other ............................................       2      16
                                                          -----   -----
     Total deferred tax liabilities ...................   1,032   1,166
                                                          -----   -----
Net Deferred Tax Asset ................................  $1,184  $  188
=======================================================   =====   =====

12. Regulatory Matters
The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory-and possible additional discretionary--actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

        Quantitative measures that have been established by regulation to ensure capital adequacy require the Bank to maintain minimum capital amounts and ratios (set forth in the table below). The Bank's primary regulatory agency, the OTS, requires that the Bank maintain minimum ratios of tangible capital (as defined in the regulations) of 1.5%, core capital (as defined) of 4%, and total risk-based capital (as defined) of 8%. The Bank is also subject to prompt corrective action capital requirement regulations set forth by the Federal Deposit Insurance Corporation ("FDIC"). The FDIC requires the Bank to maintain minimum capital amounts and ratios of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). As of June 30, 1999, the Bank met all capital adequacy requirements to which it is subject.

         As of June 30, 1999 and 1998, the most recent notifications from the OTS categorized the Bank as "well capitalized" under the regulatory framework for prompt corrective action. To be categorized as "well capitalized" the Bank must maintain minimum total risk- based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

                                                                                             To Be Categorized
                                                                                           As "Well Capitalized"
                                                                                               Under Prompt
                                                                        For Capital         Corrective Action
(dollars in thousands)                                Actual         Adequacy Purposes          Provisions
                                                  Amount   Ratio      Amount    Ratio        Amount    Ratio
                                                  --------------    -----------------      -----------------
As of  June 30, 1999
   Tangible capital (to total assets)..         $  61,711   8.38%     $11,043   1.50%           N/A     N/A
   Core capital (to total assets)......         $  61,711   8.38%     $29,447   4.00%           N/A     N/A
   Total risk-based capital
      (to risk-weighted assets)........         $  65,235  11.44%     $45,617   8.00%       $57,021   10.00%
   Tier 1 risk-based capital
      (to risk-weighted assets)........         $  61,711  10.82%         N/A    N/A        $34,213    6.00%
   Tier 1 leverage capital
      (to average assets)..............         $  61,711   8.42%         N/A    N/A        $36,664    5.00%

                                                                                             To Be Categorized
                                                                                           As "Well Capitalized"
                                                                                               Under Prompt
                                                                        For Capital         Corrective Action
(dollars in thousands)                                Actual         Adequacy Purposes          Provisions
                                                  Amount   Ratio      Amount    Ratio        Amount    Ratio
                                                  --------------    -----------------      -----------------

As of  June 30, 1998
   Tangible capital (to total assets)..         $  58,514   8.20%     $10,708   1.50%           N/A     N/A
   Core capital (to total assets)......         $  58,514   8.20%     $28,554   4.00%           N/A     N/A
   Total risk-based capital
      (to risk-weighted assets.........         $  62,305  11.81%     $42,206   8.00%       $52,757   10.00%
   Tier 1 risk-based capital
      (to risk-weighted assets)........         $  58,514  11.09%         N/A     N/A       $31,654    6.00%
   Tier 1 leverage capital
      (to average assets)..............         $  58,514   8.35%         N/A     N/A       $35,057    5.00%

Dividend  Restrictions
The principal source of income and funds for the Company are dividends from the Bank. The Bank is subject to certain restrictions on the amount of dividends that it may declare without prior regulatory approval. At June 30, 1999, approximately $13.0 million of retained earnings were available for dividend declaration without prior regulatory approval.

Recapitalization of SAIF
On September 30, 1996, the President of the United States signed into law an omnibus appropriations act for fiscal year 1997 that included, among other things, the recapitalization of the Savings Association Insurance Fund (SAIF) in a section entitled "The Deposit Insurance Funds Act of 1996" ("the Act"). The Act included a provision whereby all insured depository institutions would be charged a one-time special assessment on their SAIF assessable deposits as of March 31, 1995. The Company recorded a pre-tax charge of $3,001,000 during the year ended June 30, 1997, which represented 65.7 basis points of the March 31, 1995, assessable deposits.

13. Employee Benefit Plans
Multi-employer Pension Plan The Bank participates in a noncontributory multi-employer pension plan covering all qualified employees. The plan is administered by the trustees of the Financial Institutions Retirement Fund. There is no separate valuation of the plan benefits nor segregation of plan assets specifically for the Bank, because the plan is a multi-employer plan and separate actuarial valuations are not made with respect to each employer. However, as of June 30, 1998, the latest actuarial valuation, the total plan assets exceeded the actuarially determined value of accrued benefits.

Supplemental Retirement Program
The Bank has entered into supplemental retirement agreements for certain officers and directors. Benefits under these agreements are generally paid over a 15 year period. The present value of the benefit to be paid is accrued over the active period of employment of individual participants. The amount of benefit expense for fiscal years 1999, 1998 and 1997, was $155,000, $153,000 and $350,000, respectively.

401(k) Plan
The Bank has an employee thrift plan established for substantially all full-time employees. The Bank has elected to make matching contributions equal to 50% of the employee contributions up to a maximum of 1.5% of an individual's total eligible salary. The Bank contributed $88,000, $85,000 and $75,000 during fiscal years 1999, 1998 and 1997, respectively.


14. Stock Options
The Company has stock option plans for the benefit of officers, other key employees and directors. As of June 30, 1999, the plans were authorized to grant options to purchase 207,487 additional shares of the Company's common stock. The stock options are exercisable at any time within the maximum term of 10 years and one day from the grant date. The options are nontransferable and are forfeited upon termination of employment.

The following is an analysis of the stock option activity for each of the years in the three year period ended June 30, 1999, and the stock options outstanding at the end of the respective periods:


                                              Weighted
                                               Average
Options                                        Shares     Price
- -------                                        ------     -----
Outstanding June 30, 1996 ................    496,570    $ 8.33
Fractional shares dropped in 3 for 2 split         (6)   $ 8.69
Granted ..................................    226,530    $16.21
Forfeited.................................         --       N/A
Exercised ................................    (85,571)   $ 7.83
                                              -------
Outstanding June 30, 1997 ................    637,523    $11.17
Fractional shares dropped in 3 for 2 split        (22)   $10.55
Granted ..................................    111,905    $26.37
Forfeited ................................         --       N/A
Exercised ................................    (44,847)   $ 6.79
                                              -------
Outstanding June 30, 1998 ................    704,559    $13.89
Granted ..................................    105,155    $23.01
Forfeited ................................     (9,000)   $26.17
Exercised ................................    (79,097)   $10.26
                                              -------
Outstanding June 30, 1999 ................    721,617    $15.46
                                              =======

As of June 30, 1999, options outstanding have exercise prices between $2.52 and $26.56 and a weighted average remaining contractual life of 6.4 years. The majority of options outstanding have exercise prices ranging from $10.62 to $26.56 with a weighted average remaining contractual life of 7.6 years.

The  Company  applies  APB  Opinion  No.  25,  "Accounting  for Stock  Issued to
Employees," and related interpretations in accounting for the plan. No compensation cost has been recognized for the plan, because the stock option price is equal to or greater than the fair value at the grant date. Had compensation cost for the plan been determined based on the fair value at the grant dates for awards under the plan consistent with the fair value method of SFAS 123, "Accounting for Stock-Based Compensation," the Company's net income and net income per share would have decreased to the pro forma amounts indicated below: (in thousands, except per share data)

                                         Years Ended June 30,
                                         --------------------
                                     1999         1998        1997
                                     ----         ----        ----
Net income:
 As reported ..................... $10,477      $10,390     $ 6,846
 Pro forma ....................... $10,005      $ 9,961     $ 6,475

Net income per share:
 As reported
   Basic earnings per share ...... $  2.06      $  2.03     $  1.36
   Diluted earnings per share .... $  1.95      $  1.90     $  1.30
 Pro forma
   Basic earnings per share ...... $  1.97      $  1.95     $  1.28
   Diluted earnings per share .... $  1.86      $  1.82     $  1.23


The weighted average fair value of options granted was $5.94 in 1999, $8.04 in 1998 and $5.44 in 1997. The fair value of the option grants is estimated on the date of grant using an option pricing model with the following assumptions: dividend yield ranging from 1.32% to 2.17%, risk-free interest rates ranging from 4.50% to 8.04%, expected volatility ranging from 25.53% to 30.13% and expected life of 5.04 to 5.39 years. The pro forma amounts are not representative of the effects on reported net income for future years.



15. Commitments
Financial Instruments with Off-Balance Sheet Risk
In the normal course of business, the Bank makes various commitments to extend credit which are not reflected in the accompanying consolidated financial statements. At June 30, 1999 and 1998, the Bank had loan commitments approximating $24.6 million and $24.1 million, respectively, excluding undisbursed portions of loans in process. Loan commitments at June 30, 1999, included commitments to originate fixed rate loans with interest rates ranging from 6.9% to 10.0% totaling $4.3 million and adjustable rate loan commitments with interest rates ranging from 6.2% to 8.9% totaling $20.3 million. Commitments, which are disbursed subject to certain limitations, extend over various periods of time. Generally, unused commitments are canceled upon expiration of the commitment term as outlined in each individual contract.
         Outstanding letters of credit were $3.4 million and $2.8 million for 1999 and 1998, respectively. Additionally, the Bank had approximately $7.8 million in commitments to sell fixed rate residential loans and $5.3 million in commitments to sell adjustable rate commercial loans at June 30, 1999.
         The Bank's exposure to credit loss for commitments to extend credit, in the event of nonperformance by the other parties to the financial instruments, is represented by the contract amount of those instruments. The Bank uses the same credit policies and collateral requirements in making commitments as it does for on-balance sheet instruments.

Employment Agreements
The Company has entered into employment agreements with certain executive officers. Under certain circumstances provided in the agreements, the Company may be obligated to continue the officer's salary for a period of up to three years.

16. Fair Value of Financial Instruments
The disclosure of the estimated fair value of financial instruments is as follows: (in thousands)

                                              June 30, 1999      June 30, 1998
                                           ------------------  -----------------
                                           Carrying   Fair     Carrying   Fair
                                            Value     Value     Value     Value
                                            -----     -----     -----     -----
Assets:
  Cash .................................    21,377    21,377    19,063    19,063
  Interest-bearing deposits ............    11,529    11,529     5,304     5,304
  Securities available for sale ........    73,521    73,521    57,335    57,335
  Securities held to maturity ..........     4,987     4,960     9,565     9,550
  Loans held for sale ..................     5,102     5,136    12,711    12,840
  Loans, net ...........................   586,918   585,187   582,040   587,290
  Accrued interest receivable ..........     4,897     4,897     4,721     4,721
  Federal Home Loan Bank stock .........     5,814     5,814     5,456     5,456
  Cash surrender value of life insurance     6,095     6,095     5,808     5,808

Liabilities:
   Deposits ............................   579,882   579,781   543,989   545,025
   Federal Home Loan Bank advances .....    87,895    88,516    98,070    99,987
   Senior debt .........................     1,000     1,013      --        --
   Other borrowings ....................     1,515     1,515     4,396     4,395
   Advance payments by borrowers
      for taxes and insurance ..........       270       270       320       320
   Accrued interest payable ............       473       473       572       572

Unrecognized Financial Instruments:
   Interest rate swap...................       N/A        79       N/A       N/A


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

Cash, Interest-bearing Deposits, Accrued Interest Receivable, Cash Surrender Value of Life Insurance, Advance Payments by Borrowers for Taxes and Insurance, Accrued Interest Payable and Other Borrowings
The carrying amount as reported in the Consolidated Balance Sheets is a reasonable estimate of fair value.

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

Interest Rate Swap
The mark to market value is derived from proprietary models based upon well recognized financial principles which management believes provide a reasonable approximation of the fair market value of the interest rate swap transactions.

Commitments
The commitments to originate and purchase loans have terms that are consistent with current market conditions. Accordingly, the Company estimated that the face amounts of these commitments approximate carrying values.

The fair value estimates presented herein are based on information available to management at June 30, 1999 and 1998. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date, and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

17. Parent Company Financial Statements
The condensed financial statements of Home Federal Bancorp are as follows:
(in thousands)

Condensed Balance Sheets                                                  June 30,
                                                                     ------------------
(Parent Company only)                                                  1999      1998
                                                                     ------------------
Cash....................................................             $   228    $ 1,862
Investment in subsidiary................................              70,881     64,205
Other...................................................                 266      1,020
                                                                     ------------------
  Total Assets..........................................             $71,375    $67,087
                                                                     ==================
Liabilities:
Senior debt.............................................             $ 1,000    $     -
Other...................................................                 164        212
                                                                     ------------------
  Total liabilities.....................................               1,164        212
                                                                     ------------------
Shareholders' equity....................................              70,211     66,875
                                                                     ------------------
  Total Liabilities and Shareholders' Equity............             $71,375    $67,087
                                                                     ==================

Condensed Statements of Income                            For the Years Ended June 30,
                                                          -----------------------------
(Parent Company only)                                       1999       1998       1997
                                                          -----------------------------
Dividends from subsidiary...............................  $ 3,871    $ 6,442    $ 3,457
Other...................................................      809        598        497
                                                          -----------------------------
  Total income..........................................    4,680      7,040      3,954
                                                          -----------------------------
Interest on senior debt.................................       24        458        703
Other expenses..........................................      888        659        600
                                                          -----------------------------
  Total expenses........................................      912      1,117      1,303
                                                          -----------------------------
Income before taxes and change in
 undistributed earnings of subsidiary...................    3,768      5,923      2,651
Applicable income tax credit............................      (32)      (204)      (323)
                                                          -----------------------------
Income before change in undistributed
 earnings of subsidiary.................................    3,800      6,127      2,974
Increase in undistributed earnings of subsidiary........    6,677      4,263      3,872
                                                          -----------------------------
Net Income                                                $10,477    $10,390    $ 6,846
                                                          =============================

Condensed Statements of Cash Flows                         For the Years Ended June 30,
                                                          -----------------------------
  (Parent Company only)                                     1999       1998       1997
                                                          -----------------------------
Operating Activities:
Net income .............................................  $10,477    $10,390    $ 6,846
Adjustments to reconcile net income to net
 cash provided by operating activities:
  Decrease (increase) in other assets ..................      754       (516)        73
  Increase (decrease) in accrued expenses and
   other liabilities ...................................      (48)       (97)      (159)
  Increase in undistributed earnings
   of subsidiary .......................................   (6,677)    (4,263)    (3,872)
                                                          -----------------------------
Net cash provided by operating activities ..............    4,506      5,514      2,888
                                                          -----------------------------
Financing Activities:
Repayment of senior debt ...............................       --     (7,800)    (1,300)
Funds provided by senior debt ..........................    1,000         --         --
Payment of dividends ...................................   (2,251)    (1,900)    (1,378)
Repurchase shares of common stock ......................   (5,785)      --         --
Exercise of stock options, net of fractional shares paid      896        414        730
                                                                                 -------
Net cash used in financing activities ..................   (6,140)    (9,286)    (1,948)
                                                                                 -------
Net (decrease)/increase in cash ........................   (1,634)    (3,772)       940
Cash at beginning of year ..............................    1,862      5,634      4,694
                                                          -----------------------------
Cash at End of Year ....................................  $   228    $ 1,862   $  5,634
                                                          =============================

Independent Auditors' Report
To the Shareholders and the Board of Directors of Home Federal Bancorp: We have audited the accompanying consolidated balance sheets of Home Federal Bancorp and its subsidiary (the "Company") as of June 30, 1999 and 1998, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended June 30, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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


In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Home Federal Bancorp and its subsidiary at June 30, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 1999, in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP
Indianapolis, Indiana
July 22, 1999

Board of Directors
& Officers
of Home Federal Bancorp

Board of Directors

John K. Keach, Sr.
Chairman of the Board,
Home Federal Bancorp

John K. Keach, Jr.
President and
Chief Executive Officer,
Home Federal Bancorp

John T. Beatty
President,
Beatty Insurance, Inc.

Lewis W. Essex
Retired from Essex
Castings, Inc.

Harold Force
President,
Force Construction
Company, Inc.

David W. Laitinen, MD
Orthopedic Surgeon

Harvard W. Nolting, Jr.
Retired from Nolting
Foods, Inc.

Eugene E. Burke
Director Emeritus
Retired

The Directors of Home Federal Bancorp also serve as Directors of Home Federal Savings Bank.

Officers

John K. Keach, Jr.
President and
Chief Executive Officer

Gerald L. Armstrong
Executive Vice President
and Chief Operating Officer

Lawrence E. Welker
Executive Vice President,
Chief Financial Officer,
Treasurer and Secretary

S. Elaine Pollert
Executive Vice President
Retail Banking

Executive Officers
of Home Federal
Savings Bank

John K. Keach, Jr.
President and
Chief Executive Officer

Gerald L. Armstrong
Executive Vice President
and Chief Operating Officer

Lawrence E. Welker
Executive Vice President,
Chief Financial Officer,
Treasurer and Secretary

S. Elaine Pollert
Executive Vice President
Retail Banking

Melissa M. Arnold
Vice President
Controller

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

Transfer Agent & Registrar
To change name, address or ownership of stock, to report lost certificates, or to consolidate accounts, contact:

LaSalle Bank N.A.
c/o Corporate Trust Operations
135 South LaSalle Street, Room 1960
Chicago, Illinois 60603
(800) 246-5761

General Counsel
Barnes & Thornburg
1313 Merchants Bank Building
11 South Meridian Street
Indianapolis, IN 46204

Shareholder & General Inquiries
Home Federal Bancorp is required to file an Annual Report on Form 10-K for its fiscal year ended June 30, 1999, with the Securities and Exchange Commission.

For copies of the Annual Report and Home Federal Bancorp's Quarterly Reports, contact:
Cora Laymon
Home Federal Bancorp
222 West Second Street
P.O. Box 648
Seymour, IN 47274
(812) 522-1592
(800) 952-6646

For financial information and security analyst inquiries, please contact:
Lawrence E. Welker
Home Federal Bancorp
222 West Second Street
P.O. Box 648
Seymour, IN 47274
(812) 522-1592
(800) 952-6646

(800) 952-6646

In Memoriam

Robert Weber
1919-1999

Robert Weber became a director of Home Federal in May of 1970. He served honorably and with great dedication, as both director and director emeritus, until the time of his death on February 12, 1999. The Board of Directors and the staff of Home Federal Bancorp wish to express their deep sense of loss at his passing and to commemorate his loyal and able service.