Form 10-K, Exhibit 13
period 2000-06-30
HOME FEDERAL BANCORP
filed 2000-09-28
CIK 867493

  [Front Cover]            Home Federal Bancorp
                            2000 Annual Report

[Picture omitted]

    Solid navy cover with Home Federal logo enclosed in an embossed circle with a small yellow triangle above the logo.

[Front Inside Cover]

Total Loan Portfolio in Thousands [pie graphs omitted, centered on page]

                                     Fiscal  2000
Residential Mortgages              $326,506     48%
Consumer                           $ 45,621      7%
Commercial                         $ 60,948      9%
Second & Home Equity               $ 85,300     12%
Commercial Mortgages               $165,711     24%
                                   $684,086

                                     Fiscal  1996
Residential Mortgages              $307,631     57%
Consumer                           $ 55,867     10%
Commercial                         $ 37,651      7%
Second & Home Equity               $ 50,372      9%
Commercial Mortgages               $ 90,957     17%
                                   $542,478

 Letter to Shareholders                                       1

 Selected Consolidated Financial Data                         5

 Quarterly Results of Operations                              6

 Management's Discussion & Analysis                           7

 Consolidated Balance Sheets                                 16

 Consolidated Statements of Income                           17

 Consolidated Statements of Shareholders' Equity             18

 Consolidated Statement of Cash Flows                        19

 Notes to Consolidated Financial Statements                  20

 Independent Auditor's Report                                34

 Board of Directors & Officers of Home Federal Bancorp
 & Executive Officers of Home Federal Savings Bank           35

                           To Our Shareholders

Since its beginnings in the 19th Century, our native state of Indiana has been known as the "Crossroads of America"-a nickname earned because of its central location on intersecting arteries of national commerce.
As Hoosier enterprises made increasingly greater contributions to the regional and national economies, local banking institutions like Home
Federal were formed to help manage Indiana's growing prosperity.

As each of us learns over time, life represents a series of crossroads, some more appealing than others. But approaching a crossroads of any type, be it literal or figurative, necessitates making decisions. Typically, the choices are numerous, the alternatives each attractive to some degree, and the choices seldom easy.

In our industry, the early crossroads were fewer and better defined.
Which market to serve?...Selecting more than one community was almost never an option. Which products to offer?...Industry norms and government regulations usually predefined the basic lending and deposit services. How best to grow the business?...Often the institution's growth was dictated solely by economic good fortune-or the absence of it-in the community it served.

Today, factors far beyond the reach of local financial institutions create larger and more challenging crossroads each year. Products have been redefined nationwide to meet the needs of an increasingly mobile and diverse customer base. Ever-changing technology, essential but expensive, has almost completely redefined operating practices.
Merger and acquisition activity has redrawn the map of the industry, and regionalization of the economy has impacted the fortunes of local financial institutions in ways unimaginable just a few
short years ago.

Diluted Earnings Per Share
[Bar graph in top center of page omitted]

Fiscal Year
1996     $1.43
1997     $1.63
1998     $1.90
1999     $1.95
2000     $1.88

[Caption below graph]
Net income divided by outstanding common and common share equivalents.  As noted in the letter to shareholders, we saw unusual income from gain on sale of loans in fiscal years 1998 and 1999.  For example, the after tax effect of gain on sale of loans in fiscal 1999 was $2,028,000, or $.38 per share, compared to $432,000, or $.09 per share, in fiscal 2000.

*Fiscal 1997 diluted earnings per share including the after tax effect of the
SAIF assessments was $1.30.

For Home Federal, this fiscal year's results reflected the effects of these and other factors influencing institutions throughout the banking industry. For the year, we reported net income of $9,438,000, or $1.88 diluted earnings per common share. This compared to
$10,477,000, or $1.95 diluted earnings per common share, for the prior fiscal year. Still, while the 2000 fiscal year figures fell slightly below our record-breaking performance of previous years, they represent solid results in a time of rising interest rates and changing demand for financial products.

The effects of the rising interest rates were felt primarily in other income, which was significantly lower than in the previous year, primarily due to decreases in gain on sale of loans. The lower interest rate environment experienced during fiscal years 1998 and
1999 caused unusually high demand for our fixed rate mortgage products. Because we have typically sold our fixed rate mortgages on the secondary market, these fiscal years saw unprecedented and perhaps unrepeatable income from the gain on sale of loans. Recent consumer interest in adjustable rate mortgage products, due to the current interest rate environment, has influenced our portfolio mix, reducing the fixed rate loans available for sale and creating growth in our asset base.

As the new fiscal year begins, we continue to enjoy ongoing demand for our products-but find ourselves at yet another crossroads as we seek ways to prudently fund the strong demand for our lending products.
Our primary funding focuses are core deposits-for which we have national, regional, and local competition; Federal Home Loan Bank advances-which have regulatory limits; and alternative funding sources such as brokered CD deposits. Indeed, funding consistent growth might be our greatest challenge in the year ahead.

Total Assets (in thousands)
[Bar graph left side, top of page omitted]

     Fiscal Year
         1996              $630,015
         1997              $682,796
         1998              $719,549
         1999              $744,509
         2000              $832,154

[Caption below graph]
This graph demonstrates the consistent growth Home Federal has seen in total assets and the continued demand for the Bank's consumer and commercial product offerings.

Efficiency Ratio
[Bar graph right side, top of page omitted]

     Fiscal Year
         1996              56.90%
         1997              51.90%
         1998              51.55%
         1999              50.57%
         2000              50.31%

[Caption below graph]
Operating expenses as a percentage of the sum of net interest income and non-interest income.  For example, during fiscal 2000, every $.50 in expense generated $1.00 in net income.  This graph demonstrates Home Federal's successful management of operating expenses.

These represent but a few of the strategic intersections leading to one of the largest crossroads in today's fast-paced financial services environment-the one that each institution ultimately must approach and negotiate to determine its future course. Will it be a road that leads to affiliation with others, a combined approach to reach a common destination?
Or will it be a path that calls for constant and careful maneuvering to better serve the interests of regional customers and communities?

As we work to set our course at Home Federal, mindful of the changes driving today's financial services enterprises, we continually endeavor to better define our place in our industry and in our region. Some, we know, expect us to match the efforts of nationwide competitors, product for product, service for service, dividend for dividend.
Others urge us to maintain a tempo and corporate culture more reminiscent of times past than one anticipative of times to come.

Our role, both in our business community and the local communities we serve, is predicated by more than simply offering traditional lending and deposit services. If we are to grow, we must continually provide new products to meet the evolving needs of our customers. If we are to compete, we must embrace the technology and other tools that make both our institution and those of our peers more efficient and more profitable. If we are to prosper, we must constantly maximize the value of the institution and enhance shareholder value.

During this fiscal year, we will continue to direct our focus to building more extensive relationships with both our retail and commercial customers-by placing increased emphasis on investment management services, small business lending, commercial real estate and other non-traditional services. At the same time, we will maintain our regional leadership in mortgage lending by providing competitive and creative products. As appropriate, we will add technology to increase convenience and productivity and marketing flair to increase awareness of our products and to build our retail business.

Finally, we intend to focus even more on the active management of our capital. In an effort to continue the successes of the stock repurchase plan begun in fiscal year 2000, the Board of Directors approved an additional 5% buy back plan for fiscal 2001. This buy back was completed on August 21, 2000. In the coming years,
we will actively seek other such opportunities to leverage our capital and enhance shareholder value.

We have endeavored and will continue to take each of these actions with a measure of balance, striving to meet the expectations of Home
Federal's stakeholders in a fast-paced world, yet still mindful of the corporate values and ideals that have consistently guided this institution well for 92 years. And so, in our judgment, the path for Home
Federal is clear. No matter how many crossroads we may encounter, we will chart a far-ranging course for growth-based on what we feel are the most appropriate choices to meet the specialized needs of our
stakeholders-one decision at a time.

Sincerely,

/s/ John K. Keach, Jr.

John K. Keach, Jr.
Chairman of the Board
and Chief Executive Officer

                Summary of Selected Consolidated Financial Data
                      (in thousands except per share data)
                                                              At or For the Year Ended June 30,
                                                   ------------------------------------------------------
                                                      2000       1999       1998       1997      1996
                                                   ------------------------------------------------------
Selected Balance Sheet Data:

Total assets....................................    $832,154   $744,509   $719,549   $682,796   $630,015
Securities available for sale...................    $ 99,364   $ 73,521   $ 57,335   $ 40,119   $ 44,651
Securities held to maturity.....................    $  7,776   $  4,987   $  9,565   $ 13,115   $  6,990
Loans receivable, net...........................    $652,007   $586,918   $582,040   $575,624   $520,097
Deposits........................................    $572,893   $579,882   $543,989   $527,788   $489,573
Total borrowings................................    $184,433   $ 90,410   $102,466   $ 92,393   $ 84,137
Shareholders' equity............................    $ 69,486   $ 69,635   $ 66,952   $ 57,917   $ 51,517

Selected Operations Data:

Total interest income...........................    $ 57,809   $ 54,211   $ 55,103   $ 51,531   $ 47,156
Total interest expense..........................      32,169     30,135     30,864     28,640     27,251
Net interest income.............................      25,640     24,076     24,239     22,891     19,905
Provision (credit) for loan losses                     1,441      1,124      1,193      1,129        638
Net interest income after provision
     for loan losses............................      24,199     22,952     23,046     21,762     19,267
Gain on sale of loans...........................         720      3,380      3,410      1,267      1,321
Gain (loss) on sale of securities...............       (116)          2          8         19          1
Other income....................................       7,060      6,622      6,297      5,900      6,126
Other expense (1)...............................      16,446     15,851     15,726     17,789     14,431
Income before income taxes......................      15,417     17,105     17,035     11,159     12,284
Income tax provision ...........................       5,979      6,628      6,645      4,313      4,932
                                                   ------------------------------------------------------
Net income (2)..................................     $ 9,438   $ 10,477   $ 10,390   $  6,846   $  7,352
                                                   ======================================================

Basic earnings per common share.................    $   1.97   $   2.06   $   2.03   $   1.36   $   1.47
Diluted earnings per common share...............    $   1.88   $   1.95   $   1.90   $   1.30   $   1.43
Cash dividends per share........................    $   0.54   $   0.45   $   0.37   $   0.27   $   0.20

Selected Financial and Statistical Data:
Return on average assets........................       1.20%      1.42%      1.47%      1.05%      1.23%
Return on average shareholders' equity..........      13.84%     15.13%     16.66%     12.62%     15.14%
Interest rate spread during the period..........       3.46%      3.36%      3.50%      3.59%      3.40%
Net interest margin on average earning assets...       3.56%      3.53%      3.69%      3.76%      3.56%
Average shareholders' equity to average assets..       8.70%      9.41%      8.85%      8.35%      8.12%
Efficiency ratio (3)............................      50.31%     50.57%     51.55%     51.90%     56.90%
Nonperforming loans to total loans..............       0.46%      0.60%      0.67%      0.51%      0.56%
Nonperforming assets to total assets............       0.52%      0.75%      0.59%      0.46%      0.48%
Loss allowance to nonperforming loans...........     162.05%    121.82%    106.26%    122.82%    103.38%
Loss allowance to total loans...................       0.75%      0.73%      0.71%      0.63%      0.58%
Dividend payout ratio...........................      27.11%     21.49%     18.28%     20.13%     13.59%
Loan servicing portfolio........................    $451,768   $461,462   $385,207   $297,982   $266,814
Allowance for loan losses.......................    $  4,949   $  4,349   $  4,243   $  3,649   $  3,061
Number of full service offices..................          16         16         16         16         15
------------------

(1) Fiscal  1997 other  expense  includes  a one  time SAIF  assessment  of $3.0 million.
(2) Fiscal 1997 net income excluding the after tax effect of the SAIF assessment would have been $8.6 million or $1.63 per share.
(3) Operating  Expenses as a percentage  of the sum  of net interest  income and non-interest  income, excluding  real estate income and expenses, securities
    gains and losses, gains and  losses  on  sale  of  loans,   amortization  of
    intangibles, and non-recurring items.

                        Quarterly Results of Operations

The following table presents certain selected unaudited data relating to results of operations  for the three month periods  ending on the dates  indicated.  (in thousands except share data)
                                                           Three Months Ended
                                        --------------------------------------------------------
                                         September 30,   December 31,    March 31,    June 30,
Fiscal Year 2000                            1999            1999            2000       2000
                                        --------------------------------------------------------
Total interest income................   $  13,454       $  14,121       $ 14,765      $  15,469
Total interest expense...............       7,216           7,812          8,273          8,868
                                        --------------------------------------------------------
Net interest income..................       6,238           6,309          6,492          6,601
Provision for loan losses............         192             441            404            404
                                        --------------------------------------------------------
Net interest income after
  provision for loan losses..........       6,046           5,868          6,088          6,197
Gain on sale of loans................         226             223            106            165
Other income.........................       1,635           1,647          1,678          1,984
Other expense........................       3,935           4,140          4,060          4,311
                                        --------------------------------------------------------
Income before income taxes...........       3,972           3,598          3,812          4,035
Income tax provision.................       1,579           1,471          1,389          1,540
                                        --------------------------------------------------------
Net Income...........................   $   2,393       $   2,127       $  2,423      $   2,495
                                        ========================================================
Basic earnings per common share......   $    0.48       $    0.44       $   0.51      $    0.54
                                        ========================================================
Diluted earnings per common share....   $    0.46       $    0.42       $   0.49      $    0.51
                                        ========================================================

Dividends per share                     $   0.125       $   0.138       $  0.138      $   0.138
Stock sales price range:  High (1)...   $   29.75       $   23.50       $  23.75      $   17.56
                          Low .......   $   21.38       $   20.69       $  16.69      $   16.13

                                                           Three Months Ended
                                        --------------------------------------------------------
                                         September 30,   December 31,    March 31,    June 30,
Fiscal Year 1999                                1998         1998           1999         1999
                                        --------------------------------------------------------
Total interest income................   $  13,761       $  13,694       $ 13,299      $  13,457
Total interest expense...............       7,787           7,662          7,400          7,286
                                        --------------------------------------------------------
Net interest income..................       5,974           6,032          5,899          6,171
Provision for loan losses............         244             230            301            349
                                        --------------------------------------------------------
Net interest income after
  provision for loan losses..........       5,730           5,802          5,598          5,822
Gain on sale of loans................         744           1,080          1,012            544
Other income.........................       1,577           1,749          1,621          1,677
Other expense........................       3,747           4,284          4,013          3,807
                                        --------------------------------------------------------
Income before income taxes...........       4,304           4,347          4,218          4,236
Income tax provision.................       1,699           1,712          1,663          1,554
                                        --------------------------------------------------------
Net Income...........................   $   2,605       $   2,635       $  2,555      $   2,682
                                        ========================================================
Basic earnings per common share......   $    0.51       $    0.51       $   0.50      $    0.54
                                        ========================================================
Diluted earnings per common share....   $    0.48       $    0.49       $   0.48      $    0.50
                                        ========================================================

Dividends per share                     $   0.100       $   0.110       $  0.110      $   0.125
Stock sales price range:  High (1)...   $   30.25       $   26.75       $  23.38      $   29.00
                          Low........   $   22.75       $   20.50       $  21.88      $   20.75

(1) The  Company's  common  stock  trades on the NASDAQ  stock  market under the symbol "HOMF". As of June 30, 2000, the Company had 533 holders of record of its shares.

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
     The Bank's net interest income after provision for loan losses has improved from $19.3 million in fiscal 1996 to $24.2 million in fiscal 2000.  The increase
in  net   interest   income  is   primarily   the  result  of  an   increase  in
interest-earning assets over interest-bearing liabilities.

Asset/Liability Management

The Bank follows a program  designed to decrease its  vulnerability  to material and prolonged  increases in interest rates. This strategy  includes:  1) selling certain  longer term,  fixed rate loans from its  portfolio;  2) increasing  the origination of adjustable  rate mortgage  loans;  3) improving its interest rate gap by increasing the interest rate sensitivity and shortening the maturities of its interest-earning assets and extending the maturities of its interest-bearing liabilities; and 4) increasing its non-interest income.
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
     The interest sensitivity "gap" is defined as the  amount  by  which  assets repricing within the respective period exceed liabilities  repricing within such period.  The annual prepayment  assumptions used in this table range from 12% to
18% for fixed rate mortgage loans and mortgage-backed securities; 10% to 23% for adjustable rate mortgage loans; and 9% to 45% for commercial and consumer loans, depending on their maturity and yield. For deposit accounts, it has been assumed that fixed maturity  deposits are not withdrawn prior to maturity and that other deposits will suffer attrition at rates shown in the following table:

                                     6 Months   6-12     1-3      3-5     Over 5
                                     or Less   Months   Years    Years    Years
                                     -------------------------------------------
Passbook, money market accounts..... 100.00%    0.00%    0.00%    0.00%    0.00%
Public fund money market accounts...  54.18%   24.82%   11.00%    5.24%    4.76%
NOW accounts........................  20.61%   16.37%   33.87%    9.06%   20.09%
Non-interest bearing NOW accounts...  44.55%   19.47%   17.61%    9.15%    9.22%

The prepayment and attrition  rates are selected after  considering  the current interest rate  environment,  industry asset and liability price tables developed by the  Office  of  Thrift  Supervision  ("OTS")  and the  Company's  historical experience.  All other interest-earning assets and interest-bearing  liabilities are shown based on their contractual maturity or repricing date.

The  following   table  sets  forth  the   repricing   dates  of  the  Company's
interest-earning  assets  and  interest-bearing  liabilities  at June 30,  2000.
(dollars in thousands)

                                                          Maturity or Repricing as of June 30, 2000
                                              6 Months        6-12         1-3         3-5        Over 5
                                               or Less       Months       Years       Years       Years      Total
                                          ---------------------------------------------------------------------------
Interest-Earning Assets:
Loans:
  Adjustable rate....................     $     99,440   $   35,843   $   74,211   $  42,196   $   6,263   $ 257,953
  Fixed rate.........................           17,768        8,669       21,511      14,942       5,663      68,553
  Commercial real estate.............           44,994       45,796       44,723      26,559       3,639     165,711
  Non-mortgage.......................          114,998       23,905       40,352       9,489       3,125     191,869
Securities and other.................           36,903        4,654       44,101      17,893       3,601     107,152
                                          ---------------------------------------------------------------------------
Total................................          314,103      118,867      224,898     111,079      22,291     791,238
                                          ---------------------------------------------------------------------------
Interest-Bearing Liabilities:
Fixed maturity deposits..............          135,494       80,234       95,777      12,214       2,539     326,258
Other deposits.......................          185,878       17,514       22,525       8,049      12,669     246,635
FHLB advances........................           89,900        5,000       41,000      27,600      11,986     175,486
Other borrowings.....................            8,947            -            -           -           -       8,947
                                          ---------------------------------------------------------------------------
Total................................          420,219      102,748      159,302      47,863      27,194     757,326
                                          ---------------------------------------------------------------------------
Interest-earning assets less
 interest-bearing liabilities........     $  (106,116)   $   16,119   $   65,596   $  63,216   $ (4,903)
                                          ===============================================================
Cumulative interest rate
 sensitivity gap.....................     $  (106,116)   $ (89,997)   $ (24,401)   $  38,815   $  33,912
                                          ===============================================================
Cumulative interest rate gap
 as a percentage of total assets.....          -12.75%      -10.81%       -2.93%       4.66%       4.08%
                                          ===============================================================

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
(dollars in thousands)

                                                                               Years Ended June 30,
                                   ---------------------------------------------------------------------------------------------------------
                                                  2000                                 1999                                1998
                                   ---------------------------------------------------------------------------------------------------------
                                     Average                Average       Average               Average        Average             Average
                                     Balance    Interest   Yield/Rate     Balance    Interest  Yield/Rate       Balance  Interest Yield/Rate
                                   ---------------------------------------------------------------------------------------------------------
Interest-earning assets:
 Mortgage loans..................  $ 510,957   $ 41,525       8.13%     $ 496,632   $ 39,922      8.04%     $ 491,306   $ 41,218      8.39%
 Commercial loans................     56,107      4,925       8.78%        53,907      4,643      8.61%        45,636      4,260      9.33%
 Consumer loans..................     45,655      4,606      10.09%        49,541      5,037     10.17%        53,911      5,536     10.27%
 Securities......................    100,324      6,316       6.30%        69,031      4,005      5.80%        61,432      3,786      6.16%
 Interest-bearing deposits.......      8,013        437       5.45%        12,350        604      4.89%         5,369        303      5.64%
                                   ---------------------------------------------------------------------------------------------------------
Total interest-earning
  assets (1).....................  $ 721,056   $ 57,809       8.02%     $ 681,461   $ 54,211      7.96%     $ 657,654   $ 55,103      8.38%
                                   =========================================================================================================

Interest-bearing liabilities:
 Deposits - Transaction accounts.  $ 246,193$     6,758       2.75%     $ 221,304   $  5,900      2.67%     $ 191,557   $  5,425      2.83%
            Certificate accounts.    324,390     17,153       5.29%       333,971     18,137      5.43%       339,379     19,090      5.62%
 FHLB advances...................    129,155      7,832       6.06%        99,380      6,068      6.11%        94,008      5,891      6.27%
 Other borrowings................      6,196        426       6.88%         1,530         30      1.96%         7,471        458      6.13%
                                   ---------------------------------------------------------------------------------------------------------
Total interest-bearing
  liabilities....................  $ 705,934   $ 32,169       4.56%     $ 656,185   $ 30,135      4.59%     $ 632,415   $ 30,864      4.88%
                                   =========================================================================================================

Net Interest Income..............              $ 25,640                             $ 24,076                            $ 24,239
                                   =========================================================================================================

Net Interest Rate Spread.........                             3.46%                               3.36%                               3.50%
                                   =========================================================================================================

Net Earning Assets...............  $  15,122                            $  25,276                           $  25,239
                                   =========================================================================================================

Net Interest Margin (2)..........                             3.56%                               3.53%                               3.69%
                                   =========================================================================================================

Average interest-earning
 assets to average interest-
 bearing liabilities.............    102.14%                              103.85%                             103.99%
                                  =========================================================================================================

(1) Average  balances  are net of  non-performing  loans,  and  interest  income includes loan fee amortization of $29,840, $171,000 and $90,000 for the years ended June 30, 2000, 1999 and 1998, respectively.
2) Net interest income divided by the average balance of interest-earning assets.

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

                                                                  Years Ended June 30,
                                                ----------------------------------------------------------------
                                                         2000 vs. 1999                   1999 vs. 1998
                                                ----------------------------------------------------------------
                                                      Increase/(Decrease)              Increase/(Decrease)
                                                   Due to   Due to     Total      Due to     Due to     Total
                                                    Rate    Volume    Change       Rate      Volume     Change
                                                ----------------------------    --------------------------------
Interest Income on Interest-Earning Assets:
 Mortgage loans...............................  $    442   $ 1,161   $ 1,603    $ (1,749)   $   453   $ (1,296)
 Commercial loans.............................        90       192       282        (284)       667        383
 Consumer loans...............................       (39)     (392)     (431)        (54)      (445)      (499)
 Securities...................................       365     1,946     2,311        (197)       416        219
 Interest-bearing deposits....................        82      (249)     (167)        (34)       335        301
                                                -----------------------------   --------------------------------
         Total................................       940     2,658     3,598      (2,318)     1,426       (892)
                                                -----------------------------   --------------------------------

Interest Expense on Interest-Bearing Liabilities:
 Deposits - Transaction accounts..............       179       679       858        (288)       763        475
            Certificate accounts..............      (471)     (513)     (984)       (652)      (301)      (953)
 FHLB advances................................       (42)    1,806     1,764        (144)       321        177
 Other borrowings.............................       178       218       396        (197)      (231)      (428)
                                                ----------------------------    --------------------------------
         Total................................      (156)    2,190     2,034      (1,281)       552       (729)
                                                ----------------------------    --------------------------------

Net Change in Net Interest Income..........     $  1,096   $   468   $ 1,564    $ (1,037)   $   874   $   (163)
                                                ============================    ================================

RESULTS OF OPERATIONS

Comparison of Year Ended June 30, 2000 and Year Ended June 30, 1999:

General

The  Company  reported  net income of $9.4  million  for the year ended June 30,
2000.  This  compared to net income of $10.5 million for the year ended June 30,
1999, representing a decrease of $1.0 million, or 9.9%.

Net Interest Income

Net interest income before provision for loan losses increased $1.6 million,  or
6.5%,  for the  year  ended  June  30,  2000,  compared  to the  prior  year.  A significant  factor  affecting  this  increase  was the changing mix of interest bearing  liabilities as the average balance in higher  yielding  certificates of deposit declined and lower yielding money market funds  increased,  bringing the average rate paid on interest bearing  liabilities down slightly.  Additionally, the rate earned on  interest  earning  assets was up slightly  due to the rising interest  rate  environment  experienced  in the year  ended June 30,  2000,  as compared to the year ended June 30, 1999.
     Net  interest  income  after  provision for loan losses  increased  by $1.2 million,  or 5.4% over that of the prior year, to $24.2 million. In each period, the  provision  and  allowance  for loan  losses  were based on an  analysis  of individual  credits,  prior and current loss  experience,  overall growth in the portfolio, the change in the portfolio mix and current economic conditions.  The balance of the allowance for loan losses was $4.9 million at June 30, 2000.

Interest Income

The Company's total interest income for the year ended June 30, 2000,  increased
$3.6 million, or 6.6%, as compared to the year ended June 30, 1999. The increase in interest  income was due primarily to increases in average  balances of $39.0 million of interest earning assets for the year ended June 30, 2000, as compared to the year ended June 30, 1999.

Interest Expense

Total interest expense for the year ended June 30, 2000, increased $2.0 million, or 6.8%,  as compared to the year ended June 30, 1999.  This increase was due to increases in average  balances of deposits and  borrowings  outstanding of $49.7 million.

Other Income

Other income  decreased  $2.3 million from $10.0  million in fiscal year 1999 to
$7.7 million in fiscal year 2000.  This decrease was due primarily to a decrease in the gain on loan sales of $2.7 million.  Loan sales in the  secondary  market fell $168.2  million,  or 79.5%, to $43.3 million in fiscal year 2000 from sales of $211.5 million in fiscal year 1999. The decline in loan sales is attributable to the rise in interest  rates,  which has in turn reduced the Bank's fixed rate loan  originations.  The Bank  currently  only  sells  fixed  rate  loans in the secondary market. Therefore, as the Bank's fixed rate loan originations decline, so does the income from the sale of these loans.
     Factors  that  offset  the decrease  in other income  include  increases of
$377,000  in income  from joint  ventures  and  $207,000 in the net gain on real estate  owned and  repossessed  assets.  The  increase in joint  venture  income reflects the income  received from the continued  expansion of the joint venture projects.  The  increase  in the net gain on real estate  owned and  repossessed assets reflects the profitable sale of real estate owned throughout fiscal 2000.

Other Expenses

Other expenses remained fairly stable,  increasing  $595,000,  or 3.8%, over the prior fiscal year,  to $16.4  million  from $15.9  million.  The majority of the increase  occurred  in  compensation  and  employee  benefits,  which  increased
$510,000 in fiscal year 2000  compared  to fiscal year 1999.  Increased  funding requirements  of the Bank's pension plan caused  increases in  compensation  and other employee benefits. Another factor increasing other expenses was a $143,000 increase in occupancy and equipment  expenses related to increased  depreciation associated with shorter lived technology assets.

RESULTS OF OPERATIONS

Comparison of Year Ended June 30, 1999 and Year Ended June 30, 1998:

General

The  Company  reported  net income of $10.5  million for the year ended June 30,
1999.  This  compared to net income of $10.4 million for the year ended June 30,
1998, representing an increase of $87,000, or 0.8%.

Net Interest Income

Net interest income before provision for loan losses decreased $163,000, or 0.7%
for the year ended June 30, 1999,  compared to the prior year. This decrease was primarily  the result of the lower  interest  rate  environment  experienced  in fiscal  1999 as  compared  to fiscal  1998.  Rates on  interest  earning  assets declined more rapidly than the interest rates on interest  bearing  liabilities, which was  reflected in a 14 basis point drop in the Company's net interest rate spread.
     Net interest  income  after provision  for loan losses remained  relatively stable,  decreasing  by $94,000,  or 0.4% under that of the prior year, to $23.0 million.  In each period, the provision and allowance for loan losses were based on an analysis of individual credits, prior and current loss experience, overall growth in the  portfolio,  the change in the portfolio mix and current  economic conditions.  The balance of the  allowance  for loan losses was $4.3  million at
June 30, 1999.

Interest Income

The Company's total interest income for the year ended June 30, 1999,  decreased
$892,000,  or 1.6%, as compared to the year ended June 30, 1998. Interest income decreased  primarily due to the decrease in the average yield earned on interest bearing assets,  which fell to 8.0% in fiscal 1999 from 8.4% in fiscal 1998. The decrease in interest  income due to the decline in average  yield was  partially mitigated by a $23.8 million increase in the average balance of interest earning assets.  This growth in average  balance was  attributed to a relatively  strong local  economy and  continued  emphasis on the part of the Company to expand its market share of non-residential mortgage loan products.

Interest Expense

Total interest expense for the year ended June 30, 1999, decreased $729,000,  or
2.4%,  as compared  to the year ended June 30,  1998.  The  decrease in interest expense mirrored the decrease in interest income.  Although declining rates paid on deposits decreased interest expense,  increasing average balances of interest bearing liabilities partially offset the decrease in interest expense.

Other Income

Other income  increased  $289,000 from $9.7 million in fiscal year 1998 to $10.0 million in fiscal year 1999. This increase was due to an increase of $262,000 in loan servicing  income,  an increase of $259,000 in  miscellaneous  income and a
$119,000 increase in income from joint ventures.  The increase in loan servicing income was due to an increase in the  servicing  portfolio  of $76.3  million in fiscal  1999.  The growth in the  servicing  portfolio  resulted  from the heavy refinancing  activity started in fiscal 1998 which continued into the first nine months of fiscal 1999 due to the low interest rate  environment  experienced  in the first nine months of fiscal year 1999. The Bank sells most of its fixed rate loan originations,  thus causing the large increase in the servicing  portfolio.
The  increase  in  miscellaneous  income  resulted  from the  lease buy out of a building  held for  investment  of  $159,000,  $59,000 of tax refunds from prior years returns and a $34,000  credit for  insurance  expense paid in prior years.
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

Other Expenses

Other expenses  remained fairly stable,  increasing  $125,000,  or 0.8% over the prior  fiscal  year,  to $15.9  million  from $15.7  million.  While total other
expenses  were  fairly  constant,   certain  categories  within  other  expenses
experienced fluctuations. Compensation and employee benefits decreased $373,000, or 4.2%,  reflecting  the  reduction of bonus expense in fiscal 1999 compared to fiscal 1998 of $678,000.  The reduction to  compensation  and employee  benefits from reduced bonus expenses was partially diminished by increases in the cost of health care and salary increases.  Miscellaneous expenses increased $579,000, or
20.9%,  due to a variety of factors  including:  1) a write off of bad checks of
$298,000;  2) a write down of  $118,000  on the value of a building  held by the
Company  for  investment  reflecting  the lease  buy out;  3) the  expensing  of deferred  costs  associated  with the same building of $39,000 and; 4) increased loan costs of $94,000 due primarily to the use of new underwriting software.

FINANCIAL CONDITION

The Company's total assets increased $87.6 million to $832.2 million at June 30,
2000, from $744.5 million at June 30, 1999. Cash and  interest-bearing  deposits decreased  $11.7 million.  In addition,  loans  receivable,  net increased $65.1 million. Securities available for sale increased $25.8 million.
     The  Company's  total  liabilities  increased $87.8 million  with  deposits decreasing  $7.0 million and Federal Home Loan Bank  advances  increasing  $87.6 million.  The Company had net  borrowings  of $5.2 million of senior debt during fiscal year 2000 to finance the repurchase of the Company's stock.
     Shareholders' equity  decreased  $149,000,  primarily due  to  decreases in retained  earnings  of $6.3  million,  from the  repurchase  of  Company  stock.
Retained earnings  decreased an additional $2.6 million as a result of dividends paid to  shareholders.  These  decreases in retained  earnings were offset by an increase  in net income of $9.4  million.  Common  stock had a net  decrease  of
$177,000:  a decrease  of  $415,000  from the  repurchase  of Company  stock and increases of $204,000 from options exercised and of $34,000 from the related tax benefit of  non-qualified  dispositions  of such  options.  In  accordance  with
Statement of Accounting  Standards 115,  "Accounting for Certain  Investments in
Debt and Equity  Securities," the Company had an accumulated other comprehensive loss from unrealized losses in its available for sale portfolio of $1.1 million, a decrease of $524,000 in shareholders' equity from June 30, 1999.

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
     In estimating  the  NPV  of mortgage loans and mortgage-backed  securities, the OTS model utilizes various price  indications and prepayment  rates. At June
30,  2000,  these price  indications  varied from 74.07 to 111.95 for fixed rate mortgages  and  mortgage-backed  securities  and varied from 87.61 to 104.13 for adjustable rate mortgages and mortgage-backed  securities.  Prepayment rates for
June 30, 2000, ranged from a constant  prepayment rate ("CPR") of 6% to a CPR of
37%.
     The value  of deposit  accounts  appears  on both  the asset  and liability side of the NPV  calculation  in the OTS  model.  In  estimating  the  value  of certificate of deposit accounts  ("CDs"),  retail price estimates  represent the value of the liability implied by the CD and reflect the difference  between the
CD coupon and  secondary-market  CD rates.  As of June 30,  2000,  the retail CD price assumptions  varied from 74.28 to 113.32.  The retail CD intangible prices represent  the value of the  "customer  relationship"  due to the rollover of CD deposits and are an  intangible  asset for the Bank.  As of June 30,  2000,  the retail CD intangible price assumptions varied from 0.02 to 0.48.
     Other deposit accounts such as transaction  accounts, money market  deposit accounts, passbook accounts and non-interest-bearing accounts are valued at 100%
of their respective outstanding balances in all seven interest rate scenarios on the liability side of the OTS model. On the asset side of the model,  intangible prices  are used to  reflect  the value of the  "customer  relationship"  of the various types of deposit  accounts.  As of June 30, 2000, the intangible  prices for transaction accounts,  money market deposit accounts,  passbook accounts and non-interest  bearing accounts varied from -1.38 to 20.35, -0.29 to 13.00, -0.43 to 16.23 and 7.81 to 17.78, respectively.
     The following table sets forth the Bank's interest rate sensitivity of NPV as of June 30, 2000. (dollars in thousands)

              Net Portfolio Value                NPV as % of PV  of  Assets
   -----------------------------------------------------------------------------
    Change
   In Rates    $ Amount     $ Change  % Change      NPV Ratio        Change
   -----------------------------------------------------------------------------
    +300 bp     76,329      (14,905)      (16)         9.43%      (141)  bp
    +200 bp     82,885       (8,349)       (9)        10.09%       (75)  bp
    +100 bp     88,256       (2,977)       (3)        10.60%       (24)  bp
        0 bp    91,234                                10.84%
    -100 bp     91,476          243                   10.79%        (5)  bp
    -200 bp     90,043       (1,191)       (1)        10.56%       (28)  bp
    -300 bp     89,890      (1,344)       (1)        10.46%       (38)  bp

ASSET QUALITY

In accordance  with the Company's  classification  of assets policy,  management evaluates the loan and investment  portfolio each month to identify  substandard assets  that may  contain  the  potential  for  loss.  In  addition,  management evaluates the adequacy of its allowance for possible loan losses.

Non-performing Assets

The following table sets forth information  concerning  non-performing assets of the Bank.  Real  estate  owned  includes  property  acquired  in  settlement  of foreclosed  loans  that  is  carried  at  nnet  realizable  value.  (dollars  in thousands)

                                               At June 30,
                             ----------------------------------------------
                               2000      1999     1998      1997      1996
                             ----------------------------------------------
Non-accruing loans:
  Mortgage.................  $ 1,826   $ 2,457  $ 3,004   $ 2,182   $ 2,153
  Commercial...............      165       718      522       258       307
  Consumer.................      431       334      466       490       411
                             ----------------------------------------------
       Total...............    2,422     3,509    3,992     2,930     2,871
                             ----------------------------------------------
Accruing loans:
  Mortgage.................        -         -        -         2        88
  Commercial...............        -         -        -        36         -
  Consumer.................        -         -        -         2         1
                             ----------------------------------------------
       Total...............        -         -        -        40        89
                             ----------------------------------------------
Troubled debt restructured.      632        61        -         1         1
                             ----------------------------------------------
Total non-performing loans.    3,054     3,570    3,992     2,971     2,961
Real estate owned..........    1,235     2,050      242       139        48
                             ----------------------------------------------
Total Non-Performing Assets  $ 4,289   $ 5,620  $ 4,234   $ 3,110   $ 3,009
                             ==============================================

Non-performing assets to
  total assets.............    0.52%     0.75%    0.59%     0.46%     0.48%
                             ==============================================
Non-performing loans to
  total loans..............    0.46%     0.60%    0.67%     0.51%     0.56%
                             ==============================================
Allowance for loan losses to
  non-performing loans.....  162.05%   121.82%  106.29%   122.82%   103.38%
                             ==============================================

In  addition,  at June 30, 2000,  there were $2.4 million in current  performing loans that were classified as special mention or substandard for which potential weaknesses  exist which may result in the future  inclusion of such items in the non-performing category.
    Total non-performing assets decreased $1.3 million to $4.3 million in fiscal
2000.  This  decrease was due to a decrease in real estate owned of $0.8 million and a decrease in non-performing loans of $0.5 million.

Allowance for Loan Losses

The  following  table sets forth an analysis of the  allowance for possible loan losses. See Note 1 to the Consolidated  Financial Statements for a discussion of the Company's policy for establishing the allowance for loan losses. (dollars in thousands)

                                               Years Ended June 30,
                                   --------------------------------------------
                                      2000     1999     1998     1997     1996
                                   --------------------------------------------
Balance at beginning of year.....    $4,349   $4,243   $3,649   $3,061   $2,806
Provision for loan losses........     1,441    1,124    1,193    1,129      638
Loan charge-offs:
  Mortgage.......................      (222)    (431)     (20)      (9)     (10)
  Commercial.....................      (397)     (66)     (11)       -       (9)
  Consumer.......................      (318)    (606)    (665)    (610)    (434)
                                   --------------------------------------------
    Total charge-offs............      (937)  (1,103)    (696)    (619)    (453)
                                   --------------------------------------------
Recoveries:
  Mortgage.......................         5        -        5        9       16
  Commercial.....................         -        1        -        -        -
  Consumer.......................        91       84       92       69       54
                                   --------------------------------------------
     Total recoveries............        96       85       97       78       70
                                   --------------------------------------------
Net loan recoveries (charge-offs)      (841)  (1,018)    (599)    (541)    (383)
                                   --------------------------------------------

Balance..........................    $4,949   $4,349   $4,243   $3,649   $3,061
                                   ============================================

Net charge-offs to average loans.     0.14%    0.17%    0.10%    0.11%    0.08%
                                   ============================================
Allowance balance to total loans.     0.75%    0.73%    0.71%    0.63%    0.58%
                                   ============================================

Liquidity and Capital Resources

The standard  measure of liquidity for the thrift  industry is the ratio of cash and eligible investments to a certain percentage of net withdrawable savings and borrowings due within one year.  The minimum  required level is currently set by
OTS regulation at 4%. At June 30, 2000, the Bank's liquidity ratio was 19.0%.
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
     Borrowings  may be  used to compensate  for  reductions in other sources of funds such as deposits. As a member of the FHLB System, the Bank may borrow from the FHLB of  Indianapolis.  At June 30,  2000,  the Bank had  $175.5  million in borrowings  from  the  FHLB of  Indianapolis.  As of that  date,  the  Bank  had commitments  to fund loan  originations  and  purchases of  approximately  $29.9 million  and  commitments  to sell  loans of $7.0  million.  In the  opinion  of management,  the Bank has  sufficient  cash flow and borrowing  capacity to meet current and anticipated funding commitments.
     The Bank's  liquidity,  represented  by  cash  and  cash equivalents,  is a result of its  operating,  investing and financing  activities.  During the year ended June 30, 2000,  there was a net decrease of $11.7 million in cash and cash equivalents. The major uses of cash during the year were loan originations,  net of  repayments,  of $62.5 million;  purchases of investment and  mortgage-backed securities of $51.1  million;  and repayment of FHLB advances of $56.2  million.
Partially  offsetting  these uses of cash,  the major  sources of cash  provided during the year included $46.6 million from selling fixed rate mortgage loans to the Federal  National  Mortgage  Association  ("FNMA") and the Federal Home Loan
Mortgage Corporation ("FHLMC"); maturities and sales of investment securities of
$24.8 million; and proceeds from FHLB advances of $143.8 million.

Impact of Inflation

The  consolidated  financial  statements and related data presented  herein have been prepared in accordance with accounting principles generally accepted in the
United States of America.  These principles require the measurement of financial
position  and  operating  results  in  terms  of  historical  dollars,   without
considering  changes in the relative  purchasing power of money over time due to inflation.  The primary  assets and  liabilities of thrifts such as the Bank are monetary in nature. As a result,  interest rates have a more significant  impact on the Bank's  performance  than the  effects of  general  levels of  inflation.
Interest  rates do not  necessarily  move in the same direction or with the same magnitude  as the price of goods and  services.  In the  current  interest  rate environment,  liquidity, maturity structure and quality of the Bank's assets and liabilities are critical to the maintenance of acceptable performance levels.

Year 2000 Readiness Disclosure
Transition from 1999 to 2000
Home Federal  Bancorp  entered the Year 2000 smoothly and unaffected by the date change. Key employees at all offices worked during the rollover weekend to check the  functionality  of all major  systems  and  reported  the test  results to a central  command  center.  The technical  project team monitored all testing and immediately  investigated  all reported  incidents or problems to determine if a
Year 2000 problem  existed.  No problems  reported were directly  related to the
Year 2000 date  change-only  typical  computer  problems  that occur  during the normal course of business.

Recent Accounting Pronouncements

The Financial  Accounting  Standards Board has issued Statements No. 138 and No.
137,  which amend SFAS No.  133,  "Accounting  for  Derivative  Instruments  and
Hedging  Activities,"  that the  Company  will be  required  to adopt in  future periods.  See  Note 1 to  the  consolidated  financial  statements  for  further discussion of these pronouncements.

                          CONSOLIDATED BALANCE SHEETS
                        (in thousands except share data)

                                                               June 30,
                                                        ----------------------
ASSETS:                                                    2000         1999
                                                        ----------------------

Cash..................................................  $  21,184    $  21,377
Interest-bearing deposits.............................         12       11,529
                                                        ---------    ---------
  Total cash and cash equivalents.....................     21,196       32,906
                                                        ---------    ---------
Securities available for sale at fair value
   (amortized cost $101,198  and $74,482) (Note 2)....     99,364       73,521
Securities held to maturity at amortized cost
   (fair value $7,622 and $4,960 ) (Note 2)...........      7,776        4,987
Loans held for sale (market value $2,409 and
   $5,136) (Note 4)...................................      2,376        5,102
Loans receivable, net of allowance for loan
   losses of $4,949 and $4,349 (Note 3)...............    652,007      586,918
Investments in joint ventures (Note 5)................     10,333        7,090
Federal Home Loan Bank stock (Note 9).................      9,037        5,814
Accrued interest receivable, net (Note 6).............      5,750        4,897
Premises and equipment, net (Note 7)..................      9,084        9,129
Real estate owned.....................................      1,235        2,050
Prepaid expenses and other assets.....................      6,114        4,404
Cash surrender value of  life insurance...............      6,387        6,095
Goodwill, net.........................................      1,495        1,596
                                                        ---------    ---------
   TOTAL ASSETS.......................................  $ 832,154    $ 744,509
                                                        =========    =========

LIABILITIES AND SHAREHOLDERS' EQUITY:
Liabilities:
Deposits (Note 8).....................................  $ 572,893    $ 579,882
Federal Home Loan Bank Advances (Note 9)..............    175,486       87,895
Senior debt (Note 10).................................      6,205        1,000
Other borrowings (Note 10)............................      2,742        1,515
Advance payments by borrowers for taxes and insurance.        406          270
Accrued expenses and other liabilities................      4,936        4,312
                                                        ---------    ---------
   Total liabilities..................................    762,668      674,874
                                                        ---------    ---------
Shareholders' equity (Notes 10, 11, 12, 14):
 No par preferred stock; Authorized:  2,000,000 shares
  Issued and outstanding:  None
 No par common stock; Authorized:  15,000,000 shares
  Issued and outstanding:.............................      8,335        8,512
     4,734,585 shares at June 30, 2000
     4,984,814 shares at June 30, 1999
 Retained earnings, restricted........................     62,251       61,699
Accumulated other comprehensive loss, net.............     (1,100)        (576)
                                                        ---------    ---------
   Total shareholders' equity.........................     69,486       69,635
                                                        ---------    ---------
    TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY........   $ 832,154    $ 744,509
                                                        =========    =========

See notes to consolidated financial statements

                       CONSOLIDATED STATEMENTS OF INCOME
                      (in thousands except per share data)

                                                       Years Ended June 30,
                                                ---------------------------------
                                                   2000        1999        1998
                                                ---------------------------------
Interest Income:
 Loans receivable (Note 3)....................  $ 51,056    $ 49,602    $ 51,014
 Securities available for sale and held to
    maturity..................................     6,316       4,005       3,786
 Other interest income........................       437         604         303
                                                ---------------------------------
Total interest income.........................    57,809      54,211      55,103
                                                ---------------------------------
 Interest Expense:
 Deposits (Note 8.............................    23,911      24,037      24,515
 Advances from Federal Home Loan Bank (Note 9)     7,832       6,068       5,884
 Other borrowings (Note 10)...................       426          30         465
                                                ---------------------------------
Total interest expense........................    32,169      30,135      30,864
                                                ---------------------------------

Net interest income...........................    25,640      24,076      24,239
Provision for loan losses.....................     1,441       1,124       1,193
                                                ---------------------------------
Net interest income after provision for
   loan losses................................    24,199      22,952      23,046
                                                ---------------------------------
 Other Income:
 Gain on sale of loans........................       720       3,380       3,410
 Gain on sale of securities available for sale      (116)          2           8
 Income from joint ventures (Note 5)..........       789         412         293
 Insurance, annuity income, other fees........     1,192       1,243       1,583
 Service fees on NOW accounts.................     2,174       2,054       1,976
 Net gain (loss) on real estate owned.........       173        (34)          19
 Loan servicing income........................     1,064       1,103         841
 Miscellaneous................................     1,668       1,844       1,585
                                                ---------------------------------
Total other income............................     7,664      10,004       9,715
                                                ---------------------------------
 Other Expenses:
 Compensation and employee benefits (Note 13).     8,927       8,417       8,790
 Occupancy and equipment......................     2,502       2,359       2,305
 Service bureau expense.......................       853         784         796
 Federal insurance premium (Note 12)..........       224         320         328
 Marketing....................................       479         514         629
 Goodwill amortization........................       101         101         101
 Miscellaneous................................     3,360       3,356       2,777
                                                ---------------------------------
Total other expenses..........................    16,446      15,851      15,726
                                                ---------------------------------

Income before income taxes....................    15,417      17,105      17,035
Income tax provision (Note 11)................     5,979       6,628       6,645
                                                ---------------------------------
Net Income....................................  $  9,438    $ 10,477    $ 10,390
                                                =================================

Basic Earnings per Common Share...............  $   1.97    $   2.06    $   2.03
Diluted Earnings per Common Share.............  $   1.88    $   1.95    $   1.90
                                                =================================
See notes to consolidated financial statements

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                    (in thousands except shares outstanding)

                                                                                           Accumulated
                                                                                             Other           Total
                                                     Shares        Common     Retained     Comprehensive  Shareholders'
                                                   Outstanding      Stock     Earnings     Income (Loss)     Equity
                                                   --------------------------------------------------------------------
Balance at June 30, 1997.......................     3,396,329     $ 7,549     $ 50,421     $     (53)     $  57,917
Comprehensive income:
   Net income..................................                                 10,390                       10,390
   Change in unrealized gain (loss)
     on securities available for sale, net of
     reclassification adjustment and tax effect                                                  131            131
                                                                                                          ---------
      Total comprehensive income...............                                                              10,521
                                                                                                          ---------
Stock split 3 for 2;
     fractional shares.........................     1,698,000          (4)                                       (4)
Stock options exercised........................        44,847         304                                       304
Tax benefit related to exercise
    of non-qualified stock options.............                       114                                       114
Cash dividends ($.371 per share)...............                                 (1,900)                      (1,900)
                                                   ----------------------------------------------------------------
Balance at June 30, 1998.......................     5,139,176       7,963       58,911            78         66,952
Comprehensive income:
   Net income..................................                                 10,477                       10,477
   Change in unrealized gain (loss)
     on securities available for sale, net of
     reclassification adjustment and tax effect                                                 (654)          (654)
                                                                                                          ---------
      Total comprehensive income...............                                                               9,823
                                                                                                          ---------
Stock options exercised........................        79,097         812                                       812
Stock repurchased..............................      (233,459)       (347)      (5,438)                      (5,785)
Tax benefit related to exercise
    of non-qualified stock options.............                        84                                        84
Cash dividends ($.445 per share)...............                                 (2,251)                      (2,251)
                                                   ----------------------------------------------------------------
Balance at June 30, 1999.......................     4,984,814      8,512        61,699          (576)        69,635
Comprehensive income:
   Net income..................................                                  9,438                        9,438
   Change in unrealized gain (loss)
     on securities available for sale, net of
     reclassification adjustment and tax effect                                                 (524)          (524)
                                                                                                          ------------
      Total comprehensive income...............                                                               8,914
                                                                                                          ------------
Stock options exercised........................        28,551         204                                       204
Stock repurchased..............................      (278,780)       (415)      (6,327)                      (6,742)
Tax benefit related to exercise
    of non-qualified stock options.............                        34                                        34
Cash dividends ($.538 per share)...............                                 (2,559)                      (2,559)
                                                   -------------------------------------------------------------------
Balance at June 30, 2000.......................     4,734,585     $ 8,335     $ 62,251   $    (1,100)   $    69,486
                                                   ===================================================================

See notes to consolidated financial statements

                  Consolidated Statements Of Cash Flows
                               (in thousands)                              Years Ended June 30,
                                                                ---------------------------------------
                                                                    2000          1999          1998
                                                                ---------------------------------------
  Net income................................................... $   9,438     $   10,477     $  10,390
  Adjustments to reconcile net income to net cash
      provided by (used in) operating activities:
      Accretion of discounts, amortization and depreciation....     2,279            815           731
      Provision for loan losses................................     1,441          1,124         1,193
      Net gain from sale of loans..............................      (721)        (3,380)       (3,410)
      Net gain from sale of securities available for sale......       116             (2)           (8)
      Net gain from joint ventures; real estate owned..........      (961)          (378)         (312)
      Net loan fees deferred (recognized)......................        51           (163)          130
      Proceeds from sale of loans held for sale................    46,579        223,527       216,227
      Origination of loans held for sale.......................   (43,132)      (212,538)     (220,899)
      Decrease  in accrued interest and other assets...........    (5,324)        (3,403)       (1,444)
      Increase (decrease) in other liabilities.................       760         (1,560)        1,444
                                                                ---------------------------------------
  Net Cash Provided by Operating Activities.................       10,526         14,519         4,042
                                                                ---------------------------------------
  Cash Flows From Investing Activities:
  Net principal disbursed on loans.............................   (62,543)          (669)         (880)
  Proceeds from:
      Maturities/Repayments of:
          Securities held to maturity..........................     1,033          5,430         9,142
          Securities available for sale........................     2,604          8,175         7,181
      Sales of:
          Securities available for sale........................    17,573         18,644        11,632
          Real estate owned and other asset sales..............     3,605          1,262           762
  Purchases of:
      Loans....................................................    (4,038)        (5,170)       (6,815)
      Securities available for sale............................   (47,122)       (44,386)      (35,870)
      Securities held to maturity..............................    (4,016)          (855)       (5,585)
      Federal Home Loan Bank stock.............................    (3,223)          (358)       (1,196)
  Investment in joint ventures, net............................    (2,454)        (2,601)         (700)
  Increase in cash surrender value of life insurance...........      (292)          (287)         (279)
  Acquisition of property and equipment, net...................    (1,334)        (1,862)       (1,627)
                                                                ---------------------------------------
  Net Cash Used in Investing Activities.....................     (100,207)       (22,677)      (24,235)
                                                                ---------------------------------------
  Cash Flows From Financing Activities:
  Increase in deposits, net....................................    (6,989)        35,893        16,201
  Proceeds from advances from Federal Home Loan Bank...........   143,800         53,506        89,000
  Repayment of advances from Federal Home Loan Bank............   (56,209)       (63,681)      (70,875)
  Proceeds from senior debt....................................     6,345          1,000             -
  Repayment of senior debt.....................................    (1,140)             -       (7,800)
  Net proceeds from overnight borrowings.......................     1,227         (2,881)         (252)
  Common stock options exercised, net of fractional shares paid       204            896           414
  Repurchase of common stock...................................    (6,742)        (5,785)            -
  Payment of dividends on common stock.........................    (2,525)        (2,251)       (1,900)
                                                                ---------------------------------------
  Net Cash Provided by Financing Activities....................    77,971         16,697        24,788
                                                                ---------------------------------------
  Net increase (decrease) in cash and cash equivalents.........   (11,710)         8,539         4,595
  Cash and cash equivalents, beginning of year.................    32,906         24,367        19,772
                                                                ---------------------------------------
  Cash and Cash Equivalents, End of Year....................... $  21,196     $   32,906     $  24,367
                                                                =======================================
  Supplemental Information:
  Cash paid for interest....................................... $  31,844     $   30,226     $  30,635
  Cash paid for income taxes................................... $   5,540     $    6,900     $   6,727
  Assets acquired through foreclosure.......................... $   2,196     $    2,864     $     844
  See notes to consolidated financial statements                ======================================

     Notes to Consolidated Financial Statements for the Three Years in the
                           Period Ended June 30,2000

1. Summary of Significant Accounting Policies

The  accounting  policies of Home  Federal  Bancorp (the  "Company")  conform to accounting  principles  generally  accepted in the United  States of America and prevailing  practices within the banking and thrift  industry.  A summary of the more significant accounting policies follows:

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

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally  accepted in the United States of America requires  management to make estimates  and  assumptions  that affect the amounts  reported in the  financial statements  and  accompanying  notes.  Actual  results  could  differ from those estimates.  Estimates  most  susceptible  to change in the near term include the allowance  for loan  losses,  mortgage  servicing  rights  and the fair value of securities.

Cash and Cash Equivalents

All highly liquid  investments with an original maturity of three months or less are considered to be cash equivalents.

Securities

Securities are required to be classified as held to maturity, available for sale or trading. Debt securities that the Company has the positive intent and ability to  hold to  maturity  are  classified  as held to  maturity.  Debt  and  equity securities not  classified as either held to maturity or trading  securities are classified as available for sale.  Only those  securities  classified as held to maturity are reported at amortized  cost.  Those  available for sale and trading are  reported  at fair  value,  with  unrealized  gains and losses  included  in accumulated other comprehensive income or net income. Premiums and discounts are amortized over the contractual  lives of the related  securities using the level yield  method.  Gain or loss on sale of  securities  is  based  on the  specific identification method.

Loans Held for Sale

Loans  held for  sale  consist  of  mortgage  loans  conforming  to  established guidelines  and held for sale to the secondary  market.  Mortgage loans held for sale are carried at the lower of cost or fair value  determined  on an aggregate basis.  Gains and losses on the sale of these  mortgage  loans are  included  in other income.

Mortgage Banking Activities

Accounting  standards  require that the Company  recognize  as separate  assets, rights to service  mortgage  loans that have been  acquired  through  either the purchase or  origination  of a loan. An entity that sells or  securitizes  those loans with  servicing  rights  retained  should  allocate  the total cost of the mortgage loans to the Mortgage  Servicing Rights ("MSRs") and the loans based on
their  relative  fair  values.   These  costs  are  initially   capitalized  and
subsequently  amortized in proportion to, and over the period of,  estimated net loan servicing income.

     Additionally,  MSRs are reported in the Consolidated Balance Sheets at the lower of cost or fair value.  The Company is required to assess its  capitalized
MSRs for impairment based upon the fair value of the rights. MSRs are stratified based upon one or more of the predominant risk characteristics of the underlying loans.  Impairment is recognized through a valuation allowance for each impaired stratum.

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

Real Estate Owned

Real estate owned represents real estate acquired through foreclosure or deed in lieu of  foreclosure  and is  recorded  at the lower of fair  value or  carrying amount. When property is acquired, it is recorded at net realizable value at the date of acquisition, with any resulting write-down charged against the allowance for loan  losses.  Any  subsequent  deterioration  of the  property  is  charged directly to real estate owned  expense.  Costs relating to the  development  and improvement  of real estate owned are  capitalized,  whereas  costs  relating to holding and maintaining the property are charged to expense.

Premises and Equipment

Premises  and  equipment  are  carried  at cost less  accumulated  depreciation.
Depreciation is computed on the straight-line method over estimated useful lives that range from three to thirty-two years.

Derivatives

The Company has only limited involvement with derivative  financial  instruments and does not use them  for  trading  purposes.  The  Company  has  entered  into interest rate swap  agreements as a means of managing its interest rate exposure on certain fixed rate  commercial  loans.  The interest rate swaps are accounted for under the accrual method.  Under this method, the differential to be paid or received on the interest rate swap agreements is recognized over the life of the agreement  in  interest  income.  Changes in fair value of  interest  rate swaps accounted  for under the accrual  method are not  reflected in the  accompanying financial  statements.  Realized  gains and losses on  terminated  interest rate swaps are deferred as an  adjustment  to the carrying  amount of the  designated instruments and amortized over the remaining original life of the agreements. If the designated  instruments are disposed of, the fair value of the interest rate swap  and  any  unamortized  deferred  gains  or  losses  are  included  in  the determination  of the gain or loss on the  disposition of such  instruments.  To qualify for such accounting,  the interest rate swaps are designated to specific commercial  loans  and alter  the  loan's  interest  rate  characteristics.  The notional amount of the Company's two  outstanding  interest rate swap agreements totaled  approximately  $5.4 million as of June 30, 2000, and mature in 2008 and
2009,  respectively.  The  notional  amount  of these  same  interest  rate swap agreements totaled approximately $5.6 million as of June 30, 1999.

Goodwill

The excess of cost over the fair value of assets acquired in connection with the purchase of another  savings  institution is being  amortized using the straight line method over 25 years.  Amortization expense for fiscal years 2000, 1999 and
1998 was  $101,000  for each  year.  Management  reviews  intangible  assets for possible  impairment if there is a significant event that detrimentally  affects operations.  Impairment  is  measured  using  estimates  of the future  earnings potential of the entity or assets acquired.

Income Taxes

The  Company  and its  wholly-owned  subsidiary  file  consolidated  income  tax returns.  Deferred  income  tax  assets and  liabilities  reflect  the impact of temporary  differences  between  amounts of assets and liabilities for financial reporting  purposes and the basis of such assets and  liabilities as measured by tax laws and regulations.

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

                                                    Years Ended June 30,
                                           -------------------------------------
                                              2000          1999         1998
                                           -------------------------------------
Basic Earnings per Share:
Weighted average common shares .......     4,802,240     5,087,398     5,114,091
                                           =========     =========     =========

Diluted Earnings per Share:
Weighted average common shares .......     4,802,240     5,087,398     5,114,091
Dilutive effect of stock options .....       220,213       294,931       355,259
                                           ---------     ---------     ---------
Weighted average common
and incremental shares ...............     5,022,453     5,382,329     5,469,350
                                           =========     =========     =========

Comprehensive Income

The Company adopted Statement of Financial  Accounting  Standards No. 130 ("SFAS
130"),  "Comprehensive  Income,"  as  of  July  1,  1998,  which  requires  that recognized  revenue,  expenses,  gains and  losses be  included  in net  income, although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet. Such items,  along with net income, are components of  comprehensive  income.  The adoption of SFAS 130 had no effect on the  Company's  net income or  shareholders'  equity.  All prior year  financial statements have been reclassified for comparative  purposes.  The following is a summary of the Company's  comprehensive  income for fiscal years 2000,  1999 and
1998 under SFAS 130:(dollars in thousands)

                                               Fiscal years ended June 30,
                                             ------------------------------
                                               2000       1999        1998
                                             ------------------------------
Net Income .............................     $9,438    $ 10,477    $ 10,390
 Other comprehensive income:
   Unrealized holding gains (losses)
    from securities available for sale .       (989)     (1,089)        227
   Reclassification adjustment for
     (gains) losses realized in income .        116          (2)         (8)
                                             ------------------------------
Net unrealized gains (losses) ..........       (873)     (1,091)        219
Tax effect .............................        349         437         (88)
                                             ------------------------------
Other comprehensive income, net of tax .       (524)       (654)        131
                                             ------------------------------
Comprehensive Income ...................     $8,914    $  9,823    $ 10,521
                                             ==============================

Segments

Effective July 1, 1998, the Company  adopted  Statement of Financial  Accounting
Standards No. 131 ("SFAS 131"), "Disclosures about Segments of an Enterprise and
Related  Information."  SFAS 131 redefines how operating segments are determined and requires disclosure of certain financial and descriptive information about a company's  operating  segments.  In  accordance  with SFAS 131,  management  has concluded that the Company is comprised of a single operating segment, community banking activities,  and has disclosed all required  information relating to its one operating segment. Management considers parent company activity to represent an overhead function rather than an operating segment. The Company does not have a single  external  customer  from  which it  derives  10 percent or more of its revenue and operates in one geographical area.

Changes in Presentation

Certain  amounts  and items  appearing  in the  fiscal  1999 and 1998  financial statements have been reclassified to conform to the fiscal 2000 presentation.

New Accounting Pronouncements

Statement of Financial  Accounting  Standards No. 133 ("SFAS 133"),  "Accounting
for Derivative  Instruments and Hedging Activities," was issued in June 1998 and amended by Statement of Financial  Accounting  Standards  No. 137 ("SFAS  137"),
"Accounting for Derivative  Instruments and Hedging  Activities-Deferral  of the
Effective Date of SFAS 133" and Statement of Financial  Accounting Standards No.
138 ("SFAS 138"),  "Accounting  for Certain  Derivative  Instruments and Certain
Hedging Activities".  SFAS 133, as amended, is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. As a result, on July 1, 2000, the Company implemented SFAS 133. The Company designated its interest rate swaps as fair value hedge  instruments  which are recorded as assets or liabilities on the balance  sheet and  measured at fair value.  The effect of this new standard resulted in $271,000  being  recorded in  comprehensive  income on July 1, 2000.
There was no income statement impact as the fair value hedges were determined by management to be highly effective in accordance with SFAS 133.

2.  Securities

Securities are summarized as follows: (in thousands)

                                             June 30, 2000                             June 30, 1999
                             ------------------------------------------    --------------------------------------
                                 Amortized  Gross Unrealized      Fair     Amortized   Gross Unrealized     Fair
                                   Cost     Gains     Losses     Value       Cost      Gains     Losses    Value
                             ------------------------------------------    --------------------------------------
Held to Maturity:
Agency bonds...............  $   2,000   $   -     $   (31)   $  1,969     $      -   $   -   $     -    $      -
Municipal bonds............      2,790       -         (73)      2,717        3,550      11       (23)      3,538
Collateralized mortgage
        obligations........        611       -         (24)        587          883       -       (16)        867
Pass-thru certificates.....      2,375       -         (26)      2,349          554       1         -         555
                             ------------------------------------------    --------------------------------------
Total Held to Maturity.....  $   7,776   $         $  (154)   $  7,622     $  4,987   $  12   $   (39)   $  4,960
                             ==========================================    ======================================
Available for Sale:
Agency bonds...............  $  25,975   $   7     $  (393)   $ 25,589     $ 27,008   $  41   $  (193)   $ 26,856
Collateralized mortgage
        obligations........     37,629     165        (563)     37,231        5,657       -       (87)      5,570
Pass-thru certificates.....      3,333       -         (96)      3,237        2,699       1       (47)      2,653
Corporate debt.............     29,526      10        (899)     28,637       34,656      10      (672)     33,994
Mutual funds...............      4,660       -         (65)      4,595        4,387       -       (14)      4,373
Equity securities..........         75       -           -          75           75       -          -         75
                             ------------------------------------------    --------------------------------------
Total Available for Sale...  $ 101,198   $ 182     $(2,016)   $ 99,364     $ 74,482   $  52   $(1,013)   $ 73,521
                             ==========================================    ======================================

Certain  securities,  with amortized cost of $2.9 million and fair value of $2.8 million at June 30, 2000 and  amortized  cost and fair value of $3.3  million at
June 30, 1999, were pledged as collateral for the Bank's treasury,  tax and loan account at the Federal Reserve and for certain trust, IRA and KEOGH accounts.

The amortized cost and fair value of securities at June 30, 2000, by contractual maturity are summarized as follows: (in thousands)

                                                      Held to Maturity                Available for Sale
                                             --------------------------------   ------------------------------
                                              Amortized    Fair     Market       Amortized      Fair    Market
                                                Cost       Value    Yield           Cost       Value    Yield
                                             --------------------------------   ------------------------------
Agency bonds:
   Due after 1 year through 5 years........   $     -    $     -       -        $    4,465   $  4,441    5.53%
   Due after 5 years through 10 years......     2,000      1,969    7.00%           19,159     18,831    6.44%
   Due after 10 years......................         -          -       -             2,000      1,967    7.41%
Municipal bonds:                                                                       351        350    6.85%
   Due in one year or less.................       615        613    5.85%                -          -       -
   Due after 1 year through 5 years........     1,400      1,339    6.13%                -          -       -
   Due after 5 years through 10 years......         -          -       -                 -          -       -
   Due after 10 years......................       775        765    7.37%                -          -       -
Collateralized mortgage obligations........       611        587    6.21%           37,629     37,231    7.38%
Pass-thru certificates.....................     2,375      2,349    7.13%            3,333      3,237    6.39%
Corporate debt:                                                                                          5.83%
   Due after 1 year through 5 years........         -          -       -            27,616     26,717    7.95%
   Due after 5 years through 10 years......         -          -       -               945        954    7.50%
   Due after 10 years......................         -          -       -               965        966    6.13%
Mutual funds...............................         -          -       -             4,660      4,595    6.67%
Equity securities..........................                    -       -                75         75       -
                                             --------------------------------   ------------------------------
Total......................................   $ 7,776    $ 7,622    6.77%       $  101,198   $ 99,364    6.64%
                                             ================================   ==============================

Activities related to the sales of securities available for sale are summarized as follows: (in thousands)
                               Years Ended June 30,
                        ----------------------------------
                            2000        1999       1998
                        ----------------------------------
Proceeds from sales...   $ 17,378    $ 19,644   $  11,632
Gross gains on sales..   $      3    $     12   $      25
Gross losses on sales.   $    119    $     10   $      17

3. Loans Receivable

Loans receivable are summarized as follows: (in thousands)

                                                                JUNE
                                                     ---------------------------
                                                        2000             1999
                                                     ---------------------------
First mortgage loans:
     Residential single family ...............       $ 282,555        $ 248,846
     Commercial and multi-family .............         102,974          107,908
     Property under construction .............          89,248           65,997
     Unimproved land .........................          17,440           11,611
Home equity ..................................          49,585           39,654
Second mortgage ..............................          35,715           29,219
Commercial ...................................          60,948           56,956
Mobile home ..................................           9,963           12,048
Automobile ...................................          22,587           21,764
Consumer .....................................           9,446            9,250
Savings account ..............................           3,625            3,826
                                                     ---------        ---------
     Gross loans receivable ..................         684,086          607,079
Allowance for loan losses ....................          (4,949)          (4,349)
Deferred loan fees ...........................            (502)            (527)
Undisbursed loan proceeds ....................         (26,628)         (15,285)
                                                     ---------        ---------
Loans Receivable, Net ........................       $ 652,007        $ 586,918
                                                     =========        ==========

The Bank originates  both  adjustable and fixed rate loans.  The adjustable rate loans have  interest  rate  adjustment  limitations  and are  indexed to various indices.  Adjustable residential mortgages are generally indexed to the one year
Treasury constant maturity rate; adjustable consumer loans are generally indexed to the prime rate;  adjustable  commercial loans are generally indexed to either the prime rate or the one, three or five year Treasury  constant  maturity rate.
Future market factors may affect the  correlation of the interest rates the Bank pays on the short-term  deposits that have been primarily utilized to fund these loans.
     The  principal balance  of loans on nonaccrual status totaled approximately
$2.4 million and $3.5 million at June 30, 2000 and 1999, respectively.  The Bank would have recorded  interest  income of $268,000 in 2000,  $453,000 in 1999 and
$325,000 in 1998 if loans on  non-accrual  status had been current in accordance with their original terms.  Actual interest received was $227,000,  $233,000 and
$250,000 for fiscal years ending  2000,  1999 and 1998,  respectively.  The Bank agreed to modify the terms of certain loans to customers  who were  experiencing financial difficulties.  Modifications included forgiveness of interest, reduced interest rates and/or extensions of the loan term. The principal balance at June
30,  2000  and  1999 on these  restructured  loans  was  $313,000  and  $64,000, respectively.
     The  Bank's  primary  lending  area  is  south-central  Indiana.  Virtually all of the Bank's loans originated and purchased are to borrowers located within the state of Indiana.  The Bank originates and purchases  commercial real estate loans,  which  totaled  $103.0  million and $107.9  million at June 30, 2000 and
1999,  respectively.  These loans are considered by management to be of somewhat greater risk of  uncollectibility  due to the dependency on income production or future  development  of the real estate.  Of the  commercial  real estate loans,
$32.9 million and $30.4 million were collateralized by multi-family  residential property  at June 30,  2000 and 1999,  respectively.
     As a  federally  chartered savings  bank, aggregate commercial  real estate loans may not exceed 400% of capital as determined  under the capital  standards provisions of FIRREA.  This  limitation  was  approximately  $299.4  million and
$281.2 million at June 30, 2000 and 1999, respectively.  Also, under FIRREA, the loans-to-one-borrower  limitation  is generally  15% of  unimpaired  capital and surplus,  which, for the Bank, was approximately $11.8 million and $10.9 million at June 30, 2000 and 1999, respectively.  As of June 30, 2000 and 1999, the Bank was in  compliance  with these  limitations.
    Aggregate loans to  officers and directors  included above were $8.5 million and $6.4 million as of June 30, 2000 and 1999, respectively. Such loans are made in the ordinary course of business and are made on substantially  the same terms as  those  prevailing  at  the  time  for  comparable  transactions  with  other borrowers.  For the  year  ended  June 30,  2000,  loans  of $3.5  million  were disbursed to officers and directors and repayments of $1.4 million were received from officers and  directors.

An  analysis of the allowance for loan losses is as follows: (in thousands)

                                     Years ended June 30,
                                -----------------------------
                                   2000      1999       1998
                                -----------------------------
Beginning balance ...........   $ 4,349    $ 4,243    $ 3,649
Provision for loan losses ...     1,441      1,124      1,193
Charge-offs .................      (937)    (1,103)      (696)
Recoveries ..................        96         85         97
-----------------------------   -------    -------    -------
Ending Balance ..............   $ 4,949    $ 4,349    $ 4,243
=============================   =======    =======    =======

The following is a summary of information pertaining to impaired loans:
(in thousands)
                                           Years ended June 30,
                                           --------------------
                                           2000           1999
                                           ----           ----
Impaired loans with a valuation reserve    $165           $735
Impaired loans with no valuation reserve    171            117
----------------------------------------   ----           ----
Total Impaired Loans ...................   $336           $852
========================================   ====           ====

Valuation reserve on impaired loans ....   $196           $603
Average impaired loans .................   $523           $812

4. Mortgage  Banking  Activities

At June 30,  2000,  1999 and  1998,  the Bank was  servicing  loans  for  others amounting to $451.8 million,  $461.5 million and $385.2  million,  respectively.
Net gain on sales of loans was  $390,000,  $2.1 million and $2.3 million for the years ended June 30, 2000, 1999 and 1998.  Servicing loans for others  generally
consists  of  collecting   mortgage   payments,   maintaining  escrow  accounts,
disbursing  payments to investors and  foreclosure  processing.  Loan  servicing income includes servicing fees from investors and certain charges collected from borrowers, such as late payment fees.
    The Bank is obligated  to  repurchase  certain  loans sold to and  serviced for others which become delinquent as defined by the various agreements. At June
30, 2000 and 1999, these obligations were limited to approximately  $155,000 and
$160,000,  respectively.

The  following analysis reflects the changes in mortgage servicing rights (MSRs)
acquired: (in thousands)

                                       Years Ended June 30,
                                       --------------------
                                         2000        1999
                                         ----        ----
Beginning carrying value ...........   $ 1,977    $ 1,088
   Additions .......................       331      1,230
   Amortization ....................      (562)      (449)
   Net change in valuation allowance        65        108
------------------------------------   -------    -------
Ending carrying value ..............   $ 1,811    $ 1,977
                                       =======    =======

The carrying value approximates fair value at June 30, 2000 and 1999. Fair value is estimated by  discounting  the net  servicing  income to be received over the estimated  servicing  term using a current  market rate.  The  significant  risk characteristics  of the  underlying  loans used to stratify MSRs for  impairment measurement  were term and rate of note. The valuation  allowance as of June 30,
2000 and 1999 was $71,000 and  $137,000,  respectively.

5. Investments in Joint Ventures

The Bank has invested in joint  ventures  through its  subsidiary,  Home Savings
Corporation ("HSC"). The investments,  including loans, are accounted for by the equity  method.  The Bank's  interest in these  investments  is as follows:  (in thousands)

                                      June 30,
                              ---------------------------
                               Equity
                              Interest   2000       1999
                              ---------------------------
Family Financial Life ....       14%   $    715   $   617
Heritage Woods ...........       33%         78        85
Home-Breeden .............       50%      2,058     2,189
Coventry Associates ......       65%         19        --
Crystal Lake .............       34%      1,918     2,010
Broadmoor North/Heathfield       35%      1,374        --
Sycamore Springs .........       33%      3,602     1,480
Bloomington Technology ...       50%        569       709
---------------------------------------------------------
Total Investment                       $ 10,333   $ 7,090
=========================================================

Summarized condensed unaudited financial statements for these joint ventures are as follows:  (in thousands)

                                                      June 30,
                                                -----------------
                                                  2000      1999
                                                  ----      ----
Balance Sheets:
Cash .........................................  $   932   $   838
Investments ..................................    5,184     5,763
Property and equipment, net ..................      808       769
Inventory of developed lots ..................   12,656     9,298
Other assets .................................      515       915
----------------------------------------------  -------   -------
Total Assets .................................  $20,095   $17,583
==============================================  =======   =======

Notes payable ................................  $11,059   $ 7,315
Insurance liabilities ........................    1,328     1,387
Other liabilities ............................      424       754
----------------------------------------------  -------   -------
Total liabilities ............................   12,811     9,456
----------------------------------------------  -------   -------
Shareholders´ equity .........................    7,284     8,127
----------------------------------------------  -------   -------
Total Liabilities and  Shareholders´ Equity ..  $20,095   $17,583
==============================================  =======    =======

                                               Years Ended June 30,
                                               --------------------
                                               2000     1999     1998
                                               ----     ----     ----
Income Statements:
Income:
  Insurance premiums and commissions ......   $2,227   $2,408   $3,735
  Investment income .......................      401      362      357
  Net lot sales ...........................      610      496      234
  Other income ............................      109      102      104
-------------------------------------------   ------   ------   ------
  Total income ............................    3,347    3,368    4,430
-------------------------------------------   ------   ------   ------

Expenses:
  Commissions .............................    1,096    1,234    2,026
  Insurance benefits ......................      497      461      654
  Interest expense ........................       76       92       47
  Other expense ...........................    1,246    1,215    1,377
-------------------------------------------   ------   ------   ------
  Total expense ...........................    2,915    3,002    4,104
-------------------------------------------   ------   ------   ------
Net Income ................................   $  432   $  366   $  326
======================================================================

The notes  payable  included  $8.4  million and $5.2 million due to HSC and $2.3 million  and  $1.8  million  due  to  the  Bank  at  June  30,  2000  and  1999, respectively.  At June 30,  2000  and  1999,  open  commitments  to these  joint ventures  included  letters of credit  totaling  $1.1 million and $1.6  million, respectively.

6. Accrued Interest Receivable

Accrued interest receivable consists of the following: (in thousands)

                                          June 30,
                                          --------
                                        2000     1999
                                        ----     ----
Loans, less reserve of $182 and $260   $4,282   $3,686
Securities .........................    1,463    1,191
Interest-bearing deposits ..........        5       20
------------------------------------   ------   ------
Total Accrued Interest Receivable ..   $5,750   $4,897
======================================================

7. Premises and Equipment

Premises and equipment consists of the following: (in thousands)

                                     June 30,
                                     --------
                                  2000        1999
                                  ----        ----
Land .......................   $  1,521    $  1,521
Buildings and improvements .     11,191      10,352
Furniture and equipment ....      6,477       6,083
----------------------------   --------    --------
     Total .................     19,189      17,956
Accumulated depreciation ...    (10,105)     (8,827)
----------------------------   --------    --------
Total Premises and Equipment   $  9,084    $  9,129
===================================================

Depreciation  expense  included in operations for the years ended June 30, 2000,
1999  and  1998,   totaled  $1.4   million,   $1.3  million  and  $1.2  million,
respectively.

8. Deposits

Deposits are summarized as follows: (in thousands)

                                          June 30, 2000        June 30, 1999
                                         --------------------------------------
                                                  Weighted            Weighted
                                                   Average             Average
                                         Amount      Rate     Amount     Rate
                                         --------------------------------------
Non-interest bearing .................   $ 39,496           $ 35,532
NOW accounts .........................     53,927   1.63%     53,040      1.68%
Passbook savings .....................     44,783   2.00%     48,026      2.08%
Money market savings .................    108,430   5.29%    106,586      4.18%
--------------------------------------   --------   ----     -------      ----
     Total transaction accounts ......    246,635   3.04%    243,184      2.61%
--------------------------------------   --------   ----     -------      ----
Certificates of deposit:
     Less than one year ..............     57,143   6.02%     87,499      4.80%
     12-23 months ....................    126,302   5.60%    114,908      5.02%
     24-35 months ....................     94,594   5.59%     75,914      5.34%
     36-59 months ....................     10,208   5.39%     11,908      5.29%
     60-120 months ...................     38,011   5.89%     46,469      6.03%
--------------------------------------   --------   ----     -------      ----
     Total certificate accounts ......    326,258   5.70%    336,698      5.18%
--------------------------------------   --------   ----     -------      ----
Total Deposits .......................   $572,893   4.56%   $579,882      4.10%
======================================   ========   ====    ========      ====

At June 30,  2000 and 1999,  certificates  of deposit in amounts of  $100,000 or more  totaled  $99.4  million  and  $89.6  million,  respectively.

A summary of certificate  accounts by scheduled  maturities at June 30, 2000, is as follows: (in thousands)

                       2001       2002       2003      2004       2005    Thereafter    Total
                    --------------------------------------------------------------------------
  3.99% or less .   $    521   $     --   $    100   $     --   $     --   $     --   $    621
  4.00% - 4.99%..     52,338      7,468      2,071      1,523        886      1,076     65,362
  5.00% - 5.99%..     93,190     25,484      3,860      3,780      2,344        605    129,263
  6.00% - 6.99%..     60,454     38,877      6,520        831      2,478        575    109,735
  7.00% - 9.00%..      9,327      4,602      6,852         29        350        117     21,277
                    ---------------------------------------------------------------------------
Total Certificate
  Amounts .......   $215,830   $ 76,431   $ 19,403   $  6,163   $  6,058   $  2,373   $326,258
                    ==========================================================================

A summary of interest expense for the past three fiscal years is as follows: (in thousands)

                             Years Ended June 30,
                          ---------------------------
                            2000      1999      1998
                          ---------------------------
NOW accounts ..........   $   559   $   731   $   889
Passbook savings ......       922     1,106     1,316
Money market savings ..     5,277     4,063     3,218
Certificates of deposit    17,153    18,137    19,092
-----------------------   -------   -------   -------
Total Interest Expense    $23,912   $24,037   $24,515
=======================   ===========================

9. Federal Home Loan Bank Advances

The Bank was eligible to receive advances from the FHLB up to $209.3 million and
$172.0  million at June 30,  2000 and 1999,  respectively.  The Bank has pledged qualifying  mortgage loans and Federal Home Loan Bank stock as collateral on the following advances from the Federal Home Loan Bank: (in thousands)

                         June 30, 2000           June 30, 1999
                     ---------------------------------------------
                                Weighted                 Weighted
 Fiscal Year                      Average                  Average
  Maturity              Amount     Rate         Amount     Rate
------------------------------------------------------------------
     2000..........  $       -        -       $ 11,300     6.05%
     2001..........     69,900     6.54%         8,400     5.64%
     2002..........     21,500     6.31%        17,000     6.02%
     2003..........     19,500     6.41%        14,500     5.99%
     2004..........     14,600     6.16%        11,600     5.86%
     2005..........     38,000     6.37%        25,095     5.95%
     Thereafter....     11,986     5.77%             -        -
------------------------------------------------------------------
Total FHLB Advances  $ 175,486     6.36%      $ 87,895     5.94%
==================================================================

10. Other Borrowings

Senior Debt

On June 1, 2000,  the Company  entered  into a revolving  note with LaSalle Bank
N.A.  whereby  the  Company  may borrow up to $12.5  million.  The note  accrues interest at a variable rate based on the ninety-day  LIBOR index, on the date of the draw, plus 150 basis points. Interest payments are due ninety days after the date of any principal  draws made on the loan and every ninety days  thereafter.
The  principal  balance is due in full as of November 29,  2000.  As of June 30,
2000the  Company had a $6.2  million  balance,  consisting  of two draws of $5.1 million  and $1.1  million  accruing  interest  as of June 30, 2000 at 8.34% and
8.29%,  respectively.  The Company used the funds attained to buy back shares of the Company's  common  stock.  The note is  collateralized  by the assets of the
Company.  Under  terms  of the  agreement,  the  Company  is  bound  by  certain restrictive debt covenants relating to earnings, net worth and various financial ratios.  As of June  30,  2000,  the  Company  was in  compliance  with the debt covenants.

Other  Borrowings

In addition to the other borrowings scheduled below, the Bank has a $5.0 million overdraft line of credit with the Federal Home Loan Bank,  $4.7 million and $5.0 million  of  which  was  unused,  as  of  June  30,  2000  and  June  30,  1999, respectively. (in thousands)

                                                         June 30,
                                                       --------------
                                                       2000      1999
                                                       ----      ----
FHLB line of credit ...............................   $  251   $   --
Official check overnight remittance ...............    2,462    1,497
Money order remittance ............................       29       18
---------------------------------------------------   ------   ------
Total Other Borrowings ............................   $2,742   $1,515
===================================================   ======   ======

11. Income Taxes
An analysis of the income tax provision is as follows: (in thousands)

                                       Years Ended June 30,
                                  ------------------------------
                                    2000       1999       1998
Current:                          -------    -------     -------
     Federal .................... $ 4,698    $ 5,617     $ 5,425
     State ......................   1,211      1,551       1,522
Deferred ........................      69       (540)       (302)
--------------------------------- -------    -------     -------
Income Tax Provision ............ $ 5,978    $ 6,628     $ 6,645
================================================================

The difference between the financial statement provision and amounts computed by using the statutory rate of 34% is reconciled as follows: (in thousands)

                                                       Years Ended June 30,
                                                    ---------------------------
                                                      2000      1999      1998
                                                    -------   -------   -------
Income tax provision at federal statutory rate ...  $ 5,242   $ 5,807   $ 5,792
State tax, net of federal tax benefit ............      842     1,016       976
Tax exempt interest ..............................     (108)     (102)      (96)
Increase in cash surrender value of life insurance      (99)      (88)      (95)
Other ............................................      101        (5)       68
--------------------------------------------------  -------   -------   -------
Income Tax Provision .............................  $ 5,978   $ 6,628   $ 6,645
==================================================  =======   =======   =======

The  Company  is  allowed to deduct an  addition  to a reserve  for bad debts in determining  taxable income.  This addition  differs from the provision for loan losses for financial reporting purposes. No deferred taxes have been provided on the income tax bad debt reserves,  which total $6.0 million,  for years prior to
1988.  This tax reserve  for bad debts is  included  in taxable  income of later years only if the bad debt  reserves are  subsequently  used for purposes  other than to absorb bad debt  losses.  Because the Company does not intend to use the reserves for purposes other than to absorb losses, deferred income taxes of $2.4 million were not provided at June 30, 2000 and 1999,  respectively.  Pursuant to
SFAS  109,  the  Company  has  recognized  the  deferred  tax   consequences  of
differences  between  the  financial  statement  and  income  tax  treatment  of allowances for loan losses arising after June 30, 1987.
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

The Company's  deferred income tax assets and  liabilities  are as follows:  (in thousands)

                                                          June 30,
                                                       ---------------
                                                        2000     1999
Deferred tax assets:                                   ---------------
  Bad debt reserves, net ...........................   $1,402   $1,049
  Unrealized losses on securities available for sale      734      385
  Deferred compensation ............................      814      773
  Other ............................................     --          9
----------------------------------------------------   ------   ------
  Total deferred tax assets ........................    2,950    2,216
----------------------------------------------------   ------   ------

Deferred tax liabilities:
  Difference in basis of fixed assets ..............      320      371
  FHLB dividend ....................................      205      205
  Unrealized gain on securities available for sale .     --       --
  Deferred fees ....................................      982      454
  Other ............................................       29        2
----------------------------------------------------   ------   ------
  Total deferred tax liabilities ...................    1,536    1,032
----------------------------------------------------   ------   ------
Net Deferred Tax Asset .............................   $1,414   $1,184
======================================================================

12. Regulatory Matters

The Bank is subject to various regulatory capital requirements administered  by the federal banking agencies.  Failure to meet minimum capital  requirements can initiate certain  mandatory-and  possible  additional  discretionary-actions  by regulators  that,  if  undertaken,  could have a direct  material  effect on the
Bank's  financial   statements.   Under  capital  adequacy  guidelines  and  the
regulatory  framework for prompt corrective  action, the Bank must meet specific capital  guidelines  that involve  quantitative  measures of the Bank's  assets, liabilities and certain  off-balance  sheet items as calculated under regulatory accounting  practices.  The Bank's capital amounts and  classification  are also subject to  qualitative  judgments  by the  regulators  about  components,  risk weightings, and other factors.
     Quantitative measures that  have been  established  by regulation to ensure capital adequacy require the Bank to maintain minimum capital amounts and ratios
(set forth in the table below).  The Bank's primary  regulatory agency, the OTS, requires that the Bank maintain  minimum ratios of tangible  capital (as defined in the  regulations)  of 1.5%,  core  capital  (as  defined)  of 4%,  and  total risk-based  capital  (as  defined)  of 8%.  The Bank is also  subject  to prompt corrective  action  capital  requirement  regulations  set forth by the  Federal
Deposit Insurance Corporation  ("FDIC").  The FDIC requires the Bank to maintain minimum  capital  amounts  and ratios of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average  assets (as defined).  As of June 30, 2000, the Bank met all capital adequacy requirements to which it is subject.
     As of June 30, 2000 and 1999, the most  recent  notifications  from the OTS categorized the Bank as "well  capitalized"  under the regulatory  framework for prompt corrective action. To be categorized as "well capitalized," the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set  forth in the  table.  There  are no  conditions  or  events  since  that notification that management believes have changed the institution's category.

                                                                             To Be Categorized
                                                                           As "Well Capitalized"
                                                                              Under Prompt
                                                          For Capital       Corrective Action
(dollars in thousands)                    Actual        Adequacy Purposes       Provisions
                                     Amount    Ratio     Amount    Ratio     Amount       Ratio
                                     ----------------------------------------------------------
As of  June 30, 2000
Tangible capital (to total assets)   $63,558    7.74%   $12,316    1.50%         N/A        N/A
Core capital (to total assets) ...   $63,558    7.74%   $32,843    4.00%         N/A        N/A
Total risk-based capital
   (to risk-weighted assets) .....   $67,271   10.76%   $50,033    8.00%     $62,542      10.00%
Tier 1 risk-based capital
   (to risk-weighted assets) .....   $63,558   10.16%       N/A     N/A      $37,525       6.00%
Tier 1 leverage capital
   (to average assets) ...........   $63,558    8.10%       N/A     N/A      $39,242       5.00%

                                                                             To Be Categorized
                                                                           As "Well Capitalized"
                                                                              Under Prompt
                                                          For Capital       Corrective Action
(dollars in thousands)                    Actual        Adequacy Purposes       Provisions
                                     Amount    Ratio     Amount    Ratio     Amount       Ratio
                                     ----------------------------------------------------------
As of  June 30, 1999
Tangible capital (to total assets)   $61,711    8.38%   $11,043    1.50%         N/A        N/A
Core capital (to total assets) ...   $61,711    8.38%   $29,447    4.00%         N/A        N/A
Total risk-based capital
   (to risk-weighted assets) .....   $65,235   11.44%   $45,617    8.00%     $57,021      10.00%
Tier 1 risk-based capital
   (to risk-weighted assets) .....   $61,711   10.82%       N/A     N/A      $34,213       6.00%
Tier 1 leverage capital
   (to average assets) ...........   $61,711    8.42%       N/A     N/A      $36,664       5.00%

Dividend Restrictions

The principal  source of income and funds for the Company are dividends from the
Bank.  The Bank is subject to certain  restrictions  on the amount of  dividends that it may  declare  without  prior  regulatory  approval.  At June  30,  2000, approximately  $12.2 million of retained  earnings  were  available for dividend declaration without prior regulatory approval.

13.  Employee Benefit Plans

Multi-employer Pension Plan

The Bank participates in a noncontributory multi-employer pension plan  covering all  qualified  employees.  The  plan is  administered  by the  trustees  of the
Financial  Institutions  Retirement Fund. There is no separate  valuation of the plan benefits nor segregation of plan assets  specifically for the Bank, because the plan is a multi-employer plan and separate actuarial valuations are not made with  respect  to each  employer.  However,  as of June  30,  1999,  the  latest actuarial valuation,  the total plan assets exceeded the actuarially  determined value of accrued  benefits.

Supplemental  Retirement Program

The Bank has entered into supplemental retirement agreements for certain officers and directors. Benefits under these agreements are generally paid over a 15 year period.  The present  value of the benefit to be paid is accrued over the active period of employment of individual  participants.  The amount of benefit expense for fiscal  years  2000,  1999 and 1998 was  $171,000,  $155,000  and  $153,000,
respectively.

401(k) Plan

The Bank has an employee thrift plan established for substantially all full-time employees.  The Bank has elected to make matching  contributions equal to 50% of the  employee  contributions  up to a maximum of 1.5% of an  individual's  total eligible salary. The Bank contributed $87,000, $88,000 and $85,000 during fiscal years 2000, 1999 and 1998,  respectively.

14.  Stock Options

The  Company  has stock  option  plans for the  benefit of  officers,  other key employees and directors. As of June 30, 2000, the plans were authorized to grant options to purchase 145,802 additional shares of the Company's common stock. The option price is not to be less than the fair market value of the common stock on the date the option is granted,  and the stock  options are  exercisable  at any time  within the maximum  term of 10 years and one day from the grant date.  The options are nontransferable and are forfeited upon termination of employment.

The following is an analysis of the stock option  activity for each of the years in the three year period ended June 30, 2000 and the stock  options  outstanding at the end of the respective periods:

                                                           Weighted
                                                            Average
Options                                       Shares         Price
-------                                       ------         -----
Outstanding June 30, 1997 ................    637,523    $   11.17
Fractional shares dropped in 3 for 2 split        (22)   $   10.55
Granted ..................................    111,905    $   26.37
Forfeited ................................         --          N/A
Exercised ................................    (44,847)   $    6.79
                                              -------    ---------
Outstanding June 30, 1998 ................    704,559    $   13.89
Granted ..................................    105,155    $   23.01
Forfeited ................................     (9,000)   $   26.17
Exercised ................................    (79,097)   $   10.26
                                              -------    ---------
Outstanding June 30, 1999 ................    721,617    $   15.46
Granted ..................................    222,155    $   23.07
Forfeited ................................     (6,625)   $   24.95
Exercised ................................    (28,551)   $    7.15
                                              -------    ---------
Outstanding June 30, 2000 ................    908,596    $   17.52
==========================================    =======    =========

As of June 30, 2000, options  outstanding have exercise prices between $2.52 and
$26.56 and a  weighted  average  remaining  contractual  life of 6.6 years.  The majority of options  outstanding  have  exercise  prices  ranging from $16.25 to
$26.56 with a weighted average remaining contractual life of 8.1 years.

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
                                                Years Ended June 30,
                                            ----------------------------
                                            2000        1999        1998
                                            ----        ----        ----
Net income:
     As reported ...................   $   9,438   $   10,477   $   10,390
     Pro forma .....................   $   8,590   $   10,005   $    9,961

Net income per share:
     As reported
          Basic earnings per share .   $   1.97    $    2.06    $    2.03
          Diluted earnings per share   $   1.88    $    1.95    $    1.90
     Pro forma
          Basic earnings per share .   $   1.79    $    1.97    $    1.95
          Diluted earnings per share   $   1.71    $    1.86    $    1.82

The weighted  average fair value of options granted was $6.31 in 2000,  $5.94 in
1999 and $8.04 in 1998.  The fair value of the option grants is estimated on the date of grant  using an option  pricing  model with the  following  assumptions:
dividend  yield ranging from 1.32% to 2.38%,  risk-free  interest  rates ranging from  4.50% to 8.04%,  expected  volatility  ranging  from  24.13% to 30.13% and
expected   life  of  5.04  to  5.39  years.   The  pro  forma  amounts  are  not
representative  of the  effects on  reported  net  income  for future  years.

15. Commitments

Financial Instruments with Off-Balance Sheet Risk

In the normal course of business,  the Bank makes various  commitments to extend credit  which  are not  reflected  in the  accompanying  consolidated  financial
statements.   At  June  30,  2000  and  1999,  the  Bank  had  loan  commitments
approximating   $23.1  million  and  $24.6  million,   respectively,   excluding
undisbursed  portions of loans in  process.  Loan  commitments  at June 30, 2000 included  commitments to originate  fixed rate loans with interest rates ranging from 8.4% to 9.5% totaling  $2.5 million and  adjustable  rate loan  commitments with  interest  rates  ranging  from  6.8%  to  11.5%  totaling  $20.6  million.
Commitments,  which are disbursed  subject to certain  limitations,  extend over various  periods  of time.  Generally,  unused  commitments  are  canceled  upon expiration of the commitment term as outlined in each individual contract.
     Outstanding letters of credit were $2.5 million and $3.4 million  for  2000 and 1999, respectively. Additionally, the Bank had approximately $3.4 million in commitments to sell fixed rate residential loans and $3.6 million in commitments to sell adjustable  rate commercial  loans at June 30, 2000.
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

                                            June 30, 2000        June 30, 1999
                                          --------------------------------------
                                          Carrying    Fair     Carrying    Fair
                                            Value     Value      Value     Value
                                          --------------------------------------
Assets:
 Cash .................................   $ 21,184  $ 21,184  $ 21,377  $ 21,377
 Interest-bearing deposits ............         12        12    11,529    11,529
 Securities available for sale ........     99,364    99,364    73,521    73,521
 Securities held to maturity ..........      7,776     7,622     4,987     4,960
 Loans held for sale ..................      2,376     2,409     5,102     5,136
 Loans, net ...........................    652,007   652,509   586,918   585,187
 Accrued interest receivable ..........      5,750     5,750     4,897     4,897
 Federal Home Loan Bank stock .........      9,037     9,037     5,814     5,814
 Cash surrender value of life insurance      6,387     6,387     6,095     6,095

Liabilities:
 Deposits ............................     572,893   576,611   579,882   579,781
 Federal Home Loan Bank advances .....     175,486   173,347    87,895    88,516
 Senior debt .........................       6,205     6,206     1,000     1,013
 Other borrowings ....................       2,742     2,742     1,515     1,515
 Advance payments by borrowers
    for taxes and insurance ..........         406       406       270       270
 Accrued interest payable ............         792       792       473       473

Unrecognized Financial Instruments:
  Interest rate swap ..................        N/A       271       N/A        79

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

Interest Rate Swap

The mark to market value is derived from proprietary models based upon financial principles which management  believes provide a reasonable  approximation of the
fair  market  value  of  the  interest  rate  swap   transactions.

Commitments

The  commitments  to originate and purchase loans have terms that are consistent with current market conditions. Accordingly, the Company estimated that the face
amounts  of  these  commitments   approximate  carrying  values.

The  fair  value estimates  presented herein are based on information  available to management at June 30, 2000 and 1999. Although management is not aware of any factors that would significantly  affect the estimated fair value amounts,  such amounts have not been  comprehensively  revalued for purposes of these financial statements since that date, and, therefore,  current estimates of fair value may differ significantly from the amounts presented herein.

17.  Parent Company Financial Statements

The condensed financial  statements of Home Federal Bancorp are as follows:  (in thousands)

                                                     June 30,
Condensed Balance Sheets                       --------------------
(Parent Company only)                            2000        1999
                                               --------------------
Assets:
Cash ......................................... $    708    $    228
Investment in subsidiary .....................   75,957      70,881
Other ........................................      245         266
                                               --------    --------
  Total Assets ............................... $ 76,910    $ 71,375
                                               --------    --------
Liabilities:
Senior debt .................................. $  6,205    $  1,000
Other ........................................      119         164
                                               --------    --------
  Total liabilities ..........................    6,324       1,164
                                               --------    --------
Shareholders' equity .........................   70,586      70,211
                                               --------    --------
  Total Liabilities and Shareholders' Equity . $ 76,910    $ 71,375
                                               --------    --------

Condensed Statements of Income ...............  For the Years ended June 30,
                                               --------------------------------
(Parent Company only)                             2000        1999        1998
                                               --------------------------------
Dividends from subsidiary .................... $  4,760    $  3,871    $  6,442
Other ........................................      485         809         598
                                               --------    --------    --------
  Total income ...............................    5,245       4,680       7,040
                                               --------    --------    --------
Interest on senior debt ......................      408          24         458
Other expenses ...............................      719         888         659
                                               --------    --------    --------
  Total expenses .............................    1,127         912       1,117
                                               --------    --------    --------
Income before taxes and change in
 undistributed earnings of subsidiary ........    4,118       3,768       5,923
Applicable income tax credit .................     (244)        (32)       (204)
                                               --------    --------    --------
Income before change in undistributed
 earnings of subsidiary ......................    4,362       3,800       6,127
Increase in undistributed earnings of
  subsidiary .................................    5,076       6,677       4,263
                                               --------    --------    --------
Net Income ................................... $  9,438    $ 10,477    $ 10,390
                                               --------    --------    --------

Condensed Statements of Cash Flows ...........  For the Years ended June 30,
                                               --------------------------------
(Parent Company only)                               2000        1999        1998
                                               --------------------------------
Operating Activities:
Net income ................................... $  9,438    $ 10,477    $ 10,390
Adjustments to reconcile net income to net
 cash provided by operating activities:
  Decrease (increase) in other assets ........       21         754        (516)
  Increase (decrease) in accrued expenses and
   other liabilities .........................      (45)        (48)        (97)
  Increase in undistributed earnings
   of subsidiary .............................   (5,076)     (6,677)     (4,263)
                                               --------    --------    --------
Net cash provided by operating activities ....    4,338       4,506       5,514
                                               --------    --------    --------

Financing Activities:
Repayment of senior debt .....................   (1,140)         --      (7,800)

Funds provided by senior debt ................    6,345       1,000          --
Payment of dividends .........................   (2,559)     (2,251)     (1,900)
Repurchase shares of common stock ............   (6,742)     (5,785)         --
Exercise of stock options, net of fractional
 shares paid..................................      238         896         414
                                               --------    --------    --------
Net cash used in financing activities ........   (3,858)     (6,140)     (9,286)
                                               --------    --------    --------

Net (decrease)/increase in cash ..............      480      (1,634)     (3,772)
Cash at beginning of year ....................      228       1,862       5,634
                                               --------    --------    --------
Cash at End of Year .......................... $    708    $    228    $  1,862
                                               --------    --------    --------

                          Independent Auditor's Report

To the Shareholders and the Board of Directors of Home Federal Bancorp:

We have audited the  accompanying  consolidated  balance  sheets of Home Federal
Bancorp and its subsidiary (the "Company") as of June 30, 2000 and 1999, and the
related consolidated  statements of income,  shareholders' equity and cash flows for each of the three years in the period ended June 30, 2000.  These  financial
statements   are  the   responsibility   of  the   Company's   management.   Our
responsibility  is to express an opinion on these financial  statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the  United  States of  America.  Those  standards  require  that we plan and perform the audit to obtain  reasonable  assurance  about  whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis,  evidence  supporting  the amounts and  disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant  estimates  made by  management,  as well as evaluating  the overall
financial  statement  presentation.   We  believe  that  our  audits  provide  a
reasonable basis for our opinion.

In our opinion,  such consolidated  financial  statements present fairly, in all material  respects,  the  financial  position  of Home  Federal  Bancorp and its subsidiary at June 30, 2000 and 1999,  and the results of their  operations  and their cash flows for each of the three years in the period  ended June 30, 2000, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP
Indianapolis, Indiana
July 20, 2000

Board of Directors                  Executive Officers
& Officers                          of Home Federal
of Home Federal Bancorp             Savings Bank
Board of Directors

John K. Keach, Jr.                  John K. Keach, Jr.
Chairman of the Board,              Chairman of the Board,
President and Chief                 President and Chief
Executive Officer,                  Executive Officer
Home Federal Bancorp
                                    Gerald L. Armstrong
John T. Beatty                      Executive Vice President
President,                          and Chief Operating Officer
Beatty Insurance, Inc.
                                    Lawrence E. Welker
Lewis W. Essex                      Executive Vice President,
Retired from Essex                  Chief Financial Officer,
Castings, Inc.                      Treasurer and Secretary

Harold Force                        S. Elaine Pollert
President,                          Executive Vice President
Force Construction                  Retail Banking
Company, Inc.
                                    Melissa A. McGill
David W. Laitinen, MD               Vice President
Orthopedic Surgeon                  Controller

Harvard W. Nolting, Jr.
Retired from Nolting
Foods, Inc.

Gregory J. Pence
President,
Kiel Bros. Oil
Company, Inc. and President,
KP Oil Company, Inc.

John K. Keach, Sr.
Chairman Emeritus
Retired

Eugene E. Burke
Director Emeritus
Retired

The  Directors of Home
Federal Bancorp also
serve as Directors
of Home Federal
Savings Bank.

Officers

John K. Keach, Jr.
Chairman of the Board,
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

LaSalle Bank N.A.
c/o Corporate Trust Operations
135 South LaSalle Street, Room 1960
Chicago, Illinois 60603
(800) 246-5761

General Counsel
Barnes & Thornburg
11 South Meridian Street
Indianapolis, IN 46204

Shareholder & General Inquiries

Home Federal  Bancorp is required to file an Annual  Report on Form 10-K for its fiscal year ended June 30, 2000, with the Securities and Exchange Commission.

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