Form 10-K, Exhibit 13
period 2001-06-30
HOME FEDERAL BANCORP
filed 2001-09-21
CIK 867493

  [Front Cover]            Home Federal Bancorp
                            2001 Annual Report

[Picture omitted]

Navy blue cover with a thin yellow line running  horizantally  across the cover, four and one half  inches  from the top of the cover.  A column of one half inch thin white horizantal lines spaced  approximately one eighth inch apart down the left hand side of the cover.  The cover page is  approximately  one inch less in width than the normal eight and one half inch page, allowing a yellow strip from page one to show which  includes Home Federal  Bancorp's  logo at the top, a white HF enclosed in a navy blue circle.

[Front Inside Cover]

 1
 LETTER TO SHAREHOLDERS
 5
 SELECTED CONSOLIDATED FINANCIAL DATA
 6
 QUARTERLY RESULTS OF OPERATIONS
 7
 MANAGEMENT'S DISCUSSION & ANALYSIS
 16
 CONSOLIDATED BALANCE SHEETS
 17
 CONSOLIDATED STATEMENTS OF INCOME
 18
 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
 19
 CONSOLIDATED STATEMENT OF CASH FLOWS
 20
 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 34
 INDEPENDENT AUDITOR'S REPORT
 35
 BOARD OF DIRECTORS & OFFICERS OF HOME FEDERAL BANCORP
 & EXECUTIVE OFFICERS OF HOME FEDERAL SAVINGS BANK

To Our Shareholders

At the time of the American Revolution, Patrick Henry took stock of his new nation's prospects and considered what steps he and his fellow countrymen might take to help it succeed. For Henry, the course of action was clear. "I have but one lamp by which my feet are guided," he said, "and that is the lamp of experience. I know no way of judging of the future but by the past."

Henry's metaphorical lamp now reflects on more than two centuries of American triumph and tragedy, still providing a beacon of guidance for all citizens and, particularly, for those in business. For financial institutions, the lamp of experience clearly depicts those practices that brought prosperity to an agricultural- and industrial-based economy through the latter part of the 20th
Century.  Today, however, as every part of our nation participates in a new type of American revolution--the transformation to an information-based economy--the light shed by that lamp sometimes seems dimmer, the lessons based on solid historical experience fewer, and the potential courses of future action less defined.

In these pages one year ago, I wrote of the crossroads facing Home Federal at the outset of the 21st Century, a junction of greater competitive challenges, faster change in the marketplace, and more options for managers than at any other time in the history of American commerce. Our experiences at that crossroads are clearly depicted in Home Federal's performance during the 2001 fiscal year, in which we reported net income of $9,549,000, or $2.07 diluted earnings per common share, compared to $9,438,000 or $1.88 diluted earnings per common share one year earlier. In a year of contrasts, net interest income after provision for loan losses decreased by $638,000, while other income increased by
$1,356,000 through increases in gain on the sale of loans and miscellaneous income.

Throughout the year, we continued to implement previously planned enhancements for growth and greater productivity. In June 2001, we opened a new commercial loan production office on the north side of Indianapolis, an initial step toward creating additional, high quality lending markets for the company. Last November we announced our most recent stock repurchase plan, which authorized the repurchase of up to five percent, or 225,209 shares, of Home Federal common stock; to date, we have repurchased 100,000 shares. And this October we will complete a major data processing conversion program that promises to provide greater convenience for our customers and employees while preparing the company for still greater applications of electronic banking technology in the future.

Diluted Earnings Per Share
[Bar graph in top left side of page omitted]

 Fiscal Year
1997*    $1.63
1998     $1.90
1999     $1.95
2000     $1.88
2001     $2.07

[Caption to the right of graph]
Diluted earnings per share is calculated by dividing net income by outstanding common and common share equivalents. A couple of significant factors influencing fiscal year 2001 diluted earnings per share were increases in loan originations and gain on sale of loans due to the lower rate environment and the repurchase of 336,729 shares of stock.

*Fiscal 1997 diluted earnings per share including the after tax effect of the
SAIF assessments was $1.30.

TOTAL LOAN PORTFOLIO
(in thousands)

[two pie graphs omitted, left side of page]

                                     Fiscal  2001
Residential Mortgages              $297,019     42%
Consumer                           $ 43,762      6%
Commercial                         $ 74,687     11%
Second & Home Equity               $ 94,140     13%
Commercial Mortgages               $199,080     28%
                                   $708,688

                                     Fiscal  1997
Residential Mortgages              $334,311     56%
Consumer                           $ 54,705      9%
Commercial                         $ 43,112      7%
Second & Home Equity               $ 63,658     11%
Commercial Mortgages               $104,612     17%
                                   $600,398

[Caption to the right of graphs]
As these charts illustrate, we have made a concerted effort to diversify Home
Federal's loan portfollio.  The 2001 portfolio mix reflects continued efforts to grow our commercial loan presence, primarily within high growth markets such as
Indianapolis.  It also reflects our strategies regarding the traditional 1-4 family mortgage business.  While mortgage originations have grown consistently over the past five years, outstanding 1-4 family mortgages balances and their percentage of the portfolio mix have decreased.  This is due primarily to our focus on selling fixed-rate mortgages and home equity loans.  Home equity loans, especially, are a product of choice with consumers.  They also complement our goal of promoting products with rate sensitivity to changing market conditions.

Taken together, these achievements reflect another profitable and successful year for Home Federal. But, when held under the lamp of experience, they also reflect changes in the markets we serve.

Since the time of its founding in 1908, Home Federal has prospered in the traditional role of a savings bank or thrift institution, generating mortgage loans to finance housing as the larger economy of its service region expanded.
Today, however, residential loans constitute less than 50 percent of our loan portfolio, while commercial and commercial real estate loans now make up more than 38 percent of the portfolio. This deliberate restructuring of the loan portfolio has resulted in a more diversified asset base and has positioned us to better weather varying market conditions.

Last year, in this letter, I pledged that we would chart a far-ranging course for growth--a new strategy that would address both the revolutionary and evolutionary changes in our markets and core businesses while serving the best interests of Home Federal's shareholders, employees, customers and communities.

We have now identified--and have begun to implement--the core principles of that strategy.

In July 2001, we filed an application with the Indiana Department of Financial
Institutions to convert Home Federal Savings Bank, the wholly-owned subsidiary of Home Federal Bancorp, from a federally-chartered savings bank to a state-chartered commercial bank. While this shift may seem quite revolutionary to some, particularly those who have been associated with Home Federal for many years, we see it as only the latest logical step in the company's successful
93-year history.

It is, nonetheless, a significant change. Home Federal Bancorp, now a unitary thrift holding company, will become a financial holding company regulated by the
Board of Governors of the Federal Reserve System. Our home office will officially be relocated from Seymour, Indiana to Columbus, Indiana to place the company within the Chicago Federal Reserve District, more closely following our growth pattern of recent years. And, ultimately, the change in charter will necessitate that we evaluate our brand position and select a different name for our company.

Equally significant, however, are changes that will not occur. Beyond the change of the bank's name, customers will see no significant change in products and services. All deposit accounts will continue to be insured by the Federal
Deposit Insurance Corporation. The official relocation of our home office from
Seymour to Columbus will have no impact on employees or operations at either location.

Our commitments to the communities we serve will remain just as strong.

Perhaps the most significant aspect of this change is the promise it holds for the future--a promise applicable to each of our stakeholders. Our communities, customers and employees will all benefit from the ongoing operations of a regional financial institution better positioned for growth. And the organization as a whole, soon to be compared each day to a commercial bank peer group, will be challenged to capitalize on growth opportunities ultimately beneficial to all its constituents.

Some would observe that the essential tool of Patrick Henry's "lamp of experience" might have evolved over the years. Similarly, the tools of our trade and the opportunities we face have continually evolved--in fact, they are now developing at a faster pace than ever before. As the redefined opportunities of the new century unfold before us, we are determined to benefit from the lessons of our prosperous past.

We look forward to sharing the results with you in the future--with a different name and exciting new prospects for sustainable growth and still greater prosperity.

Sincerely,

/s/ John K. Keach, Jr.

John K. Keach, Jr.
Chairman of the Board
and Chief Executive Officer

Summary of Selected Consolidated Financial Data
(in thousands except per share data)
                                                                    At or For the Year Ended June 30,
                                                 ---------------------------------------------------------------
                                                    2001          2000          1999         1998         1997
                                                 ---------------------------------------------------------------
Selected Balance Sheet Data:
Total assets .................................   $ 863,393     $ 832,154     $ 744,509    $ 719,549    $ 682,796
Securities available for sale ................   $  80,316     $  99,364     $  73,521    $  57,335    $  40,119
Securities held to maturity ..................   $   7,296     $   7,776     $   4,987    $   9,565    $  13,115
Loans receivable, net ........................   $ 674,552     $ 652,007     $ 586,918    $ 582,040    $ 575,624
Deposits .....................................   $ 576,543     $ 572,893     $ 579,882    $ 543,989    $ 527,788
Borrowings ...................................   $ 207,608     $ 184,433     $  90,410    $ 102,466    $  92,393
Shareholders' equity .........................   $  72,044     $  69,486     $  69,635    $  66,952    $  57,917

Selected Operations Data:
Interest income ..............................   $  64,757     $  57,809     $  54,211    $  55,103    $  51,531
Interest expense .............................      39,516        32,169        30,135       30,864       28,640
                                                 ---------     ---------     ---------    ---------    ---------
Net interest income ..........................      25,241        25,640        24,076       24,239       22,891
Provision (credit) for loan losses ...........       1,680         1,441         1,124        1,193        1,129
                                                 ---------     ---------     ---------    ---------    ---------
Net interest income after provision
     for loan losses .........................      23,561        24,199        22,952       23,046       21,762
Gain on sale of loans ........................       1,975           720         3,380        3,410        1,267
Gain (loss) on sale of securities ............        (196)         (116)            2            8           19
Other income .................................       7,241         7,060         6,622        6,297        5,900
Other expense (1) ............................      17,513        16,446        15,851       15,726       17,789
                                                 ---------     ---------     ---------    ---------    ---------
Income before income taxes ...................      15,068        15,417        17,105       17,035       11,159
Income tax provision .........................       5,519         5,979         6,628        6,645        4,313
                                                 ---------     ---------     ---------    ---------    ---------
Net income (2) ...............................   $   9,549     $   9,438     $  10,477    $  10,390    $   6,846
                                                 =========     =========     =========    =========    =========

Basic earnings per common share ..............   $    2.13     $    1.97     $    2.06    $    2.03    $    1.36
Diluted earnings per common share ............   $    2.07     $    1.88     $    1.95    $    1.90    $    1.30
Cash dividends per share .....................   $    0.55     $    0.54     $    0.45    $    0.37    $    0.27

Selected Financial and Statistical Data:
Return on average assets .....................        1.12%         1.20%         1.42%        1.47%        1.05%
Return on average shareholders' equity .......       13.76%        13.84%        15.13%       16.66%       12.62%
Interest rate spread during the period .......        3.13%         3.46%         3.36%        3.50%        3.59%
Net interest margin on average earning assets         3.22%         3.56%         3.53%        3.69%        3.76%
Average shareholders' equity to average assets        8.15%         8.70%         9.41%        8.85%        8.35%
Efficiency ratio (3) .........................       50.75%        49.50%        50.00%       50.80%       51.90%
Nonperforming loans to total loans ...........        1.04%         0.46%         0.60%        0.67%        0.51%
Nonperforming assets to total assets .........        0.99%         0.52%         0.75%        0.59%        0.46%
Loss allowance to nonperforming loans ........       78.70%       162.05%       121.82%      106.26%      122.82%
Loss allowance to total loans ................        0.82%         0.75%         0.73%        0.71%        0.63%
Dividend payout ratio ........................       25.53%        27.11%        21.49%       18.28%       20.13%
Loan servicing portfolio .....................   $ 484,555     $ 451,768     $ 461,462    $ 385,207    $ 297,982
Allowance for loan losses ....................   $   5,690     $   4,949     $   4,349    $   4,243    $   3,649
Number of full service offices ...............          17            16            16           16           16
------------------
(1) Fiscal 1997 other expense includes a one time SAIF assessment of $3.0 million.
(2) Fiscal 1997 net income excluding the after tax effect of the SAIF assessment would have been $8.6 million or $1.63 per share.
(3) Operating Expenses as a percentage of the sum of net interest income and non-interest income, excluding real estate income and expenses, securities gains and losses, gains and losses on sale of loans, amortization of intangibles, OMSR amortization, impairment of OMSR and non-recurring items.

Quarterly Results of Operations
(in thousands except share data)

The following table presents certain selected unaudited data relating to results of operations for the three month periods ending on the dates indicated.

                                                         Three Months Ended
                                      --------------------------------------------------------
                                      September 30,  December 31,     March 31,       June 30,
Fiscal Year 2001                          2000           2000            2001           2001
                                      --------------------------------------------------------

Total interest income..............   $    16,216    $    16,571    $    16,281    $    15,689
Total interest expense.............         9,805         10,311          9,972          9,428
                                      -----------    -----------    -----------    -----------
Net interest income................         6,411          6,260          6,309          6,261
Provision for loan losses..........           215            355            409            701
                                      -----------    -----------    -----------    -----------
Net interest income after
  provision for loan losses........         6,196          5,905          5,900          5,560
Gain on sale of loans..............           512            270            403            790
Other income.......................         1,524          1,886          1,772          1,863
Other expense......................         4,185          4,164          4,287          4,877
                                      -----------    -----------    -----------    -----------
Income before income taxes.........         4,047          3,897          3,788          3,336
Income tax provision...............         1,616          1,472          1,460            971
                                      -----------    -----------    -----------    -----------
Net Income.........................   $     2,431    $     2,425    $     2,328    $     2,365
                                      ===========    ===========    ===========    ===========
Basic earnings per common share....   $      0.52    $      0.54    $      0.53    $      0.54
                                      ===========    ===========    ===========    ===========
Diluted earnings per common share..   $      0.51    $      0.53    $      0.51    $      0.52
                                      ===========    ===========    ===========    ===========

Dividends per share................   $     0.138    $     0.138    $     0.138    $     0.138
Stock sales price range:  High (1).   $     19.00    $     16.75    $     19.00    $     22.00
                          Low......   $     15.75    $     14.69    $     16.00    $     16.90

                                                          Three Months Ended
                                      --------------------------------------------------------
                                      September 30,  December 31,     March 31,       June 30,
Fiscal Year 2000                          1999           1999            2000           2000
                                      --------------------------------------------------------

Total interest income..............   $    13,454    $    14,121    $    14,765    $    15,469
Total interest expense.............         7,216          7,812          8,273          8,868
                                      -----------    -----------    -----------    -----------
Net interest income................         6,238          6,309          6,492          6,601
Provision for loan losses..........           192            441            404            404
                                      -----------    -----------    -----------    -----------
Net interest income after
  provision for loan losses........         6,046          5,868          6,088          6,197
Gain on sale of loans..............           226            223            106            165
Other income.......................         1,635          1,647          1,678          1,984
Other expense......................         3,935          4,140          4,060          4,311
                                      -----------    -----------    -----------    -----------
Income before income taxes.........         3,972          3,598          3,812          4,035
Income tax provision...............         1,579          1,471          1,389          1,540
                                      -----------    -----------    -----------    -----------
Net Income.........................   $     2,393    $     2,127    $     2,423    $     2,495
                                      ===========    ===========    ===========    ===========
Basic earnings per common share....   $      0.48    $      0.44    $      0.51    $      0.54
                                      ===========    ===========    ===========    ===========
Diluted earnings per common share..   $      0.46    $      0.42    $      0.49    $      0.51
                                      ===========    ===========    ===========    ===========

Dividends per share................   $     0.125    $     0.138    $     0.138    $     0.138
Stock sales price range:  High (1).   $     29.75    $     23.50    $     23.75    $     17.56
                          Low......   $     21.38    $     20.69    $     16.69    $     16.13

(1) The Company's common stock trades on the NASDAQ stock market under the symbol "HOMF". As of June 30, 2001, the Company had 506 holders of record of its shares.

Management's Discussion and Analysis of
Financial Condition and Results of Operations

Forward Looking Statements
This Annual Report contains statements, which constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of
1995. These statements appear in a number of places in this Annual Report and include statements regarding _the intent, belief, outlook, estimate or expectations of the Company (as defined below), its directors or its officers primarily with respect to future events and the future financial performance of the Company. Readers of this Annual Report are cautioned that any such forward looking statements are not guarantees of future events or performance and involve risks and uncertainties, and that actual results may differ materially from those in the forward looking statements as a result of various factors. The accompanying information contained in this Annual Report identifies important factors that could cause such differences. These factors include changes in interest rates, loss of deposits and loan demand to other financial institutions, substantial changes in financial markets, changes in real estate values and the real estate market, regulatory changes, unanticipated conversion expenses, increases in compensation and employee expenses, or unanticipated results in pending legal proceedings.
     The following financial review presents an analysis of the asset and liability structure of Home Federal Bancorp and a discussion _of the results of operations for each of the periods presented in the annual report as well as a discussion of Home Federal Bancorp's sources of liquidity and capital resources.

Holding Company Business
Home Federal Bancorp (the "Company") is organized as a unitary savings and loan holding company and owns all the outstanding capital stock of Home Federal
Savings Bank (the "Bank"). The business of the Bank and therefore, the Company, is providing consumer and business banking services to certain markets in the south-central portions of the State of Indiana. The Bank does business through
17 full service banking offices and one commercial loan office.

General
The Bank's earnings in recent years reflect the fundamental changes that have occurred in the regulatory, economic, and competitive environment in which savings institutions operate. The Bank's earnings are primarily dependent upon its net interest income. Interest income is a function of the average balances of loans and investments outstanding during a given period and the average yields earned on such loans and investments. Interest expense is _a function of the average amount of deposits and borrowings outstanding during the same period and the average rates paid on such deposits and borrowings. Net interest income is the difference between interest income and interest expense.
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
     The Bank's net interest income after provision for loan losses has increased from $21.8 million in fiscal 1997 to $23.6 million in fiscal 2001. The increase in net interest income is primarily the _result of an increase in interest-earning assets over interest-bearing liabilities.

Asset/Liability Management
The Bank follows a program designed to decrease its vulnerability _to material and prolonged increases in interest rates. This strategy includes 1) selling certain longer term, fixed rate loans from its portfolio; 2) increasing the origination of adjustable rate mortgage loans; 3) improving its interest rate gap by increasing the interest rate sensitivity and shortening the maturities of its interest-earning assets and extending the maturities of its interest-bearing liabilities; and 4) increasing its non-interest income.
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

Liability Related Activities
The Bank has taken several steps to stabilize interest costs and match the maturities of liabilities to assets. Retail deposit specials are competitively priced to attract deposits in the Bank's market area. When retail deposit funds become unavailable due to competition, the Bank employs Federal Home Loan Bank of Indianapolis ("FHLB") advances and brokered deposits to maintain the necessary liquidity to fund lending operations. In addition, the Bank utilizes
FHLB advances to match maturities with select commercial loans.
     The Bank has endeavored to spread its maturities of FHLB advances over a five to seven year period so that only a limited amount of advances comes due each year. This avoids a concen-tration of maturities in any one year and thus reduces the risk of having to renew all advances when rates may not be favorable.
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
     The interest sensitivity "gap" is defined as the amount by _which assets repricing within the respective period exceed liabilities repricing within such period. The prepayment and attrition rates _are selected after considering the current interest rate environment, industry asset and liability price tables developed by the Office of Thrift Supervision ("OTS") and the Company's
historical experience. All other interest-earning assets and interest-bearing liabilities are shown based on their contractual maturity or repricing date.

The following table sets forth the repricing dates of the Company's interest-earning assets and interest-bearing liabilities at June 30, 2001.
(dollars in thousands)

                                                 Maturity or Repricing as of June 30, 2001
                                   ------------------------------------------------------------------
                                    6 Months     6-12       1-3         3-5         Over 5
                                     or Less    Months     Years       Years         Years     Total
                                   ------------------------------------------------------------------
Interest-Earning Assets:
Loans:
  Adjustable rate ..............   $ 93,849   $ 39,714   $ 62,725    $ 37,362    $  4,296    $237,946
  Fixed rate ...................     17,717      6,487     18,115      11,931       2,434      56,684
  Commercial real estate .......     48,168     45,492     63,765      37,810       1,217     196,452
  Home equities/second mortgage      63,929      5,049     15,585       9,222         354      94,139
  Commercial loans .............     46,169     15,380     12,534          85         519      74,687
  Non-mortgage .................     13,258      8,472     18,377       2,385       1,195      43,687
Securities and other ...........     36,682     13,305     28,242      10,923       8,070      97,222
                                   --------   --------   --------    --------    --------    --------
Total ..........................    319,772    133,899    219,343     109,718      18,085     800,817
                                   ========   ========   ========    ========    ========    ========

Interest-Bearing Liabilities:
Fixed maturity deposits ........    154,604     63,435     71,367      14,212       3,016     306,634
Other deposits .................    208,469     17,913     22,644       8,179      12,704     269,909
FHLB advances ..................     31,300      8,600     64,400      78,174       9,593     192,067
Other borrowings ...............      4,341       --        6,600       4,600        --        15,541
                                   --------   --------   --------    --------    --------    --------
Total ..........................    398,714     89,948    165,011     105,165      25,313     784,151
                                   ========   ========   ========    ========    ========    ========

Interest-earning assets less
 interest-bearing liabilities ..   $(78,942)$ $ 43,951   $ 54,332    $  4,553    $ (7,228)
                                   ========   ========   ========    ========    ========
Cumulative interest rate
 sensitivity gap ...............   $(78,942)$ $(34,991)  $ 19,341    $ 23,894    $ 16,666
                                   ========   ========   ========    ========    ========
Cumulative interest rate gap
 as a percentage of total assets     (9.14%)    (4.05%)     2.24%       2.77%       1.93%
                                   ========   ========   ========    ========    ========

Interest Rate Spread
The following table sets forth information concerning the Bank's interest-earning assets, interest-bearing liabilities, net interest income, interest rate spreads and net yield on average interest-earning assets during the periods indicated (including fees which are considered adjustments of yields). Average balance calculations were based on daily and monthly balances.
(dollars in thousands)

                                                                       Years Ended June 30,
                               -------------------------------------------------------------------------------------------------
                                              2001                            2000                             1999
                               -------------------------------------------------------------------------------------------------
                                  Average              Average      Average             Average      Average             Average
                                  Balance   Interest Yield/Rate     Balance   Interest Yield/Rate    Balance   Interest Yield/Rate
                               -------------------------------------------------------------------------------------------------
Interest-earning assets:
 Residential mortgage loans ......$305,512   $ 24,631   8.06%      $287,111   $ 22,475    7.83%      $292,683   $ 22,568    7.71%
 Commerial real estate mortgages . 171,766     14,473   8.43%       148,901     12,271    8.24%       140,037     11,613    8.29%
 Home equities/second mortgages ..  91,655      8,485   9.26%        74,945      6,779    9.05%        63,912      5,741    8.98%
 Commercial loans ................  64,431      5,696   8.84%        56,107      4,925    8.78%        53,907      4,643    8.61%
 Consumer loans ..................  43,558      4,305   9.88%        45,655      4,606   10.09%        49,541      5,037   10.17%
 Securities ......................  98,597      6,622   6.72%       100,324      6,316    6.30%        69,031      4,005    5.80%
 Interest-bearing deposits .......   9,449        545   5.77%         8,013        437    5.45%        12,350        604    4.89%

Total interest-earning
  assets (1) .....................$784,968   $ 64,757   8.25%      $721,056   $ 57,809    8.02%      $681,461   $ 54,211    7.96%

Interest-bearing liabilities:
 Deposits -
  Transaction accounts ...........$249,647   $  6,505   2.61%      $246,193   $  6,758    2.75%      $221,304   $  5,900    2.67%
  Certificate accounts ........... 324,358     20,205   6.23%       324,390     17,153    5.29%       333,971     18,137    5.43%
 FHLB advances ................... 187,272     11,987   6.40%       129,155      7,832    6.06%        99,380      6,068    6.11%
 Other borrowings ................  11,270        819   7.27%         6,196        426    6.88%         1,530         30    1.96%

Total interest-bearing
  liabilities ....................$772,547   $ 39,516   5.12%      $705,934   $ 32,169    4.56%      $656,185   $ 30,135    4.59%
                               ===================================================================================================
Net Interest Income                          $ 25,241                         $ 25,640                          $ 24,076
                               ===================================================================================================
Net Interest Rate Spread                                3.13%                             3.46%                             3.36%
                               ===================================================================================================
Net Earning Assets                $ 12,421                        $  15,122                         $  25,276
                               ===================================================================================================
Net Interest Margin (2)                                 3.22%                             3.56%                             3.53%
                               ===================================================================================================
Average interest-earning
 assets to average interest-
 bearing liabilities               101.61%                          102.14%                           103.85%
                               ===================================================================================================

(1) Average balances are net of non-performing loans.
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

                                                                         Years Ended June 30,
                                                    ---------------------------------------------------------------
                                                             2001 vs. 2000                     2000 vs. 1999
                                                    ------------------------------   ------------------------------
                                                           Increase/(Decrease)              Increase/(Decrease)
                                                      Due to   Due to       Total       Due to    Due to     Total
                                                      Rate     Volume       Change       Rate     Volume     Change
                                                    ------------------------------  -------------------------------
Interest Income on Interest-Earning Assets:
 Residential mortgage loans .....................   $   686    $ 1,470    $ 2,156    $   368    $  (461)   $   (93)
 Commercial real estate loans ...................       280      1,922      2,202        (71)       729        658
 Home equities/Second mortgages .................       162      1,544      1,706         40        998      1,038
 Commercial loans ...............................        35        736        771         90        192        282
 Consumer loans .................................       (93)      (208)      (301)       (39)      (392)      (431)
 Securities .....................................       412       (106)       306        365      1,946      2,311
 Interest-bearing deposits ......................        26         82        108         82       (249)      (167)
                                                    -------    -------    -------    -------    -------    -------
         Total ..................................     1,508      5,440      6,948        835      2,763      3,598
                                                    -------    -------    -------    -------    -------    -------

Interest Expense on Interest-Bearing Liabilities:
 Deposits - Transaction accounts ................      (350)        97       (253)       179        679        858
            Certificate accounts ................     3,054         (2)     3,052       (471)      (513)      (984)
 FHLB advances ..................................       457      3,698      4,155        (42)     1,806      1,764
 Other borrowings ...............................        25        368        393        178        218        396
                                                    -------    -------    -------    -------    -------    -------
         Total ..................................     3,186      4,161      7,347       (156)     2,190      2,034
                                                    -------    -------    -------    -------    -------    -------

Net Change in Net Interest Income ...............   $(1,678)   $ 1,279    $  (399)   $   991    $   573    $ 1,564
                                                    =======    =======    =======    =======    =======    =======

RESULTS OF OPERATIONS
Comparison of Year Ended June 30, 2001 and Year Ended June 30, 2000:

General
The Company reported net income of $9.5 million for the year ended June 30,
2001. This compared to net income of $9.4 million for the year ended June 30,
2000, representing an increase of $111,000 or 1.2%.

Net Interest Income
Net interest income before provision for loan losses decreased $399,000, or
1.6%, for the year ended June 30, 2001, compared to the prior year. This decrease was primarily the result of rates on interest bearing liabilities rising more rapidly than the interest rates on interest earning assets, which was reflected in a 34 basis point drop in the Company's net interest rate margin.
     Compared to the prior year, net interest income after provision for loan losses decreased by $638,000, or 2.6%, to $23.6 million. In each period, the provision and allowance for loan losses were based on an analysis of individual credits, prior and current loss experience, overall growth in the portfolio, the change in the portfolio mix and current economic conditions. The balance of the allowance for loan losses was $5.7 million at June 30, 2001.

Interest Income
Total interest income for the year ended June 30, 2001, increased
$6.9 million, or 12.0%, as compared to the year ended June 30, 2000. The increase in interest income was due primarily to increases in average balances of $63.9 million of interest earning assets for the year ended June 30, 2001, as compared to the year ended June 30, 2000. An additional factor increasing interest income was the 23 basis point increase in yield on interest earning assets for the twelve month period ended June 30, 2001, as compared to the same period a year ago.

Interest Expense
Total interest expense for the year ended June 30, 2001, increased
$7.3 million, or 22.8%, as compared to the year ended June 30, 2000. This increase was due to increases in average balances of deposits and borrowings outstanding of $66.7 million, as well as a 56 basis point increase in their cost.

Other Income
Other income increased $1.4 million from $7.7 million in fiscal year 2000 to
$9.0 million in fiscal year 2001. This increase was due primarily to an increase in the gain on sale of loans of $1.3 million. The increased gain on sale of loans was primarily due to increases in refinancing activity that occurred in the second half of fiscal 2001, as borrowers took advantage of the available lower rates. Additionally, the gain on sale of loans included $222,000 that resulted from the sale of the Bank's credit card portfolio in fiscal 2001. Other factors affecting the increase in other income include increases of $142,000 in service fees on NOW accounts and a $344,000 increase in miscellaneous income.
The increase in service fees on NOW accounts resulted from an increase of 1,106 in the number of checking accounts. As these accounts increase in number, the
Bank's service fees on NOW accounts tend to increase. The increases in miscellaneous income came principally from two sources. Dividends received on
Federal Home Loan Bank stock increased due to the corresponding increase in the average balance of Federal Home Loan Bank stock.  Additionally, appraisal fees increased due to increases in loan originations due to the refinancing activity.
     Offsetting these increases in other income were a decrease in loan servicing income and a loss on sale of securities. The decrease in loan servicing income resulted from an impairment charge related to originated mortgage servicing rights, ("MSRs"), in the year ended June 30, 2001, of
$268,000. The loss on sale of securities of $196,000 occurred due to the Bank completing a partial restructuring of the investment portfolio. The loss incurred in restructuring the investment portfolio was recouped within fiscal year 2001 through the higher yield attained on the securities purchased.

Other Expenses
Other expenses increased $1.1 million, or 6.5%, over the prior fiscal year, to
$17.5 million from $16.4 million. The increases came primarily from two areas, compensation and employee benefits and miscellaneous expenses. Compensation and employee benefits increased $343,000 principally due to funding expenses for the
Bank's retirement plans and health insurance costs. Miscellaneous expenses increased $652,000, primarily due to one time charges related to data processing conversion expenses of $335,000. The Bank is projecting final expenses related to the conversion process of approximately $150,000 to occur in the first two quarters of fiscal 2002. In addition to the actual expenses incurred in the conversion process, there will be increased annual operating expenses for depreciation of new hardware and software upgrades of approximately $111,000, as well as an ongoing increase in the normal monthly data processing and communications charges of approximately $20,000 per month. These are the Bank's reasonable estimates of expenses and there can be no guarantee the actual expenses will not vary from these estimates.
     Additionally, one time miscellaneous expenses included a charge of $100,000 incurred in the first quarter of fiscal 2001 because of fraudulent activity in the consumer loan portfolio, as well as a charge for a one time loan processing error of $100,000 in the fourth quarter of fiscal 2001. The fraudulent activity that occurred in the first quarter did not affect any customer accounts and represents the maximum exposure to the bank. Without these one time expenses of
$535,000 occurring in fiscal 2001, the increase in other expenses would have been $532,000 or 3.2%.

Taxes
The Company's tax expense reflects the benefit of a change in state tax apportionment. An amendment was filed for the fiscal 2000 tax return, which resulted in a decrease in state taxes of $137,000 being recorded in fiscal 2001.
Additionally, the state tax apportionment reduction for fiscal 2001 was
$130,000. The Bank expects this reduction in state tax expense due to apportionment to continue in future years.

RESULTS OF OPERATIONS
Comparison of Year Ended June 30, 2000 and Year Ended June 30, 1999:

General
The Company reported net income of $9.4 million for the year ended
June 30, 2000. This compared to net income of $10.5 million for the year ended June 30, 1999, representing a decrease of $1.0 million or 9.9%.

Net Interest Income
Net interest income before provision for loan losses increased
$1.6 million or 6.5% for the year ended June 30, 2000, compared to the prior year. A significant factor affecting this increase was the changing mix of interest bearing liabilities as the average balance in higher yielding certificates of deposit declined and lower yielding money market funds increased, bringing the average rate paid on interest bearing liabilities down slightly. Additionally, the rate earned on interest earning assets was up slightly due to the rising interest rate environment experienced in the year ended June 30, 2000, compared to the year ended June 30, 1999.
     Net interest income after provision for loan losses increased by $1.2 million, or 5.4%, over that of the prior year, to $24.2 million. In each period, the provision and allowance for loan losses were based on an analysis of individual credits, prior and current loss experience, overall growth in the portfolio, the change in the portfolio mix and current economic conditions. The balance of the allowance for loan losses was $4.9 million at June 30, 2000.

Interest Income
The Company's total interest income for the year ended June 30, 2000, increased
$3.6 million, or 6.6%, as compared to the year ended June 30, 1999. The increase in interest income was due primarily to increases in average balances of $39.0 million of interest earning assets for the year ended June 30, 2000, as compared to the year ended June 30, 2000.

Interest Expense
Total interest expense for the year ended June 30, 2000, increased
$2.0 million, or 6.8%, as compared to the year ended June 30, 1999. This increase was due to increases in average balances of deposits and borrowings outstanding of $49.7 million.

Other Income
Other income decreased $2.3 million from $10.0 million in fiscal year 1999 to $7.7 million in fiscal year 2000. This decrease was due primarily to a decrease in the gain on loan sales of $2.7 million. Loan sales in the secondary market fell $168.2 million, or 79.5%, to $43.3 million in fiscal year
2000 from sales of $211.5 million in fiscal year 1999. The decline in loan sales is attributable to the rise in interest rates, which has in turn reduced the
Bank's fixed rate loan originations. The Bank currently only sells fixed rate loans in the secondary market. Therefore as the Bank's fixed rate loan originations decline, so does the income from the sale of these loans.
     Factors that offset the decrease in other income include increases of
$377,000 in income from joint ventures and $207,000 in the net gain on real estate owned and repossessed assets. The increase in joint venture income reflects the income received from the continued expansion of the joint venture projects. The increase in the net gain on real estate owned and repossessed assets reflect the profitable sale of real estate owned throughout fiscal 2000.

Other Expenses
Other expense remained fairly stable, increasing $595,000, or
3.8%, over the prior fiscal year, to $16.4 million from $15.9 million. The majority of the increase occurred in compensation and employee benefits, which increased $510,000 in fiscal year 2000 compared to fiscal year 1999. Increased funding requirements of the Bank's pension plan caused increases in compensation and other employee benefits. Another factor increasing other expenses included a
$143,000 increase in occupancy and equipment expenses related to increased depreciation associated with shorter lived technology assets.

FINANCIAL CONDITION
The Company's total assets increased $31.2 million to $863.4 million at June 30,
2001, from $832.2 million at June 30, 2000. Cash and interest-bearing deposits increased $14.2 million. In addition, loans receivable, net, and loans held for sale increased $22.5 million and $10.0 million, respectively. Securities available for sale decreased $19.0 million.
     The Company's total liabilities increased $28.7 million with deposits increasing $3.7 million and Federal Home Loan Bank advances increasing $16.6 million. The Company had net borrowings of $5.0 million of senior debt during fiscal year 2001 to finance the repurchase of the Company's stock.
     Shareholders' equity increased $2.6 million to $72.0 million. Retained earnings increased $9.5 million from net income and decreased $2.4 million for dividends paid and $5.6 million from the repurchase of the Company's common stock. Common stock had a net decrease of $302,000: a decrease of $501,000 from the repurchase of Company stock and increases of $117,000 from options exercised and $82,000 from the related tax benefit of such options. The Company had accumulated other comprehensive income from unrealized gains in its available for sale portfolio of $294,000, or a $1.4 million increase in shareholders'
equity from the June 30, 2000, loss position of $1.1 million. Additionally the
Company had an accumulated other comprehensive loss from the change in fair value of a cash flow hedge of $70,000.

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
     In estimating the NPV of mortgage loans and mortgage-backed securities, the
OTS model utilizes various price indications and prepayment rates. At June 30,
2001, these price indications varied from 78.10 to 115.49 for fixed rate mortgages and mortgage-backed securities and varied from 89.24 to 108.99 for adjustable rate mortgages and mortgage-backed securities. Prepayment rates for
June 30, 2001, ranged from a constant prepayment rate ("CPR") of 6% to a CPR of
37%.
     The value of deposit accounts appears on both the asset and liability side of the NPV calculation in the OTS model. In estimating the value of certificate of deposit accounts, ("CDs"), retail price estimates represent the value of the liability implied by the CD and reflect the difference between the CD coupon and secondary-market CD rates. As of June 30, 2001, the retail CD price assumptions varied from 79.10 to 120.97. The retail CD intangible prices represent the value of the "customer relationship" due to the rollover of CD deposits and are an intangible asset for the Bank. As of June 30, 2001, the retail CD intangible price assumptions varied from 0.01 to 1.08.
     Other deposit accounts such as transaction accounts, money market deposit accounts, passbook accounts and non-interest-bearing accounts are valued at 100%
of their respective outstanding balances in all seven interest rate scenarios on the liability side of the OTS model. On the asset side of the model, intangible prices are used to reflect the value of the "customer relationship" of the various types of deposit accounts. As of June 30, 2001, the intangible prices for transaction accounts, money market deposit accounts, passbook accounts and non-interest bearing accounts varied from 4.64 to 18.83, 2.31 to 12.10, 5.79 to
18.65 and 3.46 to 15.66, respectively.

     The following table sets forth the Bank's interest rate sensitivity of NPV as of June 30, 2001. (dollars in thousands)

                       Net Portfolio Value          NPV as % of PV of Assets
     -----------------------------------------------------------------------
     Change
     In Rates     $ Amount   $ Change   % Change      NPV Ratio   Change
     -----------------------------------------------------------------------
     +300 bp      104,802    (4,117)        (4)         12.05%    (7) bp
     +200 bp      107,346    (1,573)        (1)         12.19%     7  bp
     +100 bp      108,827       (92)         -          12.23%    11  bp
        0 bp      108,919         -          -          12.12%     -
     -100 bp      106,411    (2,509)        (2)         11.76%   (36) bp
     -200 bp      102,994    (5,925)        (5)         11.31%   (81) bp
     -300 bp       99,065    (9,854)        (9)         10.81%  (131) bp

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

                                                       At June 30,
                                      ------------------------------------------
                                        2001     2000     1999     1998     1997
                                      ------------------------------------------
Non-accruing loans:
  Residential mortgages ............  $2,613   $1,375   $1,818   $2,418   $1,817
  Commercial real estate mortgages..   2,783       61        6        5       --
  Home equities/second mortgages ...     504      390      633      581      365
  Commercial .......................     226      165      718      522      258
  Consumer .........................     225      431      334      466      490
                                      ------   ------   ------   ------   ------
       Total .......................   6,351    2,422    3,509    3,992    2,930
                                      ------   ------   ------   ------   ------
Accruing loans:
  Residential mortgages ............      --       --       --       --        2
  Commercial real estate mortgages .      --       --       --       --       --
  Home equities/second mortgages ...      --       --       --       --       --
  Commercial .......................      --       --       --       --       36
  Consumer .........................      --       --       --       --        2
                                      ------   ------   ------   ------   ------
       Total .......................      --       --       --       --       40
                                      ------   ------   ------   ------   ------
Troubled debt restructured .........     879      632       61       --        1
                                      ------   ------   ------   ------   ------
Total non-performing loans .........   7,230    3,054    3,570    3,992    2,971
Real estate owned ..................   1,298    1,235    2,050      242      139
                                      ------   ------   ------   ------   ------
Total Non-Performing Assets ........  $8,528   $4,289   $5,620   $4,234   $3,110
                                      ==========================================

Non-performing assets to
  total assets......................   0.99%    0.52%    0.75%    0.59%    0.46%
                                      ==========================================
Non-performing loans to
   total loans......................   1.02%    0.46%    0.60%    0.67%    0.51%
                                      ==========================================
Allowance for loan losses to
   non-performing loans.............  78.70%  162.05%  121.82%  106.29%  122.82%
                                      ==========================================

In addition, at June 30, 2001, there were $10.7 million in current performing loans that were classified as special mention or substandard for which potential weaknesses exist, which may result, in the future inclusion of such items in the non-performing category.
     Total non-performing assets increased $4.2 million to $8.5 million in fiscal 2001. This increase was due primarily to an increase in residential and commercial real estate mortgage non-performing loans.

Allowance for Loan Losses
The following table sets forth an analysis of the allowance for possible loan losses. See Note 1 to the Consolidated Financial Statements for a discussion of the Company's policy for establishing the allowance for loan losses. (dollars in thousands)

                                                   Years Ended June 30,
                                     ------------------------------------------
                                       2001     2000     1999     1998     1997
                                     ------------------------------------------
Balance at beginning of year .....   $4,949   $4,349   $4,243   $3,649   $3,061
Provision for loan losses ........    1,680    1,441    1,124    1,193    1,129
Loan charge-offs:
  Residential mortgages ..........      (81)    (118)    (137)     (10)      (2)
  Commercial real estate mortgages      (50)      --     (200)      --       --
  Home equities/second mortgages .      (87)    (104)     (94)     (10)      (7)
  Commercial .....................     (303)    (397)     (66)     (11)      --
  Consumer .......................     (498)    (318)    (606)    (665)    (610)
                                     ------   ------   ------   ------   ------
    Total charge-offs ............   (1,019)    (937)  (1,103)    (696)    (619)
                                     ------   ------   ------   ------   ------
Recoveries:
  Residential mortgages ..........        3        5       --        5        9
  Commercial real estate mortgages       --       --       --       --       --
  Home equities/second mortgages .       --       --       --       --       --
  Commercial .....................       --       --        1       --       --
  Consumer .......................       77       91       84       92       69
                                     ------   ------   ------   ------   ------
     Total recoveries ............       80       96       85       97       78
                                     ------   ------   ------   ------   ------
Net loan recoveries (charge-offs)      (939)    (841)  (1,018)    (599)    (541)
                                     ------   ------   ------   ------   ------

Balance ..........................   $5,690   $4,949   $4,349   $4,243   $3,649
                                     ==========================================

Net charge-offs to average loans..    0.14%    0.14%    0.17%    0.10%    0.11%
                                     ==========================================
Allowance balance to total loans..    0.82%    0.75%    0.73%    0.71%    0.63%
                                     ==========================================

Liquidity and Capital Resources
The standard measure of liquidity for the thrift industry is the ratio of cash and eligible investments to a certain percentage of net withdrawable savings and borrowings due within one year. On March 14, 2001, the OTS issued an interim final rule eliminating the requirement that each savings association maintain an average daily balance of liquid assets of at least four percent of its liquidity base. However, the rule does require each savings association to maintain sufficient liquidity to ensure its safe and sound operation. At June
30, 2001, the Bank's liquidity ratio was 17.2%.
     The Bank maintains its liquid assets at a level believed adequate to meet requirements of normal daily activities, repayment of maturing debt and potential deposit outflows. Cash flow projections are regularly reviewed and updated to assure that adequate liquidity is maintained. Cash for these purposes is generated through the sale or maturity of securities and loan prepayments and repayments, and may be generated through increases in deposits or borrowings.
Loan payments are a relatively stable source of funds, while deposit flows are influenced significantly by the level of interest rates and general money market conditions.
     Borrowings may be used to compensate for reductions in other sources of funds such as deposits. As a member of the FHLB System, the Bank may borrow from the FHLB of Indianapolis. At June 30, 2001, the Bank had $192.1 million in borrowings from the FHLB of Indianapolis. As of that date, the Bank had commitments to fund loan originations and purchases of approximately $31.9 million and commitments to sell loans of $42.3 million. In the opinion of management, the Bank has sufficient cash flow and borrowing capacity to meet current and anticipated funding commitments.
     The Bank's liquidity, represented by cash and cash equivalents, is a result of its operating, investing and financing activities. During the year ended June
30, 2001, there was a net increase of $14.2 million in cash and cash equivalents. The major uses of cash during the year were loan originations, net of repayments, of $15.0 million; purchases of investment and mortgage-backed securities of $62.8 million; and repayment of FHLB advances of $137.8 million.
The major sources of cash provided during the year included $131.6 million from selling fixed rate mortgage loans to Federal National Mortgage Association
("FNMA") and Federal Home Loan Mortgage Corporation ("FHLMC"); maturities and sales of investment securities of $85.9 million; and proceeds from FHLB advances of $154.4 million.

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

Recent Accounting Pronouncements
The Financial Accounting Standards Board has issued Statements No. 141,
"Business Combinations", and No. 142, "Goodwill and Other Intangible Assets,"
that the Company will be required to adopt in future periods. See Note 1 to the consolidated financial statements for discussion of these pronouncements.

CONSOLIDATED BALANCE SHEETS
(in thousands except share data)
                                                                 June 30,
                                                          ---------------------
                                                              2001        2000
                                                          ---------   ---------
ASSETS:
Cash .................................................... $  25,814   $  21,184
Interest-bearing deposits ...............................     9,610          12
                                                          ---------   ---------
  Total cash and cash equivalents .......................    35,424      21,196
                                                          ---------   ---------
Securities available for sale at fair value
  (amortized cost $79,826 and $101,198) (Note 2) ........    80,316      99,364
Securities held to maturity at amortized cost
  (fair value $7,409 and $7,622 ) (Note 2) ..............     7,296       7,776
Loans held for sale
  (fair value $12,518 and $2,409) (Note 4) ..............    12,383       2,376
Loans receivable, net of allowance for loan losses
  of $5,690 and $4,949 (Note 3) .........................   674,552     652,007
Investments in joint ventures (Note 5) ..................    10,075      10,333
Federal Home Loan Bank stock (Note 9) ...................     9,866       9,037
Accrued interest receivable, net (Note 6) ...............     5,213       5,750
Premises and equipment, net (Note 7) ....................    11,915       9,084
Real estate owned .......................................     1,298       1,235
Prepaid expenses and other assets .......................     4,386       6,114
Cash surrender value of  life insurance .................     9,274       6,387
Goodwill, net ...........................................     1,395       1,495
                                                          ---------   ---------

   TOTAL ASSETS ......................................... $ 863,393   $ 832,154
                                                          =========   =========

LIABILITIES AND SHAREHOLDERS' EQUITY:
Liabilities:
Deposits (Note 8) ....................................... $ 576,543   $ 572,893
Federal Home Loan Bank Advances (Note 9) ................   192,067     175,486
Senior debt (Note 10) ...................................    11,200       6,205
Other borrowings (Note 10) ..............................     4,341       2,742
Advance payments by borrowers for taxes and insurance ...       441         406
Accrued expenses and other liabilities ..................     6,757       4,936
                                                          ---------   ---------
   Total liabilities ....................................   791,349     762,668
                                                          ---------   ---------

Shareholders' equity (Notes 10, 11, 12, 14):
 No par preferred stock; Authorized:  2,000,000 shares
  Issued and outstanding:  None
 No par common stock; Authorized:  15,000,000 shares
  Issued and outstanding: ...............................     8,033       8,335
     4,415,704 shares at June 30, 2001
     4,734,585 shares at June 30, 2000
 Retained earnings, restricted ..........................    63,787      62,251
Accumulated other comprehensive income (loss), net ......       224      (1,100)
                                                          ---------   ---------
   Total shareholders' equity ...........................    72,044      69,486
                                                          ---------   ---------

   TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY ........... $ 863,393   $ 832,154
                                                          =========   =========

See notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF INCOME
(in thousands except per share data)
                                                              Years Ended June 30,
                                                        --------------------------------
                                                           2001        2000        1999
Interest Income:                                        --------------------------------
 Loans receivable (Note 3) ..........................   $ 57,590    $ 51,056    $ 49,602
 Securities available for sale and held to maturity .      6,622       6,316       4,005
 Other interest income ..............................        545         437         604
                                                        --------    --------    --------
Total interest income ...............................     64,757      57,809      54,211
                                                        --------    --------    --------
Interest Expense:
 Deposits (Note 8) ..................................     26,710      23,911      24,037
 Advances from Federal Home Loan Bank (Note 9) ......     11,987       7,832       6,068
 Other borrowings (Note 10) .........................        819         426          30
                                                        --------    --------    --------
Total interest expense ..............................     39,516      32,169      30,135
                                                        --------    --------    --------

Net interest income .................................     25,241      25,640      24,076
Provision for loan losses ...........................      1,680       1,441       1,124
                                                        --------    --------    --------
Net interest income after provision for loan losses .     23,561      24,199      22,952
                                                        --------    --------    --------

Other Income:
 Gain on sale of loans ..............................      1,975         720       3,380
 Gain (loss) on sale of securities available for sale       (196)       (116)          2
 Income from joint ventures (Note 5) ................        811         789         412
 Insurance, annuity income, other fees ..............      1,159       1,192       1,243
 Service fees on NOW accounts .......................      2,316       2,174       2,054
 Net gain (loss) on real estate owned ...............        107         173         (34)
 Loan servicing income ..............................        836       1,064       1,103
 Miscellaneous ......................................      2,012       1,668       1,844
                                                        --------    --------    --------
Total other income ..................................      9,020       7,664      10,004
                                                        --------    --------    --------

Other Expenses:
 Compensation and employee benefits (Note 13) .......      9,270       8,927       8,417
 Occupancy and equipment ............................      2,530       2,502       2,359
 Service bureau expense .............................        938         853         784
 Federal insurance premium (Note 12) ................        113         224         320
 Marketing ..........................................        549         479         514
 Goodwill amortization ..............................        101         101         101
 Miscellaneous ......................................      4,012       3,360       3,356
                                                        --------    --------    --------
Total other expenses ................................     17,513      16,446      15,851
                                                        --------    --------    --------

Income before income taxes ..........................     15,068      15,417      17,105
Income tax provision (Note 11) ......................      5,519       5,979       6,628
                                                        --------    --------    --------

Net Income ..........................................   $  9,549    $  9,438    $ 10,477
                                                        ========    ========    ========

Basic Earnings per Common Share .....................   $   2.13    $   1.97    $   2.06
Diluted Earnings per Common Share ...................   $   2.07    $   1.88    $   1.95

See notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
(in thousands except shares outstanding)
                                                                                            Accumulated
                                                                                               Other           Total
                                                     Shares        Common       Retained   Comprehensive   Shareholders'
                                                  Outstanding       Stock       Earnings   Income (Loss)      Equity
                                                   -----------------------------------------------------------------
Balance at June 30, 1998 ......................    5,139,176      $  7,963      $ 58,911      $     78      $ 66,952

Comprehensive income:
   Net income .................................                                   10,477                      10,477
   Change in unrealized gain (loss)
     on securities available for sale, net of
     reclassification adjustment and tax effect                                                   (654)         (654)
                                                                                                            --------
      Total comprehensive income ..............                                                                9,823
                                                                                                            --------
Stock options exercised .......................       79,097           812                                       812
Stock repurchased .............................     (233,459)         (347)       (5,438)                     (5,785)
Tax benefit related to exercise
    of non-qualified stock options ............                         84                                        84
Cash dividends ($.445 per share) ..............                                   (2,251)                     (2,251)
                                                   ---------      --------      --------      --------      --------
Balance at June 30, 1999 ......................    4,984,814         8,512        61,699          (576)       69,635

Comprehensive income:
   Net income .................................                                    9,438                       9,438
   Change in unrealized gain (loss)
     on securities available for sale, net of
     reclassification adjustment and tax effect                                                   (524)         (524)
                                                                                                            --------
      Total comprehensive income ..............                                                                8,914
                                                                                                            --------
Stock options exercised .......................       28,551           204                                       204
Stock repurchased .............................     (278,780)         (415)       (6,327)                     (6,742)
Tax benefit related to exercise
    of non-qualified stock options ............                         34                                        34
Cash dividends ($.538 per share) ..............                                   (2,559)                     (2,559)
                                                   ---------      --------      --------      --------      --------                                                       ----------
Balance at June 30, 2000 ......................    4,734,585         8,335        62,251        (1,100)       69,486

Comprehensive income:
   Net income .................................                                    9,549                       9,549
   Change in unrealized gain (loss)
     on securities available for sale, net of
     reclassification adjustment and tax effect                                                  1,394         1,394
   Change in fair value of cash flow hedge,
     net of tax ...............................                                                    (70)          (70)
                                                                                                            --------
      Total comprehensive income ..............                                                               10,873
                                                                                                            --------
Stock options exercised .......................       17,848           117                                       117
Stock repurchased .............................     (336,729)         (501)       (5,575)                     (6,076)
Tax benefit related to exercise
    of non-qualified stock options ............                         82                                        82
Cash dividends ($.550 per share) ..............                                   (2,438)                     (2,438)
                                                   ---------      --------      --------      --------      --------                                                       ----------
Balance at June 30, 2001 ......................    4,415,704      $  8,033      $ 63,787      $    224      $ 72,044
                                                   =================================================================

See notes to consolidated financial statements

Consolidated Statements Of Cash Flows
(in thousands)                                                            Years Ended June 30,
                                                                 -----------------------------------
                                                                     2001         2000         1999
                                                                 -----------------------------------
Cash Flows From Operating Activities:
Net income ...................................................   $   9,549    $   9,438    $  10,477
Adjustments to reconcile net income to net cash
    from operating activities:
    Accretion of discounts, amortization and depreciation ....         768        2,279          815
    Provision for loan losses ................................       1,680        1,441        1,124
    Net gain from sale of loans ..............................      (1,975)        (721)      (3,380)
    Net gain (loss) from sale of securities available for sale         196          116           (2)
    Net gain from joint ventures and real estate owned .......        (918)        (961)        (378)
    Net loan fees deferred (recognized) ......................         (56)          51         (163)
    Proceeds from sale of loans held for sale ................     131,580       46,579      223,527
    Origination of loans held for sale .......................    (139,612)     (43,132)    (212,538)
    Decrease (increase) in accrued interest and other assets .         218       (5,616)      (3,690)
    Increase (decrease) in other liabilities .................       1,786          760       (1,560)
                                                                 ---------    ---------    ---------
Net Cash Provided by Operating Activities ....................       3,216       10,234       14,232
                                                                 ---------    ---------    ---------

Cash Flows From Investing Activities:
Net principal disbursed on loans .............................     (15,034)     (62,543)        (669)
Proceeds from:
    Maturities/Repayments of:
       Securities held to maturity ...........................       1,498        1,033        5,430
       Securities available for sale .........................       8,417        2,604        8,175
    Sales of:
       Securities available for sale .........................      74,471       17,573       18,644
       Real estate owned and other asset sales ...............       1,505        3,605        1,262
Purchases of:
    Loans ....................................................      (9,135)      (4,038)      (5,170)
    Securities available for sale ............................     (61,853)     (47,122)     (44,386)
    Securities held to maturity ..............................      (1,010)      (4,016)        (855)
    Federal Home Loan Bank stock .............................        (829)      (3,223)        (358)
Investment in joint ventures, net ............................       1,069       (2,454)      (2,601)
Investment in cash surrender value of life insurance .........      (2,500)          --           --
Acquisition of property and equipment ........................      (4,097)      (1,334)      (1,862)
                                                                 ---------    ---------    ---------
Net Cash Used in Investing Activities ........................      (7,498)     (99,915)     (22,390)
                                                                 ---------    ---------    ---------

Cash Flows From Financing Activities:
Net Increase (decrease) in deposits ..........................       3,650       (6,989)      35,893
Proceeds from advances from Federal Home Loan Bank ...........     154,400      143,800       53,506
Repayment of advances from Federal Home Loan Bank ............    (137,819)     (56,209)     (63,681)
Proceeds from senior debt ....................................       5,500        6,345        1,000
Repayment of senior debt .....................................        (505)      (1,140)          --
Net proceeds from overnight borrowings .......................       1,599        1,227       (2,881)
Common stock options exercised, net of fractional shares paid          198          238          896
Repurchase of common stock ...................................      (6,075)      (6,742)      (5,785)
Payment of dividends on common stock .........................      (2,438)      (2,559)      (2,251)
                                                                 ---------    ---------    ---------
Net Cash Provided by Financing Activities ....................      18,510       77,971       16,697
                                                                 ---------    ---------    ---------

Net increase (decrease) in cash and cash equivalents .........      14,228      (11,710)       8,539
Cash and cash equivalents, beginning of year .................      21,196       32,906       24,367
                                                                 ---------    ---------    ---------
Cash and Cash Equivalents, End of Year .......................   $  35,424    $  21,196    $  32,906
                                                                 =========    =========    =========

Supplemental Information:
Cash paid for interest                                           $  38,825    $  31,844    $  30,226
Cash paid for income taxes                                       $   6,853    $   5,540    $   6,900
Assets acquired through foreclosure                              $   1,427    $   2,196    $   2,864

See notes to consolidated financial statements

Notes to Consolidated Financial Statements
for Each of the Years in the Three Year Period Ended June 30, 2001

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

Description of Business
The Company is a unitary savings and loan holding company. The Bank provides financial services to south-central Indiana through its main office in Seymour,
16 other full service branches, and a loan production office in greater
Indianapolis.

Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. Estimates most susceptible to change in the near term include the allowance for loan losses, the valuation of mortgage servicing rights and the fair value of securities.

Cash and Cash Equivalents
All highly liquid investments with an original maturity of three months or less are considered to be cash equivalents.

Securities
Securities are required to be classified as held to maturity, available _for sale or trading. Debt securities that the Company has the positive intent and ability to hold to maturity are classified as held to maturity. Debt and equity securities not classified as either held to maturity _or trading securities are classified as available for sale. Only those securities classified as held to maturity are reported at amortized cost, with those available for sale and trading reported at fair value with unrealized gains and losses included in shareholders' equity or income, respectively. Premiums and discounts are amortized over _the contractual lives of the related securities using the level yield method. Gain or loss on sale of securities is based on the specific identification method.

Loans Held for Sale
Loans held for sale consist of fixed rate mortgage loans conforming _to established guidelines and held for sale to the secondary market. Mortgage loans held for sale are carried at the lower of cost or fair value determined on an aggregate basis. Gains and losses on the sale of these mortgage loans are included in other income.

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
     Additionally, MSRs are reported on the Consolidated Balance Sheets at the lower of cost or fair value. The Company is required _to assess its capitalized
MSRs for impairment based upon the fair value of the rights. MSRs are stratified based upon one or more of _the predominant risk characteristics of the underlying loans. Impairment is recognized through a valuation allowance for each impaired stratum.

Loans
Interest on real estate, commercial and installment loans is accrued over the term of the loans on a level yield basis. The recognition of interest income is discontinued when, in management's judgment, the interest will not be collectible in the normal course of business.
     Statement of Financial Accounting Standards Nos. 114 and 118 ("SFAS 114 and
118"), "Accounting by Creditors for Impairment of a Loan and Income Recognition
and Disclosures," requires that impaired loans be measured based on the present value of expected future cash flows, discounted at the loan's effective interest rate or the fair value of the underlying collateral, and specifies alternative methods for recognizing interest income on loans that are impaired or for which there are credit concerns. For purposes of applying these standards, impaired loans have been identified as all nonaccrual loans that have not been collectively evaluated for impairment.

Loan Origination Fees
Nonrefundable origination fees, net of certain direct origination costs, are deferred and recognized as a yield adjustment over the life of the underlying loan. Any unamortized fees on loans sold are credited to gain on sale of loans at the time of sale.

Unearned Discounts
Unearned discounts on mobile home loans are amortized over the terms of the loans. Amortization is computed by methods that approximate the interest method.

Uncollected Interest
An allowance for the loss of uncollected interest is provided on loans which are more than 90 days past due. The allowance is established _by a charge to interest income equal to all interest previously accrued, and income is subsequently recognized only to the extent that cash payments are received until, in management's judgment, the borrower's ability to make periodic interest and principal payments returns to normal, in which case the loan is returned to accrual status.

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

Real Estate Owned
Real estate owned represents real estate acquired through foreclosure or deed in lieu of foreclosure and is recorded at the lower of fair value or carrying amount. When property is acquired, it is recorded at net realizable value at the date of acquisition, with any resulting write-down charged against the allowance for loan losses. Any subsequent deterioration of the property is charged directly to real estate owned expense. Costs relating to the development and improvement of real estate owned are capitalized, whereas costs relating to holding and maintaining the properties are charged to expense.

Premises and Equipment
Premises and equipment are carried at cost less accumulated depreciation.
Depreciation is computed on the straight-line method over estimated useful lives that range from three to thirty-two years.

Derivative Financial Instruments
On July 1, 2000, the Company adopted Statement of Financial Accounting Standards
No. 133, ("SFAS 133"), "Accounting for Derivative Instruments and Hedging
Activities," which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts. All derivatives, whether designated as a hedge, or not, _are required to be recorded on the balance sheet at fair value. The Company designates its fixed rate and variable rate interest rate swaps as fair value and cash flow hedge instruments, respectively. If the derivative is designated as a fair value hedge, the changes in fair value of the derivative and of the hedged item attributable to the hedged risk are recognized in earnings. If the derivative is designated as a cash flow hedge, the changes in fair value of the derivative and of the hedged item attributable to the hedged risk are recorded in accumulated other comprehensive income (OCI), net of income taxes.
     The adoption of this standard resulted in a fair value hedge asset of
$271,000 being recorded on July 1, 2000, and an offsetting contra asset for the same amount being applied as a reduction to commercial real estate loans.
     The Company has only limited involvement with derivative financial instruments and does not use them for trading purposes. The Company has entered into interest rate swap agreements as a means of managing its interest rate exposure on certain fixed rate commercial loans and variable rate debt obligations. As of June 30, 2001, the notional amount of the Company's two outstanding interest rate swaps on commercial loans was $5.4 million with maturities in 2008 and 2009. The notional amount of the Company's three outstanding interest rate swaps on debt obligations was $11.2 million with maturities in 2003, 2004, and 2006.
     As of June 30, 2001, the fair value of the fair value hedge liability was adjusted to $101,000. As of June 30, 2001, the fair value of the cash flow hedge liability was $117,000. The total income statement impact resulting from the fair value and cash flow hedges was zero, as management has assumed there to be no ineffectiveness in accordance with SFAS 133.

Goodwill
The excess of cost over the fair value of assets acquired in connection with the purchase of another savings institution is being amortized using the straight line method over 25 years. Amortization expense for fiscal years 2001, 2000 and
1999 was $101,000, $101,000 and $101,000, respectively. Management reviews intangible assets for possible impairment if there is a significant event that detrimentally affects operations. Impairment is measured using estimates of the future earnings potential of the entity or assets acquired. See "New Accounting
Pronouncements."

Income Taxes
The Company and its wholly-owned subsidiary file consolidated income tax returns. Deferred income tax assets and liabilities reflect the impact of temporary differences between amounts of assets and liabilities recorded for financial reporting purposes and basis of such assets and liabilities as measured by tax laws and regulations.

Earnings per Common Share
Earnings per share of common stock are based on the weighted average number of basic shares and dilutive shares outstanding during the year.
     The following is a reconciliation of the weighted average common shares for the basic and diluted earnings per share computations:

                                                    Years Ended June 30,
                                             2001          2000          1999
Basic Earnings per Share:
Weighted average common shares .......     4,485,583     4,802,240     5,087,398
                                           =========     =========     =========

Diluted Earnings per Share:
Weighted average common shares .......     4,485,583     4,802,240     5,087,398
Dilutive effect of stock options .....       137,836       220,213       294,931
                                           ---------     ---------     ---------
Weighted average common  and
incremental shares ...................     4,623,419     5,022,453     5,382,329
                                           =========     =========     =========

Comprehensive Income
The following is a summary of the Company's comprehensive income for fiscal years 2001, 2000 and 1999:
(dollars in thousands)

                                                    Fiscal Years Ended June 30,
                                                    2001       2000       1999
Net Income ...................................... $ 9,549    $ 9,438    $10,477
 Other comprehensive income:
   Unrealized holding gains (losses) from
    securities available for sale ...............   2,128       (989)    (1,089)
   Reclassification adjustment for (gains)
    losses realized in income ...................     196        116         (2)
   Unrealized gains (losses) from cash flow hedge    (117)        --         --
                                                  -------    -------    -------
Net unrealized gains (losses) ...................   2,207       (873)    (1,091)
Tax effect ......................................    (883)       349        437
                                                  -------    -------    -------
Other comprehensive income, net of tax ..........   1,324       (524)      (654)
                                                  -------    -------    -------
Comprehensive Income ............................ $10,873    $ 8,914    $ 9,823
                                                  =======    =======    =======

Segments
In accordance with Statement of Financial Accounting Standards No. 131 ("SFAS
131"), "Disclosures about Segments of an Enterprise and Related Information,"
management has concluded that the Company is comprised of a single operating segment, community banking activities, and has disclosed all required information relating to its one operating segment. Management considers parent company activity to represent an overhead function rather than an operating segment. The Company operates in one geographical area and does not have a single external customer from which it derives 10 percent or more of its revenue.

Changes in Presentation
Certain amounts and items appearing in the fiscal 1999 and 2000 financial statements have been reclassified to conform to the fiscal 2001 presentation.

New Accounting Pronouncements
Statement of Financial Accounting Standards No. 141 ("SFAS 141"), "Business
Combinations," was issued in July 2001. SFAS 141 requires the purchase method of accounting for business combinations initiated after June 30, 2001, and eliminates the pooling-of-interests method.
     Statement of Financial Accounting Standards No. 142 ("SFAS 142"), "Goodwill
and Other Intangible Assets," was issued in July 2001. Under SFAS 142, goodwill amortization ceases when the new standard is adopted. The new rule also requires an initial goodwill impairment assessment in the year of adoption and at least annual impairment tests thereafter. On July 1, 2001, the Company early adopted
SFAS 142, as permitted. As a result, annual goodwill amortization of approximately $101,000 will cease. Management has determined that any impairment charge resulting from the adoption of SFAS 142 will not be significant.

2.  Securities

Securities are summarized as follows: (in thousands)
                                                  June 30, 2001                           June 30, 2000
                                    ---------------------------------------------------------------------------------
                                    Amortized   Gross Unrealized       Fair     Amortized  Gross  Unrealized     Fair
                                      Cost      Gains     Losses      Value       Cost     Gains      Losses    Value
                                    ---------------------------------------------------------------------------------
Held to Maturity:
Agency bonds ....................   $ 2,000   $     6    $    --    $ 2,006     $  2,000  $    --   $   (31)  $ 1,969
Municipal bonds .................     2,840        56         --      2,896        2,790       --       (73)    2,717
Certificate of Deposit ..........       100        --         --        100           --       --        --        --
Collateralized mortgage
        obligations .............       432         5         --        437          611       --       (24)      587
Mortgage backed securities ......     1,924        46         --      1,970        2,375       --       (26)    2,349
                                    -------   -------    -------    -------     --------  -------   -------   -------
Total Held to Maturity ..........   $ 7,296   $   113    $    --    $ 7,409     $  7,776  $    --   $  (154)  $ 7,622
                                    =================================================================================
Available for Sale:
Agency bonds ....................   $13,502   $   120    $   (21)   $13,601     $ 25,975  $     7   $  (393)  $25,589
Collateralized mortgage
        obligations .............    24,346       323        (94)    24,575       37,629      165      (563)   37,231
Mortgage backed securities ......    17,881       287        (56)    18,112        3,333       --      (96)    3,237
Corporate debt ..................    19,518        85        (89)    19,514       29,526       10      (899)   28,637
Equity mutual funds .............     4,504         3        (68)     4,439        4,660       --       (65)    4,595
Equity securities ...............        75        --         --         75           75       --        --        75
                                    -------   -------    -------    -------     --------  -------   -------   -------                                                                           ------
Total Available for Sale ........   $79,826   $   818    $  (328)   $80,316     $101,198  $   182   $(2,016)  $99,364
                                    =================================================================================

Certain securities, with amortized cost and fair value of $3.9 million at June
30, 2001 and amortized cost of $2.9 million and fair value of $2.8 million at
June 30, 2000, were pledged as collateral for the Bank's treasury, tax and loan account at the Federal Reserve and for certain trust, IRA and KEOGH accounts.

The amortized cost and fair value of securities at June 30, 2001, by contractual maturity are summarized as follows: (in thousands)

                                                  Held to Maturity            Available for Sale
                                            ----------------------------------------------------------
                                            Amortized   Fair      Market   Amortized     Fair   Market
                                               Cost    Value       Yield      Cost      Value    Yield
                                            ----------------------------------------------------------

Agency bonds:
   Due after 1 year through 5 years ......  $    --  $    --          --     $ 6,218  $ 6,289    6.61%
   Due after 5 years through 10 years.....    2,000    2,006       7.00%       1,000    1,043    7.80%
   Due after 10 years ....................       --       --          --       6,284    6,270    4.49%
Municipal bonds:
   Due in one year or less ...............      370      375       6.63%          --       --       --
   Due after 1 year through 5 years ......    1,695    1,728       6.12%          --       --       --
   Due after 5 years through 10 years ....      260      267       7.17%          --       --       --
   Due after 10 years ....................      515      526       7.38%          --       --       --
Certificate of Deposit:
   Due after 1 year through 5 years ......      100      100       3.68%          --       --       --
Collateralized mortgage obligations ......      432      437       5.74%      24,346   24,575    6.16%
Mortgage backed securities ...............    1,924    1,970       7.52%      17,881   18,112    7.18%
Corporate debt:
   Due in one year or less ...............       --       --          --       5,034    5,053    5.93%
   Due after 1 year through 5 years ......       --       --          --      12,571   12,591    5.91%
   Due after 10 years ....................       --       --          --       1,913    1,869    5.42%
Equity mutual funds ......................       --       --          --       4,504    4,439    5.46%
Equity securities ........................       --       --          --          75       75       --
                                            -------  -------       -----     -------  -------    -----
Total ....................................  $ 7,296  $ 7,409       6.83%     $79,826  $80,316    6.20%
                                            ==========================================================

Activities related to the sales of securities available for sale are summarized as follows: (in thousands)
                                     Years Ended June 30,
                                  ---------------------------
                                    2001      2000     1999
                                  ---------------------------
Proceeds from sales                $74,471  $17,573  $19,644                                                                                                            $
Gross gains on sales               $   205  $     3  $    12
Gross losses on sales              $   401  $   119  $    10

3. Loans Receivable

Loans receivable are summarized as follows: (in thousands)

                                                               JUNE 30,
                                                     ---------------------------
                                                        2001             2000
                                                     ---------        ----------
First mortgage loans:
     Residential single family ...............       $ 270,124        $ 282,555
     Commercial and multi-family .............         153,169          102,974
     Property under construction .............          67,789           89,248
     Unimproved land .........................           5,017           17,440
Home equity ..................................          51,485           49,585
Second mortgage ..............................          42,655           35,715
Commercial ...................................          74,687           60,948
Mobile home ..................................           8,308            9,963
Automobile ...................................          25,852           22,587
Consumer .....................................           5,864            9,446
Savings account ..............................           3,738            3,625
                                                     ---------        ---------
     Gross loans receivable ..................         708,688          684,086
Allowance for loan losses ....................          (5,690)          (4,949)
Deferred loan fees ...........................            (447)            (502)
Undisbursed loan proceeds ....................         (27,999)         (26,628)
                                                     ---------        ---------
Loans Receivable, Net ........................       $ 674,552        $ 652,007
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
      The principal balance of loans on nonaccrual status totaled approximately
$6.4 million and $2.4 million at June 30, 2001 and 2000, respectively. The Bank would have recorded interest income of $432,000 in 2001, $268,000 in 2000 and
$453,000 in 1999 if loans on non-accrual status had been current in accordance with their original terms. Actual interest received was $220,000, $227,000 and
$233,000 for fiscal years ending 2001, 2000 and 1999, respectively. The Bank agreed to modify the terms of certain loans to customers who were experiencing financial difficulties. Modifications included forgiveness of interest, reduced interest rates and/or extensions of the loan term. The principal balances at
June 30, 2001 and 2000, on these restructured loans were $691,000 and $313,000, respectively.
      The Bank's primary lending area is south-central Indiana. Virtually all of the Bank's loans originated and purchased are to borrowers located within the state of Indiana. The Bank originates and purchases commercial real estate loans, which totaled $153.2 million and $103.0 million at June 30, 2001 and
2000, respectively. These loans are considered by management to be of somewhat greater risk of uncollectibility due to the dependency on income production or future development of the real estate. Of the commercial real estate loans,
$30.1 million and $32.9 million were collateralized by multi-family residential property at June 30, 2001 and 2000, respectively.
      As a federally-chartered savings bank, aggregate commercial real estate loans may not exceed 400% of capital as determined under the capital standards provisions of FIRREA. This limitation was approximately $323.9 million and
$299.4 million at June 30, 2001 and 2000, respectively. Also, under FIRREA, the loans-to-one-borrower limitation is generally 15% of unimpaired capital and surplus, which, for the Bank, was approximately $12.7 million and $11.8 million at June 30, 2001 and 2000, respectively. As of June 30, 2001 and 2000, the Bank was in compliance with these limitations.
      Aggregate loans to officers and directors included above were $13.1 million and $8.5 million as of June 30, 2001 and 2000, respectively. Such loans are made in the ordinary course of business and are made on substantially the same terms as those prevailing at the time for comparable transactions with other borrowers. For the year ended June 30, 2001, loans of $8.3 million were disbursed to officers and directors and repayments of $3.7 million were received from officers and directors.

An analysis of the allowance for loan losses is as follows: (in thousands)

                                     Years ended June 30,
                                 -----------------------------
                                   2001        2000      1999
                                 -------    -------    -------
Beginning balance ...........    $ 4,949    $ 4,349    $ 4,243
Provision for loan losses ...      1,680      1,441      1,124
Charge-offs .................     (1,019       (937)    (1,103)
Recoveries ..................         80         96         85
-----------------------------    -------    -------    -------
Ending Balance ..............    $ 5,690    $ 4,949    $ 4,349
=============================    =======    =======    =======

The following is a summary of information pertaining to impaired loans:
(in thousands)

                                            Years ended June 30,
                                           ---------------------
                                             2001           2000
                                             ----           ----
Impaired loans with a valuation reserve    $  780         $  165
Impaired loans with no valuation reserve    2,818            171
----------------------------------------   ------         ------
Total Impaired Loans ...................   $3,598         $  336
========================================   ======         ======

Valuation reserve on impaired loans ....   $  238         $  196
Average impaired loans .................   $2,325         $  523

4. Mortgage Banking Activities

At June 30, 2001 and 2000, the Bank was servicing loans for others amounting to
$484.6 million and $451.8 million, respectively. Net gain on sale of loans was
$1.4 million, $390,000 and $2.1 million for the years ended June 30, 2001, 2000 and 1999. Servicing loans for others generally consists of collecting mortgage payments, maintaining escrow accounts, disbursing payments to investors and foreclosure processing. Loan servicing income includes servicing fees from investors and certain charges collected from borrowers, such as late payment fees.
      The Bank is obligated to repurchase certain loans sold to and serviced for others that become delinquent as defined by the various agreements. At June
30, 2001 and 2000, these obligations were limited to approximately $123,000 and
$155,000, respectively.

The following analysis reflects the changes in mortgage servicing rights (MSRs)
acquired: (in thousands)

                                    Years Ended June 30,
                                        2001     2000
Beginning carrying value............$  1,811   $  1,977
     Additions......................     614        331
     Amortization...................    (540)      (562)
 Net change in valuation allowance..    (268)        65
                                     -------    -------
Ending carrying value...............$  1,617   $  1,811
                                     =======    =======

The carrying value approximates fair value at June 30, 2001 and 2000. Fair value is estimated by discounting the net servicing income to be received over the estimated servicing term using a current market rate. The significant risk characteristics of the underlying loans used to stratify MSRs for impairment measurement were term and rate of note. The valuation allowances as of June 30,
2001 and 2000 were $340,000 and $71,000 respectively.

5. Investments in Joint Ventures

The Bank has invested in joint ventures through its subsidiary, Home Savings
Corporation ("HSC"). The investments, including loans, are accounted for by the equity method. The Bank's interest in these investments is as follows:
(in thousands)

                                        June 30,
                              ---------------------------
                               Equity
                              Interest     2001       2000
                              -----------------------------
Family Financial Life ....       14%   $    767   $    715
Heritage Woods ...........       33%         67         78
Home-Breeden .............       50%      2,104      2,058
Coventry Associates ......       65%         20         19
Crystal Lake .............       50%      1,478      1,918
Broadmoor North/Heathfield       35%      1,508      1,374
Sycamore Springs .........       33%      3,562      3,602
Bloomington Technology ...       50%        569        569
----------------------------------------------------------
Total Investment                       $ 10,075   $ 10,333
==========================================================

Summarized condensed unaudited financial statements for these joint ventures are as follows: (in thousands)

                                                     June 30,
                                                -----------------
                                                  2001      2000
                                                  ----      ----
Balance Sheets:
Cash .........................................  $ 1,106   $   932
Investments ..................................    5,369     5,184
Property and equipment, net ..................      779       808
Inventory of developed lots ..................   12,751    12,656
Other assets .................................      610       515
----------------------------------------------  -------   -------
Total Assets .................................  $20,615   $20,095
==============================================  =======   =======

Notes payable ................................  $11,160   $11,059
Insurance liabilities ........................    1,432     1,328
Other liabilities ............................      285       424
----------------------------------------------  -------   -------
Total liabilities ............................   12,877    12,811
----------------------------------------------  -------   -------
Shareholders equity ..........................    7,738     7,284
----------------------------------------------  -------   -------
Total Liabilities and  Shareholders Equity ...  $20,615   $20,095
==============================================  =======   =======

                                               Years Ended June 30,
                                               --------------------
                                               2001     2000     1999
                                               ----     ----     ----
Income Statements:
Income:
  Insurance premiums and commissions ......   $2,479   $2,227   $2,408
  Investment income .......................      416      401      362
  Net lot sales ...........................      767      610      496
  Other income ............................      109      109      102
-------------------------------------------   ------   ------   ------
  Total income ............................    3,771    3,347    3,368
-------------------------------------------   ------   ------   ------

Expenses:
  Commissions .............................    1,100    1,096    1,234
  Insurance benefits ......................      326      497      461
  Interest expense ........................      208       76       92
  Other expense ...........................    1,315    1,246    1,215
-------------------------------------------   ------   ------   ------
  Total expense ...........................    2,949    2,915    3,002
-------------------------------------------   ------   ------   ------
Net Income ................................   $  822   $  432   $  366
===========================================   ======   ======   ======

The notes payable included $8.2 million and $8.4 million due to HSC and $2.7 million and $2.3 million due to the Bank at June 30, 2001 and 2000, respectively. At June 30, 2001 and 2000, open commitments to these joint ventures included letters of credit totaling $1.1 million.

6. Accrued Interest Receivable

Accrued interest receivable consists of the following: (in thousands)

                                           June 30,
                                          --------
                                        2001      2000
                                        ----      ----
Loans, less reserve of $182 and $260   $4,234    $4,282
Securities .........................      968     1,463
Interest-bearing deposits ..........       11         5
------------------------------------   ------    ------
Total Accrued Interest Receivable ..   $5,213    $5,750
======================================================

7. Premises and Equipment

Premises and equipment consists of the following: (in thousands)

                                     June 30,
                                     --------
                                  2001        2000
                                  ----        ----
Land .......................   $  1,521    $  1,521
Buildings and improvements .     13,778      11,191
Furniture and equipment ....      7,271       6,477
----------------------------   --------    --------
     Total .................     22,570      19,189
Accumulated depreciation ...    (10,655)    (10,105
----------------------------   --------    --------
Total Premises and Equipment   $ 11,915    $  9,084
===================================================

Depreciation expense included in operations for the years ended _June 30, 2001,
2000 and 1999 totaled $1.3 million, $1.4 million and $1.3 million, respectively.

8. Deposits

Deposits are summarized as follows: (in thousands)

                                         June 30, 2001       June 30, 2000
                                         -------------------------------------
                                                  Weighted           Weighted
                                                   Average            Average
                                         Amount      Rate   Amount      Rate
                                         -------------------------------------
Non-interest bearing .................   $ 41,323           $ 39,496
NOW accounts .........................     53,819   1.45%     53,927   1.63%
Passbook savings .....................     43,253   2.00%     44,783   2.00%
Money market savings .................    131,514   3.69%    108,430   5.29%
--------------------------------------   --------   ----    --------   ----
     Total transaction accounts ......    269,909   2.41%    246,635   3.04%
--------------------------------------   --------   ----    --------   ----
Certificates of deposit:
     Less than one year ..............     40,628   4.63%     57,143   6.02%
     12-23 months ....................    124,845   6.21%    126,302   5.60%
     24-35 months ....................     94,207   6.03%     94,594   5.59%
     36-59 months ....................     11,909   5.44%     10,208   5.39%
     60-120 months ...................     35,045   5.87%     38,011   5.89%
--------------------------------------   --------   ----    --------   ----
     Total certificate accounts ......    306,634   5.88%    326,258   5.70%
--------------------------------------   --------   ----    --------   ----
Total Deposits .......................   $576,543   4.25%   $572,893   4.56%
======================================   ========   ====    ========   ====

At June 30, 2001 and 2000, certificates of deposit in amounts of $100,000 or more totaled $88.3 million and $99.4 million, respectively. A summary of certificate accounts by scheduled maturities at  June 30, 2001 is as follows:
 (in thousands)

                       2002       2003       2004      2005       2006    Thereafter    Total
                    --------------------------------------------------------------------------
  3.99% or less .   $  5,513   $      5   $     --   $     --   $     --   $     --   $  5,518
  4.00% - 4.99%..     57,652     11,854      2,171        830        413        456     73,376
  5.00% - 5.99%..     41,970     10,119      6,335      3,330      4,271      1,261     67,286
  6.00% - 6.99%..     96,541     13,112      1,193      2,353      2,390      1,183    116,772
  Over 7.00%.....     16,362     26,555         23        379        246        117     43,682
                    ---------------------------------------------------------------------------
Total Certificate
  Amounts .......   $218,038   $ 61,645   $  9,722   $  6,892   $  7,320   $  3,017   $306,634
                    ==========================================================================

A summary of interest expense for the past three fiscal years is as follows:
(in thousands)

                             Years Ended June 30,
                          ---------------------------
                            2001      2000      1999
                          ---------------------------
NOW accounts ..........   $   533   $   559   $   731
Passbook savings ......       848       922     1,106
Money market savings ..     5,907     5,277     4,063
Certificates of deposit    19,422    17,153    18,137
-----------------------   -------   -------   -------
Total Interest Expense    $26,710   $23,911   $24,037
=======================   ===========================

9. Federal Home Loan Bank Advances

The Bank was eligible to receive advances from the FHLB up to $242.7 million and
$209.3 million at June 30, 2001 and 2000. The Bank has pledged qualifying mortgage loans and Federal Home Loan Bank stock as collateral on the following advances from the Federal Home Loan Bank: (in thousands)

                         June 30, 2000            June 30, 2000
                     ----------------------------------------------
                                 Weighted                 Weighted
 Fiscal Year                      Average                  Average
  Maturity              Amount     Rate          Amount     Rate
-------------------------------------------------------------------
     2002..........  $  39,900     5.78%      $  69,900     6.54%
     2003..........     30,600     6.45%         21,500     6.31%
     2004..........     23,300     6.31%         19,500     6.41%
     2005..........     30,200     6.36%         14,600     6.16%
     2006..........     47,974     5.94%         38,000     6.37%
     Thereafter....     20,093     5.21%         11,986     5.77%
-------------------------------------------------------------------
Total FHLB Advances  $ 192,067     6.02%      $ 175,486     6.36%
===================================================================

10. Other Borrowings

Senior Debt
The Company has a revolving note with LaSalle Bank N.A. whereby the Company may borrow up to $12.5 million. The note accrues interest at a variable rate based on the ninety-day London inter bank offering rate ("LIBOR") index, on the date of the draw, plus 150 basis points. Interest payments are due ninety days after the date of any principal draws made on the loan and every ninety days thereafter. On February 13, 2001, the Company modified the payment terms of the
$11.2 million principal balance to allow for principal payments on the maturity dates of the three interest rate swaps the Company entered into on the same date. Maturities of senior debt based on maximum scheduled payments as of June
30, 2001 would be: 2003 - $2.0 million, 2004 - $4.6 million and 2006 - $4.6 million. Any remaining principal balance is due by February 15, 2006. The
Company used the funds attained to buy back shares of the Company's common stock. The note is collateralized by the assets of the Company. Under terms of the agreement, the Company is bound by certain restrictive debt convenants relating to earnings, net worth and various financial ratios. As of June 30,
2001, the Company was in compliance with the debt convenants.
     Effective February 13, 2001, the Company entered into three interest rate swap agreements with LaSalle Bank N.A. In the first agreement the Company will make fixed rate payments at 5.45% and receive variable rate payments at the three month LIBOR on a notional amount of $2.0 million. The maturity date of the first swap agreement is May 1, 2003. In the second agreement the Company will make fixed rate payments at 5.6% and receive variable rate payments at the three month LIBOR on a notional amount of $4.6 million. The maturity date of the second swap agreement is May 1, 2004. In the third agreement the Company will make fixed rate payments at 5.77% and receive variable rate payments at the three month LIBOR on a notional amount of $4.6 million. The maturity date of the third swap agreement is February 1, 2006. The three interest rate swaps are accounted for on a settlement basis. The Company is exposed to credit loss in the event of nonperformance by LaSalle Bank N.A for the net interest rate differential when floating rates exceed the fixed maximum rate. However, the
Company does not anticipate nonperformance by the counter party.

Other Borrowings
In addition to the other borrowings scheduled below, the Bank also has a $5.0 million overdraft line of credit with the Federal Home Loan Bank, $5.0 million and $4.7 million of which was unused, as of June 30, 2001 and June 30, 2000, respectively. (in thousands)

                                                         June 30,
                                                       --------------
                                                       2001     2000
                                                       ----     ----
FHLB line of credit ...............................   $    -   $  251
Official check overnight remittance ...............    4,302    2,462
Money order remittance ............................       39       29
---------------------------------------------------   ------   ------
Total Other Borrowings ............................   $4,341   $2,742
===================================================   ======   ======

11. Income Taxes

An analysis of the income tax provision is as follows: (in thousands)

                                       Years Ended June 30,
                                  ------------------------------
                                    2001       2000       1999
Current:                          -------    -------    -------
     Federal .................... $ 4,929    $ 4,699    $ 5,617
     State ......................   1,022      1,211      1,551
Deferred ........................    (432)       119       (540)
--------------------------------- -------    -------    -------
Income Tax Provision ............ $ 5,519    $ 5,979    $ 6,628
================================================================

The difference between the financial statement provision and amounts computed by using the statutory rate of 34% is reconciled as follows: (in thousands)

                                                        Years Ended June 30,
                                                    ---------------------------
                                                      2001      2000      1999
                                                    -------   -------   -------
Income tax provision at federal statutory rate ...  $ 5,123   $ 5,243   $ 5,807
State tax, net of federal tax benefit ............      640       842     1,016
Tax exempt interest ..............................     (125)     (108)     (102)
Increase in cash surrender value of life insurance     (125)      (99)      (88)
Other ............................................        6       101        (5)
--------------------------------------------------  -------   -------   -------
Income Tax Provision .............................  $ 5,519   $ 5,979   $ 6,628
==================================================  =======   =======   =======

The Company is allowed to deduct an addition to a reserve for bad debts in determining taxable income. This addition differs from the provision for loan losses for financial reporting purposes. No deferred taxes have been provided on the income tax bad debt reserves which total $6.0 million, for years prior to
1988. This tax reserve for bad debts is included in taxable income of later years only if the bad debt reserves are subsequently used for purposes other than to absorb bad debt losses. Because the Company does not intend to use the reserves for purposes other than to absorb losses, deferred income taxes of $2.4 million were not provided at June 30, 2001 and 2000, respectively. Pursuant to
Statement of Financial Accounting Standards No. 109 ("SFAS 109"), "Accounting
for Income Taxes," the Company has recognized the deferred tax consequences of differences between the financial statement and income tax treatment of allowances for loan losses arising after June 30, 1987.

     In August 1996, the "Small  Business Job Protection Act of 1996" was passed into law. One  provision of this act repeals the special bad debt reserve method for thrift  institutions  provided for in Section _593 of the Internal
Revenue Code.  The provision requires thrifts to recapture any reserves accumulated after 1987 but  forgives  taxes owed on reserves  accumulated  prior to 1988.  The six year recovery period for the excess reserves began in taxable year 1999. The adoption of the act did not have a material adverse effect on the Company's consolidated financial position or results of operations.

The Company's deferred income tax assets and liabilities are as follows:
(in thousands)

                                                           June 30,
                                                       ---------------
                                                        2001     2000
Deferred tax assets:                                   ---------------
  Bad debt reserves, net ...........................   $2,066   $1,382
  Unrealized losses on securities available for sale        -      734
  Deferred compensation ............................      916      824
----------------------------------------------------   ------   ------
  Total deferred tax assets ........................    2,982    2,940
----------------------------------------------------   ------   ------

Deferred tax liabilities:
  Difference in basis of fixed assets ..............      315      320
  FHLB dividend ....................................      205      205
  Unrealized gain on securities available for sale .      196       --
  Deferred fees ....................................    1,186      982
  Other ............................................      117       19
----------------------------------------------------   ------   ------
  Total deferred tax liabilities ...................    2,019    1,526
----------------------------------------------------   ------   ------
Net Deferred Tax Asset .............................   $  963   $1,414
======================================================================

12. Regulatory Matters

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory--and possible additional discretionary--actions by regulators that, if undertaken, could have a direct material effect on the
Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.
     Quantitative measures that have been established by regulation to ensure capital adequacy require the Bank to maintain minimum capital amounts and ratios
(set forth in the table below). The Bank's primary regulatory agency, the OTS, requires that the Bank maintain minimum ratios of tangible capital (as defined in the regulations) of 1.5%, core capital (as defined) of 4%, and total risk-based capital (as defined) of 8%. The Bank is also subject to prompt corrective action capital requirement regulations set forth by the Federal
Deposit Insurance Corporation ("FDIC"). The FDIC requires the Bank to maintain minimum capital amounts and ratios of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). As of June 30, 2001, the Bank met all capital adequacy requirements to which it is subject.
     As of June 30, 2001 and 2000, the most recent notifications _from the OTS categorized the Bank as "well capitalized" under the regulatory framework for prompt corrective action. To be categorized as "well capitalized" the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

                                                                             To Be Categorized
                                                                           As "Well Capitalized"
                                                                              Under Prompt
                                                          For Capital       Corrective Action
(dollars in thousands)                    Actual        Adequacy Purposes       Provisions
                                     Amount    Ratio     Amount    Ratio     Amount       Ratio
-----------------------------------------------------------------------------------------------
As of  June 30, 2001
Tangible capital (to total assets)   $68,907    8.09%   $12,773    1.50%         N/A        N/A
Core capital (to total assets) ...   $68,907    8.09%   $34,061    4.00%         N/A        N/A
Total risk-based capital
   (to risk-weighted assets) .....   $73,442   11.13%   $52,795    8.00%     $65,993      10.00%
Tier 1 risk-based capital
   (to risk-weighted assets) .....   $68,907   10.44%       N/A     N/A      $39,596       6.00%
Tier 1 leverage capital
   (to average assets) ...........   $68,907    8.07%       N/A     N/A      $42,687       5.00%

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
-----------------------------------------------------------------------------------------------
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

Dividend Restrictions
The principal source of income and funds for the Company is dividends from the
Bank. The Bank is subject to certain restrictions on the amount of dividends that it may declare without prior regulatory approval. At June 30, 2001, approximately $12.1 million of retained earnings were available for dividend declaration without prior regulatory approval.

13. Employee Benefit Plans

Multi-employer Pension Plan
The Bank participates in a noncontributory multi-employer pension plan covering all qualified employees. The plan is administered by the trustees of the
Financial Institutions Retirement Fund. There is no separate valuation of the plan benefits nor segregation of plan assets specifically for the Bank, because the plan is a multi-employer plan and separate actuarial valuations are not made with respect to each employer. However, as of June 30, 2000, the latest actuarial valuation, the total plan assets exceeded the actuarially determined value of accrued benefits.

Supplemental Retirement Program
The Bank has entered into supplemental retirement plans for certain officers.
Benefits under these arrangements are generally paid over a 15 year period. The following table sets forth the Plan's funded status and amounts recognized in the Bank's consolidated statements of income for the years ended June 30:

                                   Years Ended June 30,
                                2001       2000      1999
Economic assumptions:
     Discount rate..........    9.7%       10.0%     10.0%
Components of net periodic
  pension expense:
  Interest cost on projected
    benefit obligation......  $124,181   $112,062  $ 99,202
  Service cost..............    64,516     59,104    53,503
  Prior service cost........    39,475          -         -
                              --------   --------   -------
Net periodic pension expense  $228,172   $171,166  $152,705
                              ========   ========  ========

A summary of the Plan's funded status at June 30 is as follows:

Projected benefit obligation
     at beginning of year    $1,130,493 $1,052,327 $ 992,622
Interest cost...............    124,181    112,062    99,202
Service cost................     64,516     59,104    53,503
Amendment to plan...........  1,184,588
Benefits paid during year...    (93,000)   (93,000)  (93,000)
                               --------  ---------  --------
Projected benefit obligation
   at end of year
  (underfunded status)......  2,410,778  1,130,493  1,052,327
Unrecognized net loss....... (1,145,113)         -          -
                              ---------  ---------  ---------
Accrued pension liability... $1,265,665 $1,130,493 $1,052,327
                              =========  =========  =========

Prior service cost is amortized over the estimated remaining service lives of the employees of approximately eight years.

401(k) Plan
The Bank has an employee thrift plan established for substantially _all full-time employees. The Bank has elected to make matching contributions equal to 50% of the employee contributions up to a maximum of 1.5% of an individual's total eligible salary. The Bank contributed $99,000, $87,000 and $88,000 during fiscal years 2001, 2000 and 1999, respectively.

14. Stock Options

The Company has stock option plans for the benefit of officers, _other key employees and directors. As of June 30, 2001, the plans are authorized to grant options to purchase 43,148 additional shares of the Company's common stock. The option price is not to be less than the fair market value of the common stock on the date the option is granted, and the stock options are exercisable at any time within _the maximum term of 10 years and one day from the grant date. _The options are nontransferable and are forfeited upon termination _of employment.

The following is an analysis of the stock option activity for each of the years in the three year period ended June 30, 2001, and the stock options outstanding at the end of the respective periods:

                                    Weighted
                                    Average
                                    Exercise
Options                    Shares   Price
Outstanding June 30, 1998  704,559  $ 13.89
Granted                    105,155  $ 23.01
Forfeited                   (9,000) $ 26.17
Exercised                  (79,097) $ 10.26
Outstanding June 30, 1999  721,617  $ 15.46
Granted                    222,155  $ 23.07
Forfeited                   (6,625) $ 24.95
Exercised                  (28,551) $  7.15
Outstanding June 30, 2000  908,596  $ 17.52
Granted                    105,655  $ 15.87
Forfeited                   (3,001) $ 23.06
Exercised                  (17,848) $  6.56
Outstanding June 30, 2001  993,402  $ 17.52

As of June 30, 2001, options outstanding have exercise prices between $2.52 and
$26.56 and a weighted average remaining contractual life of 6.1 years. The majority of options outstanding have exercise prices ranging from $15.38 to
$26.56 with a weighted average remaining contractual life of 7.4 years.

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

                                          Years Ended June 30,
                                       ----------------------------
                                         2001      2000      1999
                                         ----      ----      ----
Net income:
     As reported ...................   $ 9,549   $ 9,438   $ 10,477
     Pro forma .....................   $ 9,253   $ 8,642   $ 10,005

Net income per share:
     As reported
          Basic earnings per share .   $ 2.13    $ 1.97    $  2.06
          Diluted earnings per share   $ 2.07    $ 1.88    $  1.95
     Pro forma
          Basic earnings per share .   $ 2.06    $ 1.80    $  1.97
          Diluted earnings per share   $ 2.00    $ 1.72    $  1.86

The weighted average fair value of options granted was $3.59 in 2001, $6.31 in
2000 and $5.94 in 1999. The fair value of the option grants is estimated on the date of grant using an option pricing model with the following assumptions:
dividend yield ranging from 1.32% to 3.58%, risk-free interest rates ranging from 4.50% to 8.04%, expected volatility ranging from 24.13% to 34.86% and expected life of 5.04 to 5.39 years. The pro forma amounts are not representative of the effects on reported net income for future years.

15. Commitments

Financial Instruments with Off-Balance Sheet Risk
In the normal course of business, the Bank makes various commitments to extend credit which are not reflected in the accompanying consolidated financial statements. At June 30, 2001 and 2000, the Bank had loan commitments approximating $26.0 million and $23.1 million, respectively, excluding undisbursed portions of loans in process. Loan commitments at June 30, 2001 included commitments to originate fixed rate loans with interest rates ranging from 5.4% to 9.5% totaling $9.9 million and adjustable rate loan commitments with interest rates ranging from 6.6% to 9.1% totaling $16.1 million.
Commitments, which are disbursed subject to certain limitations, extend over various periods of time. Generally, unused commitments are canceled upon expiration of the commitment term as outlined in each individual contract.
     Outstanding letters of credit were $2.2 million and $2.5 million at June
30, 2001 and 2000, respectively. Additionally, the Bank had approximately $16.5 million in commitments to sell fixed rate residential loans and $25.8 million in commitments to sell adjustable rate commercial loans at June 30, 2001.
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
                                                        June 30, 2001                       June 30, 2000
                                                  Carrying             Fair           Carrying            Fair
                                                    Value             Value             Value            Value
Assets:
     Cash                                        $  25,814        $   25,814        $   21,184       $   21,184
     Interest-bearing deposits                       9,610             9,610                12               12
     Securities available for sale                  80,316            80,316            99,364           99,364
     Securities held to maturity                     7,296             7,409             7,776            7,622
     Loans held for sale                            12,383            12,518             2,376            2,409
     Loans, net                                    674,552           686,873           652,007          652,494
     Accrued interest receivable                     5,213             5,213            5,750             5,750
     Federal Home Loan Bank stock                    9,866             9,866            9,037             9,037
     Cash surrender value of life insurance          9,274             9,274            6,387             6,387

Liabilities:
     Deposits                                      576,543           581,293           572,893          572,207
     Federal Home Loan Bank advances               192,607           193,729           175,486          173,347
     Senior debt                                    11,200            12,251             6,205            6,206
     Other borrowings                                4,341             4,341             2,742            2,742
     Advance payments by borrowers
          for taxes and insurance                      441               441               406              406
     Accrued interest payable                        1,482             1,482               792              792

Financial Instruments:
     Interest rate swap                                N/A              (218)              N/A              271

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

Interest Rate Swap
The fair value is derived from proprietary models based upon well recognized financial principles which management believes provide a reasonable approximation of the fair market value of the interest rate swap transactions.

Commitments
The commitments to originate and purchase loans have terms that are consistent with current market conditions. Accordingly, the Company estimated that the face amounts of these commitments approximate carrying values.

The fair value estimates presented herein are based on information available to management at June 30, 2001 and 2000. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date, and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

17. Parent Company Financial Statements

The condensed financial statements of Home Federal Bancorp are as follows:
(in thousands)

Condensed Balance Sheets                                           June 30,
(Parent Company only)                                       -------------------
                                                              2001         2000
                                                            -------------------
Assets:
Cash .................................................      $ 2,377     $   708
Investment in subsidiary .............................       80,675      75,957
Other ................................................          332         245
                                                            -------    -------
  Total Assets .......................................      $83,384     $76,910
                                                            =======     =======
Liabilities:
Senior debt ..........................................      $11,200     $ 6,205
Other ................................................          434         119
                                                            -------     -------
  Total liabilities ..................................       11,634       6,324
                                                            -------     -------
Shareholders' equity .................................       71,750      70,586
                                                            -------     -------
  Total Liabilities and Shareholders' Equity .........      $83,384     $76,910
                                                            =======     =======

Condensed Statements of Income                     For the Years Ended June 30,
(Parent Company only)                            -------------------------------
                                                    2001       2000        1999
                                                 -------------------------------
Dividends from subsidiary ...................... $ 5,574    $ 4,760     $ 3,871
Other ..........................................     556        485         809
                                                 -------    -------     -------
  Total income .................................   6,130      5,245       4,680
                                                 -------    -------     -------
Interest on senior debt ........................     807        408          24
Other expenses .................................     925        719         888
                                                 -------    -------     -------
  Total expenses ...............................   1,732      1,127         912
                                                 -------    -------     -------
Income before taxes and change in
 undistributed earnings of subsidiary ..........   4,398      4,118       3,768
Applicable income tax credit ...................    (433)      (244)        (32)
                                                 -------    -------     -------
Income before change in undistributed
 earnings of subsidiary ........................   4,831      4,362       3,800
Increase in undistributed earnings of subsidiary   4,718      5,076       6,677
                                                 -------    -------     -------
Net Income ..................................... $ 9,549    $ 9,438     $10,477
                                                 =======    =======     =======

Condensed Statements of Cash Flows                            For the Years Ended June 30,
(Parent Company only)                                       -------------------------------
                                                               2001        2000       1999
                                                            -------------------------------
Operating Activities:
Net income .............................................    $ 9,549     $ 9,438     $10,477
Adjustments to reconcile net income to net
 cash provided by operating activities:
  Decrease (increase) in other assets ..................        (87)         21         754
  Increase (decrease) in accrued expenses and
   other liabilities ...................................        245         (45)        (48)
  Increase in undistributed earnings of subsidiary .....     (4,718)     (5,076)     (6,677)
                                                            -------     -------     -------
Net cash provided by operating activities ..............      4,989       4,338       4,506
                                                            -------     -------     -------

Financing Activities:
Repayment of senior debt ...............................       (505)     (1,140)         --
Funds provided by senior debt ..........................      5,500       6,345       1,000
Payment of dividends ...................................     (2,438)     (2,559)     (2,251)
Repurchase shares of common stock ......................     (6,076)     (6,742)     (5,785)
Exercise of stock options, net of fractional shares paid        199         238         896
                                                            -------     -------     -------
Net cash used in financing activities ..................     (3,320)     (3,858)     (6,140)
                                                            -------     -------     -------

Net (decrease)/increase in cash ........................      1,669         480      (1,634)
Cash at beginning of year ..............................        708         228       1,862
                                                            -------     -------     -------
Cash at End of Year ....................................    $ 2,377     $   708     $   228
                                                            =======     =======     =======

Independent Auditors' Report

Shareholders and the Board of Directors
Home Federal Bancorp
Seymour, Indiana

We have audited the accompanying consolidated balance sheets of Home Federal
Bancorp and its subsidiary (the "Company") as of June 30, 2001 and 2000, and the
related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended June 30, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such consolidated financial statements present fairly, in all material respects, the consolidated financial position of Home Federal Bancorp and its subsidiary at June 30, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended
June 30, 2001, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the consolidated financial statements, effective July
1, 2000 the Company changed its method of accounting for derivative instruments and hedging activities.

/S/ DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP
Indianapolis, Indiana
July 24, 2001

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

LaSalle Bank N.A.
c/o Corporate Trust Operations
135 South LaSalle Street, Room 1960
Chicago, Illinois 60603
(800) 246-5761

General Counsel
Barnes & Thornburg
11 South Meridian Street
Indianapolis, IN 46204

Shareholder & General Inquiries

Home Federal Bancorp is required to file an Annual Report on Form 10-K for its fiscal year ended June 30, 2001, with the Securities and Exchange Commission.

For copies of the Annual Report and Home Federal Bancorp's Quarterly
Reports, contact:
Cora Laymon
Home Federal Bancorp
222 West Second Street
P.O. Box 648
Seymour, IN 47274
(812) 522-1592
(800) 952-6646

For financial information and security analyst inquiries, please contact:

Lawrence E. Welker
Home Federal Bancorp
222 West Second Street
P.O. Box 648
Seymour, IN 47274
(812) 522-1592
(800) 952-6646

For an online annual report or shareholder inquiries on the Web, visit us at:

www.homf.com