Form 10-K, Exhibit 13
period 2002-06-30
HOME FEDERAL BANCORP
filed 2002-09-27
CIK 867493

  [Front Cover]     Home Federal Bancorp 2001 Annual Report

[Picture omitted]

Royal blue cover which deepens to a navy blue approximately half way down the cover page. Home Federal Bancorp's logo, a white HF enclosed in a navy blue circle, is embossed on the cover in the royal blue section approximately 4 inches from the top and one inch in from the right hand side of the cover.

[Front Inside Cover]

 1   LETTER TO SHAREHOLDERS

 4   SELECTED CONSOLIDATED FINANCIAL DATA

 5   QUARTERLY RESULTS OF OPERATIONS

 6   MANAGEMENT'S DISCUSSION & ANALYSIS

 17  CONSOLIDATED BALANCE SHEETS

 18  CONSOLIDATED STATEMENTS OF INCOME

 19  CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

 20  CONSOLIDATED STATEMENT OF CASH FLOWS

 21  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 37  INDEPENDENT AUDITOR'S REPORT

 38  BOARD OF DIRECTORS & OFFICERS OF HOME FEDERAL BANCORP
     & EXECUTIVE OFFICERS OF HOME FEDERAL SAVINGS BANK

To Our Shareholders

For all of us associated with Home Federal, our 2002 fiscal year was an exciting and rewarding one. We successfully made the transition from thrift to commercial bank, a major organizational change impossible to consider, much less implement, not long ago.
         Concurrently, we were demonstrating our ongoing success in managing the core business that has been at the heart of this company's operations for almost a century--providing the best financial products and services, in the most responsible manner, to the markets we serve. During the 2002 fiscal year, for example, we set a new record in mortgage originations. Net income rose to
$10,339,000, or $2.34 basic and $2.25 diluted earnings per common share, representing increases of 10.1% and 9.1%, respectively, over the prior fiscal year. Net interest income, after provision for loan losses, increased by
$679,000 and other income rose by $3,369,000--all reflections of a most satisfactory performance by the company.
         The products that led us to another prosperous year in 2002 bear little resemblance to those of fifty or seventy-five years ago. We have evolved as our customers' needs have evolved, and our recent organizational changes are designed to prepare us to meet the challenges and opportunities of the future.
Creativity and innovation in contemporary business do not represent risk-taking so much as they represent a firm acceptance of responsibility by senior management on behalf of shareholders, customers and employees alike.
         At the same time, however, we know that constructive change can only be built on a solid foundation. Accordingly, we have no intention of dismissing the strengths and values that have been the cornerstone of this organization, perhaps most importantly a local management keenly attuned to customer needs and dedicated to meeting them through exemplary service.
         Two of our long-term strategies continue to help us build for the future. During the past year, we completed an extensive upgrade of our data processing facilities, a major undertaking that streamlined and expanded our information technology capabilities while also preparing us well for future growth. At the same time, we expanded our commitment to commercial banking, an important tenet of our new organizational structure and one that promises to create balanced business development in the months ahead.
         One of the pleasures of our work is in watching the application of our products help our communities and their citizens grow and prosper. As our company has expanded, so too has the number of communities we serve. Today they form a chain of strong economic links between Indianapolis, Louisville, and
Cincinnati. We appreciate our company's important role in helping build the strength of this economic corridor. Accordingly, we will soon begin construction on a new office, bringing our full range of products and services to Greenwood and southeastern Indianapolis. It will be our 18th full-service branch and our first in metropolitan Indianapolis.

Diluted Earnings Per Share
[Bar graph in top third of page omitted]

 Fiscal Year
1998     $1.90
1999     $1.95
2000     $1.88
2001     $2.07
2002     $2.25

[Caption to the left of graph]
Diluted earnings per share is calculated by dividing net income by outstanding common and common share equivalents.

Commercial Balances, (in millions)
[Bar graph in second third of page omitted]

 Fiscal Year
1998     $197
1999     $210
2000     $227
2001     $274
2002     $297

[Caption to the left of graph]
This graph depicts the June 30, year-end balances in commercial and commercial real estate loans. Due to an increased emphasis in the surrounding metropolitan areas, Home Federal has achieved 50% growth in the commercial loan portfolio since 1998.

Non-Performing Loans to Total Loans
[Bar graph in bottom third of page omitted]

 Fiscal Year
1998     .67%
1999     .60%
2000     .46%
2001    1.02%
2002     .57%

[Caption to the left of graph]
As we grow our loan portfolio, we strive to maintain excellent loan qualtiy. We believe that this commitment is demonstrated in the ratio of non-performing loans to total loans, as shown in this graph.

     The development of our new organization and the opportunities it creates for growth happen to coincide with a time of uncertainty in the financial markets, much of it associated with the misdeeds of a few which impacted the lives of many. Strong corporate governance can find no better application than in the affairs of financial institutions, and we are especially sensitive to the implications of recent events and the concerns our stakeholders may have regarding our accounting procedures and operations as a whole. We have always kept close watch on such matters, and we will now increase our vigilance as a further precaution.
         Two reflections of our confidence in our current position are the quality of our loan portfolio and the strength of our common stock.
Non-performing assets have decreased to slightly more than one-half of one percent of total loans, a reasonable position for any financial institution.
Meanwhile, shareholder's equity increased by seven percent during the 2002 fiscal year, and the year-end share price was $23.10.
         In this time of dynamic organizational change and growth, we note with regret the retirement of one member of our Board of Directors as we welcome the arrival of another. Lew Essex served Home Federal well during thirty years of service on our Board, and we look forward to the contributions of his successor,
John Miller, a businessman and community leader who will help us formulate and implement new strategies for Home Federal's ongoing growth.
         It was once observed that the best way to predict the future is to be part of it. By constantly building on our longstanding strengths--and by expanding them through the opportunities presented to us through our new corporate structure--all of us at Home Federal intend to do just that in the years ahead.

Sincerely,

/s/ John K. Keach, Jr.

John K. Keach, Jr.
Chairman of the Board and
Chief Executive Officer

Summary of Selected Consolidated Financial Data
(in thousands except per share data)
                                                                    At or For the Year Ended June 30,
                                                 -----------------------------------------------------------------
                                                    2002          2001          2000          1999         1998
                                                 -----------------------------------------------------------------
Selected Balance Sheet Data:
Total assets .................................   $ 856,012     $ 863,393     $ 832,154     $ 744,509    $ 719,549
Securities available for sale ................   $ 114,989     $  80,316     $  99,364     $  73,521    $  57,335
Securities held to maturity ..................   $   3,493     $   7,296     $   7,776     $   4,987    $   9,565
Loans receivable, net ........................   $ 631,815     $ 674,552     $ 652,007     $ 586,918    $ 582,040
Deposits .....................................   $ 577,480     $ 576,543     $ 572,893     $ 579,882    $ 543,989
Borrowings ...................................   $ 188,680     $ 207,608     $ 184,433     $  90,410    $ 102,466
Shareholders' equity .........................   $  77,086     $  72,044     $  69,486     $  69,635    $  66,952

Selected Operations Data:
Interest income ..............................   $  56,298     $  64,757     $  57,809     $  54,211    $  55,103
Interest expense .............................      30,635        39,516        32,169        30,135       30,864
                                                 ---------     ---------     ---------     ---------    ---------
Net interest income ..........................      25,663        25,241        25,640        24,076       24,239
Provision for loan losses ....................       1,423         1,680         1,441         1,124        1,193
                                                 ---------     ---------     ---------     ---------    ---------
Net interest income after provision
     for loan losses .........................      24,240        23,561        24,199        22,952       23,046
Gain on sale of loans ........................       4,456         1,975           720         3,380        3,410
Gain (loss) on sale of securities ............          92          (196)         (116)            2            8
Other income .................................       7,841         7,241         7,060         6,622        6,297
Other expense (1) ............................      20,045        17,513        16,446        15,851       15,726
                                                 ---------     ---------     ---------     ---------    ---------
Income before income taxes ...................      16,584        15,068        15,417        17,105       17,035
Income tax provision .........................       6,245         5,519         5,979         6,628        6,645
                                                 ---------     ---------     ---------     ---------    ---------
Net income (2) ...............................   $  10,339     $   9,549     $   9,438     $  10,477    $  10,390
                                                 =========     =========     =========     =========    =========

Basic earnings per common share ..............   $    2.34     $    2.13     $    1.97     $    2.06    $    2.03
Diluted earnings per common share ............   $    2.25     $    2.07     $    1.88     $    1.95    $    1.90
Cash dividends per share .....................   $    0.58     $    0.55     $    0.54     $    0.45    $    0.37

Selected Financial and Statistical Data:
Return on average assets .....................        1.20%         1.12%         1.20%         1.42%        1.47%
Return on average shareholders' equity .......       13.73%        13.76%        13.84%        15.13%       16.66%
Interest rate spread during the period .......        3.20%         3.13%         3.46%         3.36%        3.50%
Net interest margin on average earning assets         3.27%         3.22%         3.56%         3.53%        3.69%
Average shareholders' equity to average assets        8.76%         8.15%         8.70%         9.41%        8.85%
Efficiency ratio (3) .........................       57.02%        50.75%        49.50%        50.00%       50.80%
Nonperforming loans to total loans ...........        0.57%         1.02%         0.46%         0.60%        0.67%
Nonperforming assets to total assets .........        0.70%         0.99%         0.52%         0.75%        0.59%
Loss allowance to nonperforming loans ........      171.34%        78.70%       162.05%       121.82%      106.29%
Loss allowance to total loans ................        1.01%         0.82%         0.75%         0.73%        0.71%
Dividend payout ratio ........................       24.45%        25.53%        27.11%        21.49%       18.28%
Loan servicing portfolio .....................   $ 551,402     $ 484,628     $ 451,768     $ 461,462    $ 385,207
Allowance for loan losses ....................   $   6,451     $   5,690     $   4,949     $   4,349    $   4,243
Number of full service offices ...............          17            17            16            16           16

(1) Operating Expenses as a percentage of the sum of net interest income and non-interest income, excluding real estate income and expenses, securities gains and losses, gains and losses on sale of loans, amortization of intangibles, OMSR amortization, impairment of OMSR and non-recurring items.

Quarterly Results of Operations
(in thousands except share data)

The following table presents certain selected unaudited data relating to results of operations for the three month periods ending on the dates indicated.

                                                         Three Months Ended
                                      --------------------------------------------------------
                                      September 30,  December 31,     March 31,       June 30,
Fiscal Year 2002                          2001           2001            2002           2002
                                      --------------------------------------------------------

Total interest income..............   $    15,168    $    14,370    $    13,290    $    13,470
Total interest expense.............         8,968          7,879          6,946          6,842
                                      -----------    -----------    -----------    -----------
Net interest income................         6,200          6,491          6,344          6,628
Provision for loan losses..........           306            415            509            193
                                      -----------    -----------    -----------    -----------
Net interest income after
  provision for loan losses........         5,894          6,076          5,835          6,435
Gain on sale of loans..............           873          1,930          1,018            635
Other income.......................         1,574          1,820          2,494          2,045
Other expense......................         4,591          5,277          5,158          5,019
                                      -----------    -----------    -----------    -----------
Income before income taxes.........         3,750          4,549          4,189          4,096
Income tax provision...............         1,386          1,779          1,596          1,484
                                      -----------    -----------    -----------    -----------
Net Income.........................   $     2,364    $     2,770    $     2,593    $     2,612
                                      ===========    ===========    ===========    ===========
Basic earnings per common share....   $      0.53    $      0.62    $      0.59    $      0.60
                                      ===========    ===========    ===========    ===========
Diluted earnings per common share..   $      0.51    $      0.61    $      0.56    $      0.57
                                      ===========    ===========    ===========    ===========

Dividends per share................   $     0.138    $     0.138    $     0.150    $     0.150
Stock sales price range:  High (1).   $     22.22    $     19.75    $     22.00    $     25.00
                          Low......   $     16.00    $     16.80    $     18.60    $     21.68

                                                         Three Months Ended
                                      --------------------------------------------------------
                                      September 30,  December 31,     March 31,       June 30,
Fiscal Year 2001                          2000           2000            2001           2001
                                      --------------------------------------------------------

Total interest income..............   $    16,216    $    16,571    $    16,281    $    15,689
Total interest expense.............         9,805         10,311          9,972          9,428
                                      -----------    -----------    -----------    -----------
Net interest income................         6,411          6,260          6,309          6,261
Provision for loan losses..........           215            355            409            701
                                      -----------    -----------    -----------    -----------
Net interest income after
  provision for loan losses........         6,196          5,905          5,900          5,560
Gain on sale of loans..............           512            270            403            790
Other income.......................         1,524          1,886          1,772          1,863
Other expense......................         4,185          4,164          4,287          4,877
                                      -----------    -----------    -----------    -----------
Income before income taxes.........         4,047          3,897          3,788          3,336
Income tax provision...............         1,616          1,472          1,460            971
                                      -----------    -----------    -----------    -----------
Net Income.........................   $     2,431    $     2,425    $     2,328    $     2,365
                                      ===========    ===========    ===========    ===========
Basic earnings per common share....   $      0.52    $      0.54    $      0.53    $      0.54
                                      ===========    ===========    ===========    ===========
Diluted earnings per common share..   $      0.51    $      0.53    $      0.51    $      0.52
                                      ===========    ===========    ===========    ===========

Dividends per share................   $     0.138    $     0.138    $     0.138    $     0.138
Stock sales price range:  High (1).   $     19.00    $     16.75    $     19.00    $     22.00
                          Low......   $     15.75    $     14.69    $     16.00    $     16.90

(1) The Company's common stock trades on the NASDAQ stock market under the symbol "HOMF". As of June 30, 2002, the Company had 496 holders of record of its shares.

Management's Discussion and Analysis of Financial Condition
and Results of Operations

Forward Looking Statements
This Annual Report contains statements, which constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of
1995. These statements appear in a number of places in this Annual Report and include statements regarding the intent, belief, outlook, estimate or expectations of the Company (as defined below), its directors or its officers primarily with respect to future events and the future financial performance of the Company. Readers of this Annual Report are cautioned that any such forward looking statements are not guarantees of future events or performance and involve risks and uncertainties, and that actual results may differ materially from those in the forward looking statements as a result of various factors. The accompanying information contained in this Annual Report identifies important factors that could cause such differences. These factors include changes in interest rates, loss of deposits and loan demand to other financial institutions, substantial changes in financial markets, changes in real estate values and the real estate market, regulatory changes, changes in the financial condition of issuers of the Company's investments and borrowers, changes in the economic condition of the Company's market area, increases in compensation and employee expenses, or unanticipated results in pending legal proceedings.
         The following financial information presents an analysis of the asset and liability structure of Home Federal Bancorp and a discussion of the results of operations for each of the periods presented in the annual report as well as a discussion of Home Federal Bancorp's sources of liquidity and capital resources.

Holding Company Business
Home Federal Bancorp (the "Company") is organized as a bank holding company authorized to engage in activities permissible for a financial holding company and owns all the outstanding capital stock of Home Federal Savings Bank (the
"Bank"). The business of the Bank and therefore, the Company, is providing consumer and business banking services to certain markets in the south-central portions of the State of Indiana. The Bank does business through 17 full service banking offices and one commercial loan office.

General
The Bank's earnings in recent years reflect the fundamental changes that have occurred in the regulatory, economic, and competitive environment in which commercial banks operate. The Bank's earnings are primarily dependent upon its net interest income. Interest income is a function of the average balances of loans and investments outstanding during a given period and the average yields earned on such loans and investments. Interest expense is a function of the average amount of deposits and borrowings outstanding during the same period and the average rates paid on such deposits and borrowings. Net interest income is the difference between interest income and interest expense.
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

Asset/Liability Management
The Bank follows a program designed to decrease its vulnerability to material and prolonged increases in interest rates. This strategy includes 1) selling certain longer term, fixed rate loans from its portfolio; 2) increasing the origination of adjustable rate loans; 3) improving its interest rate gap by increasing the interest rate sensitivity and shortening the maturities of its interest-earning assets and extending the maturities of its interest-bearing liabilities; and 4) increasing its non-interest income.
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
         The Bank has endeavored to spread its maturities of FHLB advances over a five to seven year period so that only a limited amount of advances comes due each year. This avoids a concentra-tion of maturities in any one year and thus reduces the risk of having to renew all advances when rates may not be favorable.
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

Interest Rate Spread
The following table sets forth information concerning the
Bank's interest-earning assets, interest-bearing liabilities, net interest income, interest rate spreads and net yield on average interest-earning assets during the periods indicated (including fees which are considered adjustments of yields). Average balance calculations were based on daily balances.
(dollars in thousands)

                                                                       Years Ended June 30,
                               -------------------------------------------------------------------------------------------------
                                              2002                            2001                             2000
                               -------------------------------------------------------------------------------------------------
                                  Average              Average      Average             Average      Average             Average
                                  Balance   Interest Yield/Rate     Balance   Interest Yield/Rate    Balance   Interest Yield/Rate
                               -------------------------------------------------------------------------------------------------
Interest-earning assets:
 Residential mortgage loans ......$262,194   $ 19,678   7.51%   $305,512   $ 24,631   8.06%      $287,111   $ 22,475    7.83%
 Commerial real estate mortgages . 191,303     14,113   7.38%    171,766     14,473   8.43%       148,901     12,271    8.24%
 Home equities/second mortgages ..  88,061      7,218   8.20%     91,655      8,485   9.26%        74,945      6,779    9.05%
 Commercial loans ................  76,947      5,271   6.85%     64,431      5,696   8.84%        56,107      4,925    8.78%
 Consumer loans ..................  40,978      3,950   9.64%     43,558      4,305   9.88%        45,655      4,606   10.09%
 Securities ......................  97,787      5,488   5.61%     98,597      6,622   6.72%       100,324      6,316    6.30%
 Interest-bearing deposits .......  26,991        580   2.15%      9,449        545   5.77%         8,013        437    5.45%

Total interest-earning
  assets (1) .....................$784,261    $56,298   7.18%   $784,968   $ 64,757   8.25%      $721,056   $ 57,809    8.02%

Interest-bearing liabilities:
 Deposits -
  Transaction accounts ...........$283,295   $  4,914   1.73%   $249,647   $  6,505   2.61%      $246,193   $  6,758    2.75%
  Certificate accounts ........... 289,600     13,802   4.77%    324,358     20,205   6.23%       324,390     17,153    5.29%
 FHLB advances ................... 185,453     11,106   5.99%    187,272     11,987   6.40%       129,155      7,832    6.06%
 Other borrowings ................  11,173        813   7.28%     11,270        819   7.27%         6,196        426    6.88%

Total interest-bearing
  liabilities ....................$769,521   $ 30,635   3.98%   $772,547   $ 39,516   5.12%      $705,934   $ 32,169    4.56%
                               =========================================================================================================
Net Interest Income                          $ 25,663                      $ 25,241                         $ 25,640
                               =========================================================================================================
Net Interest Rate Spread                                3.20%                         3.13%                             3.46%
                               =========================================================================================================
Net Earning Assets                $ 14,740                      $ 12,421                         $ 15,122
                               =========================================================================================================
Net Interest Margin (2)                                 3.27%                         3.22%                             3.56%
                               ============================================================================================================
Average interest-earning
 assets to average interest-
 bearing liabilities               101.92%                        101.61%                          102.14%
                               ============================================================================================================

(1) Average balances are net of non-performing loans.
(2) Net interest income divided by the average balance of interest-earnings assets.

Rate/Volume Analysis
The following table sets forth the changes in the Bank's interest income and interest expense resulting from changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities. Changes not solely attributable to volume or rate changes have been allocated in proportion to the changes due to volume or rate. (in thousands)

                                                                         Years Ended June 30,
                                                    ---------------------------------------------------------------
                                                             2002 vs. 2001                     2001 vs. 2000
                                                    ------------------------------   ------------------------------
                                                           Increase/(Decrease)              Increase/(Decrease)
                                                      Due to   Due to       Total       Due to    Due to     Total
                                                      Rate     Volume       Change       Rate     Volume     Change
                                                    ------------------------------  -------------------------------
Interest Income on Interest-Earning Assets:
 Residential mortgage loans .....................   $ (1,623) $(3,330)   $(4,953)   $   686    $ 1,470    $ 2,156
 Commercial real estate loans ...................     (4,188)   3,828       (360)       280      1,922      2,202
 Home equities/Second mortgages .................       (944)    (323)    (1,267)       162      1,544      1,706
 Commercial loans ...............................     (3,104)   2,679       (425)        35        736        771
 Consumer loans .................................       (104)    (251)      (355)       (93)      (208)      (301)
 Securities .....................................     (1,080)     (54)    (1,134)       412       (106)       306
 Interest-bearing deposits ......................        (18)      53         35         26         82        108
                                                    --------- --------  ---------    -------    -------    -------
         Total ..................................    (11,061)   2,602     (8,459)     1,508      5,440      6,948
                                                    --------- --------    -------    -------    -------    -------

Interest Expense on Interest-Bearing Liabilities:
 Deposits - Transaction accounts ................     (2,665)   1,074     (1,591)      (350)        97       (253)
            Certificate accounts ................     (4,397)  (2,006)    (6,403)     3,054         (2)     3,052
 FHLB advances ..................................       (766)    (115)      (881)       457      3,698      4,155
 Other borrowings ...............................          1       (7)        (6)        25        368        393
                                                    --------- --------   --------    -------    -------    -------
         Total ..................................     (7,827)  (1,054)    (8,881)     3,186      4,161      7,347
                                                    --------- --------   --------    -------    -------    -------

Net Change in Net Interest Income ...............   $ (3,234) $ 3,656    $   422    $(1,678)   $ 1,279    $  (399)
                                                    =========  =======   ========   ========    =======    =======

Results of Operations
Comparison of Year Ended June 30, 2002 and Year Ended June 30, 2001:

General
The Company reported net income of $10.3 million for the year ended June 30,
2002. This compared to net income of $9.5 million for the year ended June 30,
2001, representing an increase of $790,000 or 8.3%.

Net Interest Income
Net interest income before provision for loan losses increased $422,000 or 1.7%
for the year ended June 30, 2002, compared to the prior year. This increase was primarily the result of rates on interest bearing liabilities declining more rapidly than the interest rates on interest earning assets, and was reflected in
a 7 basis point increase in the Company's net interest rate spread.
         Compared to the prior year, net interest income after provision for loan losses increased by $679,000, or 2.9%, to $24.2 million. In each period, the provision and allowance for loan losses were based on an analysis of individual credits, prior and current loss experience, overall growth in the portfolio, the change in the portfolio mix and current economic conditions. The loan loss provision in the current fiscal year was $1.4 million. This charge to the provision for loan losses increased the allowance for loan losses to $6.5 million, an increase of $761,000 over the prior fiscal year balance of $5.7 million. This increase to the allowance for loan losses related to two primary factors, the deteriorating economic data regarding bankruptcies and unemployment trends in the Bank's market area and the continuing shift of the Bank's loan portfolio in the direction of increasing the commercial real estate and commercial loan portfolios, while reducing the residential loan portfolio. For further information about the allowance for loan losses see the discussion under the Allowance for Loan Losses section.

Interest Income
Total interest income for the year ended June 30, 2002, decreased $8.5 million, or 13.1%, as compared to the year ended June 30, 2001. The decrease in interest income was due primarily to the 107 basis point decrease in yield on interest earning assets for the twelve month period ended June 30, 2002 as compared to the same period a year ago.

Interest Expense
Total interest expense for the year ended June 30, 2002, decreased $8.9 million, or 22.5%, as compared to the year ended June 30, 2001. This decrease was due to a 114 basis point decrease in the cost of interest bearing liabilities for the twelve-month period ended June 30, 2002 as compared to the same period a year ago. An additional factor that decreased interest expense was the decline in average balances of deposits and borrowings of $3.0 million for the fiscal year ended June 30, 2002.

Other Income
Other income increased $3.4 million from $9.0 million in fiscal year 2001 to
$12.4 million in fiscal year 2002. This increase was due primarily to an increase in the gain on sale of loans of $2.5 million. The increased gain on sale of loans was primarily due to increases in refinancing activity that occurred, as borrowers took advantage of the available lower rates. Other factors affecting the increase in other income include increases of $288,000 in gain on sale of securities, a $241,000 increase in insurance annuity and other fees, a $164,000 increase in gain on real estate owned and repossessed assets and a $195,000 increase in loan servicing income. The increase in gain on sale of securities was the result of a $196,000 loss incurred in the prior fiscal year due to restructuring the portfolio, compared with a $92,000 gain realized in the current fiscal year ended June 30, 2002. The increase in insurance annuity and other fees came primarily from commissions earned on brokerage sales, which increased $171,000 over the previous fiscal year, as well as a
$90,000 increase in fees earned from trust services. The increase in net gain on real estate owned resulted from increased activity in real estate owned and repossessed assets sales, with a total of 78 sales with proceeds of $4.5 million occurring in the current fiscal year compared to 53 sales with proceeds of $1.5 million for the prior fiscal year. The increase in loan servicing income primarily resulted from a $66.8 million net increase in the loan servicing portfolio.

Other Expenses
Other expenses increased $2.5 million or 14.5%, over the prior fiscal year, to
$20.0 million from $17.5 million. The increases came primarily from three areas, compensation and employee benefits, occupancy and equipment expenses and miscellaneous expenses. Compensation and employee benefits increased $1.5 million principally due to funding expenses for the Bank's pension plans, health insurance costs, and overtime associated with the data processing conversion.
         Occupancy and equipment expenses increased $320,000 or 12.7% for the fiscal year ended June 30, 2002, as compared to the prior fiscal year. These increases reflect expenses connected with rising depreciation costs associated with equipment and software purchases for the third party data processing change, as well as depreciation related to the remodeling of the main office located in Columbus, Indiana.
         Miscellaneous expense increases of $666,000 or 16.6% include $353,000 of expenses associated with taxes, repairs, maintenance and improvement of various real estate owned properties to place them in a condition for sale.
Additional increases to miscellaneous expenses of $373,000 are associated with increases in postage, office supplies and communications charges resulting from process changes associated with the data processing conversion. An increase of
$60,000 to miscellaneous expenses is related to the Bank's charter conversion from a federal savings bank charter to a state commercial bank charter.

Results of Operations
Comparison of Year Ended June 30, 2001 and Year Ended June 30, 2000:

General
The Company reported net income of $9.5 million for the year ended June 30,
2001. This compared to net income of $9.4 million for the year ended June 30,
2000, representing an increase of $111,000 or 1.2%.

Net Interest Income
Net interest income before provision for loan losses decreased $399,000 or 1.6%
for the year ended June 30, 2001, compared to the prior year. This decrease was primarily the result of rates on interest bearing liabilities rising more rapidly than the interest rates on interest earning assets, and was reflected in a 34 basis point drop in the Company's net interest rate margin.
         Compared to the prior year, net interest income after provision for loan losses decreased by $638,000, or 2.6% over that of the prior year to $23.6 million. In each period, the provision and allowance for loan losses were based on an analysis of individual credits, prior and current loss experience, overall growth in the portfolio, the change in the portfolio mix and current economic conditions. Nonperforming loans increased $4.2 million for the fiscal year ended
June 30, 2001. This increase in nonperforming loans was primarily the result of seven large commercial real estate loans, as well as increases in the residential loan category, primarily related to two borrowers. These loans were reviewed by management and determined to have adequate collateral coverage to liquidate the loans; therefore a corresponding increase in the allowance for loan losses was not required. The increase in the allowance for loan losses of
$1.0 million is primarily a reflection of the changing mix of the Bank's loan portfolio. Commercial real estate and commercial loans increased to 38.6% of the total loan portfolio as of June 30, 2001, compared to 33.1% of the total loan portfolio as of June 30, 2000. Additionally, the total residential portfolio decreased from 47.8% as of June 30, 2000 to 41.9% as of June 30, 2001.
Generally, commercial loans involve greater risk of loss to the Bank than residential loans. Commercial loans typically involve large loan balances to single borrowers or groups of related borrowers and in the case of commercial real estate loans, repayment is normally dependent on the successful operation of the related project and may be subject to adverse conditions in the real estate market or in the general economy.
The balance of the allowance for loan losses was $5.7 million at June 30, 2001.

Interest Income
Total interest income for the year ended June 30, 2001, increased $6.9 million, or 12.0%, as compared to the year ended June 30, 2000. The increase in interest income was due primarily to increases in average balances of $63.9 million of interest earning assets for the year ended June 30, 2001 as compared to the year ended June 30, 2000. An additional factor increasing interest income was the 23 basis point increase in yield on interest earning assets for the twelve month period ended June 30, 2001 as compared to the same period in the prior year.

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
The increase in service fees on NOW accounts resulted from an increase of 1,106 in the number of checking accounts. As these accounts increase in number, the
Bank's service fees on NOW accounts tends to increase. The increases in miscellaneous income came principally from two sources. Dividends received on
Federal Home Loan Bank stock increased due to the corresponding increase in the average balance of Federal Home Loan Bank stock. Additionally, appraisal fees increased due to increases in loan originations due to the refinancing activity.
         Offsetting these increases in other income were a decrease in loan servicing income and a loss on sale of securities. The decrease in loan servicing income resulted from an impairment charge related to originated mortgage servicing rights ("MSRs"), in the year ended June 30, 2001 of $268,000.
The loss on sale of securities of $196,000 occurred due to the Bank completing a partial restructuring of the investment portfolio. The loss incurred in restructuring the investment portfolio was recouped within fiscal year 2001 through the higher yield attained on the securities purchased.

Other Expenses
Other expenses increased $1.1 million or 6.5%, over the prior fiscal year, to
$17.5 million from $16.4 million. The increases came primarily from two areas, compensation and employee benefits and miscellaneous expenses. Compensation and employee benefits increased $343,000 principally due to funding expenses for the
Bank's pension plans and health insurance costs. Miscellaneous expenses increased $652,000, primarily due to one time charges related to data processing conversion expenses of $335,000. The Bank is projecting final expenses related to the conversion process of approximately $150,000 to occur in the first two quarters of fiscal 2002. In addition to the actual expenses incurred in the conversion process, there will be increased annual operating expenses for depreciation of new hardware and software upgrades of approximately $111,000, as well as an ongoing increase in the normal monthly data processing and communications charges of approximately $20,000 per month. These are the Bank's reasonable estimates of expenses and there can be no guarantee the actual expenses will not vary from these estimates.
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

Financial Condition
The Company's total assets decreased $7.4 million to $856.0 million at June 30,
2002, from $863.4 million at June 30, 2001. Cash and interest-bearing deposits increased $9.1 million, while securities available for sale increased $34.7 million. In addition, loans receivable decreased $42.7 million due to refinancing activity during the fiscal year. The Company's total liabilities decreased $12.4 million with Federal Home Loan Bank advances decreasing $17.9 million as the Company used funds from loan repayments to reduce debt.
         Shareholders' equity increased $5.0 million to $77.1 million. Retained earnings increased $10.3 million from net income and decreased $2.5 million for dividends paid and $4.4 million from the repurchase of the Company's common stock. Common stock had a net increase of $1.1 million: a decrease of $316,000 from the repurchase of Company stock and increases of $1.3 million from options exercised and $58,000 from the related tax benefit of such options. The Company had accumulated other comprehensive income, net, of $850,000, an increase of
$626,000 over the prior fiscal year. This net increase was the result of a
$924,000 increase from unrealized gains in the available for sale portfolio and a $298,000 decrease from the change in fair value of a cash flow hedge.

Interest Rate Sensitivity
Interest rate risk is the exposure to adverse changes in net interest income due to changes in interest rates. Interest rate sensitivity in the Company is a result of repricing, option, and basis risks. Repricing risk represents timing mismatches in the Company's ability to alter contractual rates earned on financial assets or paid on liabilities in response to changes in market interest rates. For example, when interest-bearing liabilities reprice or mature more quickly than interest-earning assets, an increase in market rates could adversely affect net interest income. Conversely, if interest-earning assets reprice or mature more quickly than interest-bearing liabilities, a decrease in market rates could adversely affect net interest income. Option risk arises from embedded options present in many financial instruments such as loan prepayment options and deposit early withdrawal options. These provide customers opportunities to take advantage of directional changes in rates, which could have an adverse impact on the Company's net interest income. Basis risk refers to the potential for changes in the underlying relationship between market rates or indices, which subsequently result in a narrowing of the spread earned on a loan or investment relative to its cost of funds.
         Net interest income represents the Company's principal component of income. Consistency of the Company's net interest income is largely dependent upon the effective management of interest rate risk. The Company has established risk measures, limits and policy guidelines in its Interest Rate Risk Management
Policy. The responsibility for management of interest rate risk resides with the
Company's Asset/Liability Committee, ("ALCO"), with oversight by the Board of
Directors. The Company uses an earnings simulation analysis that measures the sensitivity of net interest income to various interest rate movements. The base-case scenario is established using current interest rates. The comparative scenarios assume an immediate parallel shock in increments of 100 basis point rate movements. The interest rate scenarios are used for analytical purposes and do not necessarily represent management's view of future market movements.
Rather, these are intended to provide a measure of the degree of volatility interest rate movements may introduce into the earnings of the Company. Modeling the sensitivity of earnings to interest rate risk is highly dependent on numerous assumptions embedded in the model. These assumptions include, but are not limited to, management's best estimates of the effect of changing interest rates on the prepayment speeds of certain assets and liabilities, projections for activity levels in each of the product lines offered by the Company and historical behavior of deposit rates and balances in relation to changes in interest rates. These assumptions are inherently uncertain, and as a result, the model cannot precisely measure net interest income or precisely predict the impact of fluctuations in interest rates on net interest income. Actual results will differ from simulated results due to timing, magnitude, and frequency of interest rate changes as well as changes in market conditions. The Company's
12-month net interest income sensitivity profile as of fiscal year-end June 30,
2002 is as follows:

Changes in Rates        % Change
--------------------------------
+ 200 basis points.....   (6.74)
+ 100 basis points.....   (3.23)
- 100 basis points.....    2.28
- 200 basis points.....    0.24

All of the above estimated changes in net interest income are within established policy guidelines.

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

                                                       At June 30,
                                      ------------------------------------------
                                        2002    2001     2000     1999     1998
                                      ------------------------------------------
Non-accruing loans:
  Residential mortgages ............  $  795   $2,613   $1,375   $1,818   $2,418
  Commercial real estate mortgages..      96    2,783       61        6        5
  Home equities/second mortgages ...     740      504      390      633      581
  Commercial .......................     461      226      165      718      522
  Consumer .........................     189      225      431      334      466
                                      ------   ------   ------   ------   ------
       Total .......................   2,281    6,351    2,422    3,509    3,992
                                      ------   ------   ------   ------   ------
Accruing loans:
  Residential mortgages ............   1,094       --       --       --       --
  Commercial real estate mortgages .      --       --       --       --       --
  Home equities/second mortgages ...      --       --       --       --       --
  Commercial .......................      --       --       --       --       --
  Consumer .........................      16       --       --       --       --
                                      ------   ------   ------   ------   ------
       Total .......................   1,110       --       --       --       --
                                      ------   ------   ------   ------   ------
Troubled debt restructured .........     374      879      632       61       --
                                      ------   ------   ------   ------   ------
Total non-performing loans .........   3 765    7,230    3,054    3,570    3,992
Real estate owned ..................   2,239    1,298    1,235    2,050      242
                                      ------   ------   ------   ------   ------
Total Non-Performing Assets ........  $6,004   $8,528   $4,289   $5,620   $4,234
                                      ==========================================

Non-performing assets to
  total assets......................   0.70%    0.99%    0.52%    0.75%    0.59%
                                      ==========================================
Non-performing loans to
   total loans......................   0.57%    1.02%    0.46%    0.60%    0.67%
                                      ==========================================
Allowance for loan losses to
   non-performing loans.............  171.34%  78.70%  162.05%  121.82%  106.29%
                                      ==========================================

In addition, at June 30, 2002, there were $13.2 million in current performing loans that were classified as special mention or substandard for which potential weaknesses exist, which may result in the future inclusion of such items in the non-performing category.
         Total non-performing assets decreased $2.5 million to $6.0 million in fiscal 2002. This decrease resulted from a $3.5 million decrease in total non-performing loans which was offset by an increase of $941,000 in real estate owned.
         During fiscal year 2002 the Company changed its method of classifying loans that are 90 days or more delinquent. In prior fiscal years, any loan that was 90 days or more delinquent was placed in a nonaccrual status. Beginning in fiscal 2002, loans that are 90 days or more delinquent, which have a mortgage insurance contract or a government agency, such as rural development, guaranteeing the payment of delinquent interest, are further reviewed to determine if the insurance coverage is adequate to cover both the anticipated principal loss as well as the accrued interest. If the insurance coverage is determined to be adequate the loan is then classified as nonperforming but still accruing. If management believes there is any question as to the adequacy of the insurance coverage, the loan is classified as nonaccrual. As of June 30, 2002, the Bank had $1.1 million of loans that were nonperforming but still accruing.

Allowance for Loan Losses
The provision for loan losses for fiscal year 2002 was $1.4 million, which resulted in an allowance for loan losses balance of $6.5 million as of June 30,
2002 as compared to a $5.7 million allowance for loan losses as of June 30,
2001. The growth in the allowance for loan losses reflects two primary factors, economic trends in the Bank's market area and the continuing changes in the
Bank's portfolio loan mix. Unfavorable economic trends encountered in fiscal
2002 included increased bankruptcies and unemployment rates. The Bank's mix of portfolio loans continues to increase the commercial real estate and commercial portfolio while the residential portfolio shrinks. Commercial real estate and commercial loans increased to 45.1% of the total loan portfolio as of June 30,
2002, compared to 38.6% of the total loan portfolio as of June 30, 2001.
Additionally, the total residential portfolio decreased from 41.9% as of June
30, 2001 to 35.9% as of June 30, 2002. Generally, commercial loans involve greater risk of loss to the Bank than residential loans. Commercial loans typically involve large loan balances to single borrowers or groups of related borrowers and in the case of commercial real estate loans, repayment is normally dependent on the successful operation of the related project and may be subject to adverse conditions in the real estate market or in the general economy. See the Critical Accounting Policies, Allowance for Loan Losses section for a description of the systematic analysis the Bank uses to determine its allowance for loan losses. The following table sets forth an analysis of the allowance for possible loan losses.

                                                   Years Ended June 30,
                                     ------------------------------------------
                                       2002    2001     2000     1999     1998
                                     ------------------------------------------
Balance at beginning of year .....   $5,690   $4,949   $4,349   $4,243   $3,649
Provision for loan losses ........    1,423    1,680    1,441    1,124    1,193
Loan charge-offs:
  Residential mortgages ..........     (137)     (81)    (118)    (137)     (10)
  Commercial real estate mortgages      (86)     (50)      --     (200)      --
  Home equities/second mortgages .     (138)     (87)    (104)     (94)     (10)
  Commercial .....................      (38)    (303)    (397)     (66)     (11)
  Consumer .......................     (331)    (498)    (318)    (606)    (665)
                                     ------   ------   ------   ------   ------
    Total charge-offs ............     (730)  (1,019)    (937)  (1,103)    (696)
                                     ------   ------   ------   ------   ------
Recoveries:
  Residential mortgages ..........        3        3        5       --        5
  Commercial real estate mortgages       --       --       --       --       --
  Home equities/second mortgages .        1       --       --       --       --
  Commercial .....................        8       --       --        1       --
  Consumer .......................       56       77       91       84       92
                                     ------   ------   ------   ------   ------
     Total recoveries ............       68       80       96       85       97
                                     ------   ------   ------   ------   ------
Net loan recoveries (charge-offs)      (662)    (939)    (841)  (1,018)    (599)
                                     ------   ------   ------   ------   ------

Balance ..........................   $6,451   $5,690   $4,949   $4,349   $4,243
                                     ==========================================

Net charge-offs to average loans..    0.10%    0.14%    0.14%    0.17%    0.10%
                                     ==========================================
Allowance balance to total loans..    1.01%    0.82%    0.75%    0.73%    0.71%
                                     ==========================================

Allocation of the Allowance for Loan Losses
The following table indicates the portion of the loan loss reserve management has allocated to each loan type at June 30, 2002. (dollars in thousands)

Loan Type                        Allowance
------------------------------------------
Residential mortgages              $ 1,168
Commercial real estate               1,578
Commercial other                     1,706
Consumer loans                       1,651
Unallocated                            348
------------------------------------------
Total allowance for loan losses    $ 6,451
==========================================

Liquidity and Capital Resources
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
         Borrowings may be used to compensate for reductions in other sources of funds such as deposits. As a member of the FHLB System, the Bank may borrow from the FHLB of Indianapolis. At June 30, 2002, the Bank had $174.1 million in borrowings from the FHLB of Indianapolis. As of that date, the Bank had commitments to fund loan originations and purchases of approximately $30.6 million and commitments to sell loans of $22.8 million. In the opinion of management, the Bank has sufficient cash flow and borrowing capacity to meet current and anticipated funding commitments.
         The Bank's liquidity, represented by cash and cash equivalents, is a result of its operating, investing and financing activities. During the year ended June 30, 2002, there was a net increase of $9.1 million in cash and cash equivalents. The major uses of cash during the year were; originations of mortgages held for sale of $246.0 million; purchases of investment and mortgage-backed securities of $79.3 million; and repayment of FHLB advances of
$47.6 million. The major sources of cash provided during the year included
$256.6 million from selling fixed rate mortgage loans to Federal National
Mortgage Association ("FNMA") and Federal Home Loan Mortgage Corporation
("FHLMC"); net principal payments received on portfolio loans of $45.5 million;
maturities and sales of investment securities of $49.8 million; and proceeds from FHLB advances of $29.7million.

Impact of Inflation
The consolidated financial statements and related data presented herein have been prepared in accordance with accounting principles generally accepted in the
United States of America. These principles require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation. The primary assets and liabilities of commercial banks such as the
Bank are monetary in nature. As a result, interest rates have a more significant impact on the Bank's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or with the same magnitude as the price of goods and services. In the current interest rate environment, liquidity, maturity structure and quality of the Bank's assets and liabilities are critical to the maintenance of acceptable performance levels.

New Accounting Pronouncements
The  Financial Accounting Standards Board has issued  Statements  No.  143,
"Accounting for Asset Retirement  Obligations,"  No. 144,  "Accounting for the
Impairment or Disposal of  Long-Lived  Assets," No. 145, "Rescission  of FASB
Statements No.4, 44, and 64, Amendment of FASB Statement No. 13, and Technical
Corrections" and No. 146, "Accounting for Costs Associated with Exit or Disposal
Activities," that the Company will be required to adopt in future periods.  See
Note 1 to the consolidated financial statements for further discussion of these pronouncements.

Critical Accounting Policies
The notes to the consolidated financial statements contain a summary of the
Company's significant accounting policies. Certain of these policies are critical to the portrayal of the Company's financial condition, since they require management to make difficult, complex or subjective judgments, some of which may relate to matters that are inherently uncertain. Management believes that its critical accounting policies include a determination of the allowance for loan losses and a valuation of mortgage servicing rights, ("MSR's").

Allowance for Loan Losses
A loan is considered impaired when it is probable the Company will be unable to collect all contractual principal and interest payments due in accordance with the terms of the loan agreement. Impaired loans are measured based on the loan's observable market price or the estimated fair value of the collateral if the loan is collateral dependent. The amount of impairment, if any, and any subsequent changes are included in the allowance for loan losses.
         The allowance for loan losses is established through a provision for loan losses charged to operating expense. Loan losses are charged against the allowance when management believes the loans are uncollectible. Subsequent recoveries, if any, are credited to the allowance.
         The Company maintains an allowance for loan losses to absorb probable loan losses inherent in the portfolio. The allowance for loan losses is maintained at a level management considers to be adequate to absorb probable loan losses inherent in the portfolio, based on evaluations of the collectibility and historical loss experience of loans. The allowance is based on ongoing assessments of the probable estimated losses inherent in the loan portfolio. The Company's methodology for assessing the appropriate allowance level consists of several key elements, as described below.
         All delinquent loans that meet regulatory requirements are included on the Asset Watch List. The Asset Watch List is reviewed quarterly by the Asset
Watch Committee for any classification beyond the regulatory rating based on a loan's delinquency.
         Commercial and commercial real estate loans are individually risk rated per the loan policy. Homogeneous loans such as consumer and residential mortgage loans are not individually risk rated by management. They are risk rated based on computer file data that management believes will provide a good basis for the loans' quality. For all loans not listed individually on the Asset Watch List, historical loss rates based on the last four years are the basis for developing expected charge-offs for each pool of loans.
         Historical loss rates for commercial and consumer loans may be adjusted for significant factors that, in management's judgment, reflect the impact of any current conditions on loss recognition. Factors which management considers in the analysis include the effects of the local economy, trends in the nature and volume of loans (delinquencies, charge-offs, nonaccrual and problem loans), changes in the internal lending policies and credit standards, collection practices, and examination results from bank regulatory agencies and the
Company's internal credit review function.
         A portion of the allowance is not allocated to any particular loan type and is maintained in recognition of the inherent inability to precisely determine the loss potential in any particular loan or pool of loans. Among the factors used by management in determining the unallocated portion of the allowance are current economic conditions, trends in the Company's loan portfolio delinquency, losses and recoveries, level of under performing and nonperforming loans, and concentrations of loans in any one industry.

Valuation of Mortgage Servicing Rights
The Company recognizes the rights to service mortgage loans as separate assets, which are included in other assets in the consolidated balance sheet. The total cost of loans when sold is allocated between loans and mortgage servicing rights, ("MSR's"), based on the relative fair values of each. MSR's are subsequently carried at the lower of the initial carrying value, adjusted for amortization, or fair value. MSR's are evaluated for impairment based on the fair value of those rights. The Company uses a present value cash flow valuation model to establish the fair value of the MSR's. Factors included in the calculation of fair value of the MSR's include estimating the present value of future net cash flows, market loan prepayment speeds for similar loans, discount rates, servicing costs, and other economic factors. Servicing rights are amortized over the estimated period of net servicing revenue. It is likely that these economic factors will change over the life of the MSR's, resulting in different valuations of the MSR's. The differing valuations will affect the carrying value of the MSR's on the balance sheet as well as the income recorded from loan servicing in the income statement.

CONSOLIDATED BALANCE SHEETS
(in thousands except share data)
                                                                 June 30,
                                                          ---------------------
                                                              2002        2001
                                                          ---------   ---------
ASSETS:
Cash .................................................... $  25,006   $  25,814
Interest-bearing deposits ...............................    19,472       9,610
                                                          ---------   ---------
  Total cash and cash equivalents .......................    44,478      35,424
                                                          ---------   ---------
Securities available for sale at fair value
  (amortized cost $113,132 and $79,826) (Note 2) ........   114,989      80,316
Securities held to maturity at amortized cost
  (fair value $3,619 and $7,409 ) (Note 2) ..............     3,493       7,296
Loans held for sale
  (fair value $6,383 and $12,518) (Note 4) ..............     6,302      12,383
Loans receivable, net of allowance for loan losses
  of $6,451 and $5,690 (Note 3) .........................   631,815     674,552
Investments in joint ventures (Note 5) ..................     8,153      10,075
Federal Home Loan Bank stock (Note 9) ...................     9,965       9,866
Accrued interest receivable, net (Note 6) ...............     4,431       5,213
Premises and equipment, net (Note 7) ....................    12,192      11,915
Real estate owned .......................................     2,239       1,298
Prepaid expenses and other assets .......................     6,768       4,386
Cash surrender value of  life insurance .................     9,792       9,274
Goodwill, net ...........................................     1,395       1,395
                                                          ---------   ---------

   TOTAL ASSETS ......................................... $ 856,012   $ 863,393
                                                          =========   =========

LIABILITIES AND SHAREHOLDERS' EQUITY:
Liabilities:
Deposits (Note 8) ....................................... $ 577,480   $ 576,543
Federal Home Loan Bank Advances (Note 9) ................   174,139     192,067
Senior debt (Note 10) ...................................    11,200      11,200
Other borrowings (Note 10) ..............................     3,341       4,341
Advance payments by borrowers for taxes and insurance ...       442         441
Accrued expenses and other liabilities ..................    12,324       6,757
                                                          ---------   ---------
   Total liabilities ....................................   778,926     791,349
                                                          ---------   ---------

Shareholders' equity (Notes 10, 11, 12, 14):
 No par preferred stock; Authorized:  2,000,000 shares
  Issued and outstanding:  None
 No par common stock; Authorized:  15,000,000 shares
  Issued and outstanding: ...............................     9,086       8,033
     4,336,515 shares at June 30, 2002
     4,415,704 shares at June 30, 2001
 Retained earnings, restricted ..........................    67,150      63,787
Accumulated other comprehensive income, net .............       850         224
                                                          ---------   ---------
   Total shareholders' equity ...........................    77,086      72,044
                                                          ---------   ---------

   TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY ........... $ 856,012   $ 863,393
                                                          =========   =========
See notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF INCOME
(in thousands except per share data)
                                                              Years Ended June 30,
                                                        --------------------------------
                                                           2002        2001        2000
Interest Income:                                        --------------------------------
 Loans receivable (Note 3) ..........................   $ 50,230    $ 57,590    $ 51,056
 Securities available for sale and held to maturity .      5,488       6,622       6,316
 Other interest income ..............................        580         545         437
                                                        --------    --------    --------
Total interest income ...............................     56,298      64,757      57,809
                                                        --------    --------    --------
Interest Expense:
 Deposits (Note 8) ..................................     18,716      26,710      23,911
 Advances from Federal Home Loan Bank (Note 9) ......     11,106      11,987       7,832
 Other borrowings (Note 10) .........................        813         819         426
                                                        --------    --------    --------
Total interest expense ..............................     30,635      39,516      32,169
                                                        --------    --------    --------

Net interest income .................................     25,663      25,241      25,640
Provision for loan losses ...........................      1,423       1,680       1,441
                                                        --------    --------    --------
Net interest income after provision for loan losses .     24,240      23,561      24,199
                                                        --------    --------    --------

Other Income:
 Gain on sale of loans ..............................      4,456       1,975         720
 Gain (loss) on sale of securities available for sale         92        (196)       (116)
 Income from joint ventures (Note 5) ................        880         811         789
 Insurance, annuity income, other fees ..............      1,400       1,159       1,192
 Service fees on NOW accounts .......................      2,241       2,316       2,174
 Net gain on real estate owned ......................        271         107         173
 Loan servicing income, net..........................      1,031         836       1,064
 Miscellaneous ......................................      2,018       2,012       1,668
                                                        --------    --------    --------
Total other income ..................................     12,389       9,020       7,664
                                                        --------    --------    --------

Other Expenses:
 Compensation and employee benefits (Note 13) .......     10,813       9,270       8,927
 Occupancy and equipment ............................      2,850       2,530       2,502
 Service bureau expense .............................      1,029         938         853
 Federal insurance premium (Note 12) ................        104         113         224
 Marketing ..........................................        571         549         479
 Goodwill amortization ..............................         --         101         101
 Miscellaneous ......................................      4,678       4,012       3,360
                                                        --------    --------    --------
Total other expenses ................................     20,045      17,513      16,446
                                                        --------    --------    --------

Income before income taxes ..........................     16,584      15,068      15,417
Income tax provision (Note 11) ......................      6,245       5,519       5,979
                                                        --------    --------    --------

Net Income ..........................................   $ 10,339    $  9,549    $  9,438
                                                        ========    ========    ========

Basic Earnings per Common Share .....................   $   2.34    $   2.13    $   1.97
Diluted Earnings per Common Share ...................   $   2.25    $   2.07    $   1.88

See notes to consolidated financial statements
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
(in thousands except shares outstanding)                                                   Accumulated
                                                                                               Other           Total
                                                     Shares        Common       Retained   Comprehensive   Shareholders'
                                                  Outstanding       Stock       Earnings   Income (Loss)      Equity
                                                   -----------------------------------------------------------------
Balance at June 30, 1999 ......................    4,984,814         8,512        61,699          (576)       69,635

Comprehensive income:
   Net income .................................                                    9,438                       9,438
   Change in unrealized gain
     on securities available for sale, net of
     reclassification adjustment and tax effect                                                   (524)         (524)
                                                                                                            --------
      Total comprehensive income ..............                                                                8,914
                                                                                                            --------
Stock options exercised .......................       28,551           204                                       204
Stock repurchased .............................     (278,780)         (415)       (6,327)                     (6,742)
Tax benefit related to exercise
    of non-qualified stock options ............                         34                                        34
Cash dividends ($.538 per share) ..............                                   (2,559)                     (2,559)
                                                   ---------      --------      --------      --------      --------                                                       ----------
Balance at June 30, 2000 ......................    4,734,585         8,335        62,251        (1,100)       69,486

Comprehensive income:
   Net income .................................                                    9,549                       9,549
   Change in unrealized gain
     on securities available for sale, net of
     reclassification adjustment and tax effect                                                  1,394         1,394
   Change in fair value of cash flow hedge,
     net of tax ...............................                                                    (70)          (70)
                                                                                                            --------
      Total comprehensive income ..............                                                               10,873
                                                                                                            --------
Stock options exercised .......................       17,848           117                                       117
Stock repurchased .............................     (336,729)         (501)       (5,575)                     (6,076)
Tax benefit related to exercise
    of non-qualified stock options ............                         82                                        82
Cash dividends ($.550 per share) ..............                                   (2,438)                     (2,438)
                                                   ---------      --------      --------      --------      --------                                                       ----------
Balance at June 30, 2001 ......................    4,415,704      $  8,033      $ 63,787      $    224      $ 72,044

Comprehensive income:
   Net income .................................                                   10,339                      10,339
   Change in unrealized gain
     on securities available for sale, net of
     reclassification adjustment and tax effect                                                    924           924
   Change in fair value of cash flow hedge,
     net of tax ...............................                                                   (298)         (298)
                                                                                                            --------
      Total comprehensive income ..............                                                               10,965
                                                                                                            --------
Stock options exercised .......................      132,961         1,311                                     1,311
Stock repurchased .............................     (212,150)         (316)       (4,448)                     (4,764)
Tax benefit related to exercise
    of non-qualified stock options ............                         58                                        58
Cash dividends ($.576 per share) ..............                                   (2,528)                     (2,528)
                                                   ---------      --------      --------      --------      --------                                                       ----------
Balance at June 30, 2002 ......................    4,336,515      $  9,086      $ 67,150      $    850      $ 77,086
                                                   =================================================================

See notes to consolidated financial statements

Consolidated Statements Of Cash Flows
(in thousands)                                                            Years Ended June 30,
                                                                 -----------------------------------
                                                                     2002         2001         2000
                                                                 -----------------------------------
Cash Flows From Operating Activities:
Net income ...................................................   $  10,339    $   9,549   $   9,438
Adjustments to reconcile net income to net cash
    from operating activities:
    Accretion of discounts, amortization and depreciation ....       1,197          768       2,279
    Provision for loan losses ................................       1,423        1,680       1,441
    Net gain from sale of loans ..............................      (4,456)      (1,975)       (721)
    Net gain (loss) from sale of securities available for sale         (92)         196         116
    Income from joint ventures and
      net gain from real estate owned ........................      (1,151)        (918)       (961)
    Net loan fees deferred (recognized) ......................          61          (56)         51
    Proceeds from sale of loans held for sale ................     256,579      131,580      46,579
    Origination of loans held for sale .......................    (246,042)    (139,612)    (43,132)
    Decrease (increase) in accrued interest and other assets .      (7,377)         218      (5,616)
    Increase in other liabilities ............................       5,270        1,786         760
                                                                 ----------   ---------   ---------
Net Cash Provided by Operating Activities ....................      15,751        3,216      10,234
                                                                 ---------    ---------   ---------

Cash Flows From Investing Activities:
Net principal disbursed on loans .............................      45,525      (15,034)    (62,543)
Proceeds from:
    Maturities/Repayments of:
       Securities held to maturity ...........................       1,822        1,498       1,033
       Securities available for sale .........................      27,772        8,417       2,604
    Sales of:
       Securities available for sale .........................      20,237       74,471      17,573
       Real estate owned and other asset sales ...............       4,545        1,505       3,605
Purchases of:
    Loans ....................................................      (4,272)      (9,135)     (4,038)
    Securities available for sale ............................     (79,349)     (61,853)    (47,122)
    Securities held to maturity ..............................          --       (1,010)     (4,016)
    Federal Home Loan Bank stock .............................         (99)        (829)     (3,223)
Investment in joint ventures, net ............................       2,802        1,069      (2,454)
Investment in cash surrender value of life insurance .........          --       (2,500)         --
Acquisition of property and equipment ........................      (1,766)      (4,097)     (1,334)
                                                                 ----------   ---------   ---------
Net Cash Used in Investing Activities ........................      17,217       (7,498)    (99,915)
                                                                 ----------   ---------   ---------

Cash Flows From Financing Activities:
Net Increase (decrease) in deposits ..........................         937        3,650      (6,989)
Proceeds from advances from Federal Home Loan Bank ...........      29,700      154,400     143,800
Repayment of advances from Federal Home Loan Bank ............     (47,628)    (137,819)    (56,209)
Proceeds from senior debt ....................................          --        5,500       6,345
Repayment of senior debt .....................................          --         (505)     (1,140)
Net proceeds from overnight borrowings .......................      (1,000)       1,599       1,227
Common stock options exercised, net of fractional shares paid        1,369          198         238
Repurchase of common stock ...................................      (4,764)      (6,075)     (6,742)
Payment of dividends on common stock .........................      (2,528)      (2,438)     (2,559)
                                                                 ----------   ---------   ---------
Net Cash Provided by Financing Activities ....................     (23,914)      18,510      77,971
                                                                 ----------   ---------   ---------

Net increase (decrease) in cash and cash equivalents .........       9,054       14,228     (11,710)
Cash and cash equivalents, beginning of year .................      35,424       21,196      32,906
                                                                 ----------   ---------   ---------
Cash and Cash Equivalents, End of Year .......................   $  44,478    $  35,424   $  21,196
                                                                 ==========   =========   =========

Supplemental Information:
Cash paid for interest                                           $  31,191    $  38,825   $  31,844
Cash paid for income taxes                                       $   6,574    $   6,853   $   5,540
Assets acquired through foreclosure                              $   4,342    $   1,427   $   2,196

See notes to consolidated financial statements

Notes to Consolidated Financial Statements
for Each of the Years in the Three Year Period Ended June 30, 2002

1. Summary of Significant Accounting Policies
The accounting policies of Home Federal Bancorp (the "Company") conform to accounting principles generally accepted in the United States of America and prevailing practices within the banking industry. A summary of the more significant accounting policies follows:

Basis of Presentation
The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Home Federal Savings Bank (the "Bank") and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated.

Description of Business
The Company is a bank holding company. The Bank provides financial services to south-central Indiana through its main office in Seymour and 17 other full service branches, and a loan production office in greater Indianapolis.

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

Mortgage Servicing Rights
The Company recognizes the rights to service mortgage loans as separate assets, which are included in other assets in the consolidated balance sheet. The total cost of loans when sold is allocated between loans and mortgage servicing rights, ("MSR's"), based on the relative fair values of each. MSR's are subsequently carried at the lower of the initial carrying value, adjusted for amortization, or fair value. MSR's are evaluated for impairment based on the fair value of those rights. The Company uses a present value cash flow valuation model to establish the fair value of the MSR's. Factors included in the calculation of fair value of the MSR's include estimating the present value of future net cash flows, market loan prepayment speeds for similar loans, discount rates, servicing costs, and other economic factors. Servicing rights are amortized over the estimated period of net servicing revenue. It is likely that these economic factors will change over the life of the MSR's, resulting in different valuations of the MSR's. The differing valuations will affect the carrying value of the MSR's on the balance sheet as well as the income recorded from loan servicing in the income statement.

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

Uncollected Interest
An allowance for the loss of uncollected interest is generally provided on loans which are more than 90 days past due. The only loans which are 90 days past due and do not have an allowance for the loss of interest, are loans where the Bank is guaranteed reimbursement of interest by either a mortgage insurance contract or by a government agency such as rural development. If neither of these criteria is met an allowance is established by a charge to interest income equal to all interest previously accrued, and income is subsequently recognized only to the extent that cash payments are received until, in management's judgment, the borrower's ability to make periodic interest and principal payments returns to normal, in which case the loan is returned to accrual status.

Allowance for Loan Losses
A loan is considered impaired when it is probable the Company will be unable to collect all contractual principal and interest payments due in accordance with the terms of the loan agreement. Impaired loans are measured based on the loan's observable market price or the estimated fair value of the collateral if the loan is collateral dependent. The amount of impairment, if any, and any subsequent changes are included in the allowance for loan losses.
         The allowance for loan losses is established through a provision for loan losses charged to operating expense. Loan losses are charged against the allowance when management believes the loans are uncollectible. Subsequent recoveries, if any, are credited to the allowance.
         The Company maintains an allowance for loan losses to absorb probable loan losses inherent in the portfolio. The allowance for loan losses is maintained at a level management considers to be adequate to absorb probable loan losses inherent in the portfolio, based on evaluations of the collectibility and historical loss experience of loans. The allowance is based on ongoing assessments of the probable estimated losses inherent in the loan portfolio. The Company's methodology for assessing the appropriate allowance level consists of several key elements, as described below.
         All delinquent loans that meet regulatory requirements are included on the Asset Watch List. The Asset Watch List is reviewed quarterly by the Asset
Watch Committee for any classification beyond the regulatory rating based on the loans' delinquency.
         Commercial and commercial real estate loans are individually risk rated per the loan policy. Homogenous loans such as consumer and residential mortgage loans are not individually risk rated by management. They are risk rated based on computer file data that management believes will provide a good basis for the loans' quality. For all loans not listed individually on the Asset Watch List, historical loss rates based on the last four years are the basis for developing expected charge-offs for each pool of loans.
         Historical loss rates for commercial and consumer loans may be adjusted for significant factors that, in management's judgment, reflect the impact of any current conditions on loss recognition. Factors which management considers in the analysis include the effects of the local economy, trends in the nature and volume of loans (delinquencies, charge-offs, nonaccrual and problem loans), changes in the internal lending policies and credit standards, collection practices, and examination results from bank regulatory agencies and the
Company's internal credit review function.
         A portion of the allowance is not allocated to any particular loan type and is maintained in recognition of the inherent inability to precisely determine the loss potential in any particular loan or pool of loans. Among the factors used by management in determining the unallocated portion of the allowance are current economic conditions, trends in the Company's loan portfolio delinquency, losses and recoveries, level of under performing and nonperforming loans, and concentrations of loans in any one industry.

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

Derivative Financial Instruments
On July 1, 2000, the Company adopted Statement of Financial Accounting Standards
No. 133, ("SFAS 133"), "Accounting for Derivative Instruments and Hedging
Activities", which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts. All derivatives, whether designated as a hedge, or not, are required to be recorded on the balance sheet at fair value. The Company designates its fixed rate and variable rate interest rate swaps as fair value and cash flow hedge instruments, respectively. If the derivative is designated as a fair value hedge, the changes in fair value of the derivative and of the hedged item attributable to the hedged risk are recognized in earnings. If the derivative is designated as a cash flow hedge, the changes in fair value of the derivative and of the hedged item attributable to the hedged risk are recorded in accumulated other comprehensive income (OCI), net of income taxes.
         The adoption of this standard resulted in a fair value hedge asset of
$271,000 being recorded on July 1, 2000 and an offsetting contra asset for the same amount being applied as a reduction to commercial real estate loans.
         The Company has only limited involvement with derivative financial instruments and does not use them for trading purposes. The Company has entered into interest rate swap agreements as a means of managing its interest rate exposure on certain fixed rate commercial loans and variable rate debt obligations. As of June 30, 2002, the notional amount of the Company's two outstanding interest rate swaps on commercial loans was $5.3 million with maturities in 2008 and 2009. The notional amount of the Company's three outstanding interest rate swaps on debt obligations was $11.2 million with maturities in 2003, 2004, and 2006.
         As of June 30, 2002, the fair value of the fair value hedge liability was adjusted to $428,000. As of June 30, 2002 the fair value of the cash flow hedge liability was $610,000. The total income statement impact resulting from the fair value and cash flow hedges was zero, as management has determined there to be no ineffectiveness in accordance with SFAS 133.

Goodwill
On July 1, 2001, the Company early adopted, as permitted, Statement of Financial
Accounting Standards No. 142 ("SFAS 142"), "Goodwill and Other Intangible
Assets". In accordance with SFAS 142, the Company ceased annual goodwill amortization of approximately $101,000. The new rules also require an initial goodwill impairment assessment in the year of adoption and at least annual impairment tests thereafter. Management determined that there was no impairment charge resulting from the adoption of SFAS 142 and its annual impairment test.

Income Taxes
The Company and its wholly owned subsidiary file consolidated income tax returns. Deferred income tax assets and liabilities reflect the impact of temporary differences between amounts of assets and liabilities recorded for financial reporting purposes and basis of such assets and liabilities as measured by tax laws and regulations.

Earnings per Common Share
Earnings per share of common stock are based on the weighted average number of basic shares and dilutive shares outstanding during the year.
         The following is a reconciliation of the weighted average common shares for the basic and diluted earnings per share computations:

                                                    Years Ended June 30,
                                             2002          2001          2000
Basic Earnings per Share:
Weighted average common shares .......     4,409,829     4,485,583     4,802,240
                                           =========     =========     =========

Diluted Earnings per Share:
Weighted average common shares .......     4,409,829     4,485,583     4,802,240
Dilutive effect of stock options .....       178,765       137,836       220,213
                                           ---------     ---------     ---------
Weighted average common  and
incremental shares ...................     4,588,594     4,623,419     5,022,453
                                           =========     =========     =========

Comprehensive Income
The following is a summary of the Company's comprehensive income for fiscal years 2002, 2001 and 2000:
(dollars in thousands)

                                                    Fiscal Years Ended June 30,
                                                    2002       2001       2000
Net Income ...................................... $10,339    $ 9,549    $ 9,438
 Other comprehensive income:
   Unrealized holding gains (losses) from
    securities available for sale ...............   1,482      2,128       (989)
   Reclassification adjustment for (gains)
    losses realized in income ...................     (92)       196        116
   Unrealized gains (losses) from cash flow hedge    (494)      (117)        --
                                                  -------    -------    -------
Net unrealized gains (losses) ...................     896      2,207       (873)
Tax effect ......................................    (270)      (883)       349
                                                  -------    -------    -------
Other comprehensive income, net of tax ..........     626      1,324       (524)
                                                  -------    -------    -------
Comprehensive Income ............................ $10,965    $10,873    $ 8,914
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

Changes in Presentation
Certain amounts and items appearing in the fiscal 2000 and 2001 financial statements have been reclassified to conform to the fiscal 2002 presentation.

New Accounting Pronouncements
Statement of Financial Accounting Standards No. 143 ("SFAS 143"), "Accounting
for Asset Retirement Obligations," was issued in June 2001 and is effective for financial statements issued for fiscal years beginning after June 15, 2002. SFAS
143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. Management has not yet quantified the effect, if any, of this new standard on the consolidated financial statements.
         Statement of Financial Accounting Standards No. 144 ("SFAS 144"),
"Accounting for the Impairment or Disposal of Long-Lived Assets," was issued in
August 2001 and is effective for financial statements issued for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years. SFAS 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. Management has not yet quantified the effect, if any, of this new standard on the consolidated financial statements.
         On April 30, 2002, the Financial Accounting Standards Board ("FASB")
issued Statement of Financial Accounting Standards No. 145, "Rescission of FASB
Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical
Corrections." The statement is intended to update, clarify and simplify existing accounting pronouncements. Management does not believe this statement will have a material effect on its consolidated financial statements.
         Statement of Financial Accounting Standards No. 146 ("SFAS 146"),
"Accounting for Costs Associated with Exit or Disposal Activities," was issued in June 2002. SFAS 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task
Force Issue No. 94-3, "Liability Recognition for Certain Employee Termination
Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." The provisions of this statement are effective for exit or disposal activities that are initiated after December 31, 2002. Management has not yet quantified the effect, if any, of this new standard on the consolidated financial statements.

2. Securities
Securities are summarized as follows: (in thousands)

                                                 June 30, 2002                           June 30, 2001
                                    ---------------------------------------------------------------------------------
                                    Amortized   Gross Unrealized       Fair     Amortized  Gross  Unrealized     Fair
                                      Cost      Gains     Losses      Value       Cost     Gains      Losses    Value
                                    ---------------------------------------------------------------------------------
Held to Maturity:
Agency bonds ....................   $      -   $    --    $    --    $     --     $ 2,000   $     6    $    --    $ 2,006
Municipal bonds .................      2,210        61         --       2,271       2,840        56         --      2,896
Certificate of Deposit ..........        100        --         --         100         100        --         --        100
Collateralized mortgage
        obligations .............        128         2         --         130         432         5         --        437
Mortgage backed securities ......      1,055        63         --       1,118       1,924        46         --      1,970
                                     -------   -------    -------     -------     -------   -------    -------    -------
Total Held to Maturity ..........   $  3,493   $   126    $    --    $  3,619     $ 7,296   $   113    $    --    $ 7,409
                                    =====================================================================================
Available for Sale:
Agency bonds ....................   $ 14,358   $   198    $    --    $ 14,556     $ 7,558   $   120    $    (5)   $ 7,673
Asset backed securities..........      5,965        89         --       6,054       5,944        --        (16)     5,928
Collateralized mortgage
        obligations .............     60,431     1,016         (5)     61,442      24,346       323        (94)    24,575
Mortgage backed securities ......     16,744       553         --      17,297      17,881       287        (56)    18,112
Corporate debt ..................     10,876       230       (129)     10,977      19,518        85        (89)    19,514
Equity mutual funds .............      4,683         9       (104)      4,588       4,504         3        (68)     4,439
Equity securities ...............         75        --         --          75          75        --         --         75
                                    --------   -------    -------    --------    -------   -------    -------    -------                                                                             ------
Total Available for Sale ........   $113,132   $ 2,095    $  (238)   $114,989     $79,826   $   818    $  (328)   $80,316
                                    =====================================================================================

Certain  securities, with amortized cost of $2.9 million and fair value of $3.0 million at June 30, 2002, and amortized cost and fair value of $3.9 million at
June 30, 2001, were pledged as collateral for the Bank's treasury, tax and loan account at the Federal Reserve and for certain trust, IRA and KEOGH accounts.
         The amortized cost and fair value of securities at June 30, 2002, by contractual maturity are summarized as follows: (in thousands)

                                                     Held to Maturity                Available for Sale
                                             ----------------------------------------------------------------
                                             Amortized      Fair      Market    Amortized     Fair    Market
                                                  Cost     Value       Yield         Cost    Value     Yield
-------------------------------------------------------------------------------------------------------------

Agency bonds:
   Due after 1 year through 5 years ........ $     --    $     --        --     $ 14,070  $ 14,268      4.37%
   Due after 10 years ......................       --          --        --          288       288      2.61%
Asset backed securities:
   Due after 5 years through 10 years....... $     --    $     --        --     $  3,729  $  3,789      3.04%
   Due after 10 years ......................       --          --        --        2,236     2,265      2.98%
Municipal bonds:
   Due in one year or less .................      505         510      6.59%          --        --        --
   Due after 1 year through 5 years ........      930         959      6.11%          --        --        --
   Due after 5 years through 10 years.......      535         553      7.36%          --        --        --
   Due after 10 years ......................      240         249      7.70%          --        --        --
Certificate of Deposit:
   Due after 1 year through 5 years ........      100         100      1.85%          --        --        --
Collateralized mortgage obligations ........      128         130      6.30%      60,431    61,442      5.72%
Mortgage backed securities .................    1,055       1,118      7.99%      16,744    17,297      6.48%
Corporate debt:
   Due in one year or less .................       --          --        --        3,022     3,097      5.84%
   Due after 1 year through 5 years ........       --          --        --        5,937     6,092      5.95%
   Due after 10 years ......................       --          --        --        1,917     1,788      3.28%
Equity mutual funds ........................       --          --        --        4,683     4,588      3.29%
Equity securities ..........................       --          --        --           75        75        --
                                            ---------    --------     ------    --------  --------     ------
Total                                        $  3,493    $  3,619      6.93%    $113,132  $114,989      5.40%
                                            =========    ========     ======    ========  ========     ======

Activities related to the sales of securities available for sale are summarized as follows: (in thousands)
                                Years Ended June 30,
                            ---------------------------
                              2002      2001      2000
-------------------------------------------------------
Proceeds from sales .....   $20,237   $74,471   $17,573
Gross gains on sales.....        92       205         3
Gross losses on sales....        --       401       119

3. Loans Receivable
Loans receivable are summarized as follows: (in thousands)

June 30,                            2002        2001
----------------------------------------------------
First mortgage loans:
   Residential single family .   $214,565    $270,124
   Commercial and multi-family    172,495     153,169
   Property under construction     54,639      67,789
   Unimproved land ...........      4,712       5,017
Home equity ..................     45,541      51,485
Second mortgage ..............     40,278      42,655
Commercial ...................     86,435      74,687
Mobile home ..................      6,625       8,308
Automobile ...................     25,355      25,852
Consumer .....................      4,535       5,864
Savings account ..............      3,092       3,738
-----------------------------------------------------
   Gross loans receivable ....    658,272     708,688
Allowance for loan losses ....     (6,451)     (5,690)
Deferred loan fees ...........       (508)       (447)
Undisbursed loan proceeds ....    (19,498)    (27,999)
-----------------------------------------------------
Loans Receivable, Net ........   $631,815    $674,552
=====================================================

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
         The principal balance of loans on nonaccrual status totaled approximately $2.3 million and $6.4 million at June 30, 2002 and 2001, respectively. The Bank would have recorded interest income of $503,000 in 2002,
$432,000 in 2001 and $268,000 in 2000 if loans on non-accrual status had been current in accordance with their original terms. Actual interest received was
$431,000, $220,000 and $227,000 for fiscal years ending 2002, 2001 and 2000, respectively. The Bank agreed to modify the terms of certain loans to customers who were experiencing financial difficulties. Modifications included forgiveness of interest, reduced interest rates and/or extensions of the loan term. The principal balances at June 30, 2002 and 2001 on these restructured loans were
$324,000 and $691,000, respectively.
         The Bank's primary lending area is south-central Indiana. Virtually all of the Bank's loans originated and purchased are to borrowers located within the state of Indiana. The Bank originates and purchases commercial real estate loans, which totaled $172.5 million and $153.2 million at June 30, 2002 and
2001, respectively. These loans are considered by management to be of somewhat greater risk of uncollectibility due to the dependency on income production or future development of the real estate. Of the commercial real estate loans,
$29.6 million and $30.1 million were collateralized by multi-family residential property at June 30, 2002 and 2001, respectively.
         Under the capital standards provisions of FIRREA, the
loans-to-one-borrower limitation is generally 15% of unimpaired capital and surplus, which, for the Bank, was approximately $13.6 million and $12.7 million at June 30, 2002 and 2001, respectively. As of June 30, 2002 and 2001, the Bank was in compliance with this limitation.
         Aggregate loans to officers and directors included above were $13.0 million and $13.1 million as of June 30, 2002 and 2001, respectively. Such loans are made in the ordinary course of business and are made on substantially the same terms as those prevailing at the time for comparable transactions with other borrowers. For the year ended June 30, 2002, loans of $4.6 million were disbursed to officers and directors and repayments of $4.7 million were received from officers and directors.
         An analysis of the allowance for loan losses is as follows:
(in thousands)

Years ended June 30,               2002        2001      2000
--------------------------------------------------------------
Beginning balance ...........    $ 5,690    $ 4,949    $ 4,349
Provision for loan losses ...      1,423      1,680      1,441
Charge-offs .................       (730)    (1,019)      (937)
Recoveries ..................         68         80         96
--------------------------------------------------------------
Ending Balance ..............    $ 6,451    $ 5,690    $ 4,949
==============================================================

The following is a summary of information pertaining to impaired loans:
(in thousands)

Years Ended June 30,                         2002     2001
----------------------------------------------------------
Impaired loans with a valuation reserve    $   --   $  780
Impaired loans with no valuation reserve      580    2,818
----------------------------------------------------------
Total Impaired Loans ...................   $  580   $3,598
==========================================================

Valuation reserve on impaired loans ....   $   --   $  238
Average impaired loans .................   $2,602   $2,325

4. Mortgage Banking Activities
At June 30, 2002 and 2001, the Bank was servicing loans for others amounting to
$551.4 million and $484.6 million, respectively. Net gain on sale of loans was
$2.8 million, $1.4 million and $390,000 for the years ended June 30, 2002, 2001 and 2000. Servicing loans for others generally consists of collecting mortgage payments, maintaining escrow accounts, disbursing payments to investors and foreclosure processing. Loan servicing income includes servicing fees from investors and certain charges collected from borrowers, such as late payment fees.
         The Bank is obligated to repurchase certain loans sold to and serviced for others that become delinquent as defined by the various agreements. At June
30, 2002 and 2001, these obligations were limited to approximately $90,000 and
$123,000, respectively.
         The following analysis reflects the changes in mortgage servicing rights (MSRs) acquired: (in thousands)

Years Ended June 30,                     2002      2001
-------------------------------------------------------
Beginning carrying value ...........   $1,617    $1,811
   Additions .......................    1,651       614
   Amortization ....................     (729)     (540)
   Net change in valuation allowance      (28)     (268)
-------------------------------------------------------
Ending carrying value ..............   $2,511    $1,617
=======================================================

         The carrying value approximates fair value at June 30, 2002 and 2001.
Fair value is estimated by discounting the net servicing income to be received over the estimated servicing term using a current market rate. The significant risk characteristics of the underlying loans used to stratify MSRs for impairment measurement were term and rate of note. The valuation allowance as of
June 30, 2002 and 2001 was $368,000 and $340,000 respectively. The estimated annual amortization expense for the next five years is $859,000, $646,000,
$505,000, $355,000, and $224,000.

5. Investments in Joint Ventures
The Bank has invested in joint ventures through its subsidiary, Home Savings
Corporation ("HSC"). The investments, including loans, are accounted for by the equity  method. The Bank's interest in these investments is as follows: (in thousands)
                                   Equity
June 30,                          Interest   2002     2001
----------------------------------------------------------
Family Financial Life ........       14%   $  774  $   767
Heritage Woods ...............       33%       53       67
Home-Breeden .................       50%    2,126    2,104
Coventry Associates ..........       65%       20       20
Crystal Lake .................       50%      307    1,478
Broadmoor North/Heathfield ...       35%    1,415    1,508
Sycamore Springs .............       33%    2,925    3,562
Bloomington Technology .......       50%      533      569
----------------------------------------------------------
Total Investment .............             $8,153  $10,075
==========================================================

Summarized condensed unaudited financial statements for these joint ventures are as follows: (in thousands)

June 30,                                   2002      2001
---------------------------------------------------------
Balance Sheets:
Cash ......................             $ 2,883   $ 1,106
Investments ...............               3,727     5,369
Property and equipment, net                 671       779
Inventory of developed lots               8,866    12,751
Other assets ..............                 547       610
---------------------------------------------------------
Total Assets ..............             $16,694   $20,615
=========================================================

Notes payable .............               6,999    11,160
Insurance liabilities .....               1,407     1,432
Other liabilities .........                 286       285
Total liabilities .........               8,692    12,877
Shareholders' equity ......               8,002     7,738
---------------------------------------------------------
Total Liabilities and
   Shareholders' Equity ...             $16,694   $20,615
=========================================================

Years Ended June 30,                2002    2001    2000
--------------------------------------------------------
Income Statements:
Income:
   Insurance premiums
      and commissions ..........  $2,153  $2,479  $2,227
   Investment income ...........     445     416     401
   Net lot sales ...............   1,809     767     610
   Other income ................     165     109     109
--------------------------------------------------------
   Total income ................   4,572   3,771   3,347
--------------------------------------------------------
Expenses:
   Commissions .................   1,239   1,100   1,096
   Insurance benefits ..........     367     326     497
   Interest expense ............     497     208      76
   Other expense ...............   1,337   1,315   1,246
--------------------------------------------------------
   Total expense ...............   3,440   2,949   2,915
--------------------------------------------------------
Net Income .....................  $1,132  $  822  $  432
========================================================

The notes payable included $6.6 million and $8.2 million due to HSC and
$135,000 and $2.7 million due to the Bank at June 30, 2002 and 2001, respectively. At June 30, 2002 and 2001, open commitments to these joint ventures included letters of credit totaling $609,000 and $1.1 million, respectively.

6. Accrued Interest Receivable
Accrued interest receivable consists of the following: (in thousands)

June 30,                                    2002          2001
--------------------------------------------------------------
Loans, less reserve of $165 and $440 .... $3,575        $4,234
Securities ..............................    846           968
Interest-bearing deposits ...............     10            11
--------------------------------------------------------------
Total Accrued Interest Receivable ....... $4,431        $5,213
==============================================================

7. Premises and Equipment
Premises and equipment consists of the following: (in thousands)

June 30,                                 2002              2001
---------------------------------------------------------------
Land .............................   $  1,561          $  1,521
Buildings and improvements .......     13,805            13,778
Furniture and equipment ..........      7,240             7,271
---------------------------------------------------------------
   Total .........................     22,606            22,570
Accumulated depreciation .........    (10,414)          (10,655)
----------------------------------------------------------------
Total Premises and Equipment .....   $ 12,192          $ 11,915
===============================================================

         Depreciation expense included in operations for the years ended June
30, 2002, 2001 and 2000 totaled $1.5 million, $1.3 million and $1.4 million, respectively.

8. Deposits
Deposits are summarized as follows: (in thousands)

June 30,                                 2002                    2001
-----------------------------------------------------------------------------
                                             Weighted                Weighted
                                             Average                  Average
                                   Amount     Rate          Amount     Rate
-----------------------------------------------------------------------------
Non-interest bearing .........   $ 49,884                 $ 41,323
NOW accounts .................     67,362    0.93%          53,819    1.45%
Statement savings ............     48,382    1.05%          43,253    2.00%
Money market savings .........    121,978    1.57%         131,514    3.69%
-----------------------------------------------------------------------------
   Total transaction accounts     287,606    1.06%         269,909    2.41%
-----------------------------------------------------------------------------
Certificates of deposit:
   Less than one year ........     27,175    2.25%          40,628    4.63%
   12-23 months ..............     58,959    3.01%         124,845    6.21%
   24-35 months ..............    107,408    5.05%          94,207    6.03%
   36-59 months ..............     27,559    4.86%          11,909    5.44%
   60-120 months .............     68,773    5.32%          35,045    5.87%
-----------------------------------------------------------------------------
   Total certificate accounts     289,874    4.42%         306,634    5.88%
-----------------------------------------------------------------------------
Total Deposits ...............   $577,480    2.74%        $576,543    4.25%
=============================================================================

At June 30, 2002 and 2001, certificates of deposit in amounts of $100,000 or more totaled $76.9 million and $88.3 million, respectively.

A summary of certificate accounts by scheduled maturities at June 30, 2002 is as follows: (in thousands)

                                2003       2004       2005       2006     2007    Thereafter    Total
-----------------------------------------------------------------------------------------------------
  3.99% or less............  $ 82,490   $ 39,832   $  1,094   $     2   $      1   $     -   $123,419
  4.00%-4.99%..............    14,020     15,328     16,212     2,052     11,919     4,771     64,302
  5.00%-5.99%..............    10,099      6,749      3,472     4,872     24,993     3,446     53,631
  6.00%-6.99%..............    13,024      1,179      2,590     2,471         30     1,214     20,508
  Over 7.00%...............    26,910        211        520       256        117         -     28,014
-----------------------------------------------------------------------------------------------------
Total Certificate Amounts    $146,543   $ 63,299   $ 23,888   $ 9,653   $ 37,060   $ 9,431   $289,874
=====================================================================================================

A summary of interest expense for the past three fiscal years is as follows:
(in thousands)

Years Ended June 30,            2002          2001          2000
----------------------------------------------------------------
NOW accounts ..............  $   379       $   533       $   559
Statement savings .........      589           848           922
Money market savings ......    3,282         5,907         5,277
Certificates of deposit ...   14,466        19,422        17,153
----------------------------------------------------------------
Total Interest Expense ....  $18,716       $26,710       $23,911
================================================================

9. Federal Home Loan Bank Advances
The Bank was eligible to receive advances from the FHLB up to $198.6 million and
$242.7 million at June 30, 2002 and 2001. The Bank has pledged qualifying mortgage loans and Federal Home Loan Bank stock as collateral on the following advances from the Federal Home Loan Bank: (in thousands)

June 30,                      2002                    2001
-----------------------------------------------------------------
                                 Weighted                Weighted
                                  Average                 Average
Fiscal Year Maturity     Amount    Rate         Amount     Rate
-----------------------------------------------------------------
 2003                  $ 30,600    6.45%       $ 39,900    5.78%
 2004                    23,300    6.31%         30,600    6.45%
 2005                    30,200    6.36%         23,300    6.31%
 2006                    47,892    5.94%         30,200    6.36%
 2007                    10,900    5.36%         47,974    5.94%
Thereafter               31,247    5.16%         20,093    5.21%
-----------------------------------------------------------------
Total FHLB Advances    $174,139    5.97%       $192,067    6.02%
=================================================================

10. Other Borrowings
Senior Debt
On June 1, 2000, the Company entered into a revolving note with LaSalle Bank
N.A. whereby the Company may borrow up to $12.5 million. The note accrues interest at a variable rate based on the ninety-day London inter bank offering rate ("LIBOR") index, on the date of the draw, plus 150 basis points. Interest payments are due ninety days after the date of any principal draws made on the loan and every ninety days thereafter. On February 13, 2001 the Company modified the maturity date of the $11.2 million principal balance to reflect the maturity date of three interest rate swaps the Company entered into on the same date.
Maturities of senior debt based on minimum scheduled payments as of June 30,
2002 are: 2003-$2.0 million, 2004-$4.6 million and 2006-$4.6 million. The
Company used the funds attained to buy back shares of the Company's common stock. The assets of the Company collateralize the note. Under terms of the agreement, the Company is bound by certain restrictive debt covenants relating to earnings, net worth and various financial ratios. As of June 30, 2002, the
Company was in compliance with the debt covenants.
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

Other Borrowings
In addition to the other borrowings scheduled below, the Bank also has a $5.0 million overdraft line of credit with the Federal Home Loan Bank, none of which was used, as of June 30, 2002 or June 30, 2001. (in thousands)

June 30,                                   2002           2001
--------------------------------------------------------------
Official check overnight remittance ...  $3,341         $4,302
Money order remittance ................      --             39
--------------------------------------------------------------
Total Other Borrowings ................  $3,341         $4,341
==============================================================

11. Income Taxes
An analysis of the income tax provision is as follows: (in thousands)

Years Ended June 30,          2002       2001        2000
---------------------------------------------------------
Current:
  Federal ................ $ 5,869    $ 4,929     $ 4,649
  State ..................   1,200      1,022       1,211
Deferred .................    (824)      (432)        119
---------------------------------------------------------
Income Tax Provision ..... $ 6,245    $ 5,519     $ 5,979
=========================================================

The difference between the financial statement provision and amounts computed by using the statutory rate of 34% is reconciled as follows: (in thousands)

Years Ended June 30,                           2002          2001          2000
-------------------------------------------------------------------------------
Income tax provision at
  federal statutory rate .............      $ 5,639       $ 5,123       $ 5,243
State tax, net of federal
  tax benefit ........................          722           640           842
Tax exempt interest ..................         (112)         (125)         (108)
Increase in cash surrender
  value of life insurance ............         (176)         (125)          (99)
Other ................................          172             6           101
-------------------------------------------------------------------------------
Income Tax Provision .................      $ 6,245       $ 5,519       $ 5,979
===============================================================================

The Company is allowed to deduct an addition to a reserve for bad debts in determining taxable income. This addition differs from the provision for loan losses for financial reporting purposes. No deferred taxes have been provided on the income tax bad debt reserves which total $6.0 million, for years prior to
1988. This tax reserve for bad debts is included in taxable income of later years only if the bad debt reserves are subsequently used for purposes other than to absorb bad debt losses. Because the Company does not intend to use the reserves for purposes other than to absorb losses, deferred income taxes of $2.4 million were not provided at June 30, 2002 and 2001, respectively. Pursuant to
Statement of Financial Accounting Standards No. 109 ("SFAS 109"), "Accounting
for Income Taxes," the Company has recognized the deferred tax consequences of differences between the financial statement and income tax treatment of allowances for loan losses arising after June 30, 1987.
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

The Company's deferred income tax assets and liabilities are as follows:
(in thousands)

June 30,                                       2002          2001
-----------------------------------------------------------------
Deferred tax assets:
   Bad debt reserves, net .................  $2,394        $2,019
   Other ..................................     195            47
   Deferred compensation ..................   1,032           916
------------------------------------------------------------------
   Total deferred tax assets ..............   3,621         2,982
------------------------------------------------------------------

Deferred tax liabilities:
   Difference in basis of fixed assets ....     205           315
   FHLB dividend ..........................     194           205
   Unrealized gain on securities
      available for sale ..................     639           196
   Deferred fees ..........................     361         1,186
   Difference in basis of
      mortgage servicing rights ...........     537            --
   Other ..................................     146           117
------------------------------------------------------------------
   Total deferred tax liabilities .........   2,082         2,019
------------------------------------------------------------------
Net Deferred Tax Asset ....................  $1,539        $  963
==================================================================

12. Regulatory Matters
The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory--and possible additional discretionary--actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the
Company and the Bank must meet specific capital guidelines that involve quantitative measures of the Company's and the Bank's assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.
         Quantitative measures that have been established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table on page 30), of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). As of June
30, 2002, the Company and the Bank met all capital adequacy requirements to which they were subject.
         As of June 30, 2002 and 2001, the most recent notifications from the
Federal Reserve categorized the Company and the Bank as "well capitalized" under the regulatory framework for prompt corrective action. To be categorized as
"well capitalized" the Company must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed either entity's category.

 A summary of capital amounts and ratios as of June 30, 2002 and June 30, 2001.
 (dollars in thousands)

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
                                                             For Capital       Corrective Action
(dollars in thousands)                       Actual        Adequacy Purposes       Provisions
                                        Amount    Ratio     Amount    Ratio     Amount     Ratio
-----------------------------------------------------------------------------------------------
As of June 30, 2002
Total risk-based capital
 (to risk-weighted assets)
   Home Federal Savings Bank ......... $90,347    13.62%    $53,062    8.00%    $66,327    10.00%
   Home Federal Bancorp Consolidated . $81,293    12.23%    $53,196    8.00%    $66,494    10.00%
Tier 1 risk-based capital
 (to risk-weighted assets)
   Home Federal Savings Bank ......... $83,896    12.65%    $26,531    4.00%    $39,796     6.00%
   Home Federal Bancorp Consolidated . $74,842    11.26%    $26,598    4.00%    $39,897     6.00%
Tier 1 leverage capital
 (to average assets)
   Home Federal Savings Bank ......... $83,896     9.91%    $33,877    4.00%    $42,346     5.00%
   Home Federal Bancorp Consolidated . $74,842     8.81%    $33,992    4.00%    $42,490     5.00%

For the  fiscal year ended June 30, 2001, the Bank  was a federal savings association, subject to capital requirements established by the Office of Thrift
Supervision.  As a result, the following table presents the capital levels applicable to, and the capital levels of, the Bank for that fiscal year.

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

Dividend Restrictions
The principal source of income and funds for the Company are dividends from the
Bank. The Bank is subject to certain restrictions on the amount of dividends that it may declare without prior regulatory approval. At June 30, 2002, approximately $28.8 million of retained earnings were available for dividend declaration without prior regulatory approval.

13. Employee Benefit Plans
Multi-employer Pension Plan
The Bank participates in a noncontributory multi-employer pension plan covering all qualified employees. The plan is administered by the trustees of the
Financial Institutions Retirement Fund. There is no separate valuation of the plan benefits nor segregation of plan assets specifically for the Bank, because the plan is a multi-employer plan and separate actuarial valuations are not made with respect to each employer. However, as of June 30, 2001, the latest actuarial valuation, the total plan assets exceeded the actuarially determined value of accrued benefits.

Supplemental Retirement Plan
The Bank has entered into supplemental retirement agreements for certain officers. Benefits under these arrangements are generally paid over a 15 year period. The following table sets forth the Plan's funded status and amount recognized in the Bank's consolidated statements of income for the years ended
June 30:

Years Ended June 30,               2002        2001        2000
----------------------------------------------------------------
Economic assumptions:
   Discount rate ............      8.5%        9.7%        10.0%
Components of net periodic
   pension expense:
   Interest cost on projected
      benefit obligation ....   $200,196    $124,181    $112,062
   Service cost .............     34,995      64,516      59,104
   Prior service cost .......    234,860      39,475          --
----------------------------------------------------------------
Net periodic
   pension expense ..........   $470,051    $228,172    $171,166
================================================================

A summary of the Plan's funded status at June 30 is as follows:

Projected benefit obligation
   at beginning of year ....   $ 2,410,778    $ 1,130,493    $ 1,052,327
Interest cost ..............       200,196        124,181        112,062
Service cost ...............        34,995         64,516         59,104
Amendment to plan ..........            --      1,184,588             --
Benefits paid during year ..       (93,000)       (93,000)       (93,000)
------------------------------------------------------------------------
Projected benefit obligation
   at end of year
   (underfunded status) ....     2,552,969      2,410,778      1,130,493
Unrecognized net loss ......      (932,065)    (1,145,113)            --
------------------------------------------------------------------------
Accrued pension liability ..   $ 1,620,904    $ 1,265,665    $ 1,130,493
========================================================================

Prior service cost is amortized over the estimated remaining service lives of the employees of approximately seven years.

401(k) Plan
The Bank has an employee thrift plan established for substantially all full-time employees. The Bank has elected to make matching contributions equal to 50% of the employee contributions up to a maximum of 1.5% of an individual's total eligible salary. The Bank contributed $109,000, $99,000 and $87,000 during fiscal years 2002, 2001 and 2000, respectively.

14. Stock Options
The Company has stock option plans for the benefit of officers, other key employees and directors. As of June 30, 2002, the plans are authorized to grant options to purchase 318,000 additional shares of the Company's common stock. The option price is not to be less than the fair market value of the common stock on the date the option is granted, and the stock options are exercisable at any time within the maximum term of 10 years and one day from the grant date. The options are nontransferable and are forfeited upon termination of employment.
         The following is an analysis of the stock option activity for each of the years in the three year period ended June 30, 2002 and the stock options outstanding at the end of the respective periods:

                                            Weighted
                                            Average
                                            Exercise
Options                         Shares       Price
----------------------------------------------------
Outstanding June 30, 1999      721,617      $ 15.46
Granted .................      222,155        23.07
Forfeited ...............       (6,625)       24.95
Exercised ...............      (28,551)        7.15
--------------------------------------
Outstanding June 30, 2000      908,596        17.52
Granted .................      105,655        15.87
Forfeited ...............       (3,001)       23.06
Exercised ...............      (17,848)        6.56
--------------------------------------
Outstanding June 30, 2001      993,402        17.52
Granted .................      164,655        18.73
Forfeited ...............      (14,687)       20.30
Exercised ...............     (132,961)        9.86
--------------------------------------
Outstanding June 30, 2002    1,010,409        18.68
======================================

         As of June 30, 2002, options outstanding have exercise prices between
$5.89 and $26.56 and a weighted average remaining contractual life of 6.2 years.
The majority of options outstanding have exercise prices ranging from $15.38 to
$26.56 with a weighted average remaining contractual life of 7.7 years.
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

Years Ended June 30,        2002       2001       2000
------------------------------------------------------
Net income:
   As reported .......   $10,339   $  9,549   $  9,438
   Pro forma .........   $ 9,938   $  9,253   $  8,642

Net income per share:
   As reported
      Basic earnings
      per share ......   $  2.34    $  2.13   $  1.97
      Diluted earnings
      per share ......   $  2.25    $  2.07   $  1.88
   Pro forma
      Basic earnings
      per share ......   $  2.25    $  2.06   $  1.80
      Diluted earnings
      per share ......   $  2.17    $  2.00   $  1.72

         The weighted average fair value of options granted was $4.58 in 2002,
$3.59 in 2001 and $6.31 in 2000. The fair value of the option grants is estimated on the date of grant using an option pricing model with the following assumptions: dividend yield ranging from 1.32% to 3.58%, risk-free interest rates ranging from 4.00% to 8.04%, expected volatility ranging from 24.13% to
34.86% and expected life of 5.04 to 5.65 years. The pro forma amounts are not representative of the effects on reported net income for future years.

15. Commitments
Financial Instruments with Off-Balance Sheet Risk In the normal course of business, the Bank makes various commitments to extend credit which are not reflected in the accompanying consolidated financial statements. At
June 30, 2002 and 2001, the Bank had loan commitments approximating $29.9 million and $26.0 million, respectively, excluding undisbursed portions of loans in process. Loan commitments at June 30, 2002 included commitments to originate fixed rate loans with interest rates ranging from 6.0% to 9.5% totaling
$7.0 million and adjustable rate loan commitments with interest rates ranging from 5.1% to 8.6% totaling $22.9 million. Commitments, which are disbursed subject to certain limitations, extend over various periods of time. Generally, unused commitments are canceled upon expiration of the commitment term as outlined in each individual contract.
         Outstanding letters of credit were $2.4 million and $2.2 million at
June 30, 2002 and 2001, respectively. Additionally, the Bank had approximately
$13.6 million in commitments to sell fixed rate residential loans and $9.2 million in commitments to sell adjustable rate commercial loans at June 30,
2002.
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

June 30,                                                                  2002                     2001
---------------------------------------------------------------------------------------------------------------
                                                                 Carrying        Fair     Carrying        Fair
                                                                    Value       Value        Value       Value
---------------------------------------------------------------------------------------------------------------
Assets:                Cash .................................   $  25,006   $  25,006    $  25,814    $  25,814
                       Interest-bearing deposits ............      19,472      19,472        9,610        9,610
                       Securities available for sale ........     114,989     114,989       80,316       80,316
                       Securities held to maturity ..........       3,493       3,619        7,296        7,409
                       Loans held for sale ..................       6,302       6,383       12,383       12,518
                       Loans, net ...........................     631,815     649,880      674,552      686,873
                       Accrued interest receivable ..........       4,431       4,431        5,213        5,213
                       Federal Home Loan Bank stock .........       9,965       9,965        9,866        9,866
                       Cash surrender value of life insurance       9,792       9,792        9,274        9,274

Liabilities:           Deposits .............................     577,480     583,881      576,543      581,293
                       Federal Home Loan Bank advances ......     174,139     182,626      192,067      193,729
                       Senior debt ..........................      11,200      11,200       11,200       11,200
                       Other borrowings .....................       3,341       3,341        4,341        4,341
                       Advance payments by borrowers
                         for taxes and insurance ............         442         442          441          441
                       Accrued interest payable .............         924         924        1,482        1,482

Financial Instruments: Interest rate swaps..................      (1,038)      (1,038)        (218)        (218)

The Company, using available market information and appropriate valuation methodologies, has determined the estimated fair values of financial instruments. Considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

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

Federal Home Loan Bank Stock
The fair value is estimated to be the carrying value, which is par.

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

Interest Rate Swaps
The fair value is derived from proprietary models based upon well recognized financial principles which management believes provide a reasonable approximation of the fair value of the interest rate swap transactions.

Commitments
The commitments to originate and purchase loans have terms that are consistent with current market conditions. Accordingly, the Company estimated that the face amounts of these commitments approximate carrying values.

The fair value estimates presented herein are based on information available to management at June 30, 2002 and 2001. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date, and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

17. Parent Company Financial Statements
The condensed financial statements of Home Federal Bancorp are as follows:
(in thousands)

June 30,                                        2002      2001
--------------------------------------------------------------
Condensed Balance Sheets (Parent Company only)
Assets:
Cash .....................................   $ 1,421   $ 2,377
Investment in subsidiary .................    87,280    80,675
Other ....................................       361       332
--------------------------------------------------------------
Total Assets .............................   $89,062   $83,384
==============================================================

Liabilities:
Senior debt ..............................   $11,200   $11,200
Other ....................................       776       434
--------------------------------------------------------------
   Total liabilities .....................    11,976    11,634
--------------------------------------------------------------
Shareholders' equity .....................    77,086    71,750
--------------------------------------------------------------
Total Liabilities and Shareholders' Equity   $89,062   $83,384
==============================================================

For Years Ended June 30,                                   2002       2001       2000
-------------------------------------------------------------------------------------
Condensed Statements of Income (Parent Company only)
Dividends from subsidiary ............................ $  6,379   $  5,574   $  4,760
Other ................................................      629        556        485
-------------------------------------------------------------------------------------
   Total income ......................................    7,008      6,130      5,245
-------------------------------------------------------------------------------------
Interest on senior debt ..............................      812        807        408
Other expenses .......................................      895        925        719
-------------------------------------------------------------------------------------
   Total expenses ....................................    1,707      1,732      1,127
-------------------------------------------------------------------------------------
Income before taxes and change
  in undistributed earnings of subsidiary.............    5,301      4,398      4,118
Applicable income tax credit .........................     (419)      (433)      (244)
-------------------------------------------------------------------------------------
Income before change in undistributed
  earnings of subsidiary .............................    5,720      4,831      4,362
Increase in undistributed earnings of subsidiary .....    4,619      4,718      5,076
-------------------------------------------------------------------------------------
Net Income ........................................... $ 10,339   $  9,549   $  9,438
=====================================================================================

For Years Ended June 30,                                   2002       2001       2000
-------------------------------------------------------------------------------------
Condensed Statements of Cash Flows (Parent Company only)
Operating Activities:
Net income .............................................$ 10,339   $ 9,549    $ 9,438
Adjustments to reconcile net income to net cash
  provided by operating activities:
   Decrease (increase) in other assets .................     (29)      (87)        21
   Increase (decrease) in accrued expenses and
    other liabilities ..................................      44       245       (45)
   Increase in undistributed earnings of subsidiary ....  (4,619)   (4,718)    (5,076)
-------------------------------------------------------------------------------------
Net cash provided by operating activities ..............   5,735     4,989      4,338
-------------------------------------------------------------------------------------

Investing Activities:
Net cash used in investment in HomeFed Financial .......    (768)       --         --
-------------------------------------------------------------------------------------

Financing Activities:
Repayment of senior debt ...............................      --      (505)    (1,140)
Funds provided by senior debt ..........................      --     5,500      6,345
Payment of dividends ...................................  (2,528)   (2,438)    (2,559)
Repurchase shares of common stock ......................  (4,764)   (6,076)    (6,742)
Exercise of stock options, net of fractional shares paid   1,369       199        238
-------------------------------------------------------------------------------------
Net cash used in financing activities ..................  (5,923)   (3,320)    (3,858)
-------------------------------------------------------------------------------------

Net (decrease)/increase in cash ........................    (956)    1,669        480
Cash at beginning of year ..............................   2,377       708        228
-------------------------------------------------------------------------------------
Cash at End of Year ....................................$  1,421   $ 2,377    $   708
=====================================================================================

Independent Auditors' Report

Shareholders and the Board of Directors
Home Federal Bancorp
Columbus, Indiana

We have audited the accompanying consolidated balance sheets of Home Federal
Bancorp and its subsidiary (the "Company") as of June 30, 2002 and 2001, and the
related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended June 30, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such consolidated financial statements present fairly, in all material respects, the consolidated financial position of Home Federal Bancorp and its subsidiary at June 30, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended
June 30, 2002, in conformity with accounting principles generally accepted in the United States of America.

As discussed in note 1 to the consolidated financial statements, effective July
1, 2000 the Company changed its method of accounting for derivative instruments and hedging activities.

/S/ DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP
Indianapolis, Indiana
July 23, 2002

Board of Directors             Officers
& Officers
of Home Federal Bancorp           John K. Keach, Jr.
Board of Directors                Chairman of the Board,
                                  President and Chief
John K. Keach, Jr.                Executive Officer
Chairman of the Board,
President and Chief               Gerald L. Armstrong
Executive Officer,                Executive Vice President
Home Federal Bancorp
                                  Charles R. Farber
John T. Beatty                    Executive Vice President
President,
Beatty Insurance, Inc.            Lawrence E. Welker
                                  Executive Vice President,
Harold Force                      Chief Financial Officer,
President,                        Treasurer and Secretary
Force Construction
Company, Inc.                     S. Elaine Pollert
                                  Executive Vice President
David W. Laitinen, MD             Retail Banking
Orthopedic Surgeon

John R. Miller
President,                        Executive Officers
Best Beers, Inc.                  of Home Federal
                                  Savings Bank
Harvard W. Nolting, Jr.
Retired from Nolting
Foods, Inc.                       John K. Keach, Jr.
                                  Chairman of the Board,
Gregory J. Pence                  President and Chief
President,                        Executive Officer
Kiel Bros. Oil
Company, Inc. and President,      Gerald L. Armstrong
KP Oil Company, Inc.              Executive Vice President

John K. Keach, Sr.                Charles R. Faber
Chairman Emeritus                 Executive Vice President
Retired
                                  Lawrence E. Welker
Eugene E. Burke                   Executive Vice President,
Director Emeritus                 Chief Financial Officer,
Retired                           Treasurer and Secretary

The  Directors of Home            S. Elaine Pollert
Federal Bancorp also              Executive Vice President
serve as Directors                Retail Banking
of Home Federal
Savings Bank.                     Melissa A. McGill
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

LaSalle Bank N.A.
c/o Corporate Trust Operations
135 South LaSalle Street, Room 1960
Chicago, Illinois 60603
(800) 246-5761

General Counsel
Barnes & Thornburg
11 South Meridian Street
Indianapolis, IN 46204

Shareholder & General Inquiries

Home Federal Bancorp is required to file an Annual Report on Form 10-K for its fiscal year ended June 30, 2002, with the Securities and Exchange Commission.

For copies of the Annual Report and Home Federal Bancorp's Quarterly
Reports, contact:
Cora Laymon
Home Federal Bancorp
222 West Second Street
P.O. Box 648
Seymour, IN 47274
(812) 522-1592
(877) 626-7000

For financial information and security analyst inquiries, please contact:

Lawrence E. Welker
Home Federal Bancorp
222 West Second Street
P.O. Box 648
Seymour, IN 47274
(812) 522-1592
(877) 626-7000

For an online annual report or shareholder inquiries on the Web, visit us at:

www.homf.com

   [Inside Back Cover]

    Picture omitted

 A map of the state of Indiana, showing
 Home Federal's office locations is on
 the left side of the page.

                                         Office Locations

                                         Seymour
                                         222 W. Second Street
                                         1117 E. Tipton Street

                                         Columbus
                                         501 Wahington Street
                                         1020 Washington Street
                                         3805 25th Street
                                         2751 Brentwood Drive
                                         4330 W. Jonathan Moore Pike

                                         Hope
                                         8475 N. State Road 9

                                         Austin
                                         67 W. Main Street

                                         North Vernon
                                         111 N. State Street
                                         1540 N. State Street

                                         Osgood
                                         820 W. Buckeye Street

                                         Batesville
                                         114 State Road 46 East

                                         Madison
                                         201 Clifty Drive

                                         Brownstown
                                         101 N. Main Steet

                                         Salem
                                         1208 S. Jackson Street

                                         Greensburg
                                         115 E. North Street

                                         Fishers
                                         Loan Production Office
                                         10204 Lantern Road

                                         Greenwood
                                         Proposed office site

                                         Vist our Web site at
                                         www.homf.com or call us
                                         toll-free at (877) 626-7000.