Form 10-K, Exhibit 13
period 2002-12-31
HOME FEDERAL BANCORP
filed 2003-03-28
CIK 867493

  [Front Cover]     Home Federal Bancorp Transition Report December 31, 2002

[Picture omitted]

A white stripe across the top of the cover with the Home Federal Bancorp's logo, a white HF enclosed in a royal blue circle, is located on the right side of the cover page. The remainder of the cover is a navy blue which lightens to a royal blue going diagonally across the cover from left to right.

[Front Inside Cover]

 1   LETTER TO SHAREHOLDERS

 3   SELECTED CONSOLIDATED FINANCIAL DATA

 4   QUARTERLY RESULTS OF OPERATIONS

 5   MANAGEMENT'S DISCUSSION & ANALYSIS

 19  CONSOLIDATED BALANCE SHEETS

 20  CONSOLIDATED STATEMENTS OF INCOME

 21  CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

 22  CONSOLIDATED STATEMENT OF CASH FLOWS

 23  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 42  INDEPENDENT AUDITOR'S REPORT

 43  BOARD OF DIRECTORS & OFFICERS OF HOME FEDERAL BANCORP
     & EXECUTIVE OFFICERS OF HOMEFEDERAL BANK

To Our Shareholders

Throughout history, consistency has been regarded as an admirable trait--
especially when practiced by instiutions like Home Federal Bancorp that are charged with maintaining public trust.  It could also be said, however, that any organization that refuses to modify longstanding traditions is failing to meet the ever-changing needs of its stakeholders.  This document serves as a reflection of our ongoing commitment to constructive change on behalf of all those who have placed their trust in Home Federal.

For many years, a highlight of the summer months was the preparation of our annual report to shareholders, detailing the events of the fiscal year closing on June 30th.  With our conversion from a thrift organization to a commercial bank in fiscal year 2002, our fiscal year now concludes on December 31st.  Thus this transition report records the results of Home Fedeeral's first fiscal period as the holding company of a commercial bank, HomeFederal Bank.

It seems fitting that the first fiscal period of our new organization brought record results in mortgage loan activity, the core business of this institution for many years.  During the last six months of 2002, HomeFederal originated more than $256 million in residential loans throughout our southeastern Indiana service area, five times the level we reported just two years ago.

As positive as these results are, we recognize that such performance is never a guarantee.  Like our customers, we await mews that will help restore public confidence and reenergize economic growth.

No matter when recovery begins in earnest, our new corporate structure has prepared HomeFederal well to contribute substantially to the economic growth of our region.  For example, we are presently introducing new cash management products that bolster our increasing strength in commercial services.  And our full-service branch planned for the Greenwood area, serving a rapidly developing segment of the greater Indianapolis market, reflects our ongoing commitment to strategic growth in retail banking.

Today is not a time for dwelling on the past.  In our view, it is instead a time to prepare for a brighter future by building on traditional values, seeking new opportunities and creating innovative solutions on behalf of our customers.

I extend my thanks to all Home Federal Bancorp stakeholders for their confidence in the course we have chosen for the future, and for their continued support of this institution's longstanding ideals.  As we pursue new growth strategies attuned to tomorrow's economic conditions, we will never waiver from the disciplined principles that have shaped Home Federal's success for almost
100 years.

Sincerely,

/s/ John K. Keach, Jr.

John K. Keach, Jr.
Chairman of the Board and
Chief Executive Officer

Summary of Selected Consolidated Financial Data
(in thousands except per share data)

                                                 Six Months
                                                     Ended                                  Year Ended
------------------------------------------------------------------------------------------------------------------------------------
                                                      Dec 2002    June 2002    June 2001     June 2000     June 1999     June 1998
------------------------------------------------------------------------------------------------------------------------------------
Selected Balance Sheet Data:
Total assets                                      $  886,505    $  856,012    $  863,393    $  832,154   $   744,509   $    719,549
Securities available for sale                        114,440       114,989        80,316        99,364        73,521         57,335
Securities held to maturity                            3,026         3,493         7,296         7,776         4,987          9,565
Loans receivable, net                                628,883       631,815       674,552       652,007       586,918        582,040
Deposits                                             609,358       577,480       576,543       572,893       579,882        543,989
Borrowings                                           187,744       188,680       207,608       184,433        90,410        102,466
Shareholders' equity                                  77,794        77,086        72,044        69,486        69,635         66,952

Selected Operations Data:
Interest income                                   $   26,240    $   56,298    $   64,757    $   57,809   $    54,211   $     55,103
Interest expense                                      13,145        30,635        39,516        32,169        30,135         30,864
                                                  -----------   -----------   -----------   -----------  ------------  -------------
Net interest income                                   13,095        25,663        25,241        25,640        24,076         24,239
Provision for loan losses                              1,221         1,423         1,680         1,441         1,124          1,193
                                                  -----------   -----------   -----------   -----------  ------------  -------------
Net interest income after provision
     for loan losses                                  11,874        24,240        23,561        24,199        22,952         23,046
Gain on sale of loans                                  3,740         4,456         1,975           720         3,380          3,410
Gain (loss) on sale of securities                          4            92          (196)         (116)            2              8
Other income                                           3,125         7,841         7,241         7,060         6,622          6,297
Other expense                                         10,375        20,045        17,513        16,446        15,851         15,726
                                                  -----------   -----------   -----------   -----------  ------------  -------------
Income before income taxes                             8,368        16,584        15,068        15,417        17,105         17,035
Income tax provision                                   3,071         6,245         5,519         5,979         6,628          6,645
                                                  -----------   -----------   -----------   -----------  ------------  -------------
Net Income                                        $    5,297    $   10,339    $    9,549    $    9,438   $    10,477   $     10,390
                                                  ===========   ===========   ===========   ===========  ============  =============

Basic earnings per common share                   $     1.23    $     2.34    $     2.13    $     1.97   $      2.06   $       2.03
Diluted earnings per common share                 $     1.17    $     2.25    $     2.07    $     1.88   $      1.95   $       1.90
Cash dividends per share                          $     0.31    $     0.58    $     0.55    $     0.54   $      0.45   $       0.37
Selected Financial and Statistical Data:
Return on average assets (2)                           1.21%         1.20%         1.12%         1.20%         1.42%          1.47%
Return on average shareholders' equity (2)            13.59%        13.73%        13.76%        13.84%        15.13%         16.66%
Interest rate spread during the period (2)             3.19%         3.20%         3.13%         3.46%         3.36%          3.50%
Net interest margin on average earning assets (2)      3.26%         3.27%         3.22%         3.56%         3.53%          3.69%
Average shareholders' equity to average assets         8.93%         8.76%         8.15%         8.70%         9.41%          8.85%
Efficiency ratio (1)                                  57.01%        57.02%        50.75%        49.50%        50.00%         50.80%
Nonperforming loans to total loans                     0.71%         0.57%         1.02%         0.46%         0.60%          0.67%
Nonperforming assets to total assets                   0.70%         0.70%         0.99%         0.52%         0.75%          0.59%
Loss allowance to nonperforming loans                151.12%       171.34%        78.70%       162.05%       121.82%        106.29%
Loss allowance to total loans                          1.08%         1.01%         0.82%         0.75%         0.73%          0.71%
Dividend payout ratio                                 25.12%        24.45%        25.53%        27.11%        21.49%         18.28%
Loan servicing portfolio                          $  564,856    $  551,402    $  484,628    $  451,768   $   461,462   $    385,207
Allowance for loan losses                         $    7,172    $    6,451    $    5,690    $    4,949   $     4,349   $      4,243
Number of full service offices                            17            17            17            16            16             16
__________________
(1) Operating expenses as a percentage of the sum of net interest income and non-interest income, excluding real estate income and expenses, securities gains and losses, gains and losses on sale of loans, amortization of intangibles, OMSR amortization, impairment of OMSR and non-recurring items.
(2) For comparative purposes, the December 2002 ratios have been annualized.

Quarterly Results of Operations
(in thousands except share data)

The following table presents certain selected unaudited data relating to results of operations for the three month periods ending on the dates indicated.

                                               Three Months Ended
                                      --------------------------------------
Six Months Ended December 31, 2002       Sept 30, 2002        Dec 31, 2002
----------------------------------------------------------------------------
Total interest income                 $         13,277    $         12,963
Total interest expense                           6,703               6,442
                                      -----------------   -----------------
Net interest income                              6,574               6,521
Provision for loan losses                          460                 761
                                      -----------------   -----------------
Net interest income after
    provision for loan losses                    6,114               5,760
Gain on sale of loans                            1,386               2,354
Other income                                     1,457               1,672
Other expense                                    4,807               5,568
                                      -----------------   -----------------
Income before income taxes                       4,150               4,218
Income tax provision                             1,559               1,512
                                      -----------------   -----------------
Net Income                            $          2,591    $          2,706
                                      =================   =================
Basic earnings per common share       $           0.60    $           0.63
                                      =================   =================
Diluted earnings per common share     $           0.57    $           0.60
                                      =================   =================
Dividends per share                   $          0.150    $          0.163
Stock sales price range:  High (1)    $          24.30    $          25.14
                          Low         $          21.60    $          21.76

                                                                   Three Months Ended
                                      -----------------------------------------------------------------------------
Fiscal Year Ended June 30, 2002          Sept 30, 2001        Dec 31, 2001       March 31, 2002      June 30, 2002
-------------------------------------------------------------------------------------------------------------------
Total interest income                 $         15,168    $         14,370    $         13,290    $         13,470
Total interest expense                           8,968               7,879               6,946               6,842
                                      -----------------   -----------------   -----------------   -----------------
Net interest income                              6,200               6,491               6,344               6,628
Provision for loan losses                          306                 415                 509                 193
                                      -----------------   -----------------   -----------------   -----------------
Net interest income after
    provision for loan losses                    5,894               6,076               5,835               6,435
Gain on sale of loans                              873               1,930               1,018                 635
Other income                                     1,574               1,820               2,494               2,045
Other expense                                    4,591               5,277               5,158               5,019
                                      -----------------   -----------------   -----------------   -----------------
Income before income taxes                       3,750               4,549               4,189               4,096
Income tax provision                             1,386               1,779               1,596               1,484
                                      -----------------   -----------------   -----------------   -----------------
Net Income                            $          2,364    $          2,770    $          2,593    $          2,612
                                      =================   =================   =================   =================
Basic earnings per common share       $           0.53    $           0.62    $           0.59    $           0.60
                                      =================   =================   =================   =================
Diluted earnings per common share     $           0.51    $           0.61    $           0.56    $           0.57
                                      =================   =================   =================   =================
Dividends per share                   $          0.138    $          0.138    $          0.150    $          0.150
Stock sales price range:  High (1)    $          22.22    $          19.75    $          22.00    $          25.00
                          Low         $          16.00    $          16.80    $          18.60    $          21.68

                                                                   Three Months Ended
                                      -----------------------------------------------------------------------------
Fiscal Year Ended June 30, 2001          Sept 30, 2000        Dec 31, 2000       March 31, 2001      June 30, 2001
-------------------------------------------------------------------------------------------------------------------
Total interest income                 $         16,216    $         16,571    $         16,281    $         15,689
Total interest expense                           9,805              10,311               9,972               9,428
                                      -----------------   -----------------   -----------------   -----------------
Net interest income                              6,411               6,260               6,309               6,261
Provision for loan losses                          215                 355                 409                 701
                                      -----------------   -----------------   -----------------   -----------------
Net interest income after
    provision for loan losses                    6,196               5,905               5,900               5,560
Gain on sale of loans                              512                 270                 403                 790
Other income                                     1,524               1,886               1,772               1,863
Other expense                                    4,185               4,164               4,287               4,877
                                      -----------------   -----------------   -----------------   -----------------
Income before income taxes                       4,047               3,897               3,788               3,336
Income tax provision                             1,616               1,472               1,460                 971
                                      -----------------   -----------------   -----------------   -----------------
Net Income                            $          2,431    $          2,425    $          2,328    $          2,365
                                      =================   =================   =================   =================
Basic earnings per common share       $           0.52    $           0.54    $           0.53    $           0.54
                                      =================   =================   =================   =================
Diluted earnings per common share     $           0.51    $           0.53    $           0.51    $           0.52
                                      =================   =================   =================   =================
Dividends per share                   $          0.138    $          0.138    $          0.138    $          0.138
Stock sales price range:  High (1)    $          19.00    $          16.75    $          19.00    $          22.00
                          Low         $          15.75    $          14.69    $          16.00    $          16.90

(1)  The Company's common stock trades on the NASDAQ National Market under the symbol "HOMF."  As of December 31, 2002, the Company had 499 holders of record of its shares.

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

Holding Company Business
Home Federal Bancorp (the "Company") is organized as a bank holding company authorized to engage in activities permissible for a financial holding company and owns all of the outstanding capital stock of HomeFederal Bank (the "Bank").
The business of the Bank and therefore, the Company, is providing consumer and business banking services to certain markets in the south-central portions of the State of Indiana. The Bank does business through 17 full service banking offices and one commercial loan office.

General
The Bank's earnings in recent years reflect the fundamental changes that have occurred in the regulatory, economic and competitive environment in which commercial banks operate. The Bank's earnings are primarily dependent upon its net interest income. Interest income is a function of the average balances of loans and investments outstanding during a given period and the average yields earned on such loans and investments. Interest expense is a function of the average amount of deposits and borrowings outstanding during the same period and the average rates paid on such deposits and borrowings. Net interest income is the difference between interest income and interest expense.

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

Certain Factors Affecting Income for the Six Months Ended December 31, 2002, and
the Fiscal Years Ended June 30, 2002 and 2001 and Future Income
For the six month period ended  December 31,  2002,  the  Company  originated approximately $256.1  million in residential  loans. It sold $201.9 million of these loans, generating $3.7 million in pre-tax income (gain on sale of loans).
For  the  12  month  period  ended  June  30,  2002, the  Company originated approximately $285.8 million in residential loans, selling  approximately $205.6 million and generating  $4.5 million gain on sale of loans. In fiscal year 2001, approximately $93.0 million in  residential  loans were sold generating  $2.0 million gain on sale of loans. In fiscal year 2000, $39.0 million in residential loans were sold and only $720,000 gain on sale of loans was recorded.

During the last half of calendar years 2001 and 2002 and the beginning of calendar year 2003, the Company experienced record levels of mortgage loan origination activity, most of which came from refinances of existing loans. The low interest rate environment resulted in most of the loan origination volume being made in low fixed rate mortgages, which the Company sells eventually to either Fannie Mae or Freddie Mac. The refinanced loans consisted of higher fixed rate loans where the borrower wanted to lock in a lower rate or adjustable rate mortgages where the borrower wanted to lock in a fixed rate that will not be subject to future changes.

Unless interest rates continue to fall, eventually most borrowers who can benefit from refinancing will have already refinanced their loans.
Alternatively, rates may begin to rise and it will not be advantageous for borrowers to refinance. In either case the volume of loan activity could potentially drop dramatically when either rates rise or stay level long enough for all borrowers who are eligible to refinance their higher rate loans do so.
When this happens, the Company will experience a corresponding decrease in gain on sale of loans that could be significant. While management cannot predict with certainty whether or when this will happen or the magnitude of any resulting decrease in gain on sale of loans, it is reasonable to expect that current levels of loan activity will not last indefinitely and that the Company will see reduced gain on sale of loans as a result.

If loan originations and sales of fixed rate loans were to drop in 2003 to levels more in line with fiscal 2001 or fiscal 2000, it is possible that the
Company would not be able to make up the anticipated loss of revenue from loan sales through growth in the loan portfolio or other income generating activities. The Company could therefore experience flat or even declining revenues from sales of loans in 2003.

Refinance activity and loan originations are in large part driven by overall interest rate levels. If rates are low, borrowers refinance and lock in fixed rates. If rates are higher they tend not to refinance and are more likely to finance with adjustable rate mortgage ("ARM") products until rates decrease again.

The Company's balance sheet and income statement are dramatically impacted by the interest rate environment, making it difficult to forecast future income levels with any certainty.

In general if rates stay at current levels (around 5.375% and 6.00% for 15 and
30 year fixed rate loans respectively), management would expect fewer refinancings to occur in 2003 and therefore reduced loan sales. The Company would expect to continue to see originations of fixed rate mortgages but not enough to equal the volume incurred during the twelve months ended June 30, 2002 or the six month period ended December 31, 2002.

If mortgage loan rates decrease another 25 to 50 basis points in 2003, management would expect to see refinancings continue at high levels and income from gain on sale of loans to remain at above average levels. Whether refinancings would equal 2002 volumes is impossible to predict with any degree of accuracy. Offsetting part of the income from gain on sale of loans in a declining rate environment would be a continuing tightening of net interest margins and additional impairment of the originated mortgage servicing rights asset.

If mortgage loan rates rise, management would expect to see refinancings slow possibly to the levels of fiscal 2000 or 2001 and ARM production increase.
Increases in ARM production would help the loan portfolio grow (since the
Company does not typically sell its ARM products), and thus interest income should thereby grow.

Offsetting the increases in gain on sale of loans due to decreasing interest rates has been a narrowing of interest margins as loan and investment yields have dropped more rapidly than deposit and borrowing costs. In addition, impairment charges to the Company's mortgage servicing rights (MSR) increase when interest rates are declining.

If interest rates stay at current levels, management would expect interest margins to improve slightly as deposit and borrowing costs catch up with the lower loan and investment yields. It would also expect impairment charges to the
MSR to slow or cease. It should be pointed out, however, that these improvements to income might not be sufficient to overcome the reduced income from gain on sale of loans that would follow a period of stable interest rates.

If interest rates should rise, management would expect to recover some prior MSR impairment charges as well as see improved margins due to asset yields rising more rapidly than liability costs. In addition, the residential loan portfolio would grow as more adjustable rate mortgages would be originated and retained in portfolio thus increasing interest income and helping to improve net interest margins. Again, in management's opinion, these gains might not occur quickly enough to overcome the lost gain on sale of loans income in 2003 that would result from higher rates.

In conclusion, the Company's 2003 income may be affected by a number of components that could change materially from the components affecting income for the twelve months ended June 30, 2002 and the six months ended December 31, 2002 under different interest rate scenarios.

The foregoing discussion contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, which involve a number of risks and uncertainties. A number of factors could cause results to differ materially from the plans, objectives, expectations, estimates and intentions expressed in such forward-looking statements. These factors include, but are not limited to, changes in economic conditions including fluctuations in interest rates and inflation, regulatory developments, changes in monetary and fiscal policies of the U. S. Treasury and the Board of Governors of the Federal Reserve
System, demand for loan products (including the relative demand for fixed rate
vs. adjustable rate loan products), the level of loan repayments and refinancings, deposit flows, competition and demand for financial services in the Company's markets, changes in accounting policies, principles or guidelines, and other factors set forth in this Shareholder Annual Report and in the
Company's Form 10-K for the six months ended December 31, 2002. These factors should be considered in evaluating any forward-looking statements, and undue reliance should not be placed on such statements. The Company does not undertake and specifically disclaims any obligation to update any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

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
thousands)

                              Six Months Ended              Year Ended
                             ------------------------------------------------------------------------------------------------------------
                              Dec 2002                      June 2002                  June 2001                   June 2000
                             ------------------------------------------------------------------------------------------------------------
                                                 (3)
                              Average           Average   Average          Average   Average         Average    Average          Average
                              Balance Interest Yield/Rate Balance Interes Yield/Rate Balance Interes Yield/Rate Balance Interest Yield/Rate
-----------------------------------------------------------------------------------------------------------------------------------------
Interest-earning assets:
 Residential mortgage loans  $244,399  $ 8,371    6.85% $262,194  $19,678    7.51% $305,512  $24,631    8.06%  $287,111  $22,475   7.83%
 Commercial real estate
   mortgages...............   208,117    7,126    6.85%  191,303   14,113    7.38%  171,766   14,473    8.43%   148,901   12,271   8.24%
 Home equities/
   second mortgages........    82,489    3,284    7.96%   88,061    7,218    8.20%   91,655    8,485    9.26%    74,945    6,779   9.05%
 Commercial loans..........    86,416    2,724    6.30%   76,947    5,271    6.85%   64,431    5,696    8.84%    56,107    4,925   8.78%
 Consumer loans............    39,414    1,792    9.09%   40,978    3,950    9.64%   43,558    4,305    9.88%    45,655    4,606  10.09%
 Securities................   117,938    2,772    4.70%   97,787    5,488    5.61%   98,597    6,622    6.72%   100,324    6,316   6.30%
 Interest-bearing deposits     24,807      171    1.38%   26,991      580    2.15%    9,449      545    5.77%     8,013      437   5.45%
                             ------------------------------------------------------------------------------------------------------------
Total interest-earning
 assets(1).................  $803,580  $26,240    6.53% $784,261  $56,298    7.18% $784,968  $64,757    8.25%  $721,056  $57,809   8.02%
                             ============================================================================================================

Interest-bearing liabilities:
 Deposits-
  Transaction accounts.....  $290,629  $ 1,715    1.17% $283,295  $ 4,914    1.73% $249,647  $ 6,505    2.61%  $246,193  $ 6,758   2.75%
  Certificate accounts.....   303,610    5,799    3.79%  289,600   13,802    4.77%  324,358   20,205    6.23%   324,390   17,153   5.29%
 FHLB advances.............   174,387    5,205    5.92%  185,453   11,106    5.99%  187,272   11,987    6.40%   129,155    7,832   6.06%
 Other borrowings..........    11,823      426    7.15%   11,173      813    7.28%   11,270      819    7.27%     6,196      426   6.88%
                             ------------------------------------------------------------------------------------------------------------
Total interest-bearing
 liabilities...............  $780,449  $13,145    3.34% $769,521  $30,635    3.98% $772,547  $39,516    5.12%  $705,934  $32,169   4.56%
                             ============================================================================================================

Net Interest Income........            $13,095                    $25,663                    $25,241                     $25,640
                                       =======                    =======                   ========                     =======

Net Interest Rate Spread...                       3.19%                      3.20%                      3.13%                      3.46%
                                                  =====                      =====                      =====                      =====

Net Earning Assets.........  $ 23,131                   $ 14,740                   $ 12,421                   $ 15,122
                             ========                   ========                   ========                   ========

Net Interest Margin (2)....                       3.26%                      3.27%                      3.22%                      3.56%
                                                  =====                      =====                      =====                      =====

Average Interest-earning
 Assets to Average
 Interest-bearing Liabilities  102.96%                    101.92%                    101.61%                   102.14%
                              ========                   ========                   ========                  ========

(1) Average balances are net of non-performing loans.
(2) Net interest income divided by the average balance of interest-earning assets.
(3) For comparative purposes, the ratios in the December 2002 average yield/rate column have been annualized.

Rate/Volume Analysis
The following table sets forth the changes in the Bank's interest income and interest expense resulting from changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities. Changes not solely attributable to volume or rate changes have been allocated in proportion to the changes due to volume or rate. (in thousands)

                                                          Six Months Ended                                      Year Ended
                                                   ----------------------------------------------------------------------------------------------------------------
                                                        Dec 2002 vs. Dec 2001            June 2002 vs. June 2001          June 2001 vs. June 2000
                                                   ----------------------------------------------------------------------------------------------------------------
                                                        Increase/(Decrease)               Increase/(Decrease)               Increase/(Decrease)
                                                    Due to     Due to      Total      Due to     Due to      Total       Due to    Due to    Total
                                                     Rate      Volume     Change       Rate      Volume     Change        Rate     Volume   Change
------------------------------------------------------------------------------------------------------------------------------------------------------------------
Interest Income on Interest-Earning Assets:
 Residential mortgage loans......................  $(1,070)  $(1,424)   $(2,494)    $ (1,623)   $ (3,330)  $ (4,953)   $    686   $ 1,470   $ 2,156                                                                            $          $                       $
 Commercial real estate loans....................      529      (559)       (30)      (4,188)      3,828       (360)        280     1,922     2,202
 Home equities/second mortgages..................     (189)     (366)      (555)        (944)       (323)    (1,267)        162     1,544     1,706
 Commercial loans................................      126      (139)       (13)      (3,104)      2,679       (425)         35       736       771
 Consumer loans..................................     (168)     (140)      (308)        (104)       (251)      (355)        (93)     (208)     (301)
 Securities......................................     (288)      533        245       (1,080)        (54)    (1,134)        412      (106)      306
 Interest-bearing deposits.......................     (173)       30       (143)         (18)         53         35          26        82       108
                                                   --------  --------   --------    ---------   ---------  ---------   ---------  --------  --------
   Total.........................................   (1,233)   (2,065)    (3,298)     (11,061)      2,602     (8,459)      1,508     5,440     6,948
                                                   --------  --------   --------    ---------   ---------  ---------   ---------  --------  --------

Interest Expense on Interest-Bearing Liabilities:
 Deposits - Transaction accounts.................   (1,592)      141     (1,451)      (2,665)      1,074     (1,591)       (350)       97      (253)
            Certificate accounts.................   (1,969)      217     (1,752)      (4,397)     (2,006)    (6,403)      3,054        (2)    3,052
 FHLB advances...................................      (33)     (482)      (515)        (766)       (115)      (881)        457     3,698     4,155
 Other borrowings................................       (6)       22         16            1          (7)        (6)         25       368       393
                                                   --------  --------   --------    ---------   ---------  ---------   ---------  --------  --------
   Total.........................................   (3,600)     (102)    (3,702)      (7,827)     (1,054)    (8,881)      3,186     4,161     7,347
                                                   --------  --------   --------    ---------   ---------  ---------   ---------  --------  --------

Net Change in Net Interest Income................  $ 2,367   $(1,963)   $   404     $ (3,234)   $  3,656   $    422    $ (1,678)  $ 1,279   $  (399)                                                                           $          $                       $
                                                   ========  ========   ========    =========   =========  =========   =========  ========  ========

RESULTS OF OPERATIONS
Comparison of Six Month Period Ended December 31, 2002 and Six Month Period
Ended December 31, 2001:

General
On September 24, 2002, the Company announced a change in its fiscal year end from June 30 to December 31. Therefore, the current year-to-date numbers being reported will refer to the six month period ended December 31, 2002, while the prior year-to-date numbers being reported will refer to the six month period ended December 31, 2001. The Company reported net income of $5.3 million for the six month period ended December 31, 2002. This compared to net income of $5.1 million for the six month period ended December 31, 2001, representing an increase of $163,000 or 3.2%.

Net Interest Income
Net interest income before provision for loan losses increased $404,000 or 3.2%
for the six month period ended December 31, 2002, compared to the six month period ended December 31, 2001. This increase was primarily the result of a
$13.4 million increase in average interest earning assets compared to a $4.5 million increase in average interest bearing liabilities.

Year-to-date net interest income after provision for loan losses decreased by
$96,000, from $11,970,000 one year ago to $11,874,000 for the six month period ended December 31, 2002. The decrease in net interest income after provision for loan losses was due to an increase in the loan loss provision in the year-to-date period of $500,000. The loan loss provision has increased primarily due to the deteriorating economic data regarding bankruptcies and unemployment trends in the Bank's market area. The increases in the loan loss provision have also increased the allowance for loan losses from $6,451,000 at June 30, 2002 to
$7,172,000 at December 31, 2002, a $721,000 increase. For further information about the allowance for loan losses see the discussion under the Allowance for
Loan Losses section. For the six month period ended December 31, 2002 compared to the same period a year ago the net interest margin improved slightly. The current low interest rate environment continues to see loan and investment rates decrease more rapidly than deposit and borrowing rates. The yield on the investment portfolio has decreased because much of it was comprised of mortgage backed securities that have pre-paid ahead of schedule as well as U.S.
Government agency securities that had call features exercised. In addition the investment portfolio has grown due to increased cash flows created by the refinancing of adjustable rate loans held in portfolio into fixed rate loans that are sold in the secondary mortgage market. This turnover in the investment portfolio has seen higher yielding assets move into lower yielding assets that in turn tightens interest margins. On the liability side of the balance sheet competition for retail deposits has caused rates to decrease slower than they otherwise might have given the overall rate environment, which has also kept interest margins from widening.

Interest Income
Total interest income for the six month period ended December 31, 2002, decreased $3.3 million, or 11.2%, as compared to the six month period ended
December 31, 2001. The decrease in interest income was due primarily to the 95 basis point decrease in yield on interest earning assets for the six month period ended December 31, 2002 as compared to the same period a year ago. A factor offsetting the decrease in interest income was the $13.4 million increase in the average balance of the Company's interest earning assets.

Interest Expense
Total interest expense for the six month period ended December 31, 2002, decreased $3.7 million, or 22.0%, as compared to the six month period ended
December 31, 2001. This decrease was due to a 97 basis point decrease in the cost of interest bearing liabilities for the six month period ended December 31,
2002 as compared to the same period a year ago. A factor that offsets the decrease in interest expense was the increase in average balances of deposits and borrowings of $4.5 million for the six month period ended December 31, 2002.

Other Income
Other income for the current six month period was $6,869,000. This represented an increase of $672,000, or 10.8%, over the same six month period ended December
31, 2001. This increase was due to several factors including the increase in gain on sale of loans of $937,000 in the current six month period compared to the same period one year ago. The increase was due to increased refinancing activity and loan sales. Offsetting this increase in other income was a $517,000 decrease in loan servicing income due primarily to an impairment charge reducing the value of originated mortgage servicing rights. The originated mortgage servicing rights asset is reviewed for impairment each quarter. This asset is created when mortgage loans are sold and the lender retains the servicing rights. The servicing rights are recognized as income at the time the loan is sold and the servicing asset is also recorded. The asset is then amortized as an expense to mortgage servicing income over the life of the loan. The impairment charge is the recognition of the change in value of mortgage servicing rights that results with changes in interest rates. Mortgage servicing portfolios typically decline in value as interest rates drop and increase in value as rates rise. The reason for this decline in value is that as rates drop, prepayment speeds increase causing the average life of the servicing portfolio to shorten.
This reduces the amount of servicing income the Bank receives over time and thus reduces the value of the servicing portfolio. If rates rise the opposite occurs--prepayments slow and the average life of the mortgage servicing portfolio lengthens, increasing the amount of servicing income the Bank receives over time and the value of the servicing portfolio. In the current period the impairment charge was $617,000 compared to the same period ending December 31,
2001 where the charge was $177,000. The amortization charge in the current period was $478,000 compared to $302,000 for the same period a year ago. Future impairment charges will depend on future interest rate changes. If rates continue to decrease there will be more impairment charges; if they increase the impairment charges may be recovered.

Other Expenses
Other expenses increased $507,000 or 5.1%, over the prior fiscal year, to $10.4 million from $9.9 million. The increases were primarily in compensation and employee benefits. Compensation and employee benefits increased $670,000 due to various factors including increased staffing, normal salary increases, bonus expense and increased funding expenses for the Bank's pension plans. A factor that reduced the increase in other expenses was a $156,000 reduction in service bureau expenses. The Company completed a data processing conversion in the six month period ended December 31, 2001. Data processing expenses were higher than normal during the conversion process as the Company incurred charges from both the old and new data processors for a period of time.

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

Compared to the prior year, net interest income after provision for loan losses increased by $679,000, or 2.9% to $24.2 million. In each period, the provision and allowance for loan losses were based on an analysis of individual credits, prior and current loss experience, overall growth in the portfolio, the change in the portfolio mix and current economic conditions. The loan loss provision in the current fiscal year was $1.4 million. This charge to the provision for loan losses increased the allowance for loan losses to $6.5 million, an increase of
$761,000 over the prior fiscal year balance of $5.7 million. This increase to the allowance for loan losses related to two primary factors, the deteriorating economic data regarding bankruptcies and unemployment trends in the Bank's market area and the continuing shift of the Bank's loan portfolio in the direction of increasing the commercial real estate and commercial loan portfolios, while reducing the residential loan portfolio. For further information about the allowance for loan losses see the discussion under the
Allowance for Loan Losses section.

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

Other Income
Other income increased $3.4 million from $9.0 million in fiscal year 2001 to
$12.4 million in fiscal year 2002. This increase was due primarily to an increase in the gain on sale of loans of $2.5 million. The increased gain on sale of loans was primarily due to increases in refinancing activity that occurred, as borrowers took advantage of the available lower rates. Other factors affecting the increase in other income include increases of $288,000 in gain on sale of securities, a $241,000 increase in insurance annuity and other fees, a $164,000 increase in gain of sale on real estate owned and repossessed assets and a $195,000 increase in loan servicing income. The gain on sale of securities was the result of a $196,000 loss incurred in prior fiscal year due to restructuring the portfolio, compared with a $92,000 gain realized in current fiscal year ended June 30, 2002. The increase in insurance, annuity and other fees came primarily from commissions earned on brokerage sales, which increased
$171,000 over the previous fiscal year, as well as a $90,000 increase in fees earned from trust services. The increase in net gain on real estate owned resulted from increased activity in real estate owned and repossessed assets sales, with a total of 78 sales with proceeds of $4.5 million occurring in the current fiscal year compared to 53 sales with proceeds of $1.5 million for the prior fiscal year. The increase in loan servicing income primarily resulted from a $66.8 million net increase in the servicing portfolio.

Other Expenses
Other expenses increased $2.5 million or 14.5%, over the prior fiscal year, to
$20.0 million from $17.5 million. The increases came primarily from three areas, compensation and employee benefits, occupancy and equipment expenses and miscellaneous expenses. Compensation and employee benefits increased $1.5 million principally due to funding expenses for the Bank's pension plans, health insurance costs and overtime associated with the data processing conversion.

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

Miscellaneous expense increases of $666,000 or 16.6% include $353,000 of expenses associated with taxes, repairs, maintenance and improvement of various real estate owned properties to place them in a condition for sale. Additional increases to miscellaneous expenses of $373,000 are associated with increases in postage, office supplies and communications charges, resulting from process changes associated with the data processing conversion. An increase of $60,000 to miscellaneous expenses is related to the Bank's charter conversion from a federal savings bank charter to a state commercial bank charter.

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

Offsetting these increases in other income were a decrease in loan servicing income and a loss on sale of securities. The decrease in loan servicing income resulted from an impairment charge related to originated mortgage servicing rights in the year ended June 30, 2001 of $268,000. The loss on sale of securities of $196,000 occurred due to the Bank completing a partial restructuring of the investment portfolio. The loss incurred in restructuring the investment portfolio was recouped within fiscal year 2001 through the higher yield attained on the securities purchased.

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

FINANCIAL CONDITION
The Company's total assets increased $30.5 million to $886.5 million at December
31, 2002, from $856.0 million at June 30, 2002. Loans held for sale increased
$24.3 million as a result of the continued refinancing activity. Additionally, cash and cash equivalents increased $9.2 million primarily due to cash received from the sale of refinanced portfolio loans. The primary increase in liabilities occurred in deposits which increased $31.9 million from June 30, 2002 to
December 31, 2002. This increase in deposits reflected an increase in public funds certificates of deposits and brokered certificates of deposit of $16.5 million and $10.0 million, respectively.

Shareholders' equity increased $708,000 to $77.8 million. Retained earnings increased $5.3 million from net income and decreased $1.3 million for dividends paid and decreased $3.0 million from the repurchase of the Company's common stock. Common stock had a net increase of $98,000: a decrease of $194,000 from the repurchase of Company stock and an increase of $292,000 from options exercised. The Company had accumulated other comprehensive income, net, of
$454,000, a decrease of $396,000 over the prior fiscal year. This decrease was the result of a $272,000 decrease from unrealized gains in the available for sale portfolio and a $124,000 decrease from the change in fair value of a cash flow hedge.

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
Rather, these are intended to provide a measure of the degree of volatility interest rate movements may introduce into the earnings of the Company. Modeling the sensitivity of earnings to interest rate risk is highly dependent on numerous assumptions embedded in the model. These assumptions include, but are not limited to, management's best estimates of the effect of changing interest rates on the prepayment speeds of certain assets and liabilities, projections for activity levels in each of the product lines offered by the Company and historical behavior of deposit rates and balances in relation to changes in interest rates. These assumptions are inherently uncertain, and as a result, the model cannot precisely measure net interest income or precisely predict the impact of fluctuations in interest rates on net interest income. Actual results will differ from simulated results due to timing, magnitude, and frequency of interest rate changes as well as changes in market conditions. The Company's
12-month net interest income sensitivity profile as of fiscal year-end December
31, 2002 is as follows:

Change in Rates               % Change
------------------            --------
+ 300 basis points             (9.88%)
------------------            --------
+ 200 basis points             (5.61%)
------------------            --------
+ 100 basis points             (2.57%)
------------------            --------
- 100 basis points              2.05%
------------------            --------

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

-------------------------------------------------------------------------------------------------------
Period Ended                          Dec 2002  June 2002  June 2001   June 2000  June 1999  June 1998
-------------------------------------------------------------------------------------------------------
Non-accruing loans:
    Residential mortgages........... $  1,749   $     795  $   2,613   $  1,375   $  1,818   $   2,418
    Commercial real estate mortgages      137          96      2,783         61          6           5
    Home equities/second mortgages..      606         740        504        390        633         581
    Commercial......................      566         461        226        165        718         522
    Consumer........................      206         189        225        431        334         466
                                     --------   ---------  ---------   --------   --------   ---------
    Total...........................    3,264       2,281      6,351      2,422      3,509       3,992
                                     --------   ---------  ---------   --------  ---------   ---------
Accruing loans:
    Residential mortgages...........    1,166       1,094          -          -          -           -
    Commercial real estate mortgages        -           -          -          -          -           -
    Home equities/second mortgages..        -           -          -          -          -           -
    Commercial......................        -           -          -          -          -           -
    Consumer........................        -          16          -          -          -           -
                                     --------   ---------  ---------   --------   --------   ---------
    Total...........................    1,166       1,110          -          -          -           -
                                     --------   ---------  ---------   --------   --------   ---------
Troubled debt restructured..........      316         374        879        632         61           -
                                     --------   ---------  ---------   --------   --------   ---------
    Total non-performing loans......    4,746       3,765      7,230      3,054      3,570       3,992
Real estate owned...................    1,472       2,239      1,298      1,235      2,050         242
                                     --------   ---------  ---------   --------   --------   ---------

Total Non-Performing Assets......... $  6,218   $   6,004  $   8,528   $  4,289   $  5,620   $   4,234
                                     ========   =========  =========   ========   ========   =========
Non-performing assets to total assets   0.70%       0.70%      0.99%      0.52%      0.75%       0.59%
                                     ========   =========  =========   ========   ========   =========
Non-performing loans to loans.......    0.71%       0.57%      1.02%      0.46%      0.60%       0.67%
                                     ========   =========  =========   ========   ========   =========
Allowance for loan losses to
 non-performing 1oans...............  151.12%     171.34%     78.70%    162.05%    121.82%     106.29%
                                     ========   =========  =========   ========   ========   =========

In addition, at December 31, 2002, there were $10.0 million in current performing loans that were classified as special mention or substandard for which potential weaknesses exist, which may result, in the future inclusion of such items in the non-performing category.

Total non-performing assets increased $214,000 to $6.2 million at December 31,
2002. This increase resulted from a $981,000 increase in non-performing loans that was offset by a decrease of $767,000 in real estate owned.

During fiscal year 2002, the Company changed its method of classifying loans that are 90 days or more delinquent. In prior fiscal years, any loan that was 90 days or more delinquent was placed in a nonaccrual status. Beginning in fiscal
2002, loans that are 90 days or more delinquent, which have a mortgage insurance contract or a government agency, such as rural development, guaranteeing the payment of delinquent interest, are further reviewed to determine if the insurance coverage is adequate to cover both the anticipated principal loss as well as the accrued interest. If the insurance coverage is determined to be adequate the loan is then classified as nonperforming but still accruing. If management believes there is any question as to the adequacy of the insurance coverage, the loan is classified as nonaccrual. As of December 31, 2002, the
Bank had $1.2 million of loans that were nonperforming but still accruing.

Allowance for Loan Losses
The provision for loan losses for the six months ended December 31, 2002 was
$1.2 million, which resulted in an allowance for loan losses balance of $7.2 million as of December 31, 2002 as compared to $6.5 million as of June 30, 2002.
The growth in the allowance for loan losses primarily reflects the unfavorable economic trends in the Bank's market area. Unfavorable economic trends occurring in the six month period ended December 31, 2002 include continued increasing bankruptcies, foreclosures and unemployment rates. See the Critical Accounting
Policies, Allowance for Loan Losses section for a description of the systematic analysis the Bank uses to determine its allowance for loan losses.

The following table sets forth an analysis of the allowance for possible loan losses.

--------------------------------------------------------------------------------------------------
Period Ended                    Dec 2002   June 2002  June 2001  June 2000   June 1999  June 1998
--------------------------------------------------------------------------------------------------
Balance at beginning of period...$6,451      $5,690     $4,949     $4,349     $4,243     $3,649
Provision for loan losses........ 1,221       1,423      1,680      1,441      1,124      1,193
Loan charge-offs:
 Residential mortgages...........   (74)       (137)       (81)      (118)      (137)       (10)
 Commercial real estate mortgages     -         (86)       (50)         -       (200)         -
 Home equities/second mortgages..   (44)       (138)       (87)      (104)       (94)       (10)
 Commercial......................  (240)        (38)      (303)      (397)       (66)       (11)
 Consumer........................  (186)       (331)      (498)      (318)      (606)      (665)
                                 -------     -------    -------    -------    -------    -------
 Total charge-offs...............  (544)       (730)    (1,019)      (937)    (1,103)      (696)
                                 -------     -------    -------    -------    -------    -------
Recoveries:
 Residential mortgages...........    18           3          3          5          -          5
 Commercial real estate mortgages     -           -          -          -          -          -
 Home equities/second mortgages..     -           1          -          -          -          -
 Commercial......................     1           8          -          -          1          -
 Consumer........................    25          56         77         91         84         92
                                 -------     -------    -------    -------    -------    -------
 Total recoveries................    44          68         80         96         85         97
                                 -------     -------    -------    -------    -------    -------
Net loan recoveries (charge-offs)  (500)       (662)      (939)      (841)    (1,018)      (599)
                                 -------     -------    -------    -------    -------    -------

Balance..........................$7,172      $6,451     $5,690     $4,949     $4,349     $4,243
                                 =======     =======    =======    =======    =======    =======
Net charge-offs to average loans. 0.08%       0.10%      0.14%      0.14%      0.17%      0.10%
                                 =======     =======    =======    =======    =======    =======
Allowance balance to total loans. 1.08%       1.01%      0.82%      0.75%      0.73%      0.71%
                                 =======     =======    =======    =======    =======    =======

Allocation of the Allowance for Loan Losses
The following table indicates the portion of the loan loss reserve management has allocated to each loan type at December 31, 2002: (dollars in thousands)

Loan type                                       Allowance
---------------------------------------------  ----------
Residential mortgages                          $    1,972
Commercial real estate                              1,352
Commercial other                                    1,936
Consumer loans                                      1,553
Unallocated                                           359
---------------------------------------------  ----------
Total allowance for loan losses                $    7,172
=============================================  ==========

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

Borrowings may be used to compensate for reductions in other sources of funds such as deposits. As a member of the FHLB System, the Bank may borrow from the
FHLB of Indianapolis. At December 31, 2002, the Bank had $171.6 million in borrowings from the FHLB of Indianapolis. As of that date, the Bank had commitments to fund loan originations of approximately $35.5 million and commitments to sell loans of $54.8 million. In the opinion of management, the
Bank has sufficient cash flow and borrowing capacity to meet current and anticipated funding commitments.

The Bank's liquidity, represented by cash and cash equivalents, is a result of its operating, investing and financing activities. During the six months ended
December 31, 2002, there was a net increase of $9.2 million in cash and cash equivalents. The major uses of cash during the year were: originations of mortgages held for sale of $231.2 million; purchases of investment and mortgage-backed securities of $45.8 million; and repayment of FHLB advances of
$20.1 million. The major sources of cash provided during the year included
$210.7 million from selling fixed rate mortgage loans primarily to Federal
National Mortgage Association ("FNMA") and Federal Home Loan Mortgage
Corporation ("FHLMC"); maturities and sales of investment securities of $46.2 million; increases in deposits of $31.9 million and proceeds from FHLB advances of $17.6 million.

Joint Ventures
The Company has invested in joint ventures through its subsidiaries, Home
Savings Corporation ("HSC") and HomeFed Financial, Corp. On December 31, 2001,
the Bank changed its charter from a Federal savings bank charter to an Indiana commercial bank charter. Commercial banks are not permitted to participate in real estate development joint ventures. HSC is a partner in six real estate development joint ventures for which exit strategies are either developed, or are currently being developed. The Company, as mandated by the regulators, is in the process of divesting itself of these investments by December 31, 2003, with three one-year extensions available, subject to regulatory approval. The investments are accounted for by the equity method.

Derivative Financial Instruments
On July 1, 2000, the Company adopted Statement of Financial Accounting Standards
No. 133, ("SFAS 133"), "Accounting for Derivative Instruments and Hedging
Activities," which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts. All derivatives, whether designated as a hedge, or not, are required to be recorded on the balance sheet at fair value. The Company designates its fixed rate and variable rate interest rate swaps as fair value and cash flow hedge instruments, respectively. If the derivative is designated as a fair value hedge, the changes in fair value of the derivative and of the hedged item attributable to the hedged risk are recognized in earnings. If the derivative is designated as a cash flow hedge, the changes in fair value of the derivative and of the hedged item attributable to the hedged risk are recorded in accumulated other comprehensive income (OCI), net of income taxes. The Company has only limited involvement with derivative financial instruments and does not use them for trading purposes. See Note 1 for further discussion of derivative financial instruments.

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

New Accounting Pronouncements
The Financial Accounting Standards Board has issued Statements No. 143,
"Accounting for Asset Retirement Obligations," No. 144, "Accounting for the
Impairment or Disposal of Long-Lived Assets," No. 145, "Rescission of FASB
Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical
Corrections," No. 146, "Accounting for Costs Associated with Exit or Disposal
Activities," No. 147, "Acquisitions of Certain Financial Institutions--an
amendment of FASB Statements No. 72 and 144 and FASB Interpretation No. 9" and
No. 148, "Accounting for Stock-Based Compensation--Transition and Disclosure,
an amendment of FASB Statement No. 123," that the Company adopted during the six month period ended December 31, 2002.  See Note 1 to the consolidated financial statements for further discussion of these pronouncements.

Critical Accounting Policies
The notes to the consolidated financial statements contain a summary of the
Company's significant accounting policies. Certain of these policies are critical to the portrayal of the Company's financial condition, since they require management to make difficult, complex or subjective judgments, some of which may relate to matters that are inherently uncertain. Management believes that its critical accounting policies include a determination of the allowance for loan losses and the valuation of mortgage servicing rights.

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

Valuation of Mortgage Servicing Rights
The Company recognizes the rights to service mortgage loans as separate assets, which are included in other assets in the consolidated balance sheet. The total cost of loans when sold is allocated between loans and mortgage servicing rights based on the relative fair values of each. MSR's are subsequently carried at the lower of the initial carrying value, adjusted for amortization, or fair value.
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

CONSOLIDATED BALANCE SHEETS
(in thousands except share data)
                                                                         --------------------------------
                                                                         Dec 2002    June 2002  June 2001
                                                                         --------------------------------
Assets:
  Cash ................................................................  $ 27,404    $ 25,006   $  25,814
  Interest-bearing deposits ...........................................    26,288      19,472       9,610
                                                                         --------    --------   ---------
   Total cash and cash equivalents ....................................    53,692      44,478      35,424
                                                                         --------    --------   ---------
  Securities available for sale at fair value
   (amortized cost $113,000, $113,132 and $79,826) (Note 2) ...........   114,440     114,989      80,316
  Securities held to maturity at amortized cost
   (fair value $3,147, $3,619 and $7,409) (Note 2) ....................     3,026       3,493       7,296
  Loans held for sale (fair value $31,055, $6,383 and $12,518) (Note 4)    30,560       6,302      12,383
  Loans receivable, net of allowance for loan losses
   of $7,172, $6,451 and $5,690 (Note 3) ..............................   628,883     631,815     674,552
  Investments in joint ventures (Note 5) ..............................     6,710       8,153      10,075
  Federal Home Loan Bank stock (Note 9) ...............................     9,965       9,965       9,866
  Accrued interest receivable, net (Note 6) ...........................     4,289       4,431       5,213
  Premises and equipment, net (Note 7) ................................    12,973      12,192      11,915
  Real estate owned ...................................................     1,472       2,239       1,298
  Prepaid expenses and other assets ...................................     8,259       6,768       4,386
  Cash surrender value of  life insurance .............................    10,841       9,792       9,274
  Goodwill, net .......................................................     1,395       1,395       1,395
                                                                         --------    --------   ---------
Total Assets ..........................................................  $886,505    $856,012    $863,393
                                                                         ========    ========     =======

Liabilities and Shareholders' Equity:
Liabilities:
  Deposits (Note 8) ...................................................  $609,358    $577,480    $576,543
  Federal Home Loan Bank advances (Note 9) ............................   171,635     174,139     192,067
  Senior debt (Note 10) ...............................................    14,242      11,200      11,200
  Other borrowings (Note 10) ..........................................     1,867       3,341       4,341
  Advance payments by borrowers for taxes and insurance ...............       229         442         441
  Accrued expenses and other liabilities ..............................    11,380      12,324       6,757
                                                                         --------    --------   ---------
   Total liabilities ..................................................   808,711     778,926     791,349
                                                                         --------    --------   ---------

Shareholders' equity (Notes 10, 11, 12, 14):
  No par preferred stock; Authorized:  2,000,000 shares
  Issued and outstanding:  None
  No par common stock; Authorized:  15,000,000 shares
  Issued and outstanding: .............................................     9,184       9,086       8,033
      4,228,859 shares at December 31, 2002
      4,336,515 shares at June 30, 2002
      4,415,704 shares at June 30, 2001
  Retained earnings, restricted .......................................    68,156      67,150      63,787
  Accumulated other comprehensive income, net .........................       454         850         224
                                                                         --------    --------   ---------
   Total shareholders' equity .........................................    77,794      77,086      72,044
                                                                         --------    --------   ---------
Total Liabilities and Shareholders' Equity ............................  $886,505    $856,012    $863,393
                                                                         ========    ========    ========

See notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF INCOME
(in thousands except per share data)
                                                              Six Months Ended              Year Ended
                                                       ----------------------------------------------------------
                                                           Dec 2002     Dec 2001  June 2002  June 2001  June 2000
-----------------------------------------------------------------------------------------------------------------
Interest Income:                                                     (unaudited)
    Loans receivable (Note 3) ..........................   $ 23,297    $ 26,697   $ 50,230   $ 57,590    $ 51,056
    Securities available for sale and held to maturity .      2,772       2,527      5,488      6,622       6,316
    Other interest income ..............................        171         314        580        545         437
                                                           --------    --------   --------   --------    --------
   Total interest income ...............................     26,240      29,538     56,298     64,757      57,809
                                                           --------    --------   --------   --------    --------
Interest Expense:
    Deposits (Note 8) ..................................      7,514      10,717     18,716     26,710      23,911
    Advances from Federal Home Loan Bank (Note 9) ......      5,205       5,720     11,106     11,987       7,832
    Other borrowings (Note 10) .........................        426         410        813        819         426
                                                           --------    --------   --------   --------    --------
   Total interest expense ..............................     13,145      16,847     30,635     39,516      32,169
                                                           --------    --------   --------   --------    --------
Net interest income ....................................     13,095      12,691     25,663     25,241      25,640
                                                           --------    --------   --------   --------    --------
Provision for loan losses ..............................      1,221         721      1,423      1,680       1,441
                                                           --------    --------   --------   --------    --------
Net interest income after provision for loan losses ....     11,874      11,970     24,240     23,561      24,199
                                                           --------    --------   --------   --------    --------
Other Income:
    Gain on sale of loans ..............................      3,740       2,803      4,456      1,975         720
    Gain (loss) on sale of securities available for sale          4          90         92       (196)       (116)
    Income from joint ventures (Note 5) ................        141         105        880        811         789
    Insurance, annuity income, other fees ..............        717         616      1,400      1,159       1,192
    Service fees on NOW accounts .......................      1,316       1,157      2,241      2,316       2,174
    Net gain on real estate owned ......................        114          22        271        107         173
    Loan servicing income, net of impairments ..........       (136)        381      1,031        836       1,064
    Miscellaneous ......................................        973       1,023      2,018      2,012       1,668
                                                           --------    --------   --------   --------    --------
Total other income .....................................      6,869       6,197     12,389      9,020       7,664
                                                           --------    --------   --------   --------    --------

Other Expenses:
    Compensation and employee benefits (Note 13) .......      5,745       5,075     10,813      9,270       8,927
    Occupancy and equipment ............................      1,453       1,441      2,850      2,530       2,502
    Service bureau expense .............................        428         584      1,029        938         853
    Federal insurance premium (Note 12) ................         49          53        104        113         224
    Marketing ..........................................        223         286        571        549         479
    Goodwill amortization ..............................         --          --         --        101         101
    Miscellaneous ......................................      2,477       2,429      4,678      4,012       3,360
                                                           --------    --------   --------   --------    --------
Total other expenses ...................................     10,375       9,868     20,045     17,513      16,446
                                                           --------    --------   --------   --------    --------
Income before income taxes .............................      8,368       8,299     16,584     15,068      15,417
Income tax provision (Note 11) .........................      3,071       3,165      6,245      5,519       5,979
                                                           --------    --------   --------   --------    --------
Net Income .............................................   $  5,297    $  5,134   $ 10,339   $  9,549    $  9,438
                                                           ========    ========   ========   ========    ========

Basic Earnings per Common Share.........................   $   1.23    $   1.16   $   2.34   $   2.13    $   1.97
Diluted Earnings per Common Share.......................   $   1.17    $   1.12   $   2.25   $   2.07    $   1.88

See notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
(in thousands except shares outstanding)

                                          --------------------------------------------------------------
                                                                             Accumulated
                                                                                   Other      Total
                                             Shares    Common   Retained     Comprehensive Shareholders'
                                          Outstanding   Stock   Earnings     Income (Loss)    Equity
--------------------------------------------------------------------------------------------------------
Balance at June 1999                      4,984,814   $ 8,512   $ 61,699     $    (576)    $    69,635
Comprehensive income:
    Net income                                                     9,438                         9,438
    Change in unrealized gain
        on securities available for sale, net of
        reclassification adjustment and tax effect                                (524)           (524)
-------------------------------------------------------------------------------------------------------
    Total comprehensive income                                                                   8,914
-------------------------------------------------------------------------------------------------------
Stock options exercised                      28,551       204                                      204
Stock repurchased                          (278,780)     (415)    (6,327)                       (6,742)
Tax benefit related to exercise
    of non-qualified stock options                         34                                       34
Cash dividends ($.538 per share)                                  (2,559)                       (2,559)
-------------------------------------------------------------------------------------------------------
Balance at June 2000                      4,734,585     8,335     62,251        (1,100)         69,486

Comprehensive income:
    Net income                                                     9,549                         9,549
    Change in unrealized gain
        on securities available for sale, net of
        reclassification adjustment and tax effect                               1,394           1,394
    Change in fair value of cash flow hedge,
        net of tax                                                                 (70)            (70)
-------------------------------------------------------------------------------------------------------
    Total comprehensive income                                                                  10,873
-------------------------------------------------------------------------------------------------------
Stock options exercised                      17,848       117                                      117
Stock repurchased                          (336,729)     (501)    (5,575)                       (6,076)
Tax benefit related to exercise
   of non-qualified stock options                          82                                       82
Cash dividends ($.550 per share)                                  (2,438)                       (2,438)
-------------------------------------------------------------------------------------------------------
Balance at June 2001                      4,415,704     8,033     63,787           224          72,044

Comprehensive income:
    Net income                                                    10,339                        10,339
    Change in unrealized gain
        on securities available for sale, net of
        reclassification adjustment and tax effect                                 924             924
    Change in fair value of cash flow hedge,
        net of tax                                                                (298)           (298)
-------------------------------------------------------------------------------------------------------
    Total comprehensive income                                                                  10,965
-------------------------------------------------------------------------------------------------------
Stock options exercised                     132,961     1,311                                    1,311
Stock repurchased                          (212,150)     (316)    (4,448)                       (4,764)
Tax benefit related to exercise
     of non-qualified stock options                        58                                       58
Cash dividends ($.576 per share)                                  (2,528)                       (2,528)
-------------------------------------------------------------------------------------------------------
Balance at June 2002                      4,336,515     9,086     67,150           850          77,086
Comprehensive income:
    Net income                                                     5,297                         5,297
    Change in unrealized gain
        on securities available for sale, net of
        reclassification adjustment and tax effect                                (272)           (272)
    Change in fair value of cash flow hedge,
        net of tax                                                                (124)           (124)
-------------------------------------------------------------------------------------------------------
    Total comprehensive income                                                                   4,901
-------------------------------------------------------------------------------------------------------
Stock options exercised                      22,344       292                                      292
Stock repurchased                          (130,000)     (194)    (2,960)                       (3,154)
Cash dividends ($.313 per share)                                  (1,331)                       (1,331)
-------------------------------------------------------------------------------------------------------
Balance at December 2002                  4,228,859   $ 9,184   $ 68,156     $     454     $    77,794
=======================================================================================================

See notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF CASH FLOWS
 (in thousands)                                                         Six Months Ended                Year Ended
                                                                      --------------------------------------------------------
                                                                      Dec 2002    Dec 2001   June 2002   June 2001   June 2000
                                                                      --------------------------------------------------------
Cash Flows From Operating Activities:                                            (unaudited)
Net income ........................................................   $  5,297    $  5,134    $ 10,339    $  9,549     $ 9,438
Adjustments to reconcile net income to net cash
     from operating activities:
     Accretion of discounts, amortization and depreciation ........        924         401       1,197         768       2,279
     Provision for loan losses ....................................      1,221         721       1,423       1,680       1,441
     Net gain from sale of loans ..................................     (3,740)     (2,803)     (4,456)     (1,975)       (721)
     Net gain (loss) from sale of securities available for sale ...         (4)        (90)        (92)        196         116
     Income from joint ventures and net gain from real estate owned       (255)       (127)     (1,151)       (918)       (961)
     Net loan fees deferred (recognized) ..........................         36          31          61         (56)         51
     Proceeds from sale of loans held for sale ....................    210,692     162,111     256,579     131,580      46,579
     Origination of loans held for sale ...........................   (231,210)   (163,828)   (246,042)   (139,612)    (43,132)
     Decrease (increase) in accrued interest and other assets .....     (1,893)     (2,062)     (7,377)        218      (5,616)
     Increase in other liabilities ................................     (1,281)        495       5,270       1,786         760
                                                                      --------    --------    --------    --------    --------
Net Cash Provided From Operating Activities .......................    (20,213)        (17)     15,751       3,216      10,234
                                                                      --------    --------    --------    --------    --------
Cash Flows From Investing Activities:
Net principal received (disbursed) on loans .......................      9,059      30,186      45,525     (15,034)    (62,543)
Proceeds from:
     Maturities/Repayments of:
          Securities held to maturity .............................        472         668       1,822       1,498       1,033
          Securities available for sale ...........................     38,395      12,855      27,772       8,417       2,604
     Sales of:
          Securities available for sale ...........................      7,360      17,700      20,237      74,471      17,573
          Real estate owned and other asset sales .................      1,305         956       4,545       1,505       3,605
Purchases of:
     Loans ........................................................     (7,384)     (1,820)     (4,272)     (9,135)     (4,038)
     Securities available for sale ................................    (45,822)    (24,157)    (79,349)    (61,853)    (47,122)
     Securities held to maturity ..................................         --          --          --      (1,010)     (4,016)
     Federal Home Loan Bank stock .................................         --         (99)        (99)       (829)     (3,223)
Investment in joint ventures, net .................................      1,584       1,598       2,802       1,069      (2,454)
Investment in cash surrender value of life insurance ..............       (785)         --          --      (2,500)         --
Acquisition of property and equipment .............................     (1,506)     (1,370)     (1,766)     (4,097)     (1,334)
                                                                      --------    --------    --------    --------    --------
Net Cash From Investing Activities ................................      2,678      36,517      17,217      (7,498)    (99,915)
                                                                      --------    --------    --------    --------    --------

Cash Flows From Financing Activities:
Net increase (decrease) in deposits ...............................     31,878       2,622         937       3,650      (6,989)
Proceeds from advances from Federal Home Loan Bank ................     17,600      22,300      29,700     154,400     143,800
Repayment of advances from Federal Home Loan Bank .................    (20,104)    (31,303)    (47,628)   (137,819)    (56,209)
Proceeds from senior debt .........................................      3,042          --          --       5,500       6,345
Repayment of senior debt ..........................................         --          --          --        (505)     (1,140)
Net increase (decrease) from overnight borrowings .................     (1,474)         68      (1,000)      1,599       1,227
Common stock options exercised, net of fractional shares paid .....        292         286       1,369         198         238
Repurchase of common stock ........................................     (3,154)         --      (4,764)     (6,075)     (6,742)
Payment of dividends on common stock ..............................     (1,331)     (1,221)     (2,528)     (2,438)     (2,559)
                                                                      --------    --------    --------    --------    --------
Net Cash From Financing Activities ................................     26,749      (7,248)    (23,914)     18,510      77,971
                                                                      --------    --------    --------    --------    --------
Net increase (decrease) in cash and cash equivalents ..............      9,214      29,252       9,054      14,228     (11,710)
Cash and cash equivalents, beginning of period ....................     44,478      35,424      35,424      21,196      32,906
                                                                      --------    --------    --------    --------    --------
Cash and Cash Equivalents, End of Period ..........................   $ 53,692    $ 64,676    $ 44,478    $ 35,424    $ 21,196
                                                                      ========    ========    ========    ========    ========
 Supplemental Information:
 Cash paid for interest                                               $ 13,032    $ 17,329    $ 31,191    $ 38,825    $ 31,844
 Cash paid for income taxes                                           $  3,570    $  2,327    $  6,574    $  6,853    $  5,540
 Assets acquired through foreclosure                                  $  1,104    $  1,976    $  4,342    $  1,427    $  2,196

 See notes to consolidated financial statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For The Six Months Ended December 31, 2002 And For Each Of The Years In The
Three Year Period Ended June 30, 2002

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
The accounting policies of Home Federal Bancorp (the "Company") conform to accounting principles generally accepted in the United States of America and prevailing practices within the banking and thrift industry. A summary of the more significant accounting policies follows:

Basis of Presentation
The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, HomeFed Financial, Inc. and HomeFederal Bank (the
"Bank") and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated. On September 24, 2002, the Company changed its fiscal year end from June 30 to December 31.

Description of Business
The Company is a bank holding company. The Bank provides financial services to south-central Indiana through its main office in Columbus and 16 other full service branches, and a loan production office in greater Indianapolis.

Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. Estimates most susceptible to change in the near term include the allowance for loan losses, the valuation of mortgage servicing rights, the valuation of investments in joint ventures and the fair value of securities.

Cash and Cash Equivalents
All highly liquid investments with an original maturity of three months or less are considered to be cash equivalents.

Securities
Securities are required to be classified as held to maturity or available for sale or trading. Debt securities that the Company has the positive intent and ability to hold to maturity are classified as held to maturity. Debt and equity securities not classified as either held to maturity or trading securities are classified as available for sale. Only those securities classified as held to maturity are reported at amortized cost, with those available for sale and trading reported at fair value with unrealized gains and losses included in shareholders' equity or income, respectively. Premiums and discounts are amortized over the contractual lives of the related securities using the level yield method. Gain or loss on sale of securities is based on the specific identification method.

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

The Company has only limited involvement with derivative financial instruments and does not use them for trading purposes. The Company has entered into interest rate swap agreements as a means of managing its interest rate exposure on certain fixed rate commercial loans and variable rate debt obligations. As of
December 31, 2002, the notional amount of the Company's two outstanding interest rate swaps on commercial loans was $5.2 million with maturities in 2008 and
2009, as discussed in Note 3. The notional amount of the Company's three outstanding interest rate swaps on debt obligations was $11.2 million with maturities in 2003, 2004, and 2006, as discussed in Note 10.

As of December 31, 2002, the fair value of the fair value hedge liability was adjusted to $777,000. As of December 31, 2002, the fair value of the cash flow hedge liability was $815,000. The total income statement impact resulting from the fair value and cash flow hedges was zero, as management has determined there to be no ineffectiveness in accordance with SFAS 133.

Goodwill
On July 1, 2001, the Company early adopted, as permitted, Statement of Financial
Accounting Standards No. 142 ("SFAS 142"), "Goodwill and Other Intangible
Assets." In accordance with SFAS 142, the Company ceased annual goodwill amortization of approximately $101,000. The new rules also require an initial goodwill impairment assessment in the year of adoption and at least annual impairment tests thereafter. Management determined that there was no impairment charge resulting from the adoption of SFAS 142 and its annual impairment test.

Income Taxes
The Company and its wholly owned subsidiaries file consolidated income tax returns. Deferred income tax assets and liabilities reflect the impact of temporary differences between amounts of assets and liabilities recorded for financial reporting purposes and basis of such assets and liabilities as measured by tax laws and regulations.

Earnings per Common Share
Earnings per share of common stock are based on the weighted average number of basic shares and dilutive shares outstanding during the year.

The following is a reconciliation of the weighted average common shares for the basic and diluted earnings per share computations:

                                      Six Months Ended                 Year Ended
                                    --------------------------------------------------------
                                    Dec 2002    Dec 2001   June 2002   June 2001   June 2000
--------------------------------------------------------------------------------------------
Basic Earnings per Share:                     (unaudited)
Weighted average common shares .   4,300,578   4,430,449   4,409,829   4,485,583   4,802,240
                                   =========   =========   =========   =========   =========

Diluted Earnings per Share:
Weighted average common shares .   4,300,578   4,430,449   4,409,829   4,485,583   4,802,240

Dilutive effect of stock options     214,551     169,025     178,765     137,836     220,213
                                   ---------   ---------   ---------   ---------   ---------
Weighted average common and
     incremental shares ........   4,515,129   4,599,474   4,588,594   4,623,419   5,022,453
                                   =========   =========   =========   =========   =========

Comprehensive Income
The following is a summary of the Company's comprehensive income:  (dollars in thousands)

                                                 Six Months Ended            Year Ended
                                            -------------------------------------------------------
                                            Dec 2002    Dec 2001  June 2002   June 2001   June 2000
---------------------------------------------------------------------------------------------------
                                                     (unaudited)
Net Income ............................    $ 5,297     $ 5,134     $10,339     $ 9,549     $ 9,438
 Other comprehensive income:
   Unrealized holding gains (losses)
     from securities available for sale       (418)        220       1,482       2,128        (989)

   Reclassification adjustment for
     (gains) losses realized in income          (4)        (90)        (92)        196         116

   Unrealized gains (losses) from cash
        flow hedge ....................       (205)       (330)       (494)       (117)         --
                                         ---------     -------    --------    --------    --------
Net unrealized gains (losses) .........       (627)       (200)        896       2,207        (873)
Tax effect ............................        231          80        (270)       (883)        349
                                         ---------     -------    --------    --------    --------
Other comprehensive income,
     net of tax .......................       (396)       (120)        626       1,324        (524)
                                          --------     -------    --------    --------    --------
Comprehensive Income ..................   $  4,901     $ 5,014    $ 10,965    $ 10,873    $  8,914
                                          ========     ========   =========   =========   =========

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

Stock Based Compensation
The Company has stock-based employee compensation plans, which are described more fully in Note 14. The company accounts for those plans under the recognition and measurement principles of APB Opinion No. 25, "Accounting for
Stock Issued to Employees," and related interpretations. No stock-based employee compensation cost is reflected in net income, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net income and earnings per share if the company had applied the fair value recognition provisions of SFAS Statement No. 123, "Accounting for Stock-Based
Compensation," to stock-based employee compensation.

                                               Six Months
                                                 Ended                  Year Ended
                                              ---------    ----------    --------     ---------
(dollars in thousands, except share data)      Dec 2002     June 2002    June 2001    June 2000
------------------------------------------    ---------    ----------    --------     ---------
Net income, as reported ...................   $   5,297    $   10,339    $   9,549    $   9,438
Deduct:  Total stock-based employee
     compensation expense determined
     under fair value based method for
     all awards, net of relaxed tax effects         (63)         (401)        (296)        (796)
                                              ---------    ----------    ---------    ---------
Pro forma net income ......................   $   5,234    $    9,938    $   9,253    $   8,642
                                              =========    ==========    =========    =========
Earnings per share:
     Basic---as reported ..................   $    1.23    $     2.34    $    2.13    $    1.97
     Basic---pro forma ....................   $    1.22    $     2.25    $    2.06    $    1.80

     Diluted---as reported ................   $    1.17    $     2.25    $    2.07    $    1.88
     Diluted---pro forma ..................   $    1.16    $     2.17    $    2.00    $    1.72

Changes in Presentation
Certain amounts and items appearing in the prior periods' financial statements have been reclassified to conform to the current presentation.

New Accounting Pronouncements
Statement of Financial Accounting Standards No. 143 ("SFAS 143"), "Accounting
for Asset Retirement Obligations," was issued in June 2001 and is effective for financial statements issued for fiscal years beginning after June 15, 2002. SFAS
143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. Management has determined that the adoption of SFAS 143 did not have a material effect on the consolidated financial statements.

Statement of Financial Accounting Standards No. 144 ("SFAS 144"), "Accounting
for the Impairment or Disposal of Long-Lived Assets," was issued in August 2001 and is effective for financial statements issued for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years. SFAS 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. Management has determined that the adoption of SFAS 144 did not have a material effect on the consolidated financial statements.

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

Statement of Financial Accounting Standards No. 147, ("SFAS 147"), "Acquisitions
of Certain Financial Institutions--an amendment of FASB Statements No. 72 and
144 and FASB Interpretation No. 9, was issued in October 2002. FASB Statement
No. 72, ("FASB 72"), "Accounting for Certain Acquisitions of Banking or Thrift
Institutions", and FASB Interpretation No. 9, (Interpretation 9"), "Applying APB
Opinions No. 16 and 17 When a Savings and Loan Association or a Similar
Institution Is Acquired in a Business Combination Accounted for by the Purchase
Method," provided interpretive guidance on the application of the purchase method to acquisitions of financial institutions. Except for transactions between two or more mutual enterprises, this Statement removes acquisitions of financial institutions from the scope of both FASB 72 and Interpretation 9 and requires that those transactions be accounted for in accordance with FASB
Statements No. 141, "Business Combinations", and FASB No. 142, "Goodwill and
Other Intangible Assets." In addition, this Statement amends FASB Statement No.
144, "Accounting for the Impairment or Disposal of Long-Lived Assets," to
include in its scope long-term customer-relationship intangible assets of financial institutions such as depositor- and borrower-relationship intangible assets and credit cardholder intangible assets. The effective date of this statement is as follows; Paragraph 5 of this Statement, which relates to the application of the purchase method of accounting, is effective for acquisitions for which the date of acquisition is on or after October 1, 2002. The provisions in paragraph 6 related to accounting for the impairment or disposal of certain long-term customer-relationship intangible assets are effective on October 1,
2002. Transition provisions for previously recognized unidentifiable intangible assets in paragraphs 8-14 are effective on October 1, 2002, with earlier application permitted. Management does not believe this statement will have a material effect on its consolidated financial statements.

Statement of Financial Accounting Standards No. 148 ("SFAS 148"), "Accounting
for Stock-Based Compensation--Transition and Disclosure, an amendment of FASB
Statement No. 123," was issued in December 2002 and is effective for fiscal years ending after December 15, 2002. SFAS 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, FAS 148 amends the disclosure requirements of Statement 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method on reported results. Management has included the new disclosure requirements in its consolidated financial statements.

2. SECURITIES
Securities are summarized as follows: (in thousands)

                                             December 31, 2002                                  June 30, 2002                                June 30, 2001
                                 ----------------------------------------------------------------------------------------------------------------------------------------------------------------------------------
                                 Amortized    Gross Unrealized      Fair       Amortized      Gross Unrealized      Fair       Amortized   Gross Unrealized      Fair
                                      Cost    Gains     Losses      Value           Cost      Gains     Losses      Value           Cost   Gains     Losses       Value
----------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------
Held to Maturity:
Agency bonds                     $       -   $     -    $    -   $       -     $       -   $      -    $     -   $       -     $    2,000   $    6    $     -   $   2,006
Municipal bonds                      1,985        55         -       2,040         2,210         61          -       2,271          2,840       56          -       2,896
Certificate of deposit                 100         -         -         100           100          -          -         100            100        -          -         100
Collateralized mortgage
  obligations                           14         -         -          14           128          2          -         130            432        5          -         437
Mortgage backed securities             927        66         -         993         1,055         63          -       1,118          1,924       46          -       1,970
------------------------------------------   -------    ------   ---------     ---------   --------    -------   ---------     ----------   ------    -------   ---------
Total Held to Maturity           $   3,026   $   121    $    -   $   3,147     $   3,493   $    126    $     -   $   3,619     $    7,296   $  113    $     -   $   7,409
                                 =========   =======    ======   =========     =========   ========    =======   =========     ==========   ======    =======   =========
Available for Sale:
Agency bonds                     $  42,386   $   313    $   (2)  $  42,697     $  14,358   $    198    $     -   $  14,556     $    7,558   $  120    $    (5)  $   7,673
Asset backed securities              5,970        86         -       6,056         5,965         89          -       6,054          5,944                 (16)      5,928
Collateralized mortgage                                      -                                               -
  obligations                       39,316       714         -      40,030        60,431      1,016         (5)     61,442         24,346      323        (94)     24,575
Mortgage backed securities          12,048       574         -      12,622        16,744        553          -      17,297         17,881      287        (56)     18,112
Corporate debt                       8,448        82      (209)      8,321        10,876        230       (129)     10,977         19,518       85        (89)     19,514
Equity mutual funds                  4,757        13      (131)      4,639         4,683          9       (104)      4,588          4,504        3        (68)      4,439
Equity securities                       75         -         -          75            75          -          -          75             75        -          -          75
                                 ---------   -------    ------   ---------     ---------   --------    -------   ---------     ----------   ------    -------   ---------
Total Available for Sale         $ 113,000   $ 1,782    $ (342)  $ 114,440     $ 113,132   $  2,095    $  (238)  $ 114,989     $   79,826   $  818    $  (328)  $  80,316
                                 =========   =======    ======   =========     =========   ========    =======   =========     ==========   ======    =======   =========

Certain  securities, with amortized cost and fair  value of $2.0  million  at
December 31, 2002, amortized cost of $2.9 million and fair value of $3.0 million at June 30, 2002, and amortized cost and fair value of $3.9 million at June 30,
2001, were pledged as collateral for the Bank's treasury, tax and loan account at the Federal Reserve and for certain trust, IRA and KEOGH accounts.

The amortized cost and fair value of securities at December 31, 2002, by contractual maturity are summarized as follows: (in thousands)
                                                 Held to Maturity                    Available for Sale
                                          -------------------------------      -------------------------------
                                          Amortized      Fair      Market      Amortized       Fair     Market
                                            Cost         Value     Yield         Cost          Value    Yield
---------------------------------------------------    ---------   ------      ---------    ---------   ------

Agency bonds:
   Due in one year or less                $        -     $     -        -      $   8,993    $   8,991    1.21%
   Due after 1 year through 5 years                -           -        -         33,113       33,425    3.42%
   Due after 10 years                              -           -        -            280          281    2.61%
Asset backed securities:
   Due after 5 years through 10 years              -           -        -          3,733        3,783    2.74%
   Due after 10 years                              -           -        -          2,238        2,273    2.72%
Municipal bonds:
   Due in one year or less                       515         519    6.64%              -            -        -
   Due after 1 year through 5 years              695         722    5.97%              -            -        -
   Due after 5 years through 10 years            535         545    7.37%              -            -        -
   Due after 10 years                            240         254    7.71%              -            -        -
Certificate of deposit:
   Due in one year or less                       100         100    1.35%              -            -        -
Collateralized mortgage obligations               14          14    6.30%         39,315       40,029    5.28%
Mortgage backed securities                       927         993    7.54%         12,048       12,622    6.34%
Corporate debt:
   Due in one year or less                         -           -        -          5,013        5,081    5.64%
   Due after 1 year through 5 years                -           -        -          1,516        1,531    6.13%
   Due after 10 years                              -           -        -          1,919        1,710    3.09%
Equity mutual funds                                -           -        -          4,757        4,639    2.77%
Equity securities                                  -           -        -             75           75        -
                                          ----------    --------   -------    ----------    ---------   ------
Total                                     $    3,026     $ 3,147    6.80%     $  113,000    $ 114,440    4.28%
                                          ==========    ========   =======    ==========    =========   ======

Activities related to the sales of securities available for sale and called securities are summarized as follows: (in thousands)

                                   Six Months Ended                   Year Ended
                                 -----------------------------------------------------------
                                 Dec 2002    Dec 2001    June 2002    June 2001    June 2000
--------------------------------------------------------------------------------------------
                                           (unaudited)
Proceeds from sales ..........   $ 7,360      $17,700      $20,237      $74,471      $17,573
Gross gains on sales .........         5           90           92          205            3
Gross losses on sales ........         1           --           --          401          119

3. Loans Receivable
Loans receivable are summarized as follows: (in thousands)

                                        ---------------------------------------
                                         Dec 2002      June 2002      June 2001
-------------------------------------------------------------------------------
First mortgage loans:
  Residential single family .......     $ 195,255      $ 214,565      $ 270,124
  Commercial and multi-family .....       183,369        172,495        153,169
  Property under construction .....        63,017         54,639         67,789
  Unimproved land .................         2,795          4,712          5,017
Home equity .......................        40,998         45,541         51,485
Second mortgage ...................        39,276         40,278         42,655
Commercial ........................        90,063         86,435         74,687
Mobile home .......................         5,834          6,625          8,308
Automobile ........................        25,149         25,355         25,852
Consumer ..........................         4,681          4,535          5,864
Savings account ...................         3,018          3,092          3,738
                                        ---------      ---------      ---------
     Gross loans receivable .......       653,455        658,272        708,688
Allowance for loan losses .........        (7,172)        (6,451)        (5,690)
Deferred loan fees ................          (544)          (508)          (447)
Undisbursed loan proceeds .........       (16,856)       (19,498)       (27,999)
                                        ---------      ---------      ---------
Loans Receivable, Net .............     $ 628,883      $ 631,815      $ 674,552
                                        =========      =========      =========

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

The principal balance of loans on nonaccrual status totaled approximately $3.3 million at December 31, 2002, and $2.3 million and $6.4 million at June 30, 2002 and 2001, respectively. The Bank would have recorded interest income of $168,000 for the six month period ended December 31, 2002 and $503,000, $432,000 and
$268,000 for the fiscal years ended June 30, 2002, 2001 and 2000, respectively if loans on non-accrual status had been current in accordance with their original terms. Actual interest received was $83,000, $431,000, $220,000 and
$227,000 for the six months ended December 31, 2002, and the fiscal years ended
June 30, 2002, 2001 and 2000, respectively. The Bank agreed to modify the terms of certain loans to customers who were experiencing financial difficulties.
Modifications included forgiveness of interest, reduced interest rates and/or extensions of the loan term. The principal balance at December 31, 2002, June
30, 2002 and 2001, on these restructured loans were $266,000, $324,000 and
$691,000, respectively.

The Bank's primary lending area is south-central Indiana. Virtually all of the
Bank's loans originated and purchased are to borrowers located within the state of Indiana. The Bank originates and purchases commercial real estate loans, which totaled $183.4 million, $172.5 million and $153.2 million at December 31,
2002, June 30, 2002 and 2001, respectively. These loans are considered by management to be of somewhat greater risk of uncollectibility due to the dependency on income production or future development of the real estate. Of the commercial real estate loans, $22.8, $29.6 million and $30.1 million were collateralized by multi-family residential property at December 31, 2002, June
30, 2002 and 2001, respectively.

Effective July 1, 1998 and January 2, 1999, the company entered into two interest rate swap agreements with KeyBank on two commercial loans. In the first agreement the company will receive variable rate payments at thirty-day London inter bank offering rate ("LIBOR") index and make fixed rate payments at 6.28%.
The notional amount on the swap was $3.3 million as of December 31, 2002. The thirty-day LIBOR was 1.42% at December 31, 2002. The termination date of the first swap agreement is July 1, 2008. In the second agreement the company will receive variable rate payments at thirty day LIBOR and make fixed rate payments at 6.24%. The notional amount of the swap was $1.9 million as of December 31,
2002. The termination date of the second swap agreement is January 2, 2009. The two interest rate swaps are settled on a net basis. The company is exposed to losses in the event of nonperformance by KeyBank for the net interest rate differential when floating rates exceed the fixed maximum rate. However, the company does not anticipate nonperformance by the counter party.

Under the capital standards provisions of FIRREA, the loans-to-one-borrower limitation is generally 15% of unimpaired capital and surplus, which, for the
Bank, was approximately $14.1 million, $13.6 million and $12.7 million at
December 31, 2002, June 30, 2002 and 2001, respectively. As of December 31,
2002, June 30, 2002 and 2001, the Bank was in compliance with this limitation.

Aggregate loans to officers and directors included above were $13.2 million,
$13.0 million and $13.1 million as of December 31, 2002, June 30, 2002 and 2001, respectively. Such loans are made in the ordinary course of business and are made on substantially the same terms as those prevailing at the time for comparable transactions with other borrowers. For the six month period ended
December 31, 2002, loans of $3.7 million were disbursed to officers and directors and repayments of $3.5 million were received from officers and directors.

An analysis of the allowance for loan losses is as follows: (in thousands)

                                     Six Months
                                     Ended           Year Ended
                                    --------------------------------------------
                                    Dec 2002   June 2002   June 2001   June 2000
--------------------------------------------------------------------------------
Beginning balance ..............    $ 6,451     $ 5,690     $ 4,949     $ 4,349
Provision for loan losses ......      1,221       1,423       1,680       1,441
Charge-offs ....................       (544)       (730)     (1,019)       (937)
Recoveries .....................         44          68          80          96
                                    -------     -------     -------     -------
 Ending Balance ................    $ 7,172     $ 6,451     $ 5,690     $ 4,949
                                    =======     =======     =======     =======

The following is a summary of information pertaining to impaired loans:  (in thousands)

--------------------------------------------------------------------------------
Period Ended                                      Dec 2002  June 2002  June 2001
--------------------------------------------------------------------------------
Impaired loans with a valuation reserve .......     $  234     $   --     $  780
Impaired loans with no valuation reserve ......      6,063        580      2,818
                                                    ------     ------     ------
Total Impaired Loans ..........................     $6,297     $  580     $3,598
                                                    ======     ======     ======

Valuation reserve on impaired loans ...........     $  111     $   --     $  238
Average impaired loans ........................     $5,534     $2,602     $2,325

4.  Mortgage Banking Activities
At December 31, 2002, June 30, 2002 and 2001, the Bank was servicing loans for others amounting to $564.9 million, $551.4 million and $484.6 million, respectively. Net gain on sales of loans, exclusive of gain on MSR's was $2.6 million, $2.8 million, $1.4 million and $390,000 for the six month period ended
December 31, 2002, and the fiscal years ended June 30, 2002, 2001 and 2000, respectively. Servicing loans for others generally consists of collecting mortgage payments, maintaining escrow accounts, disbursing payments to investors and foreclosure processing. Loan servicing income includes servicing fees from investors and certain charges collected from borrowers, such as late payment fees.

The Bank is obligated to repurchase certain loans sold to and serviced for others that become delinquent as defined by the various agreements. At December
31, 2002, June 30, 2002 and 2001, these obligations were limited to approximately $53,000, $90,000 and $123,000, respectively.

The following analysis reflects the changes in mortgage servicing rights acquired: (in thousands)

-------------------------------------------------------------------------------
Period Ended                                   Dec 2002   June 2002   June 2001
-------------------------------------------------------------------------------
Beginning carrying value ...................    $ 2,511     $ 1,617     $ 1,811
   Additions ...............................      1,092       1,651         614
   Amortization ............................       (478)       (729)       (540)
   Net change in valuation allowance .......       (617)        (28)       (268)
                                                -------     -------     -------
Ending Carrying Value ......................    $ 2,508     $ 2,511     $ 1,617
                                                =======     =======     =======

The carrying value approximates fair value at December 31, 2002, June 30, 2002 and 2001. Fair value is estimated by discounting the net servicing income to be received over the estimated servicing term using a current market rate. The significant risk characteristics of the underlying loans used to stratify MSRs for impairment measurement were term and rate of note. The valuation allowance as of December 31, 2002, June 30, 2002 and 2001 was $986,000, $368,000 and
$340,000 respectively. The estimated annual amortization expense for the next five years is $502,000, $581,000, $507,000, $411,000, and $249,000.

5.  Investments in Joint Ventures
The Company has invested in joint ventures through its subsidiaries, Home
Savings Corporation ("HSC") and HomeFed Financial, Inc. On December 31, 2001,
the Bank changed its charter from a Federal savings bank charter to an Indiana commercial bank charter. Commercial banks are not permitted to participate in real estate development joint ventures. HSC is a partner in six real estate development joint ventures for which exit strategies are either developed, or are currently being developed. The Company, as mandated by the regulators, is in the process of divesting itself of these investments by December 31, 2003, with three one-year extensions available, subject to regulatory approval. The investments are accounted for by the equity method. The Company's interest in these investments is as follows: (in thousands)

--------------------------------------------------------------------------------
                                         Equity
Period Ended                            Interest  Dec 2002  June 2002  June 2001
--------------------------------------------------------------------------------
Family Financial Life .............         14%    $   774    $   774    $   767
Heritage Woods ....................         33%         53         53         67
Home-Breeden ......................         50%      1,809      2,126      2,104
Coventry Associates ...............         65%         --         20         20
Crystal Lake ......................         50%        300        307      1,478
Broadmoor North/Heathfield ........         35%      1,394      1,415      1,508
Sycamore Springs ..................         33%      1,880      2,925      3,562
Bloomington Technology ............         50%        500        533        569
                                                   -------    -------    -------
Total Investment ..................                $ 6,710    $ 8,153    $10,075
                                                   =======    =======    =======

Summarized condensed unaudited financial statements for these joint ventures are as follows: (in thousands)

---------------------------------------------------------------------------
Period Ended                                 Dec 2002  June 2002  June 2001
---------------------------------------------------------------------------
Balance Sheets:
Cash ......................................   $ 2,634   $ 2,883    $ 1,106
Investments ...............................     4,020     3,727      5,369
Property and equipment, net ...............       673       671        779
Inventory of developed lots ...............     7,828     8,866     12,751
Other assets ..............................       489       547        610
-------------------------------------------   -------   -------    -------
Total Assets ..............................   $15,644   $16,694    $20,615
                                              =======   =======    =======

Notes payable .............................   $ 5,656   $ 6,999    $11,160
Insurance liabilities .....................     1,296     1,407      1,432
Other liabilities .........................       321       286        285
-------------------------------------------   -------   -------    -------
Total liabilities .........................     7,273     8,692     12,877
-------------------------------------------   -------   -------    -------
Shareholders' equity ......................     8,371     8,002      7,738
-------------------------------------------   -------   -------    -------
Total Liabilities and Shareholders' Equity    $15,644   $16,694    $20,615
                                              =======   =======    =======

                           Six Months
                           Ended                Year Ended
                           -----------------------------------------
                           Dec 2002  June 2002  June 2001  June 2000
  ------------------------------------------------------------------
Income Statements:
Income:
     Insurance premiums
         and commissions   $2,062     $2,153     $2,479      $2,227
     Investment income .      283        445        416         401
     Net lot sales .....      671      1,809        767         610
     Other income ......        1        165        109         109
                           ------     ------     ------      ------
     Total income ......    3,017      4,572      3,771       3,347
                           ------     ------     ------      ------

Expenses:
     Commissions .......      987      1,239      1,100       1,096
     Insurance benefits       479        367        326         497
     Interest expense ..       77        497        208          76
     Other expense .....    1,110      1,337      1,315       1,246
                           ------     ------     ------      ------
     Total expense .....    2,653      3,440      2,949       2,915
                           ------     ------     ------      ------
Net Income .............   $  364     $1,132     $  822      $  432
                           ======     ======     ======      ======

The notes payable included $5.2 million, $6.6 million and $8.2 million due to
HSC and $149,000, $135,000 and $2.7 million due to the Bank at December 31,
2002, June 30, 2002 and 2001, respectively. At December 31, 2002, June 30, 2002 and 2001, open commitments to these joint ventures included letters of credit totaling $609,000, $609,000 and $1.1 million, respectively.

6.  Accrued Interest Receivable
Accrued interest receivable consists of the following: (in thousands)

--------------------------------------------------------------------------------
Period Ended                                    Dec 2002   June 2002   June 2001
--------------------------------------------------------------------------------
Loans, less allowance of $185, $165 and $440 ..   $3,488      $3,575      $4,234
Securities ....................................      770         846         968
Interest-bearing deposits .....................       31          10          11
-----------------------------------------------   ------      ------      ------
Total Accrued Interest Receivable .............   $4,289      $4,431      $5,213
===============================================   ======      ======      ======

7.  Premises and Equipment
Premises and equipment consists of the following: (in thousands)

---------------------------------------------------------------
Period Ended                   Dec 2002   June 2002   June 2001
---------------------------------------------------------------
Land .......................   $  2,230    $  1,561    $  1,521
Buildings and improvements .     13,893      13,805      13,778
Furniture and equipment ....      7,875       7,240       7,271
                               --------    --------    --------
   Total ...................     23,998      22,606      22,570
Accumulated depreciation ...    (11,025)    (10,414)    (10,655)
                               --------    --------    --------
Total Premises and Equipment   $ 12,973    $ 12,192    $ 11,915
                               ========    ========    ========

Depreciation expense included in operations for the six months ended December
31, 2002, and the years ended June 30, 2002, 2001 and 2000 totaled $725,000,
$1.5 million, $1.3 million and $1.4 million, respectively.

8. Deposits
Deposits are summarized as follows: (in thousands)

                                      Dec 31, 2002             June 30, 2002             June 30, 2001
                                 ----------------------------------------------------------------------
                                             Weighted                  Weighted                Weighted
                                              Average                   Average                 Average
                                     Amount      Rate          Amount      Rate         Amount     Rate
-------------------------------------------------------------------------------------------------------
Non-interest bearing              $  51,720                 $  49,884                $  41,323
NOW accounts                         73,690    0.77%           67,362    0.93%          53,819    1.45%
Statement savings                    47,809    0.75%           48,382    1.05%          43,253    2.00%
Money market savings                120,944    1.53%          121,978    1.57%         131,514    3.69%
                                  ---------    -----        ---------    -----       ---------    -----
     Total transaction accounts     294,163    0.94%          287,606    1.06%         269,909    2.41%
                                  ---------    -----        ---------    -----       ---------    -----
Certificates of deposit:
     Less than one year              45,039    1.93%           27,175    2.25%          40,628    4.63%
     12-23 months                    48,920    2.46%           58,959    3.01%         124,845    6.21%
     24-35 months                   108,069    3.69%          107,408    5.05%          94,207    6.03%
     36-59 months                    43,765    4.85%           27,559    4.86%          11,909    5.44%
     60-120 months                   69,402    5.15%           68,773    5.32%          35,045    5.87%
                                  ---------    -----        ---------    -----       ---------    -----
     Total certificate accounts     315,195    3.73%          289,874    4.42%         306,634    5.88%
                                  ---------    -----        ---------    -----       ---------    -----
Total Deposits                    $ 609,358    2.39%        $ 577,480    2.74%       $ 576,543    4.25%
                                  =========    =====        =========    =====       =========    =====

At December 31, 2002, June 30, 2002 and 2001, certificates of deposit in amounts of $100,000 or more totaled $106.4 million, $76.9 million and $88.3 million, respectively.

A summary of certificate accounts by scheduled maturities at December 31, 2002 is as follows: (in thousands)

                              2003      2004      2005       2006      2007   Thereafter    Total                                                                                                                                Total
---------------------------------------------------------------------------------------------------
1.99% or less              $ 31,224   $    217   $    --   $    --   $    --  $     --     $ 31,441
2.00% - 2.99%                60,248     11,017     1,111         2        --        --       72,378
3.00% - 3.99%                17,917     50,872     1,373       989       673        56       71,880
4.00% - 4.99%                21,670     10,075     9,521    10,235    11,012    12,467       74,980
5.00% - 5.99%                11,304      4,415     4,379     7,426    22,428     3,743       53,695
Over 6.00% ..                 3,031      2,087     3,986       461       630       626       10,821
                           --------   --------   -------   -------   -------  --------     --------
Total Certificate Amounts  $145,394   $ 78,683   $20,370   $19,113   $34,743  $ 16,892     $315,195
                           ========   ========   =======   =======   =======  ========     ========

A summary of interest expense on deposits is as follows: (in thousands)

                               Six Months Ended          Year Ended
 ------------------------------------ ----------------------------------------
                              Dec 2002  Dec 2001 June 2002 June 2001 June 2000
--------------------------- ----------- -- -- ------------ -- -- -- ----------
                                      (unaudited)
NOW accounts ...............   $   120   $   243   $   379   $   533   $   559
Statement savings ..........       222       346       589       848       922
Money market savings .......     1,138     2,054     3,282     5,907     5,277
Certificates of deposit ....     6,034     8,074    14,466    19,422    17,153
----------------------------   -------   -------   -------   -------   -------
Total Interest Expense .....   $ 7,514   $10,717   $18,716   $26,710   $23,911
                               =======   =======   =======   =======   =======

9.  Federal Home Loan Bank Advances
The Bank was eligible to receive advances from the FHLB up to $207.6 million,
$198.6 million and $242.7 million at December 31, 2002, June 30, 2002 and 2001.
The Bank has pledged qualifying mortgage loans and Federal Home Loan Bank stock as collateral on the following advances from the Federal Home Loan Bank: (in thousands)

----------------------------------------------------------------
                                                      Weighted
Year Ending Maturity                                   Average
                              December Amount             Rate
----------------------------------------------------------------

     2003                     $       30,900             5.98%
     2004                             28,500             6.60%
     2005                             39,650             5.50%
     2006                             32,692             5.49%
     2007                              9,250             5.04%
     Thereafter                       30,643             5.22%
                              ---------------         --------
Total FHLB Advances           $      171,635             5.69%
                              ===============         ========

10.  Other Borrowings
Senior Debt
On June 1, 2000, the Company entered into a revolving note with LaSalle Bank
N.A. whereby the Company may borrow up to $12.5 million. The note was modified
November 1, 2002 whereby the Company may borrow up to $17.5 million. The note accrues interest at a variable rate based on the ninety-day LIBOR index, on the date of the draw, plus 150 basis points. The ninety-day LIBOR index on the date of the most recent December draw was 1.41%. Interest payments are due ninety days after the date of any principal draws made on the loan and every ninety days thereafter. Maturities of senior debt based on minimum scheduled payments as of December 31, 2002 are: 2003 - $2.0 million, 2004 - $4.6 million and 2006 -
$7.6 million. The Company used the funds attained to buy back shares of the
Company's common stock. The assets of the Company collateralize the note. Under terms of the agreement, the Company is bound by certain restrictive debt convenants relating to earnings, net worth and various financial ratios. As of
December 31, 2002, the Company was in compliance with the debt covenants.

Effective February 13, 2001, the company entered into three interest rate swap agreements with LaSalle Bank N.A. In the first agreement the Company will make fixed rate payments at 5.45% and receive variable rate payments at the three month LIBOR on a notional amount of $2.0 million. The maturity date of the first swap agreement is May 1, 2003. In the second agreement the Company will make fixed rate payments at 5.6% and receive variable rate payments at the three month LIBOR on a notional amount of $4.6 million. The maturity date of the second swap agreement is May 1, 2004. In the third agreement the Company will make fixed rate payments at 5.77% and receive variable rate payments at the three month LIBOR on a notional amount of $4.6 million. The maturity date of the third swap agreement is February 1, 2006. The three interest rate swaps are settled on a net basis. The Company is exposed to credit loss in the event of nonperformance by LaSalle Bank N.A. for the net interest rate differential when floating rates exceed the fixed maximum rate. However, the Company does not anticipate nonperformance by the counter party.

Other Borrowings
In addition to the other borrowings scheduled below, the Bank also has a $5.0 million overdraft line of credit with the Federal Home Loan Bank, none of which was used, as of December 31, 2002, June 30, 2002 or June 30, 2001. (in
thousands)

--------------------------------------------------------------------
Period Ended                        Dec 2002   June 2002  June 2001
--------------------------------------------------------------------
Official check overnight remittance   $1,867     $3,341     $4,302
Money order remittance ............     --         --           39
                                      ------     ------     ------
Total Other Borrowings ............   $1,867     $3,341     $4,341
                                      ======     ======     ======

11.  Income Taxes
An analysis of the income tax provision is as follows: (in thousands)

                            Six Months Ended           Year Ended
                        -------------------------------------------------------
                          Dec 2002   Dec 2001   June 2002  June 2001  June 2000
-------------------------------------------------------------------------------
                                    (unaudited)
Current:
     Federal ............  $ 3,621    $ 2,537    $ 5,869    $ 4,929    $ 4,649
     State ..............      702        628      1,200      1,022      1,211
   Deferred .............   (1,252)        --       (824)      (432)       119
-------------------------  -------    -------    -------    -------    -------
Income Tax Provision ....  $ 3,071    $ 3,165    $ 6,245    $ 5,519    $ 5,979
                           =======    =======    =======    =======    =======

The difference between the financial statement provision and amounts computed by using the statutory rate of 34% is reconciled as follows: (in thousands)

-----------------------------------------------------------------------------------------
Period Ended                                     Dec 2002 June 2002  June 2001  June 2000
-----------------------------------------------------------------------------------------
Income tax provision at federal statutory rate   $ 2,845    $ 5,639    $ 5,123    $ 5,243
State tax, net of federal tax benefit ........       286        722        640        842
Tax exempt interest ..........................       (57)      (112)      (125)      (108)
Increase in cash surrender value
     of life insurance .......................       (90)      (176)      (125)       (99)
Other ........................................        87        172          6        101
                                                 -------    -------    -------    -------
Income Tax Provision .........................   $ 3,071    $ 6,245    $ 5,519    $ 5,979
                                                 =======    =======    =======    =======

The Company is allowed to deduct an addition to a reserve for bad debts in determining taxable income. This addition differs from the provision for loan losses for financial reporting purposes. No deferred taxes have been provided on the income tax bad debt reserves which total $6.0 million, for years prior to
1988. This tax reserve for bad debts is included in taxable income of later years only if the bad debt reserves are subsequently used for purposes other than to absorb bad debt losses. Because the Company does not intend to use the reserves for purposes other than to absorb losses, deferred income taxes of $2.4 million were not provided at December 31, 2002, June 30, 2002 and 2001, respectively. Pursuant to Statement of Financial Accounting Standards No. 109
("SFAS 109"), "Accounting for Income Taxes," the Company has recognized the deferred tax consequences of differences between the financial statement and income tax treatment of allowances for loan losses arising after June 30, 1987.

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

---------------------------------------------------------------------------
Period Ended                                 Dec 2002  June 2002  June 2001
---------------------------------------------------------------------------
Deferred tax assets:
     Bad debt reserves, net ................   $2,478     $2,394     $2,019
     Difference in basis of fixed assets ...      131         --         --
     Other .................................      323        195         47
     Deferred compensation .................    1,153      1,032        916
                                               ------     ------     ------
     Total deferred tax assets .............    4,085      3,621      2,982
                                               ------     ------     ------
Deferred tax liabilities:
     Difference in basis of fixed assets ...       --        205        315
     FHLB dividend .........................      185        194        205
     Unrealized gain on securities
      available for sale....................      494        639        196
     Deferred fees .........................      365        361      1,186
     Originated mortgage servicing rights ..       23        537         --
     Other .................................       --        146        117
                                               ------     ------     ------
     Total deferred tax liabilities ........    1,067      2,082      2,019
                                               ------     ------     ------
Net Deferred Tax Asset .....................   $3,018     $1,539     $  963
                                               ======     ======     ======

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

Quantitative measures that have been established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios
(set forth in the following table), of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). As of December 31, 2002, the Company and the Bank met all capital adequacy requirements to which they were subject.

As of December 31, 2002, June 30, 2002 and 2001, the most recent notifications from the Federal Reserve categorized the Company and the Bank as "well capitalized" under the regulatory framework for prompt corrective action. To be categorized as "well capitalized" the Company must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed either entity's category.

A summary of capital amounts and ratios as of December 31, 2002, June 30, 2002 and June 30, 2001.

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
                                                                                 "Well Capitalized"
                                                                                  Under Prompt
                                                               For Capital      Corrective Action
(dollars in thousands)                        Actual        Adequacy Purposes       Provisions
                                          Amount   Ratio      Amount   Ratio      Amount     Ratio
----------------------------------------------------------------------------------------------------
As of December 31, 2002
Total risk-based capital
    (to risk-weighted assets)
    HomeFederal Bank                    $ 93,862   13.96%    $ 53,795   8.0%     $ 67,243    10.0%
    Home Federal Bancorp Consolidated   $ 83,118   12.34%    $ 53,883   8.0%     $ 67,354    10.0%
Tier 1 risk-based capital
    (to risk-weighted assets)
    HomeFederal Bank                    $ 86,690   12.89%    $ 26,897   4.0%     $ 40,346     6.0%
    Home Federal Bancorp Consolidated   $ 75,946   11.28%    $ 26,941   4.0%     $ 40,412     6.0%
Tier 1 leverage capital
    (to average assets)
    HomeFederal Bank                    $ 86,690    9.80%    $ 35,370   4.0%     $ 44,213     5.0%
    Home Federal Bancorp Consolidated   $ 75,946    8.56%    $ 35,505   4.0%     $ 44,382     5.0%

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

Dividend Restrictions
The principal source of income and funds for the Company are dividends from the
Bank. The Bank is subject to certain restrictions on the amount of dividends that it may declare without prior regulatory approval. At December 31, 2002 approximately $29.2 million of retained earnings were available for dividend declaration without prior regulatory approval.

13.  Employee Benefit Plans
Multi-employer Pension Plan
The Bank participates in a noncontributory multi-employer pension plan covering all qualified employees. The plan is administered by the trustees of the
Financial Institutions Retirement Fund. There is no separate valuation of the plan benefits nor segregation of plan assets specifically for the Bank, because the plan is a multi-employer plan and separate actuarial valuations are not made with respect to each employer. However, as of June 30, 2002, the latest actuarial valuation, the total plan assets exceeded the actuarially determined value of accrued benefits.

Supplemental Retirement Program
The Bank has  entered  into  supplemental retirement agreements for certain officers. These agreements are unfunded, however, the Bank has entered into life insurance contracts to fund these agreements.  Benefits under these arrangements are generally paid over a 15 year period.  The following  table sets forth the
Plan's funded status and amount recognized in the Bank's consolidated statements of income for the six months ended  December 31, 2002 and for the fiscal years ended June 30, 2002, 2001 and 2000.

                                                                    -------------------------------------------------------
                                                                      Dec 2002     June 2002      June 2001      June 2000
---------------------------------------------------------------------------------------------------------------------------
Economic assumptions:
   Discount rate                                                          6.5%           8.5%           9.7%          10.0%

Components of net periodic pension expense:
   Interest cost on projected benefit obligation ...............   $   137,121    $   200,196    $   124,181    $   112,062
   Service cost ................................................        11,292         34,995         64,516         59,104
   Prior service cost ..........................................        96,489        234,860         39,475             --
                                                                   -----------    -----------    -----------    -----------
Net periodic pension expense ...................................   $   244,902    $   470,051    $   228,172    $   171,166
                                                                   ===========    ===========    ===========    ===========

A summary of the Plan's funded status at December 31, 2002 and June 30, 2002, 2001 and 2000 is as follows:

Projected benefit obligation at beginning of year ..............   $ 2,552,969    $ 2,410,778    $ 1,130,493    $ 1,052,327
Interest cost ..................................................       137,121        200,196        124,181        112,062
Service cost ...................................................        11,292         34,995         64,516         59,104
Amendment to plan ..............................................            --             --      1,184,588             --
Actuarial loss .................................................       116,000             --             --             --
Benefits paid during year ......................................       (46,500)       (93,000)       (93,000)       (93,000)
                                                                   -----------    -----------    -----------    -----------
Projected benefit obligation at end of year (underfunded status)     2,770,882      2,552,969      2,410,778      1,130,493

Unrecognized net loss ..........................................      (951,576)      (932,065)    (1,145,113)            --
                                                                   -----------    -----------    -----------    -----------
Accrued pension liability ......................................   $ 1,819,306    $ 1,620,904    $ 1,265,665    $ 1,130,493
                                                                   ===========    ===========    ===========    ===========

Prior service cost is amortized over the estimated remaining service lives of the employees of approximately seven years.

401(k) Plan
The Bank has an employee thrift plan established for substantially all full-time employees. The Bank has elected to make matching contributions equal to 50% of the employee contributions up to a maximum of 1.5% of an individual's total eligible salary. The Bank contributed $54,000, $109,000, $99,000 and $87,000 during the six months ended December 31, 2002 and fiscal years ended June 30,
2002, 2001 and 2000, respectively.

14. Stock Options
The Company has stock option plans for the benefit of officers, other key employees and directors. As of December 31, 2002, the plans were authorized to grant additional options to purchase 299,943 shares of the Company's common stock. The option price is not to be less than the fair market value of the common stock on the date the option is granted, and the stock options are exercisable at any time within the maximum term of 10 years and one day from the grant date. The options are nontransferable and are forfeited upon termination of employment.

The following is an analysis of the stock option activity for the six month period ended December 31, 2002 and for each of the years in the three year period ended June 30, 2002 and the stock options outstanding at the end of the respective periods:

                                 -------------------------
                                                  Weighted
                                                  Average
                                                  Exercise
Options                           Shares          Price
----------------------------------------------------------
Outstanding June 30, 1999         721,617      $  15.46
Granted                           222,155         23.07
Forfeited                          (6,625)        24.95
Exercised                         (28,551)         7.15
                                ---------
Outstanding June 30, 2000         908,596         17.52
Granted                           105,655         15.87
Forfeited                          (3,001)        23.06
Exercised                         (17,848)         6.56
                                 --------
Outstanding June 30, 2001         993,402         17.52
Granted                           164,655         18.73
Forfeited                         (14,687)        20.30
Exercised                        (132,961)         9.86
                                 --------
Outstanding June 30, 2002       1,010,409         18.68
Granted                            22,224         22.65
Forfeited                          (3,987)        24.46
Exercised                         (22,344)        13.05
                                ---------
Outstanding December 31, 2002   1,006,302         18.87
                                =========

The following table is an analysis of the remaining weighted average life as of
December 31, 2003 of the outstanding options within various exercise price ranges:

----------------------------------------------------------------
    Exercise Price          Number of Options      Average Life
----------------------------------------------------------------
   $ 8.580 - $13.56             185,138                 2.3
   $15.375 - $20.90             319,073                 7.5
   $21.785 - $26.75             502,091                 6.0
                              ---------
        Total                 1,006,302                 5.8
                              =========

The weighted average fair value of options granted was $5.18 for the six month period ended December 31, 2002, and $4.58, $3.59 and $6.31 for the fiscal years ended June 30, 2002, June 30, 2001 and June 30, 2000, respectively. The fair value of the option grants is estimated on the date of grant using an option pricing model with the following assumptions: dividend yield ranging from 1.32%
to 3.58%, risk-free interest rates ranging from 2.66% to 8.04%, expected volatility ranging from 24.13% to 34.86% and expected life of 5.04 to 5.65 years. The pro forma amounts are not representative of the effects on reported net income for future years.

Shareholder Rights Plan
The Company has adopted a Shareholder Rights Plan and declared a dividend distribution at the rate of one Right for each share of common stock held of record as of the close of business on November 22, 1994, and for each share of common stock issued thereafter up to the Distribution Date (defined below).
Each Right entitles holders of common stock to buy one share of common stock of the Company at an exercise price of $80. The Rights would be exercisable, and would detach from the common stock (the "Distribution Date") only if a person or group (i) were to acquire 15 percent or more of the outstanding shares of common stock of the Company; (ii) were to announce a tender or exchange offer that, if consummated, would result in a person or group beneficially owning 30 percent or more of the outstanding shares of common stock of the Company; or (iii) were declared by the Board to be an Adverse Person (as defined in the Plan) if such person or group beneficially owns 10 percent or more of the outstanding shares of common stock in the Company. In the event of any occurrence triggering the
Distribution Date, each Right may be exercised by the holder (other than such an acquiring person or group) to purchase shares of common stock of the Company
(or, in certain circumstances, common stock of the acquiring person) at a 50%
discount to market price. The Company is entitled to redeem the Rights at $.01 per Right at any time. The Rights will expire at the close of business on
November 22, 2004.

15. Commitments
Financial Instruments with Off-Balance Sheet Risk
In the normal course of business, the Bank makes various commitments to extend credit that are not reflected in the accompanying consolidated financial statements. At December 31, 2002, and June 30, 2002 and 2001, the Bank had loan commitments approximating $35.5 million, $29.9 million and $26.0 million, respectively, excluding undisbursed portions of loans in process. Loan commitments at December 31, 2002 included commitments to originate fixed rate loans with interest rates ranging from 5.1% to 7.9% totaling $22.8 million and adjustable rate loan commitments with interest rates ranging from 4.3% to 9.0%
totaling $12.7 million. Commitments, which are disbursed subject to certain limitations, extend over various periods of time. Generally, unused commitments are cancelled upon expiration of the commitment term as outlined in each individual contract.

Outstanding letters of credit were $2.5 million, $2.4 million and $2.2 million at December 31, 2002 and June 30, 2002 and 2001, respectively. Additionally, the
Bank had approximately $48.3 million in commitments to sell fixed rate residential loans and $6.5 million in commitments to sell adjustable rate commercial loans at December 31, 2002.

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

16. Fair Value of Financial Instruments
The disclosure of the estimated fair value of financial instruments is as follows: (in thousands)

                                          December 31, 2002         June 30, 2002           June 30, 2001
                                          --------------------------------------------------------------------
                                          Carrying     Fair       Carrying     Fair       Carrying       Fair
                                          Value        Value      Value        Value      Value          Value
--------------------------------------------------------------------------------------------------------------
Assets:
   Cash                                  $ 27,404   $ 27,404    $   25,006  $  25,006    $   25,814  $  25,814
   Interest-bearing deposits               26,288     26,288        19,472     19,472         9,610      9,610
   Securities available for sale          114,440    114,440       114,989    114,989        80,316     80,316
   Securities held to maturity              3,026      3,147         3,493      3,619         7,296      7,409
   Loans held for sale                     30,560     31,055         6,302      6,383        12,383     12,518
   Loans, net                             628,883    653,007       631,815    649,880       674,552    686,873
   Accrued interest receivable              4,289      4,289         4,431      4,431         5,213      5,213
   Federal Home Loan Bank stock             9,965      9,965         9,965      9,965         9,866      9,866
   Cash surrender value of life insurance  10,841     10,841         9,792      9,792         9,274      9,274

Liabilities:
    Deposits                              609,358    621,187       577,480    583,881       576,543    581,293
    Federal Home Loan Bank advances       171,635    180,429       174,139    182,626       192,067    193,729
    Senior debt                            14,242     15,161        11,200     11,200        11,200     11,200
    Other borrowings                        1,867      1,867         3,341      3,341         4,341      4,341
    Advance payments by borrowers
       for taxes and insurance                229        229           442        442           441        441
    Accrued interest payable                1,035      1,035           924        924         1,482      1,482
    Commitments                                 -          -             -          -             -          -

Financial Instruments:
    Interest rate swaps                    (1,592)    (1,592)       (1,038)    (1,038)         (218)      (218)

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

The fair value estimates presented herein are based on information available to management at December 31, 2002 and June 30, 2002 and 2001. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date, and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

17.  PARENT COMPANY  FINANCIAL STATEMENTS
The condensed financial statements of Home Federal Bancorp are as follows:
(in thousands)

                                                 Dec 2002  June 2002 June 2001
------------------------------------------------------------------------------
Condensed Balance Sheets (Parent Company only)
Assets:
Cash .....................................       $ 2,930    $ 1,421    $ 2,377
Investment in subsidiary .................        89,835     87,280     80,675
Other ....................................           447        361        332
                                                 -------    -------    -------
Total Assets .............................       $93,212    $89,062    $83,384
                                                 =======    =======    =======

Liabilities:
Senior debt ..............................       $14,242    $11,200    $11,200
Other ....................................         1,176        776        434
                                                 -------    -------    -------
  Total liabilities ......................        15,418     11,976     11,634
                                                 -------    -------    -------
Shareholders' equity .....................        77,794     77,086     71,750
                                                 -------    -------    -------
Total Liabilities and Shareholders' Equity       $93,212    $89,062    $83,384
                                                 =======    =======    =======

                                                       ---------------------------------------------
                                                        Dec 2002   June 2002   June 2001   June 2000
----------------------------------------------------------------------------------------------------
Condensed Statements of Income (Parent Company only)
Dividends from subsidiary ......................       $  2,914    $  6,379    $  5,574    $  4,760
Other ..........................................            271         629         556         485
                                                       --------    --------    --------    --------
  Total income .................................          3,185       7,008       6,130       5,245
                                                       --------    --------    --------    --------
Interest on senior debt ........................            425         812         807         408
Other expenses .................................            574         895         925         719
                                                       --------    --------    --------    --------
  Total expenses ...............................            999       1,707       1,732       1,127
                                                       --------    --------    --------    --------
Income before taxes and change
 in undistributed earnings of subisidiary ......          2,186       5,301       4,398       4,118
Applicable income tax credit ...................           (284)       (419)       (433)       (244)
                                                       --------    --------    --------    --------
Income before change in undistributed
 earnings of subsidiary ........................          2,470       5,720       4,831       4,362
Increase in undistributed earnings of subsidiary          2,827       4,619       4,718       5,076
                                                       --------    --------    --------    --------
Net Income .....................................       $  5,297    $ 10,339    $  9,549    $  9,438
                                                       ========    ========    ========    ========

                                                                                   -----------------------------------------------
                                                                                     Dec 2002   June 2002   June 2001   June 2000
----------------------------------------------------------------------------------------------------------------------------------
Condensed Statements of Cash Flows (Parent Company only)
Operating Activities:
Net income ......................................................................   $  5,297    $ 10,339    $  9,549    $  9,438
Adjustments to reconcile net income to net cash provided by operating activities:
  Decrease (increase) in other assets ...........................................        (86)        (29)        (87)         21
  Increase (decrease) in accrued expenses and other liabilities .................        276          44         245         (45)
  Increase in undistributed earnings of subsidiary ..............................     (2,827)     (4,619)     (4,718)     (5,076)
                                                                                    --------    --------    --------    --------
Net cash provided by operating activities .......................................      2,660       5,735       4,989       4,338
                                                                                    --------    --------    --------    --------

Investing Activities:
Net cash used in investment in HomeFed Financial Corp. ..........................         --        (768)         --          --
                                                                                    --------    --------    --------    --------

Financing Activities:
Repayment of senior debt ........................................................         --          --        (505)     (1,140)
Funds provided by senior debt ...................................................      3,042          --       5,500       6,345
Payment of dividends ............................................................     (1,331)     (2,528)     (2,438)     (2,559)
Repurchase shares of common stock ...............................................     (3,154)     (4,764)     (6,076)     (6,742)
Exercise of stock options, net of fractional shares paid ........................        292       1,369         199         238
                                                                                    --------    --------    --------    --------
Net cash used in financing activities ...........................................     (1,151)     (5,923)     (3,320)     (3,858)
                                                                                    --------    --------    --------    --------

Net (decrease)/increase in cash .................................................      1,509        (956)      1,669         480
Cash at beginning of period .....................................................      1,421       2,377         708         228
                                                                                    --------    --------    --------    --------
Cash at End of Period ...........................................................   $  2,930    $  1,421    $  2,377    $    708
                                                                                    ========    ========    ========    ========

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of
Home Federal Bancorp
Columbus, Indiana

We have audited the accompanying balance sheets of Home Federal Bancorp and its subsidiary (the "Company") as of December 31, 2002, June 30, 2002 and 2001, and
the related statements of income, shareholders' equity and cash flows for the six month period ended December 31, 2002 and for each of the three years in the period ended June 30, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2002, June 30,
2002 and 2001, and the results of its operations and its cash flows for the six month period ended December 31, 2002 and for each of the three years in the period ended June 30, 2002 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the consolidated financial statements, effective July
1, 2000 the Company changed its method of accounting for derivative instruments and hedging activities.

/s/ DELOITTE & TOUCHE LLP
DELOITTE & TOUCHE LLP
Indianapolis, Indiana
January 17, 2003

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
John K. Keach, Jr.                Executive Officer
Chairman of the Board,
President and Chief               Gerald L. Armstrong
Executive Officer,                Executive Vice President
Home Federal Bancorp
                                  Charles R. Farber
John T. Beatty                    Executive Vice President
President,
Beatty Insurance, Inc.            S. Elaine Pollert
                                  Executive Vice President
Harold Force                      Retail Banking
President,
Force Construction                Lawrence E. Welker
Company, Inc.                     Executive Vice President,
                                  Chief Financial Officer,
David W. Laitinen, MD             Treasurer and Secretary
Orthopedic Surgeon

John M. Miller
President,                        Executive Officers
Best Beers, Inc.                  of HomeFederal Bank

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
Company, Inc. and President,      Gerald L. Armstrong
KP Oil Company, Inc.              Executive Vice President

John K. Keach, Sr.                Charles R. Faber
Chairman Emeritus                 Executive Vice President
Retired
                                  S. Elaine Pollert
Eugene E. Burke                   Executive Vice President
Director Emeritus                 Retail Banking
Retired
                                  Lawrence E. Welker
The  Directors of Home            Executive Vice President,
Federal Bancorp also              Chief Financial Officer,
serve as Directors of             Treasurer and Secretary
HomeFederal Bank.
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

LaSalle Bank N.A.
c/o Corporate Trust Operations
135 South LaSalle Street, Room 1960
Chicago, Illinois 60603
(800) 246-5761

General Counsel
Barnes & Thornburg
11 South Meridian Street
Indianapolis, IN 46204

Shareholder & General Inquiries

Home Federal Bancorp is required to file an Annual Report on Form 10-K for its fiscal year ended December 31, 2002, with the Securities and Exchange Commission.

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
                                         Future office site

                                         Vist our Web site at
                                         www.homf.com or call us
                                         toll-free at (877) 626-7000.