Form 10-K, Exhibit 13
period 2003-12-31
HOME FEDERAL BANCORP
filed 2004-03-15
CIK 867493

HOME FEDERAL BANCORP
                               ANNUAL REPORT 2003






                                [PHOTO OMITTED]
                 (A collage of square pictures showing customer
                      and bank related items is omitted.)

 1   Letter To Shareholders

 4   Selected Consolidated Financial Data

 5   Quarterly Results Of Operations

 6   Management's Discussion & Analysis

 20  Consolidated Balance Sheets

 21  Consolidated Statements Of Income

 22  Consolidated Statements Of Shareholders' Equity

 23  Consolidated Statement Of Cash Flows

 24  Notes To Consolidated Financial Statements

 41  Independent Auditors' Report

 42  Board Of Directors & Officers Of Home Federal Bancorp
     Executive Officers Of HomeFederal Bank

To our shareholders:


     For many Americans, 2003 - a year marked by ongoing international conflict and continuing economic uncertainty at home - will be a time not soon forgotten. It was a time marked by contrasts, in which encouraging results generated through implementation of our strategies for growth were occasionally offset by irregular changes in economic indicators and activities.

     For HomeFederal, the low interest rate environment that prevailed throughout 2003 and its restricting effects on net interest margins contributed to a decrease in net income. Earnings were $9,643,000, or $2.26 basic and $2.15 diluted earnings per common share, compared to $10,501,000 or $2.41 basic and $2.30 diluted earnings per common share in 2002. Operating expenses were higher than in the previous year, largely due to increased costs that impact all businesses, such as the ever-increasing costs of health insurance, technology expenses, regulatory compliance and retirement costs.

     In our industry, higher levels of business also generate higher expenses, and our operating expenses rose in response to increased loan activity during the first three quarters of the year. Symbolic of this year of contrasts, refinancing activity decreased dramatically during the final three months of 2003, and operating expenses for the fourth quarter fell back to a level parallel with the fourth quarter of the previous year.

     In such a low rate  environment,  fee income and savings  deposits  tend to
decrease  as  consumers  seek  lower   borrowing  rates  and  higher  yields  on
investments. For financial institutions like HomeFederal, whose regulated products are replicated by an increasing number of nonregulated financial providers, strategies for growth must necessarily be based on service advantages rather than product advantages.

     During 2003 we continued to benefit from the unwavering commitment to customer service that has long made HomeFederal a respected and profitable institution. Over the past fifteen years we have capitalized on our specialized style of personalized financial service to customers throughout greater Indianapolis by offering a wide array of commercial products and services. Building on these efforts, we opened our first full-service branch in Greenwood, on the city's southern border. The response from the community has been very gratifying, leading us to make plans for a second Indianapolis facility on Southport Road. This full-service branch, to be located in the heart of a rapidly-developing suburban sector on the city's south side, is scheduled to open for business in the fall of 2004.

     Throughout the year, we expanded our initiatives in commercial services, an important cornerstone of our strategies for growth as a commercial bank. In the first segment of a two-tier program, we introduced a comprehensive program of cash management strategies designed especially for small businesses. This year, we will initiate the second tier - a new lockbox service designed to help high-volume commercial customers better manage their receivables through an automated payment system.

     We have been actively presenting these new commercial services to current and potential customers, often through direct visits, and have been very encouraged by the results. We know that -- in situations ranging from presentations by our officers to prospective business clients to the most basic transactions at our branches -- there is no better way to convey our style of business than through effective personal interaction with our customers.

     During the past year we devoted considerable time to identifying the qualities that differentiate HomeFederal from other financial institutions - the qualities that, taken together, constitute our brand. As in our broader experience, it could be observed that our brand, too, is a study in contrasts. While we are dedicated to offering the most contemporary financial products and services to meet the ever-changing needs of our customers, we are equally dedicated to maintaining the traditional levels of professionalism and personalized service that have been a HomeFederal hallmark for generations.

     We believe our success in meeting the needs of our customers through individualized attention to their particular needs is not only our greatest asset, but also our greatest source of opportunity for future growth and success. Accordingly, we have worked to underscore our unique commitment to personalized service through broad-scale marketing campaigns, individual advertising programs, and enhanced employee training and recognition initiatives. These programs will be maintained and expanded in the future, in concert with our ongoing development of new products and services designed to meet the needs of a growing base of diverse customers in our expanding service area.

     Entering our ninety-sixth year in business, we mark with regret the retirement of a distinguished colleague. Gerald Armstrong, professional banker, community leader and friend to all who worked with him, served with distinction as executive vice president and was instrumental in helping shape the modern-day HomeFederal. We extend our best wishes to him for a productive and rewarding retirement.

     As others step in to continue the excellent work of earlier members of the HomeFederal team, we rededicate ourselves to the essential tenets of our brand: the best products and services for contemporary needs, blended unfailingly with dedicated, personalized customer service. No matter how unpredictable daily events or economic conditions may be, we firmly believe that placing our customers' needs first - and consistently responding to them with well-planned products and courteous professionalism -- embodies a proven business model that will never go out of style.

Sincerely,
John K. Keach, Jr.
Chairman of the Board and
Chief Executive Officer


SUMMARY OF SELECTED CONSOLIDATED FINANCIAL DATA
(in thousands except per share data)
                                                    Twelve          Six
                                                    Months        Months
                                                     Ended         Ended                             Year Ended
------------------------------------------------------------------------------------------------------------------------------------
                                                   Dec 2003      Dec 2002      June 2002      June 2001     June 2000     June 1999
------------------------------------------------------------------------------------------------------------------------------------

Selected Balance Sheet Data:
Total assets                                      $   853,328   $   886,505   $   856,012    $   863,393   $   832,154   $   744,509
Cash and cash equivalents                              34,178        53,692        44,478         35,424        21,196        32,906
Loans available for sale                                6,272        30,560         6,302         12,383         2,376         5,102
Securities available for sale                         123,638       114,440       114,989         80,316        99,364        73,521
Securities held to maturity                             1,828         3,026         3,493          7,296         7,776         4,987
Loans receivable, net                                 630,672       628,883       631,815        674,552       652,007       586,918
Deposits                                              588,915       609,358       577,480        576,543       572,893       579,882
Borrowings                                            169,162       187,744       188,680        207,608       184,433        90,410
Shareholders' equity                                   84,022        77,794        77,086         72,044        69,486        69,635

Selected Operations Data:
Interest income                                   $    45,602   $    26,240   $    56,298    $    64,757   $    57,809   $    54,211
Interest expense                                       22,264        13,145        30,635         39,516        32,169        30,135
                                                  ------------  ------------  ------------   ------------  ------------  -----------
Net interest income                                    23,338        13,095        25,663         25,241        25,640        24,076
Provision for loan losses                               1,268         1,221         1,423          1,680         1,441         1,124
                                                  ------------  ------------  ------------   ------------  ------------  -----------
Net interest income after provision
     for loan losses                                   22,070        11,874        24,240         23,561        24,199        22,952
Gain on sale of loans                                   7,492         3,740         4,456          1,975           720         3,380
Gain (loss) on sale of securities                         (83)            4            92           (196)         (116)            2
Other income                                            7,679         3,125         7,841          7,241         7,060         6,622
Other expense                                          22,495        10,375        20,045         17,513        16,446        15,851
                                                  ------------  ------------  ------------   ------------  ------------  -----------
Income before income taxes                             14,663         8,368        16,584         15,068        15,417        17,105
Income tax provision                                    5,020         3,071         6,245          5,519         5,979         6,628
                                                  ------------  ------------  ------------   ------------  ------------  -----------
Net Income                                        $     9,643   $     5,297   $    10,339    $     9,549   $     9,438   $    10,477
                                                  ============  ============  ============   ============  ============  ===========


Basic earnings per common share                   $      2.26   $      1.23   $      2.34    $      2.13   $      1.97   $      2.06
Diluted earnings per common share                 $      2.15   $      1.17   $      2.25    $      2.07   $      1.88   $      1.95
Cash dividends per share                          $      0.70   $      0.31   $      0.58    $      0.55   $      0.54   $      0.45

Selected Financial and Statistical Data:
Return on average assets (2)                            1.10%         1.21%         1.20%          1.12%         1.20%         1.42%
Return on average shareholders' equity (2)             11.95%        13.59%        13.73%         13.76%        13.84%        15.13%
Interest rate spread during the period (2)              2.84%         3.19%         3.20%          3.13%         3.46%         3.36%
Net interest margin on average earning assets (2)       2.91%         3.26%         3.27%          3.22%         3.56%         3.53%
Average shareholders' equity to average assets          9.20%         8.93%         8.76%          8.15%         8.70%         9.41%
Efficiency ratio (1)                                   67.03%        57.01%        57.02%         50.75%        49.50%        50.00%
Nonperforming loans to total loans                      0.60%         0.71%         0.57%          1.02%         0.46%         0.60%
Nonperforming assets to total assets                    0.66%         0.70%         0.70%          0.99%         0.52%         0.75%
Loss allowance to nonperforming loans                 193.11%       151.12%       171.34%         78.70%       162.05%       121.82%
Loss allowance to total loans                           1.16%         1.08%         1.01%          0.82%         0.75%         0.73%
Dividend payout ratio                                  31.08%        25.12%        24.45%         25.53%        27.11%        21.49%
Loan servicing portfolio                          $   611,636   $   564,856   $   551,402    $   484,628   $   451,768   $   461,462
Allowance for loan losses                         $     7,506   $     7,172   $     6,451    $     5,690   $     4,949   $     4,349
Number of full service offices                             18            17            17             17            16            16
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

                                                                            Three Months Ended
                                                  ---------------------------------------------------------------------------
Fiscal Year Ended December 31, 2003               March 31, 2003       June 30, 2003      Sept 30, 2003       Dec 31, 2003
-----------------------------------------------------------------------------------------------------------------------------
Total interest income                             $         12,058    $         11,542   $         11,160   $         10,842
Total interest expense                                       6,016               5,674              5,429              5,145
                                                  -----------------   -----------------  -----------------  -----------------
Net interest income                                          6,042               5,868              5,731              5,697
Provision for loan losses                                      210                 450                286                322
                                                  -----------------   -----------------  -----------------  -----------------
Net interest income after
    provision for loan losses                                5,832               5,418              5,445              5,375
Gain on sale of loans                                        2,144               2,155              2,479                714
Other income                                                 1,993               1,658              2,103              1,842
Other expense                                                5,282               5,639              5,937              5,637
                                                  -----------------   -----------------  -----------------  -----------------
Income before income taxes                                   4,687               3,592              4,090              2,294
Income tax provision                                         1,733               1,318              1,462                507
                                                  -----------------   -----------------  -----------------  -----------------
Net Income                                        $          2,954    $          2,274   $          2,628   $          1,787
                                                  =================   =================  =================  =================
Basic earnings per common share                   $           0.70    $           0.53   $           0.62   $           0.42
                                                  =================   =================  =================  =================
Diluted earnings per common share                 $           0.66    $           0.50   $           0.59   $           0.40
                                                  =================   =================  =================  =================
Dividends per share                               $          0.163    $          0.163   $          0.188   $          0.188
Stock sales price range:  High (1)                $          25.12    $          27.57   $          27.00   $          29.35
                          Low                     $          22.95    $          24.26   $          25.15   $          26.45



                                                           Three Months Ended
                                                  --------------------------------------
Six Months Ended December 31, 2002                   Sept 30, 2002        Dec 31, 2002
----------------------------------------------------------------------------------------
Total interest income                             $         13,277    $         12,963
Total interest expense                                       6,703               6,442
                                                  -----------------   -----------------
Net interest income                                          6,574               6,521
Provision for loan losses                                      460                 761
                                                  -----------------   -----------------
Net interest income after
    provision for loan losses                                6,114               5,760
Gain on sale of loans                                        1,386               2,354
Other income                                                 1,457               1,672
Other expense                                                4,807               5,568
                                                  -----------------   -----------------
Income before income taxes                                   4,150               4,218
Income tax provision                                         1,559               1,512
                                                  -----------------   -----------------
Net Income                                        $          2,591    $          2,706
                                                  =================   =================
Basic earnings per common share                   $           0.60    $           0.63
                                                  =================   =================
Diluted earnings per common share                 $           0.57    $           0.60
                                                  =================   =================
Dividends per share                               $          0.150    $          0.163
Stock sales price range:  High (1)                $          24.30    $          25.14
                          Low                     $          21.60    $          21.76



                                                                               Three Months Ended
                                                  ---------------------------------------------------------------------------
Fiscal Year Ended June 30, 2002                      Sept 30, 2001        Dec 31, 2001       March 31, 2002    June 30, 2002
-----------------------------------------------------------------------------------------------------------------------------
Total interest income                             $         15,168    $         14,370   $         13,290   $         13,470
Total interest expense                                       8,968               7,879              6,946              6,842
                                                  -----------------   -----------------  -----------------  -----------------
Net interest income                                          6,200               6,491              6,344              6,628
Provision for loan losses                                      306                 415                509                193
                                                  -----------------   -----------------  -----------------  -----------------
Net interest income after
    provision for loan losses                                5,894               6,076              5,835              6,435
Gain on sale of loans                                          873               1,930              1,018                635
Other income                                                 1,574               1,820              2,494              2,045
Other expense                                                4,591               5,277              5,158              5,019
                                                  -----------------   -----------------  -----------------  -----------------
Income before income taxes                                   3,750               4,549              4,189              4,096
Income tax provision                                         1,386               1,779              1,596              1,484
                                                  -----------------   -----------------  -----------------  -----------------
Net Income                                        $          2,364    $          2,770   $          2,593   $          2,612
                                                  =================   =================  =================  =================
Basic earnings per common share                   $           0.53    $           0.62   $           0.59   $           0.60
                                                  =================   =================  =================  =================
Diluted earnings per common share                 $           0.51    $           0.61   $           0.56   $           0.57
                                                  =================   =================  =================  =================
Dividends per share                               $          0.138    $          0.138   $          0.150   $          0.150
Stock sales price range:  High (1)                $          22.22    $          19.75   $          22.00   $          25.00
                          Low                     $          16.00    $          16.80   $          18.60   $          21.68

(1) The Company's common stock trades on the NASDAQ National Market under the symbol "HOMF." As of December 31, 2003, the Company had 470 holders of record of its shares.


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


HOLDING COMPANY BUSINESS

Home Federal Bancorp (the "Company") is organized as a bank holding company authorized to engage in activities permissible for a financial holding company and owns all of the outstanding capital stock of HomeFederal Bank (the "Bank"). The business of the Bank and therefore, the Company, is providing consumer and business banking services to certain markets in the south-central portions of the State of Indiana. The Bank does business through 18 full service banking offices.


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


MD&A OVERVIEW

In reviewing the Company's performance in 2003 the driving force was the low interest rate environment and the record setting year for loan refinances. The refinancing activity in 2003 not only affected the residential loan portfolio but also the commercial portfolio and the investment portfolio. Each of these portfolios experienced prepayments, calls, or refinancing activity that caused the yield on these assets to decline significantly during the year. The low rates also caused the deposit and borrowing costs of the Company to decline, but not as fast as the interest earning assets did. This situation occurred for two primary reasons. First, the Company was asset sensitive meaning that it had more assets maturing or repricing in 2003 than liabilities. Second, competition prevents repricing the deposit base of the Bank any lower and still retain customers. Because the yields on assets declined more rapidly than the cost of liabilities the Company experienced a tightening of its net interest margin that caused net interest income to decline in 2003 over 2002.

The other result of the refinancing activity was a record year for the Company with respect to gain on sale of loans. The Company earned approximately $7.5 million from selling loans in 2003, $2.0 million more that the year before. It is management's opinion that rates will not decline further in 2004 and therefore this level of income for gain on sale of loans will be significantly lower in 2004. It is our opinion that loan refinancing activity in 2004 could be half of the level of refinancing activity experienced in 2003 thus reducing the gain on sale of loans by about the same percentage. If however, mortgage loan rates decline below levels experienced in 2003 then the Company could experience another wave of refinancings that would cause the income from gain on sale of loans to remain at the level experienced in 2003.

A strategy to improving the Company's net interest margin will be to replace wholesale funding sources, such as Federal Home Loan Advances, brokered certificates of deposit, and public funds with core retail deposits. The Bank opened a new branch in the southern Indianapolis metropolitan market in December of 2003. A second branch in the same market is planned for 2004. The expansion into this growing market plus a new emphasis on gaining core deposits in existing markets is anticipated to increase core deposits in 2004. Both consumer and commercial core deposit growth will be the Company's focus. It is important the Company increase this source of funds in order to continue future profitable growth in coming years.

Non-interest expense in 2003 increased by $1.9 million compared to 2002. Over $1.0 million of the increase came from compensation and employee benefit cost. The increases were due to increased retirement and health insurance costs as well as increased staffing costs for regulatory compliance areas and technology staffing. Some of the reductions will be offset by the costs associated with the new branches in Indianapolis and normal salary increases for 2004. Consultant fees increased by $347,000 in 2003 compared to 2002 due to outsourcing the internal audit function in 2003 and special audits of the technology systems. These expenses will stay approximately the same in 2004.

Another area that will receive close scrutiny in 2004 is that of capital management. The Company has seen total shareholder equity increase while total assets have declined in the past year. The Company has had several stock repurchase plans in place over the past several years and will continue to look at these plans as one way to improve both return on equity and earnings per share in the coming year.

In summary the Company faces several challenges in 2004 and subsequent years. The major challenge is to replace the anticipated reduction in gain on sale of loans with other less cyclical sources of income. The second is to grow the earning assets of the Company in such a way that net interest margins are improved. The third is to increase other sources of non-interest income while at the same time reducing the rate of increase in non-interest expense, especially those related to compensation and employee benefits. It will take more than one year to accomplish these goals but plans are in place to begin in 2004.


ASSET/LIABILITY MANAGEMENT

The Bank follows a program designed to decrease its vulnerability to material and prolonged increases in interest rates. This strategy includes 1) selling certain longer term, fixed rate loans from its portfolio; 2) increasing the origination of adjustable rate loans; 3) improving its interest rate gap by increasing the interest rate sensitivity by shortening the maturities of its interest-earning assets and extending the maturities of its interest-bearing liabilities; and 4) increasing its non-interest income.

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

INTEREST RATE SPREAD

The following table sets forth information concerning the Bank's interest-earning assets, interest-bearing liabilities, net interest income, interest rate spreads and net yield on average interest-earning assets during the periods indicated (including fees which are considered adjustments of yields). Average balance calculations were based on daily balances. (dollars in thousands)



                                             Twelve Months Ended              Six Months Ended                   Year Ended
                                      ----------------------------------------------------------------------------------------------
                                                   Dec 2003                      Dec 2002                        June 2002
                                      ----------------------------------------------------------------------------------------------
                                                                                              (3)
                                        Average              Average    Average             Average    Average             Average
                                        Balance   Interest  Yield/Rate  Balance   Interest Yield/Rate  Balance   Interest Yield/Rate
------------------------------------------------------------------------------------------------------------------------------------
Interest-earning assets:
    Residential mortgage loan         $ 219,059    $ 13,155   6.01%    $ 244,399  $  8,371    6.85%  $ 262,194 $ 19,678     7.51%
    Commercial real estate mortgages    221,860      13,927   6.28%      208,117     7,126    6.85%    191,303   14,113     7.38%
    Home equities/
          second mortgages               76,754       5,708   7.44%       82,489     3,284    7.96%     88,061    7,218     8.20%
    Commercial loans                     93,713       5,414   5.78%       86,416     2,724    6.30%     76,947    5,271     6.85%
    Consumer loans                       36,167       3,109   8.60%       39,414     1,792    9.09%     40,978    3,950     9.64%
    Securities                          123,273       3,955   3.21%      117,938     2,772    4.70%     97,787    5,488     5.61%
    Interest-bearing deposits            30,567         334   1.09%       24,807       171    1.38%     26,991      580     2.15%
                                      -------------------------------------------------------------------------------------------
Total interest-earning assets (1)     $ 801,393    $ 45,602   5.69%    $ 803,580  $ 26,240    6.53%  $ 784,261 $ 56,298     7.18%
                                      ===========================================================================================

Interest-bearing liabilities:
     Deposits-
          Transaction account         $ 296,267    $  2,060   0.70%    $ 290,629  $  1,715    1.17%  $ 283,295 $  4,914     1.73%
          Certificate accounts          305,506      10,144   3.32%      303,610     5,799    3.79%    289,600   13,802     4.77%
     FHLB advances                      163,369       9,221   5.64%      174,387     5,205    5.92%    185,453   11,106     5.99%
     Other borrowings                    16,312         839   5.14%       11,823       426    7.15%     11,173      813     7.28%
                                      -------------------------------------------------------------------------------------------
Total interest-bearing liabilities    $ 781,454    $ 22,264   2.85%    $ 780,449  $ 13,145    3.34%  $ 769,521 $ 30,635     3.98%
                                      ===========================================================================================

Net Interest Income                                $ 23,338                       $ 13,095                     $ 25,663
                                                   ========                       ========                     ========

Net Interest Rate Spread                                      2.84%                           3.19%                         3.20%
                                                             =====                           =====                         =====

Net Earning Assets                    $  19,939                        $  23,131                     $  14,740
                                      =========                        =========                     =========

Net Interest Margin (2)                                       2.91%                           3.26%                         3.27%
                                                             =====                           =====                         =====

Average Interest-earning
    Assets to Average
     Interest-bearing Liabilities        102.55%                          102.96%                       101.92%
                                         ======                           ======                        ======


[TABLE CONTINUED ON FOLLOWING PAGE]


[TABLE CONTINUED FROM FOLLOWING PAGE]



                                                  Year Ended
                                      --------------------------------
                                                  June 2001
                                      --------------------------------
                                          Average            Average
                                          Balance  Interest Yield/Rate
-----------------------------------------------------------------------

Interest-earning assets:
    Residential mortgage loan           $ 305,512  $24,631    8.06%
    Commercial real estate mortgages      171,766   14,473    8.43%
    Home equities/
          second mortgages                 91,655    8,485    9.26%
    Commercial loans                       64,431    5,696    8.84%
    Consumer loans                         43,558    4,305    9.88%
    Securities                             98,597    6,622    6.72%
    Interest-bearing deposits               9,449      545    5.77%
                                       ----------------------------
Total interest-earning assets (1)       $ 784,968  $64,757    8.25%
                                       ============================

Interest-bearing liabilities:
     Deposits-
          Transaction account           $ 249,647  $ 6,505    2.61%
          Certificate accounts            324,358   20,205    6.23%
     FHLB advances                        187,272   11,987    6.40%
     Other borrowings                      11,270      819    7.27%
                                       ----------------------------
Total interest-bearing liabilities      $ 772,547  $39,516    5.12%
                                       ============================

Net Interest Income                                $25,241
                                                   =======

Net Interest Rate Spread                                      3.13%
                                                           ========

Net Earning Assets                      $  12,421
                                        ==========

Net Interest Margin (2)                                       3.22%
                                                           ========

Average Interest-earning
    Assets to Average
     Interest-bearing Liabilities         101.61%
                                        ==========


(1)  Average balances are net of non-performing loans.
(2)  Net  interest  income  divided by the average  balance of  interest-earning assets.
(3)  For  comparative  purposes,   the  ratios  in  the  December  2002  average
     yield/rate column have been annualized.



RATE/VOLUME ANALYSIS

The following table sets forth the changes in the Bank's interest income and interest expense resulting from changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities. Changes not solely attributable to volume or rate changes have been allocated in proportion to the changes due to volume or rate. (in thousands)

                                                                   Year Ended                          Six Months Ended
                                                     --------------------------------------------------------------------------
                                                            Dec 2003 vs. Dec 2002                    Dec 2002 vs. Dec 2001
                                                     --------------------------------------------------------------------------
                                                              Increase/(Decrease)                     Increase/(Decrease)
                                                        Due to       Due to       Total          Due to     Due to      Total
                                                         Rate        Volume       Change          Rate      Volume     Change
-------------------------------------------------------------------------------------------------------------------------------

Interest Income on Interest-Earning Assets:
    Residential mortgage loans                       $     (222) $   (3,901)  $     (4,123)   $  (1,070)  $  (1,424) $  (2,494)
    Commercial real estate loans                          2,857      (2,962)          (105)         529        (559)       (30)
    Home equities/second mortgages                         (513)       (442)          (955)        (189)       (366)      (555)
    Commercial loans                                       (314)        488            174          126        (139)       (13)
    Consumer loans                                         (234)       (274)          (508)        (168)       (140)      (308)
    Securities                                           (2,212)        434         (1,778)        (288)        533        245
    Interest-bearing deposits                              (189)         86           (103)        (173)         30       (143)
                                                     ----------- -----------  -------------   ----------  ---------- ----------
         Total                                             (827)     (6,571)        (7,398)      (1,233)     (2,065)    (3,298)
                                                     ----------- -----------  -------------   ----------  ---------- ----------

Interest Expense on Interest-Bearing Liabilities:
    Deposits - Transaction accounts                      (2,002)        598         (1,404)      (1,592)        141     (1,451)
                  Certificate accounts                   (1,982)         76         (1,906)      (1,969)        217     (1,752)
    FHLB advances                                          (561)       (808)        (1,369)         (33)       (482)      (515)
    Other borrowings                                        (30)         40             10           (6)         22         16
                                                     ----------- -----------  -------------   ----------  ---------- ----------
         Total                                           (4,575)        (94)        (4,669)      (3,600)       (102)    (3,702)
                                                     ----------- -----------  -------------   ----------  ---------- ----------

Net Change in Net Interest Income                    $    3,748  $   (6,477)  $     (2,729)   $   2,367   $  (1,963) $     404
                                                     =========== ===========  =============   ==========  ========== ==========

                                                                    Year Ended
                                                     ---------------------------------------
                                                              June 2002 vs. June 2001
                                                     ---------------------------------------
                                                                Increase/(Decrease)
                                                           Due to      Due to       Total
                                                            Rate       Volume      Change
--------------------------------------------------------------------------------------------

Interest Income on Interest-Earning Assets:
    Residential mortgage loans                         $   (1,623)  $  (3,330)  $    (4,953)
    Commercial real estate loans                           (4,188)       3,828         (360)
    Home equities/second mortgages                           (944)        (323)      (1,267)
    Commercial loans                                       (3,104)       2,679         (425)
    Consumer loans                                           (104)        (251)        (355)
    Securities                                             (1,080)         (54)      (1,134)
    Interest-bearing deposits                                 (18)          53           35
                                                       -----------  ----------- ------------
         Total                                            (11,061)       2,602       (8,459)
                                                       -----------  ----------- ------------

Interest Expense on Interest-Bearing Liabilities:
    Deposits - Transaction accounts                        (2,665)       1,074       (1,591)
                  Certificate accounts                     (4,397)      (2,006)      (6,403)
    FHLB advances                                            (766)        (115)        (881)
    Other borrowings                                            1           (7)          (6)
                                                       -----------  ----------- ------------
         Total                                             (7,827)      (1,054)      (8,881)
                                                       -----------  ----------- ------------

Net Change in Net Interest Income                      $   (3,234)  $    3,656  $       422
                                                       ===========  =========== ============

RESULTS OF OPERATIONS

Comparison of Twelve Month Period Ended December 31, 2003 and Twelve Month Period Ended December 31, 2002:


General

On September 24, 2002, the Company announced a change in its fiscal year end from June 30 to December 31. Therefore, the current year-to-date numbers being reported will refer to the twelve month period ended December 31, 2003, while the prior year-to-date numbers being reported will refer to the twelve month period ended December 31, 2002. The Company reported net income of $9.6 million for the twelve month period ended December 31, 2003. This compared to net income of $10.5 million for the twelve month period ended December 31, 2002, representing a decrease of $858,000 or 8.2%.


Net Interest Income

Net interest income before provision for loan losses decreased $2.7 million or 10.5% for the twelve month period ended December 31, 2003, compared to the twelve month period ended December 31, 2002. This decrease in net interest income was due to tightening net interest margins and a decrease in total assets.

Year-to-date net interest income after provision for loan losses decreased by $2.1 million, from $24.1 million one year ago to $22.1 million for the twelve month period ended December 31, 2003. The decrease in net interest income after provision for loan losses was due to the same reasons described above for net interest income before provision for loan losses. The loan loss provision decreased in 2003 compared to 2002 by $655,000. The decrease was due to the low number of loan charge offs the Bank has experienced in recent years. Even with the lower loan loss provision for the year, the allowance for loan losses increased by $334,000. For further information about the allowance for loan losses see the discussion under the Allowance for Loan Losses section.

For the twelve month period ended December 31, 2003, the net interest margin declined by 35 basis points (a basis point equals 0.01%) compared to the same period a year ago. The current low interest rate environment continues to see loan and investment rates decrease more rapidly than deposit and borrowing rates. The yield on the investment portfolio has decreased because much of it was comprised of mortgage backed securities that have pre-paid ahead of schedule as well as U.S. Government agency securities that had call features exercised. In addition, the investment portfolio has increased due to increased cash flows resulting from the refinancing of adjustable rate loans held in portfolio into fixed rate loans that are sold in the secondary mortgage market. This turnover in the investment portfolio has seen higher yielding assets move into lower yielding assets that in turn tightens interest margins. On the liability side of the balance sheet, competition for retail deposits has caused rates to decrease slower than they otherwise might have given the overall rate environment, which has also kept interest margins from widening.


Interest Income

Total interest income for the twelve month period ended December 31, 2003, decreased $7.4 million, or 14.0%, as compared to the twelve month period ended December 31, 2002. The decrease in interest income was due primarily to the 94 basis point decrease in yield on interest earning assets for the twelve month period ended December 31, 2003 as compared to the same period a year ago.


Interest Expense

Total interest expense for the twelve month period ended December 31, 2003, decreased $4.7 million, or 17.3%, as compared to the twelve month period ended December 31, 2002. This decrease was due to a 58 basis point decrease in the cost of interest bearing liabilities for the twelve month period ended December 31, 2003 as compared to the same period a year ago.


Other Income

Other income for the current twelve month period was $15.1 million. This represented an increase of $2.0 million, or 15.5%, over the same twelve month period ended December 31, 2002.

This increase was due to several factors including the increase in gain on sale of loans of $2.1 million in the current twelve month period compared to the same period one year ago. The increase was due to increased refinancing activity and loan sales. Insurance, annuity income and other fees were up $176,000 over 2002 and service fees on deposit accounts were up $316,000 over 2002.

Offsetting these increases were declines in joint venture income and gains on real estate owned of $248,000 and $165,000, respectively. The decline in joint ventures was due in part to reduced activity in joint ventures as the Company continues to divest itself of these projects. The decline in real estate owned ("REO") income was due to reduced REO activity in 2003.

Loan servicing income was basically unchanged as early impairment charges were recovered in part in the fourth quarter of 2003. The originated mortgage servicing rights asset is reviewed for impairment each quarter. This asset is created when mortgage loans are sold and the lender retains the servicing rights. The asset is then amortized as an expense to mortgage servicing income over the life of the loan. The impairment charge is the recognition of the change in value of mortgage servicing rights that results with changes in interest rates. Mortgage servicing portfolios typically decline in value as interest rates drop and increase in value as rates rise. The reason for this decline in value is that as rates drop, prepayment speeds increase causing the average life of the servicing portfolio to shorten. This reduces the amount of servicing income the Bank receives over time and thus reduces the value of the servicing portfolio. If rates rise the opposite occurs--prepayments slow and the average life of the mortgage servicing portfolio lengthens, increasing the amount of servicing income the Bank receives over time and the value of the servicing portfolio. In 2003 the impairment charge was $83,000 compared to the same period ending December 31, 2002 where the charge was $469,000. The amortization charge in the current period was $1.4 million compared to $905,000 for the same period a year ago. Future impairment charges will depend on future interest rate changes. If rates continue to decrease there will be more impairment charges; if they increase the impairment charges may be recovered.


Other Expenses

Other expenses increased $1.9 million or 9.5%, over the prior fiscal year, to $22.5 million from $20.6 million. The increases were primarily in compensation and employee benefits. Compensation and employee benefits increased $1.0 million due to various factors including increased staffing, normal salary increases, and increased funding expenses for the Bank's pension plans. Occupancy and equipment expense increased due to increased technology expenditures and the opening of a new branch in Indianapolis.


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

Net interest income after provision for loan losses decreased by $96,000, from $11,970,000 for the six month period ended December 31, 2001 to $11,874,000 for the six month period ended December 31, 2002. The decrease in net interest income after provision for loan losses was due to an increase in the loan loss provision of $500,000 in the six month period ended December 31, 2002. The loan loss provision has increased primarily due to the deteriorating economic data regarding bankruptcies and unemployment trends in the Bank's market area. The increases in the loan loss provision have also increased the allowance for loan losses from $6,451,000 at June 30, 2002 to $7,172,000 at December 31, 2002, a
$721,000 increase. For further information about the allowance for loan losses see the discussion under the Allowance for Loan Losses section. For the six month period ended December 31, 2002 compared to the same period in 2001 the net interest margin improved slightly. The low interest rate environment contributed to loan and investment rates decreasing more rapidly than deposit and borrowing rates. The yield on the investment portfolio has decreased because much of it was comprised of mortgage backed securities that have pre-paid ahead of schedule as well as U.S. Government agency securities that had call features exercised. In addition, the investment portfolio grew due to increased cash flows created by the refinancing of adjustable rate loans held in portfolio into fixed rate loans that are sold in the secondary mortgage market. This turnover in the investment portfolio has seen higher yielding assets move into lower yielding assets that in turn tightens interest margins. On the liability side of the balance sheet competition for retail deposits has caused rates to decrease slower than they otherwise might have given the overall rate environment, which has also kept interest margins from widening.

Interest Income

Total interest income for the six month period ended December 31, 2002, decreased $3.3 million, or 11.2%, as compared to the six month period ended December 31, 2001. The decrease in interest income was due primarily to the 95 basis point decrease in yield on interest earning assets for the six month period ended December 31, 2002 as compared to the same period in 2001. A factor offsetting the decrease in interest income was the $13.4 million increase in the average balance of the Company's interest earning assets.


Interest Expense

Total interest expense for the six month period ended December 31, 2002, decreased $3.7 million, or 22.0%, as compared to the six month period ended December 31, 2001. This decrease was due to a 97 basis point decrease in the cost of interest bearing liabilities for the six month period ended December 31, 2002 as compared to the same period the previous year. A factor that offsets the decrease in interest expense was the increase in average balances of deposits and borrowings of $4.5 million for the six month period ended December 31, 2002.


Other Income

Other income for the six month period ended December 31, 2002 was $6,869,000. This represented an increase of $672,000, or 10.8%, over the same six month period ended December 31, 2001. This increase was due to several factors including the increase in gain on sale of loans of $937,000 in the six month period ended December 31, 2002 compared to the six month period ended December 31, 2001. The increase was due to increased refinancing activity and loan sales. Offsetting this increase in other income was a $517,000 decrease in loan servicing income due primarily to an impairment charge reducing the value of originated mortgage servicing rights. In the six month period ended December 31, 2002 the impairment charge was $617,000 compared to the same period ending December 31, 2001 where the charge was $177,000. The amortization charge in the six month period ended December 31, 2002 was $478,000 compared to $302,000 for the same period ended December 2001. Future impairment charges will depend on future interest rate changes. If rates continue to decrease there will be more impairment charges; if they increase the impairment charges may be recovered.


Other Expenses

Other expenses increased $507,000 or 5.1%, over the six month period ended December 31, 2001, to $10.4 million from $9.9 million. The increases were primarily in compensation and employee benefits. Compensation and employee benefits increased $670,000 due to various factors including increased staffing, normal salary increases, bonus expense and increased funding expenses for the Bank's pension plans. A factor that reduced the increase in other expenses was a $156,000 reduction in service bureau expenses. The Company completed a data processing conversion in the six month period ended December 31, 2001. Data processing expenses were higher than normal during the conversion process as the Company incurred charges from both the old and new data processors for a period of time.


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

Compared to the prior year, net interest income after provision for loan losses increased by $679,000, or 2.9% to $24.2 million for the year ended June 30, 2002. In each period, the provision and allowance for loan losses were based on an analysis of individual credits, prior and current loss experience, overall growth in the portfolio, the change in the portfolio mix and current economic conditions. The loan loss provision in the fiscal year ended June 30, 2002 was $1.4 million. This charge to the provision for loan losses increased the allowance for loan losses to $6.5 million, an increase of $761,000 over the prior fiscal year balance of $5.7 million. This increase to the allowance for loan losses related to two primary factors, the deteriorating economic data regarding bankruptcies and unemployment trends in the Bank's market area and the continuing shift of the Bank's loan portfolio in the direction of increasing the commercial real estate and commercial loan portfolios, while reducing the residential loan portfolio. For further information about the allowance for loan losses see the discussion under the Allowance for Loan Losses section.

Interest Income

Total interest income for the year ended June 30, 2002, decreased $8.5 million, or 13.1%, as compared to the year ended June 30, 2001. The decrease in interest income was due primarily to the 107 basis point decrease in yield on interest earning assets for the twelve month period ended June 30, 2002 as compared to the same period ended June 30, 2001.


Interest Expense

Total interest expense for the year ended June 30, 2002, decreased $8.9 million, or 22.5%, as compared to the year ended June 30, 2001. This decrease was due to a 114 basis point decrease in the cost of interest bearing liabilities for the twelve-month period ended June 30, 2002 as compared to the same period ended June 30, 2001. An additional factor that decreased interest expense was the decline in average balances of deposits and borrowings of $3.0 million for the fiscal year ended June 30, 2002.


Other Income

Other income increased $3.4 million from $9.0 million in fiscal year 2001 to $12.4 million in fiscal year 2002. This increase was due primarily to an increase in the gain on sale of loans of $2.5 million. The increased gain on sale of loans was primarily due to increases in refinancing activity that occurred, as borrowers took advantage of the available lower rates. Other factors affecting the increase in other income include increases of $288,000 in gain on sale of securities, a $241,000 increase in insurance, annuity and other fees, a $164,000 increase in gain of sale on real estate owned and repossessed assets and a $195,000 increase in loan servicing income. The gain on sale of securities was the result of a $196,000 loss incurred in the fiscal year ended June 30, 2001 due to restructuring the portfolio, compared with a $92,000 gain realized in the fiscal year ended June 30, 2002. The increase in insurance, annuity and other fees came primarily from commissions earned on brokerage sales, which increased $171,000 over the previous fiscal year, as well as a $90,000 increase in fees earned from trust services. The increase in net gain on real estate owned resulted from increased activity in real estate owned and repossessed assets sales, with a total of 78 sales with proceeds of $4.5 million occurring in the June 30, 2002 fiscal year compared to 53 sales with proceeds of $1.5 million for the prior fiscal year. The increase in loan servicing income primarily resulted from a $66.8 million net increase in the servicing portfolio.


Other Expenses

Other expenses increased $2.5 million or 14.5%, over the June 30, 2001 fiscal year, to $20.0 million from $17.5 million. The increases came primarily from three areas, compensation and employee benefits, occupancy and equipment expenses, and miscellaneous expenses. Compensation and employee benefits increased $1.5 million principally due to funding expenses for the Bank's pension plans, health insurance costs and overtime associated with the data processing conversion.

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

Miscellaneous expense increases of $666,000 or 16.6% included $353,000 of expenses associated with taxes, repairs, maintenance and improvement of various real estate owned properties to place them in a condition for sale. Additional increases to miscellaneous expenses of $373,000 are associated with increases in postage, office supplies and communications charges, resulting from process changes associated with the data processing conversion. An increase of $60,000 to miscellaneous expenses is related to the Bank's charter conversion from a federal savings bank charter to a state commercial bank charter.


FINANCIAL CONDITION

The Company's total assets decreased $33.2 million to $853.3 million at December 31, 2003, from $886.5 million at December 31, 2002. Loans held for sale decreased $24.2 million as a result of the decrease in refinancing activity experienced in the last quarter of 2003. Additionally, cash and cash equivalents decreased $19.5 million primarily due to funding the payoff of advances from the Federal Home Loan Bank, which decreased $17.4 million during the year ended 2003. The primary decrease in liabilities occurred in deposits that decreased $20.4 million from December 31, 2002 to December 31, 2003. This decrease in deposits reflects a decrease in public funds and jumbo certificates of deposits of $14.5 million and $7.8 million, respectively.

Shareholders' equity increased $6.2 million to $84.0 million. Retained earnings increased $9.6 million from net income and decreased $3.0 million for dividends paid and decreased $3.3 million from the repurchase of the Company's common stock. Common stock had a net increase of $3.4 million: a decrease of $209,000 from the repurchase of Company stock and increases of $3.1 million from options exercised and $513,000 from the related tax benefit of disqualifying dispositions of such options. The Company had accumulated other comprehensive loss, net, of $30,000, a decrease of $484,000 over the prior fiscal year. This decrease was the net result of a $686,000 decrease from unrealized losses in the available for sale portfolio and a $202,000 increase from the change in fair value of a cash flow hedge.


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

Net interest income represents the Company's principal component of income. Consistency of the Company's net interest income is largely dependent upon the effective management of interest rate risk. The Company has established risk measures, limits and policy guidelines in its Interest Rate Risk Management Policy. The responsibility for management of interest rate risk resides with the Company's Asset/Liability Committee, ("ALCO"), with oversight by the Board of Directors. The Company uses an earnings simulation analysis that measures the sensitivity of net interest income to various interest rate movements. The base-case scenario is established using current interest rates. The comparative scenarios assume an immediate parallel shock in increments of 100 basis point rate movements. The Company did not prepare rate shocks for decreases of 200 and 300 basis points due to the unlikeliness of these rate scenarios based on the historically low current interest rate environment. The interest rate scenarios are used for analytical purposes and do not necessarily represent management's view of future market movements. Rather, these are intended to provide a measure of the degree of volatility interest rate movements may introduce into the earnings of the Company. Modeling the sensitivity of earnings to interest rate risk is highly dependent on numerous assumptions embedded in the model. These assumptions include, but are not limited to, management's best estimates of the effect of changing interest rates on the prepayment speeds of certain assets and liabilities, projections for activity levels in each of the product lines offered by the Company and historical behavior of deposit rates and balances in relation to changes in interest rates. These assumptions are inherently uncertain, and as a result, the model cannot precisely measure net interest income or precisely predict the impact of fluctuations in interest rates on net interest income. Actual results will differ from simulated results due to timing, magnitude, and frequency of interest rate changes as well as changes in market conditions. The Company's 12-month net interest income sensitivity profile as of fiscal year-end December 31, 2003 is as follows:

                --------------------------- --------------
                    Change in Rates            % Change
                --------------------------- --------------
                  + 300 basis points           (14.55)
                --------------------------- --------------
                  + 200 basis points            (9.14)
                --------------------------- --------------
                  + 100 basis points            (4.79)
                --------------------------- --------------
                  - 100 basis points              .74
                --------------------------- --------------

All of the above estimated changes in net interest income are within established policy guidelines.

ASSET QUALTIY

In accordance with the Company's classification of assets policy, management evaluates the loan and investment portfolio each month to identify substandard assets that may contain the potential for loss. In addition, management evaluates the adequacy of its allowance for possible loan losses.

NON-PERFORMING ASSETS

The following table sets forth information concerning non-performing assets of the Bank. Real estate owned includes property acquired in settlement of foreclosed loans that is carried at net realizable value. (dollars in thousands)


----------------------------------------------------------------------------------------------------------------------
Period Ended As Of                                   Dec 2003    Dec 2002 June 2002   June 2001  June 2000  June 1999
----------------------------------------------------------------------------------------------------------------------

Non-accruing loans:
    Residential mortgages                           $    832   $   1,749  $     795   $  2,613   $  1,375   $   1,818
    Commercial real estate mortgages                     247         137         96      2,783         61           6
    Home equities/second mortgages                       591         606        740        504        390         633
    Commercial                                           647         566        461        226        165         718
    Consumer                                             182         206        189        225        431         334
                                                     --------    --------   --------   --------   --------    --------
    Total                                              2,499       3,264      2,281      6,351      2,422       3,509
                                                    ---------  ---------- ----------  ---------  ---------  ----------
Accruing loans:
    Residential mortgages                              1,125       1,166      1,094          -          -           -
    Commercial real estate mortgages                       -           -          -          -          -           -
    Home equities/second mortgages                         -           -          -          -          -           -
    Commercial                                             5           -          -          -          -           -
    Consumer                                               -           -         16          -          -           -
                                                     --------    --------   --------   --------   --------    --------
    Total                                              1,130       1,166      1,110          -          -           -
                                                    ---------  ---------- ----------  ---------  ---------  ----------
Troubled debt restructured                               258         316        374        879        632          61
                                                    ---------  ---------- ----------  ---------  ---------  ----------
    Total non-performing loans                         3,887       4,746      3,765      7,230      3,054       3,570
Real estate owned                                      1,739       1,472      2,239      1,298      1,235       2,050
                                                    ---------  ---------- ----------  ---------  ---------  ----------

Total Non-Performing Assets                         $  5,626   $   6,218  $   6,004   $  8,528   $  4,289   $   5,620
                                                    =========  ========== ==========  =========  =========  ==========
Non-performing assets to total assets                  0.66%       0.70%      0.70%      0.99%      0.52%       0.75%
                                                    =========  ========== ==========  =========  =========  ==========
Non-performing loans to loans                          0.60%       0.71%      0.57%      1.02%      0.46%       0.60%
                                                    =========  ========== ==========  =========  =========  ==========
Allowance for loan losses to non-performing loans    193.11%     151.12%    171.34%     78.70%    162.05%     121.82%
                                                    =========  ========== ==========  =========  =========  ==========


In addition, at December 31, 2003, there were $21.7 million in current performing loans that were classified as special mention or substandard for which potential weaknesses exist, which may result in the future inclusion of such items in the non-performing category.

Total non-performing assets decreased $592,000 to $5.6 million at December 31, 2003. This decrease resulted from a $859,000 decrease in non-performing loans that was offset by an increase of $267,000 in real estate owned.

During fiscal year June 2002, the Company changed its method of classifying loans that are 90 days or more delinquent. In prior fiscal years, any loan that was 90 days or more delinquent was placed in a nonaccrual status. Beginning in fiscal 2002, loans that are 90 days or more delinquent, which have a mortgage insurance contract or a government agency, such as Rural Development, guaranteeing the payment of delinquent interest, are further reviewed to determine if the insurance coverage is adequate to cover both the anticipated principal loss as well as the accrued interest. If the insurance coverage is determined to be adequate the loan is then classified as nonperforming but still accruing. If management believes there is any question as to the adequacy of the insurance coverage, the loan is classified as nonaccrual. As of December 31, 2003, the Bank had $1.4 million of loans, including troubled debt restructed loans that were nonperforming but still accruing.


ALLOWANCE FOR LOAN LOSSES

The provision for loan losses for the fiscal year ended December 31, 2003 was $1.3 million, which resulted in an allowance for loan losses balance of $7.5 million as of December 31, 2003 as compared to $7.2 million as of December 31, 2002. The growth in the allowance for loan losses primarily reflects the changing mix of the Bank's loans from primarily residential real estate to an increasing commercial real estate and commercial loan portfolio. Commercial loans typically involve large loan balances to single borrowers or groups of related borrowers. In addition, the payment experience on loans secured by income-producing properties is typically dependent on the successful operation of the related project and thus may be subject to adverse conditions in the real estate market or in the general economy. For the year ended December 31, 2003, commercial real estate loans, including commercial construction loans, increased $12.7 million or 6.5%, while commercial installment loans increased $9.0 million or 10%. See the Critical Accounting Policies, Allowance for Loan Losses section on page 25 for a description of the systematic analysis the Bank uses to determine its allowance for loan losses.

The following table sets forth an analysis of the allowance for possible loan losses.


---------------------------------------------------------------------------------------------------------
Period Ended As Of                   Dec 2003    Dec 2002   June 2002   June 2001   June 2000   June 1999
---------------------------------------------------------------------------------------------------------
Balance at beginning of period      $   7,172   $   6,451  $   5,690   $   4,949   $   4,349    $  4,243
Provision for loan losses               1,268       1,221      1,423       1,680       1,441       1,124
Loan charge-offs:
    Residential mortgages                (176)        (74)      (137)        (81)       (118)       (137)
    Commercial real estate mortgages      (60)          -        (86)        (50)          -        (200)
    Home equities/second mortgages       (163)        (44)      (138)        (87)       (104)        (94)
    Commercial                           (255)       (240)       (38)       (303)       (397)        (66)
    Consumer                             (425)       (186)      (331)       (498)       (318)       (606)
                                    ----------  ---------- ----------  ----------  ----------  ----------
    Total charge-offs                  (1,079)       (544)      (730)     (1,019)       (937)     (1,103)
                                    ----------  ---------- ----------  ----------  ----------  ----------
Recoveries:
    Residential mortgages                  28          18          3           3           5           -
    Commercial real estate mortgages        -           -          -           -           -           -
    Home equities/second mortgages          -           -          1           -           -           -
    Commercial                             65           1          8           -           -           1
    Consumer                               52          25         56          77          91          84
                                    ----------  ---------- ----------  ----------  ----------  ----------
    Total recoveries                      145          44         68          80          96          85
                                    ----------  ---------- ----------  ----------  ----------  ----------
Net loan recoveries (charge-offs)        (934)       (500)      (662)       (939)       (841)     (1,018)
                                    ----------  ---------- ----------  ----------  ----------  ----------

Balance                             $   7,506   $   7,172  $   6,451   $   5,690   $   4,949   $   4,349
                                    ==========  ========== ==========  ==========  ==========  ==========
Net charge-offs to average loans        0.14%       0.08%      0.10%       0.14%       0.14%       0.17%
                                    ==========  ========== ==========  ==========  ==========  ==========
Allowance balance to total loans        1.16%       1.08%      1.01%       0.82%       0.75%       0.73%
                                    ==========  ========== ==========  ==========  ==========  ==========

ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES

The following table indicates the portion of the loan loss reserve management has allocated to each loan type at December 31, 2003: (dollars in thousands)

Loan type                                       Allowance
--------------------------------------------- -----------
Residential mortgages                          $   1,535
Commercial real estate                             1,839
Home equities/second mortgages                       712
Commercial other                                   2,491
Consumer loans                                       929
--------------------------------------------- -----------
Total allowance for loan losses                $   7,506
============================================= ===========


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

Borrowings may be used to compensate for reductions in other sources of funds such as deposits. As a member of the FHLB System, the Bank may borrow from the FHLB of Indianapolis. At December 31, 2003, the Bank had $154.3 million in borrowings from the FHLB of Indianapolis. As of that date, the Bank had commitments to fund loan originations of approximately $23.2 million and commitments to sell loans of $18.5 million. In the opinion of management, the Bank has sufficient cash flow and borrowing capacity to meet current and anticipated funding commitments.

The Bank's liquidity, represented by cash and cash equivalents, is a result of its operating, investing and financing activities. During the fiscal year ended December 31, 2003, there was a net decrease of $19.5 million in cash and cash equivalents. The major uses of cash during the year were: originations of mortgages held for sale of $350.0 million; purchases of investment and mortgage-backed securities of $182.3 million; repayment of FHLB advances of $32.0 million; and decreases in deposits of $20.4 million. The major sources of cash provided during the year included $381.8 million from selling fixed rate mortgage loans primarily to Federal National Mortgage Association ("FNMA") and Federal Home Loan Mortgage Corporation ("FHLMC"); maturities and sales of investment securities of $172.5 million; and proceeds from FHLB advances of $14.7 million.


SIGNIFICANT COMMITMENTS

In the normal course of business, the Bank is a party to various activities that contain credit and market risk that are not reflected in the financial statements. Such activities include commitments to extend credit, sell loans and standby letters of credit. For further information on off-balance sheet credit related financial obligations see note 15 to the financial statements.

Commitments that are not reflected in the accompanying consolidated financial statements are summarized as follows: (in thousands)

Commitments to extend credit:
   Commercial                              $63,094
   Residential real estate                  18,332
   Revolving home equity lines of credit    72,443
   Other                                     1,864
   Standby letters of credit                 1,904
Commitments to sell loans:
   Mortgage                                 11,675
   Commercial                                6,851

Commitments to extend credit, including loan commitments and standby letters of credit do not necessarily represent future cash requirements, in that these commitments often expire without being drawn upon.

OFF-BALANCE SHEET ARRANGEMENTS

The term "off-balance sheet arrangement" generally means any transaction, agreement, or other contractual arrangement to which an entity unconsolidated with the Company is a party under which the company has (i) any obligation arising under a guarantee contract, derivative instrument or variable interest; or (ii) a retained or contingent interest in assets transferred to such entity or similar arrangement that serves as credit, liquidity or market risk support for such assets. The Company does not have any off-balance sheet arrangements with unconsolidated entities that have or are reasonably likely to have a current or future effect on the Company's financial condition, change in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.


JOINT VENTURES

The Company has invested in joint ventures through its subsidiaries, Home Savings Corporation ("HSC") and HomeFed Financial Corp. On December 31, 2001, the Bank changed its charter from a Federal savings bank charter to an Indiana commercial bank charter. Commercial banks are not permitted to participate in real estate development joint ventures. HSC is a partner in five real estate development joint ventures for which exit strategies are either developed, or are currently being developed. The Company, as mandated by its charter change, is in the process of divesting itself of these investments by December 31, 2004, with two one-year extensions available, subject to regulatory approval. The investments are accounted for by the equity method.


DERIVIATIVE FINANCIAL INSTRUMENTS

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


NEW ACCOUNTING PRONOUNCEMENTS

The Financial Accounting Standards Board, ("FASB") has issued Statements No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities" and No. 150, "Accounting for Certain Financial Instruments with
Characteristics of Both Liabilities and Equity." The FASB also issued FASB Interpretation No. 45, ``Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others,'' and FASB Interpretation No. 46, ``Consolidation of Variable Interest Entities - an Interpretation of Accounting Research Bulletin (ARB) No. 51." The Company adopted these new pronouncements during the twelve month period ended December 31, 2003. See Note 1 to the consolidated financial statements for further discussion of these pronouncements. Adoption of these pronouncements did not have a material effect on the Company's consolidated financial statements.


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

A portion of the allowance is not allocated to any particular loan type and is maintained in recognition of the inherent inability to precisely determine the loss potential in any particular loan or pool of loans. Among the factors used by management in determining the unallocated portion of the allowance are current economic conditions, trends in the Company's loan portfolio delinquency, losses and recoveries; level of under performing and nonperforming loans; and concentrations of loans in any one industry.


Valuation of Mortgage Servicing Rights

The Company recognizes the rights to service mortgage loans as separate assets, which are included in other assets in the consolidated balance sheet. The total cost of loans when sold is allocated between loans and mortgage servicing rights ("MSR's") based on the relative fair values of each. MSR's are subsequently carried at the lower of the initial carrying value, adjusted for amortization, or fair value. MSR's are evaluated for impairment based on the fair value of those rights. The Company uses a present value cash flow valuation model to establish the fair value of the MSR's. Factors included in the calculation of fair value of the MSR's include estimating the present value of future net cash flows, market loan prepayment speeds for similar loans, discount rates, servicing costs, and other economic factors. Servicing rights are amortized over the estimated period of net servicing revenue. It is likely that these economic factors will change over the life of the MSR's, resulting in different valuations of the MSR's. The differing valuations will affect the carrying value of the MSR's on the balance sheet as well as the income recorded from loan servicing in the income statement.


CONSOLIDATED BALANCE SHEETS
(in thousands except share data)
                                                                                       ------------------------------------
                                                                                          Dec 2003    Dec 2002   June 2002
---------------------------------------------------------------------------------------------------------------------------

Assets:
    Cash                                                                               $   22,734   $  27,404   $   25,006
    Interest-bearing deposits                                                              11,444      26,288       19,472
                                                                                       -----------  ----------  -----------
        Total cash and cash equivalents                                                    34,178      53,692       44,478
                                                                                       -----------  ----------  -----------
    Securities available for sale at fair value (amortized cost $123,243,
        $113,000 and $113,132)(Note 2)                                                    123,638     114,440      114,989
    Securities held to maturity at amortized cost (fair value $1,883, $3,147 and
        $3,619) (Note 2)                                                                    1,828       3,026        3,493
    Loans held for sale (fair value $6,357, $31,055 and $6,383) (Note 4)                    6,272      30,560        6,302
    Loans receivable, net of allowance for loan losses of $7,506, $7,172 and
        $6,451 (Note 3)                                                                   630,672     628,883      631,815
    Investments in joint ventures (Note 5)                                                  5,501       6,710        8,153
    Federal Home Loan Bank stock (Note 9)                                                   9,965       9,965        9,965
    Accrued interest receivable, net (Note 6)                                               3,733       4,289        4,431
    Premises and equipment, net (Note 7)                                                   13,987      12,973       12,192
    Real estate owned                                                                       1,739       1,472        2,239
    Prepaid expenses and other assets                                                       9,061       8,259        6,768
    Cash surrender value of  life insurance                                                11,359      10,841        9,792
    Goodwill, net                                                                           1,395       1,395        1,395
                                                                                       -----------  ----------  -----------
Total Assets                                                                           $  853,328   $ 886,505    $ 856,012
                                                                                       ===========  ==========  ===========

Liabilities and Shareholders' Equity:
Liabilities:
    Deposits (Note 8)                                                                  $  588,915   $ 609,358    $ 577,480
    Federal Home Loan Bank advances (Note 9)                                              154,296     171,635      174,139
    Senior debt (Note 10)                                                                  14,242      14,242       11,200
    Other borrowings (Note 10)                                                                624       1,867        3,341
    Advance payments by borrowers for taxes and insurance                                      76         229          442
    Accrued expenses and other liabilities                                                 11,153      11,380       12,324
                                                                                       -----------  ----------  -----------
        Total liabilities                                                                 769,306     808,711      778,926
                                                                                       -----------  ----------  -----------

Shareholders' equity (Notes 10, 11, 12, 14):
    No par preferred stock; Authorized:  2,000,000 shares
    Issued and outstanding:  None
    No par common stock; Authorized:  15,000,000 shares
    Issued and outstanding:                                                                12,616       9,184        9,086
        4,312,805 shares at December 31, 2003
        4,228,859 shares at December 31, 2002
        4,336,515 shares at June 30, 2002
    Retained earnings, restricted                                                          71,436      68,156       67,150
    Accumulated other comprehensive income, net                                               (30)        454          850
                                                                                       -----------  ----------  -----------
        Total shareholders' equity                                                         84,022      77,794       77,086
                                                                                       -----------  ----------  -----------
Total Liabilities and Shareholders' Equity                                             $  853,328   $ 886,505    $ 856,012
                                                                                       ===========  ==========   ==========

See notes to consolidated financial statements



CONSOLIDATED STATEMENTS OF INCOME
(in thousands except per share data)
                                                           Twelve          Six
                                                           Months         Months
                                                            Ended         Ended            Year Ended
                                                       ------------------------------------------------------
                                                           Dec 2003      Dec 2002      June 2002   June 2001
-------------------------------------------------------------------------------------------------------------

Interest Income:
    Loans receivable (Note 3)                          $    41,313   $    23,297   $    50,230   $    57,590
    Securities available for sale and held to maturity       3,932         2,772         5,488         6,622
    Other interest income                                      357           171           580           545
                                                       ------------  ------------  ------------  ------------
    Total interest income                                   45,602        26,240        56,298        64,757
                                                       ------------  ------------  ------------  ------------

Interest Expense:
    Deposits (Note 8)                                       12,204         7,514        18,716        26,710
    Advances from Federal Home Loan Bank (Note 9)            9,221         5,205        11,106        11,987
    Other borrowings (Note 10)                                 839           426           813           819
                                                       ------------  ------------  ------------  ------------
    Total interest expense                                  22,264        13,145        30,635        39,516
                                                       ------------  ------------  ------------  ------------
Net interest income                                         23,338        13,095        25,663        25,241
                                                       ------------  ------------  ------------  ------------
Provision for loan losses                                    1,268         1,221         1,423         1,680
                                                       ------------  ------------  ------------  ------------
Net interest income after provision for loan losses         22,070        11,874        24,240        23,561
                                                       ------------  ------------  ------------  ------------

Other Income:
    Gain on sale of loans                                    7,492         3,740         4,456         1,975
    Gain (loss) on sale of securities available for sale       (83)            4            92          (196)
    Income from joint ventures (Note 5)                        668           141           880           811
    Insurance, annuity income, other fees                    1,677           717         1,400         1,159
    Service fees on NOW accounts                             2,715         1,316         2,241         2,316
    Net gain on real estate owned                              197           114           271           107
    Loan servicing income, net of impairments                  575          (136)        1,031           836
    Miscellaneous                                            1,847           973         2,018         2,012
                                                       ------------  ------------  ------------  ------------
Total other income                                          15,088         6,869        12,389         9,020
                                                       ------------  ------------  ------------  ------------

Other Expenses:
    Compensation and employee benefits (Note 13)            12,520         5,745        10,813         9,270
    Occupancy and equipment                                  3,027         1,453         2,850         2,530
    Service bureau expense                                     957           428         1,029           938
    Federal insurance premium (Note 12)                         95            49           104           113
    Marketing                                                  655           223           571           549
    Goodwill amortization                                        -             -             -           101
    Miscellaneous                                            5,241         2,477         4,678         4,012
                                                       ------------  ------------  ------------  ------------
Total other expenses                                        22,495        10,375        20,045        17,513
                                                       ------------  ------------  ------------  ------------

Income before income taxes                                  14,663         8,368        16,584        15,068
Income tax provision (Note 11)                               5,020         3,071         6,245         5,519
                                                       ------------  ------------  ------------  ------------

Net Income                                             $     9,643   $     5,297   $    10,339   $     9,549
                                                       ============  ============  ============  ============


Basic Earnings per Common Share                        $      2.26   $      1.23   $      2.34   $      2.13
Diluted Earnings per Common Share                      $      2.15   $      1.17   $      2.25   $      2.07


See notes to consolidated financial statements



CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
(in thousands except share data)
                                                 ----------------------------------------------------------------------------
                                                                                                Accumulated
                                                                                                      Other           Total
                                                     Shares          Common        Retained     Comprehensive   Shareholders'
                                                Outstanding           Stock        Earnings      Income (Loss)       Equity
----------------------------------------------------------------------------------------------------------------------------
Balance at June 2000                              4,734,585   $       8,335   $      62,251   $      (1,100)  $      69,486

Comprehensive income:
    Net income                                                                        9,549                           9,549
    Change in unrealized gain
        on securities available for sale, net of
        reclassification adjustment and tax effect                                                    1,394           1,394
    Change in fair value of cash flow hedge,
        net of tax                                                                                      (70)            (70)
----------------------------------------------------------------------------------------------------------------------------
    Total comprehensive income                                                                                       10,873
----------------------------------------------------------------------------------------------------------------------------
Stock options exercised                              17,848             117                                             117
Stock repurchased                                  (336,729)           (501)         (5,575)                         (6,076)
Tax benefit related to exercise
   of non-qualified stock options                                        82                                              82
Cash dividends ($.550 per share)                                                     (2,438)                         (2,438)
----------------------------------------------------------------------------------------------------------------------------
Balance at June 2001                              4,415,704           8,033          63,787             224          72,044

Comprehensive income:
    Net income                                                                       10,339                          10,339
    Change in unrealized gain
        on securities available for sale, net of
        reclassification adjustment and tax effect                                                      924             924
    Change in fair value of cash flow hedge,
        net of tax                                                                                     (298)           (298)
----------------------------------------------------------------------------------------------------------------------------
    Total comprehensive income                                                                                       10,965
----------------------------------------------------------------------------------------------------------------------------
Stock options exercised                             132,961           1,311                                           1,311
Stock repurchased                                  (212,150)           (316)         (4,448)                         (4,764)
Tax benefit related to exercise
     of non-qualified stock options                                      58                                              58
Cash dividends ($.576 per share)                                                     (2,528)                         (2,528)
----------------------------------------------------------------------------------------------------------------------------
Balance at June 2002                              4,336,515           9,086          67,150             850          77,086

Comprehensive income:
    Net income                                                                        5,297                           5,297
    Change in unrealized gain
        on securities available for sale, net of
        reclassification adjustment and tax effect                                                     (272)           (272)
    Change in fair value of cash flow hedge,
        net of tax                                                                                     (124)           (124)
----------------------------------------------------------------------------------------------------------------------------
    Total comprehensive income                                                                                        4,901
----------------------------------------------------------------------------------------------------------------------------
Stock options exercised                              22,344             292                                             292
Stock repurchased                                  (130,000)           (194)         (2,960)                         (3,154)
Cash dividends ($.313 per share)                                                     (1,331)                         (1,331)
----------------------------------------------------------------------------------------------------------------------------
Balance at December 2002                          4,228,859           9,184          68,156             454          77,794

Comprehensive income:
    Net income                                                                        9,643                           9,643
    Change in unrealized gain
        on securities available for sale, net of
        reclassification adjustment and tax effect                                                     (687)           (687)
    Change in fair value of cash flow hedge,
        net of tax                                                                                      203             203
----------------------------------------------------------------------------------------------------------------------------
    Total comprehensive income                                                                                        9,159
----------------------------------------------------------------------------------------------------------------------------
Stock options exercised                             224,346           3,128                                           3,128
Stock repurchased                                  (140,400)           (209)         (3,366)                         (3,575)
Tax benefit related to exercise
     of non-qualified stock options                                     513                                             513
Cash dividends ($.700 per share)                                                     (2,997)                         (2,997)
----------------------------------------------------------------------------------------------------------------------------
Balance at December 2003                          4,312,805   $      12,616   $      71,436   $         (30)  $      84,022
============================================================================================================================

See notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)                                                               Twelve          Six
                                                                             Months         Months
                                                                             Ended          Ended              Year Ended
                                                                          -------------------------------------------------------
                                                                            Dec 2003       Dec 2002     June 2002      June 2001
                                                                          -------------------------------------------------------

Cash Flows From Operating Activities:
Net income                                                                 $   9,643     $   5,297     $  10,339     $   9,549
Adjustments to reconcile net income to net cash
     from operating activities:
     Accretion of discounts, amortization and depreciation                     2,212           924         1,197           768
     Provision for loan losses                                                 1,268         1,221         1,423         1,680
     Net gain from sale of loans                                              (7,492)       (3,740)       (4,456)       (1,975)
     Net (gain) loss from sale of securities available for sale                   83            (4)          (92)          196
     Income from joint ventures and net gain from real estate owned             (865)         (255)       (1,151)         (918)
     Net loan fees deferred (recognized)                                         (22)           36            61           (56)
     Proceeds from sale of loans held for sale                               381,764       210,692       256,579       131,580
     Origination of loans held for sale                                     (349,984)     (231,210)     (246,042)     (139,612)
     Decrease (increase) in accrued interest and other assets                 (2,805)       (1,893)       (7,377)          218
     Increase in other liabilities                                              (177)       (1,281)        5,270         1,786
                                                                          -----------    ----------    ----------    ----------
Net Cash From Operating Activities                                            33,625       (20,213)       15,751         3,216
                                                                          -----------    ----------    ----------    ----------
Cash Flows From Investing Activities:
Net principal received (disbursed) on loans                                    7,570         9,059        45,525       (15,034)
Proceeds from:
     Maturities/Repayments of:
          Securities held to maturity                                          1,304           472         1,822         1,498
          Securities available for sale                                      131,136        38,395        27,772         8,417
     Sales of:
          Securities available for sale                                       40,078         7,360        20,237        74,471
          Real estate owned and other asset sales                              2,328         1,305         4,545         1,505
Purchases of:
     Loans                                                                   (10,605)       (7,384)       (4,272)       (9,135)
     Securities available for sale                                          (182,214)      (45,822)      (79,349)      (61,853)
     Securities held to maturity                                                (100)            -             -        (1,010)
     Federal Home Loan Bank stock                                                  -             -           (99)         (829)
Investment in joint ventures, net                                              1,877         1,584         2,802         1,069
Investment in cash surrender value of life insurance                               -          (785)            -        (2,500)
Acquisition of property and equipment                                         (2,557)       (1,506)       (1,766)       (4,097)
                                                                          -----------    ----------    ----------    ----------
Net Cash From Investing Activities                                           (11,183)        2,678        17,217        (7,498)
                                                                          -----------    ----------    ----------    ----------
Cash Flows From Financing Activities:
Net increase (decrease) in deposits                                          (20,443)       31,878           937         3,650
Proceeds from advances from Federal Home Loan Bank                            14,700        17,600        29,700       154,400
Repayment of advances from Federal Home Loan Bank                            (32,039)      (20,104)      (47,628)     (137,819)
Proceeds from senior debt                                                          -         3,042             -         5,500
Repayment of senior debt                                                           -             -             -          (505)
Net increase (decrease) from overnight borrowings                             (1,243)       (1,474)       (1,000)        1,599
Common stock options exercised, net of fractional shares paid                  3,641           292         1,369           198
Repurchase of common stock                                                    (3,575)       (3,154)       (4,764)       (6,075)
Payment of dividends on common stock                                          (2,997)       (1,331)       (2,528)       (2,438)
                                                                          -----------    ----------    ----------    ----------
Net Cash From Financing Activities                                           (41,956)       26,749       (23,914)       18,510
                                                                          -----------    ----------    ----------    ----------
Net increase (decrease) in cash and cash equivalents                         (19,514)        9,214         9,054        14,228
Cash and cash equivalents, beginning of period                                53,692        44,478        35,424        21,196
                                                                          -----------    ----------    ----------    ----------
Cash and Cash Equivalents, End of Period                                   $  34,178     $  53,692     $  44,478     $  35,424
                                                                          ===========    ==========    ==========    ==========
Supplemental Information:

Cash paid for interest                                                     $  22,398     $  13,032     $  31,191     $  38,825
Cash paid for income taxes                                                 $   5,840     $   3,570     $   6,574     $   6,853
Assets acquired through foreclosure                                        $   3,606     $   1,104     $   4,342     $   1,427

See notes to consolidated financial statements


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For The Twelve Months Ended December 31, 2003 And The Six Months Ended December 31, 2002 And For Each Of The Years In The Two Year Period Ended June 30, 2002

1. SUMMARY OF SIGNIFICANT  ACCOUNTING  POLICIES

The accounting policies of Home Federal Bancorp (the "Company") conform to accounting principles generally accepted in the United States of America and prevailing practices within the banking industry. A summary of the more significant accounting policies follows:


Basis of Presentation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, HomeFed Financial Corp. and HomeFederal Bank (the "Bank") and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated. On September 24, 2002, the Company changed its fiscal year end from June 30 to December 31.


Description of Business

The Company is a bank holding company. The Bank provides financial services to south-central Indiana through its main office in Columbus and 17 other full service banking offices.


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

A portion of the allowance is not allocated to any particular loan type and is maintained in recognition of the inherent inability to precisely determine the loss potential in any particular loan or pool of loans. Among the factors used by management in determining the unallocated portion of the allowance are current economic conditions; trends in the Company's loan portfolio delinquency, losses and recoveries; level of under performing and nonperforming loans; and concentrations of loans in any one industry.

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


Premises and Equipment

Premises and equipment are carried at cost less accumulated depreciation. Depreciation is computed on the straight-line method over estimated useful lives that range from three to thirty-nine years.


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

The Company has only limited involvement with derivative financial instruments and does not use them for trading purposes. The Company has entered into interest rate swap agreements as a means of managing its interest rate exposure on certain fixed rate commercial loans and variable rate debt obligations. As of December 31, 2003, the notional amount of the Company's two outstanding interest rate swaps on commercial loans was $5.1 million with maturities in 2008 and 2009, as discussed in Note 3. The notional amount of the Company's two outstanding interest rate swaps on debt obligations was $9.2 million with maturities in 2004 and 2006, as discussed in Note 10.

As of December 31, 2003, the fair value of the fair value hedge liability was adjusted to $620,000. As of December 31, 2003, the fair value of the cash flow hedge liability was $480,000. The total income statement impact resulting from the fair value and cash flow hedges was zero, as management has determined there to be no ineffectiveness in accordance with SFAS 133.


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

The following is a reconciliation of the weighted average common shares for the basic and diluted earnings per share computations:



                                            Twelve            Six
                                            Months           Months
                                            Ended            Ended                   Year Ended
                                        -------------------------------------------------------------------
                                           Dec 2003         Dec 2002         June 2002        June 2001
-----------------------------------------------------------------------------------------------------------

Basic Earnings per Share:
Weighted average common shares               4,267,257        4,300,578         4,409,829        4,485,583
                                        ===============  ===============   ===============  ===============

Diluted Earnings per Share:
Weighted average common shares               4,267,257        4,300,578         4,409,829        4,485,583
Dilutive effect of stock options               216,088          214,551           178,765          137,836
                                        ---------------  ---------------   ---------------  ---------------
Weighted average common and
     incremental shares                      4,483,345        4,515,129         4,588,594        4,623,419
                                        ===============  ===============   ===============  ===============



Comprehensive Income

The following is a summary of the Company's comprehensive income: (dollars in thousands)

                                                     Twelve          Six
                                                     Months         Months
                                                      Ended         Ended             Year Ended
                                                 -----------------------------------------------------
                                                    Dec 2003      Dec 2002    June 2002   June 2001
 -----------------------------------------------------------------------------------------------------

Net Income                                          $  9,643      $ 5,297      $10,339     $ 9,549

 Other comprehensive income:

   Unrealized holding gains (losses)
         from securities available for sale           (1,127)        (418)       1,482       2,128

   Reclassification adjustment for
         (gains) losses realized in income                83           (4)         (92)        196

   Unrealized gains (losses) from cash
        flow hedge                                       336         (205)        (494)       (117)
                                                    --------      -------      -------     -------
Net unrealized gains (losses)                           (708)        (627)         896       2,207
Tax effect                                               224          231         (270)       (883)
                                                    --------      -------      -------     -------
Other comprehensive income,
     net of tax                                         (484)        (396)         626       1,324
                                                    --------      -------      -------     -------
Comprehensive Income                                $  9,159      $ 4,901      $10,965     $10,873
                                                    ========      =======      =======     =======



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


                                                  Twelve                 Six
                                                  Months               Months
                                                  Ended                 Ended                         Year Ended
                                             ------------------------------------------------------------------------------
(dollars in thousands, except share data)        Dec 2003             Dec 2002            June 2002             June 2001
---------------------------------------------------------------------------------------------------------------------------

Net income, as reported                          $ 9,643              $ 5,297              $10,339               $ 9,549


Deduct:  Total stock-based employee
     compensation expense determined
     under fair value based method for
     all awards, net of related tax effects         (206)                 (63)                (401)                 (296)
                                                 -------              -------              -------               -------

Pro forma net income                             $ 9,437              $ 5,234              $ 9,938               $ 9,253
                                                 =======             ========              =======               =======

Earnings per share:
     Basic---as reported                         $  2.26              $  1.23              $  2.34               $  2.13
     Basic---pro forma                           $  2.21              $  1.22              $  2.25               $  2.06

     Diluted---as reported                       $  2.15              $  1.17              $  2.25               $  2.07
     Diluted---pro forma                         $  2.10              $  1.16              $  2.17               $  2.00



The pro forma amounts are not representative of the effects on reported net income for future years.


Changes in Presentation

Certain amounts and items appearing in the prior periods' financial statements have been reclassified to conform to the current presentation.


New Accounting Pronouncements

Statement of Financial Accounting Standards No. 146 ("SFAS 146"), "Accounting for Costs Associated with Exit or Disposal Activities," was issued in June 2002. SFAS 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." The provisions of this statement are effective for exit or disposal activities that are initiated after December 31, 2002. Management does not believe this statement had a material effect on its consolidated financial statements. As of December 31, 2003, there were no such exit or disposal activities.

Statement of Financial Accounting Standards No. 148 ("SFAS 148"), "Accounting for Stock-Based Compensation--Transition and Disclosure, an amendment of FASB Statement No. 123," was issued in December 2002 and is effective for fiscal years ending after December 15, 2002. SFAS 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS 148 amends the disclosure requirements of Statement 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method on reported results. Management has included the new disclosure requirements in its consolidated financial statements.

Statement of Financial Accounting Standards No. 149 ("SFAS 149"), "Amendment of Statement 133 on Derivative Instruments and Hedging Activities," was issued in April 2003 and is effective for contracts entered into or modified after June 30, 2003, except as stated below and for hedging relationships designated after June 30, 2003. In addition, except as stated below, all provisions of SFAS 149 are to be applied prospectively. The provisions of SFAS 149 that relate to Statement 133 implementation issues that have been effective for fiscal quarters that began prior to June 15, 2003, will continue to be applied in accordance with their respective effective dates. SFAS 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under FASB Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities." Management has determined the adoption of SFAS 149 did not have a material effect on its consolidated financial statements.

Statement of Financial Accounting Standards No. 150 ("SFAS 150"), "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity," was issued in May 2003 and is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. SFAS 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). The requirements of SFAS 150 apply to issuers' classification and measurement of freestanding financial instruments, including those that comprise more than one option or forward contract. SFAS 150 does not apply to features that are embedded in a financial instrument that is not a derivative in its entirety. Management has determined the adoption of SFAS 150 did not have a material effect on its consolidated financial statements.

In November 2002, the FASB issued FASB Interpretation No. 45 ("FIN 45"), "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.'' FIN 45 requires that certain guarantees must be recognized at fair value. FIN 45 also requires disclosure of detailed information about each guarantee or group of guarantees. The disclosure requirements are effective for financial statements ending after December 15, 2002. The recognition and measurement provisions of FIN 45 are applicable to guarantees issued or modified after December 31, 2002. Management has determined the adoption of FIN 45 did not have a material effect on its consolidated financial statements.

In January 2003, the FASB issued FASB Interpretation No. 46 ("FIN 46"), "Consolidation of Variable Interest Entities - an Interpretation of Accounting Research Bulletin (ARB) No. 51." FIN 46 requires the primary beneficiary to consolidate a variable interest entity ("VIE") if it has a variable interest that will absorb a majority of the entity's expected losses if they occur, receive a majority of the entity's expected residual returns if they occur, or both. FIN 46 applies immediately to VIEs created after January 31, 2003, and to VIEs in which the entity obtains an interest after that date. Management has determined the adoption of FIN 46 did not have a material effect on its consolidated financial statements.

2.  SECURITIES
Securities are summarized as follows: (in thousands)

                                       December 31, 2003                                  December 31, 2002
                               ---------------------------------------------------------------------------------------
                                           Gross Unrealized                                Gross Unrealized
                                Amortized  ----------------       Fair      Amortized      ----------------     Fair
                                   Cost    Gains     Losses       Value        Cost        Gains     Losses     Value
----------------------------------------------------------------------------------------------------------------------

Held to Maturity:
Municipal bonds                $  1,250    $  20     $   -     $  1,270     $  1,985     $   55     $   -     $  2,040
Certificate of deposit              100        -         -          100          100          -         -          100
Collateralized mortgage
        obligations                   -        -         -            -           14          -         -           14
Mortgage backed securities          478       35         -          513          927         66         -          993
                               ---------------------------------------------------------------------------------------
Total Held to Maturity         $  1,828    $  55     $   -     $  1,883     $  3,026     $  121     $   -     $  3,147
                               =======================================================================================

Available for Sale:
Agency bonds                   $ 51,442    $ 300     $ (30)    $ 51,712     $ 42,386     $  313     $  (2)    $ 42,697
Asset backed securities               -        -         -            -        5,970        86          -        6,056
Municipal bonds                  14,636      142        (2)      14,776            -          -         -            -
Collateralized mortgage
        obligations              27,095      108      (131)      27,072       39,316        714         -       40,030
Mortgage backed securities       22,889      234      (171)      22,952       12,048        574         -       12,622
Corporate debt                    3,428       34       (77)       3,385        8,448         82      (209)       8,321
Equity mutual funds               3,678        -       (12)       3,666        4,757         13      (131)       4,639
Equity securities                    75        -         -           75           75          -         -           75
                               ---------------------------------------------------------------------------------------
Total Available for Sale       $l23,243    $ 818     $(423)    $123,638     $113,000     $1,782     $(342)    $114,440
                               =======================================================================================

                                                June 30, 2002
                               -------------------------------------------------
                                                   Gross Unrealized
                                    Amortized      ----------------       Fair
                                       Cost        Gains     Losses       Value
--------------------------------------------------------------------------------
Held to Maturity:
Municipal bonds                     $  2,210     $   61     $   -     $  2,271
Certificate of deposit                   100          -         -          100
Collateralized mortgage
        obligations                      128          2         -          130
Mortgage backed securities             1,055         63         -        1,118
                               -------------------------------------------------
Total Held to Maturity              $  3,493     $  126     $   -     $  3,619
                               =================================================

Available for Sale:
Agency bonds                        $ 14,358     $  198     $   -     $ 14,556
Asset backed securities                5,965         89         -        6,054
Municipal bonds                            -          -         -            -
Collateralized mortgage
        obligations                   60,431      1,016        (5)      61,442
Mortgage backed securities            16,744        553         -       17,297
Corporate debt                        10,876        230      (129)      10,977
Equity mutual funds                    4,683          9      (104)       4,588
Equity securities                         75          -         -           75
                               -------------------------------------------------
Total Available for Sale            $113,132     $2,095     $(238)    $114,989
                               =================================================


Certain securities, with amortized cost and fair value of $2.5 million at December 31, 2003, amortized cost and fair value of $2.0 million at December 31, 2002 and amortized cost of $2.9 million and fair value of $3.0 million at June 30, 2002, were pledged as collateral for the Bank's treasury, tax and loan account at the Federal Reserve and for certain trust, IRA and KEOGH accounts.


The amortized cost and fair value of securities at December 31, 2003, by contractual maturity are summarized as follows: (in thousands)

                                          Held to Maturity             Available for Sale
                                          ---------------------------------------------------------
                                          Amortized  Fair     Market   Amortized  Fair     Market
                                             Cost    Value    Yield      Cost     Value    Yield
---------------------------------------------------------------------------------------------------

Agency bonds:
   Due in one year or less                $       - $     -         - $   4,009 $  4,016   1.21%
   Due after 1 year through 5 years               -       -         -    47,183   47,445   2.89%
   Due after 10 years                             -       -         -       250      251   2.26%
Municipal bonds:
   Due after 1 year through 5 years             475     487     6.05%     4,880    4,906   3.46%
   Due after 5 years through 10 years           535     541     7.45%     9,756    9,870   4.89%
   Due after 10 years                           240     242     7.79%         -        -       -
Certificate of deposit:
   Due in one year or less                      100     100     1.10%         -        -       -
Collateralized mortgage obligations               -       -         -    27,095   27,072   3.57%
Mortgage backed securities                      478     513     7.47%    22,889   22,952   4.22%
Corporate debt:
   Due in one year or less                        -       -         -     1,505    1,539   6.13%
   Due after 10 years                             -       -         -     1,923    1,846   2.29%
Equity mutual funds                               -       -         -     3,678    3,666   2.15%
Equity securities                                 -       -         -        75       75       -
                                          -------------------------------------------------------
Total                                     $   1,828 $ 1,883     6.79% $ 123,243 $123,638   3.42%
                                          =======================================================


Activities related to the sales of securities available for sale and called securities are summarized as follows: (in thousands)

                                Twelve     Six
                                Months   Months
                                 Ended    Ended        Year Ended
                               ---------------------------------------
                               Dec 2003  Dec 2002  June 2002 June 2001
---------------------------------------------------------------------
Proceeds from sales              $40,078   $7,360   $20,237   $74,471
Gross gains on sales                  37        5        92       205
Gross losses on sales                120        1         -       401

The majority of unrealized losses in the portfolio resulted from increases in market interest rates and not from deterioration in the creditworthiness of the issuer. The total number of security positions in the investment portfolio that were in an unrealized loss position at December 31, 2003 is 29.

The Company defines securities in a continuous unrealized loss position as a security that has been so classified for a period greater than 31 consecutive days as of December 31, 2003. Investments that have been in a continuous unrealized loss position are summarized as follows: (in thousands)


                                                      Less than                 Twelve Months
                                                    Twelve Months                 Or Longer                    Total
                                           -------------------------------------------------------------------------------------
                                                 Fair       Unrealized       Fair       Unrealized       Fair       Unrealized
Description of Securities                        Value       Losses          Value       Losses          Value        Losses
--------------------------------------------------------------------------------------------------------------------------------

Agency bonds                                   $  5,830         (30)        $     -          -          $ 5,830          (30)
Collateralized mortgage obligations              12,454        (131)              -          -           12,454         (131)
Mortgage backed securities                       13,015        (171)              -          -           13,015         (171)
Corporate debt                                        -           -           1,846        (77)           1,846          (77)
Equity mutual funds                               3,572         (12)              -          -            3,572          (12)
                                           -------------------------------------------------------------------------------------
Total Temporarily Impaired Securities          $ 34,871        (344)        $ 1,846        (77)         $36,717         (421)
                                           =====================================================================================

3.  LOANS RECEIVEBLE

Loans receivable are summarized as follows:  (in thousands)


                                             -----------------------------------
 Period Ended As Of                          Dec 2003    Dec 2002    June 2002
 -------------------------------------------------------------------------------
 First mortgage loans:
      Residential single family              $178,159    $195,255    $214,565
      Commercial and multi-family             171,397     183,369     172,495
      Property under construction              94,431      63,017      54,639
      Unimproved land                           3,201       2,795       4,712
 Home equity                                   35,515      40,998      45,541
 Second mortgage                               44,529      39,276      40,278
 Commerical                                    99,085      90,063      86,435
 Mobile home                                    4,365       5,834       6,625
 Automobile                                    23,244      25,149      25,355
 Consumer                                       4,221       4,681       4,535
 Savings account                                2,736       3,018       3,092
                                             ----------  ---------   ---------
      Gross loans receivable                  660,883     653,455     658,272
 Allowance for loan losses                     (7,506)     (7,172)     (6,451)
 Deferred loan fees                              (555)       (544)       (508)
 Undisbursed loan proceeds                    (22,150)    (16,856)    (19,498)
                                             ----------  ---------   ---------
 Loans Receivable, Net                       $630,672    $628,883    $631,815
                                             ==========  =========   =========

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

The principal balance of loans on nonaccrual status totaled approximately $2.5 million at December 31, 2003, $3.3 million at December 31, 2002 and $2.3 million at June 30, 2002. The Bank would have recorded interest income of $461,000 for the year ended December 31, 2003, $168,000 for the six month period ended December 31, 2002 and $503,000 and $432,000 for the fiscal years ended June 30, 2002 and 2001, respectively, if loans on non-accrual status had been current in accordance with their original terms. Actual interest received was $253,000, $83,000, $431,000 and $220,000 for the fiscal year ended December 31, 2003, for the six months ended December 31, 2002, and the fiscal years ended June 30, 2002 and 2001, respectively. The Bank agreed to modify the terms of certain loans to customers who were experiencing financial difficulties. Modifications included forgiveness of interest, reduced interest rates and/or extensions of the loan term. The principal balance at December 31, 2003, December 31, 2002 and June 30, 2002, on these restructured loans were $298,000, $266,000 and $324,000, respectively.

The Bank's primary lending area is south-central Indiana. Virtually all of the Bank's loans originated and purchased are to borrowers located within the state of Indiana. The Bank originates and purchases commercial real estate loans, which totaled $171.4 million, $183.4 million and $172.5 million at December 31, 2003 and 2002, and June 30, 2002, respectively. These loans are considered by management to be of somewhat greater risk of uncollectibility due to the dependency on income production or future development of the real estate. Of the commercial real estate loans, $22.0, $22.8 million and $29.6 million were collateralized by multi-family residential property at December 31, 2003 and 2002, and June 30, 2002, respectively.

Effective July 1, 1998 and January 2, 1999, the company entered into two interest rate swap agreements with KeyBank on two commercial loans. In the first agreement the company will receive variable rate payments at thirty-day London inter bank offering rate ("LIBOR") index and make fixed rate payments at 6.28%. The notional amount on the swap was $3.2 million as of December 31, 2003. The thirty-day LIBOR was 1.12% at December 31, 2003. The termination date of the first swap agreement is July 1, 2008. In the second agreement the company will receive variable rate payments at thirty day LIBOR and make fixed rate payments at 6.24%. The notional amount of the swap was $1.9 million as of December 31, 2003. The termination date of the second swap agreement is January 2, 2009. The two interest rate swaps are settled on a net basis. The company is exposed to losses, in the event of nonperformance by KeyBank, for the net interest rate differential when floating rates exceed the fixed maximum rate. However, the company does not anticipate nonperformance by the counter party.

Under the capital standards provisions of FIRREA, the loans-to-one-borrower limitation is generally 15% of unimpaired capital and surplus, which, for the Bank, was approximately $14.5 million, $14.1 million and $13.6 million at December 31, 2003 and 2002, and June 30, 2002, respectively. As of December 31, 2003 and 2002, and June 30, 2002, the Bank was in compliance with this limitation.

Aggregate loans to officers and directors included above were $11.6 million, $13.2 million and $13.0 million as of December 31, 2003 and 2002, and June 30, 2002, respectively. Such loans are made in the ordinary course of business and are made on substantially the same terms as those prevailing at the time for comparable transactions with other borrowers. For the fiscal year ended December 31, 2003, loans of $2.7 million were disbursed to officers and directors and repayments of $4.3 million were received from officers and directors.

An analysis of the allowance for loan losses is as follows: (in thousands)

                                     Twelve       Six
                                     Months      Months
                                     Ended       Ended         Year Ended
                                    --------------------------------------------
                                    Dec 2003    Dec 2002  June 2002    June 2001
--------------------------------------------------------------------------------
Beginning balance                   $ 7,172     $  6,451    $ 5,690    $ 4,949
Provision for loan losses             1,268        1,221      1,423      1,680
Charge-offs                          (1,079)        (544)      (730)    (1,019)
Recoveries                              145           44         68         80
                                    --------   ----------   --------   --------
Ending Balance                      $ 7,506     $  7,172    $ 6,451    $ 5,690
                                    ========   ==========   ========   ========


The following is a summary of information pertaining to impaired loans: (in thousands)

--------------------------------------------------------------------------------
Period Ended As Of                           Dec 2003    Dec 2002    June 2002
--------------------------------------------------------------------------------
Impaired loans with a valuation reserve       $   57      $  234      $    -
Impaired loans with no valuation reserve       8,982       6,063         580
                                              ------      ------      ------
Total Impaired Loans                          $9,039      $6,297      $  580
                                              ======      ======      ======
Valuation reserve on average impaired loans   $   27      $  111      $    -
Average impaired loans                        $6,866      $5,534      $2,602




4.  MORTGAGE BANKING ACTIVITIES

At December 31, 2003 and 2002, and June 30, 2002, the Bank was servicing loans for others amounting to $611.6 million, $564.9 million and $551.4 million, respectively. Net gain on sales of loans, exclusive of gain attributable to retained MSR's was $5.1 million for the fiscal year ended December 31, 2003, $2.6 million, $2.8 million and $1.4 million for the six month period ended
December 31, 2002, and the fiscal years ended June 30, 2002 and 2001, respectively. Servicing loans for others generally consists of collecting mortgage payments, maintaining escrow accounts, disbursing payments to investors and foreclosure processing. Loan servicing income includes servicing fees from investors and certain charges collected from borrowers, such as late payment fees.

The Bank is obligated to repurchase certain loans sold to and serviced for others that become delinquent as defined by the various agreements. At December 31, 2003 and 2002, and June 30, 2002, these obligations were limited to approximately $0, $53,000 and $90,000, respectively.

The following analysis reflects the changes in mortgage servicing rights retained: (in thousands)


---------------------------------------------------------------------------
Period Ended As Of                    Dec 2003     Dec 2002      June 2002
---------------------------------------------------------------------------
Beginning carrying value               $ 2,508       $ 2,511      $ 1,617
   Additions                             2,356         1,092        1,651
   Amortization                         (1,398)         (478)        (729)
   Net change in valuation allowance       (83)         (617)         (28)
                                       -------       -------      -------
Ending Carrying Value                  $ 3,383       $ 2,508      $ 2,511
                                       =======       =======      =======



The carrying value approximates fair value at December 31, 2003 and 2002, and June 30, 2002. Fair value is estimated by discounting the net servicing income to be received over the estimated servicing term using a current market rate. The significant risk characteristics of the underlying loans used to stratify MSRs for impairment measurement were term and rate of note. The valuation allowance as of December 31, 2003 and 2002, and June 30, 2002 was $1,069,000, $986,000 and $368,000, respectively. The estimated annual amortization expense for the next five years is $865,000, $800,000, $646,000, $456,000, and $272,000.

5.  INVESTMENTS IN JOINT VENTURES

The Company has invested in joint ventures through its subsidiaries, Home Savings Corporation ("HSC") and HomeFed Financial Corp. On December 31, 2001, the Bank changed its charter from a Federal savings bank charter to an Indiana commercial bank charter. Commercial banks are not permitted to participate in real estate development joint ventures at December 31, 2003. HSC is a partner in five real estate development joint ventures for which exit strategies are either developed, or are currently being developed. The Company, as mandated by the regulators, is in the process of divesting itself of these investments by December 31, 2004, with two one-year extensions available, subject to regulatory approval. The Company is not required to divest itself of its investment in Family Financial Life. The investments are accounted for by the equity method. The Company's interest in these investments is as follows: (in thousands)


-----------------------------------------------------------------------
                             Equity
Period Ended As Of          Interest     Dec 2003   Dec 2002  June 2002
------------------------------------------------------------------------
Family Financial Life         14%         $  774     $  774     $  774
Heritage Woods                33%             46         53         53
Home-Breeden                  50%          1,600      1,809      2,126
Coventry Associates           65%              -          -         20
Crystal Lake                  50%              -        300        307
Broadmoor North/Heathfield    35%          1,227      1,394      1,415
Sycamore Springs              33%          1,581      1,880      2,925
Bloomington Technology        50%            273        500        533
                                         -------     -------    ------
Total Investment                         $ 5,501     $6,710     $8,153
                                         =======     ======     ======


Summarized condensed unaudited financial statements for these joint ventures are as follows: (in thousands)

--------------------------------------------------------------------------------------
Period Ended As Of                              Dec 2003      Dec 2002     June 2002
--------------------------------------------------------------------------------------

Balance Sheets:
Cash                                             $ 2,932       $ 2,634       $ 2,883
Investments                                        2,372         4,020         3,727
Property and equipment, net                          619           673           671
Inventory of developed lots                        6,359         7,828         8,866
Other assets                                         556           489           547
                                                 -------       -------       -------
Total Assets                                     $12,838       $15,644       $16,694
                                                 =======       =======       =======

Notes payable                                    $ 4,783       $ 5,656       $ 6,999
Insurance liabilities                                791         1,296         1,407
Other liabilities                                    277           321           286
                                                 -------       -------       -------
Total liabilities                                  5,851         7,273         8,692
                                                 -------       -------       -------
Shareholders' equity                               6,987         8,371         8,002
                                                 -------       -------       -------
Total Liabilities and Shareholders' Equity       $12,838       $15,644       $16,694
                                                 =======       =======       =======

                              Twelve        Six
                              Months      Months
                              Ended        Ended              Year Ended
                           -----------------------------------------------------
                             Dec 2003     Dec 2002      June 2002    June 2001
  ------------------------------------------------------------------------------
  Income Statements
  Income:
       Insurance premiums
           and commissions    $1,353        $2,062        $2,153       $2,479
       Investment income         201           283           445          416
       Net lot sales           2,189           671         1,809          767
       Other income              136             1           165          109
                              -------       -------       -------      -------
       Total income            3,879         3,017         4,572        3,771
                              -------       -------       -------      -------

  Expenses:
       Commissions               883           987         1,239        1,100
       Insurance benefits        394           479           367          326
       Interest expense          148            77           497          208
       Other expense             920         1,110         1,337        1,315
                              -------       -------       -------      -------
       Total expense           2,345         2,653         3,440        2,949
                              -------       -------       -------      -------
  Net Income                  $1,534        $  364        $1,132       $  822
                              =======       =======       =======      =======

The notes payable included $4.2 million, $5.2 million and $6.6 million due to HSC and $335,000, $149,000 and $135,000 due to the Bank at December 31, 2003 and 2002, and June 30, 2002, respectively. At December 31, 2003 and 2002, and June 30, 2002, open commitments to these joint ventures included letters of credit totaling $191,000, $609,000 and $609,000, respectively.


6.  ACCRUED INTEREST RECEIVABLE

Accrued interest receivable consists of the following: (in thousands)

--------------------------------------------------------------------------------
Period Ended As Of                              Dec 2003   Dec 2002  June 2002
--------------------------------------------------------------------------------
Loans, less allowance of $183, $185 and $165     $2,838     $3,488    $3,575
Securities                                          881        770       846
Interest-bearing deposits                            14         31        10
                                                 ------     ------    ------
Total Accrued Interest Receivable                $3,733     $4,289    $4,431
                                                 ======     ======    ======




7.  PREMISES AND EQUIPMENT

Premises and equipment consists of the following: (in thousands)


--------------------------------------------------------------------------------
Period Ended As Of                       Dec 2003       Dec 2002      June 2002
--------------------------------------------------------------------------------
Land                                      $ 2,230        $ 2,230       $ 1,561
Buildings and improvements                 15,342         13,893        13,805
Furniture and equipment                     7,895          7,875         7,240
                                          --------     ----------    ----------
    Total                                  25,467         23,998        22,606
Accumulated depreciation                  (11,480)       (11,025)      (10,414)
                                          --------     ----------    ----------
Total Premises and Equipment              $13,987        $12,973       $12,192
                                          ========     ==========    ==========

Depreciation expense included in operations for the fiscal year ended December 31, 2003, six months ended December 31, 2002, and the years ended June 30, 2002 and June 30, 2001 totaled $1.5 million, $725,000, $1.5 million and $1.3 million, respectively.

8. DEPOSITS

Deposits are summarized as follows: (in thousands)


                                      Dec 2003               Dec 2002                June 2002
                                 -------------------------------------------------------------------
                                           Weighted                Weighted                Weighted
                                            Average                 Average                 Average
                                  Amount     Rate        Amount      Rate         Amount      Rate
----------------------------------------------------------------------------------------------------

Non-interest bearing             $ 55,535               $ 51,720                 $ 49,884
NOW accounts                       67,533    0.37%        73,690     0.77%         67,362    0.93%
Statement savings                  50,269    0.30%        47,809     0.75%         48,382    1.05%
Money market savings              112,797    0.74%       120,944     1.53%        121,978    1.57%
                                 --------    -----      --------     -----       --------    -----
     Total transaction accounts   286,134    0.43%       294,163     0.94%        287,606    1.06%
                                 --------    -----      --------     -----       --------    -----
Certificates of deposit:
     Less than one year            51,516    1.42%        45,039     1.93%         27,175    2.25%
     12-23 months                  38,270    1.62%        48,920     2.46%         58,959    3.01%
     24-35 months                  96,665    2.85%       108,069     3.69%        107,408    5.05%
     36-59 months                  30,655    4.49%        43,765     4.85%         27,559    4.86%
     60-120 months                 85,675    4.96%        69,402     5.15%         68,773    5.32%
                                 --------    -----      --------     -----       --------    -----
     Total certificate accounts   302,781    3.21%       315,195     3.73%        289,874    4.42%
                                 --------    -----      --------     -----       --------    -----
Total Deposits                   $588,915    1.86%      $609,358     2.39%       $577,480    2.74%
                                 ========    =====      ========     =====       ========    =====



At December 31, 2003 and 2002, and June 30, 2002, certificates of deposit in amounts of $100,000 or more totaled $102.4 million, $106.4 million and $76.9 million, respectively.



A summary of certificate accounts by scheduled maturities at December 31, 2003 is as follows: (in thousands)

                              2004      2005     2006      2007      2008    Thereafter    Total
-------------------------------------------------------------------------------------------------

1.99% or less               $ 74,060   $14,502  $ 1,119   $     -  $     -    $      -  $ 89,681
2.00% - 2.99%                 24,596    21,096    1,607       313      300           -    47,912
3.00% - 3.99%                 49,152     1,509    1,620     1,372    4,485       1,715    59,853
4.00% - 4.99%                  9,710     9,511    9,913    11,236    3,798      10,979    55,147
5.00% - 5.99%                  4,326     4,081    7,501    22,537    2,193       1,612    42,250
Over 6.00%                     2,033     4,023      471       782      217         412     7,938
                            ---------------------------------------------------------------------
Total Certificate Amounts   $163,877   $54,722  $22,231   $36,240  $10,993    $ 14,718  $302,781
                            =====================================================================



A summary of interest expense on deposits is as follows: (in thousands)

                                Twelve       Six
                                Months      Months
                                 Ended      Ended          Year Ended
                              ----------  ----------  ----------------------
                               Dec 2003    Dec 2002   June 2002    June 2001
                              ----------  ----------  ---------    ---------

NOW accounts                    $   176     $  120     $   379     $   533
Statement savings                   243        222         589         848
Money market savings              1,277      1,138       3,282       5,907
Certificates of deposit          10,508      6,034      14,466      19,422
                                -------     ------     -------     -------
Total Interest Expense          $12,204     $7,514     $18,716     $26,710
                                =======     ======     =======     =======

9.  FEDERAL HOME LOAN BANK ADVANCES

The Bank was eligible to receive advances from the FHLB up to $162.4 million, $207.6 million and $198.6 million at December 31, 2003 and 2002, and June 30, 2002. The Bank has pledged qualifying mortgage loans and Federal Home Loan Bank stock as collateral on the following advances from the Federal Home Loan Bank:
(in thousands)

--------------------------------------------------
                                        Weighted
Year Ending Maturity                     Average
December                       Amount     Rate
--------------------------------------------------

     2004                     $ 37,200    5.35%
     2005                       39,650    5.50%
     2006                       32,603    5.49%
     2007                        9,250    5.04%
     2008                       11,850    4.26%
     Thereafter                 23,743    5.23%
                              --------    -----
Total FHLB Advances           $154,296    5.30%
                              ========    =====


10.  OTHER BORROWINGS

Senior Debt

The Company has a revolving note with LaSalle Bank N.A. whereby the Company may borrow $17.5 million. The note accrues interest at a variable rate based on the ninety-day LIBOR index, on the date of the draw, plus 150 basis points. The ninety-day LIBOR index was 1.15% at December 31, 2003. Interest payments are due ninety days after the date of any principal draws made on the loan and every ninety days thereafter. Maturities of senior debt based on minimum scheduled payments as of December 31, 2003 are: 2004 - $4.6 million and 2006 - $7.6 million. The Company used the funds to buy back shares of the Company's common stock. The assets of the Company collateralize the note. Under terms of the agreement, the Company is bound by certain restrictive debt covenants relating to earnings, net worth and various financial ratios. As of December 31, 2003, the Company was in compliance with the debt covenants.

As of December 31, 2003, the company has two swap agreements with LaSalle Bank N.A. In the first agreement the Company will make fixed rate payments at 5.6% and receive variable rate payments at the three-month LIBOR on a notional amount of $4.6 million. The maturity date of the first swap agreement is May 1, 2004. In the second agreement the Company will make fixed rate payments at 5.77% and receive variable rate payments at the three-month LIBOR on a notional amount of $4.6 million. The maturity date of the second swap agreement is February 1, 2006. The two interest rate swaps are settled on a net basis. The Company is exposed to credit loss, in the event of nonperformance by LaSalle Bank N.A., for the net interest rate differential when floating rates exceed the fixed maximum rate. However, the Company does not anticipate nonperformance by the counter party.


Other Borrowings

In addition to the other borrowings scheduled below, the Bank also has a $5.0 million overdraft line of credit with the Federal Home Loan Bank, none of which was used, as of December 31, 2003 or 2002, or June 30, 2002. (in thousands)

--------------------------------------------------------------------------------
Period Ended                            Dec 2003        Dec 2002      June 2002
--------------------------------------------------------------------------------
Official check overnight remittance      $   624        $ 1,867        $ 3,341
                                         --------       --------       --------
Total Other Borrowings                   $   624        $ 1,867        $ 3,341
                                         ========       ========       ========


11.  INCOME TAXES

An analysis of the income tax provision is as follows: (in thousands)

                                  Twelve       Six
                                  Months     Months
                                  Ended       Ended       Year Ended
                                ---------------------------------------------
                                 Dec 2003   Dec 2002   June 2002   June 2001
-----------------------------------------------------------------------------
Current:
     Federal                     $ 3,020    $ 3,621    $  5,869    $ 4,929
     State                           549        702       1,200      1,022
     Deferred                      1,451     (1,252)       (824)      (432)
                                 -------    -------    --------    -------
Income Tax Provision             $ 5,020    $ 3,071    $  6,245    $ 5,519
                                 =======    =======    ========    =======



The difference between the financial statement provision and amounts computed by using the statutory rate of 34% is reconciled as follows: (in thousands)



--------------------------------------------------------------------------------------------
Period Ended As Of                                Dec 2003  Dec 2002   June 2002   June 2001
--------------------------------------------------------------------------------------------

Income tax provision at federal statutory rate     $ 4,986   $ 2,845    $ 5,639     $ 5,123
State tax, net of federal tax benefit                  568       286        722         640
Tax exempt interest                                   (180)      (57)      (112)       (125)

Increase in cash surrender value
     of life insurance                                (176)      (90)      (176)       (125)
Other                                                 (178)       87        172           6
                                                   -------   -------    -------     -------
Income Tax Provision                               $ 5,020   $ 3,071    $ 6,245     $ 5,519
                                                   =======   =======    =======     =======



The Company is allowed to deduct an addition to a reserve for bad debts in determining taxable income. This addition differs from the provision for loan losses for financial reporting purposes. No deferred taxes have been provided on the income tax bad debt reserves which total $6.0 million, for years prior to 1988. This tax reserve for bad debts is included in taxable income of later years only if the bad debt reserves are subsequently used for purposes other than to absorb bad debt losses. Because the Company does not intend to use the reserves for purposes other than to absorb losses, deferred income taxes of $2.4 million were not provided at December 31, 2003 and 2002, and June 30, 2002, respectively. Pursuant to Statement of Financial Accounting Standards No. 109 ("SFAS 109"), "Accounting for Income Taxes," the Company has recognized the deferred tax consequences of differences between the financial statement and income tax treatment of allowances for loan losses arising after June 30, 1987.

In August 1996, the "Small Business Job Protection Act of 1996" was passed into law. One provision of this act repeals the special bad debt reserve method for thrift institutions provided for in Section 593 of the Internal Revenue Code. The provision requires thrifts to recapture any reserves accumulated after 1987 but forgives taxes owed on reserves accumulated prior to 1988. The six year recovery period for the excess reserves began in taxable year 1999. The adoption of the act did not have a material adverse effect on the Company's consolidated financial position or results of operations. The Company's deferred income tax assets and liabilities are as follows: (in thousands)






-----------------------------------------------------------------------------------------------
Period Ended As Of                                    Dec 2003       Dec 2002       June 2002
-----------------------------------------------------------------------------------------------

Deferred tax assets:
     Bad debt reserves, net                            $2,265         $ 2,478        $ 2,394
     Difference in basis of fixed assets                    -             131              -
     Other                                                190             323            195
     Deferred compensation                              1,377           1,153          1,032
                                                       -------        -------         ------
     Total deferred tax assets                          3,832           4,085          3,621
                                                       -------        -------         ------

Deferred tax liabilities:
     Difference in basis of fixed assets                  101               -            205
     FHLB dividend                                        177             185            194
     Unrealized gain on securities available for sale     136             494            639
     Deferred fees                                        308             365            361
     Originated mortgage servicing rights               1,087              23            537
     Other                                                  -               -            146
                                                      -------         -------         ------
     Total deferred tax liabilities                     1,809           1,067          2,082
                                                      -------         -------        -------
Net Deferred Tax Asset                                $ 2,023         $ 3,018        $ 1,539
                                                      =======         =======        =======


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

Quantitative measures that have been established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the following table), of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). As of December 31, 2003, the Company and the Bank met all capital adequacy requirements to which they were subject.

As of December 31, 2003 and 2002, and June 30, 2002, the most recent notifications from the Federal Reserve categorized the Company and the Bank as "well capitalized" under the regulatory framework for prompt corrective action. To be categorized as "well capitalized" the Company must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed either entity's category.

Summary of capital amounts and ratios as of December 31, 2003 and 2002, and June
30, 2002: (dollars in thousands)

                                                                                                        To Be Categorized As
                                                                                                        "Well Capitalized"
                                                                                                           Under Prompt
                                                                                 For Capital             Corrective Action
                                                        Actual                 Adequacy Purposes            Provisions
                                             -----------------------------------------------------------------------------------
                                                 Amount        Ratio         Amount        Ratio         Amount        Ratio
--------------------------------------------------------------------------------------------------------------------------------

As of December 31, 2003
Total risk-based capital
    (to risk-weighted assets)
    HomeFederal Bank                          $     96,739       14.35%   $     53,927         8.0%   $     67,409        10.0%
    Home Federal Bancorp Consolidated         $     90,164       13.36%   $     54,003         8.0%   $     67,504        10.0%
Tier 1 risk-based capital
    (to risk-weighted assets)
    HomeFederal Bank                          $     89,233       13.24%   $     26,964         4.0%   $     40,446         6.0%
    Home Federal Bancorp Consolidated         $     82,658       12.24%   $     27,002         4.0%   $     40,503         6.0%
Tier 1 leverage capital
    (to average assets)
    HomeFederal Bank                          $     89,233       10.36%   $     34,437         4.0%   $     43,046         5.0%
    Home Federal Bancorp Consolidated         $     82,658        9.61%   $     34,418         4.0%   $     43,022         5.0%



                                                                                                        To Be Categorized As
                                                                                                         "Well Capitalized"
                                                                                                            Under Prompt
                                                                                 For Capital             Corrective Action
                                                        Actual                 Adequacy Purposes             Provisions
                                             -----------------------------------------------------------------------------------
                                                 Amount        Ratio         Amount        Ratio         Amount        Ratio
--------------------------------------------------------------------------------------------------------------------------------
As of December 31, 2002
Total risk-based capital
    (to risk-weighted assets)
    HomeFederal Bank                          $     93,862       13.96%   $     53,795         8.0%   $     67,243        10.0%
    Home Federal Bancorp Consolidated         $     83,118       12.34%   $     53,883         8.0%   $     67,354        10.0%
Tier 1 risk-based capital
    (to risk-weighted assets)
    HomeFederal Bank                          $     86,690       12.89%   $     26,897         4.0%   $     40,346         6.0%
    Home Federal Bancorp Consolidated         $     75,946       11.28%   $     26,941         4.0%   $     40,412         6.0%
Tier 1 leverage capital
    (to average assets)
    HomeFederal Bank                          $     86,690        9.80%   $     35,370         4.0%   $     44,213         5.0%
    Home Federal Bancorp Consolidated         $     75,946        8.56%   $     35,505         4.0%   $     44,382         5.0%



                                                                                                        To Be Categorized As
                                                                                                         "Well Capitalized"
                                                                                                            Under Prompt
                                                                                 For Capital              Corrective Action
                                                         Actual               Adequacy Purposes               Provisions
                                                ------------------------------------------------------------------------------
                                                   Amount       Ratio         Amount      Ratio         Amount       Ratio
------------------------------------------------------------------------------------------------------------------------------
 As of June 30, 2002
 Total risk-based capital
     (to risk-weighted assets)
     HomeFederal Bank                           $     90,347      13.62%  $     53,062       8.00%  $      66,327      10.00%
     Home Federal Bancorp Consolidated          $     81,293      12.23%  $     53,196       8.00%  $      66,494      10.00%
 Tier 1 risk-based capital
     (to risk-weighted assets)
     HomeFederal Bank                           $     83,896      12.65%  $     26,531       4.00%  $      39,796       6.00%
     Home Federal Bancorp Consolidated          $     74,842      11.26%  $     26,598       4.00%  $      39,897       6.00%
 Tier 1 leverage capital
     (to average assets)
     HomeFederal Bank                           $     83,896       9.91%  $     33,877       4.00%  $      42,346       5.00%
     Home Federal Bancorp Consolidated          $     74,842       8.81%  $     33,992       4.00%  $      42,490       5.00%


Dividend Restrictions

The principal source of income and funds for the Company are dividends from the Bank. The Bank is subject to certain restrictions on the amount of dividends that it may declare without prior regulatory approval. At December 31, 2003, approximately $21.9 million of retained earnings were available for dividend declaration without prior regulatory approval.


13.  EMPLOYEE BENEFIT PLANS

Multi-employer Pension Plan

The Bank participates in a noncontributory multi-employer pension plan covering all qualified employees. The plan is administered by the trustees of the Financial Institutions Retirement Fund. There is no separate valuation of the plan benefits nor segregation of plan assets specifically for the Bank, because the plan is a multi-employer plan and separate actuarial valuations are not made with respect to each employer. However, as of June 30, 2003, the latest actuarial valuation, the total plan assets exceeded the actuarially determined value of accrued benefits. The Bank had contribution expenses of $815,000 for the twelve months ended December 2003, $237,000 for six months ended December 2002, and $404,000 and $206,000, for the fiscal years ended June 2002 and June 2001, respectively. Cash contributions to the multi-employer pension plan for these same periods were $471,000, $163,000, $435,000 and $209,000, respectively.


Supplemental Retirement Program

The Bank has entered into supplemental retirement agreements for certain officers. These agreements are unfunded. However, the Bank has entered into life insurance contracts to fund these agreements. Benefits under these arrangements are generally paid over a 15 year period. The following table sets forth the Plan's funded status and amount recognized in the Bank's consolidated statements of income for the twelve months ended December 31, 2003, six months ended December 31, 2002 and for the fiscal years ended June 30, 2002 and 2001:


                                                         -------------------------------------------------------------------
                                                             Dec 2003          Dec 2002        June 2002        June 2001
----------------------------------------------------------------------------------------------------------------------------

Economic assumptions:
   Discount rate                                                   6.5%              6.5%             8.5%             9.7%
   Salary rate                                                     4.0%              4.0%             4.0%             4.0%

Components of net periodic pension expense:
   Interest cost on projected benefit obligation         $      176,676    $      137,121   $      200,196    $     124,181
   Service cost                                                  64,914            11,292           34,995           64,516
   Prior service cost                                           129,705            96,489          234,860           39,475
                                                         ---------------   ---------------  ---------------   --------------
Net periodic pension expense                             $      371,295    $      244,902   $      470,051    $     228,172
                                                         ===============   ===============  ===============   ==============


A summary of the Plan's  funded  status at December 31, 2003 and 2002,  and June
30, 2002, 2001 is as follows:

                                                                --------------------------------------------------
                                                                    Dec 2003          Dec 2002        June 2002
------------------------------------------------------------------------------------------------------------------

Projected benefit obligation at beginning of year               $    2,770,882    $    2,552,969   $    2,410,778
Interest cost                                                          176,676           137,121          200,196
Service cost                                                            64,914            11,292           34,995
Amendment to plan                                                            -                 -                -
Actuarial loss                                                         110,988           116,000                -
Benefits paid during year                                             (121,060)          (46,500)         (93,000)
                                                                ---------------   ---------------  ---------------
Projected benefit obligation at end of year (unfunded status)        3,002,400         2,770,882        2,552,969

Unrecognized net loss                                                 (932,859)         (951,576)        (932,065)
                                                                ---------------   ---------------  ---------------
Accrued pension liability                                       $    2,069,541    $    1,819,306   $    1,620,904
                                                                ===============   ===============  ===============


Prior service cost is amortized over the estimated remaining service lives of the employees of approximately seven years.

401(k) Plan

The Bank has an employee thrift plan established for substantially all full-time employees. The Bank has elected to make matching contributions equal to 50% of the employee contributions up to a maximum of 1.5% of an individual's total eligible salary. The Bank contributed $120,000 $54,000, $109,000 and $99,000 during the year ended December 31, 2003, six months ended December 31, 2002 and fiscal years ended June 30, 2002 and 2001, respectively.


14.  STOCK OPTIONS

The Company has stock option plans for the benefit of officers, other key employees and directors. As of December 31, 2003, the plans were authorized to grant additional options to purchase 310,631 shares of the Company's common stock. The option price is not to be less than the fair market value of the common stock on the date the option is granted, and the stock options are exercisable at any time within the maximum term of 10 years and one day from the grant date. The options are nontransferable and are forfeited upon termination of employment.

The following is the stock option activity for the twelve month period ended December 31, 2003 and the six month period ended December 31, 2002, and for each of the years in the two year period ended June 30, 2002, and the stock options outstanding at the end of the respective periods:

                                                   -----------------------------
                                                                     Weighted
                                                                      Average
                                                                     Exercise
Options                                           Shares              Price
--------------------------------------------------------------------------------
Outstanding June 30, 2000                         908,596            $17.52
Granted                                           105,655             15.87
Forfeited                                          (3,001)            23.06
Exercised                                         (17,848)             6.56
                                                ---------
Outstanding June 30, 2001                         993,402             17.52
Granted                                           164,655             18.73
Forfeited                                         (14,687)            20.30
Exercised                                        (132,961)             9.86
                                                ---------
Outstanding June 30, 2002                       1,010,409             18.68
Granted                                            22,224             22.65
Forfeited                                          (3,987)            24.46
Exercised                                         (22,344)            13.05
                                                ---------
Outstanding December 31, 2002                   1,006,302             18.87
                                                ---------
Granted                                             8,724             27.23
Forfeited                                         (19,412)            23.03
Exercised                                        (224,346)            13.94
                                                ---------
Outstanding December 31, 2003                     771,268             20.30
                                                =========


The following table is an analysis of the remaining weighted average life as of December 31, 2003 of the outstanding options within various exercise price ranges:

------------------------------------------------------------------------
  Exercise Price            Number of Options        Average Life
------------------------------------------------------------------------
$10.620 - $16.250                244,137                 3.9
$17.575 - $23.000                240,959                 6.9
$23.063 - $27.400                286,172                 5.5
                                 -------
     Total                       771,268                 5.4
                                 =======

The weighted average fair value of options granted was $5.91 for the fiscal year ended December 31, 2003, $5.18 for the six month period ended December 31, 2002, and $4.58 and $3.59 for the fiscal years ended June 30, 2002 and June 30, 2001, respectively. The fair value of the option grants is estimated on the date of grant using an option pricing model with the following assumptions: dividend yield ranging from 1.32% to 3.58%, risk-free interest rates ranging from 2.66% to 8.04%, expected volatility ranging from 24.13% to 34.86% and expected life of
5.04 to 5.80 years.

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


15. COMMITMENTS

Financial Instruments with Off-Balance Sheet Risk

In the normal course of business, the Bank makes various commitments to extend credit that are not reflected in the accompanying consolidated financial statements. At December 31, 2003 and 2002, and June 30, 2002, the Bank had loan commitments approximating $23.2, $35.5 million and $29.9 million, respectively, excluding undisbursed portions of loans in process. Loan commitments at December 31, 2003, included commitments to originate fixed rate loans with interest rates ranging from 4.5% to 7.5% totaling $7.3 million and adjustable rate loan commitments with interest rates ranging from 3.3% to 9.5% totaling $15.9 million. Commitments, which are disbursed subject to certain limitations, extend over various periods of time. Generally, unused commitments are cancelled upon expiration of the commitment term as outlined in each individual contract.

Outstanding letters of credit were $1.9 million, $2.5 million and $2.4 million at December 31, 2003 and 2002, and June 30, 2002, respectively. Additionally, the Bank had approximately $11.7 million in commitments to sell fixed rate residential loans and $6.8 million in commitments to sell adjustable rate commercial loans at December 31, 2003.

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


16.  FAIR VALUE OF FINANCIAL INSTRUMENTS

The disclosure of the estimated fair value of financial instruments is as follows: (in thousands)

                                             December 2003               December 2002              June 2002
                                   --------------------------------------------------------------------------------------
                                        Carrying         Fair       Carrying         Fair      Carrying          Fair
                                         Value           Value       Value           Value       Value          Value
 -----------------------------------------------------------------------------------------------------------------------------------

Assets:
   Cash                                $  22,734     $  22,734     $  27,404     $  27,404     $  25,006     $  25,006
   Interest-bearing deposits              11,444        11,444        26,288        26,288        19,472        19,472
   Securities available for sale         123,638       123,638       114,440       114,440       114,989       114,989
   Securities held to maturity             1,828         1,883         3,026         3,147         3,493         3,619
   Loans held for sale                     6,272         6,357        30,560        31,055         6,302         6,383
   Loans, net                            630,672       648,987       628,883       653,007       631,815       649,880
   Accrued interest receivable             3,733         3,733         4,289         4,289         4,431         4,431
   Federal Home Loan Bank stock            9,965         9,965         9,965         9,965         9,965         9,965
   Cash surrender value of life
     insurance                            11,359        11,359        10,841        10,841         9,792         9,792

Liabilities:
    Deposits                             588,915       597,911       609,358       621,187       577,480       583,881
    Federal Home Loan Bank advances      154,296       161,387       171,635       180,429       174,139       182,626
    Senior debt                           14,242        14,792        14,242        15,161        11,200        11,200
    Other borrowings                         624           624         1,867         1,867         3,341         3,341
    Advance payments by borrowers
       for taxes and insurance                76            76           229           229           442           442
    Accrued interest payable                 900           900         1,035         1,035           924           924
    Commitments                                -             -             -             -             -             -

Financial Instruments:
    Interest rate swaps                   (1,099)       (1,099)       (1,592)       (1,592)       (1,038)       (1,038)




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



Interest Rate Swaps

The fair value is derived from  proprietary  models  based upon  well-recognized
financial   principles   which   management   believes   provide  a   reasonable
approximation of the fair value of the interest rate swap transactions.



Commitments

The commitments to originate and purchase loans have terms that are consistent with current market conditions. Accordingly, the Company estimated that the face amounts of these commitments approximate carrying values.

The fair value estimates presented herein are based on information available to management at December 31, 2003 and 2002, and June 30, 2002. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date, and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.



17.  PARENT COMPANY  FINANCIAL STATEMENTS

The condensed financial statements of Home Federal Bancorp are as follows: (in thousands)

                                                                        --------------------------------------
                                                                         Dec 2003      Dec 2002    June 2002
--------------------------------------------------------------------------------------------------------------

Condensed Balance Sheets (Parent Company only)
Assets:
Cash                                                                    $    6,857   $     2,930   $    1,421
Investment in subsidiary                                                    91,667        89,835       87,280
Other                                                                          285           447          361
                                                                        -----------  ------------  -----------
Total Assets                                                            $   98,809   $    93,212   $   89,062
                                                                        ===========  ============  ===========

Liabilities:
Senior debt                                                             $   14,242   $    14,242   $   11,200
Other                                                                          545         1,176          776
                                                                        -----------  ------------  -----------
  Total liabilities                                                         14,787        15,418       11,976
                                                                        -----------  ------------  -----------
Shareholders' equity                                                        84,022        77,794       77,086
                                                                        -----------  ------------  -----------
Total Liabilities and Shareholders' Equity                              $   98,809   $    93,212   $   89,062
                                                                        ===========  ============  ===========

                                                                        ---------------------------------------------------
Period Ended As Of                                                       Dec 2003      Dec 2002    June 2002    June 2001
---------------------------------------------------------------------------------------------------------------------------

Condensed Statements of Income (Parent Company only)
Dividends from subsidiary                                               $    7,750   $     2,914   $    6,379   $    5,574
Other                                                                          560           271          629          556
                                                                        -----------  ------------  -----------  -----------
  Total income                                                               8,310         3,185        7,008        6,130
                                                                        -----------  ------------  -----------  -----------
Interest on senior debt                                                        838           425          812          807
Other expenses                                                                 751           574          895          925
                                                                        -----------  ------------  -----------  -----------
  Total expenses                                                             1,589           999        1,707        1,732
                                                                        -----------  ------------  -----------  -----------
Income before taxes and change in undistributed earnings of subisidiary      6,721         2,186        5,301        4,398
Applicable income tax credit                                                  (403)         (284)        (419)        (433)
                                                                        -----------  ------------  -----------  -----------
Income before change in undistributed earnings of subsidiary                 7,124         2,470        5,720        4,831
Increase in undistributed earnings of subsidiary                             2,519         2,827        4,619        4,718
                                                                        -----------  ------------  -----------  -----------
Net Income                                                              $    9,643   $     5,297   $   10,339   $    9,549
                                                                        ===========  ============  ===========  ===========




                                                                        ---------------------------------------------------
Period Ended As Of                                                       Dec 2003      Dec 2002    June 2002    June 2001
---------------------------------------------------------------------------------------------------------------------------
Condensed Statements of Cash Flows (Parent Company only)
Operating Activities:
Net income                                                              $    9,643   $     5,297   $   10,339   $    9,549
Adjustments to reconcile net income to net cash provided by
operating activities:
  Decrease (increase) in other assets                                          162           (86)         (29)         (87)
  Increase (decrease) in accrued expenses and other liabilities               (428)          276           44          245
  Increase in undistributed earnings of subsidiary                          (2,519)       (2,827)      (4,619)      (4,718)
                                                                        -----------  ------------  -----------  -----------
Net cash provided by operating activities                                    6,858         2,660        5,735        4,989
                                                                        -----------  ------------  -----------  -----------

Investing Activities:
Net cash used in investment in HomeFed Financial Corp.                           -             -         (768)           -
                                                                        -----------  ------------  -----------  -----------

Financing Activities:
Repayment of senior debt                                                         -             -            -         (505)
Funds provided by senior debt                                                    -         3,042            -        5,500
Payment of dividends                                                        (2,997)       (1,331)      (2,528)      (2,438)
Repurchase shares of common stock                                           (3,575)       (3,154)      (4,764)      (6,076)
Exercise of stock options, net of fractional shares paid                     3,641           292        1,369          199
                                                                        -----------  ------------  -----------  -----------
Net cash used in financing activities                                       (2,931)       (1,151)      (5,923)      (3,320)
                                                                        -----------  ------------  -----------  -----------

Net (decrease)/increase in cash                                              3,927         1,509         (956)       1,669
Cash at beginning of period                                                  2,930         1,421        2,377          708
                                                                        -----------  ------------  -----------  -----------
Cash at End of Period                                                   $    6,857   $     2,930   $    1,421   $    2,377
                                                                        ===========  ============  ===========  ===========


INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Shareholders of Home Federal Bancorp
Columbus, Indiana

We have audited the accompanying consolidated balance sheets of Home Federal Bancorp and its subsidiaries (the "Company") as of December 31, 2003 December 31, 2002, and June 30, 2002, and the related consolidated statements of income, shareholders' equity and cash flows for the year ended December 31, 2003, the six month period ended December 31, 2002 and for each of the two years in the period ended June 30, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such financial consolidated statements present fairly, in all material respects, the financial position of the Company at December 31, 2003 and 2002, and June 30, 2002, and the results of its operations and its cash flows for the year ended December 31, 2003, the six month period ended December 31, 2002 and for each of the two years in the period ended June 30, 2002 in conformity with accounting principles generally accepted in the United States of America.



/s/ DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP
Indianapolis, Indiana
January 23, 2004

Board of Directors
& Officers of
 Home Federal Bancorp


Board of Directors                        Officers
John K. Keach, Jr.                        John K. Keach, Jr.
Chairman of the Board, President and      Chairman of the Board, President and
Chief Executive Officer,                  Chief Executive Officer
Home Federal Bancorp
                                          Charles R. Farber
John T. Beatty                            Executive Vice President
President,
Beatty Insurance, Inc.                    Lawrence E. Welker
                                          Executive Vice President,
Harold Force                              Chief Financial Officer,
President,                                Treasurer and Secretary
Force Construction Company, Inc.
                                          S. Elaine Pollert
David W. Laitinen, MD                     Executive Vice President
Orthopedic Surgeon

John M. Miller
President,
Best Beers, Inc.                          Executive Officers
                                          of HomeFederal Bank
Harvard W. Nolting, Jr.                   John K. Keach, Jr.
Retired from Nolting                      Chairman of the Board,
Foods, Inc.                               President and Chief
                                          Executive Officer
Gregory J. Pence
President,                                Charles R. Faber
Kiel Bros. Oil Company, Inc. and          Executive Vice President
KP Oil Company, Inc.
                                          Lawrence E. Welker
John K. Keach, Sr.                        Executive Vice President,
Chairman Emeritus                         Chief Financial Officer,
Retired                                   Treasurer and Secretary

The Directors of Home                     S. Elaine Pollert
Federal Bancorp also                      Executive Vice President
serve as Directors of
HomeFederal Bank.                         Melissa A. McGill
                                          Senior Vice President
                                          Controller

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

To change name, address or ownership of stock, to report lost certificates, or to consolidate accounts, contact:

LaSalle Bank N.A.
c/o Corporate Trust Operations
135 South LaSalle Street, Room 1960
Chicago, Illinois 60603
(800) 246-5761


General Counsel

Barnes & Thornburg
11 South Meridian Street
Indianapolis, IN 46204


Shareholder & General Inquiries

Home Federal  Bancorp is required to file an Annual  Report on Form 10-K for its
fiscal  year  ended  December  31,  2003,   with  the  Securities  and  Exchange
Commission.


For copies of the Annual Report and Home Federal Bancorp's Quarterly Reports, contact:

Cora Laymon
Home Federal Bancorp
222 West Second Street
P.O. Box 648
Seymour, IN 47274
(812) 522-1592
(877) 626-7000


For financial information and security analyst inquiries, please contact:

Lawrence E. Welker
Home Federal Bancorp
222 West Second Street
P.O. Box 648
Seymour, IN 47274
(812) 522-1592
(877) 626-7000


For an online annual report or shareholder inquiries on the Web, visit us at:

www.homf.com

                                                    Office Locations

                                                    Seymour
                                                    22 W. Second Street
                                                    1117 E. Tipton Street

 Picture omitted                                    Columbus
                                                    501 Washington Street
 A map of the state of Indiana, showing             1020 Washington Street
 HomeFederal's office locations is on               3805 25th Street
 the left side of the page.                         2751 Brentwood Drive
                                                    4330 W. Jonathan Moore Pike

                                                    Hope
                                                    8475 N. State Road 9

                                                    Austin
                                                    67 W. Main Street

                                                    North Vernon
                                                    111 N. State Street
                                                    1540 N. State Street

                                                    Osgood
                                                    820 S. Buckeye Street

                                                    Batesville
                                                    114 State Road 46 East

                                                    Madison
                                                    201 Clifty Drive

                                                    Brownstown
                                                    101 N. Main Steet

                                                    Salem
                                                    1208 S. Jackson Street

                                                    Greensburg
                                                    115 E. North Street

                                                    Greenwood
                                                    8740 W. Emerson Avenue

                                                    Southport Road
                                                    Coming Fall 2004

                                                    Visit our Web site at
                                                    www.homf.com or call us
                                                    toll-free at (877) 626-7000.