Form 10-K, Exhibit 13
period 2006-12-31
HOME FEDERAL BANCORP
filed 2007-03-16
CIK 867493

Exhibit 13

Home Federal Bancorp

Annual Report 2006

the sum.

the balance.

Home Federal BANCORP Annual Report 2006

where we are. where we're going.

John K. Keach, Jr. *Chairman of the Board*

President & C.E.O. Home Federal Bancorp

For almost 100 years, HomeFederal Bank has been measuring the economic health of its service area and contributing to its growth. Brick by brick, family by family, business by business, our work has helped guide the course of economic development in our area, bringing ever-changing opportunities to our customers and growth for our organization. On the following pages, you will see how, in 2006, both were on a decided upswing.

1 letter to shareholders

8 selected consolidated financial data

9 quarterly results of operations

10 management's discussion & analysis

24 reports of independent registered public accounting firm

26 consolidated balance sheets

27 consolidated statements of income

28 consolidated statements of shareholders' equity

29 consolidated statements of cash flows

30 notes to consolidated financial statements

50 board of directors & officers of Home Federal Bancorp & executive officers of HomeFederal Bank where

measuring our success

As we look forward to measuring the impact of forthcoming investments in our market area, we can also look back with satisfaction at the successes of our own business during 2006:

- **Total portfolio loans grew by over $66.8 million.**
- **Commercial and commercial real estate loans grew by $66.2 million.**
- **Retail deposits grew by $84.5 million.**
- **Net income for the year was $6.4 million, compared to $6.1 million for 2005.**
- **Diluted earnings per share reached $1.70 for 2006, compared to $1.53 last year.**
- **Net interest income, a key measurement, grew to $25.7 million in 2006.**

Clearly, HomeFederal is demonstrating momentum in its growth, earnings and opportunities for the future. We have enjoyed significant improvement in core areas of our business and intend to build on these results for sustained, profitable performance.

$ 560,275
$ 618,512
$ 703,058
'04
'05
'06
RETAIL DEPOSITS
(in thousands)

$ 629,490
$ 608,688
$ 675,662
'04
'05
'06
LOANS RECEIVABLE
(in thousands)

turning the vision into reality

During 2006 we accelerated our efforts to reposition several aspects of our business. The sale of $65 million of securities will allow us to take advantage of the opportunity to invest in higher-yielding assets, such as commercial and commercial real estate loans. We also continued to pay down higher cost funding sources, such as wholesale funding from the Federal Home Loan Bank of Indianapolis, and we repositioned our long-term debt through the issuance of $15 million in trust-preferred securities. In addition, at the end of the year we sold our mortgage servicing operation, which will help bring consistency to our income statement, eliminate considerable complexity in our operations and give us flexibility to enhance our mortgage product line.

Any one of these actions by itself could be considered significant. Together, they position HomeFederal for more consistent revenue streams and improved interest margins.

$ 1.21
$ 1.53
$ 1.70
'04
'05
'06
DILUTED EARNINGS
PER COMMON SHARE

1.71%
.54%
.46%
'04
'05
'06
NONPERFORMING ASSETS
TO TOTAL ASSETS

$ 23,587
$ 25,159
$ 25,711
'04
'05
'06
NET INTEREST
INCOME

2 Home Federal Bancorp Annual Report 2006
Home Federal Bancorp Annual Report 2006 3

other areas of change, transformation and progress

As we move away from dependence on the fluctuating income stream generated through residential mortgage sales, we are focusing on enhancing revenue opportunities in our full-service brokerage and trust operations as well as in other retail product fee income. As an example, our brokerage operation was recently recognized for performing in the top ten percent of similar Raymond James organizations nationwide.

One of the most rewarding aspects of HomeFederal’s 2006 performance was the continued, measured growth of our operations in the Indianapolis market. During the year we opened a major new commercial loan office in the city’s downtown financial district, hiring a number of experienced bankers familiar with the market.

Through the cultivation of profitable new business relationships, our efforts in the Indianapolis market generated a substantial portion of HomeFederal’s 2006 loan growth. We have made a significant commitment to serving the small business community, and our investments have generated tangible results.

As we continue to develop our commercial loan portfolio, we are maintaining strong asset quality ratios, an ongoing benchmark of our business plan. In 2006, we built a team of experienced professionals, led by our Chief

Credit Officer, with substantial background in credit risk management in our Central Indiana markets. As a result of our focus on this area, HomeFederal’s asset quality continued to improve, as non-performing loans as a percentage of total loans were reduced to.54%, the lowest level in the past five years.

Another growth area for HomeFederal is municipal deposits. Our efforts to obtain core public fund accounts met with considerable success in 2006, and we intend to further develop this segment of our business,

which typically results in significant, long-term business relationships.

our ever-changing marketplace

HomeFederal’s existing market footprint positions the Bank well for additional growth opportunities. In June,

Indiana outdistanced four other states to become the successful bidder for a $550 million Honda Motor Company assembly plant. The plant, which will create at least 2,000 direct, high-paying jobs, is to be built in Greensburg, a key market for HomeFederal. In Columbus, Cummins Inc. announced plans to begin production of a new family of light-duty, clean-diesel engines — employing more than 600 people. These significant economic development programs underscore what we and our HomeFederal predecessors have known for many years: our region is an excellent place in which to invest, grow and prosper.

looking forward

During 2006 we were pleased to welcome to our Board of Directors Bill Blaser, partner in a respected Indianapolis accounting firm, who will serve as the Board’s financial expert. As he joins our HomeFederal team, we can only be encouraged by our prospects for the future in the economically robust region we serve.

In 2007 we intend to increase our efforts throughout our area, especially in the rapidly-developing

Indianapolis region. We will continue to adapt technology to meet the specialized needs of new customers. We are committed to maintaining our regulatory compliance initiatives in this increasingly regulated industry. We will continue our internal training programs to provide the best-qualified professionals to meet the needs of each of our organization’s stakeholders. We will continue our stock buyback program to improve our capital management. And we will also exercise every tool at our disposal to maintain the high levels of customer service and organizational success that have been associated with this organization throughout its almost 100 year history.

We look forward to sharing with you more reports of our region’s ongoing success and prosperity—and

HomeFederal’s share of it  —  in the year ahead.

Sincerely,

/s/John K. Keach, Jr.
John K. Keach, Jr
Chairman of the Board and
Chief Executive Officer

Financial statements

SUMMARY OF SELECTED CONSOLIDATED FINANCIAL DATA
(dollars in thousands except per share data & offices)

	Year Ended	Year Ended	Year Ended	Year Ended	Six Months Ended	Year Ended
	Dec 2006	Dec 2005	Dec 2004	Dec 2003	Dec 2002	June 2002
Selected Balance Sheet Data:
Total assets	$904,467	$850,786	$868,207	$853,328	$886,505	$856,012
Cash and due from banks	106,063	53,736	52,320	34,178	53,692	44,478
Loans held for sale	6,925	4,795	2,617	6,272	30,560	6,302
Securities available for sale	56,887	123,351	124,790	123,638	114,440	114,989
Securities held to maturity	1,635	1,806	1,779	1,828	3,026	3,493
Portfolio loans, net	675,662	608,688	629,490	630,672	628,883	631,815
Deposits	727,159	655,314	640,181	588,666	609,358	577,480
Borrowings	84,131	101,041	139,899	169,162	187,744	188,680
Shareholders' equity	71,281	73,038	77,364	84,022	77,794	77,086

Selected Operations Data:
Total interest income	$50,355	$44,976	$42,746	$45,602	$26,240	$56,298
Total interest expense	24,644	19,817	19,159	22,264	13,145	30,635
Net interest income	25,711	25,159	23,587	23,338	13,095	25,663
Provision for loan losses	850	808	1,770	1,268	1,221	1,423
Net interest income after provision for loan losses	24,861	24,351	21,817	22,070	11,874	24,240
Gain on sale of loans	1,430	1,539	2,651	7,628	3,740	4,456
Gain (loss) on sale of securities	(1,956)	-	-	(83)	4	92
Gain on sale of mortgage servicing	1,957	-	-	-	-	-
Other non interest income	10,872	9,684	7,767	7,133	3,125	7,841
Non interest expenses	27,906	26,503	24,528	22,085	10,375	20,045
Income before income taxes	9,258	9,071	7,707	14,663	8,368	16,584
Income tax provision	2,817	2,969	2,544	5,020	3,071	6,245
Net Income	$6,441	$6,102	$5,163	$9,643	$5,297	$10,339

Basic earnings per common share	$1.74	$1.57	$1.25	$2.26	$1.23	$2.34
Diluted earnings per common share	$1.70	$1.53	$1.21	$2.15	$1.17	$2.25
Cash dividends per share	$0.79	$0.75	$0.75	$0.70	$0.31	$0.58
Selected Financial and Statistical Data:
Return on average assets (2)	0.75%	0.71%	0.60%	1.10%	1.21%	1.20%
Return on average shareholders' equity (2)	9.00%	8.19%	6.50%	11.95%	13.59%	13.73%
Interest rate spread during the period (2)	3.24%	3.19%	2.97%	2.84%	3.19%	3.20%
Net interest margin on average earning assets (2)	3.29%	3.22%	3.00%	2.91%	3.26%	3.27%
Average shareholders' equity to average assets	8.31%	8.68%	9.17%	9.20%	8.93%	8.76%
Efficiency ratio (1)	73.41%	72.85%	72.13%	58.09%	51.97%	52.68%
Nonperforming loans to total loans	0.54%	0.70%	2.01%	0.60%	0.71%	0.57%
Nonperforming assets to total assets	0.46%	0.54%	1.71%	0.66%	0.70%	0.70%
Loss allowance to nonperforming loans	175.90%	155.78%	61.23%	193.11%	151.12%	171.34%
Loss allowance to total loans	0.95%	1.09%	1.23%	1.16%	1.08%	1.01%
Dividend payout ratio	45.23%	47.67%	59.22%	31.08%	25.12%	24.45%
Loan servicing portfolio	$36,977	$588,503	$605,040	$611,636	$564,856	$551,402
Allowance for loan losses	$6,598	$6,753	$7,864	$7,506	$7,172	$6,451
Number of full service offices	19	19	18	18	17	17

(1)	Non interest expense as a percentage of the sum of net interest income and non interest income.
(2)	For comparative purposes, the December 2002 ratios have been annualized.

QUARTERLY RESULTS OF OPERATIONS
(dollars in thousands except share data)
The following table presents certain selected unaudited data relating to results of operations for the three month periods ending on the dates indicated.

Fiscal Year Ended December 31, 2006 (Three months ended)	Mar 31 2006	Jun 30 2006	Sep 30 2006	Dec 31 2006
Total interest income	$11,629	$12,014	$12,997	$13,715
Total interest expense	5,302	5,764	6,602	6,976
Net interest income	6,327	6,250	6,395	6,739
Provision for loan losses	117	220	196	317
Net interest income after provision for loan losses	6,210	6,030	6,199	6,422
Gain on sale of loans	355	354	356	365
Loss on sale of securities	-	-	(1,956)	-
Gain on sale of mortgage servicing	-	-	-	1,957
Other non interest income	2,410	2,921	2,772	2,769
Non interest expenses	6,702	7,052	6,888	7,264
Income before income taxes	2,273	2,253	483	4,249
Income tax provision	749	713	142	1,213
Net Income	$1,524	$1,540	$341	$3,036
Basic earnings per common share	$0.40	$0.42	$0.09	$0.83
Diluted earnings per common share	$0.39	$0.40	$0.09	$0.81
Cash dividends per share	$0.188	$0.200	$0.200	$0.200
Stock sales price range: High (1)	$26.98	$28.56	$28.50	$28.55
Low	$24.92	$26.60	$26.00	$26.90

Fiscal Year Ended December 31, 2005 (Three months ended)	Mar 31 2005	Jun 30 2005	Sep 30 2005	Dec 31 2005
Total interest income	$10,773	$11,142	$11,504	$11,557
Total interest expense	4,703	4,791	5,071	5,252
Net interest income	6,070	6,351	6,433	6,305
Provision for loan losses	146	112	331	219
Net interest income after provision for loan losses	5,924	6,239	6,102	6,086
Gain on sale of loans	343	346	459	391
Other non interest income	2,308	2,407	2,403	2,566
Non interest expenses	6,564	6,803	6,541	6,595
Income before income taxes	2,011	2,189	2,423	2,448
Income tax provision	662	736	815	756
Net Income	$1,349	$1,453	$1,608	$1,692
Basic earnings per common share	$0.34	$0.37	$0.42	$0.44
Diluted earnings per common share	$0.33	$0.36	$0.41	$0.43
Cash dividends per share	$0.188	$0.188	$0.188	$0.188
Stock sales price range: High (1)	$26.10	$25.49	$25.45	$25.60
Low	$25.00	$24.00	$24.25	$24.28

(1)	The Company's common stock trades on the NASDAQ National Market under the symbol "HOMF."
As of December 31, 2006, the Company had 396 holders of record of its shares.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

FORWARD LOOKING STATEMENTS
This Annual Report contains statements, which constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements appear in a number of places in this Annual Report and include statements regarding the intent, belief, outlook, estimate or expectations of the Company (as defined below), its directors or its officers primarily with respect to future events and the future financial performance of the Company. Readers of this Annual Report are cautioned that any such forward looking statements are not guarantees of future events or performance and involve risks and uncertainties, and that actual results may differ materially from those in the forward looking statements as a result of various factors. The accompanying information contained in this Annual Report identifies important factors that could cause such differences. These factors include changes in interest rates, charge-offs and loan loss provision, loss of deposits and loan demand to other financial institutions, substantial changes in financial markets, changes in real estate values and the real estate market, regulatory changes, changes in the financial condition of issuers of the Company’s investments and borrowers, changes in the economic condition of the Company’s market area, increases in compensation and employee expenses, or unanticipated results in pending legal or regulatory proceedings.

The following financial information presents an analysis of the asset and liability structure of Home Federal Bancorp and a discussion of the results of operations for each of the periods presented in the Annual Report as well as a discussion of Home Federal Bancorp’s sources of liquidity and capital resources.

HOLDING COMPANY BUSINESS
Home Federal Bancorp (the “Company") is organized as a bank holding company authorized to engage in activities permissible for a financial holding company and owns all of the outstanding capital stock of HomeFederal Bank (the “Bank"). The business of the Bank and therefore, the Company, is providing consumer and business banking services to certain markets in the south-central portions of the State of Indiana. The Company does business through 19 full service banking offices.

GENERAL
The Company's earnings in recent years reflect the fundamental changes that have occurred in the regulatory, economic and competitive environment in which commercial banks operate. The Company's earnings are primarily dependent upon its net interest income. Interest income is a function of the average balances of loans and investments outstanding during a given period and the average yields earned on such loans and investments. Interest expense is a function of the average amount of deposits and borrowings outstanding during the same period and the average rates paid on such deposits and borrowings. Net interest income is the difference between interest income and interest expense.

The Company is subject to interest rate risk to the degree that its interest-bearing liabilities, primarily deposits and borrowings with short- and medium-term maturities, mature or reprice more rapidly, or on a different basis, than its interest-earning assets. While having liabilities that mature or reprice more frequently on average than assets will be beneficial in times of declining interest rates, such an asset/liability structure will result in lower net income or net losses during periods of rising interest rates, unless offset by other factors such as non interest income. The Company's net income is also affected by such factors as fee income and gains or losses on sale of loans.

OVERVIEW
In reviewing the Company’s performance in 2006, several factors contributed to the results for the year. The primary area of focus during 2006 was to restructure the Company’s balance sheet. During the year, the Company made strategic investments in personnel resources in the Indianapolis market in an effort to provide current and future growth of commercial loans and deposits. To fund the growth in loans and to pay down higher cost wholesale funding sources, management restructured the Company’s mix of earning assets by selling low yielding investment securities. By taking steps to restructure the mix of the Company’s earning assets and interest bearing liabilities, the Company hopes to continue to improve its net interest margin. During 2006, the Company focused on generating higher yielding commercial and commercial real estate loans while decreasing balances of lower yielding investment securities, residential mortgage loans and indirect auto loans. As a result, commercial and commercial real estate loans increased $66.2 million while residential mortgage loans decreased $12.7 million, and securities available for sale decreased $66.5 million. During 2006, the Company also focused on shifting the mix of funding sources to retail deposits and away from wholesale funding. As a result, retail deposits grew $84.5 million while Federal Home Loan Bank (“FHLB”) borrowings decreased $18.0 million, and wholesale deposits decreased $12.7 million. By shifting funding to generally less costly retail deposits, the Company was able to minimize the increase in interest cost during 2006. The rate paid on interest bearing liabilities increased by 65 basis points during 2006 while the yield on interest earning assets increased by 70 basis points, resulting in a 7 basis point increase in net interest margin to 3.29% for 2006.

Total non interest income increased $1.1 million in 2006 due primarily to increases in deposit fees and investment advisory revenue. Deposit fees increased $1.8 million or 40.4% for the year due to the implementation of a new overdraft privilege product during the year along with deposit account growth. Investment advisory revenue increased $238,000 or 21.1% for the year due to increased production in established markets and the acquisition of a book of business located on the south side of Indianapolis in November 2005.

Total non interest expenses increased $1.4 million for 2006 in large part due to increased compensation expense and occupancy expenses associated with the establishment of a commercial lending office in downtown Indianapolis. As a result of the addition of this commercial lending office, the Company’s commercial and commercial real estate loan portfolio in the Indianapolis market increased $75.1 million during 2006.

In 2007 and subsequent years, the Company faces several challenges. The major challenges for 2007 will be deposit growth, the impact of the interest rate environment on net interest margins, and the increasing cost of regulatory compliance. Deposit growth has been strong for the Company in recent years. However, competitive pressures will make deposit growth more challenging for 2007. With 2007 beginning with an inverted yield curve, it will be a challenge to maintain current levels of net interest margin. Thus, the extent to which the Company can promote earning asset growth and shift the balance sheet away from residential mortgage loans and wholesale funding sources toward commercial loans and retail deposits will have a major impact on net interest margin for 2007. Finally, the Company will closely monitor expenses in 2007, but costs associated with regulatory compliance - added personnel and system costs - are expected to continue to increase.

ASSET/LIABILITY MANAGEMENT
The Company follows a program designed to decrease its vulnerability to material and prolonged increases in interest rates. This strategy includes 1) selling certain longer term, fixed rate loans from its portfolio; 2) increasing the origination of adjustable rate loans; 3) improving its interest rate gap by increasing the interest rate sensitivity by shortening the maturities of its interest-earning assets and extending the maturities of its interest-bearing liabilities; and 4) increasing its non interest income.

A significant part of the Company's program of asset and liability management has been the increased emphasis on the origination of adjustable rate and/or short-term loans, which include adjustable rate residential construction loans, commercial loans, and consumer-related loans. The Company continues to originate fixed rate residential mortgage loans. However, management’s strategy is to sell substantially all residential mortgage loans that the Company originates. Beginning in 2006, the Company sells the servicing on mortgage loans sold, thereby increasing non interest income. The proceeds of these loan sales are used to reinvest in other interest-earning assets or to repay wholesale borrowings.

The Company continues to assess methods to stabilize interest costs and match the maturities of liabilities to assets. Due to the inverted yield curve, customer preference for short term certificates of deposit and promotional rate transaction accounts has resulted in shorter maturities for retail deposits. Retail deposit specials are competitively priced to attract deposits in the Company’s market area. However, when retail deposit funds become unavailable due to competition, the Company employs FHLB advances and brokered deposits to maintain the necessary liquidity to fund lending operations.

With the growth in retail deposits, the Company has decreased its reliance on wholesale funding sources like FHLB advances. However, by decreasing reliance on wholesale funding sources, the Company has significantly shortened the maturity of its interest-bearing liabilities.

The Company applies early withdrawal penalties to protect the maturity and cost structure of its deposits and utilizes longer term, fixed rate borrowings when the cost and availability permit the proceeds of such borrowings to be invested profitably.

INTEREST RATE SPREAD
The following table sets forth information concerning the Company's interest-earning assets, interest-bearing liabilities, net interest income, interest rate spreads and net yield on average interest-earning assets during the periods indicated (including amortization of net deferred fees which are considered adjustments of yields). Average balance calculations were based on daily balances. (dollars in thousands)

	Year Ended			Year Ended			Year Ended
	Dec 2006			Dec 2005			Dec 2004

	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
Assets:
Interest-earning assets:
Residential mortgage loans	$177,687	$10,939	6.16%	$185,815	$10,828	5.83%	$198,228	$10,926	5.51%
Commercial mortgage loans	215,633	14,312	6.64%	217,251	13,697	6.30%	229,131	13,811	6.03%
Second and home equity loans	96,104	7,021	7.31%	82,416	5,656	6.86%	77,868	5,439	6.98%
Commercial loans	126,282	10,015	7.93%	105,550	6,939	6.57%	99,294	5,544	5.58%
Other consumer loans	36,297	2,659	7.33%	34,846	2,490	7.15%	34,437	2,652	7.70%
Securities	105,604	4,246	4.02%	131,046	4,652	3.55%	125,743	4,109	3.27%
Short-term investments	23,459	1,163	4.96%	23,299	714	3.06%	20,518	265	1.29%
Total interest-earning assets (1)	781,066	$50,355	6.46%	780,223	$44,976	5.76%	785,219	$42,746	5.44%
Allowance for loan losses	(6,696)			(7,408)			(7,943)
Cash and due from banks	22,996			25,343			25,122
Bank premises and equipment	17,568			16,632			14,913
Other assets	47,853			42,957			49,831
Total assets	$862,787			$857,747			$867,142

Liabilities:
Interest-bearing liabilities:
Deposits:
Transaction accounts	$360,133	$6,574	1.83%	$340,964	$2,981	0.87%	$314,519	$1,442	0.46%
Certificate accounts	307,608	12,805	4.16%	306,789	10,284	3.35%	303,917	9,390	3.09%
FHLB advances	83,157	4,284	5.15%	108,525	5,743	5.29%	141,210	7,627	5.40%
Other borrowings	15,100	981	6.50%	14,346	809	5.64%	15,127	700	4.63%
Total interest-bearing liabilities	765,998	$24,644	3.22%	770,624	$19,817	2.57%	774,773	$19,159	2.47%
Other liabilities	24,101			11,020			11,268
Total liabilities	790,099			781,644			786,041
Total shareholders’ equity	72,688			76,103			81,101
Total liabilities and shareholders’ equity	$862,787			$857,747			$867,142

Net Interest Income		$25,711			$25,159			$23,587

Net Interest Rate Spread			3.24%			3.19%			2.97%

Net Earning Assets	$15,068			$9,599			$10,446

Net Interest Margin (2)			3.29%			3.22%			3.00%

Average Interest-earning
Assets to Average
Interest-bearing Liabilities	101.97%			101.25%			101.35%

(1)	Average balances are net of non-performing loans.
(2)	Net interest income divided by the average balance of interest-earning assets.

RATE/VOLUME ANALYSIS
The following table sets forth the changes in the Company's interest income and interest expense resulting from changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities. Changes not solely attributable to volume or rate changes have been allocated in proportion to the changes due to volume or rate. (dollars in thousands)

	Year Ended			Year Ended
	Dec 2006 vs. Dec 2005			Dec 2005 vs. Dec 2004
	Increase/(Decrease)			Increase/(Decrease)
	Due to Rate	Due to Volume	Total Change	Due to Rate	Due to Volume	Total Change
Interest Income on Interest-earning Assets:
Residential mortgage loans	$495	$(384)	$111	$1,038	$(1,136)	$(98)
Commercial mortgage loans	716	(101)	615	894	(1,008)	(114)
Second and home equity loans	382	983	1,365	(92)	309	217
Commercial loans	1,576	1,500	3,076	1,030	365	1,395
Other consumer loans	64	105	169	(193)	31	(162)
Securities	876	(1,282)	(406)	365	178	543
Short-term investments	444	5	449	409	40	449
Total	4,553	826	5,379	3,451	(1,221)	2,230

Interest Expense on Interest-bearing Liabilities:
Deposits:
Transaction accounts	3,416	177	3,593	1,409	130	1,539
Certificate accounts	2,494	27	2,521	804	90	894
FHLB advances	(148)	(1,311)	(1,459)	(151)	(1,733)	(1,884)
Other borrowings	127	45	172	143	(34)	109
Total	5,889	(1,062)	4,827	2,205	(1,547)	658

Net Change in Net Interest Income	$(1,336)	$1,888	$552	$1,246	$326	$1,572

RESULTS OF OPERATIONS
Comparison of Year Ended December 31, 2006 and Year Ended December 31, 2005:

General
The Company reported net income of $6.4 million for the year ended December 31, 2006. This compared to net income of $6.1 million for the year ended December 31, 2005, representing an increase of $339,000 or 5.6%.

Net Interest Income
Net interest income increased $552,000, or 2.2%, for the year ended December 31, 2006, compared to the year ended December 31, 2005. The increase in net interest income was primarily due to the changing mix of the Company’s interest-earning assets and interest-bearing liabilities. Total interest income for the year ended December 31, 2006, increased $5.4 million, or 12.0%, as compared to the year ended December 31, 2005. The average balance of total interest-earning assets increased $843,000 for the year, and the yield on interest-earning assets increased 70 basis points for the year. The majority of the increase in interest income was a result of the increased yield on interest-earning assets. The yield on interest-earning assets increased during 2006 due to the impact of rising interest rates during the year along with a shift away from lower yielding investment securities into higher yielding commercial and commercial real estate loans. Total interest expense for the year ended December 31, 2006 increased $4.8 million, or 24.4%, as compared to the year ended December 31, 2005. The increase was due primarily to the impact of rising interest rates during the year. During periods of rising interest rates, banks generally see rates on interest-bearing liabilities increase more rapidly than rates on interest-earning assets. However, during 2006, growth in generally lower cost retail deposits provided funding for loan growth and funds to repay generally higher cost wholesale funding sources. The continued growth in checking and money market accounts increased the balance of interest-bearing transaction accounts $45.0 million while retail certificates of deposit increased $31.0 million for the year. The increase in retail deposits was used to pay down higher costing FHLB borrowings, which decreased $18.0 million during the year ended December 31, 2006. As a result of the mix shift noted above along with rising interest rates during the year, the yield on interest-earning assets increased 70 basis points for the year while the rate paid on interest-bearing liabilities increased 65 basis points. The Company was able to increase its net interest margin 7 basis points to 3.29% for 2006.

Provision for Loan Losses
Provision for loan losses was $850,000 for the year ended December 31, 2006, an increase of $42,000 from $808,000 in 2005. In spite of the growth during 2006 in normally higher risk commercial loans, the Company was able to retain the provision for loan losses at a level comparable to the prior year due to improved credit quality ratios. Non-performing assets to total assets decreased to .46% at December 31, 2006 from .54% at December 31, 2005, and nonperforming loans to gross loans decreased to .54% at December 31, 2006 from .70% at December 31, 2005. Net charge offs for 2006 were $1.0 million compared to $1.9 million for 2005. The higher amount of charge offs during 2005 was primarily due to charge offs associated with two large problem commercial loans.

Non Interest Income
Non interest income increased $1.1 million, or 9.6%, for the year. The net increase in non interest income for 2006 was due primarily to increases in deposit fees partially offset by a decrease in miscellaneous income. Total deposit fees increased $1.8 million, or 40.4%, for the year due to the enhanced overdraft privilege product as well as an increase in deposit accounts. Investment advisory fees increased $238,000, or 21.2%, for the year due to increased production in established markets along with brokerage production from a business acquired in the Indianapolis market during November 2005. The increases listed above were partially offset by a decrease in miscellaneous income. Miscellaneous income decreased $689,000 for the year primarily due to a decrease of $473,000 in joint venture partnership income. The Company has historically been involved in a limited number of real estate joint venture partnerships and the revenue has decreased as the Company wound down the remaining partnerships. The Company divested of the three remaining real estate joint venture partnerships during the fourth quarter of 2006.

During 2006, gain on sale of loans totaled $1.4 million representing a decrease of $110,000 or 7.1%, compared to the prior year. During the fourth quarter of 2006, the Company recognized a gain of $2.0 million associated with the sale of the Company’s mortgage servicing portfolio and the corresponding mortgage servicing rights. In conjunction with the decision to sell the mortgage servicing portfolio, management began to sell residential mortgage originations on a servicing released basis. As a result of the sale of the mortgage servicing portfolio, management anticipates a decrease in fee income associated with the mortgage servicing portfolio including reductions in servicing fees and complementary fees such as insurance revenue and late charge fee income. However, as management sells new mortgage originations on a servicing released basis, the gain on sale of loans should increase as the Company receives a larger gain on the sale of servicing released loans when compared to gains recorded for the same loans with servicing retained.

During the third quarter of 2006, the Company recognized a loss of $2.0 million associated with the sale of investment securities. The Company chose to sell the securities and recognize the loss to provide funding for anticipated future loan growth. At December 31, 2006, management has the intent and ability to hold the remaining securities in an unrealized loss position to recovery, which may be maturity.

Non Interest Expenses
Non interest expenses totaled $27.9 million for the year ended December 31, 2006, an increase of $1.4 million, or 5.3%, compared to the year ended December 31, 2005. The expense increases were primarily related to an increase in compensation and employee benefits expenses which increased $1.4 million for the year. The increase in compensation and employee benefits was a result of additional salary and incentive compensation expense for the new commercial lending and commercial credit staff in Indianapolis, additional commission costs associated with increased investment advisory service fees and normal annual salary increases. This increase was partially offset by an adjustment in the third quarter due to a change in the Company’s vacation policy resulting in a $260,000 decrease in the vacation accrual. Occupancy and equipment expenses increased $229,000 due to the addition of the new commercial loan office in downtown Indianapolis and costs associated with the Company’s new operations center. Service bureau expense decreased $511,000 due to renegotiated contracts with the current service provider. Marketing expense increased $158.000 due primarily to additional amounts spent to more aggressively advertise and promote retail deposit products during 2006. Miscellaneous expenses increased $129,000 due primarily to additional expenses of approximately $160,000 ancillary to the sale of the mortgage servicing portfolio.

Income Taxes
Income tax expense totaled $2.8 million for the year ended December 31, 2006, a decrease of $152,000 or 5.1%, compared to the year ended December 31, 2005. The expense decrease was primarily related to the reduction to the Company’s effective tax rate due to the impact of the sale of available for sale securities resulting in a decrease to the state apportionment factor for Indiana during the year. The state tax impact of the securities sale resulted in a reduction in the Company’s effective tax rate to 30.4% in 2006 compared to 32.7% in 2005.

RESULTS OF OPERATIONS
Comparison of Year Ended December 31, 2005 and Year Ended December 31, 2004:

General
The Company reported net income of $6.1 million for the year ended December 31, 2005. This compared to net income of $5.2 million for the year ended December 31, 2004, representing an increase of $939,000, or 18.2%.

Net Interest Income
Net interest income increased $1.6 million, or 6.7%, for the year ended December 31, 2005, compared to the year ended December 31, 2004. The increase in net interest income was primarily due to the changing mix of the Company’s interest-earning assets and interest-bearing liabilities. Total interest income for the year ended December 31, 2005, increased $2.2 million, or 5.2%, as compared to the year ended December 31, 2004. The average balance of total interest-earning assets decreased $5.0 million for the year. However, this decrease was offset by a 32 basis point increase in yield on interest-earning assets for the year due primarily to the impact of rising interest rates throughout 2005. The balances of lower yielding residential mortgage loans and commercial real estate mortgage loans decreased $9.1 million and $20.1 million, respectively, while home equity loans increased $7.5 million. Total interest expense for the year ended December 31, 2005 increased $658,000, or 3.4%, as compared to the year ended December 31, 2004. The increase was due primarily to the impact of rising interest rates throughout 2005. During 2005, growth in retail deposits provided funds to repay higher cost wholesale funding sources. The continued growth in checking and money market accounts increased the balance of interest-bearing transaction accounts $27.6 million while retail certificates of deposit increased $30.5 million for the year. The increase in retail deposits was used to pay down higher costing FHLB advances which decreased $38.8 million during the year ended December 31, 2005. As a result of the mix shift noted above along with rising interest rates during the year, the yield on interest-earning assets increased 32 basis points for the year while the rate paid on interest-bearing liabilities increased 10 basis points. The Company was able to minimize the increase in rates paid on interest-bearing liabilities which resulted in an increase in net interest margin of 22 basis points to 3.22% for 2005.

Provision for Loan Losses
Provision for loan losses was $808,000 for the year ended December 31, 2005, a decrease of $962,000 from $1.8 million in 2004. The decrease in provision for loan losses resulted from the overall improvement in the credit quality of the loan portfolio as compared to the prior year. Non-performing assets to total assets decreased to 0.54% at December 31, 2005 from 1.71% at December 31, 2004, and nonperforming loans to gross loans decreased to .70% at December 31, 2005 from 2.01% at December 31, 2004. During 2004, two large commercial loans totaling $7.2 million were classified as non-performing and additional provision for loan losses was recorded to cover anticipated losses on these loans. The final disposition of these two commercial loans occurred during 2005 and there was no significant impact of these loans on the provision for loan losses during 2005.

Non Interest Income
Non interest income was $11.2 million for the year ended December 31, 2005, an increase of $805,000, or 7.7%, compared to the year ended December 31, 2004. The increase in non interest income was due primarily to increases in deposit service fees and investment advisory revenue. Total deposit fees increased $678,000, or 18.4%, during 2005 due primarily to growth in transaction accounts for the year. Total investment advisory revenue increased $132,000, or 13.3%, due to increased production in established markets along with fee income from a business acquired in the Indianapolis market during November 2005. In addition, income from joint ventures increased $271,000, to $443,000, for 2005. Sales results from these projects were stronger in 2005 resulting in the increased income.

During 2005, fee income associated with mortgage banking activities has fluctuated significantly as compared to 2004. Mortgage banking fee income is comprised of two primary sources - gain on sale of loans originated and sold in the secondary market and loan servicing income. Gain on sale of loans was $1.5 million for the year ended December 31, 2005, a decrease of $1.1 million, or 41.9%, compared to the year ended December 31, 2004. The decrease is due primarily to significantly lower levels of mortgage originations in 2005 compared to 2004. Mortgage loan origination levels during the first half of 2004 were inflated by higher levels of refinance activity due to historically low interest rate levels. Loan servicing income was $1.4 million for the year ended December 31, 2005, an increase of $700,000, or 107.0%, compared to the year ended December 31, 2004. The primary reason for the increase in loan servicing fees related to the timing and fluctuation in the impairment charge/recovery. The originated mortgage servicing rights asset is reviewed for impairment each quarter. The impairment charge is the recognition of the change in the value of mortgage servicing rights that result from changes in interest rates and loan prepayment speeds. For 2005, the impairment recovery was $549,000 compared to $95,000 in 2004.

Non Interest Expenses
Non interest expenses totaled $26.5 million for the year ended December 31, 2005, an increase of $2.0 million, or 8.1%, compared to the year ended December 31, 2004. The expense increases were primarily related to compensation and employee benefits, occupancy and equipment, and marketing. Compensation and employee benefits increased $1.1 million due to personnel cost associated with staffing of new branch office locations on the south side of Indianapolis and increased expenses related to the Company’s pension plans. Occupancy and equipment expenses increased $513,000 due to the addition of a new branch office on the south side of Indianapolis and costs associated with the relocation of the Company’s operations center to a new facility during 2005. Marketing expense increased $392,000 due primarily to additional amounts spent to promote new branch offices on the south side of Indianapolis and to promote the free checking product. Miscellaneous expenses decreased $298,000 due primarily to a reduction in professional fees. In the prior year, non-recurring professional fees were incurred to assist in the implementation, documentation and testing related to compliance with requirements of Sarbanes Oxley legislation.

FINANCIAL CONDITION
The Company's total assets increased $53.7 million to $904.5 million at December 31, 2006, from $850.8 million at December 31, 2005. Total loans increased $66.8 million or 10.9% for the year. Commercial and commercial mortgage loans increased $66.2 million or 21.1% for the year. The growth in commercial and commercial mortgage loans was driven by growth from the Indianapolis market - commercial and commercial mortgage loans in Indianapolis increased $77 million during 2006. The growth in the Indianapolis market was driven by hiring two senior commercial lenders in the Indianapolis market in May and one commercial lender during the third quarter. In addition, home equity and second mortgage loan balances grew $14.8 million or 17% during the year. Residential mortgage balances decreased $12.8 million for the year as the Company began selling substantially all mortgage originations beginning in the third quarter.

Total investment securities decreased $66.5 million for the year. During the third quarter, the Company sold $65.5 million of investment securities. A portion of the proceeds from the sale of investment securities was used to pay off $25 million in Federal Home Loan Bank advances. The remaining proceeds along with excess cash balances are being held in a money market account with the Federal Home Loan Bank. The total balance in the account was $66.3 million at year-end. It is anticipated that these funds will be needed to fund future loan growth and to pay down higher cost wholesale funding sources as they mature.

Total retail deposits increased $84.5 million or 14% for the year. The increase for the year in retail deposits is comprised of interest bearing transaction and money market accounts which increased $45.0 million, consumer certificates of deposit which increased $31.0 million and non-interest bearing checking accounts which increased $8.5 million. The increase in interest bearing transaction accounts during the year was primarily the result of an increase in public fund checking account balances due to a substantial new relationship. Advances with the Federal Home Loan Bank decreased $18.0 million for the year and public fund certificates decreased $12.5 million for the year. These wholesale funding sources were replaced by lower cost retail deposits.

As of December 31, 2006, shareholders’ equity was $71.3 million, a decrease of $1.8 million compared to the prior year. During 2006, the Company repurchased 310,163 shares representing approximately 8.1% of shares outstanding at the beginning of 2006 at a total cost of $8.6 million.

Fourth Quarter 2006 Results
The Company had fourth quarter 2006 earnings of $3,036,000 or $0.81 diluted earnings per common share compared to earnings of $1,692,000, or $0.43 diluted earnings per common share for the fourth quarter of 2005. The Company’s net income for the fourth quarter included a pre-tax gain of $1,957,000 resulting from the sale of its mortgage servicing portfolio and the related mortgage servicing rights. Net interest income increased $434,000 or 6.9% to $6,739,000 for the fourth quarter of 2006. Net interest margin increased 6 basis points to 3.34% for the quarter. The sale of investment securities which occurred in September 2006 had a positive impact on net interest margin during the fourth quarter. Non interest income, excluding the gain on sale of the mortgage servicing portfolio, increased $177,000 or 6.0% for the fourth quarter. The increase in non interest income for the fourth quarter was due primarily to increases in deposit fees partially offset by a decrease in loan servicing income. Total deposit fees increased $508,000 or 44.8% for the fourth quarter due to the implementation of an enhanced overdraft privilege product along with an increased number of deposit accounts. This increase was partially offset by a decrease of $222,000 in loan servicing income. During the fourth quarter of 2005, the Company recorded a recovery of $189,000 of an impairment reserve established in prior years. Non interest expenses increased $669,000 or 10.1% for the fourth quarter. Compensation and employee benefits expense increased $470,000 or 12.7% for the fourth quarter due primarily to additional salary and incentive compensation expense for the new commercial lending and commercial credit staff in Indianapolis and normal annual salary increases. Total other operating expenses, excluding compensation and employee benefits expense, have increased $199,000 for the fourth quarter. The increase for the fourth quarter was a result of approximately $160,000 of expenses ancillary to the sale of the mortgage servicing portfolio.

INTEREST RATE SENSITIVITY
Interest rate risk is the exposure to adverse changes in net interest income due to changes in interest rates. Interest rate sensitivity for the Company is a result of repricing, option, and basis risks. Repricing risk represents timing mismatches in the Company’s ability to alter contractual rates earned on financial assets or paid on liabilities in response to changes in market interest rates. For example, if interest-bearing liabilities reprice or mature more quickly than interest-earning assets, an increase in market rates could adversely affect net interest income. Conversely, if interest-bearing liabilities reprice or mature more quickly than interest-earning assets, a decrease in market rates could positively affect net interest income. Option risk arises from embedded options present in many financial instruments such as loan prepayment options and deposit early withdrawal options. These provide customers opportunities to take advantage of directional changes in rates, which could have an adverse impact on the Company’s net interest income. Basis risk refers to the potential for changes in the underlying relationship between market rates or indices, which subsequently result in a narrowing of the spread earned on a loan or investment relative to its cost of funds.

Net interest income represents the Company’s principal component of income. Consistency of the Company’s net interest income is largely dependent upon the effective management of interest rate risk. The Company has established risk measures, limits and policy guidelines in its Interest Rate Risk Management Policy. The responsibility for management of interest rate risk resides with the Company’s Asset/Liability Committee, (“ALCO”), with oversight by the Board of Directors. The Company uses an earnings simulation analysis that measures the sensitivity of net interest income to various interest rate movements. The base-case scenario is established using current interest rates. The comparative scenarios assume an immediate parallel shock in increments of 100 basis point rate movements. The interest rate scenarios are used for analytical purposes and do not necessarily represent management’s view of future market movements. Rather, these are intended to provide a measure of the degree of volatility interest rate movements may introduce into the earnings of the Company. Modeling the sensitivity of earnings to interest rate risk is highly dependent on numerous assumptions embedded in the model. These assumptions include, but are not limited to, management’s best estimates of the effect of changing interest rates on the prepayment speeds of certain assets and liabilities, projections for activity levels in each of the product lines offered by the Company and historical behavior of deposit rates and balances in relation to changes in interest rates. These assumptions are inherently uncertain, and as a result, the model cannot precisely measure net interest income or precisely predict the impact of fluctuations in interest rates on net interest income. Actual results will differ from simulated results due to timing, magnitude, and frequency of interest rate changes as well as changes in market conditions. The Company’s 12-month net interest income sensitivity profile as of fiscal year-end December 31, 2006 and December 31, 2005 is as follows:

As Of	Dec 2006	Dec 2005
Changes in Rates	Net Interest Income % Change	Net Interest Income % Change	Interest Rate Risk Management Policy Guidelines
+ 300 basis points	1.75	3.14	(20.00)
+ 200 basis points	1.94	2.63	(15.00)
+ 100 basis points	1.36	1.05	(7.50)
- 100 basis points	(1.77)	(2.14)	(7.50)
- 200 basis points	(4.60)	(4.26)	(15.00)
- 300 basis points	(8.15)	(5.79)	(20.00)

ASSET QUALITY
In accordance with the Company's classification of assets policy, management evaluates the loan and investment portfolio each month to identify assets that may contain probable losses. In addition, management evaluates the adequacy of its allowance for loan losses.

NON-PERFORMING ASSETS
The following table sets forth information concerning non-performing assets of the Company. Real estate owned includes property acquired in settlement of foreclosed loans that is carried at net realizable value. (dollars in thousands)

As Of	Dec 2006	Dec 2005	Dec 2004	Dec 2003	Dec 2002
Non-accruing loans:
Residential mortgage loans	$1,637	$1,656	$1,249	$832	$1,749
Commercial mortgage loans	413	212	5,633	247	137
Second and home equity loans	200	308	410	591	606
Commercial loans	490	754	2,094	647	566
Other consumer loans	112	140	149	182	206
Total	2,852	3,070	9,535	2,499	3,264
90 days past due and still accruing loans:
Residential mortgage loans	459	456	168	1,125	1,166
Commercial loans	-	-	-	5	-
Total	459	456	168	1,130	1,166
Troubled debt restructured	440	809	3,141	258	316
Total non-performing loans	3,751	4,335	12,844	3,887	4,746
Real estate owned	436	271	2,019	1,739	1,472

Total Non-Performing Assets	$4,187	$4,606	$14,863	$5,626	$6,218
Non-performing assets to total assets	0.46%	0.54%	1.71%	0.66%	0.70%
Non-performing loans to total loans	0.54%	0.70%	2.01%	0.60%	0.71%
Allowance for loan losses to non-performing loans	175.90%	155.78%	61.23%	193.11%	151.12%

In addition, at December 31, 2006 and 2005, there were $20.5 million and $14.8 million, respectively, in current performing loans that were classified as special mention or substandard for which potential weaknesses exist, which may result in the future inclusion of such items in the non-performing category.

ALLOWANCE FOR LOAN LOSSES
The provision for loan losses for the fiscal year ended December 31, 2006 was $850,000, which resulted in an allowance for loan losses balance of $6.6 million as of December 31, 2006 as compared to $6.8 million as of December 31, 2005. The allowance for loan losses as a percentage of total loans decreased to 0.95% at December 31, 2006 from 1.09% at December 31, 2005. During 2006, the loan portfolio increased $66.8 million with the growth occurring in generally higher risk commercial loans. However, management determined the decrease in the allowance for loan losses to be reasonable due to the improved credit quality ratios noted in the previous table along with a reduced net charge off ratio of 0.15% of total loans for 2006.

The following table sets forth an analysis of the allowance for loan losses.

As Of	Dec 2006	Dec 2005	Dec 2004	Dec 2003	Dec 2002
Balance at beginning of period	$6,753	$7,864	$7,506	$7,172	$6,451
Provision for loan losses	850	808	1,770	1,268	1,221
Loan charge-offs:
Residential mortgage loans	(84)	(264)	(88)	(176)	(74)
Commercial mortgage loans	-	(893)	(28)	(60)	-
Second and home equity loans	(67)	(158)	(136)	(163)	(44)
Commercial loans	(470)	(422)	(993)	(255)	(240)
Other consumer loans	(706)	(311)	(279)	(425)	(186)
Total charge-offs	(1,327)	(2,048)	(1,524)	(1,079)	(544)
Recoveries:
Residential mortgage loans	14	10	16	28	18
Commercial mortgage loans	6	42	9	-	-
Second and home equity loans	2	1	2	-	-
Commercial loans	109	26	51	65	1
Other consumer loans	191	50	34	52	25
Total recoveries	322	129	112	145	44
Net charge-offs	(1,005)	(1,919)	(1,412)	(934)	(500)

Balance at end of period	$6,598	$6,753	$7,864	$7,506	$7,172
Net charge-offs to average loans	0.15%	0.31%	0.22%	0.14%	0.08%
Allowance for loan losses to total loans	0.95%	1.09%	1.23%	1.16%	1.08%

ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES
The following table indicates the portion of the allowance for loan loss management has allocated to each loan type: (dollars in thousands)

As Of	Dec 2006	Dec 2005	Dec 2004	Dec 2003	Dec 2002
Residential mortgage loans	$1,355	$1,858	$1,243	$1,535	$1,972
Commercial mortgage loans	1,233	1,718	2,919	1,839	1,352
Second and home equity loans	640	567	633	712	674
Commercial loans	2,623	1,813	2,216	2,491	1,936
Other consumer loans	747	797	853	929	879
Unallocated	-	-	-	-	359
Total allowance for loan losses	$6,598	$6,753	$7,864	$7,506	$7,172

The unallocated allowance is assigned to the various loan categories as follows. First a portion of the unallocated allowance is assigned based on management’s perception of probable risk in the different loan categories. At December 31, 2006, this included $300,000, $150,000 and $200,000 assigned to seconds and home equity loans, consumer loans and commercial mortgage loans, respectively. The $1.1 million remainder of the unallocated allowance is assigned to the various loan categories based on principal balance of the loan categories.

LIQUIDITY AND CAPITAL RESOURCES
The Company maintains its liquid assets at a level believed adequate to meet requirements of normal daily activities, repayment of maturing debt and potential deposit outflows. Cash flow projections are regularly reviewed and updated to assure that adequate liquidity is maintained. Cash for these purposes is generated through the sale or maturity of securities and loan prepayments and repayments, and may be generated through increases in deposits or borrowings. Loan payments are a relatively stable source of funds, while deposit flows are influenced significantly by the level of interest rates and general money market conditions.

Borrowings may be used to compensate for reductions in other sources of funds such as deposits. As a member of the FHLB System, the Company may borrow from the FHLB of Indianapolis. At December 31, 2006, the Company had $68.7 million in borrowings from the FHLB of Indianapolis. As of that date, the Company had commitments of approximately $187.4 million to fund lines of credit and undisbursed portions of loans in process, loan originations of approximately $32.9 million, letters of credit of $4.5 million, and commitments to sell loans of $15.2 million. In the opinion of management, the Company has sufficient cash flow and borrowing capacity to meet current and anticipated funding commitments.

SIGNIFICANT COMMITMENTS
In the normal course of business, the Company is a party to various activities that contain credit and market risk that are not reflected in the financial statements. Such activities include commitments to extend credit, selling loans, borrowing funds, and standby letters of credit. Commitments to borrow or extend credit, including loan commitments and standby letters of credit, do not necessarily represent future cash requirements in that these commitments often expire without being drawn upon. Management believes that none of these arrangements exposes the Company to any greater risk of loss than already reflected on our balance sheet so accordingly no reserves have been established for these commitments. Commitments are summarized as follows: (dollars in thousands)

CONTRACTUALLY OBLIGATED PAYMENTS AND OTHER COMMITMENTS

	Less Than 1 year	1-3 years	4-5 years	Greater Than 5 years	Total
Contractually obligated payments due by period:
Certificates of deposits	$234,670	$69,812	$11,475	$2,058	$318,015
Long term debt	9,250	33,850	23,250	17,781	84,131
Long term compensation obligations	219	438	424	1,778	2,859
Rental obligations	80	249	303	4	636
Commitments to extend credit:
Commercial mortgage loans and commercial loans	123,734	-	-	-	123,734
Residential mortgage loans	23,184	-	-	-	23,184
Revolving home equity lines of credit	52,616	-	-	-	52,616
Other	20,812	-	-	-	20,812
Standby letters of credit	4,457	-	-	-	4,457
Commitments to sell loans:
Residential mortgage loans	8,976	-	-	-	8,976
Commercial mortgage loans and commercial loans	6,262	-	-	-	6,262
Total	$484,260	$104,349	$35,452	$21,621	$645,682

OFF-BALANCE SHEET ARRANGEMENTS
The term “off-balance sheet arrangement” generally means any transaction, agreement, or other contractual arrangement to which an entity unconsolidated with the Company is a party under which the Company has (i) any obligation arising under a guarantee contract, derivative instrument or variable interest; or (ii) a retained or contingent interest in assets transferred to such entity or similar arrangement that serves as credit, liquidity or market risk support for such assets. The Company does not have any off-balance sheet arrangements with unconsolidated entities that have or are reasonably likely to have a current or future effect on the Company’s financial condition, change in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors, except as related to the guarantee of Capital Securities issued by the Company’s unconsolidated Delaware Trust subsidiary, Home Federal Statutory Trust I, as disclosed in note 10 to the consolidated financial statements.

JOINT VENTURES
The Company has invested in joint ventures through its subsidiaries, Home Savings Corporation (“HSC”) and HomeFed Financial Corp. On December 31, 2001, the Bank changed its charter from a Federal savings bank charter to an Indiana commercial bank charter. Commercial banks are not permitted to participate in real estate development joint ventures. The Company divested itself of these investments during the fourth quarter of 2006. The Company is not required to divest itself of its investment in Family Financial Holdings, Inc. or Heritage Woods.

DERIVATIVE FINANCIAL INSTRUMENTS
Statement of Financial Accounting Standards No. 133, (“SFAS 133”), “Accounting for Derivative Instruments and Hedging Activities,” as amended, which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts requires all derivatives, whether designated as a hedge, or not, to be recorded on the balance sheet at fair value. The Company designates its fixed rate and variable rate interest rate swaps as fair value and cash flow hedge instruments, respectively. If the derivative is designated as a fair value hedge, the changes in fair value of the derivative are recognized in earnings. If the derivative is designated as a cash flow hedge, the changes in fair value of the derivative are recorded in Accumulated Other Comprehensive Income (“AOCI”), net of income taxes. The Company has only limited involvement with derivative financial instruments and does not use them for trading purposes. The Company has interest rate lock commitments for the origination of loans held for sale which are not material to the Company’s consolidated financial statements. See Note 1 for further discussion of derivative financial instruments.

IMPACT OF INFLATION
The consolidated financial statements and related data presented herein have been prepared in accordance with accounting principles generally accepted in the United States of America. These principles require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation. The primary assets and liabilities of commercial banks such as the Company are monetary in nature. As a result, interest rates have a more significant impact on the Company’s performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or with the same magnitude as the price of goods and services. In the current interest rate environment, liquidity, maturity structure and quality of the Company's assets and liabilities are critical to the maintenance of acceptable performance levels.

NEW ACCOUNTING PRONOUNCEMENTS

In February 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments, an amendment of FASB Statement No. 133 and 140.” This Statement amends FASB Statements No. 133, “Accounting for Derivative Instruments and Hedging Activities,” and No. 140 as well as resolves issues addressed in Statement No. 133 Implementation Issue No. D1, “Application of Statement No. 133 to Beneficial Interests in Securitized Financial Assets.” Specifically, this Statement: i) permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation; ii) clarifies which interest-only strips and principal-only strips are not subject to the requirements of Statement No. 133; iii) establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation; iv) clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives; and v) amends Statement No. 140 to eliminate the prohibition on a qualifying special purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. This Statement is effective for all financial instruments acquired or issued after the beginning of the first fiscal year that begins after September 15, 2006. Management believes the adoption of this Statement will not have a material effect on the Company’s consolidated financial statements.

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets, an amendment of FASB Statement No. 140.” This Statement amends FASB Statement No. 140 and requires that all separately recognized servicing rights be initially measured at fair value, if practicable. For each class of separately recognized servicing assets and liabilities, this Statement permits the Company to choose either to report servicing assets and liabilities at fair value or at amortized cost. Under the fair value approach, servicing assets and liabilities will be recorded at fair value at each reporting date with changes in fair value recorded in earnings in the period in which the changes occur. Under the amortized cost method, servicing assets and liabilities are amortized in proportion to and over the period of estimated net servicing income or net servicing loss and are assessed for impairment based on fair value at each reporting date. This Statement is effective as of the beginning of the first fiscal year that begins after September 15, 2006. Management believes the adoption of this Statement will not have a material effect on the Company’s consolidated financial statements.

FASB staff position FAS 123(R)-4, “Classification of Options and Similar Instruments Issued as Employee Compensation That Allow for Cash Settlement upon the Occurrence of a Contingent Event,” was posted February 3, 2006. This FASB Staff Position (“FSP”) addresses the classification of options and similar instruments issued as employee compensation that allow for cash settlement upon the occurrence of a contingent event that is not controlled by the employee. The guidance in this FSP amends paragraphs 32 and A229 of FASB Statement No. 123 (revised 2004), “Share-Based Payment.” The guidance in this FSP shall be applied upon initial adoption of Statement 123(R). The guidance in this FSP is applicable only for options issued as part of employee compensation arrangements. Paragraphs 32 and A229 of Statement 123(R) require options or similar instruments to be classified as liabilities if “the entity can be required under any circumstances to settle the option or similar instrument by transferring cash or other assets”. Since an entity may be required in at least one circumstance (that is, a change in control) to settle its options or similar instruments issued as employee compensation in cash, the option or similar instrument would be classified as a liability when the change in control occurs pursuant to paragraphs 32 and A229 of Statement 123(R). Management has determined the adoption of FSP FAS 123(R)-4 did not have a material effect on the Company’s consolidated financial statements.

In June 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes - an Interpretation of FASB Statement No. 109.” The interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The new interpretation is effective for fiscal years beginning after December 15, 2006. Management has determined the adoption of this Interpretation will not have a material impact on the Company’s consolidated financial statements.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” This Statement is effective for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. This Statement defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. This Statement emphasizes that fair value is a market-based measurement and should be determined based on assumptions that a market participant would use when pricing an asset or liability. This Statement clarifies that market participant assumptions should include assumptions about risk as well as the effect of a restriction on the sale or use of an asset. Additionally, this Statement establishes a fair value hierarchy that provides the highest priority to quoted prices in active markets and the lowest priority to unobservable data. Management is currently in the process of determining what effect the provisions of this statement will have on the Company’s financial position or results of operations.

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106, and 132(R).” This Statement requires an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its balance sheet and to recognize changes in that funded status in the year in which the changes occur through accumulated other comprehensive income. This Statement also requires an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. Additional disclosures about certain effects on net periodic benefit cost for the next fiscal year that arise from delayed recognition of the gains or losses, prior service costs or credits, and transition asset or obligation is also required. This Statement is effective as of the end of the fiscal year ending after December 15, 2006. The adoption of this Statement did not have a material impact on the Company’s consolidated financial statements, increasing AOCI, net of tax of $592,000 and liabilities $980,000.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities—including an amendment of FASB Statement No. 115,” which is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. The fair value option established by this Statement permits all entities to choose to measure eligible items at fair value at specified election dates. A business entity shall report unrealized gains and losses on items for which the fair value option has been elected in earnings (or another performance indicator if the business entity does not report earnings) at each subsequent reporting date. The fair value option a) may be applied instrument by instrument, with a few exceptions, such as investments otherwise accounted for by the equity method; b) is irrevocable (unless a new election date occurs); and c) is applied only to entire instruments and not to portions of instruments. Management is currently in the process of determining what effect the provisions of this statement will have on the Company’s financial position or results of operations.

CRITICAL ACCOUNTING POLICIES
The notes to the consolidated financial statements contain a summary of the Company’s significant accounting policies. Certain of these policies are critical to the portrayal of the Company’s financial condition, since they require management to make difficult, complex or subjective judgments, some of which may relate to matters that are inherently uncertain. Management believes that its critical accounting policies include a determination of the allowance for loan losses, the valuation of mortgage servicing rights (“MSRs”), and the valuation of securities.

Allowance for Loan Losses
A loan is considered impaired when it is probable the Company will be unable to collect all contractual principal and interest payments due in accordance with the terms of the loan agreement. Impaired loans are measured based on the loan’s discounted cash flow or the estimated fair value of the collateral if the loan is collateral dependent. The amount of impairment, if any, and any subsequent changes are included in the allowance for loan losses.

The allowance for loan losses is established through a provision for loan losses. Loan losses are charged against the allowance when management believes the loans are uncollectible. Subsequent recoveries, if any, are credited to the allowance. The allowance for loan losses is maintained at a level management considers to be adequate to absorb probable loan losses inherent in the portfolio, based on evaluations of the collectibility and historical loss experience of loans. The allowance is based on ongoing assessments of the probable estimated losses inherent in the loan portfolio. The Company’s methodology for assessing the appropriate allowance level consists of several key elements, as described below.

All delinquent loans that are 90 days past due are included on the Asset Watch List. The Asset Watch List is reviewed quarterly by the Asset Watch Committee for any classification beyond the regulatory rating based on a loan’s delinquency.

Commercial and commercial real estate loans are individually risk rated pursuant to the loan policy. Homogeneous loans such as consumer and residential mortgage loans are not individually risk rated by management. They are pooled based on historical portfolio data that management believes will provide a good basis for the loans' quality. For all loans not listed individually on the Asset Watch List, historical loss rates based on the last four years are the basis for developing expected charge-offs for each pool of loans.

Historical loss rates for commercial and consumer loans may be adjusted for significant factors that, in management’s judgment, reflect the impact of any current conditions on loss recognition. Factors which management considers in the analysis include the effects of the local economy, trends in the nature and volume of loans (delinquencies, charge-offs, nonaccrual and problem loans), changes in the internal lending policies and credit standards, collection practices, and examination results from bank regulatory agencies and the Company’s credit review function.

Finally, a portion of the allowance is maintained to recognize the imprecision in estimating and measuring loss when evaluating allowances for individual loans or pools of loans. This unallocated allowance is based on factors such as current economic conditions, trends in the Company’s loan portfolio delinquency, losses and recoveries, level of under performing and non-performing loans, and concentrations of loans in any one industry. The unallocated allowance is assigned to the various loan categories based on management’s perception of probable risk in the different loan categories and the principal balance of the loan categories.

Valuation of Mortgage Servicing Rights
The Company recognizes the rights to service mortgage loans as separate assets, which are included in other assets in the consolidated balance sheet. The total cost of loans when sold is allocated between loans and MSR’s based on the relative fair values of each. MSR’s are subsequently carried at the lower of the initial carrying value, adjusted for amortization, or fair value. MSR’s are evaluated for impairment based on the fair value of those rights. The Company uses a present value cash flow valuation model to establish the fair value of the MSR’s. Factors included in the calculation of fair value of the MSR’s include estimating the present value of future net cash flows, market loan prepayment speeds for similar loans, discount rates, servicing costs, and other economic factors. Servicing rights are amortized over the estimated period of net servicing revenue. It is likely that these economic factors will change over the life of the MSR’s, resulting in different valuations of the MSR’s. The differing valuations will affect the carrying value of the MSR’s on the balance sheet as well as the income recorded from loan servicing in the income statement. During 2006, the Company sold its current mortgage servicing portfolio and related nonrecourse mortgage servicing rights for a gain on sale of $2.0 million.

Valuation of Securities
Securities are classified as held-to-maturity or available-for-sale on the date of purchase. Only those securities classified as held-to-maturity are reported at amortized cost. Available-for-sale securities are reported at fair value with unrealized gains and losses included in accumulated other comprehensive income, net of related deferred income taxes, on the consolidated balance sheets. The fair value of a security is determined based on quoted market prices. If quoted market prices are not available, fair value is determined based on quoted prices of similar instruments. Realized securities gains or losses are reported within noninterest income in the consolidated statements of income. The cost of securities sold is based on the specific identification method. Available-for-sale and held-to-maturity securities are reviewed quarterly for possible other-than-temporary impairment. The review includes an analysis of the facts and circumstances of each individual investment such as the severity of loss, the length of time the fair value has been below cost, the expectation for that security’s performance, the creditworthiness of the issuer and the Company’s intent and ability to hold the security to recovery, which may be maturity. A decline in value that is considered to be other-than-temporary is recorded as a loss within noninterest income in the consolidated statements of income. At December 31, 2006, 89% of the unrealized losses in the available-for-sale security portfolio were comprised of municipal bonds, agency mortgage-backed securities and collateralized mortgage obligations and agency bonds. Management believes the price movements in these securities are dependent upon the movement in market interest rates. Management also maintains the intent and ability to hold securities in an unrealized loss position to the earlier of the recovery of losses or maturity.

SUBSEQUENT EVENT
On February 16, 2007, the Bank entered into a separation agreement with an executive vice president of the Bank and the Company. Pursuant to the agreement, six months following the date of the agreement, the Bank will pay the executive vice president a lump sum payment in the amount of $753,431. The Bank also will reimburse the executive vice president for attorney fees and outplacement services up to a maximum aggregate amount of $35,000. As a result, the Company will record a pre-tax charge of $788,431 in operating expenses during the first quarter of 2007. In addition, on February 16, 2007, the Company paid the executive vice president a net cash payment of $548,167 for 78,744 shares of Company common stock which were acquired by the executive vice president on that date upon the exercise of vested stock options. The lump sum cash payment represented $28.75 per share less the option exercise price. The net cash payment associated with the acquisition of 78,744 shares of the Company common stock will result in a net reduction of shareholders’ equity of $548,167 during the first quarter of 2007.

MANAGEMENT'S ASSESSMENT AS TO THE EFFECTIVENESS OF INTERNAL CONTROL OVER FINANCIAL REPORTING
The management of Home Federal Bancorp (the “Company”) is responsible for establishing and maintaining adequate internal control over financial reporting. Internal control over financial reporting as defined in Rule 13A-15(f) or 15d-15(f) promulgated under the Securities Exchange Act of 1934 as a process designed by, or under the supervision of, a company’s principal executive and principal financial officers and effected by a company’s board of directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with accounting principles generally accepted in the United States of America (“Generally Accepted Accounting Principles”) and includes those policies and procedures that:

•	Pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the company;

•
Provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and

•
Provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

The Company’s management assessed the effectiveness of the Company’s internal control over financial reporting as of December 31, 2006. In making this assessment, the Company’s management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control-Integrated Framework.

Based on our assessment, management believes that, as of December 31, 2006, the Company’s internal control over financial reporting is effective based on those criteria.

The Company’s independent registered public accounting firm has issued an audit report on our assessment of the Company’s internal control over financial reporting. This report follows.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders
Home Federal Bancorp
Columbus, Indiana

We have audited management’s assessment, included in the accompanying Management’s Assessment as to the Effectiveness of Internal Control over Financial Reporting that Home Federal Bancorp and subsidiaries (the “Company”) maintained effective internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing, and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed by, or under the supervision of, the company’s principal executive and principal financial officers, or persons performing similar functions, and effected by the company’s board of directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected on a timely basis. Also, projections of any evaluation of the effectiveness of the internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, management’s assessment that the Company maintained effective internal control over financial reporting as of December 31, 2006, is fairly stated, in all material respects, based on the criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Also, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2006, based on the criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements of the Company as of and for the year ended December 31, 2006, and our report dated March 15, 2007 expressed an unqualified opinion on those financial statements.

/s/ Deloitte & Touche LLP
Cincinnati, Ohio
March 15, 2007

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
Home Federal Bancorp
Columbus, Indiana

We have audited the accompanying consolidated balance sheets of Home Federal Bancorp and subsidiaries (the “Company”) as of December 31, 2006 and 2005, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2006. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of  Home Federal Bancorp and subsidiaries at December 31, 2006 and 2005, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company's internal control over financial reporting as of December 31, 2006, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 15, 2007 expressed an unqualified opinion on management's assessment of the effectiveness of the Company's internal control over financial reporting and an unqualified opinion on the effectiveness of the Company's internal control over financial reporting.

/s/ Deloitte & Touche LLP
Cincinnati, Ohio
March 15, 2007

CONSOLIDATED BALANCE SHEETS
(dollars in thousands except share data)

	December 31, 2006	December 31, 2005
Assets:
Cash and due from banks	$106,063	$53,736
Securities available for sale at fair value (amortized cost $57,421 and $126,146)	56,887	123,351
Securities held to maturity at amortized cost (fair value $1,628 and $1,796)	1,635	1,806
Loans held for sale (fair value $7,055 and $4,859)	6,925	4,795
Portfolio loans:
Commercial loans	151,781	105,825
Commercial mortgage loans	227,433	207,144
Residential mortgage loans	166,003	178,752
Second & home equity loans	102,713	87,893
Other consumer loans	34,483	36,126
Unearned income	(153)	(299)
Total portfolio loans	682,260	615,441
Allowance for loan losses	(6,598)	(6,753)
Portfolio loans, net	675,662	608,688

Premises and equipment	17,232	17,781
Accrued interest receivable	4,679	3,942
Goodwill	1,695	1,695
Servicing rights	-	2,725
Other assets	33,689	32,267
Total Assets	$904,467	$850,786

Liabilities:
Deposits:
Demand	$72,804	$64,269
Interest checking	129,025	82,991
Savings	41,710	46,014
Money market	165,605	162,350
Certificates of deposits	293,914	262,888
Retail deposits	703,058	618,512
Brokered deposits	22,357	22,557
Public fund certificates	1,744	14,245
Wholesale deposits	24,101	36,802
Total deposits	727,159	655,314

FHLB borrowings	68,667	86,633
Short term borrowings	-	166
Long term debt	-	14,242
Junior subordinated debt	15,464	-
Accrued taxes, interest and expenses	4,462	2,084
Other liabilities	17,434	19,309
Total liabilities	833,186	777,748

Commitments and Contingencies

Shareholders' equity
No par preferred stock; Authorized: 2,000,000 shares
Issued and outstanding: None
No par common stock; Authorized: 15,000,000 shares
Issued and outstanding: 3,610,218 and 3,815,657	17,081	15,152
Retained earnings, restricted	55,137	59,723
Accumulated other comprehensive loss, net	(937)	(1,837)
Total shareholders' equity	71,281	73,038
Total Liabilities and Shareholders' Equity	$904,467	$850,786

See notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF INCOME
(dollars in thousands except per share data)

	Year Ended	Year Ended	Year Ended
	Dec 2006	Dec 2005	Dec 2004
Interest Income:
Short term investments	$1,163	$714	$265
Securities	4,246	4,652	4,109
Commercial loans	10,015	6,939	5,544
Commercial mortgage loans	14,312	13,697	13,811
Residential mortgage loans	10,939	10,828	10,926
Second and home equity loans	7,021	5,656	5,439
Other consumer loans	2,659	2,490	2,652
Total interest income	50,355	44,976	42,746

Interest Expense:
Checking and savings accounts	1,592	543	375
Money market accounts	4,982	2,438	1,067
Certificates of deposit	11,343	8,080	7,270
Total interest on retail deposits	17,917	11,061	8,712

Brokered deposits	1,118	1,326	1,633
Public funds	344	878	487
Total interest on wholesale deposits	1,462	2,204	2,120
Total interest on deposits	19,379	13,265	10,832

FHLB borrowings	4,284	5,743	7,627
Other borrowings	5	1	1
Long term debt	650	808	699
Junior subordinated debt	326	-	-
Total interest expense	24,644	19,817	19,159

Net interest income	25,711	25,159	23,587
Provision for loan losses	850	808	1,770
Net interest income after provision for loan losses	24,861	24,351	21,817

Non Interest Income:
Gain on sale of loans	1,430	1,539	2,651
Loss on sale of securities	(1,956)	-	-
Gain on sale of mortgage servicing	1,957	-	-
Investment advisory services	1,363	1,125	993
Service fees on deposit accounts	6,124	4,363	3,685
Loan servicing income, net of impairment	1,233	1,354	654
Miscellaneous	2,152	2,842	2,435
Total non interest income	12,303	11,223	10,418

Non Interest Expenses:
Compensation and employee benefits	15,900	14,502	13,419
Occupancy and equipment	3,908	3,679	3,166
Service bureau expense	1,506	2,017	1,843
Marketing	1,268	1,110	718
Miscellaneous	5,324	5,195	5,382
Total non interest expenses	27,906	26,503	24,528

Income before income taxes	9,258	9,071	7,707
Income tax provision	2,817	2,969	2,544

Net Income	$6,441	$6,102	$5,163

Basic Earnings per Common Share	$1.74	$1.57	$1.25
Diluted Earnings per Common Share	$1.70	$1.53	$1.21
Basic weighted average number of shares	3,707,325	3,897,501	4,117,085
Dilutive weighted average number of shares	3,788,556	3,993,055	4,263,123
Dividends per share	$0.79	$0.75	$0.75

See notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
(dollars in thousands except share data)

	Shares Outstanding	Common Stock	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Shareholders' Equity

Balance at December 2003	4,312,805	$12,616	$71,436	$(30)	$84,022

Comprehensive income:
Net income			5,163		5,163
Change in unrealized loss on securities available for sale, net of reclassification adjustment and tax effect of $233				(449)	(449)
Change in fair value of cash flow hedge, net of tax of $125				191	191
Total comprehensive income					4,905
Stock options exercised	83,485	1,293			1,293
Stock repurchased	(368,299)	(549)	(9,404)		(9,953)
Tax benefit related to exercise of non-qualified stock options		154			154
Cash dividends ($.750 per share)			(3,057)		(3,057)

Balance at December 2004	4,027,991	13,514	64,138	(288)	77,364

Comprehensive income:
Net income			6,102		6,102
Change in unrealized loss on securities available for sale, net of reclassification adjustment and tax effect of $864				(1,637)	(1,637)
Change in fair value of cash flow hedge, net of tax of $58				88	88
Total comprehensive income					4,553
Stock options exercised	109,066	1,846			1,846
Stock repurchased	(321,400)	(478)	(7,608)		(8,086)
Tax benefit related to exercise of non-qualified stock options		270			270
Cash dividends ($.750 per share)			(2,909)		(2,909)

Balance at December 2005	3,815,657	15,152	59,723	(1,837)	73,038

Comprehensive income:
Net income			6,441		6,441
Change in unrealized loss on securities available for sale, net of reclassification adjustment and tax effect of $781				1,481	1,481
Change in fair value of cash flow hedge, net of tax of $7				11	11
Total comprehensive income					7,933
Cumulative effect in change in accounting for SRP obligations, net of tax of $388				(592)	(592)
Stock options exercised	104,724	1,962			1,962
Stock repurchased	(310,163)	(462)	(8,114)		(8,576)
Stock compensation expense		296			296
Tax benefit related to exercise of non-qualified stock options		133			133
Cash dividends ($.788 per share)			(2,913)		(2,913)
Balance at December 2006	3,610,218	$17,081	$55,137	$(937)	$71,281

See notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in thousands)

	Year Ended	Year Ended	Year Ended
	Dec 2006	Dec 2005	Dec 2004
Cash Flows From Operating Activities:
Net income	$6,441	$6,102	$5,163
Adjustments to reconcile net income to net cash from operating activities:
Accretion of discounts, amortization and depreciation	1,816	1,808	2,161
Provision for loan losses	850	808	1,770
Stock based compensation expense	296	-	-
(Benefit)/provision for deferred income taxes	(2,041)	174	(518)
Net gain from sale of loans	(1,430)	(1,539)	(2,651)
Net loss from sale of securities	1,956	-	-
(Income)/loss from joint ventures and net (gain)/loss from real estate owned	114	(566)	(384)
Loan fees deferred (recognized), net	(418)	(216)	(79)
Proceeds from sale of loans held for sale	96,389	97,079	143,661
Origination of loans held for sale	(97,089)	(97,717)	(137,355)
Increase in accrued interest and other assets	(2,346)	(1,351)	(1,004)
Increase (decrease) in other liabilities	(86)	7,443	(524)
Net Cash From Operating Activities	4,452	12,025	10,240

Cash Flows From Investing Activities:
Net principal received (disbursed) on loans	(55,080)	22,062	8,607
Proceeds from:
Maturities/Repayments of:
Securities held to maturity	268	461	523
Securities available for sale	25,086	25,895	26,266
Sales of:
Securities available for sale	105,649	10,048	23,256
Real estate owned and other asset sales	778	1,706	1,422
Federal Home Loan Bank stock	1,636	-	-
Purchases of:
Loans	(11,268)	(1,720)	(9,116)
Securities held to maturity	(100)	(490)	(471)
Securities available for sale	(64,151)	(37,208)	(51,998)
Return of investment in joint ventures	586	1,507	2,124
Investment in cash surrender value of life insurance	-	(655)	-
Acquisition of property and equipment	(1,078)	(2,353)	(3,400)
Net Cash From Investing Activities	2,326	19,253	(2,787)

Cash Flows From (Used In) Financing Activities:
Net increase in deposits	71,845	17,158	51,515
Proceeds from advances from FHLB	65,000	14,000	19,500
Repayment of advances from FHLB	(82,966)	(52,813)	(48,350)
Repayment of long term debt	(14,242)	-	-
Proceeds from issuance of junior subordinated debt	15,464	-	-
Net proceeds from (net repayment of) overnight borrowings	(166)	(45)	(413)
Common stock options exercised	1,962	1,846	1,293
Repurchase of common stock	(8,576)	(8,086)	(9,953)
Excess tax benefit related to stock based compensation	133	270	154
Payment of dividends on common stock	(2,905)	(2,192)	(3,057)
Net Cash From (Used In) Financing Activities	45,549	(29,862)	10,689

NET INCREASE IN CASH AND CASH EQUIVALENTS	52,327	1,416	18,142
Cash and cash equivalents, beginning of period	53,736	52,320	34,178
Cash and Cash Equivalents, End of Period	$106,063	$53,736	$52,320

Supplemental Information:
Cash paid for interest	$24,692	$19,955	$19,207
Cash paid for income taxes	$2,380	$2,236	$1,939
Assets acquired through foreclosure	$1,114	$1,262	$2,086
Sale of joint venture, financed by the Company	$1,058	$-	$-
Goodwill and identifiable intangible assets	$-	$400	$-
Real estate owned transferred to property and equipment, net	$-	$1,173	$-
Dividends payable	$725	$717	$-

See notes to consolidated financial statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For The Years Ended December 31, 2006, 2005 and 2004

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
The accounting policies of Home Federal Bancorp and subsidiaries  (the “Company") conform to accounting principles generally accepted in the United States of America and prevailing practices within the banking industry. A summary of the more significant accounting policies follows:

Basis of Presentation
The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, HomeFed Financial Corp. and HomeFederal Bank (the “Bank") and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated.

Description of Business
The Company is a bank holding company. The Company provides financial services to south-central Indiana through its main office in Columbus and 18 other full service banking offices and a commercial loan office in Indianapolis. The Company also has a fully owned subsidiary,  Home Investments, Inc., a Nevada corporation, that holds, services, manages, and invests a portion of the Bank’s investment portfolio.

Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. Estimates most susceptible to change in the near term include the allowance for loan losses, the valuation of mortgage servicing rights, and the valuation of securities.

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

Loans Held for Sale
Loans held for sale consist of mortgage loans conforming to established guidelines and held for sale to the secondary market. Mortgage loans held for sale are carried at the lower of cost or fair value determined on an aggregate basis. Gains and losses on the sale of these mortgage loans are included in non interest income.

Valuation of Mortgage Servicing Rights
The Company recognizes the rights to service mortgage loans as separate assets, which are included in other assets in the consolidated balance sheet. The total cost of loans when sold is allocated between loans and MSR’s, based on the relative fair values of each. MSR’s are subsequently carried at the lower of the initial carrying value, adjusted for amortization, or fair value. MSR’s are evaluated for impairment based on the fair value of those rights. The Company uses a present value cash flow valuation model to establish the fair value of the MSR’s. Factors included in the calculation of fair value of the MSR’s include estimating the present value of future net cash flows, market loan prepayment speeds for similar loans, discount rates, servicing costs, and other economic factors. Servicing rights are amortized over the estimated period of net servicing revenue. It is likely that these economic factors will change over the life of the MSR’s, resulting in different valuations of the MSR’s. The differing valuations will affect the carrying value of the MSR’s on the balance sheet as well as the income recorded from loan servicing in the consolidated statements of income. During 2006, the Company sold its mortgage servicing portfolio and related nonrecourse mortgage servicing rights for a gain on sale of $2.0 million.

Loans
Interest on real estate, commercial and installment loans is accrued over the term of the loans on a level yield basis. The recognition of interest income is discontinued when, in management’s judgment, the interest will not be collectible in the normal course of business.

Loan Origination Fees
Nonrefundable origination fees, net of certain direct origination costs, are deferred and recognized as a yield adjustment over the contractual life of the underlying loan. Any unamortized fees on loans sold are credited to gain on sale of loans at the time of sale.

Uncollected Interest
A reversal of uncollected interest is generally provided on loans which are more than 90 days past due. The only loans which are 90 days past due and are still accruing interest, are loans where the Company is guaranteed reimbursement of interest by either a mortgage insurance contract or by a government agency. If neither of these criteria is met, a charge to interest income equal to all interest previously accrued and unpaid is made, and income is subsequently recognized only to the extent that cash payments are received until, in management's judgment, the borrower's ability to make periodic interest and principal payments returns to normal, in which case the loan is returned to accrual status.

Allowance for Loan Losses
A loan is considered impaired when it is probable the Company will be unable to collect all contractual principal and interest payments due in accordance with the terms of the loan agreement. Impaired loans are measured based on the loan’s discounted cash flow or the estimated fair value of the collateral if the loan is collateral dependent. The amount of impairment, if any, and any subsequent changes are included in the allowance for loan losses.

The allowance for loan losses is established through a provision for loan losses. Loan losses are charged against the allowance when management believes the loans are uncollectible. Subsequent recoveries, if any, are credited to the allowance. The allowance for loan losses is maintained at a level management considers to be adequate to absorb probable loan losses inherent in the portfolio, based on evaluations of the collectibility and historical loss experience of loans. The allowance is based on ongoing assessments of the probable estimated losses inherent in the loan portfolio. The Company’s methodology for assessing the appropriate allowance level consists of several key elements, as described below.

All delinquent loans that are 90 days past due are included on the Asset Watch List. The Asset Watch List is reviewed quarterly by the Asset Watch Committee for any classification beyond the regulatory rating based on the loans' delinquency.

Commercial and commercial real estate loans are individually risk rated pursuant to the loan policy. Homogeneous loans such as consumer and residential mortgage loans are not individually risk rated by management. They are pooled based on historical portfolio data that management believes will provide a good basis for the loans' quality. For all loans not listed individually on the Asset Watch List, historical loss rates based on the last four years are the basis for developing expected charge-offs for each pool of loans.

Historical loss rates for commercial and consumer loans may be adjusted for significant factors that, in management’s judgment, reflect the impact of any current conditions on loss recognition. Factors which management considers in the analysis include the effects of the local economy, trends in the nature and volume of loans (delinquencies, charge-offs, nonaccrual and problem loans), changes in the internal lending policies and credit standards, collection practices, and examination results from bank regulatory agencies and the Company’s credit review function.

Finally, a portion of the allowance is maintained to recognize the imprecision in estimating and measuring loss when evaluating allowances for individual loans or pools of loans. This unallocated allowance is based on factors such as current economic conditions, trends in the Company’s loan portfolio delinquency, losses and recoveries, level of under performing and non-performing loans, and concentrations of loans in any one industry. The unallocated allowance is assigned to the various loan categories based on management’s perception of probable risk in the different loan categories and the principal balance of the loan categories.

Valuation of Securities
Securities are classified as held-to-maturity or available-for-sale on the date of purchase. Only those securities classified as held-to-maturity are reported at amortized cost. Available-for-sale securities are reported at fair value with unrealized gains and losses included in accumulated other comprehensive income, net of related deferred income taxes, on the consolidated balance sheets. The fair value of a security is determined based on quoted market prices. If quoted market prices are not available, fair value is determined based on quoted prices of similar instruments. Realized securities gains or losses are reported within noninterest income in the consolidated statements of income. The cost of securities sold is based on the specific identification method. Available-for-sale and held-to-maturity securities are reviewed quarterly for possible other-than-temporary impairment. The review includes an analysis of the facts and circumstances of each individual investment such as the severity of loss, the length of time the fair value has been below cost, the expectation for that security’s performance, the creditworthiness of the issuer and the Company’s intent and ability to hold the security to recovery, which may be maturity. A decline in value that is considered to be other-than-temporary is recorded as a loss within noninterest income in the consolidated statements of income. At December 31, 2006, 89% of the unrealized losses in the available-for-sale security portfolio were comprised of municipal bonds, agency mortgage-backed securities and collateralized mortgage obligations and agency bonds. Management believes the price movements in these securities are dependent upon the movement in market interest rates. Management also maintains the intent and ability to hold securities in an unrealized loss position to the earlier of the recovery of losses or maturity.

Real Estate Owned
Real estate owned represents real estate acquired through foreclosure or deed in lieu of foreclosure and is recorded at the lower of fair value less cost to sell or carrying amount. When property is acquired, it is recorded at net realizable value at the date of acquisition, with any resulting write-down charged against the allowance for loan losses. Any subsequent deterioration of the property is charged directly to real estate owned expense, which is included in miscellaneous noninterest expenses on the consolidated statements of income. Costs relating to the development and improvement of real estate owned are capitalized, whereas costs relating to holding and maintaining the properties are charged to expense.

Premises and Equipment
Premises and equipment are carried at cost less accumulated depreciation. Depreciation is computed on the straight-line method over estimated useful lives that range from three to thirty-nine years. Leasehold improvements are amortized over the shorter of the life of the lease or the life of the asset. In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” the Company tests its long-lived assets for impairment through both a probability-weighted and primary-asset approach whenever events or changes in circumstances dictate. Maintenance, repairs and minor improvements are charged to non interest expenses as incurred.

Derivative Financial Instruments
Statement of Financial Accounting Standards (“SFAS”) No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts. The Company records all derivatives, whether designated as a hedge, or not, on the balance sheet at fair value. The Company designates its fixed rate and variable rate interest rate swaps as fair value and cash flow hedge instruments, respectively. If the derivative is designated as a fair value hedge, the changes in fair value of the derivative and of the hedged item attributable to the hedged risk are recognized in earnings. If the derivative is designated as a cash flow hedge, the changes in fair value of the derivative and of the hedged item attributable to the hedged risk are recorded in Accumulated Other Comprehensive Income, (“AOCI”), net of income taxes.

The Company has only limited involvement with derivative financial instruments and does not use them for trading purposes. The Company has entered into interest rate swap agreements as a means of managing its interest rate exposure on certain fixed rate commercial loans and variable rate debt obligations. As of December 31, 2006, the notional amount of the Company’s two outstanding fair value interest rate swaps on commercial loans was $4.8 million with maturities in 2008 and 2009, as discussed in Note 3. The Company’s cash flow interest rate swap matured in 2006.

As of December 31, 2006, the fair value of the derivative designated in the fair value hedge was a liability of $86,000. The total income statement impact resulting from the ineffectiveness from the fair value hedge was zero. The Company has adopted the short cut method of hedge accounting, which allows management to assume there is no ineffectiveness resulting from the fair value hedge in accordance with SFAS No. 133.

Goodwill and Other Intangible Assets
In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets,” the Company annually, as of September 30th, evaluates goodwill for impairment. Management determined that there was no impairment charge resulting from its annual impairment test.

In the fourth quarter of 2005, the Company purchased a retail brokerage business on the south side of Indianapolis. This purchase increased goodwill $300,000. This purchase also included an intangible asset, customer list, valued at $200,000 which is being amortized over four years using the straight line method. The impairment analysis for the brokerage business goodwill is performed annually as of December 31.

Income Taxes
The Company and its wholly-owned subsidiaries file consolidated income tax returns. Deferred income tax assets and liabilities are determined using the balance sheet method and are reported in other assets in the Consolidated Balance Sheets. Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax basis of assets and liabilities and recognizes enacted changes in tax rates and laws. Deferred tax assets are recognized to the extent they exist and are subject to a valuation allowance based on management’s judgment that realization is more-likely-than-not.

Changes in Presentation
Certain amounts and items appearing in the prior periods’ financial statements have been reclassified to conform to the current presentation. Such items include reclassification between non interest income and non interest expenses, and do not impact net income. Other items include reclassification between liability accounts which do not impact total assets, total liabilities or total shareholders’ equity and reclassification between net cash from operating activities and net cash from financing activities which do not impact net income or cash and cash equivalents.

Earnings per Common Share
Earnings per share of common stock are based on the weighted average number of basic shares and dilutive shares outstanding during the year.

The following is a reconciliation of the weighted average common shares for the basic and diluted earnings per share computations:

	Year Ended Dec 2006	Year Ended Dec 2005	Year Ended Dec 2004
Basic Earnings per Share:
Weighted average common shares	3,707,325	3,897,501	4,117,085

Diluted Earnings per Share:
Weighted average common shares	3,707,325	3,897,501	4,117,085
Dilutive effect of stock options	81,231	95,554	146,038
Weighted average common and incremental shares	3,788,556	3,993,055	4,263,123

Anti-dilutive options are summarized as follows:

As Of	Dec 2006	Dec 2005	Dec 2004
Anti-dilutive options	10,000	128,974	92,599

Comprehensive Income
The following is a summary of the Company's accumulated other comprehensive income: (dollars in thousands)

	Accumulated Balance
	Year Ended Dec 2006	Year Ended Dec 2005	Year Ended Dec 2004
Unrealized holding losses from securities available for sale	$(534)	$(2,796)	$(296)
Cumulative effect in change in accounting for SRP obligations	(980)	-	-
Unrealized losses from cash flow hedge	-	(18)	(163)
Net unrealized losses	(1514)	(2,814)	(459)
Tax effect	577	977	171
Accumulated other comprehensive loss, net of tax	$(937)	$(1,837)	$(288)

Segments
In accordance with SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information,” management has concluded that the Company is comprised of a single operating segment, community banking activities, and has disclosed all required information relating to its one operating segment. Management considers parent company activity to represent an overhead function rather than an operating segment. The Company operates in one geographical area and does not have a single external customer from which it derives 10 percent or more of its revenue.

Stock Based Compensation
The Company has stock-based employee compensation plans, which are described more fully in Note 14. Prior to January 1, 2006, the Company accounted for the plans under the recognition and measurement provisions of APB Opinion No. 25, “Accounting for Stock Issued to Employees”, and related Interpretations (“APB 25”). Accordingly, because all stock options granted had an exercise price equal to the market value of the underlying common stock on the date of the grant, no expense related to employee stock options was recognized. Effective January 1, 2006, the Company adopted the fair value recognition provisions of Statement of Financial Accounting Standards No. 123(R) “Share-Based Payment” (“SFAS 123(R)”). Under the modified prospective method of adoption selected by the Company, compensation expense related to stock options is recognized beginning January 1, 2006 for any new awards issued after this date, as well as for any previously-issued awards vesting on or after January 1, 2006. Compensation cost in previous periods related to stock options continues to be disclosed on a pro-forma basis only. As required by SFAS 123(R), the Company also estimates forfeitures over the vesting period of awards.

The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of SFAS Statement No. 123, “Accounting for Stock-Based Compensation,” to stock-based employee compensation. (dollars in thousands)

(dollars in thousands, except share data)	Year Ended Dec 2005	Year Ended Dec 2004
Net income, as reported	$6,102	$5,163
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(226)	(55)
Pro Forma Net Income	$5,876	$5,108
Earnings per share:
Basic---as reported	$1.57	$1.25
Basic---pro forma	$1.51	$1.24

Diluted---as reported	$1.53	$1.21
Diluted---pro forma	$1.47	$1.20

The pro forma amounts are not representative of the effects on reported net income for current or future years.

New Accounting Pronouncements

In February 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments, an amendment of FASB Statement No. 133 and 140.” This Statement amends FASB Statements No. 133, “Accounting for Derivative Instruments and Hedging Activities,” and No. 140 as well as resolves issues addressed in Statement No. 133 Implementation Issue No. D1, “Application of Statement No. 133 to Beneficial Interests in Securitized Financial Assets.” Specifically, this Statement: i) permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation; ii) clarifies which interest-only strips and principal-only strips are not subject to the requirements of Statement No. 133; iii) establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation; iv) clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives; and v) amends Statement No. 140 to eliminate the prohibition on a qualifying special purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. This Statement is effective for all financial instruments acquired or issued after the beginning of the first fiscal year that begins after September 15, 2006. Management believes the adoption of this Statement will not have a material effect on the Company’s consolidated financial statements.

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets, an amendment of FASB Statement No. 140.” This Statement amends FASB Statement No. 140 and requires that all separately recognized servicing rights be initially measured at fair value, if practicable. For each class of separately recognized servicing assets and liabilities, this Statement permits the Company to choose either to report servicing assets and liabilities at fair value or at amortized cost. Under the fair value approach, servicing assets and liabilities will be recorded at fair value at each reporting date with changes in fair value recorded in earnings in the period in which the changes occur. Under the amortized cost method, servicing assets and liabilities are amortized in proportion to and over the period of estimated net servicing income or net servicing loss and are assessed for impairment based on fair value at each reporting date. This Statement is effective as of the beginning of the first fiscal year that begins after September 15, 2006. Management believes the adoption of this Statement will not have a material effect on the Company’s consolidated financial statements.

FASB staff position FAS 123(R)-4, “Classification of Options and Similar Instruments Issued as Employee Compensation That Allow for Cash Settlement upon the Occurrence of a Contingent Event,” was posted February 3, 2006. This FASB Staff Position (“FSP”) addresses the classification of options and similar instruments issued as employee compensation that allow for cash settlement upon the occurrence of a contingent event that is not controlled by the employee. The guidance in this FSP amends paragraphs 32 and A229 of FASB Statement No. 123 (revised 2004), “Share-Based Payment.” The guidance in this FSP shall be applied upon initial adoption of Statement 123(R). The guidance in this FSP is applicable only for options issued as part of employee compensation arrangements. Paragraphs 32 and A229 of Statement 123(R) require options or similar instruments to be classified as liabilities if “the entity can be required under any circumstances to settle the option or similar instrument by transferring cash or other assets.” Since an entity may be required in at least one circumstance (that is, a change in control) to settle its options or similar instruments issued as employee compensation in cash, the option or similar instrument would be classified as a liability when the change in control occurs pursuant to paragraphs 32 and A229 of Statement 123(R). Management has determined the adoption of FSP FAS 123(R)-4 did not have a material effect on the Company’s consolidated financial statements.

In June 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes - an Interpretation of FASB Statement No. 109.” The interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The new interpretation is effective for fiscal years beginning after December 15, 2006. Management has determined the adoption of this interpretation will not have a material impact on the Company’s consolidated financial statements.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” This Statement is effective for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. This Statement defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. This Statement emphasizes that fair value is a market-based measurement and should be determined based on assumptions that a market participant would use when pricing an asset or liability. This Statement clarifies that market participant assumptions should include assumptions about risk as well as the effect of a restriction on the sale or use of an asset. Additionally, this Statement establishes a fair value hierarchy that provides the highest priority to quoted prices in active markets and the lowest priority to unobservable data. Management is currently in the process of determining what effect the provisions of the new interpretation will have on the Company’s financial position or results of operations.

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106, and 132(R).” This Statement requires an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its balance sheet and to recognize changes in that funded status in the year in which the changes occur through accumulated other comprehensive income. This Statement also requires an employer to measure the funded status of a plan as of the date of its year-end balance sheet, with limited exceptions. Additional disclosures about certain effects on net periodic benefit cost for the fiscal year that arise from delayed recognition of the gains or losses, prior service costs or credits, and transition asset or obligation is also required. This Statement is effective as of the end of the first fiscal year ending after December 15, 2006. Management has determined the adoption of this Statement did not have a material effect on the Company's consolidated financial statements, increasing AOCI, net of tax of $592,000 and liabilities $980,000.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities—including an amendment of FASB Statement No. 115,” which is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. The fair value option established by this Statement permits all entities to choose to measure eligible items at fair value at specified election dates. A business entity shall report unrealized gains and losses on items for which the fair value option has been elected in earnings (or another performance indicator if the business entity does not report earnings) at each subsequent reporting date. The fair value option a) may be applied instrument by instrument, with a few exceptions, such as investments otherwise accounted for by the equity method; b) is irrevocable (unless a new election date occurs); and c) is applied only to entire instruments and not to portions of instruments. Management is currently in the process of determining what effect the provisions of this statement will have on the Company’s financial position or results of operations.

2. SECURITIES
Securities are summarized as follows: (dollars in thousands)

	Dec 2006				Dec 2005
	Amortized	Gross Unrealized		Fair	Amortized	Gross Unrealized		Fair
	Cost	Gains	(Losses)	Value	Cost	Gains	(Losses)	Value
Held to Maturity:
Municipal bonds	$775	$-	$-	$775	$775	$-	$-	$775
Certificate of deposit	100	-	-	100	100	-	-	100
Mortgage backed securities	760	7	(14)	753	931	11	(21)	921
Total Held to Maturity	$1,635	$7	$(14)	$1,628	$1,806	$11	$(21)	$1,796

Available for Sale:
Agency bonds	$6,063	$4	$(31)	$6,036	$44,742	$-	$(847)	$43,895
Municipal bonds	23,110	51	(160)	23,001	22,834	14	(349)	22,499
Collateralized mortgage obligations	7,012	-	(135)	6,877	23,645	2	(598)	23,049
Mortgage backed securities	14,073	36	(181)	13,928	28,117	52	(950)	27,219
Corporate debt	1,959	6	(30)	1,935	1,929	-	(33)	1,896
Bond mutual funds	5,129	-	(94)	5,035	4,804	-	(86)	4,718
Equity securities	75	-	-	75	75	-	-	75
Total Available for Sale	$57,421	$97	$(631)	$56,887	$126,146	$68	$(2,863)	$123,351

Certain securities, with amortized cost of $2.2 million and fair value of $2.1 million at December 31, 2006, and amortized cost of $6.6 million and fair value of $6.5 million at December 31, 2005 were pledged as collateral for the Company's treasury, tax and loan account at the Federal Reserve, for Federal Home Loan Bank Advances, and for certain trust, IRA and KEOGH accounts.

The amortized cost and fair value of securities at December 31, 2006 by contractual maturity are summarized as follows: (dollars in thousands)

	Held to Maturity			Available for Sale
	Amortized Cost	Fair Value	Yield	Amortized Cost	Fair Value	Yield

Agency bonds:
Due after 1 year through 5 years	$-	$-	-	$6,063	$6,036	4.58%
Municipal bonds:
Due after 1 year through 5 years	260	260	7.35%	7,495	7,392	4.72%
Due after 5 years through 10 years	515	515	7.57%	15,615	15,609	5.51%
Certificate of deposit:
Due in one year or less	100	100	5.35%	-	-	-
Collateralized mortgage obligations	-	-	-	7,012	6,877	4.32%
Mortgage backed securities	760	753	5.60%	14,073	13,928	5.04%
Corporate debt:
Due after 10 years	-	-	-	1,959	1,935	5.90%
Bond mutual funds	-	-	-	5,129	5,035	5.05%
Equity securities	-	-	-	75	75	-
Total	$1,635	$1,628	6.48%	$57,421	$56,887	5.01%

Activities related to the sales of securities available for sale are summarized as follows: (dollars in thousands)

	Year Ended	Year Ended	Year Ended
	Dec 2006	Dec 2005	Dec 2004
Proceeds from sales	$105,649	$10,048	$23,256
Gross losses on sales	1,956	-	-

Taxable interest income and non-taxable interest income earned on the investment portfolio is summarized as follows: (in thousands)

	Year Ended	Year Ended	Year Ended
	Dec 2006	Dec 2005	Dec 2004
Taxable interest income	$3,389	$4,111	$3,614
Non-taxable interest income	857	541	495
Total Interest Income	$4,246	$4,652	$4,109

Unrealized losses in the portfolio resulted from increases in market interest rates and not from deterioration in the creditworthiness of the issuer. Of the securities in a loss position at December 31, 2006, 100% are highly rated securities. The total number of security positions in the investment portfolio that were in an unrealized loss position at December 31, 2006 is 76. Unrealized losses will decline as interest rates fall to the purchased yield and as the securities approach maturity. At December 31, 2006, Management has the intent and ability to hold securities in an unrealized loss position to recovery, which may be maturity. Investments that have been in a continuous unrealized loss position for longer than one month as of December 31, 2006 are summarized as follows: (dollars in thousands)

	Less than Twelve Months		Twelve Months Or Longer		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Agency bonds	$994	$-	$2,370	$(31)	$3,364	$(31)
Collateralized mortgage obligations	382	(1)	6,494	(134)	6,876	(135)
Mortgage backed securities	4,484	(15)	6,967	(180)	11,451	(195)
Corporate debt	-	-	970	(30)	970	(30)
Municipal bonds	2,198	(7)	14,298	(153)	16,496	(160)
Bond mutual funds	-	-	3,880	(94)	3,880	(94)
Total Temporarily Impaired Securities	$8,058	$(24)	$34,979	$(621)	$43,037	$(645)

3.	PORTFOLIO LOANS

The Company originates both adjustable and fixed rate loans. The adjustable rate loans have interest rate adjustment limitations and are indexed to various indices. Adjustable residential mortgages are generally indexed to the one year Treasury constant maturity rate; adjustable consumer loans are generally indexed to the prime rate; adjustable commercial loans are generally indexed to either the prime rate or the one, three or five year Treasury constant maturity rate. Future market factors may affect the correlation of the interest rates the Company pays on the short-term deposits that have been primarily utilized to fund these loans.

The principal balance of loans on nonaccrual status totaled approximately $2.9 million at December 31, 2006, $3.1 million at December 31, 2005, and $9.5 at December 31, 2004. The Company would have recorded interest income of $372,000, $465,000, and $906,000 for the years ended December 31, 2006, 2005 and 2004. If loans on non-accrual status had been current in accordance with their original terms. Actual interest recognized was $133,000, $160,000, and $407,000 for the years ended December 31, 2006, 2005, and 2004, respectively. The Company agreed to modify the terms of certain loans to customers who were experiencing financial difficulties. Modifications included forgiveness of interest, reduced interest rates and/or extensions of the loan term. The principal balance at December 31, 2006, December 31, 2005, and December 31, 2004 on these restructured loans was $440,000 $809,000, and $3.1 million, respectively.

The Company's primary lending area is south-central Indiana. Virtually all of the Company's loans originated and purchased are to borrowers located within the state of Indiana. Of the residential mortgages, $1.1 million and $1.3 million were collateralized by unimproved land at December 31, 2006 and 2005, respectively. The Company originates and purchases commercial mortgage loans, which totaled $227.4 million and $207.1 million at December 31, 2006 and 2005, respectively. These loans are considered by management to be of somewhat greater risk of collectibility due to the dependency on income production or future development of the real estate. Of the commercial real estate loans, $18.6 million and $19.6 million were collateralized by multi-family residential property at December 31, 2006 and 2005, respectively, $43.7 million and $29.1 million were collateralized by property under construction at December 31, 2006 and 2005, respectively, and $403,000 and $292,000 were collateralized by unimproved land at December 31, 2006 and 2005, respectively. The Company also purchases and originates commercial loans. Collateral for the Company's commercial loans includes manufacturing equipment, real estate, inventory, accounts receivable, and securities. Terms of these loans are normally for up to ten years and have adjustable rates tied to the reported prime rate and Treasury indices. Generally, commercial loans are considered to involve a higher degree of risk than residential real estate loans. However, commercial loans generally carry a higher yield and are made for a shorter term than real estate loans. As of December 31, 2006 and 2005, the Company’s total loan portfolio consisted of commercial loans of $151.8 million and $105.8 million, respectively.

Certain residential mortgage products have contractual features that may increase credit exposure to the Company in the event of a decline in housing prices. These type of mortgage products offered by the Company include high loan-to-value (“LTV”) ratios and multiple loans on the same collateral that when combined result in a high LTV. Typically a residential mortgage loan is combined with a home equity loan for a LTV at origination of over 90% and less than or equal to 100%. The balance including unused lines of these loans over 90% LTV at origination as of December 31, 2006 was $10.8 million.

The Company has entered into two fair value interest rate swap agreements with a counterparty hedging two fixed rate commercial loans. In the first agreement the Company will receive variable rate payments at the thirty-day London inter bank offering rate (“LIBOR”) index and make fixed rate payments at 6.28%. The notional amount on the swap was $3.0 million as of December 31, 2006. The thirty-day LIBOR was 5.32% at December 31, 2006. The termination date of the first swap agreement is July 1, 2008. In the second agreement the Company will receive variable rate payments at thirty day LIBOR and make fixed rate payments at 6.24%. The notional amount of the swap was $1.8 million as of December 31, 2006. The termination date of the second swap agreement is January 2, 2009. The two interest rate swaps are settled on a net basis. The Company is exposed to losses, in the event of nonperformance by the counterparty, for the net interest rate differential when floating rates exceed the fixed maximum rate. However, the Company does not anticipate nonperformance by the counterparty.

Under the capital standards provisions of FIRREA, the loans-to-one-borrower limitation is generally 15% of unimpaired capital and surplus, which, for the Company, was approximately $13.5 million and $13.4 million at December 31, 2006 and 2005, respectively. As of December 31, 2006 and 2005, the Company was in compliance with this limitation.

Aggregate loans to officers and directors included above were $5.3 million and $3.9 million as of December 31, 2006 and 2005, respectively. Such loans are made in the ordinary course of business and are made on substantially the same terms as those prevailing at the time for comparable transactions with other borrowers. For the year ended December 31, 2006, loans of $2.4 million were disbursed to officers and directors and repayments of $1.0 million were received from officers and directors.

An analysis of the allowance for loan losses is as follows: (dollars in thousands)

	Year Ended Dec 2006	Year Ended Dec 2005	Year Ended Dec 2004
Beginning balance	$6,753	$7,864	$7,506
Provision for loan losses	850	808	1,770
Charge-offs	(1,327)	(2,048)	(1,524)
Recoveries	322	129	112
Ending Balance	$6,598	$6,753	$7,864

The following is a summary of information pertaining to impaired loans: (dollars in thousands)

As Of	Dec 2006	Dec 2005	Dec 2004
Impaired loans with a valuation reserve	$3,088	$3,523	$9,535
Impaired loans with no valuation reserve	204	356	3,141
Total Impaired Loans	$3,292	$3,879	$12,676

Valuation reserve on impaired loans	$381	$570	$1,280

Average impaired loans	$3,508	$6,905	$8,315

All loans were analyzed based on collateral analysis.

4.	MORTGAGE BANKING ACTIVITIES
During 2006, the Company sold its mortgage servicing portfolio and related nonrecourse mortgage servicing rights for a gain on sale of $2.0 million. At December 31, 2006, the Company was servicing loans for others amounting to $37.0 million consisting of commercial and commercial real estate participations. Management believes the Company receives adequate compensation for the servicing of the participation loans and therefore no servicing rights are generated by this activity. At December 31, 2005, the Company was servicing loans for others amounting to $588.5 million, consisting primarily of residential mortgage loans as well as commercial and commercial real estate participations. Net gain on sale of loans was $1,430,000 for the year ended December 31, 2006 and $1,539,000 for the year ended December 31, 2005. Servicing loans for others generally consists of collecting mortgage payments, maintaining escrow accounts, disbursing payments to investors and foreclosure processing. Loan servicing income includes servicing fees from investors and certain charges collected from borrowers, such as late payment fees.
The Bank is obligated to repurchase certain loans sold to and serviced for others that become delinquent as defined by the various agreements. At December 31, 2006 and 2005, these obligations were approximately $9.3 million and $499,000, respectively. Management believes it is remote, that as of December 31, 2006, the Company would have to repurchase these obligations and therefore no reserve has been established for this purpose.

The following analysis reflects the changes in mortgage servicing rights retained: (dollars in thousands)

Period Ended	Dec 2006	Dec 2005
Beginning carrying value	$2,725	$2,974
Additions	412	556
Amortization	(1,128)	(1,354)
Net change in valuation allowance	298	549
Sale of mortgage servicing rights	(2,307)	-
Ending Carrying Value	$-	$2,725

5.	INVESTMENTS IN JOINT VENTURES
The Company has invested in joint ventures through its subsidiaries, Home Savings Corporation (“HSC”) and HomeFed Financial Corp. On December 31, 2001, the Company changed its charter from a Federal savings bank charter to an Indiana commercial bank charter. Commercial banks are not permitted to participate in real estate development joint ventures. The Company divested of the three remaining real estate joint venture partnerships during 2006. The Bank made loans totaling $1.5 million to the joint venture partners in order to facilitate the divestures. The gain of $274,000 on the sale of the Home-Breeden joint venture is being recognized over the life of the loan in accordance with generally accepted accounting principles. The Company is not required to divest itself of its investment in Family Financial Holdings, Inc. or Heritage Woods. The investments are accounted for by the equity method. The Company’s interest in these investments is as follows: (dollars in thousands)

As Of	Equity Interest	Dec 2006	Dec 2005
Family Financial Holdings, Inc.	14%	$787	$792
Heritage Woods	33%	23	27
Home-Breeden	50%	-	1,074
Sycamore Springs	33%	-	550
Bloomington Technology	50%	-	43
Total Investment		$810	$2,486

Summarized condensed unaudited financial statements for these joint ventures are as follows: (dollars in thousands)

As Of	Dec 2006	Dec 2005
Balance Sheets: (Unaudited)
Cash	$967	$2,064
Investments	3,263	2,639
Property and equipment, net	448	531
Inventory of developed lots	-	3,206
Other assets	1,023	1,134
Total Assets	$5,701	$9,574

Notes payable	$369	$2,009
Insurance liabilities	177	136
Other liabilities	118	108
Total liabilities	664	2,253
Shareholders’ equity	5,037	7,321
Total Liabilities and Shareholders’ Equity	$5,701	$9,574

	Year Ended Dec 2006	Year Ended Dec 2005	Year Ended Dec 2004
Income Statements
Income: (Unaudited)
Insurance premiums & commissions	$242	$261	$335
Investment income	192	230	145
Net lot sales	326	1,508	673
Other income	122	116	119
Total income	882	2,115	1,272

Expenses:
Commissions	89	270	230
Insurance benefits	50	70	98
Interest expense	112	128	120
Other expense	571	668	781
Total expense	822	1,136	1,229
Net Income	$60	$979	$43

As of December 31, 2006 there were no notes payable to HSC. As of December 31, 2005, $1.6 million was due to HSC. Notes payable to the Bank were $118,000 and $202,000, at December 31, 2006 and 2005, respectively.

6.	ACCRUED INTEREST RECEIVABLE
Accrued interest receivable consists of the following: (dollars in thousands)

As Of	Dec 2006	Dec 2005
Loans	$3,959	$3,089
Securities	434	802
Interest-bearing deposits	286	51
Total Accrued Interest Receivable	$4,679	$3,942

7.	PREMISES AND EQUIPMENT
Premises and equipment consists of the following: (dollars in thousands)

As Of	Dec 2006	Dec 2005
Land	$2,903	$2,903
Buildings and improvements	19,594	19,380
Furniture and equipment	9,975	9,556
Total	32,472	31,839
Accumulated depreciation	(15,240)	(14,058)
Total Premises and Equipment	$17,232	$17,781

Depreciation expense included in operations for the years ended December 31, 2006, 2005 and 2004 totaled $1.6 million, $1.6 million, and $1.5 million, respectively.

Future minimum lease payments based on contractual terms are as follows: (dollars in thousands)

Year Ended December	Amount
2007	$80
2008	117
2009	132
2010	135
2011	168
Thereafter	4
Total Minimum Operating Lease Payments	$636

Many of the leases contain extension provisions.

8.	DEPOSITS
Deposits are summarized as follows: (dollars in thousands)

	Dec 2006		Dec 2005
	Amount	Weighted Average Rate	Amount	Weighted Average Rate
Non-interest bearing	$72,804		$64,269
Checking	129,025	2.69%	82,991	1.06%
Savings	41,710	0.15%	46,014	0.15%
Money market	165,605	3.52%	162,350	2.55%
Total transaction accounts	409,144	2.29%	355,624	1.43%
Certificates of deposit:
Less than one year	127,888	4.92%	67,841	3.59%
12-23 months	34,709	4.64%	37,196	3.23%
24-35 months	72,849	4.15%	92,980	3.04%
36-59 months	10,084	3.51%	14,053	3.47%
60-120 months	72,485	4.70%	87,620	4.73%
Total certificate accounts	318,015	4.62%	299,690	3.70%
Total Deposits	$727,159	3.31%	$655,314	2.47%

At December 31, 2006 and 2005, certificates of deposit in amounts of $100,000 or more totaled $95.2 million and $91.7 million, respectively.
A summary of certificate accounts by scheduled maturities at December 31, 2006 is as follows: (dollars in thousands)

	2007	2008	2009	2010	2011	Thereafter	Total
1.99% or less	$579	$-	$-	$-	$-	$-	$579
2.00% - 2.99%	10,507	428	-	-	-	-	10,935
3.00% - 3.99%	41,747	12,043	3,226	2,440	353	198	60,007
4.00% - 4.99%	46,125	22,862	12,876	2,826	4,581	1,796	91,066
5.00% - 5.99%	135,060	15,614	2,204	206	1,069	64	154,217
Over 6.00%	652	424	135	-	-	-	1,211
Total Certificate Accounts	$234,670	$51,371	$18,441	$5,472	$6,003	$2,058	$318,015

A summary of interest expense on deposits is as follows: (dollars in thousands)

	Year Ended Dec 2006	Year Ended Dec 2005	Year Ended Dec 2004

Checking	$1,522	$467	$283
Savings	70	76	92
Money market	4,982	2,438	1,067
Certificates of deposit	12,805	10,284	9,390
Total Interest Expense	$19,379	$13,265	$10,832

9.	FEDERAL HOME LOAN BANK ADVANCES
The Company was eligible to borrow from the FHLB additional amounts up to $34.3 million and $25.9 million at December 31, 2006 and 2005, respectively. The following FHLB borrowings were secured by assets totaling $157.0 million. The assets include qualifying residential mortgage loans and loans on multi-family residential properties and securities. (dollars in thousands)

Maturing During Year Ended December 31	Amount	Weighted Average Rate

2007	$9,250	5.04%
2008	31,850	4.89%
2009	2,000	4.32%
2010	11,250	5.08%
2011	12,000	5.10%
Thereafter	2,317	6.50%
Total FHLB Borrowings	$68,667	5.02%

10.	OTHER BORROWINGS
Junior Subordinated Debt
On September 15, 2006, the Company entered into several agreements providing for the private placement of $15,000,000 of Capital Securities due September 15, 2036 (the “Capital Securities”). The Capital Securities were issued by the Company’s newly formed Delaware trust subsidiary, Home Federal Statutory Trust I (the “Trust”), to Bear, Stearns & Co., Inc. (the “Purchaser”). The Company bought $464,000 in Common Securities (the “Common Securities”) from the Trust. The proceeds of the sale of Capital Securities and Common Securities were used by the Trust to purchase $15,464,000 in principal amount of Junior Subordinated Debt Securities (the “Debentures”) from the Company pursuant to an Indenture (the “Indenture”) between the Company and LaSalle Bank National Association, as trustee (the “Trustee”).

The Common Securities and Capital Securities will mature in 30 years, will require quarterly distributions of interest and will bear a floating variable rate equal to the prevailing three-month LIBOR rate plus 1.65% per annum. Interest on the Capital Securities and Common Securities is payable quarterly in arrears each December 15, March 15, June 15 and September 15, commencing December 15, 2006. The Company may redeem the Capital Securities and the Common Securities, in whole or in part, without penalty, on or after September 15, 2011, or earlier upon the occurrence of certain events described below with the payment of a premium upon redemption.

The Company, as Guarantor, entered into a Guarantee Agreement with LaSalle Bank National Association, as Guarantee Trustee, for the benefit of the holders of the Capital Securities. Pursuant to the Guarantee Agreement, the Company unconditionally agreed to pay to the holders of the Capital Securities all amounts becoming due and payable with respect to the Capital Securities, to the extent that the Trust has funds available for such payment at the time. The Company’s guarantee obligation under the Guarantee Agreement is a general unsecured obligation of the Company and is subordinate and junior in right of payment to all of the Company’s long term debt.

The Debentures bear interest at the same rate and on the same dates as interest is payable on the Capital Securities and the Common Securities. The Company has the option, as long as it is not in default under the Indenture, at any time and from time to time, to defer the payment of interest on the Debentures for up to twenty consecutive quarterly interest payment periods. During any such deferral period, or while an event of default exists under the Indenture, the Company may not declare or pay dividends or distributions on, redeem, purchase, or make a liquidation payment with respect to, any of its capital stock, or make payments of principal, interest or premium on, or repay or repurchase, any other debt securities that rank equal or junior to the Debentures, subject to certain limited exceptions.

The Debentures mature 30 years after their date of issuance, and can be redeemed in whole or in part by the Company, without penalty, at any time after September 15, 2011. The Company may also redeem the Debentures upon the occurrence of a “capital treatment event,” an “investment company event” or a “tax event” as defined in the Indenture, but if such redemption occurs prior to September 15, 2011, a premium will be payable to Debenture holders upon the redemption. The payment of principal and interest on the Debentures is subordinate and subject to the right of payment of all “Senior Indebtedness” of the Company as described in the Indenture.

Long Term Debt
The Company has a revolving note with LaSalle Bank N.A with an available balance of $17.5 million which matures February 15, 2009. The outstanding balance was zero at December 31, 2006 and $14.2 million at December 31, 2005. The note accrues interest at a variable rate based on the ninety-day LIBOR index, on the date of the draw, plus 140 basis points. Interest payments are due ninety days after the date of any principal draws made on the loan and every ninety days thereafter. The assets of the Company collateralized the borrowings under the note. Under terms of the agreement, the Company is bound by certain restrictive debt covenants relating to earnings, net worth and various financial ratios.

Other Borrowings
The Company has a $5.0 million overdraft line of credit with the Federal Home Loan Bank, none of which was used as of December 31, 2006 or 2005. The Company also has a letter of credit for $278,000 and $225,000, as of December 31, 2006 and 2005, respectively, none of which is used as of either year end. The Company has a contract with an official check overnight remittance service. The balance with the remittance service is zero as of December 31, 2006 and $166,000 as of December 31, 2005.

11.	INCOME TAXES
An analysis of the income tax provision is as follows: (dollars in thousands)

	Year Ended	Year Ended	Year Ended
	Dec 2006	Dec 2005	Dec 2004
Current:
Federal	$4,202	$2,514	$2,541
State	656	281	521
Deferred:
Federal	(1,552)	65	(162)
State	(489)	109	(356)
Income Tax Provision	$2,817	$2,969	$2,544

The difference between the financial statement provision and amounts computed by using the statutory rate of 34% is reconciled as follows: (dollars in thousands)

Period Ended	Dec 2006	Dec 2005	Dec 2004
Income tax provision at federal statutory rate	$3,148	$3,084	$2,621
State tax, net of federal tax benefit	110	256	207
Tax exempt interest	(315)	(206)	(234)
Increase in cash surrender value of life insurance	(157)	(152)	(156)
Other, net	31	(13)	106
Income Tax Provision	$2,817	$2,969	$2,544

The Company is allowed to deduct an addition to a reserve for bad debts in determining taxable income. This addition differs from the provision for loan losses for financial reporting purposes. No deferred taxes have been provided on the income tax bad debt reserves which total $6.0 million, for years prior to 1988. This tax reserve for bad debts is included in taxable income of later years only if the bad debt reserves are subsequently used for purposes other than to absorb bad debt losses. Because the Company does not intend to use the reserves for purposes other than to absorb losses, no deferred income taxes were provided at December 31, 2006 and 2005 respectively. Pursuant to Statement of Financial Accounting Standards No. 109 (“SFAS 109”), ”Accounting for Income Taxes,” the Company has recognized the deferred tax consequences of differences between the financial statement and income tax treatment of allowances for loan losses arising after June 30, 1987.

The Company’s deferred income tax assets and liabilities, included in other assets, are as follows: (dollars in thousands)

As Of	Dec. 2006	Dec. 2005
Deferred tax assets:
Bad debt reserves, net	$2,602	$2,687
Unrealized loss on securities available for sale	189	970
Capital loss on securities available for sale	771	-
Other	229	67
Deferred compensation	2,170	1,415
Total deferred tax assets	5,961	5,139

Deferred tax liabilities:
Difference in basis of fixed assets	387	511
FHLB dividend	204	169
Deferred fees	595	325
Originated mortgage servicing rights	-	843
Total deferred tax liabilities	1,186	1,848
Net Deferred Tax Asset	$4,775	$3,291

12.	REGULATORY MATTERS
The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possible additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Company’s and Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the Company's assets, liabilities and certain off-balance sheet items as calculated under regulatory guidance. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures that have been established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the following table), of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). As of December 31, 2006, the Company and the Bank met all capital adequacy requirements to which they were subject.

As of December 31, 2006, the most recent notifications from the Federal Reserve categorized the Company and the Bank as “well capitalized” under the regulatory framework for prompt corrective action. To be categorized as “well capitalized” the Company and the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed either entity’s category.

A summary of capital amounts and ratios as of December 31, 2006 and 2005:
(dollars in thousands)

	Actual		For Capital Adequacy Purposes		To Be Categorized As “Well Capitalized” Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2006
Total risk-based capital
(to risk-weighted assets)
HomeFederal Bank	$89,811	11.83%	$60,759	8.0%	$75,948	10.0%
Home Federal Bancorp Consolidated	$91,972	12.09%	$60,845	8.0%	$76,056	10.0%
Tier 1 risk-based capital
(to risk-weighted assets)
HomeFederal Bank	$83,213	10.96%	$30,379	4.0%	$45,569	6.0%
Home Federal Bancorp Consolidated	$85,374	11.23%	$30,423	4.0%	$45,634	6.0%
Tier 1 leverage capital
(to average assets)
HomeFederal Bank	$83,213	9.43%	$35,308	4.0%	$44,135	5.0%
Home Federal Bancorp Consolidated	$85,374	9.66%	$35,347	4.0%	$44,184	5.0%

	Actual		For Capital Adequacy Purposes		To Be Categorized As “Well Capitalized” Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2005
Total risk-based capital
(to risk-weighted assets)
HomeFederal Bank	$89,532	13.58%	$52,759	8.0%	$65,949	10.0%
Home Federal Bancorp Consolidated	$79,734	12.08%	$52,822	8.0%	$66,028	10.0%
Tier 1 risk-based capital
(to risk-weighted assets)
HomeFederal Bank	$82,779	12.55%	$26,379	4.0%	$39,569	6.0%
Home Federal Bancorp Consolidated	$72,981	11.05%	$26,411	4.0%	$39,617	6.0%
Tier 1 leverage capital
(to average assets)
HomeFederal Bank	$82,779	9.82%	$33,724	4.0%	$42,155	5.0%
Home Federal Bancorp Consolidated	$72,981	8.65%	$33,760	4.0%	$42,201	5.0%

Dividend Restrictions
The principal source of income and funds for the Company is dividends from the Bank. The Bank is subject to certain restrictions on the amount of dividends that it may declare without prior regulatory approval. The Bank requested and received regulatory approval to pay $7.5 million and $8.2 million in dividends to its sole shareholder Home Federal Bancorp for the years ended December 2006 and 2005, respectively. In 2007, the Bank anticipates requesting regulatory approval to pay dividends to the Company.

Additionally eligible deposit accountholders at the time of conversion, January 14, 1988, were granted priority in the unlikely event of a future liquidation of the Bank. Consequently, a special reserve account was established equal to the Bank’s $9,435,000 equity at December 31, 1986. No dividends may be paid to shareholders or outstanding shares repurchased if such payments reduce the equity of the Bank below the amount required for the liquidation account.

13.	EMPLOYEE BENEFIT PLANS
Multi-employer Pension Plan
The Company participates in a noncontributory multi-employer pension plan covering all qualified employees. The trustees of the Financial Institutions Retirement Fund administer the plan. There is no separate valuation of the plan benefits or segregation of plan assets specifically for the Company, because the plan is a multi-employer plan and separate actuarial valuations are not made with respect to each employer. However, as of June 30, 2006, the latest actuarial valuation, the total plan assets exceeded the actuarially determined value of accrued benefits. The Company had expenses of $1.3 million, $1.3 million and $1.2 million for the years ended December 2006, 2005 and 2004, respectively. Cash contributions to the multi-employer pension plan for these same periods were $1.1 million, $1.4 million and $2.1 million, respectively.

Supplemental Retirement Plan
The Company has entered into supplemental retirement agreements for certain officers (“the Plan”). These agreements are unfunded. However, the Company has entered into life insurance contracts to offset the expense of these agreements. Benefits under these arrangements are generally paid over a 15 year period. The following table sets forth the Plan's funded status and amount recognized in the Company's consolidated statements of income for the years ended December 31, 2006, 2005 and 2004, as well as the projected benefit cost for 2007: (dollars in thousands)

	Dec 2007	Dec 2006	Dec 2005	Dec 2004
Economic assumptions:
Discount rate		5.8%	5.8%	6.5%
Salary rate		4.0%	4.0%	4.0%

Components of net periodic pension expense:
Interest cost on projected benefit obligation	$203	$197	$197	$183
Service cost	106	100	91	68
Prior service cost	64	61	53	217
Net Periodic Benefit Cost	$373	$358	$341	$468

A reconciliation of the prior and ending balances of the Projected Benefit Obligation ("PBO") for 2006 and 2005 is as follows: (dollars in thousands)

	Dec 2006	Dec 2005
Projected benefit obligation at beginning of year	$3,522	$3,112
Interest cost	197	197
Service cost	100	91
Amendments	-	11
Change in discount rate	-	248
Actuarial loss	47	53
Benefits paid during year	(219)	(190)
Projected Benefit Obligation at End of Year (unfunded status)	$3,647	$3,522

In September 2006, the FASB issued SFAS No. 158. This Statement requires an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income. A summary of the Plan's funded status at December 31, 2005 and the transition of SFAS No. 158 is as follows: (dollars in thousands)

Projected benefit obligation at December 31, 2005	$3,522
Unrecognized prior service cost	(562)
Unrecognized net actuarial loss	(432)
Accrued benefit cost at December 31, 2005	2,528
Benefit cost for fiscal year ended December 31, 2006	358
Benefits paid during fiscal year ended December 31, 2006	(219)
Accrued benefit cost at December 31, 2006	$2,667

Unfunded status at December 31, 2006	$3,647
Balance sheet adjustment at December 31, 2006	980
Accumulated other comprehensive income at December 31, 2006, net of tax	592

Other changes in plan assets and benefit obligations recognized in other comprehensive income are as follows: (dollars in thousands)
Net loss	$472
Unrecognized prior service cost	508
Total recognized in other comprehensive income	$980

Total recognized in net periodic benefit cost and other comprehensive income	$1,337

The estimated net loss and prior service cost for the Plan that will be amortized from accumulated other comprehensive income into net periodic benefit cost over the next fiscal year are $9,000 and $54,000, respectively. As of December 31, 2006, the projected benefit obligation and the accumulated benefit obligation are $3.6 million and $3.5 million, respectively.

Prior service cost is amortized over the estimated remaining employee service lives of approximately nine years. The Company expects to make contributions of $373,000 to the plan in 2007. The Company anticipates paying benefits over the next five years and in the aggregate for the five years thereafter as follows: 2007 - $219,000, 2008 - $226,000, 2009 - $212,000, 2010 - $212,000, 2011 - $212,000 and 2012 through 2016 - $1,778,000.

401(k) Plan
The Company has an employee thrift plan established for substantially all full-time employees. The Company has elected to make matching contributions equal to 50% of the employee contributions up to a maximum of 1.5% of an individual's total eligible salary. The Company contributed $126,000, $121,000 and $130,000, during the years ended December 31, 2006, 2005 and 2004, respectively, to this plan.

14.	STOCK OPTIONS
The Company has stock option plans for the benefit of officers, other key employees and directors. As of December 31, 2006, the plans were authorized to grant additional options to purchase 177,131 shares of the Company's common stock. The option price is not to be less than the fair market value of the common stock on the date the option is granted, and the stock options are exercisable at any time within the maximum term of 10 years and one day from the grant date, limited by general vesting terms up to a maximum amount of $100,000 per year on incentive stock options. The options are nontransferable and are forfeited upon termination of employment, except in case of retirement, in which case the options are exercisable for three years after date of retirement. The Company issues new common shares to satisfy exercises of stock options.

As previously stated, effective January 1, 2006, the Company adopted the fair value recognition provisions of Statement of Financial Accounting Standards No. 123(R) “Share-Based Payment” (“SFAS 123(R)”). Under the modified prospective method of adoption selected by the Company, compensation expense related to stock options is recognized beginning January 1, 2006 for any new awards issued after this date, as well as for any previously-issued awards vesting on or after January 1, 2006. The pre-tax compensation cost charged against income and the related income tax benefit recognized in the December 31, 2006 income statement was $296,000 and $89,000, respectively.

The weighted average grant date fair value of options granted was $5.58 for the year ended December 31, 2006 and was $5.00 for the year ended December 31, 2005. No options were granted during the year ended December 31, 2004.The Company estimates the fair value of each option on the date of grant using the Black Scholes model. The Black Scholes model uses the following assumptions: 1.) expected life in years which is based on historical employee behavior; 2.) annualized volatility which is based on the price volatility of the Company’s stock over the expected life of the option; 3.) annual rate of quarterly dividends based on most recent historical rate; 4.) the discount rate based on the zero coupon bond with a term equal to the expected life of the option; and 5.) assuming no forfeitures of options. The fair value of stock options granted in 2006 was calculated using the following assumptions: dividend yield of 2.81% to 3.08%; risk-free interest rates of 4.53% to 4.90%; expected volatility of 18.75% to 21.07%; and expected life of 5.91 to 6.03 years. The fair value of options granted in 2005 was calculated using the following assumptions: dividend yield of 2.97% to 3.07%; risk-free interest rates of 3.68% to 4.11%; expected volatility of 22.13% to 22.38%; and expected life of 5.91 years.

The following is the stock option activity for the years ended December 31, 2006, 2005 and 2004 and the stock options outstanding at the end of the respective periods:

Options	Shares	Weighted Average Exercise Price	Weighted Average Life (in years)	Aggregate Intrinsic Value
Outstanding December 31, 2003	771,268
Forfeited	(1,125)
Exercised	(83,485)
Outstanding December 31, 2004	686,658
Granted	50,000
Forfeited	(9,875)
Exercised	(109,066)
Outstanding December 31, 2005	617,717	$21.86
Granted	97,500	26.87
Forfeited	(3,000)	26.90
Exercised	(104,724)	18.74
Outstanding December 31, 2006	607,493	$23.17	4.6	$2,997,000
Exercisable at December 31, 2006	532,828	$22.74	3.9	$2,862,000

Options outstanding at December 31, 2006 include vested options and options expected to vest, assuming no forfeitures. As of December 31, 2006, there was approximately $300,000 of unrecognized compensation cost related to the unvested shares; that cost is expected to be recognized over the remaining vesting period, which approximates 4 years. The total intrinsic value of options exercised for the year ended December 31, 2006 was $885,000. During 2006, 2005 and 2004, the Company received $1,962,000, $1,846,000 and $1,293,000, respectively, from stock options exercised. Additionally, the Company received a tax benefit from options which had been exercised of $133,000, $270,000 and $154,000 in 2006, 2005, and 2004, respectively.

15.	COMMITMENTS
Financial Instruments with Off-Balance Sheet Risk
In the normal course of business, the Company makes various commitments to extend credit that are not reflected in the accompanying consolidated financial statements. Commitments, which are disbursed subject to certain limitations, extend over various periods of time. Generally, unused commitments are cancelled upon expiration of the commitment term as outlined in each individual contract. The follow table summarizes the Company’s significant commitments: (dollars in thousands)

COMMITMENTS
	Dec 2006	Dec 2005
Commitments to extend credit:
Commercial mortgage loans and commercial loans	$123,734	$75,368
Residential mortgage loans	23,184	19,159
Revolving home equity lines of credit	52,616	58,818
Other	20,812	1,754
Standby letters of credit	4,457	3,991
Commitments to sell loans:
Residential mortgage loans	8,976	6,439
Commercial mortgage loans and commercial loans	6,262	6,413

Management believes that none of these arrangements exposes the Company to any greater risk of loss than already reflected on our balance sheet so accordingly no reserves have been established for these commitments.

The Company’s exposure to credit loss in the event of nonperformance by the other parties to the financial instruments for commitments to extend credit is represented by the contract amount of those instruments. The Company uses the same credit policies and collateral requirements in making commitments as it does for on-balance sheet instruments.

The Company also has exposure for a possible environmental contamination at the previous Operations Building in Seymour. A phase I environmental site assessment of the property showed two items that represent a potential for contamination. A photographic studio was operated on the site for approximately 50 years from 1901 to 1950 and the proximity of the site to a former service station that began operations in 1924 with an unknown closing date. The environmental report concluded that further testing was recommended to determine the impact of the potential contamination. While it is reasonably possible that a liability may be incurred regarding possible environmental cleanup, Management is unable to reasonably estimate what that amount, if any, might be at this time.

Employment Agreements
The Company has entered into employment agreements with certain executive officers. Under certain circumstances provided in the agreements, the Company may be obligated to continue the officer's salary for a period of up to three years.

16.	FAIR VALUE OF FINANCIAL INSTRUMENTS
The disclosure of the estimated fair value of financial instruments is as follows: (dollars in thousands)

	Dec 2006		Dec 2005
	Carrying Value	Fair Value	Carrying Value	Fair Value
Assets:
Cash and due from banks	$106,063	$106,063	$53,736	$53,736
Securities available for sale	56,887	56,887	123,351	123,351
Securities held to maturity	1,635	1,628	1,806	1,796
Loans held for sale	6,925	7,055	4,795	4,859
Portfolio loans, net	675,662	667,573	608,688	607,867
Accrued interest receivable	4,679	4,679	3,942	3,942
Federal Home Loan Bank stock	8,329	8,329	9,965	9,965

Liabilities:
Deposits	727,159	726,300	655,314	654,589
FHLB borrowings	68,667	68,723	86,633	96,329
Junior subordinated debt	15,464	14,999	-	-
Long term debt	-	-	14,242	14,237
Short-term borrowings	-	-	166	166
Advance payments by borrowers for taxes and insurance	354	354	121	121
Accrued interest payable	715	715	714	714

Financial Instruments:
Commitments to extend credit	25	25	8	8
Interest rate swaps	(86)	(86)	(199)	(199)

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

Cash, Interest-bearing Deposits, Accrued Interest Receivable, Advance Payments by Borrowers for Taxes and Insurance, Accrued Interest Payable and Short-term Borrowings
The carrying amount as reported in the Consolidated Balance Sheets is a reasonable estimate of fair value.

Securities Held to Maturity and Available for Sale
Fair values are based on quoted market prices and dealer quotes. If quoted market prices or dealer quotes are not available, fair value is determined based on quoted prices of similar instruments.

Loans Held for Sale and Loans, net
The fair value is estimated by discounting the future cash flows using the current rates for loans of similar credit risk and maturities. The estimate of credit losses is equal to the allowance for loan losses.

Federal Home Loan Bank Stock
The fair value is estimated to be the carrying value, which is par.

Deposits
The fair value of demand deposits, savings accounts and money market deposit accounts is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated, by discounting future cash flows, using rates currently offered for deposits of similar remaining maturities.

FHLB Borrowings
The fair value is estimated by discounting future cash flows using rates currently available to the Company for advances of similar maturities.

Junior Subordinated Debt and Long Term Debt
Rates currently available to the Company for debt with similar terms and remaining maturities are used to estimate fair value of existing debt.

Interest Rate Swaps
The fair value is derived from models based upon well-recognized financial principles which management believes provide a reasonable approximation of the fair value of the interest rate swap transactions.

Commitments
The commitments to originate and purchase loans have terms that are consistent with current market conditions. The carrying value of the commitments to extend credit represent the unamortized fee income assessed based on the credit quality of the borrower. Since the amount assessed represents the market rate that would be charged for similar agreements, management believes that the fair value approximates the carrying value of these instruments.

The fair value estimates presented herein are based on information available to management at December 31, 2006 and 2005. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date, and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

17.	PARENT COMPANY FINANCIAL STATEMENTS
The condensed financial statements of Home Federal Bancorp are as follows: (dollars in thousands)

As of	Dec 2006	Dec 2005
Condensed Balance Sheets (Parent Company only)
Assets:
Cash	$1,406	$4,366
Investment in subsidiary	84,958	83,688
Other	578	72
Total Assets	$86,942	$88,126

Liabilities:
Junior subordinated debt	$15,464	$-
Long term debt	-	14,242
Other	197	846
Total liabilities	15,661	15,088
Shareholders' equity	71,281	73,038
Total Liabilities and Shareholders' Equity	$86,942	$88,126

Period Ended	Dec 2006	Dec 2005	Dec 2004
Condensed Statements of Income (Parent Company only)
Dividends from subsidiary	$7,548	$8,172	$11,152
Interest on securities	10	-	-
Other	39	176	89
Total income	7,597	8,348	11,241
Interest on junior subordinated debt	326	-	-
Interest on long term debt	650	808	698
Non interest expenses	902	971	1,163
Total expenses	1,878	1,779	1,861
Income before taxes and change in undistributed earnings of subsidiary	5,719	6,569	9,380
Applicable income tax benefit	(637)	(507)	(703)
Income before change in undistributed earnings of subsidiary	6,356	7,076	10,083
Increase (decrease) in undistributed earnings of subsidiary	85	(974)	(4,920)
Net Income	$6,441	$6,102	$5,163

Period Ended	Dec 2006	Dec 2005	Dec 2004
Condensed Statements of Cash Flows (Parent Company only)
Operating Activities:
Net income	$6,441	$6,102	$5,163
Adjustments to reconcile net income to net cash provided by operating activities:
Benefit for deferred income taxes	(7)	-	-
(Increase) decrease in other assets	(500)	49	163
Increase in accrued expenses and other liabilities	585	480	100
(Increase) decrease in undistributed earnings of subsidiary	(85)	974	4,920
Net cash provided by operating activities	6,434	7,605	10,346

Financing Activities:
Payment of dividends on common stock	(2,913)	(2,909)	(3,057)
Repurchase shares of common stock	(8,576)	(8,086)	(9,953)
Excess tax benefit related to stock based compensation	133	270	154
Exercise of stock options	1,962	1,846	1,293
Net cash used in financing activities	(9,394)	(8,879)	(11,563)

Net decrease in cash	(2,960)	(1,274)	(1,217)
Cash at beginning of period	4,366	5,640	6,857
Cash at End of Period	$1,406	$4,366	$5,640

18. Subsequent Event

On February 16, 2007, the Bank entered into a separation agreement with an executive vice president of the Bank and the Company. Pursuant to the agreement, six months following the date of the agreement, the Bank will pay the executive vice president a lump sum payment in the amount of $753,431. The Bank also will reimburse the executive vice president for attorney fees and outplacement services up to a maximum aggregate amount of $35,000. As a result, the Company will record a pre-tax charge of $788,431 in operating expenses during the first quarter of 2007. In addition, on February 16, 2007, the Company paid the executive vice president a net cash payment of $548,167 for 78,744 shares of Company common stock which were acquired by the executive vice president on that date upon the exercise of vested stock options. The net cash payment represented $28.75 per share less the option exercise price. The net cash payment associated with the acquisition of 78,744 shares of the Company common stock will result in a net reduction of shareholders’ equity of $548,167 during the first quarter of 2007.

board of directors & officers of Home Federal Bancorp

BOARD OF DIRECTORS

John K. Keach, Jr.
Chairman of the Board, President and Chief Executive Officer
Home Federal Bancorp

John T. Beatty
President,
Beatty Insurance, Inc.

William Blaser, CPA
Managing Principal,
L M Henderson & Co.

Harold Force,
President,
Force Construction Company, Inc.

David W. Laitinen, MD
Orthopedic Surgeon

John R. Miller
President,
Best Beers, Inc.

Harvard W. Nolting, Jr.
Retired from Nolting Foods, Inc.

John K. Keach, Sr.
Chairman Emeritus
Retired

The Directors of Home Federal Bancorp also serve as Directors of HomeFederal Bank.

OFFICERS

John K. Keach, Jr.
Chairman of the Board, President and Chief Executive Officer

Mark T. Gorski
Executive Vice President, Chief Financial Officer, Treasurer and Secretary

Charles R. Farber
Executive Vice President, Indianapolis Market President

Officers of HomeFederal Bank

EXECUTIVE OFFICERS

John K. Keach, Jr.
Chairman of the Board, President and Chief Executive Officer

Mark T. Gorski
Executive Vice President, Chief Financial Officer, Treasurer and Secretary

Charles R. Farber
Executive Vice President, Indianapolis Market President

SENIOR VICE PRESIDENTS

J. Andrew Applewhite
Lending Operations

William Denton
Commercial Officer

Steven Gochenour
Commercial Lending

Barry Kehl
Chief Credit Officer

Keith Luken
Mortgage Lending

Melissa McGill
Controller

Jennifer Manns
Operations

John Schilling
Commercial Real Estate Lending

John Travis
Commercial Officer

LuAnne Whewel
Marketing/ Branch Administration

shareholder information

STOCK LISTING

The common stock of Home Federal Bancorp is traded on the National Association of Securities Dealers Automated Quotation System, National Market System, under the symbol HOMF. Home Federal Bancorp stock appears in The Wall Street Journal under the abbreviation HomFedBcpIN, and in other publications under the abbreviation HFdBcp.

TRANSFER AGENT & REGISTRAR

To change name, address, or ownership of stock, to report lost certificates, or to consolidate accounts, contact:

LaSalle Bank N.A.
c/o Corporate Trust Operations
135 South LaSalle Street, Suite 1946
Chicago, Illinois 60603
(800) 246-5761

GENERAL COUNSEL

Barnes & Thornburg LLP
11 South Meridian Street
Indianapolis, IN 46204

SHAREHOLDER & GENERAL INQUIRIES

Home Federal Bancorp is required to file an Annual Report on Form 10-K for its fiscal year ended December 31, 2006, with the Securities and Exchange Commission.

FOR COPIES OF THE HOME FEDERAL BANCORP ANNUAL REPORT, CONTACT:

Donna Maxie
Home Federal Bancorp
222 West Second Street
Seymour, IN 47274
(812) 376-3323
(877) 626-7000

FOR FINANCIAL INFORMATION AND SECURITY ANALYST INQUIRIES, PLEASE CONTACT:

Mark T. Gorski
Home Federal Bancorp
501 Washington Street
Columbus, IN 47201
(812) 376-3323
(877) 626-7000

FOR AN ONLINE ANNUAL REPORT OR SHAREHOLDER INQUIRIES ON THE WEB, VISIT US AT:

www.homf.com

50 Home Federal Bancorp Annual Report 2006

office locations

SEYMOUR

222 West Second Street
1117 East Tipton Street

COLUMBUS

501 Washington Street
1020 Washington Street
3805 25th Street
2751 Brentwood Drive
4330 West Jonathan Moore Pike

HOPE

8475 North State Road 9

AUSTIN

67 West Main Street

NORTH VERNON

111 North State Street
1540 North State Street

OSGOOD

820 South Buckeye Street

BATESVILLE

114 State Road 46 East

MADISON

201 Clifty Drive

BROWNSTOWN

101 North Main Street

SALEM

1208 South Jackson Street

GREENSBURG

1801 Greensburg Crossing

INDIANAPOLIS/GREENWOOD

8740 South Emerson Avenue
1510 West Southport Road
10 West Market Street
(Commercial Loan Office)

INDIANAPOLIS
GREENWOOD
GREENSBURG
HOPE
COLUMBUS
BATESVILLE
OSGOOD
SEYMOUR
NORTH VERNON
BROWNSTOWN
MADISON
AUSTIN
SALEM

Home Federal Bancorp Annual Report 2006 51

performance graph

The graph below matches the cumulative 54-month total of holders of Home Federal Bancorp's common stock with the cumulitive total returns of the NASDAQ Composite index and the NASDAQ Bank index. The Nasdaq Composite is being used in place of the NASDAQ (U.S.) index, which was descontinued as of 6/30/06. The graph assumes that the value of the investment in our common stock and in each of the indexes (including reinvestment of dividends) was $100 on 6/30/2002 and tracks it through 12/31/2006.

$ 300
$ 250
$ 200
$ 150
$ 100
$ 50
06/02
12/02
12/03
12/04
12/05
12/06
Home Federal Bancorp
NASDAQ Composite
NASDAQ Bank

Home Federal Bancorp 501 Washington St. Columbus Indiana 47201 www.homf.com