Form 10-K, Exhibit 13
period 2007-12-31
HOME FEDERAL BANCORP
filed 2008-03-17
CIK 867493

Annual Report 2007

100 Years Old.
Brand New.

HF Home Federal
BANCORP

TABLE *of Contents*

Letter to Shareholders	2
Selected Consolidated Financial Data	8
Quarterly Results of Operations	9
Management's Discussion & Analysis	10
Management's Assessment as to the Effectiveness of Internal Control Over Financial Reporting	23
Reports of Independent Registered Public Accounting Firm	24
Consolidated Balance Sheets	26
Consolidated Statements of Income	27
Consolidated Statements of Shareholders' Equity	28
Consolidated Statements of Cash Flows	29
Notes to Consolidated Financial Statements	30
Board of Directors & Officers of Home Federal Bancorp & Officers of Indiana Bank and Trust Company	50

State of Indiana. Jackson County. ss

Be it remembered that on this 15th day of September
1908 personally appeared before me, a Notary Public
in and for said County and State, the above
named incorporators of the "New Building and Loan
Association" of Seymour, Indiana, to wit
Henry F. Bruning, Louis F. Greeman, Frank H.
Gates, A. G. Osterman, Philip J. Fettig, Frank F.
Brethauer, Henry Wening, Martin Hodapp,
Henry C. Johnson, Lynn Faulkconer, William

One hundred years ago in Seymour, Indiana, a small group of investors formed a bank focused solely on the needs of the local community. That bank grew to become what we are today.

HOME FEDERAL BANCORP Annual Report 2007

1

LETTER to *Shareholders*

One of the most rewarding aspects of my job comes just once a year - the opportunity to prepare this letter to you. Each year I look forward to detailing our bank's achievements, telling you about new products, programs and technology, and candidly assessing our prospects for the year ahead. This year, for two reasons, the assignment is doubly enjoyable and perhaps doubly challenging.

A century of service.

First, HomeFederal Bank has now completed a century of service to our customers – a significant milestone for any business, and one of which we are particularly proud. No organization can survive, much less prosper, for 100 years without dedicated leadership and significant employee commitment; we know that HomeFederal's success has come only through the hard work of generations of superior employees. I'm honored to have this opportunity to thank today's talented co-workers, as well as many of those who came before us, for their professionalism and for their many contributions toward making this anniversary celebration such a proud moment for everyone associated with our bank.

Second, we now begin our second century by building on the record of achievements with a new perspective for the future and a new name for our organization. Reflecting both the traditions and opportunities inherent in our native state, our institution will now be known as Indiana Bank and Trust Company.

HOME FEDERAL BANCORP Annual Report 2007
2

2007 *at a Glance*

NET INTEREST MARGIN

2005
3.22%
2006
3.29%
2007
3.45%

PORTFOLIO LOANS, NET *(in Thousands)*

2005
$608,688
2006
$675,662
2007
$742,874

DILUTED EARNINGS PER COMMON SHARE

2005
$1.53
2006
$1.70
2007
$1.72

NET INTEREST INCOME *(in Thousands)*

2005
$25,159
2006
$25,711
2007
$27,540

- **Net Interest Margin for 2007 was up 4.9% over 2006.**
- **Portfolio Loans, Net as of December 31, 2007 were $743 million, with significant growth in commercial and commercial mortgage loans.**
- **Diluted Earnings per Common Share increased $.02 per share to $1.72.**
- **Net Interest Income increased in 2007 to $27,540, or 7.1%.**

HOME FEDERAL BANCORP Annual Report 2007
3

LETTER to Shareholders

HOME FEDERAL BANCORP Annual Report 2007

The advent of a name.

Changing the name of a long-established enterprise is not something to be taken lightly or executed casually. We fully appreciate the brand value of the HomeFederal name and the reputation it has earned over the years, one satisfied customer and one successful transaction at a time. And yet there are numerous financial organizations with identical names throughout the country. We are, and intend to continue being, an Indiana bank. Our intent is to be a better bank, not a different bank.

We trace our roots to the city of Seymour, in the rolling hills of southern Indiana. To understand the entrepreneurial spirit that created HomeFederal, one need only look at the State Seal of Indiana, which depicts a sturdy pioneer felling a tree in those same southern Indiana hills. To his right, a bison jumps into the wilderness; to his rear, the sun rises over the forested hills, announcing another day of opportunity to build and succeed in this bountiful region.

After a century of operation, our bank's mission is still well depicted by that hard-working Hoosier on the State Seal – to help our customers build and prosper, supporting their efforts to build in harmony with the local environment and economy, and with an eye to the future.

HomeFederal's recent financial performance and the ongoing economic development of the state of Indiana mutually portray the success of today's Hoosiers in achieving those goals.

Implementing our long-term strategic plan.

During 2007, we continued the successful implementation of long-range strategic initiatives specifically tailored to the ever-evolving financial needs of our service area. In our traditional area of expertise, retail banking, we originated over $100 million in mortgage loans. As part of our contemporary strategy in this field, we have worked diligently to streamline our mortgage operations and develop

4

new relationships in the secondary market to ensure competitive pricing to homeowners throughout our market area. Something else I am proud to note is the consistency in our philosophy of promoting responsible home ownership; through the years, we have steadfastly maintained our conservative approach to mortgage lending. HomeFederal has never engaged in subprime lending and has thus avoided the risks and subsequent losses encountered by other institutions that participated in such activities.

Our recent growth in commercial lending has also been rewarding. In contrast to the experiences of many of our peer institutions, our commercial lending growth has occurred within our market area. During 2007 our commercial loan portfolio grew by $97 million, to outstanding balances of $477 million. We are particularly proud of the achievements of our commercial team, many of them longstanding Indiana banking professionals who bring years of experience and goodwill to their positions with us.

Of course, we – like our predecessors – appreciate the many achievements of the highly capable employees in each of our departments and branches. HomeFederal's 2007 results clearly depict our success in matching the right people to the right professional challenges, and we are eager to support them with the tools to do an even better job this year and in the future.

As we apply the talents of our people to developing additional growth in each of our business areas, we are also maintaining a disciplined approach to the fundamentals of our business. We strive continually to develop new products that fit the unique needs of customers throughout our market area and to find new ways to generate fee income through existing products. Last year, for example, we began development of a new, comprehensive array of commercial deposit products which we expect will make significant contributions to our balance sheet in the future. At the same time, we also maintain a steady watch over our expenses and work to increase efficiency in all of our operations.

HOME FEDERAL BANCORP Annual Report 2007

5

LETTER to Shareholders

The Indiana economy.

Last year, over 22,000 new jobs were committed to Indiana in such traditional areas of economic strength as manufacturing and in such rapidly-developing fields as life sciences and information technology. Indiana also reported the lowest unemployment rate in the Midwest throughout the second half of the year. And, by posting the lowest business cost index in the Midwest and the fourth lowest in the nation, our state maintains its longstanding reputation as a good place for entrepreneurs to create new businesses, expand old ones, and flourish in a stable regional economy. Impressive announcements are also being made in our market area – with two large-cap companies, Honda and Cummins, projecting growth of approximately 3,000 additional jobs. Their commitment to our region underscores the viability of our existing market.

Indiana Bank and Trust Company.

Just as our institution has profited through its association with the people of Indiana for the past century, the opposite is also true. And so what better way to begin our next century than by formalizing the success of that longstanding partnership?

Our new names, *Indiana Bank and Trust Company*, and – pending shareholder approval – *Indiana Community Bancorp*, do just that. They confirm our roots as a tenured Indiana enterprise. They underscore our pride in our state and its people. And they affirm our commitment to meeting their future financial needs with the same attention to detail, professionalism and courtesy that have made this institution a respected part of Indiana's financial community for 100 years.

We invite you to join us for the next phase of our journey – a journey that promises to generate still greater value and opportunity for our shareholders and customers alike. And we welcome your comments as we strive to make the new Indiana Bank and Trust Company one of our state's benchmark enterprises—and a leader among all American financial institutions.

Sincerely,

John K. Keach, Jr.

HOME FEDERAL BANCORP Annual Report 2007

6

FINANCIAL *Statements*

HOME FEDERAL BANCORP Annual Report 2007

7

SUMMARY OF SELECTED CONSOLIDATED FINANCIAL DATA
(dollars in thousands except per share data & offices)

	Year Ended		Year Ended	Year Ended	Year Ended	Year Ended
	Dec 2007		Dec 2006	Dec 2005	Dec 2004	Dec 2003
Selected Balance Sheet Data:
Total assets	$908,806		$904,467	$850,786	$868,207	$853,328
Cash and due from banks	40,552		106,063	53,736	52,320	34,178
Loans held for sale	7,112		6,925	4,795	2,617	6,272
Securities available for sale	62,306		56,887	123,351	124,790	123,638
Securities held to maturity	1,557		1,635	1,806	1,779	1,828
Portfolio loans, net	742,874		675,662	608,688	629,490	630,672
Deposits	707,551		727,159	655,314	640,181	588,666
Borrowings	114,833		84,131	101,041	139,899	169,162
Shareholders' equity	67,454		71,281	73,038	77,364	84,022

Selected Operations Data:
Total interest income	$55,201		$50,355	$44,976	$42,746	$45,602
Total interest expense	27,661		24,644	19,817	19,159	22,264
Net interest income	27,540		25,711	25,159	23,587	23,338
Provision for loan losses	1,361		850	808	1,770	1,268
Net interest income after provision for loan losses	26,179		24,861	24,351	21,817	22,070
Gain on sale of loans	1,497		1,430	1,539	2,651	7,628
Loss on sale of securities	-		(1,956)	-	-	(83)
Gain on sale of mortgage servicing	-		1,957	-	-	-
Other non interest income	11,357		10,872	9,684	7,767	7,133
Non interest expenses	29,774		27,906	26,503	24,528	22,085
Income before income taxes	9,259		9,258	9,071	7,707	14,663
Income tax provision	3,136		2,817	2,969	2,544	5,020
Net Income	$6,123		$6,441	$6,102	$5,163	$9,643

Basic earnings per common share	$1.75		$1.74	$1.57	$1.25	$2.26
Diluted earnings per common share	$1.72		$1.70	$1.53	$1.21	$2.15
Cash dividends per share	$0.80		$0.79	$0.75	$0.75	$0.70

Selected Financial and Statistical Data:
Return on average assets	0.70%		0.75%	0.71%	0.60%	1.10%
Return on average shareholders' equity	8.88%		9.00%	8.19%	6.50%	11.95%
Interest rate spread during the period	3.38%		3.24%	3.19%	2.97%	2.84%
Net interest margin on average earning assets	3.45%		3.29%	3.22%	3.00%	2.91%
Average shareholders' equity to average assets	7.89%		8.31%	8.68%	9.17%	9.20%
Efficiency ratio	71.26%	(1)	73.41%	72.85%	72.13%	58.09%
Nonperforming loans to total loans	1.51%		0.54%	0.70%	2.01%	0.60%
Nonperforming assets to total assets	1.29%		0.46%	0.54%	1.71%	0.66%
Loss allowance to nonperforming loans	60.87%		175.90%	155.78%	61.23%	193.11%
Loss allowance to total loans	0.92%		0.95%	1.09%	1.23%	1.16%
Dividend payout ratio	45.30%		45.23%	47.67%	59.22%	31.08%
Loan servicing portfolio	$54,283		$36,977	$588,503	$605,040	$611,636
Allowance for loan losses	$6,972		$6,598	$6,753	$7,864	$7,506
Number of full service offices	20		19	19	18	18

(1)  Non interest expense as a percentage of the sum of net interest income and non interest income, excluding one time expense items related to a pre-tax charge of $788,000 related to a separation agreement with a former executive vice president of the Bank and the Company and a $200,000 write-down of the Company’s former operations building.

QUARTERLY RESULTS OF OPERATIONS
(dollars in thousands except share data)

The following table presents certain selected unaudited data relating to results of operations for the three month periods ending on the dates indicated.

Fiscal Year Ended December 31, 2007 (Three months ended)	Mar 31 2007	Jun 30 2007	Sep 30 2007	Dec 31 2007
Total interest income	$13,441	$13,653	$14,063	$14,044
Total interest expense	6,638	6,797	7,101	7,125
Net interest income	6,803	6,856	6,962	6,919
Provision for loan losses	280	223	286	572
Net interest income after provision for loan losses	6,523	6,633	6,676	6,347
Non interest income	2,907	3,216	3,344	3,387
Non interest expenses	7,798	7,303	7,357	7,316
Income before income taxes	1,632	2,546	2,663	2,418
Income tax provision	543	855	962	776
Net Income	$1,089	$1,691	$1,701	$1,642
Basic earnings per common share	$0.30	$0.48	$0.49	$0.48
Diluted earnings per common share	$0.30	$0.47	$0.48	$0.47
Cash dividends per share	$0.200	$0.200	$0.200	$0.200
Stock sales price range: High (1)	$29.50	$29.64	$29.19	$27.00
Low	$27.61	$28.30	$26.26	$22.57

Fiscal Year Ended December 31, 2006 (Three months ended)	Mar 31 2006	Jun 30 2006	Sep 30 2006	Dec 31 2006
Total interest income	$11,629	$12,014	$12,997	$13,715
Total interest expense	5,302	5,764	6,602	6,976
Net interest income	6,327	6,250	6,395	6,739
Provision for loan losses	117	220	196	317
Net interest income after provision for loan losses	6,210	6,030	6,199	6,422
Loss on sale of securities	-	-	(1,956)	-
Gain on sale of mortgage servicing	-	-	-	1,957
Other non interest income	2,765	3,275	3,128	3,134
Non interest expenses	6,702	7,052	6,888	7,264
Income before income taxes	2,273	2,253	483	4,249
Income tax provision	749	713	142	1,213
Net Income	$1,524	$1,540	$341	$3,036
Basic earnings per common share	$0.40	$0.42	$0.09	$0.83
Diluted earnings per common share	$0.39	$0.40	$0.09	$0.81
Cash dividends per share	$0.188	$0.200	$0.200	$0.200
Stock sales price range: High (1)	$26.98	$28.56	$28.50	$28.55
Low	$24.92	$26.60	$26.00	$26.90

(1)The Company's common stock trades on the NASDAQ Global Market under the symbol "HOMF."
As of December 31, 2007, the Company had 376 holders of record of its shares.

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

HOLDING COMPANY BUSINESS
Home Federal Bancorp (the “Company") is organized as a bank holding company authorized to engage in activities permissible for a financial holding company and owns all of the outstanding capital stock of Indiana Bank and Trust Company (the “Bank").  The business of the Bank and therefore, the Company, is providing consumer and business banking services to certain markets in the south-central portions of the state of Indiana.  The Bank does business through 20 full service banking offices.

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

The Company is subject to interest rate risk to the degree that its interest-bearing liabilities, primarily deposits and borrowings with short- and medium-term maturities, mature or reprice more rapidly, or on a different basis, than its interest-earning assets.  While having liabilities that mature or reprice more frequently on average than assets should be beneficial in times of declining interest rates, such an asset/liability structure should result in lower net income or net losses during periods of rising interest rates, unless offset by other factors such as non interest income.  The Company's net income is also affected by such factors as fee income and gains or losses on sale of loans.

OVERVIEW
In reviewing the Company’s performance in 2007, several factors contributed to the results for the year.  The Company continued to focus on restructuring the balance sheet and increasing fee income.  During 2007, the Company focused on generating higher yielding commercial and commercial real estate loans while decreasing balances of residential mortgage loans and indirect auto loans.  As a result, commercial and commercial real estate loans increased $55.8 million and $41.6 million, respectively, while residential mortgage loans and consumer loans decreased $23.5 million and $7.1 million, respectively.  During 2007, the Company also focused on managing the cost of funds through attracting retail deposits at competitive rates and shifting the mix of wholesale funding.  Total retail deposits for 2007 decreased $5.2 million.  The decrease in retail deposits was primarily the result of a decrease in public fund checking account balances of $25.2 million.  The Company had a few public fund customers with unusually high balances at the end of 2006. The reduction in the balances of these public fund accounts at year end 2007 contributed to the reduction in retail deposit balances.  All other retail deposit categories in total increased $20.0 million including growth of $7.2 million in certificates of deposit and growth of $20.2 million in money market accounts.  The Company also had shifts in its wholesale funding as brokered deposits decreased $13.2 million and FHLB advances increased $30.7 million.  As a result of the balance sheet restructuring, the rate paid on interest bearing liabilities increased by 32 basis points during 2007 while the yield on interest earning assets increased by 46 basis points.  The Company’s net interest margin increased 16 basis points to 3.45% for 2007.

Total non interest income increased $551,000 in 2007 due primarily to increases in investment advisory revenue and deposit fees.  Investment advisory revenue increased $511,000, or 37.5%, for the year due to increased production in established markets and the mid year acquisition of a book of business located on the south side of Indianapolis.  Deposit fees increased $450,000, or 7.4%, for the year due to the continued growth in fees associated with an overdraft privilege product and interchange fees related to increased debit card usage.

Total non interest expenses increased $1.9 million for 2007 and included a pre-tax charge of $788,000 related to a separation agreement with a former executive vice president of the Bank and the Company and a $200,000 write-down of the Company’s former operations building, which was classified as held for sale.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The write-down represented the entire remaining book value of the building which was subsequently donated to a local non profit organization.  Compensation expense increased $526,000 due to additional brokerage commission costs which resulted from increased revenue; normal annual salary increases; and the investment in additional commercial credit staff.

In 2008 and subsequent years, the Company faces several challenges.  The major challenges for 2008 are expected to be related to net interest margin, deposit growth and asset quality.  With 2008 beginning with substantial decreases in interest rates, the Company will be challenged to maintain current levels of net interest margin.  As mentioned earlier, declining interest rates generally have a positive short term impact on the Company’s net interest margin.  However, the sharp decline in interest rates early in 2008 along with the inverted yield curve are likely to result in unusually sharp declines in yields on interest earning assets due to the refinancing of fixed rate loans.  As loan yields decline and competitive pressures on deposit rates remain strong, the Company’s net interest margin is expected to experience a decline in 2008.  As mentioned, competitive pressures on deposit rates along with the significant reduction in rates being paid to deposit customers are expected to make deposit growth a challenge.  The Company implemented enhanced commercial cash management products and services during the second half of 2007 in an effort to promote commercial deposit balance and fee income growth during 2008.  Asset quality should be an area of focus and is likely to be a challenge for all banks during the year due, in part, to the national economy.  During 2006 and 2007, the Company’s commercial and commercial real estate portfolio grew $163.6 million.  Commercial and commercial real estate loans are generally more risky than consumer loans.  In an effort to manage the higher risk profile of the current loan portfolio, the Company has added a new Chief Credit Officer, experienced commercial credit analysts and in-house commercial loan review personnel to monitor the growth in commercial lending.

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

	Year Ended			Year Ended			Year Ended
	Dec 2007			Dec 2006			Dec 2005
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
Assets:
Interest-earning assets:
Residential mortgage loans	$162,641	$10,471	6.44%	$177,687	$10,939	6.16%	$185,815	$10,828	5.83%
Commercial mortgage loans	240,682	16,766	6.97%	215,633	14,312	6.64%	217,251	13,697	6.30%
Second and home equity loans	101,787	7,342	7.21%	96,104	7,021	7.31%	82,416	5,656	6.86%
Commercial loans	180,187	14,538	8.07%	126,282	10,015	7.93%	105,550	6,939	6.57%
Other consumer loans	30,502	2,280	7.47%	36,297	2,659	7.33%	34,846	2,490	7.15%
Securities	60,991	2,688	4.41%	105,604	4,246	4.02%	131,046	4,652	3.55%
Short-term investments	22,417	1,116	4.98%	23,459	1,163	4.96%	23,299	714	3.06%
Total interest-earning assets (1)	799,207	$55,201	6.92%	781,066	$50,355	6.46%	780,223	$44,976	5.76%
Allowance for loan losses	(6,720)			(6,696)			(7,408)
Cash and due from banks	19,511			22,996			25,343
Bank premises and equipment	16,765			17,568			16,632
Other assets	45,474			47,853			42,957
Total assets	$874,237			$862,787			$857,747

Liabilities
Interest-bearing liabilities:
Deposits:
Transaction accounts	$371,145	$7,630	2.06%	$360,133	$6,574	1.83%	$340,964	$2,981	0.87%
Certificate accounts	318,541	15,029	4.72%	307,608	12,805	4.16%	306,789	10,284	3.35%
FHLB advances	77,028	3,884	5.04%	83,157	4,284	5.15%	108,525	5,743	5.29%
Other borrowings	15,588	1,118	7.17%	15,100	981	6.50%	14,346	809	5.64%
Total interest-bearing liabilities	782,302	$27,661	3.54%	765,998	$24,644	3.22%	770,624	$19,817	2.57%
Other liabilities	22,976			24,101			11,020
Total liabilities	805,278			790,099			781,644
Total shareholders’ equity	68,959			72,688			76,103
Total Liabilities and Shareholders’ Equity	$874,237			$862,787			$857,747

Net Interest Income		$27,540			$25,711			$25,159

Net Interest Rate Spread			3.38%			3.24%			3.19%

Net Earning Assets	$16,905			$15,068			$9,599

Net Interest Margin (2)			3.45%			3.29%			3.22%

Average Interest-earning
Assets to Average
Interest-bearing Liabilities	102.16%			101.97%			101.25%

(1)	Average balances are net of non-performing loans.
(2)	Net interest income divided by the average balance of interest-earning assets.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

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

	Year Ended			Year Ended
	Dec 2007 vs. Dec 2006			Dec 2006 vs. Dec 2005
	Increase/(Decrease)			Increase/(Decrease)
	Due to Rate	Due to Volume	Total Change	Due to Rate	Due to Volume	Total Change
Interest Income on Interest-Earning Assets:
Residential mortgage loans	$552	$(1,020)	$(468)	$495	$(384)	$111
Commercial mortgage loans	734	1,720	2,454	716	(101)	615
Second and home equity loans	(88)	409	321	382	983	1,365
Commercial loans	177	4,346	4,523	1,576	1,500	3,076
Other consumer loans	55	(434)	(379)	64	105	169
Securities	459	(2,017)	(1,558)	876	(1,282)	(406)
Short-term investments	5	(52)	(47)	444	5	449
Total	1,894	2,952	4,846	4,553	826	5,379

Interest Expense on Interest-Bearing Liabilities:
Deposits:
Transaction accounts	850	206	1,056	3,416	177	3,593
Certificate accounts	1,756	468	2,224	2,494	27	2,521
FHLB advances	(89)	(311)	(400)	(148)	(1,311)	(1,459)
Other borrowings	104	33	137	127	45	172
Total	2,621	396	3,017	5,889	(1,062)	4,827

Net Change in Net Interest Income	$(727)	$2,556	$1,829	$(1,336)	$1,888	$552

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS
Comparison of Year Ended December 31, 2007 and Year Ended December 31, 2006:

General
The Company reported net income of $6.1 million for the year ended December 31, 2007.  This compared to net income of $6.4 million for the year ended December 31, 2006, representing a decrease of $318,000, or 4.9%.

Net Interest Income
Net interest income increased $1.8 million, or 7.1%, for the year ended December 31, 2007, compared to the year ended December 31, 2006.  The increase in net interest income was primarily due to the changing mix of the Company’s interest-earning assets and interest-bearing liabilities.  Total interest income for the year ended December 31, 2007, increased $4.8 million, or 9.6%, as compared to the year ended December 31, 2006.  The increase in interest income was a result of two factors: 1) the $18.2 million increase in average earning assets for 2007 compared to 2006 and 2) the 46 basis point increase in yield on interest-earning assets for the same period.  The yield on interest-earning assets increased during 2007 primarily due to a shift away from lower yielding residential mortgages into higher yielding commercial and commercial real estate loans.  Total interest expense for the year ended December 31, 2007 increased $3.0 million, or 12.2%, as compared to the year ended December 31, 2006.  The increase was due primarily to the changing mix of interest bearing liabilities as certificates of deposit and money market accounts increased $7.2 million and $20.2 million, respectively, while lower rate interest bearing checking accounts decreased $25.4 million for the year.    As a result of the mix shift noted above, the rate paid on interest-bearing liabilities increased 32 basis points.  The Company was able to increase its net interest margin 16 basis points to 3.45% for 2007.

Provision for Loan Losses
Provision for loan losses was $1.4 million for the year ended December 31, 2007, an increase of $511,000 from $850,000 in 2006.  The provision for loan losses increased during 2007 due to increases in the loan portfolio and an increase in the Company’s non performing assets.  In addition, the Company considered negative national economic conditions and the impact on the Company’s local markets and its customers.  Commercial and commercial real estate growth has occurred primarily in the Indianapolis market over the past two years.  This in-market commercial loan growth has been generated by commercial lending officers with significant experience in the Indianapolis market.  Much of the loan growth has come from customer relationships that have been maintained by the commercial officers for a number of years.  Based on the Company’s knowledge of the Indianapolis market and the commercial lending officers’ knowledge of the customers, management has assessed the risk related to the commercial loan growth to be consistent with historical risks for similar loans in the Company’s commercial loan portfolio.  Loss trends within the loan portfolio for 2007 were consistent with historical loss trends.  Net charge offs for 2007 were $987,000 compared to $1.0 million for 2006.  Based on the composition of the loan portfolio, management believes that historical loss trends continue to be an indication of probable loss exposure.  Non-performing assets to total assets increased to 1.29% at December 31, 2007 from .46% at December 31, 2006, and non-performing loans to gross loans increased to 1.51% at December 31, 2007 from .54% at December 31, 2006.  The increase in these two ratios is primarily the result of two commercial relationships totaling $6.1 million being added to non-performing loans in 2007.  Management generally classifies problem assets and allocates a portion of the allowance for loan losses prior to loans becoming non-performing assets.  During 2007, assets classified by management as special mention or substandard that were not included in non-performing assets decreased $8.3 million.  Therefore, the shift from internally classified problem assets to non-performing assets during 2007 did not result in a significant change in the provision for loan losses as similar loss allocations were required for non-performing assets as compared to internally classified problem assets.  During 2007, the banking industry experienced increasing trends in problem assets and credit losses which resulted from weakening national economic trends and a decline in housing values.  As a result, local markets were impacted in varying degrees by the national trends.  The Company’s local market footprint was impacted by the slow down in the housing sector and the decline in housing values.  However, the local markets in the Company’s footprint were aided by diversified industry as well as the positive impact of new jobs created from existing employers or new projects.  As a result, management determined that a slight increase in the provision for loan losses related to national and local economic factors was appropriate.

Non Interest Income
Non interest income increased $551,000, or 4.5%, for the year.  The net increase in non interest income for 2007 was due primarily to increases in investment advisory fees and deposit fees partially offset by a decrease in loan servicing income, net of impairments.  Investment advisory revenue increased $511,000, or 37.5%, for the year due to increased production in established markets and the mid year acquisition of a book of business located on the south side of Indianapolis.  Deposit fees increased $450,000, or 7.4%, for the year due to the continued growth in fees associated with an overdraft privilege product and interchange fees related to increased debit card usage.  The increases listed above were partially offset by a decrease in loan servicing income, net of impairments.  Loan servicing income, net of impairments decreased $662,000 for the year due to the sale of the Company’s mortgage servicing portfolio and the corresponding mortgage servicing rights in the fourth quarter of 2006.  As a result of the sale of the mortgage servicing portfolio, the Company had decreases in fee income associated with the mortgage servicing portfolio including reductions in servicing fees and complementary fees such as insurance revenue and late charge fee income.

Non Interest Expenses
Non interest expenses totaled $29.8 million for the year ended December 31, 2007, an increase of $1.9 million, or 6.7%, compared to the year ended December 31, 2006.  The expense increases were primarily related to increases in miscellaneous expenses and compensation and employee benefits expenses.  Miscellaneous expense increased $1.2 million due to a first quarter charge associated with a separation agreement with a former executive vice president of

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

the Bank and the Company of $788,000, as well as the $200,000 write-down of the Company’s former operations building, which was subsequently donated to a local non profit organization.  Other non interest expense increases included $100,000 in professional fees primarily due to additional legal and accounting expenses incurred to address new proxy disclosure requirements and new accounting pronouncements.

The $526,000 increase in compensation and employee benefits was a result of additional salary and incentive compensation expense for the new commercial lending and commercial credit staff in Indianapolis, additional commission costs associated with increased investment advisory service fees and normal annual salary increases. Additionally, in 2006, the Company reduced its vacation accrual $260,000 pursuant to a change in vacation policy.

Income Taxes
Income tax expense totaled $3.1 million for the year ended December 31, 2007, an increase of $319,000, or 11.3%, compared to the year ended December 31, 2006.  During 2006, the Company’s effective tax rate was reduced due to the sale of available for sale securities which reduced the state apportionment factor for Indiana during the year.  As a result, the Company’s effective tax rate increased to 33.9% in 2007 compared to 30.4% in 2006.

RESULTS OF OPERATIONS
Comparison of Year Ended December 31, 2006 and Year Ended December 31, 2005:

General
The Company reported net income of $6.4 million for the year ended December 31, 2006.  This compared to net income of $6.1 million for the year ended December 31, 2005, representing an increase of $339,000, or 5.6%.

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

Provision for Loan Losses
Provision for loan losses was $850,000 for the year ended December 31, 2006, an increase of $42,000 from $808,000 in 2005.  In spite of the growth during 2006 in normally higher risk commercial loans, the Company was able to retain the provision for loan losses at a level comparable to the prior year due to improved credit quality ratios.  Non-performing assets to total assets decreased to .46% at December 31, 2006 from .54% at December 31, 2005, and nonperforming loans to gross loans decreased to .54% at December 31, 2006 from ..70% at December 31, 2005.  Net charge offs for 2006 were $1.0 million compared to $1.9 million for 2005.  The increase in charge offs during 2005 was primarily due to charge offs associated with two large problem commercial loans.

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

During 2006, gain on sale of loans totaled $1.4 million representing a decrease of $110,000, or 7.1%, compared to the prior year.  During the fourth quarter of 2006, the Company recognized a gain of $2.0 million associated with the sale of the Company’s mortgage servicing portfolio and the corresponding mortgage servicing rights.  In conjunction with the decision to sell the mortgage servicing portfolio, management began to sell residential mortgage originations on a servicing released basis.

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

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Non Interest Expenses
Non interest expenses totaled $27.9 million for the year ended December 31, 2006, an increase of $1.4 million, or 5.3%, compared to the year ended December 31, 2005.  The expense increases were primarily related to an increase in compensation and employee benefits expense which increased $1.4 million for the year.  The increase in compensation and employee benefits was a result of additional salary and incentive compensation expense for the new commercial lending and commercial credit staff in Indianapolis, additional commission costs associated with increased investment advisory service fees and normal annual salary increases.  This increase was partially offset by an adjustment in the third quarter due to a change in the Company’s vacation policy resulting in a $260,000 decrease in the vacation accrual.  Occupancy and equipment expenses increased $229,000 due to the addition of the new commercial loan office in .downtown Indianapolis and costs associated with the Company’s new operations center.  Service bureau expense decreased $511,000 due to renegotiated contracts with the current service provider.  Marketing expense increased $158,000 due primarily to additional amounts spent to more aggressively advertise and promote retail deposit products during 2006.  Miscellaneous expenses increased $129,000 due primarily to additional expenses of approximately $160,000 ancillary to the sale of the mortgage servicing portfolio.

Income Taxes
Income tax expense totaled $2.8 million for the year ended December 31, 2006, a decrease of $152,000, or 5.1%, compared to the year ended December 31, 2005.  The expense decrease was primarily related to the reduction to the Company’s effective tax rate due to the impact of the sale of available for sale securities resulting in a decrease to the state apportionment factor for Indiana during the year.  The state tax impact of the securities sale resulted in a reduction in the Company’s effective tax rate to 30.4% in 2006 compared to 32.7% in 2005.

FINANCIAL CONDITION
The Company's total assets increased $4.3 million to $908.8 million at December 31, 2007, from $904.5 million at December 31, 2006.  Cash and due from banks balances decreased $65.5 million during 2007.  The cash was used to fund loan growth as total loans increased $67.6 million, or 9.9%, for the year.  Commercial and commercial mortgage loans increased $97.4 million, or 25.7%, for the year.  The growth in commercial and commercial mortgage loans was driven by growth from the Indianapolis market – commercial and commercial mortgage loans in Indianapolis increased $84.7 million during 2007.  Of the commercial real estate loans, $19.6 million and $18.6 million were collateralized by multi-family residential property at December 31, 2007 and 2006, respectively, $75.6 million and $43.7 million were collateralized by property under construction at December 31, 2007 and 2006, respectively, and $1.3 million and $403,000 were collateralized by unimproved land at December 31, 2007 and 2006, respectively.   In May of 2006, in the Indianapolis market, the Company staffed a commercial lending operation with two senior lenders; the Company hired two additional commercial lenders, one in the third quarter of 2006 and one in the first quarter of 2007.  This new commercial lending operation led to the growth in this market.  Residential mortgage balances decreased $23.5 million for the year as the Company sells substantially all residential mortgage originations. The Company's primary lending area is south-central Indiana.  Virtually all of the Company's loans originated and purchased are to borrowers located within the state of Indiana.  Of the residential mortgages, $1.0 million and $1.1 million were collateralized by unimproved land at December 31, 2007 and 2006, respectively.  The consumer loan balances decreased $7.1 million for the year because the Company no longer originates indirect auto loans.

Premises and equipment decreased $1.6 million during 2007 as the Company completed a sale leaseback transaction involving four branch offices in the third quarter of 2007.  This transaction provided $3.6 million in cash to fund loan growth.  The gain on sale of $1.9 million was deferred and will be amortized into non interest income over the 15 year term of the leases.

Total retail deposits decreased $5.2 million, or .8%, for the year.  This decrease is the result of a $25.2 million decrease in public funds checking accounts as these balances were unusually high with a December 31, 2006 balance of $77.8 million - compared to average yearly balances of $36.2 million and $39.4 million for 2006 and 2007, respectively.  Other retail deposit categories showed growth of $20.0 million for the year ended 2007.  This included growth of $20.2 million and $7.2 million in money market and certificate of deposit accounts, respectively.  The Company focused its advertising dollars related to deposits on money market and certificate of deposit accounts in 2007.

Brokered deposits decreased $13.2 million for the year due to maturities, while Federal Home Loan Bank (FHLB) advances increased $30.7 million.  The increase in advances was used to replace matured brokered deposit funds, and in the fourth quarter of 2007, additional funds were acquired due to attractive advance rates at the Indianapolis FHLB to fund anticipated loan growth in 2008.

As of December 31, 2007, shareholders’ equity was $67.5 million, a decrease of $3.8 million compared to the prior year.  During 2007, the Company repurchased 388,263 shares representing approximately 10.8% of shares outstanding at the beginning of 2007 at a total cost of $11.0 million.

Fourth Quarter 2007 Results
The Company had fourth quarter 2007 earnings of $1.6 million or $0.47 diluted earnings per common share compared to earnings of $3.0 million or $0.81 diluted earnings per common share for the fourth quarter of 2006.   The Company’s net income for the fourth quarter of 2006 included a pre-tax gain of $2.0 million resulting from the sale of its mortgage servicing portfolio and the related mortgage servicing rights.  Net interest income increased $180,000, or 2.7%, to $6.9 million for the fourth quarter of 2007.  Net interest margin increased 4 basis points to 3.38% for the quarter compared to the same quarter of the prior year.  Non interest income, excluding the one time 2006 fourth quarter gain on sale of the mortgage servicing portfolio, increased $253,000, or 8.1%, for the fourth quarter.  The increase in non interest income for the fourth quarter was due primarily to increases in investment advisory service fees related to the Company’s purchase of a brokerage book of business in the second quarter of 2007.  Non interest expenses remained relatively stable increasing $52,000, or 0.7%, for the

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

fourth quarter.  Miscellaneous expenses were $1.4 million for the quarter ended December 31, 2007 compared to $1.5 million for the same quarter of 2006.  The decrease of $105,000 related to expenses incurred ancillary to the sale of the mortgage servicing portfolio in December of 2006.  Marketing expenses increased $90,000 due to the end of year timing of various marketing initiatives.

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

Net interest income represents the Company’s principal component of income.  Consistency of the Company’s net interest income is largely dependent upon the effective management of interest rate risk.  The Company has established risk measures, limits and policy guidelines in its Interest Rate Risk Management Policy.  The responsibility for management of interest rate risk resides with the Company’s Asset/Liability Committee (“ALCO”), with oversight by the Board of Directors.  The Company uses an earnings simulation analysis that measures the sensitivity of net interest income to various interest rate movements.  The base-case scenario is established using current interest rates.  The comparative scenarios assume an immediate parallel shock in increments of 100 basis point rate movements.  The interest rate scenarios are used for analytical purposes and do not necessarily represent management’s view of future market movements.  Rather, these are intended to provide a measure of the degree of volatility interest rate movements may introduce into the earnings of the Company.  Modeling the sensitivity of earnings to interest rate risk is highly dependent on numerous assumptions embedded in the model.  These assumptions include, but are not limited to, management’s best estimates of the effect of changing interest rates on the prepayment speeds of certain assets and liabilities, projections for activity levels in each of the product lines offered by the Company and historical behavior of deposit rates and balances in relation to changes in interest rates.  These assumptions are inherently uncertain, and as a result, the model cannot precisely measure net interest income or precisely predict the impact of fluctuations in interest rates on net interest income.  Actual results will differ from simulated results due to timing, magnitude, and frequency of interest rate changes as well as changes in market conditions. The Company’s 12-month net interest income sensitivity profile as of fiscal year-end December 31, 2007 and December 31, 2006 is as follows:

As Of	Dec 2007	Dec 2006
Changes in Rates	Net Interest Income % Change	Net Interest Income % Change	Interest Rate Risk Management Policy Guidelines
+ 300 basis points	(10.84)	1.75	(20.00)
+ 200 basis points	(6.91)	1.94	(15.00)
+ 100 basis points	(3.58)	1.36	(7.50)
- 100 basis points	3.47	(1.77)	(7.50)
- 200 basis points	4.37	(4.60)	(15.00)
- 300 basis points	2.40	(8.15)	(20.00)

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

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

As Of	Dec 2007	Dec 2006	Dec 2005	Dec 2004	Dec 2003
Non-accruing loans:
Residential mortgage loans	$2,284	$1,637	$1,656	$1,249	$832
Commercial mortgage loans	2,009	413	212	5,633	247
Second and home equity loans	466	200	308	410	591
Commercial loans	5,613	490	754	2,094	647
Other consumer loans	144	112	140	149	182
Total	10,516	2,852	3,070	9,535	2,499
90 days past due and still accruing loans:
Residential mortgage loans	64	459	456	168	1,125
Commercial loans	-	-	-	-	5
Total	64	459	456	168	1,130
Troubled debt restructured	874	440	809	3,141	258
Total non-performing loans	11,454	3,751	4,335	12,844	3,887
Real estate owned	311	436	271	2,019	1,739

Total Non-Performing Assets	$11,765	$4,187	$4,606	$14,863	$5,626
Non-performing assets to total assets	1.29%	0.46%	0.54%	1.71%	0.66%
Non-performing loans to total loans	1.51%	0.54%	0.70%	2.01%	0.60%
Allowance for loan losses to non-performing loans	60.87%	175.90%	155.78%	61.23%	193.11%

Total non-performing assets increased $7.6 million to $11.8 million at December 31, 2007.  The increase was primarily the result of two commercial loan relationships totaling $6.1 million which were transferred to non-accrual status during 2007.  One commercial relationship is a manufacturing company in southern Indiana totaling approximately $3.1 million which is secured by real estate, inventory and equipment.  The other commercial relationship is a residential land development loan on the south side of Indianapolis totaling $3.0 million which is secured by partially developed land.  In addition, non-accrual residential mortgage and second and home equity loans increased $647,000 and $266,000, respectively.  In addition, at December 31, 2007 and 2006, there were $12.2 million and $20.5 million, respectively,  in current performing loans that were classified as special mention or substandard for which potential weaknesses exist, which may result in the future inclusion of such items in the non-performing category.

ALLOWANCE FOR LOAN LOSSES
The provision for loan losses for the fiscal year ended December 31, 2007 was $1.4 million, which resulted in an allowance for loan losses balance of $7.0 million as of December 31, 2007 as compared to $6.6 million as of December 31, 2006.  The allowance for loan losses as a percentage of total loans decreased to 0.92% at December 31, 2007 from 0.95% at December 31, 2006.   During 2007, the loan portfolio increased $67.6 million with the growth occurring in generally higher risk commercial loans.  The increase in the allowance for loan losses reflects the growth in the loan portfolio.

In determining the appropriate balance in the allowance for loan losses, management considered such factors as trends in the loan portfolio, historical loss trends, levels of non-performing assets and the impact of the local and national economy.  Commercial and commercial real estate growth has occurred primarily in the Indianapolis market over the past two years.  This in-market commercial loan growth has been generated by commercial lending officers with significant experience in the Indianapolis market.  Much of the loan growth has come from customer relationships that have been maintained by the commercial officers for a number of years.  Based on the Company’s knowledge of the Indianapolis market and the commercial lending officers’ knowledge of the customers, management has assessed the risk related to the commercial loan growth to be consistent with historical risks for similar loans in the Company’s commercial loan portfolio.  Loss trends within the loan portfolio for 2007 were consistent with historical loss trends.  Based on the composition of the loan portfolio, management believes that historical loss trends continue to be an indication of probable loss exposure.  As explained under non-performing assets, levels of non-performing assets have increased $7.6 million to $11.8 million at December 31, 2007.  Management generally classifies problem assets and allocates a portion of the allowance for loan losses prior to loans becoming non-performing assets.  During 2007, assets classified by management as special mention or substandard that were not included in non-performing assets decreased $8.3 million.  Therefore, the shift from internally classified problem assets to non-performing assets during 2007 did not result in a significant change in the allowance for loan losses as similar loss allocations were required for non-performing assets as compared to internally classified problem assets.  Management considered the potential impact on loan losses related to national and local economic factors.  During 2007, the banking industry experienced increasing trends in problem assets and credit losses which resulted from weakening national economic trends and a decline in housing values.  As a result, local markets were impacted in varying degrees by the national trends.  The Company’s local market footprint was impacted by the slow down in the housing sector and the decline in housing values.  However, the local markets in the Company’s footprint were aided by diversified industry as well as the positive impact of new jobs created from existing employers or

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

new projects.  Many of the Company’s commercial real estate loans are related to residential and commercial land development in the Indianapolis market.  The commercial development has experienced only slight declines as a result of the current economic trends due to the diversity of the local market.  The residential land development in Indianapolis has slowed as evidenced by decreasing new housing permits and values have declined due to excess residential inventory.  The Company reviewed residential land development projects in light of the current market conditions and noted some deterioration as projects are not being completed as quickly as originally anticipated and prices have declined slightly.  The Company has limited exposure within the consumer and residential mortgage portfolio in Indianapolis.  As a result, management determined that a slight increase in the allowance for loan losses related to national and local economic factors was appropriate.

The following table sets forth an analysis of the allowance for loan losses. (dollars in thousands)

As Of	Dec 2007	Dec 2006	Dec 2005	Dec 2004	Dec 2003
Balance at beginning of period	$6,598	$6,753	$7,864	$7,506	$7,172
Provision for loan losses	1,361	850	808	1,770	1,268
Loan charge-offs:
Residential mortgage loans	(136)	(84)	(264)	(88)	(176)
Commercial mortgage loans	(7)	-	(893)	(28)	(60)
Second and home equity loans	(24)	(67)	(158)	(136)	(163)
Commercial loans	(691)	(470)	(422)	(993)	(255)
Other consumer loans	(608)	(706)	(311)	(279)	(425)
Total charge-offs	(1,466)	(1,327)	(2,048)	(1,524)	(1,079)
Recoveries:
Residential mortgage loans	14	14	10	16	28
Commercial mortgage loans	1	6	42	9	-
Second and home equity loans	22	2	1	2	-
Commercial loans	177	109	26	51	65
Other consumer loans	265	191	50	34	52
Total recoveries	479	322	129	112	145
Net charge-offs	(987)	(1,005)	(1,919)	(1,412)	(934)

Balance at End of Period	$6,972	$6,598	$6,753	$7,864	$7,506
Net charge-offs to average loans	0.14%	0.15%	0.31%	0.22%	0.14%
Allowance for loan losses to total loans	0.92%	0.95%	1.09%	1.23%	1.16%

ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES
The following table indicates the portion of the allowance for loan loss management has allocated to each loan type:  (dollars in thousands)

As Of	Dec 2007	Dec 2006	Dec 2005	Dec 2004	Dec 2003
Residential mortgage loans	$1,153	$1,355	$1,858	$1,243	$1,535
Commercial mortgage loans	1,541	1,233	1,718	2,919	1,839
Second and home equity loans	762	640	567	633	712
Commercial loans	2,833	2,623	1,813	2,216	2,491
Other consumer loans	683	747	797	853	929
Total Allowance for Loan Losses	$6,972	$6,598	$6,753	$7,864	$7,506

The unallocated allowance is assigned to the various loan categories as follows.  First a portion of the unallocated allowance is based on management’s perception of probable risk in the different loan categories.  At December 31, 2007, this included $400,000, $200,000 and $900,000 assigned to second mortgages and home equity loans, consumer loans and commercial loans, respectively.  The $600,000 remainder of the unallocated allowance is assigned to the various loan categories based on principal balance of the loan categories.

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

Borrowings may be used to compensate for reductions in other sources of funds such as deposits.  As a member of the FHLB System, the Company may borrow from the FHLB of Indianapolis.  At December 31, 2007, the Company had $99.3 million in borrowings from the FHLB of Indianapolis.  As of that date, the Company had commitments of approximately $180.4 million to fund lines of credit and undisbursed portions of loans in process, loan originations of approximately $43.8 million, letters of credit of $6.5 million, and commitments to sell loans of $29.9 million.  In the opinion of management, the Company has sufficient cash flow and borrowing capacity to meet current and anticipated funding commitments.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

SIGNIFICANT COMMITMENTS
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

	Less Than 1 year	1-3 years	4-5 years	Greater Than 5 years	Total
Contractually obligated payments due by period:
Certificates of deposits	$262,841	$34,926	$11,842	$1,274	$310,883
Long term debt	31,850	23,250	42,000	17,713	114,813
Long term compensation obligations	226	470	525	1,792	3,013
Commitments to extend credit:
Commercial mortgage loans and commercial loans	141,490	-	-	-	141,490
Residential mortgage loans	18,451	-	-	-	18,451
Revolving home equity lines of credit	44,499	-	-	-	44,499
Other	19,806	-	-	-	19,806
Standby letters of credit	6,501	-	-	-	6,501
Commitments to sell loans:
Residential mortgage loans	8,572	-	-	-	8,572
Commercial mortgage loans and commercial loans	21,285	-	-	-	21,285
Total	$555,521	$58,646	$54,367	$20,779	$689,313

Lease Obligations
The Company leases banking facilities and other office space under operating leases that expire at various dates through 2022 and that contain certain renewal options.  Rent expense charges to operations were $242,000, $113,000, and $76,000 for the years ended December 31, 2007, 2006, and 2005, respectively.  As of December 31, 2007, future minimum annual rental payments under these leases are as follows: (dollars in thousands)

Year Ended December	Amount
2008	$420
2009	424
2010	435
2011	444
2012	314
Thereafter	3,443
Total Minimum Operating Lease Payments	$5,480

Employment Agreements
The Company has entered into change in control agreements with certain executive officers.  Under certain circumstances provided in the agreements, the Company may be obligated to pay three times such officers’ base salary and to continue their health insurance coverage for twelve months.

OFF-BALANCE SHEET ARRANGEMENTS
The term “off-balance sheet arrangement” generally means any transaction, agreement, or other contractual arrangement to which an entity unconsolidated with the Company is a party under which the Company has (i) any obligation arising under a guarantee contract, derivative instrument or variable interest; or (ii) a retained or contingent interest in assets transferred to such entity or similar arrangement that serves as credit, liquidity or market risk support for such assets.  The Company does not have any off-balance sheet arrangements with unconsolidated entities that have or are reasonably likely to have a current or future effect on the Company’s financial condition, change in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors, except as related to the guarantee of Capital Securities issued by the Company’s unconsolidated Delaware Trust subsidiary, Home Federal Statutory Trust I, as disclosed in note 9 to the consolidated financial statements.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

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

DERIVATIVE FINANCIAL INSTRUMENTS
Statement of Financial Accounting Standards No. 133, (“SFAS 133”), “Accounting for Derivative Instruments and Hedging Activities” as amended, which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts requires all derivatives, whether designated as a hedge, or not, to be recorded on the balance sheet at fair value.  The Company designates its fixed rate and variable rate interest rate swaps as fair value and cash flow hedge instruments, respectively.  If the derivative is designated as a fair value hedge, the changes in fair value of the derivative are recognized in earnings.  If the derivative is designated as a cash flow hedge, the changes in fair value of the derivative are recorded in Accumulated Other Comprehensive Income (“AOCI”), net of income taxes.  The Company has only limited involvement with derivative financial instruments and does not use them for trading purposes.  The Company has interest rate lock commitments for the origination of loans held for sale which are not material to the Company’s consolidated financial statements.  See Note 1 for further discussion of derivative financial instruments.

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

NEW ACCOUNTING PRONOUNCEMENTS
In February 2006, the Financial Accountings Standards Board (“FASB”) issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments, an amendment of FASB Statement No. 133 and 140.” This Statement amends FASB Statements No. 133, “Accounting for Derivative Instruments and Hedging Activities,” and No. 140 as well as resolves issues addressed in Statement No. 133 Implementation Issue No. D1, “Application of Statement No. 133 to Beneficial Interests in Securitized Financial Assets.” Specifically, this Statement: i) permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation; ii) clarifies which interest-only strips and principal-only strips are not subject to the requirements of Statement No. 133; iii) establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation; iv) clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives; and v) amends Statement No. 140 to eliminate the prohibition on a qualifying special purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. This Statement is effective for all financial instruments acquired or issued after the beginning of the first fiscal year that begins after September 15, 2006. Management has determined the adoption of this Statement as of January 1, 2007 did not have a material effect on the Company’s consolidated financial statements.

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets, an amendment of FASB Statement No. 140.” This Statement amends FASB Statement No. 140 and requires that all separately recognized servicing rights be initially measured at fair value, if practicable. For each class of separately recognized servicing assets and liabilities, this Statement permits the Company to choose either to report servicing assets and liabilities at fair value or at amortized cost. Under the fair value approach, servicing assets and liabilities will be recorded at fair value at each reporting date with changes in fair value recorded in earnings in the period in which the changes occur. Under the amortized cost method, servicing assets and liabilities are amortized in proportion to and over the period of estimated net servicing income or net servicing loss and are assessed for impairment based on fair value at each reporting date. This Statement is effective as of the beginning of the first fiscal year that begins after September 15, 2006. Management has determined the adoption of this Statement as of January 1, 2007 did not have a material effect on the Company’s consolidated financial statements.

FASB staff position FAS 123(R)-4, “Classification of Options and Similar Instruments Issued as Employee Compensation That Allow for Cash Settlement upon the Occurrence of a Contingent Event”, was posted February 3, 2006. This FASB Staff Position (“FSP”) addresses the classification of options and similar instruments issued as employee compensation that allow for cash settlement upon the occurrence of a contingent event that is not controlled by the employee. The guidance in this FSP amends paragraphs 32 and A229 of FASB Statement No. 123 (revised 2004), “Share-Based Payment”.  The guidance in this FSP shall be applied upon initial adoption of Statement 123(R).  The guidance in this FSP is applicable only for options issued as part of employee compensation arrangements. Paragraphs 32 and A229 of Statement 123(R) require options or similar instruments to be classified as liabilities if “the entity can be required under any circumstances to settle the option or similar instrument by transferring cash or other assets”. Since an entity may be required in at least one circumstance (that is, a change in control) to settle its options or similar instruments issued as employee compensation in cash, the option or similar instrument would be classified as a liability when the change in control occurs pursuant to paragraphs 32 and A229 of Statement 123(R). Management has determined the adoption of FSP FAS 123(R)-4 did not have a material effect on the Company’s consolidated financial statements.

In June 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes – an Interpretation of FASB Statement No. 109.” The interpretation prescribes a recognition threshold and measurement attribute for the financial

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The interpretation was effective for fiscal years beginning after December 15, 2006. At January 1, 2007 management determined based on review of various tax positions that these positions would be sustained based on the technical merits of the related tax positions. Upon adoption of FIN 48, there was no effect on the Company’s financial condition or results of operations.

The Company files income tax returns in the United States (“U.S.”), federal and state of Indiana jurisdictions.  The Company is no longer subject to U. S. federal and the state of Indiana tax examinations for years prior to 2004.  Management does not believe there will be any material changes in our recognized tax positions over the next 12 months.

The Company’s policy is to recognize interest and penalties accrued on any unrecognized tax benefits as a component of income tax expense.  As of the date of adoption of FIN 48, the Company did not have any accrued interest or penalties associated with any unrecognized tax benefits, or interest expense recognized during the quarter.  The Company’s effective tax rate differs from the federal statutory rate primarily due to tax exempt income and the state tax expense benefit.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” This Statement is effective for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years.   This Statement defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. This Statement emphasizes that fair value is a market-based measurement and should be determined based on assumptions that a market participant would use when pricing an asset or liability. This Statement clarifies that market participant assumptions should include assumptions about risk as well as the effect of a restriction on the sale or use of an asset. Additionally, this Statement establishes a fair value hierarchy that provides the highest priority to quoted prices in active markets and the lowest priority to unobservable data.  Management has determined the adoption of this Statement as of January 1, 2008 will not have a material effect on the Company’s financial position or results of operations.

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106, and 132(R).”  This Statement requires an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its balance sheet and to recognize changes in that funded status in the year in which the changes occur through accumulated other comprehensive income.  This Statement also requires an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions.  Additional disclosures about certain effects on net periodic benefit cost for the next fiscal year that arise from delayed recognition of the gains or losses, prior service costs or credits, and transition asset or obligation is also required. This Statement is effective as of the end of the first fiscal year ending after December 15, 2006.  The adoption of this Statement as of December 31, 2006 did not have a material impact on the Company’s consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities—including an amendment of FASB Statement No. 115,” which is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007.  The fair value option established by this Statement permits all entities to choose to measure eligible items at fair value at specified election dates. A business entity shall report unrealized gains and losses on items for which the fair value option has been elected in earnings (or another performance indicator if the business entity does not report earnings) at each subsequent reporting date.  The fair value option a) may be applied instrument by instrument, with a few exceptions, such as investments otherwise accounted for by the equity method; b) is irrevocable (unless a new election date occurs); and c) is applied only to entire instruments and not to portions of instruments management did not elect the fair value option for any financial assets or liabilities.  Management has determined the adoption of this Statement as of January 1, 2008 will not have a material effect on the Company’s financial position or results of operations.

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations” which replaces SFAS No. 141, “Business Combinations”.  This Statement retains the fundamental requirements in SFAS No. 141 that the acquisition method of accounting (formerly referred to as purchase method) is used for all business combinations and that an acquirer is identified for each business combination.  This Statement defines the acquirer as the entity that obtains control of one or more businesses in the business combination and establishes the acquisition date as of the date that the acquirer achieves control.  This Statement requires an acquirer to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date, measured at their fair values.  This Statement requires the acquirer to recognize acquisition-related costs and restructuring costs separately from the business combination as period expense. This statement requires that loans acquired in a purchase business combination be the present value of amounts to be received.  Valuation allowances should reflect only those losses incurred by the investor after acquisition.   This Statement is effective for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008.  Management is currently in the process of determining what effect the provisions of this statement will have on the Company’s financial position or results of operations.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements - an Amendment to ARB No. 51.”  This Statement establishes new accounting and reporting standards that require the ownership interests in subsidiaries held by parties other than the parent be clearly identified, labeled, and presented in the consolidated statement of financial position within equity, but separate from the parent's equity.  The Statement also requires the amount of consolidated net income attributable to the parent and to the noncontrolling interest be clearly identified and presented on the face of the consolidated statement of income.  This Statement is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008.  Management is currently in the process of determining what effect the provisions of this statement will have on the Company’s financial position or results of operations.

CRITICAL ACCOUNTING POLICIES
The notes to the consolidated financial statements contain a summary of the Company’s significant accounting policies.  Certain of these policies are critical to the portrayal of the Company’s financial condition, since they require management to make difficult, complex or subjective judgments, some of which may relate to matters that are inherently uncertain.  Management believes that its critical accounting policies include a determination of the allowance for loan losses and the valuation of securities.

Allowance for Loan Losses
A loan is considered impaired when it is probable the Company will be unable to collect all contractual principal and interest payments due in accordance with the terms of the loan agreement. Impaired

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

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

Valuation of Securities
Securities are classified as held-to-maturity or available-for-sale on the date of purchase. Only those securities classified as held-to-maturity are reported at amortized cost. Available-for-sale securities are reported at fair value with unrealized gains and losses included in accumulated other comprehensive income, net of related deferred income taxes, on the consolidated balance sheets. The fair value of a security is determined based on quoted market prices. If quoted market prices are not available, fair value is determined based on quoted prices of similar instruments. Realized securities gains or losses are reported within non interest income in the consolidated statements of income. The cost of securities sold is based on the specific identification method. Available-for-sale and held-to-maturity securities are reviewed quarterly for possible other-than-temporary impairment. The review includes an analysis of the facts and circumstances of each individual investment such as the severity of loss, the length of time the fair value has been below cost, the expectation for that security’s performance, the creditworthiness of the issuer and the Company’s intent and ability to hold the security to recovery, which may be maturity.  A decline in value that is considered to be other-than-temporary is recorded as a loss within non interest income in the consolidated statements of income.  Management believes the price movements in these securities are dependent upon the movement in market interest rates. As of December 31, 2007 the unrealized losses in the available for sale securities portfolio amounted to .9% of the fair value of these securities.  Management also maintains the intent and ability to hold securities in an unrealized loss position to the earlier of the recovery of losses or maturity.

Management's Assessment as to the Effectiveness of Internal Control over Financial Reporting
The management of Home Federal Bancorp (the “Company”) is responsible for establishing and maintaining adequate internal control over financial reporting.  Internal control over financial reporting is defined in Rule 13A-15(f) or 15d-15(f) promulgated under the Securities Exchange Act of 1934 as a process designed by, or under the supervision of, a company’s principal executive and principal financial officers and effected by a company’s board of directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with accounting principles generally accepted in the United States of America (“Generally Accepted Accounting Principles”) and includes those policies and procedures that:

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

The Company’s management assessed the effectiveness of the Company’s internal control over financial reporting as of December 31, 2007.  In making this assessment, the Company’s management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control-Integrated Framework.

Based on our assessment, management believes that, as of December 31, 2007, the Company’s internal control over financial reporting is effective based on those criteria.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
Home Federal Bancorp
Columbus, Indiana

We have audited the internal control over financial reporting of Home Federal Bancorp and subsidiaries (the “Company”) as of December 31, 2007, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management Assessments as to the Effectiveness of Internal Control over Financial Reporting.  Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing, and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.

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

In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2007, based on the criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements as of and for the year ended December 31, 2007 of the Company and our report dated March 14, 2008 expressed an unqualified opinion on those financial statements.

/s/ Deloitte & Touche LLP
Deloitte & Touche LLP
Cincinnati, Ohio
March 14, 2008

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
Home Federal Bancorp
Columbus, Indiana

We have audited the accompanying consolidated balance sheets of Home Federal Bancorp and its subsidiaries (the “Company”) as of December 31, 2007 and 2006, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2007.  These consolidated financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Home Federal Bancorp and subsidiaries at December 31, 2007 and 2006, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2007, in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Company's internal control over financial reporting as of December 31, 2007, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 14, 2008 expressed an unqualified opinion on of the Company's internal control over financial reporting.

/s/ Deloitte & Touche LLP
Deloitte & Touche LLP
Cincinnati, Ohio
March 14, 2008

CONSOLIDATED BALANCE SHEETS
(dollars in thousands except share data)

	December 31, 2007	December 31, 2006
Assets:
Cash and due from banks	$40,552	$106,063
Securities available for sale at fair value (amortized cost $62,551 and $57,421)	62,306	56,887
Securities held to maturity at amortized cost (fair value $1,558 and $1,628)	1,557	1,635
Loans held for sale (fair value $7,250 and $7,055)	7,112	6,925
Portfolio loans:
Commercial loans	207,590	151,781
Commercial mortgage loans	269,035	227,433
Residential mortgage loans	142,481	166,003
Second & home equity loans	103,560	102,713
Other consumer loans	27,345	34,483
Unearned income	(165)	(153)
Total portfolio loans	749,846	682,260
Allowance for loan losses	(6,972)	(6,598)
Portfolio loans, net	742,874	675,662
Premises and equipment	15,599	17,232
Accrued interest receivable	4,670	4,679
Goodwill	1,875	1,695
Other assets	32,261	33,689
Total Assets	$908,806	$904,467

Liabilities and Shareholders’ Equity:
Liabilities:
Deposits:
Demand	$69,728	$72,804
Interest checking	103,624	129,025
Savings	37,513	41,710
Money market	185,803	165,605
Certificates of deposit	301,146	293,914
Retail deposits	697,814	703,058
Brokered deposits	9,174	22,357
Public fund certificates	563	1,744
Wholesale deposits	9,737	24,101
Total deposits	707,551	727,159

FHLB borrowings	99,349	68,667
Short term borrowings	20	-
Junior subordinated debt	15,464	15,464
Accrued taxes, interest and expenses	2,981	4,462
Other liabilities	15,987	17,434
Total liabilities	841,352	833,186

Commitments and Contingencies
Shareholders' equity:
No par preferred stock; Authorized: 2,000,000 shares
Issued and outstanding: None
No par common stock; Authorized: 15,000,000 shares
Issued and outstanding: 3,369,965 and 3,610,218 shares	20,305	17,081
Retained earnings, restricted	48,089	55,137
Accumulated other comprehensive loss, net	(940)	(937)
Total shareholders' equity	67,454	71,281
Total Liabilities and Shareholders' Equity	$908,806	$904,467

See notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF INCOME
(dollars in thousands except per share data)

	Year Ended	Year Ended	Year Ended
	Dec 2007	Dec 2006	Dec 2005
Interest Income:
Short term investments	$1,116	$1,163	$714
Securities	2,688	4,246	4,652
Commercial loans	14,538	10,015	6,939
Commercial mortgage loans	16,766	14,312	13,697
Residential mortgage loans	10,471	10,939	10,828
Second and home equity loans	7,342	7,021	5,656
Other consumer loans	2,280	2,659	2,490
Total interest income	55,201	50,355	44,976
Interest Expense:
Checking and savings accounts	1,761	1,592	543
Money market accounts	5,869	4,982	2,438
Certificates of deposit	14,317	11,343	8,080
Total interest on retail deposits	21,947	17,917	11,061
Brokered deposits	665	1,118	1,326
Public funds	47	344	878
Total interest on wholesale deposits	712	1,462	2,204
Total interest on deposits	22,659	19,379	13,265
FHLB borrowings	3,884	4,284	5,743
Other borrowings	8	5	1
Long term debt	-	650	808
Junior subordinated debt	1,110	326	-
Total interest expense	27,661	24,644	19,817
Net interest income	27,540	25,711	25,159
Provision for loan losses	1,361	850	808
Net interest income after provision for loan losses	26,179	24,861	24,351
Non Interest Income:
Gain on sale of loans	1,497	1,430	1,539
Loss on sale of securities	-	(1,956)	-
Gain on sale of mortgage servicing	-	1,957	-
Investment advisory services	1,874	1,363	1,125
Service fees on deposit accounts	6,574	6,124	4,363
Loan servicing income, net of impairment	571	1,233	1,354
Miscellaneous	2,338	2,152	2,842
Total non interest income	12,854	12,303	11,223
Non Interest Expenses:
Compensation and employee benefits	16,426	15,900	14,502
Occupancy and equipment	4,086	3,908	3,679
Service bureau expense	1,637	1,506	2,017
Marketing	1,141	1,268	1,110
Miscellaneous	6,484	5,324	5,195
Total non interest expenses	29,774	27,906	26,503
Income before income taxes	9,259	9,258	9,071
Income tax provision	3,136	2,817	2,969
Net Income	$6,123	$6,441	$6,102
Basic Earnings per Common Share	$1.75	$1.74	$1.57
Diluted Earnings per Common Share	$1.72	$1.70	$1.53
Basic weighted average number of shares	3,492,615	3,707,325	3,897,501
Dilutive weighted average number of shares	3,560,603	3,788,556	3,993,055
Dividends per share	$0.80	$0.79	$0.75

See notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
(dollars in thousands except share data)

	Shares Outstanding	Common Stock	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Shareholders' Equity

Balance at December 2004	4,027,991	$13,514	$64,138	$(288)	$77,364

Comprehensive income:
Net income			6,102		6,102
Change in unrealized loss on securities available for sale, net of reclassification adjustment and tax effect of $864				(1,637)	(1,637)
Change in fair value of cash flow hedge, net of tax of $58				88	88
Total comprehensive income					4,553
Stock options exercised	109,066	1,846			1,846
Stock repurchased	(321,400)	(478)	(7,608)		(8,086)
Tax benefit related to exercise of non-qualified stock options		270			270
Cash dividends ($.750 per share)			(2,909)		(2,909)

Balance at December 2005	3,815,657	15,152	59,723	(1,837)	73,038

Comprehensive income:
Net income			6,441		6,441
Change in unrealized loss on securities available for sale, net of reclassification adjustment and tax effect of $781				1,481	1,481
Change in fair value of cash flow hedge, net of tax of $7				11	11
Total comprehensive income					7,933
Cumulative effect in change in accounting for SRP obligations, net of tax of $388				(592)	(592)
Stock options exercised	104,724	1,962			1,962
Stock repurchased	(310,163)	(462)	(8,114)		(8,576)
Stock compensation expense		296			296
Tax benefit related to exercise of non-qualified stock options		133			133
Cash dividends ($.788 per share)			(2,913)		(2,913)

Balance at December 2006	3,610,218	17,081	55,137	(937)	71,281

Comprehensive income:
Net income			6,123		6,123
Change in unrealized loss on securities available for sale, net of reclassification adjustment and tax effect of ($100)				189	189
Change in supplemental retirement plan obligations, net of tax of $126				(192)	(192)
Total comprehensive income					6,120

Stock options exercised	148,010	3,327			3,327
Stock repurchased	(388,263)	(579)	(10,397)		(10,976)
Stock compensation expense		137			137
Tax benefit related to exercise of non-qualified stock options		339			339
Cash dividends ($.800 per share)			(2,774)		(2,774)
Balance at December 2007	3,369,965	$20,305	$48,089	$(940)	$67,454

See notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in thousands)

	Year Ended	Year Ended	Year Ended
	Dec 2007	Dec 2006	Dec 2005
Cash Flows From Operating Activities:
Net income	$6,123	$6,441	$6,102
Adjustments to reconcile net income to net cash from operating activities:
Accretion of discounts, amortization and depreciation	1,589	1,816	1,808
Provision for loan losses	1,361	850	808
Stock based compensation expense	137	296	-
(Benefit)/provision for deferred income taxes	(196)	(2,041)	174
Net gain from sale of loans	(1,497)	(1,430)	(1,539)
Loss from sale of securities	-	1,956	-
(Income)/loss from joint ventures and net (gain)/loss from real estate owned	(191)	114	(566)
Loan fees deferred/(recognized), net	25	(418)	(216)
Proceeds from sale of loans held for sale	111,948	96,389	97,079
Origination of loans held for sale	(110,755)	(97,089)	(97,717)
(Increase)/decrease in accrued interest and other assets	960	(2,346)	(1,351)
Increase/(decrease) in other liabilities	(3,373)	(86)	7,443
Net Cash From Operating Activities	6,131	4,452	12,025

Cash Flows From / (Used In) Investing Activities:
Net principal received/(disbursed) on loans	(50,083)	(55,080)	22,062
Proceeds from:
Maturities/Repayments of:
Securities held to maturity	176	268	461
Securities available for sale	6,517	25,086	25,895
Sales of:
Securities available for sale	4,464	105,649	10,048
Real estate owned and other asset sales	870	778	1,706
Federal Home Loan Bank stock	-	1,636	-
Purchases of:
Loans	(18,515)	(11,268)	(1,720)
Securities held to maturity	(100)	(100)	(490)
Securities available for sale	(16,166)	(64,151)	(37,208)
Return of/(investment in) joint ventures	29	586	1,507
Investment in brokerage business	100	-	-
Investment in cash surrender value of life insurance	-	-	(655)
(Acquisition/disposal of property and equipment	102	(1,078)	(2,353)
Net Cash From / (Used In) Investing Activities	(72,606)	2,326	19,253

Cash Flows From / (Used In) Financing Activities:
Net increase/(decrease) in deposits	(19,608)	71,845	17,158
Proceeds from advances from FHLB	45,000	65,000	14,000
Repayment of advances from FHLB	(14,318)	(82,966)	(52,813)
Repayment of senior debt	-	(14,242)	-
Proceeds from issuance of junior subordinated debt	-	15,464	-
Net proceeds from/(net repayment of) overnight borrowings	20	(166)	(45)
Common stock options exercised	3,327	1,962	1,846
Repurchase of common stock	(10,976)	(8,576)	(8,086)
Excess tax benefit related to stock based compensation	339	133	270
Payment of dividends on common stock	(2,820)	(2,905)	(2,192)
Net Cash From / (Used In) Financing Activities	964	45,549	(29,862)

NET INCREAS/(DECREASE) IN CASH AND CASH EQUIVALENTS	(65,511)	52,327	1,416
Cash and cash equivalents, beginning of period	106,063	53,736	52,320
Cash and Cash Equivalents, End of Period	$40,552	$106,063	$53,736

Supplemental Information:
Cash paid for interest	$27,835	$24,692	$19,955
Cash paid for income taxes	$5,280	$2,380	$2,236
Non Cash Items:
Assets acquired through foreclosure	$944	$1,114	$1,262
Acquisition of broker dealer within accounts payable	$200	$-	$400
Sale of joint venture, financed by the Company	$-	$1,058	$-
Real estate owned transferred to property and equipment, net	$-	$-	$1,173
Dividends payable	$678	$725	$717

See notes to consolidated financial statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For The Years Ended December 31, 2007, 2006 and 2005

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
The accounting policies of Home Federal Bancorp and subsidiaries (the “Company") conform to accounting principles generally accepted in the United States of America and prevailing practices within the banking industry.  A summary of the more significant accounting policies follows:

Basis of Presentation
The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, HomeFed Financial Corp. and Indiana Bank and Trust Company (the “Bank") and its wholly-owned subsidiaries.  As of March 1, 2008, the Bank changed its name to Indiana Bank and Trust Company, which has been reflected throughout this document.  All significant intercompany balances and transactions have been eliminated.

Description of Business
The Company is a bank holding company.  The Bank provides financial services to south-central Indiana through its main office in Columbus and 19 other full service banking offices and a commercial loan office in Indianapolis.  The Company also has Home Investments, Inc., a Nevada corporation, that holds, services, manages, and invests a portion of the Bank’s investment portfolio.

Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes.  Actual results could differ from those estimates.  Estimates most susceptible to change in the near term include the allowance for loan losses and the valuation of securities.

Cash and Cash Equivalents
All highly liquid investments with an original maturity of three months or less are considered to be cash equivalents.

Securities
Securities are required to be classified as held to maturity, available for sale or trading.  Debt securities that the Company has the positive intent and ability to hold to maturity are classified as held to maturity.  Debt and equity securities not classified as either held to maturity or trading securities are classified as available for sale.  Only those securities classified as held to maturity are reported at amortized cost, with those available for sale and trading reported at fair value with unrealized gains and losses included in shareholders' equity or income, respectively.  Premiums and discounts are amortized over the contractual lives of the related securities using the effective yield method.  Gain or loss on sale of securities is based on the specific identification method.

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

Uncollected Interest
A reversal of uncollected interest is generally provided on loans which are more than 90 days past due.  The only loans which are 90 days past due and are still accruing interest are loans where the Company is guaranteed reimbursement of interest by either a mortgage insurance contract or by a government agency.  If neither of these criteria is met, a charge to interest income equal to all interest previously accrued and unpaid is made, and income is subsequently recognized only to the extent that cash payments are received until, in management's judgment, the borrower's ability to make periodic interest and principal payments returns to normal, in which case the loan is returned to accrual status.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For The Years Ended December 31, 2007, 2006 and 2005

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

Commercial and commercial real estate loans are individually risk rated pursuant to the loan policy.  Homogeneous loans such as consumer and residential mortgage loans are not individually risk rated by management.  They are pooled based on historical portfolio data that management believes will provide a reasonable basis for the loans' quality.  For all loans not listed individually on the Asset Watch List, historical loss rates based on the last four years are the basis for developing expected charge-offs for each pool of loans.

Historical loss rates for commercial and homogeneous loans may be adjusted for significant factors that, in management’s judgment, reflect the impact of any current conditions on loss recognition.  Factors which management considers in the analysis include the effects of the local economy, trends in the nature and volume of loans (delinquencies, charge-offs, nonaccrual and problem loans), changes in the internal lending policies and credit standards, collection practices, and examination results from bank regulatory agencies and the Company’s credit review function.

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

Valuation of Securities
Securities are classified as held-to-maturity or available-for-sale on the date of purchase. Only those securities classified as held-to-maturity are reported at amortized cost. Available-for-sale securities are reported at fair value with unrealized gains and losses included in accumulated other comprehensive income, net of related deferred income taxes, on the consolidated balance sheets. The fair value of a security is determined based on quoted market prices. If quoted market prices are not available, fair value is determined based on quoted prices of similar instruments. Realized securities gains or losses are reported within non interest income in the consolidated statements of income. The cost of securities sold is based on the specific identification method. Available-for-sale and held-to-maturity securities are reviewed quarterly for possible other-than-temporary impairment. The review includes an analysis of the facts and circumstances of each individual investment such as the severity of loss, the length of time the fair value has been below cost, the expectation for that security’s performance, the creditworthiness of the issuer and the Company’s intent and ability to hold the security to recovery, which may be maturity.  A decline in value that is considered to be other-than-temporary is recorded as a loss within non interest income in the consolidated statements of income.  Management believes the price movements in these securities are dependent upon the movement in market interest rates.

As of December 31, 2007 the unrealized losses in the available for sale securities portfolio amounted to .9% of the fair value of these securities.  Management also maintains the intent and ability to hold securities in an unrealized loss position to the earlier of the recovery of losses or maturity.

Real Estate Owned
Real estate owned represents real estate acquired through foreclosure or deed in lieu of foreclosure and is recorded at the lower of fair value less cost to sell or carrying amount.  When property is acquired, it is recorded at net realizable value at the date of acquisition, with any resulting write-down charged against the allowance for loan losses.  Any subsequent deterioration of the property is charged directly to real estate owned expense, which is included in miscellaneous non interest expenses on the consolidated statements of income.  Costs relating to the development and improvement of real estate owned are capitalized, whereas costs relating to holding and maintaining the properties are charged to expense.

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

Derivative Financial Instruments
Statement of Financial Accounting Standards (“SFAS”) No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts.  The Company records all derivatives, whether designated as a hedge, or not, on the consolidated balance sheets at fair value.  The Company designates its fixed rate and variable rate interest rate swaps as fair value and cash flow hedge instruments, respectively.  If the derivative is designated as a fair value hedge, the changes in fair value of the derivative and of the hedged item attributable to the hedged risk are recognized in earnings.  If the derivative is designated as a cash flow hedge, the changes in fair value of the derivative and of the hedged item attributable to the hedged risk are recorded in Accumulated Other Comprehensive Income (“AOCI”), net of income taxes.

The Company evaluates interest rate lock commitments issued on residential mortgage loan commitments that will be held for resale as free-standing derivative instruments.  As of December 31, 2007 the total of these commitments was immaterial to the financial statements and therefore no liability was recorded.

The Company has only limited involvement with derivative financial instruments and does not use them for trading purposes.  The Company has entered into interest rate swap agreements as a means of managing its interest rate exposure on certain fixed rate commercial loans and variable rate debt obligations.  As of December 31, 2007, the notional amount of the Company’s two outstanding fair value interest rate swaps on commercial loans was $4.6 million with maturities in 2008 and 2009, as discussed in Note 3.  The Company’s cash flow interest rate swap matured in 2006.

As of December 31, 2007, the fair value of the derivatives designated in the fair value hedges were a liability of $70,000.  The

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For The Years Ended December 31, 2007, 2006 and 2005

total income statement impact resulting from the ineffectiveness from the fair value hedges was zero.  The Company has adopted the short cut method of hedge accounting, which allows management to assume there is no ineffectiveness resulting from the fair value hedges in accordance with SFAS No. 133.

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

In the second quarter of 2007, the Company purchased another retail brokerage business on the south side of Indianapolis.  This purchase increased goodwill $180,000.  This purchase also included an intangible asset, customer list, valued at $120,000 which is being amortized over four years using the straight line method.  The impairment analysis for the brokerage business goodwill will be performed annually as of June 30.

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

Earnings per Common Share
Earnings per share of common stock are based on the weighted average number of basic shares and dilutive shares outstanding during the year.

The following is a reconciliation of the weighted average common shares for the basic and diluted earnings per share computations:

	Year Ended Dec 2007	Year Ended Dec 2006	Year Ended Dec 2005
Basic Earnings per Share:
Weighted average common shares	3,492,615	3,707,325	3,897,501

Diluted Earnings per Share:
Weighted average common shares	3,492,615	3,707,325	3,897,501
Dilutive effect of stock options	67,988	81,231	95,554
Weighted average common and incremental shares	3,560,603	3,788,556	3,993,055

Anti-dilutive options are summarized as follows:

As Of	Dec 2007	Dec 2006	Dec 2005
Anti-dilutive options	123,224	10,000	128,974

Comprehensive Income
The following is a summary of the Company's accumulated other comprehensive income:  (dollars in thousands)

	Accumulated Balance
	Year Ended Dec 2007	Year Ended Dec 2006	Year Ended Dec 2005
Unrealized holding losses from securities available for sale	$(245)	$(534)	$(2,796)
Cumulative effect in change in accounting for SRP obligations	-	(980)	-
SRP obligation	(1,298)	-	-
Unrealized losses from cash flow hedge	-	-	(18)
Net unrealized losses	(1,543)	(1,514)	(2,814)
Tax effect	603	577	977
Accumulated Other Comprehensive Loss, Net of Tax	$(940)	$(937)	$(1,837)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For The Years Ended December 31, 2007, 2006 and 2005

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

Stock Based Compensation
The Company has stock-based employee compensation plans, which are described more fully in Note 13.  Prior to January 1, 2006, the Company accounted for the plans under the recognition and measurement provisions of APB Opinion No. 25, “Accounting for Stock Issued to Employees”, and related Interpretations (“APB 25”).  Accordingly, because all stock options granted had an exercise price equal to the market value of the underlying common stock on the date of the grant, no expense related to employee stock options was recognized.  Effective January 1, 2006, the Company adopted the fair value recognition provisions of Statement of Financial Accounting Standards No. 123(R) “Share-Based Payment” (“SFAS 123(R)”).  Under the modified prospective method of adoption selected by the Company, compensation expense related to stock options is recognized beginning January 1, 2006 for any new awards issued after this date, as well as for any previously-issued awards vesting on or after January 1, 2006.  Compensation cost in previous periods related to stock options continues to be disclosed on a pro forma basis only.  As required by SFAS 123(R), the Company also estimates forfeitures over the vesting period of awards.

The following table illustrates the effect on net income and earnings per share for 2005 if the Company had applied the fair value recognition provisions of SFAS Statement No. 123, “Accounting for Stock-Based Compensation,” to stock-based employee compensation. (dollars in thousands, except share data)

Year Ended Dec 2005
Net income, as reported	$6,102
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(226)
Pro Forma Net Income	$5,876
Earnings per share:
Basic---as reported	$1.57
Basic---pro forma	$1.51
Diluted---as reported	$1.53
Diluted---pro forma	$1.47

The pro forma amounts are not representative of the effects on reported net income for current or future years.

New Accounting Pronouncements
In February 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments, an amendment of FASB Statement No. 133 and 140.” This Statement amends FASB Statements No. 133, “Accounting for Derivative Instruments and Hedging Activities,” and No. 140 as well as resolves issues addressed in Statement No. 133 Implementation Issue No. D1, “Application of Statement No. 133 to Beneficial Interests in Securitized Financial Assets.” Specifically, this Statement: i) permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation; ii) clarifies which interest-only strips and principal-only strips are not subject to the requirements of Statement No. 133; iii) establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation; iv) clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives; and v) amends Statement No. 140 to eliminate the prohibition on a qualifying special purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. This Statement is effective for all financial instruments acquired or issued after the beginning of the first fiscal year that begins after September 15, 2006. Management has determined the adoption of this Statement as of January 1, 2007 did not have a material effect on the Company’s consolidated financial statements.

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets, an amendment of FASB Statement No. 140.” This Statement amends FASB Statement No. 140 and requires that all separately recognized servicing rights be initially measured at fair value, if practicable. For each class of separately recognized servicing assets and liabilities, this Statement permits the Company to choose either to report servicing assets and liabilities at fair value or at amortized cost. Under the fair value approach, servicing assets and liabilities will be recorded at fair value at each reporting date with changes in fair value recorded in earnings in the period in which the changes occur. Under the amortized cost method, servicing assets and liabilities are amortized in proportion to and over the period of estimated net servicing income or net servicing loss and are assessed for impairment based on fair value at each reporting date. This Statement is effective as of the beginning of the first fiscal year that begins after September 15, 2006. Management has determined the adoption of this Statement

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For The Years Ended December 31, 2007, 2006 and 2005

as of January 1, 2007 did not have a material effect on the Company’s consolidated financial statements.

FASB staff position FAS 123(R)-4, “Classification of Options and Similar Instruments Issued as Employee Compensation That Allow for Cash Settlement upon the Occurrence of a Contingent Event,” was posted February 3, 2006. This FASB Staff Position (“FSP”) addresses the classification of options and similar instruments issued as employee compensation that allow for cash settlement upon the occurrence of a contingent event that is not controlled by the employee. The guidance in this FSP amends paragraphs 32 and A229 of FASB Statement No. 123 (revised 2004), “Share-Based Payment”.  The guidance in this FSP shall be applied upon initial adoption of Statement 123(R).  The guidance in this FSP is applicable only for options issued as part of employee compensation arrangements. Paragraphs 32 and A229 of Statement 123(R) require options or similar instruments to be classified as liabilities if “the entity can be required under any circumstances to settle the option or similar instrument by transferring cash or other assets”. Since an entity may be required in at least one circumstance (that is, a change in control) to settle its options or similar instruments issued as employee compensation in cash, the option or similar instrument would be classified as a liability when the change in control occurs pursuant to paragraphs 32 and A229 of Statement 123(R). Management has determined the adoption of FSP FAS 123(R)-4 did not have a material effect on the Company’s consolidated financial statements.

In June 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes – an Interpretation of FASB Statement No. 109.” The interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The new interpretation is effective for fiscal years beginning after December 15, 2006. At January 1, 2007 management determined based on review of various tax positions that these positions would be sustained based on the technical merits of the related tax positions. Upon adoption of FIN 48, there was no effect on the Company’s financial condition or results of operations.

The Company files income tax returns in the United States (“U.S.”), federal and state of Indiana jurisdictions.  The Company is no longer subject to U. S. federal and the state of Indiana tax examinations for years prior to 2004.  Management does not believe there will be any material changes in our recognized tax positions over the next 12 months.

The Company’s policy is to recognize interest and penalties accrued on any unrecognized tax benefits as a component of income tax expense.  As of the date of adoption of FIN 48, the Company did not have any accrued interest or penalties associated with any unrecognized tax benefits, or interest expense recognized during the year ended December 31, 2007.  The Company’s effective tax rate differs from the federal statutory rate primarily due to tax exempt income and the state tax expense benefit.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” This Statement is effective for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years.   This Statement defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. This Statement emphasizes that fair value is a market-based measurement and should be determined based on assumptions that a market participant would use when pricing an asset or liability. This Statement clarifies that market participant assumptions should include assumptions about risk as well as the effect of a restriction on the sale or use of an asset. Additionally, this Statement establishes a fair value hierarchy that provides the highest priority to quoted prices in active markets and the lowest priority to unobservable data. Management has determined the adoption of this Statement as of January 1, 2008 will not have a material effect on the Company’s financial position or results of operations.

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106, and 132(R).”  This Statement requires an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its balance sheet and to recognize changes in that funded status in the year in which the changes occur through accumulated other comprehensive income.  This Statement also requires an employer to measure the funded status of a plan as of the date of its year-end balance sheet, with limited exceptions.  Additional disclosures about certain effects on net periodic benefit cost for the next fiscal year that arise from delayed recognition of the gains or losses, prior service costs or credits, and transition asset or obligation is also required. This Statement is effective as of the end of the first fiscal year ending after December 15, 2006.  Management has determined the adoption of this Statement as of December 31, 2006 did not have a material effect on the Company’s consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities—including an amendment of FASB Statement No. 115,” which is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007.  The fair value option established by this Statement permits all entities to choose to measure eligible items at fair value at specified election dates. A business entity shall report unrealized gains and losses on items for which the fair value option has been elected in earnings (or another performance indicator if the business entity does not report earnings) at each subsequent reporting date.  The fair value option a) may be applied instrument by instrument, with a few exceptions, such as investments otherwise accounted for by the equity method; b) is irrevocable (unless a new election date occurs); and c) is applied only to entire instruments and not to portions of instruments.  Management did not elect the fair value option for any financial assets or liabilities.  Management has determined the adoption of this Statement as of January 1, 2008 will not have a material effect on the Company’s financial position or results of operations.

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations” which replaces SFAS No. 141, “Business Combinations”.  This Statement retains the fundamental requirements in SFAS No. 141 that the acquisition method of accounting (formerly referred to as purchase method) is used for all business combinations and that an acquirer is identified for each business combination.  This Statement defines the acquirer as the entity that obtains control of one or more businesses in the business combination and establishes the acquisition date as of the date that the acquirer achieves control.  This Statement requires an acquirer to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date, measured at their fair values.  This Statement requires the acquirer to recognize acquisition-related costs and restructuring costs separately from the business combination as period expense.  This statement requires that loans acquired in a purchase business combination be the present value of amounts to be received.  Valuation allowances should reflect only those losses incurred by the investor after acquisition.  This Statement is effective for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008.  Management is currently in the process of determining what

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For The Years Ended December 31, 2007, 2006 and 2005

effect the provisions of this statement will have on the Company’s financial position or results of operations.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements - an Amendment to ARB No. 51.”  This Statement establishes new accounting and reporting standards that require the ownership interests in subsidiaries held by parties other than the parent be clearly identified, labeled, and presented in the consolidated statement of financial position within equity, but separate from the parent's equity.  The Statement also requires the amount of consolidated net income attributable to the parent and to the noncontrolling interest be clearly identified and presented on the face of the consolidated statement of income.  This Statement is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008.  Management is currently in the process of determining what effect the provisions of this statement will have on the Company’s financial position or results of operations.

2.	SECURITIES
Securities are summarized as follows: (dollars in thousands)

	Dec 2007				Dec 2006
	Amortized	Gross Unrealized		Fair	Amortized	Gross Unrealized		Fair
	Cost	Gains	(Losses)	Value	Cost	Gains	(Losses)	Value
Held to Maturity:
Municipal bonds	$775	$1	$-	$776	$775	$-	$-	$775
Certificate of deposit	100	-	-	100	100	-	-	100
Mortgage backed securities	682	9	(9)	682	760	7	(14)	753
Total Held to Maturity	$1,557	$10	$(9)	$1,558	$1,635	$7	$(14)	$1,628

Available for Sale:
Agency bonds	$10,608	$71	$(1)	$10,678	$6,063	$4	$(31)	$6,036
Municipal bonds	23,571	148	(16)	23,703	23,110	51	(160)	23,001
Collateralized mortgage obligations	9,396	7	(56)	9,347	7,012	-	(135)	6,877
Mortgage backed securities	11,741	72	(74)	11,739	14,073	36	(181)	13,928
Corporate debt	1,961	-	(286)	1,675	1,959	6	(30)	1,935
Bond mutual funds	5,198	-	(110)	5,088	5,129	-	(94)	5,035
Equity securities	76	-	-	76	75	-	-	75
Total Available for Sale	$62,551	$298	$(543)	$62,306	$57,421	$97	$(631)	$56,887

Certain securities, with amortized cost of $2.1 million and fair value of $2.1 million at December 31, 2007, and amortized cost of $2.2 million and fair value of $2.1 million at December 31, 2006 were pledged as collateral for the Bank's treasury, tax and loan account at the Federal Reserve and for certain trust, IRA and KEOGH accounts.

The amortized cost and fair value of securities at December 31, 2007 by contractual maturity are summarized as follows: (dollars in thousands)

	Held to Maturity			Available for Sale
	Amortized Cost	Fair Value	Yield	Amortized Cost	Fair Value	Yield

Agency bonds:
Due in one year or less	$-	$-	-	$5,248	$5,260	4.94%
Due after 1 year through 5 years	-	-	-	5,360	5,418	4.78%
Municipal bonds:
Due in one year or less	-	-	-	302	302	3.79%
Due after 1 year through 5 years	535	536	7.36%	9,650	9,675	4.90%
Due after 5 years through 10 years	240	240	7.70%	13,619	13,726	5.54%
Certificate of deposit:
Due in one year or less	100	100	4.35%	-	-	-
Collateralized mortgage obligations	-	-	-	9,396	9,347	4.30%
Mortgage backed securities	682	682	5.68%	11,741	11,739	5.04%
Corporate debt:
Due after 10 years	-	-	-	1,961	1,675	5.98%
Bond mutual funds	-	-	-	5,198	5,088	4.87%
Equity securities	-	-	-	76	76	-
Total	$1,557	$1,558	6.48%	$62,551	$62,306	4.99%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For The Years Ended December 31, 2007, 2006 and 2005

Activities related to the sales of securities available for sale are summarized as follows: (dollars in thousands)

	Year Ended	Year Ended	Year Ended
	Dec 2007	Dec 2006	Dec 2005
Proceeds from sales	$4,464	$105,649	$10,048
Gross losses on sales	-	1,956	-

Taxable interest income and non-taxable interest income earned on the investment portfolio is summarized as follows:  (in thousands)

	Year Ended	Year Ended	Year Ended
	Dec 2007	Dec 2006	Dec 2005
Taxable interest income	$1,830	$3,389	$4,111
Non-taxable interest income	858	857	541
Total Interest Income	$2,688	$4,246	$4,652

Unrealized losses in the portfolio resulted from increases in market interest rates and not from deterioration in the creditworthiness of the issuer.  The securities in a loss position at December 31, 2007 had ratings ranging from A – to AAA as rated by Moody’s Investor Service.  The total number of security positions in the investment portfolio that were in an unrealized loss position at December 31, 2007 is 35.   Unrealized losses will decline as interest rates fall to the purchased yield and as the securities approach maturity.  At December 31, 2007, Management has the intent and ability to hold securities in an unrealized loss position to recovery, which may be maturity.  Investments that have been in a continuous unrealized loss position for longer than one month as of December 31, 2007 are summarized as follows: (dollars in thousands)

	Less than Twelve Months		Twelve Months Or Longer		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Collateralized mortgage obligations	$-	$-	$4,919	$(55)	$4,919	$(55)
Mortgage backed securities	-	-	5,234	(83)	5,234	(83)
Corporate debt	810	(151)	865	(135)	1,675	(286)
Municipal bonds	-	-	5,920	(16)	5,920	(16)
Bond mutual funds	-	-	4,069	(110)	4,069	(110)
Total Temporarily Impaired Securities	$810	$(151)	$21,007	$(399)	$21,817	$(550)

3.	PORTFOLIO LOANS
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

The principal balance of loans on nonaccrual status totaled approximately $10.5 million at December 31, 2007, $2.9 million at December 31, 2006, and $3.1 at December 31, 2005.  The Company would have recorded interest income of $958,000, $372,000, and $465,000 for the years ended December 31, 2007, 2006 and 2005 if loans on non-accrual status had been current in accordance with their original terms.  Actual interest recognized was $252,000, $133,000, and $160,000 for the years ended December 31, 2007, 2006, and 2005, respectively.  The Bank agreed to modify the terms of certain loans to customers who were experiencing financial difficulties.  Modifications included forgiveness of interest, reduced interest rates and/or extensions of the loan term.  The principal balance at December 31, 2007, December 31, 2006, and December 31, 2005 on these restructured loans was $874,000, $440,000, and $809,000, respectively. The Company originates and purchases commercial mortgage loans, which totaled $269.0 million and $227.4 million at December 31, 2007 and 2006, respectively.  These loans are considered by management to be of somewhat greater risk of collectibility due to the dependency on income production or future development of the real estate.  The Company also purchases and originates commercial loans.  Collateral for commercial loans includes manufacturing equipment, real estate, inventory, accounts receivable, and securities.  Terms of these loans are normally for up to ten years and

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For The Years Ended December 31, 2007, 2006 and 2005

have adjustable rates tied to the reported prime rate and Treasury indices.  Generally, commercial loans are considered to involve a higher degree of risk than residential real estate loans.  However, commercial loans generally carry a higher yield and are made for a shorter term than real estate loans.  As of December 31, 2007, impaired loans under SFAS No. 114, which did not include homogeneous loans such as residential real estate mortgages and consumer loans, with a valuation allowance totaled $7.1 million and impaired loans without a valuation allowance totaled $841,000.  The total valuation allowance on impaired loans at December 31, 2007 was $559,000.  As of December 31, 2006, impaired loans with a valuation allowance totaled $678,000 and impaired loans without a valuation allowance totaled $204,000.  The total valuation allowance on the impaired loans at December 31, 2006 was $97,000.

Certain residential mortgage products have contractual features that may increase credit exposure to the Company in the event of a decline in housing prices.  These type of mortgage products offered by the Company include high loan-to-value (“LTV”) ratios and multiple loans on the same collateral that when combined result in a high LTV.  Typically a residential mortgage loan is combined with a home equity loan for a LTV at origination of over 90% and less than or equal to 100%.  The balance including unused lines of these loans over 90% LTV at December 31, 2007 was $10.9 million.

The Company has entered into two fair value interest rate swap agreements with a counterparty hedging two fixed rate commercial loans.  In the first agreement the Company will receive variable rate payments at the thirty-day London inter bank offering rate (“LIBOR”) index and make fixed rate payments at 6.28%.  The notional amount on the swap was $2.9 million as of December 31, 2007.  The thirty-day LIBOR was 4.60% at December 31, 2007.  The termination date of the first swap agreement is July 1, 2008.  In the second agreement the Company will receive variable rate payments at thirty day LIBOR and make fixed rate payments at 6.24%.  The notional amount of the swap was $1.7 million as of December 31, 2007.  The termination date of the second swap agreement is January 2, 2009.  The two interest rate swaps are settled on a net basis.  The Company is exposed to losses, in the event of nonperformance by the counterparty, for the net interest rate differential when floating rates exceed the fixed maximum rate.  However, the Company does not anticipate nonperformance by the counterparty.

Under the capital standards provisions of FIRREA, the loans-to-one-borrower limitation is generally 15% of unimpaired capital and surplus, which, for the Bank, was approximately $12.9 million and $13.5 million at December 31, 2007 and 2006, respectively.  As of December 31, 2007 and 2006, the Bank was in compliance with this limitation.

Aggregate loans to officers and directors included above were $4.0 million and $5.3 million as of December 31, 2007 and 2006, respectively.  Such loans are made in the ordinary course of business and are made on substantially the same terms as those prevailing at the time for comparable transactions with other borrowers.  For the year ended December 31, 2007, loans of $1.9 million were disbursed to officers and directors and repayments of $3.2 million were received from officers and directors.

At December 31, 2007 and 2006, deposit overdrafts of $217,000 and $208,000, respectively, were included in portfolio loans.

An analysis of the allowance for loan losses is as follows: (dollars in thousands)

	Year Ended Dec 2007	Year Ended Dec 2006	Year Ended Dec 2005
Beginning balance	$6,598	$6,753	$7,864
Provision for loan losses	1,361	850	808
Charge-offs	(1,466)	(1,327)	(2,048)
Recoveries	479	322	129
Ending Balance	$6,972	$6,598	$6,753

The following is a summary of information pertaining to impaired loans:  (dollars in thousands)

As Of	Dec 2007	Dec 2006	Dec 2005
Impaired loans with a valuation reserve	$10,549	$3,088	$3,523
Impaired loans with no valuation reserve	841	204	356
Total Impaired Loans	$11,390	$3,292	$3,879

Valuation reserve on impaired loans	$956	$381	$570

Average impaired loans	$7,513	$3,508	$6,905

All loans were analyzed based on collateral analysis.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For The Years Ended December 31, 2007, 2006 and 2005

4.	MORTGAGE BANKING ACTIVITIES
At December 31, 2007 and 2006, the Bank was servicing loans for others amounting to $54.3 million and $37.0 million, respectively consisting of commercial and commercial real estate participations.  Management believes the Company receives adequate compensation for the servicing of the participation loans and therefore no servicing rights are generated by this activity.  Servicing loans for others generally consists of collecting mortgage payments, maintaining escrow accounts, disbursing payments to investors and foreclosure processing.  Loan servicing income includes servicing fees from investors and certain charges collected from borrowers, such as late payment fees.  During 2006, the Company sold its mortgage servicing portfolio and related nonrecourse mortgage servicing rights for a gain on sale of $2.0 million.

Net gain on sale of loans was $1,497,000 for the year ended December 31, 2007 and $1,430,000 for the year ended December 31, 2006.  The Bank is obligated to repurchase certain loans sold to others that become delinquent as defined by the various agreements.  At December 31, 2007 and 2006, these obligations were approximately $7.5 million and $9.3 million, respectively.  Management believes it is remote that, as of December 31, 2007, the Company would have to repurchase these obligations and therefore no reserve has been established for this purpose.

5.	ACCRUED INTEREST RECEIVABLE
Accrued interest receivable consists of the following: (dollars in thousands)

As Of	Dec 2007	Dec 2006
Loans	$4,060	$3,959
Securities	507	434
Interest-bearing deposits	103	286
Total Accrued Interest Receivable	$4,670	$4,679

6.	PREMISES AND EQUIPMENT
Premises and equipment consists of the following: (dollars in thousands)

As Of	Dec 2007	Dec 2006
Land	$2,427	$2,903
Buildings and improvements	15,404	19,594
Furniture and equipment	10,261	9,975
Total	28,092	32,472
Accumulated depreciation	(12,493)	(15,240)
Total Premises and Equipment	$15,599	$17,232

Depreciation expense included in operations for the years ended December 31, 2007, 2006 and 2005 totaled $1.5 million, $1.6 million, and $1.6 million, respectively.  Premises and equipment decreased $1.6 million during 2007 as the Company completed a sale leaseback transaction involving four branch offices in the third quarter of 2007.  This transaction provided $3.6 million in cash to fund loan growth.  The gain on sale of $1.9 million was deferred and will be amortized into non interest income over the 15 year term of the leases.

7.	DEPOSITS
Deposits are summarized as follows: (dollars in thousands)

	Dec 2007		Dec 2006
	Amount	Weighted Average Rate	Amount	Weighted Average Rate
Non-interest bearing	$69,728		$72,804
Checking	103,624	1.98%	129,025	2.69%
Savings	37,513	0.15%	41,710	0.15%
Money market	185,803	3.38%	165,605	3.52%
Total transaction accounts	396,668	2.11%	409,144	2.29%
Certificates accounts:
Less than one year	199,324	4.83%	127,888	4.92%
12-23 months	15,016	4.27%	34,709	4.64%
24-35 months	46,934	4.56%	72,849	4.15%
36-59 months	7,510	3.95%	10,084	3.51%
60-120 months	42,099	4.44%	72,485	4.70%
Total certificate accounts	310,883	4.69%	318,015	4.62%
Total Deposits	$707,551	3.25%	$727,159	3.31%

Certificate accounts include certificates of deposit and wholesale deposits.  At December 31, 2007 and 2006, certificates accounts in amounts of $100,000 or more totaled $85.7 million and $95.2 million, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For The Years Ended December 31, 2007, 2006 and 2005

A summary of certificate accounts by scheduled maturities at December 31, 2007 is as follows: (dollars in thousands)

	2008	2009	2010	2011	2012	Thereafter	Total
1.99% or less	$186	$-	$-	$-	$-	$-	$186
2.00% - 2.99%	1,249	-	72	-	-	-	1,321
3.00% - 3.99%	43,381	5,185	2,884	389	303	153	52,295
4.00% - 4.99%	83,612	19,068	3,391	4,322	4,704	1,121	116,218
5.00% - 5.99%	134,002	3,745	446	1,458	666	-	140,317
Over 6.00%	411	135	-	-	-	-	546
Total Certificate Accounts	$262,841	$28,133	$6,793	$6,169	$5,673	$1,274	$310,883

A summary of interest expense on deposits is as follows: (dollars in thousands)

	Year Ended Dec 2007	Year Ended Dec 2006	Year Ended Dec 2005

Checking	$1,698	$1,522	$467
Savings	63	70	76
Money market	5,869	4,982	2,438
Certificates accounts	15,029	12,805	10,284
Total Interest Expense	$22,659	$19,379	$13,265

8.	FEDERAL HOME LOAN BANK ADVANCES
The Company was eligible to borrow from the FHLB additional amounts up to $28.5 million and $34.3 million at December 31, 2007 and 2006, respectively.  The following FHLB borrowings were secured by assets totaling $329.9 million.  The assets include securities and qualifying loans on residential properties, multifamily properties and commercial real estate.  (dollars in thousands)

Maturing During Year Ended December 31	Amount	Weighted Average Rate

2008	$31,850	4.89%
2009	12,000	4.85%
2010	11,250	5.08%
2011	12,000	5.10%
2012	30,000	3.95%
Thereafter	2,249	6.51%
Total FHLB Borrowings	$99,349	4.68%

9.	OTHER BORROWINGS
Junior Subordinated Debt
On September 15, 2006, the Company entered into several agreements providing for the private placement of $15,000,000 of Capital Securities due September 15, 2036 (the “Capital Securities”).  The Capital Securities were issued by the Company’s Delaware trust subsidiary, Home Federal Statutory Trust I (the “Trust”), to Bear, Stearns & Co., Inc. (the “Purchaser”).  The Company bought $464,000 in Common Securities (the “Common Securities”) from the Trust.  The proceeds of the sale of Capital Securities and Common Securities were used by the Trust to purchase $15,464,000 in principal amount of Junior Subordinated Debt Securities (the “Debentures”) from the Company pursuant to an Indenture (the “Indenture”) between the Company and LaSalle Bank National Association, as trustee (the “Trustee”).

The Common Securities and Capital Securities will mature in 30 years, will require quarterly distributions of interest and will bear a floating variable rate equal to the prevailing three-month LIBOR rate plus 1.65% per annum. Interest on the Capital Securities and Common Securities is payable quarterly in arrears each December 15, March 15, June 15 and September 15.  The Company may redeem the Capital Securities and the Common Securities, in whole or in part, without penalty, on or after September 15, 2011, or earlier upon the occurrence of certain events described below with the payment of a premium upon redemption.

The Company, as Guarantor, entered into a Guarantee Agreement with LaSalle Bank National Association, as Guarantee

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For The Years Ended December 31, 2007, 2006 and 2005

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

Long Term Debt
The Company has a revolving note with LaSalle Bank N.A with an available balance of $17.5 million which matures February 15, 2009.  The outstanding balance was zero at December 31, 2007 and 2006.  The note accrues interest at a variable rate based on the ninety-day LIBOR index, on the date of the draw, plus 140 basis points (6.0% on December 31, 2007).  Interest payments are due ninety days after the date of any principal draws made on the loan and every ninety days thereafter.  The assets of the Company collateralized the borrowings under the note.  Under terms of the agreement, the Company is bound by certain restrictive debt covenants relating to earnings, net worth and various financial ratios.

Other Borrowings
The Company has a $5.0 million overdraft line of credit with the Federal Home Loan Bank, none of which was used as of December 31, 2007 or 2006.  The line of credit accrues interest at a variable rate (3.75% on December 31, 2007).  The Company also has letters of credit for $1.4 million and $278,000, as of December 31, 2007 and 2006, respectively, none of which was used as of either year end.  The Company has a contract with an official check overnight remittance service.  The balance with the remittance service was $20,000 as of December 31, 2007 and zero as of December 31, 2006.

10.	INCOME TAXES
An analysis of the income tax provision is as follows: (dollars in thousands)

	Year Ended	Year Ended	Year Ended
	Dec 2007	Dec 2006	Dec 2005
Current:
Federal	$2,610	$4,202	$2,514
State	722	656	281
Deferred
Federal	(164)	(1,552)	65
State	(32)	(489)	109
Income Tax Provision	$3,136	$2,817	$2,969

The difference between the financial statement provision and amounts computed by using the statutory rate of 34% is reconciled as follows: (dollars in thousands)

Period Ended	Dec 2007	Dec 2006	Dec 2005
Income tax provision at federal statutory rate	$3,148	$3,148	$3,084
State tax, net of federal tax benefit	456	110	256
Tax exempt interest	(300)	(315)	(206)
Increase in cash surrender value of life insurance	(171)	(157)	(152)
Other, net	3	31	(13)
Income Tax Provision	$3,136	$2,817	$2,969

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For The Years Ended December 31, 2007, 2006 and 2005

The Company is allowed to deduct an addition to a reserve for bad debts in determining taxable income.  This addition differs from the provision for loan losses for financial reporting purposes.  No deferred taxes have been provided on the income tax bad debt reserves which total $6.0 million, for years prior to 1988.  This tax reserve for bad debts is included in taxable income of later years only if the bad debt reserves are subsequently used for purposes other than to absorb bad debt losses.  Because the Company does not intend to use the reserves for purposes other than to absorb losses, no deferred income taxes were provided at December 31, 2007 and 2006 respectively.  Pursuant to Statement of Financial Accounting Standards No. 109 (“SFAS 109”), ”Accounting for Income Taxes,” the Company has recognized the deferred tax consequences of differences between the financial statement and income tax treatment of allowances for loan losses arising after June 30, 1987.

The Company’s deferred income tax assets and liabilities, included in prepaid expenses and other assets, are as follows: (dollars in thousands)

As Of	Dec. 2007	Dec. 2006
Deferred tax assets:
Bad debt reserves, net	$2,750	$2,602
Unrealized loss on securities available for sale	89	189
Capital loss on securities available for sale	-	771
Sale leaseback gain	751	-
Other	170	229
Deferred compensation	2,356	2,170
Total deferred tax assets	6,116	5,961

Deferred tax liabilities:
Difference in basis of fixed assets	304	387
FHLB dividend	204	204
Deferred fees	610	595
Total deferred tax liabilities	1,118	1,186
Net Deferred Tax Asset	$4,998	$4,775

11.	REGULATORY MATTERS
The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies.  Failure to meet minimum capital requirements can initiate certain mandatory – and possible additional discretionary – actions by regulators that, if undertaken, could have a direct material effect on the Company’s and Bank’s financial statements.  Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities and certain off-balance sheet items as calculated under regulatory guidance.  The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures that have been established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the following table), of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined).  As of December 31, 2007, the Company and the Bank met all capital adequacy requirements to which they were subject.

As of December 31, 2007, the most recent notifications from the Federal Reserve categorized the Company and the Bank as “well capitalized” under the regulatory framework for prompt corrective action.  To be categorized as “well capitalized” the Company and the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table.  There are no conditions or events since that notification that management believes have changed either entity’s category.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For The Years Ended December 31, 2007, 2006 and 2005

A summary of capital amounts and ratios as of December 31, 2007 and 2006:
(dollars in thousands)

	Actual		For Capital Adequacy Purposes		To Be Categorized As “Well Capitalized” Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2007
Total risk-based capital
(to risk-weighted assets)
Indiana Bank and Trust Company	$86,130	10.65%	$64,673	8.0%	$80,842	10.0%
Home Federal Bancorp Consolidated	$88,289	10.91%	$64,759	8.0%	$80,949	10.0%
Tier 1 risk-based capital
(to risk-weighted assets)
Indiana Bank and Trust Company	$79,158	9.79%	$32,337	4.0%	$48,505	6.0%
Home Federal Bancorp Consolidated	$81,317	10.05%	$32,380	4.0%	$48,569	6.0%
Tier 1 leverage capital
(to average assets)
Indiana Bank and Trust Company	$79,158	8.95%	$35,375	4.0%	$44,219	5.0%
Home Federal Bancorp Consolidated	$81,317	9.18%	$35,423	4.0%	$44,279	5.0%

	Actual		For Capital Adequacy Purposes		To Be Categorized As “Well Capitalized” Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2006
Total risk-based capital
(to risk-weighted assets)
Indiana Bank and Trust Company	$89,811	11.83%	$60,759	8.0%	$75,948	10.0%
Home Federal Bancorp Consolidated	$91,972	12.09%	$60,845	8.0%	$76,056	10.0%
Tier 1 risk-based capital
(to risk-weighted assets)
Indiana Bank and Trust Company	$83,213	10.96%	$30,379	4.0%	$45,569	6.0%
Home Federal Bancorp Consolidated	$85,374	11.23%	$30,423	4.0%	$45,634	6.0%
Tier 1 leverage capital
(to average assets)
Indiana Bank and Trust Company	$83,213	9.43%	$35,308	4.0%	$44,135	5.0%
Home Federal Bancorp Consolidated	$85,374	9.66%	$35,347	4.0%	$44,184	5.0%

Dividend Restrictions
The principal source of income and funds for the Company is dividends from the Bank.  The Bank is subject to certain restrictions on the amount of dividends that it may declare without prior regulatory approval.  The Bank requested and received regulatory approval to pay $11.2 million and $7.5 million in dividends to its sole shareholder Home Federal Bancorp for the years ended December 2007 and 2006, respectively.  In 2008, the Bank anticipates requesting regulatory approval to pay dividends to the Company.

Additionally eligible deposit account holders at the time of conversion, January 14, 1988, were granted priority in the event of a future liquidation of the Bank.  Consequently, a special reserve account was established equal to the Bank’s $9,435,000 equity at December 31, 1986.  No dividends may be paid to shareholders or outstanding shares repurchased if such payments reduce the equity of the Bank below the amount required for the liquidation account.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For The Years Ended December 31, 2007, 2006 and 2005

12.	EMPLOYEE BENEFIT PLANS
Multi-employer Pension Plan
The Company participates in a noncontributory multi-employer pension plan covering all qualified employees.  The trustees of the Financial Institutions Retirement Fund administer the plan.  There is no separate valuation of the plan benefits or segregation of plan assets specifically for the Company, because the plan is a multi-employer plan and separate actuarial valuations are not made with respect to each employer.  However, as of June 30, 2007, the latest actuarial valuation, the total plan assets exceeded the actuarially determined value of accrued benefits.  The Company had expenses of $1.2 million, $1.3 million and $1.3 million for the years ended December 2007, 2006 and 2005, respectively.  Cash contributions to the multi-employer pension plan for these same periods were $1.2 million, $1.1 million and $1.4 million, respectively.

Supplemental Retirement Plan
The Company has entered into supplemental retirement agreements for certain officers (the “Plan”).  These agreements are unfunded. However, the Company has entered into life insurance contracts to offset the expense of these agreements.  Benefits under these arrangements are generally paid over a 15 year period.  The following table sets forth the Plan's funded status and amount recognized in the Company's consolidated statements of income for the years ended December 31, 2007, 2006 and 2005, as well as the projected benefit cost for 2008:  (dollars in thousands)

	Projected
	Dec 2008	Dec 2007	Dec 2006	Dec 2005
Economic assumptions:
Discount rate		6.0%	5.8%	5.8%
Salary rate		4.0%	4.0%	4.0%

Components of net periodic pension expense:
Interest cost on projected benefit obligation	$242	$222	$197	$197
Service cost	104	101	100	91
Prior service cost	99	93	61	53
Net Periodic Benefit Cost	$445	$416	$358	$341

A reconciliation of the prior and ending balances of the Projected Benefit Obligation ("PBO") for 2007 and 2006 is as follows: (dollars in thousands)

	Dec 2007	Dec 2006
Projected benefit obligation at beginning of year	$3,647	$3,522
Interest cost	222	197
Service cost	101	100
Actuarial loss	411	47
Benefits paid during year	(219)	(219)
Projected Benefit Obligation at End of Year (unfunded status)	$4,162	$3,647

In September 2006, the FASB issued SFAS No. 158.  This Statement requires an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its consolidated financial statements and to recognize changes in that funded status in the year in which the changes occur through comprehensive income.  A summary of the Plan's funded status at December 31, 2007 and 2006 is as follows: (dollars in thousands)

	Dec 2007	Dec 2006
Accrued benefit cost at beginning of year	$2,667	$2,528
Benefit cost	416	358
Benefits paid	(219)	(219)
Accrued Benefit Cost at End of Year	$2,864	$2,667

Unfunded status at End of Year	$4,162	$3,647
Balance sheet adjustment at End of Year	1,298	980
Accumulated other comprehensive income End of Year	784	592

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For The Years Ended December 31, 2007, 2006 and 2005

Other changes in plan assets and benefit obligations recognized in other comprehensive income are as follows for the years ended December 31, 2007 and 2006: (dollars in thousands)

	Dec 2007	Dec 2006
Net loss	$372	$472
Amortization of prior service cost	(54)	508
Total recognized in other comprehensive income	$318	$980
Total recognized in net periodic benefit cost and other comprehensive income	$734	$1,337

The estimated net loss and prior service cost for the Plan that will be amortized from accumulated other comprehensive income into net periodic benefit cost over the next fiscal year are $45,000 and $54,000, respectively.  As of December 31, 2007, the projected benefit obligation and the accumulated benefit obligation are $4.2 million and $4.0 million, respectively.

Prior service cost is amortized over the estimated remaining employee service lives of approximately eight years.  The Company expects to make contributions of $445,000 to the plan in 2008.  The Bank anticipates paying benefits over the next five years and in the aggregate for the five years thereafter as follows:  2008 - $226,000, 2009 - $212,000, 2010 - $258,000, 2011 - $262,000, 2012 - $263,000 and  2013 through 2017 - $1,792,000.

401(k) Plan
The Company has an employee thrift plan established for substantially all full-time employees.  The Company has elected to make matching contributions equal to 50% of the employee contributions up to a maximum of 1.5% of an individual's total eligible salary.  The Company contributed $136,000, $126,000 and $121,000, during the years ended December 31, 2007, 2006 and 2005, respectively, to this plan.

13.	STOCK OPTIONS
The Company has stock option plans for the benefit of officers, other key employees and directors.  As of December 31, 2007, the plans were authorized to grant additional options to purchase 230,662 shares of the Company's common stock.  The option price is not to be less than the fair market value of the common stock on the date the option is granted, and the stock options are exercisable at any time within the maximum term of 10 years and one day from the grant date, limited by general vesting terms up to a maximum amount of $100,000 per year on incentive stock options.  The options are nontransferable and are forfeited upon termination of employment, except in case of retirement, in which case the options are exercisable for three years after date of retirement.  The Company issues new common shares to satisfy exercises of stock options.

Effective January 1, 2006, the Company adopted the fair value recognition provisions of Statement of Financial Accounting Standards No. 123(R) “Share-Based Payment” (“SFAS 123(R)”).  Under the modified prospective method of adoption selected by the Company, compensation expense related to stock options is recognized beginning January 1, 2006 for any new awards issued after this date, as well as for any previously-issued awards vesting on or after January 1, 2006.  The pre-tax compensation cost charged against income and the related income tax benefit recognized in the December 31, 2007 income statement was $137,000 and $46,000, respectively.

No options were granted during the year ended December 31, 2007.  The weighted average grant date fair value of options granted December 31, 2006 and 2005 was $5.58 and $5.00, respectively.  The Company estimates the fair value of each option on the date of grant using the Black Scholes model.  The Black Scholes model uses the following assumptions: 1.) expected life in years which is based on historical employee behavior; 2.) annualized volatility which is based on the price volatility of the Company’s stock over the expected life of the option; 3.) annual rate of quarterly dividends based on most recent historical rate; 4.) the discount rate based on the zero coupon bond with a term equal to the expected life of the option; and 5.) assuming no forfeitures of options.  The fair value of options granted in 2006 was calculated using the following assumptions:  dividend yield of 2.81% to 3.08%; risk-free interest rates of 4.53% to 4.90%; expected volatility of 18.75% to 21.07%; and expected life of 5.91 to 6.03 years.  The fair value of options granted in 2005 was calculated using the following assumptions:  dividend yield of 2.97% to 3.07%; risk-free interest rates of 3.68% to 4.11%; expected volatility of 22.13% to 22.38%; and expected life of 5.91.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For The Years Ended December 31, 2007, 2006 and 2005

The following is the stock option activity for the years ended December 31, 2007, 2006 and 2005 and the stock options outstanding at the end of the respective periods:

Options	Shares	Weighted Average Exercise Price	Weighted Average Life (in years)	Aggregate Intrinsic Value
Outstanding December 31, 2004	686,658
Granted	50,000
Forfeited	(9,875)
Exercised	(109,066)
Outstanding December 31, 2005	617,717	$21.86
Granted	97,500	26.87
Forfeited	(3,000)	26.90
Exercised	(104,724)	18.74
Outstanding December 31, 2006	607,493	$23.17
Forfeited	(53,531)	25.58
Exercised	(148,010)	22.48
Outstanding December 31, 2007	405,952	$23.11	4.3	$989,000
Exercisable at December 31, 2007	359,193	$22.62	3.8	$1,051,000

Options outstanding at December 31, 2007 include vested options and options expected to vest, assuming no forfeitures.  As of December 31, 2007, there was approximately $89,000 of unrecognized compensation cost related to the unvested shares; that cost is expected to be recognized over the remaining vesting period, which approximates 3 years.  The total intrinsic value of options exercised for the year ended December 31, 2007 was $763,000.  During 2007, 2006 and 2005, the Company received $3,300,000, $1,962,000 and $1,846,000, respectively, from stock options exercised.  Additionally, the Company received a tax benefit from options which had been exercised of $339,000, $133,000 and $270,000 in 2007, 2006, and 2005, respectively.

14.	COMMITMENTS
Financial Instruments with Off-Balance Sheet Risk
In the normal course of business, the Company makes various commitments to extend credit that are not reflected in the accompanying consolidated balance sheets.  Commitments, which are disbursed subject to certain limitations, extend over various periods of time.  Generally, unused commitments are cancelled upon expiration of the commitment term as outlined in each individual contract.  The following table summarizes the Company’s significant commitments: (dollars in thousands)

	Dec 2007	Dec 2006
Commitments to extend credit:
Commercial mortgage loans and commercial loans	$141,490	$123,734
Residential mortgage loans	18,451	23,184
Revolving home equity lines of credit	44,499	52,616
Other	19,806	20,812
Standby letters of credit	6,501	4,457
Commitments to sell loans:
Residential mortgage loans	8,572	8,976
Commercial mortgage loans and commercial loans	21,285	6,262

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For The Years Ended December 31, 2007, 2006 and 2005

Lease Obligations
The Company leases banking facilities and other office space under operating leases that expire at various dates through 2022 and that contain certain renewal options.  Rent expenses charged to operations were $242,000, $113,000, and $76,000 for the years ended December 31, 2007, 2006, and 2005, respectively.  As of December 31, 2007, future minimum annual rental payments under these leases are as follow: (dollars in thousands)

Year Ended December	Amount
2008	$420
2009	424
2010	435
2011	444
2012	314
Thereafter	3,443
Total Minimum Operating Lease Payments	$5,480

Employment Agreements
The Company has entered into change in control agreements with certain executive officers.  Under certain circumstances provided in the agreements, the Company may be obligated to pay three times such officer’s base salary and to continue their health insurance coverage for twelve months.

15.	FAIR VALUE OF FINANCIAL INSTRUMENTS
The disclosure of the estimated fair value of financial instruments is as follows: (dollars in thousands)

	Dec 2007		Dec 2006
	Carrying Value	Fair Value	Carrying Value	Fair Value
Assets:
Cash and due from banks	$40,552	$40,552	$106,063	$106,063
Securities available for sale	62,306	62,306	56,887	56,887
Securities held to maturity	1,557	1,558	1,635	1,628
Loans held for sale	7,112	7,250	6,925	7,055
Loans, net	742,874	748,545	675,662	667,573
Accrued interest receivable	4,670	4,670	4,679	4,679
Federal Home Loan Bank stock	8,329	8,329	8,329	8,329

Liabilities:
Deposits	707,551	711,344	727,159	726,300
FHLB borrowings	99,349	101,409	68,667	68,723
Junior subordinated debt	15,464	15,520	15,464	14,999
Short-term borrowings	20	20	-	-
Advance payments by borrowers for taxes and insurance	233	233	354	354
Accrued interest payable	541	541	715	715

Financial Instruments:
Commitments to extend credit	129	129	25	25
Interest rate swaps	(70)	(70)	(86)	(86)

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For The Years Ended December 31, 2007, 2006 and 2005

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

The fair value estimates presented herein are based on information available to management at December 31, 2007 and 2006.  Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date, and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For The Years Ended December 31, 2007, 2006 and 2005

16.	PARENT COMPANY FINANCIAL STATEMENTS
The condensed financial statements of Home Federal Bancorp are as follows: (dollars in thousands)

As of	Dec 2007	Dec 2006
Condensed Balance Sheets (Parent Company only)
Assets:
Cash	$2,203	$1,406
Investment in subsidiary	81,184	84,958
Other	709	578
Total Assets	$84,096	$86,942

Liabilities:
Junior subordinated debt	$15,464	$15,464
Other	1,178	197
Total liabilities	16,642	15,661
Shareholders' equity	67,454	71,281
Total Liabilities and Shareholders' Equity	$84,096	$86,942

Period Ended	Dec 2007	Dec 2006	Dec 2005
Condensed Statements of Income (Parent Company only)
Dividends from subsidiary	$11,246	$7,548	$8,172
Interest on securities	33	10	-
Other	-	39	176
Total income	11,279	7,597	8,348
Interest on junior subordinated debt	1,110	326	-
Interest on long term debt	6	650	808
Non interest expenses	820	902	971
Total expenses	1,936	1,878	1,779
Income before taxes and change in undistributed earnings of subsidiary	9,343	5,719	6,569
Applicable income tax benefit	(689)	(637)	(507)
Income before change in undistributed earnings of subsidiary	10,032	6,356	7,076
Increase/(decrease) in undistributed earnings of subsidiary	(3,909)	85	(974)
Net Income	$6,123	$6,441	$6,102

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For The Years Ended December 31, 2007, 2006 and 2005

Period Ended	Dec 2007	Dec 2006	Dec 2005
Condensed Statements of Cash Flows (Parent Company only)
Operating Activities:
Net income	$6,123	$6,441	$6,102
Adjustments to reconcile net income to net cash provided by operating activities:
Benefit for deferred income taxes	-	(7)	-
(Increase)/decrease in other assets	(131)	(500)	49
Increase in other liabilities	1,026	585	480
(Increase)/decrease in undistributed earnings of subsidiary	3,909	(85)	974
Net cash provided by operating activities	10,927	6,434	7,605
Financing Activities:
Payment of dividends on common stock	(2,820)	(2,913)	(2,909)
Repurchase shares of common stock	(10,976)	(8,576)	(8,086)
Excess tax benefit related to stock based compensation	339	133	270
Exercise of stock options	3,327	1,962	1,846
Net cash used in financing activities	(10,130)	(9,394)	(8,879)
Net increase/(decrease) in cash	797	(2,960)	(1,274)
Cash at beginning of period	1,406	4,366	5,640
Cash at End of Period	$2,203	$1,406	$4,366

Board of Directors & Officers
Of Home Federal Bancorp

Board of Directors	Officers	Senior Vice Presidents
John K. Keach, Jr.	John K. Keach, Jr.	J. Andrew Applewhite
Chairman of the Board, President	Chairman of the Board,	Lending Operations
and Chief Executive Officer,	President and
Home Federal Bancorp	Chief Executive Officer	William Denton
Commercial Officer
John T. Beatty	Mark T. Gorski
President,	Executive Vice President,	Barry Kehl
Beatty Insurance, Inc.	Chief Financial Officer, Treasurer	Chief Credit Officer
and Secretary
William Blaser, CPA		Keith Luken
Managing Principal,	Charles R. Farber	Mortgage Lending
L M Henderson & Co.	Executive Vice President,
	Indianapolis Market President	Melissa McGill
Harold Force		Controller
President,
Force Construction Company, Inc.		Jennifer Manns
	Officers of Indiana Bank	Operations
David W. Laitinen, MD	and Trust Company
Orthopedic Surgeon		Pennie Stancombe
	Executive Officers	Human Resources
John M. Miller	John K. Keach, Jr.
President,	Chairman of the Board, President	John Schilling
Best Beers, Inc.	and Chief Executive Officer	Commercial Real Estate Lending

Harvard W. Nolting, Jr.	Mark T. Gorski	John Travis
Retired from Nolting Foods, Inc.	Executive Vice President,	Commercial Officer
Chief Financial Officer, Treasurer
John K. Keach, Sr.	and Secretary	LuAnne Whewell
Chairman Emeritus		Marketing/Branch Administration
Retired	Charles R. Faber
Executive Vice President,
The Directors of Home Federal	Indianapolis Market President
Bancorp also serve as Directors
of Indiana Bank and Trust Company.

Shareholder Information
Stock Listing	For copies of the Home Federal
The common stock of Home Federal Bancorp is traded on the National Association of Securities Dealers Automated Quotation System, Global Market, under the HOMF. Home Federal Bancorp stock appears in The Wall Street Journal under the abbreviation HomFedBcpIN, and in other publications under the abbreviation HFdBcp. Subject to shareholder approval of the Company’s name change, the common stock of Indiana Community Bancorp is expected to be traded on NASDAQ under the symbol INCB.  Indiana Community Bancorp stock abbreviations in the Wall Street Journal and other publications are not yet know.
Bancorp Annual Report, contact:
Donna Maxie
Home Federal Bancorp
3801 Tupelo Dr.
Columbus, IN 47201
(812) 376-3323
(877) 626-7000

For Financial Information and
Transfer Agent & Registrar	Security Analyst Inquires,
To change name, address or ownership of stock, to report	Please Contact:
lost certificates, or to consolidate accounts, contact:	Mark T. Gorski
Home Federal Bancorp
LaSalle Bank National Association	501 Washington Street
Corporate Trust Shareholder Services	Columbus, IN 47201
480 Washington Blvd.	(812) 376-3323
Jersey City, NJ 07310-1900	(877) 626-7000
(866) 892-5628

General Counsel	For An Online Annual Report or
Barnes & Thornburg	Shareholder Inquires On The
11 South Meridian Street	Web, Visit Us At:
Indianapolis, IN 46204	www.myindianabank.com

Shareholder & General Inquiries
Home Federal Bancorp is required to file an Annual Report on Form 10-K for its fiscal year ended December 31, 2007, with the Securities and Exchange Commission.

Office Locations

Seymour
222 West Second Street
1117 East Tipton Street

Columbus
501 Washington Street
1020 Washington Street
3805 25th Street
2751 Brentwood Drive
4330 West Jonathan Moore Pike
1901 Taylor Road (Four Seasons)

Hope
8475 North State Road 9

Austin
67 West Main Street

North Vernon
111 North State Street
1540 North State Street

Osgood
820 South Buckeye Street

Batesville
114 State Road 46 East

Madison
201 Clifty Drive

Brownstown
101 North Main Street

Salem
1208 South Jackson Street

Greensburg
1801 Greensburg Crossing

Indianapolis/Greenwood
8740 South Emerson Avenue
1510 West Southport Road
10 West Market Street
(Commercial Loan Office)

INDIANAPOLIS
GREENWOOD
GREENSBURG
HOPE
COLUMBUS
BATESVILLE
OSGOOD
CINCINNATI
SEYMOUR
NORTH VERNON
BROWNSTOWN
MADISON
AUSTIN
SALEM
LOUISVILLE

HOME FEDERAL BANCORP Annual Report 2007

51

Performance Graph

The graph below shows the performance of HomeFederal Bancorp's common stock for the period beginning December 31, 2002 and ending December 31, 2007, in comparison to the NASDAQ Composite index and the NASDAQ Bank index. The graph assumes that the value of the investment in our common stock and in each of the indexes (including reinvestment of dividends) was $100 on 12/31/2002 and tracks it through 12/31/2007.
Graph provided by SNL Financial LC.

Total Return Performance
Home Federal Bancorp
NASDAQ Composite
NASDAQ Bank
Index Value
220
200
180
160
140
120
100
80
60
12/31/02
12/31/03
12/31/04
12/31/05
12/31/06
12/31/07

HOME FEDERAL BANCORP Annual Report 2007

New
Building & Loan
Association

HOME SAVINGS AND LOAN ASSOCIATION
SEYMOUR, INDIANA

HF HOME FEDERAL
SAVINGS BANK

Home Federal Savings
AND LOAN ASSOCIATION
OF SEYMOUR, INDIANA
GLENN M. KEACH, Executive Vice-Pres.
117 West 2nd St. Phone JA 2-1589

HF HomeFederal
There's no bank like Home.

IBT
Indiana Bank
&Trust Company

HOME FEDERAL BANCORP 501 Washington Street Columbus, Indiana 47201 myindianabank.com