Form 10-K, Exhibit 13
period 2008-12-31
INDIANA COMMUNITY BANCORP
filed 2009-03-12
CIK 867493

Indiana Community BANCORP

Focused on the Future

ANNUAL REPORT 2008

TABLE of CONTENTS

1 Letter To Shareholders

4 Selected Consolidated Financial Data

5 Management's Discussion & Analysis

20 Reports Of Independent Registered Public Accounting Firms

23 Consolidated Balance Sheets

24 Consolidated Statements Of Income

25 Consolidated Statements Of Shareholders' Equity

26 Consolidated Statements Of Cash Flows

27 Notes To Consolidated Financial Statements

49 Board Of Directors and Officers Of Indiana Community Bancorp and Indiana Bank and Trust Company

LETTER to SHAREHOLDERS

Just one year ago, our institution was celebrating its centennial, reflecting on its achievements, adopting a new name and assessing its plans and prospects for the *next* 100 years. At the time, no one could forecast that our first year of business as Indiana Bank and Trust Company would be marked by the worst national financial crisis since the Great Depression, an unprecedented natural disaster in our service region and fundamental change in the structure and operations of our industry.

Today, we can look back with considerable pride at the way our people responded to last year's unwelcome economic surprises. Indiana Bank and Trust is a profitable institution. The condition of our balance sheet remains strong, our commitment to our Indiana service area is unwavering and our strategies for sustainability and growth are backed by experience and conservative planning.

While the current economic situation is impacting all of our nation's citizens and enterprises, its origins in the real estate market bring it uncomfortably close to the day-to-day operations of our bank. The sub-prime mortgage crisis helped trigger subsequent crises in the securities markets, triggering global challenges related to liquidity and solvency. The resulting recession has been marked by restricted access to funds, significantly higher costs of capital, weak stock markets, credit losses, and changes in consumer behavior.

And yet, despite our bank's 100-year role as a mortgage lender and regional banking institution, we did nothing to precipitate this crisis. Indiana Bank and Trust prudently avoided the sub-prime mortgage market that has crippled many of our nation's largest financial institutions. We have had, and continue to have, no exposure to this category of risky lending and have suffered none of the direct effects of its collapse.

TODAY, WE CAN LOOK BACK WITH CONSIDERABLE PRIDE AT THE WAY OUR PEOPLE RESPONDED TO LAST YEAR'S UNWELCOME ECONOMIC SURPRISES.

Still, each of the problems this crisis has generated – including higher costs of funds, fewer construction starts and lower consumer confidence – affects our current activities and our future ability to support economic recovery through increased lending. To cite just one

1

example, the number and scale of Federal Reserve rate cuts during 2008 – which spiraled from 3.5 percent on January 22 to 0.25 percent on December 16 – impacted our interest margins, an unwelcome circumstance in an asset-sensitive business like ours.

Like all financial institutions, Indiana Bank and Trust's core strengths are reflected by capital and earnings. We've been – and continue to be – well capitalized, and even in the midst of the worst economic downturn in recent years we remain profitable. While our 2008 annual earnings of $5,003,000 were down slightly from 2007, the difference was primarily due to a substantial increase in the provision for loan losses, a prudent response to the realities of the deepening recession. By taking all necessary steps to maintain profitability, we continue to increase our capitalization and with it the fundamental soundness of our bank.

During the fourth quarter of 2008, our institution received $21.5 million under the federal government's much-discussed Capital Purchase Program. There is no shortage of irony in this, considering our profitable and well-capitalized status, as well as our lack of involvement in the crisis that created the need for this kind of program. Participating in this program contributed to an increase in total shareholders' equity of $24.6 million. This boost to our capital position brought total shareholder equity to $92.0 million as of December 31, 2008. Funds gained through deposit growth, along with these Capital Purchase Program funds, will be reinvested in the communities we serve through existing lending programs.

WE'VE BEEN—AND CONTINUE TO BE—WELL CAPITALIZED, AND EVEN IN THE MIDST OF THE WORST ECONOMIC DOWNTURN IN RECENT YEARS WE REMAIN PROFITABLE.

Lending money remains the core of our business, and we are committed to maintaining the practices that have served our customers and communities well for so many years. During 2008, our total loans increased by $50.9 million while total deposits increased by $3.1 million. In this economic environment we will continue to be vigilant in our review of credit and asset quality, and we will support prudent

2

lending practices that contribute to economic stabilization and recovery in our service area.

We will also steadfastly maintain our commitment to the four pillars of our strategic plan – capital, liquidity, credit and expense control. By maintaining a balance within each, we will continue our role as a strong, safe, dependable bank. We will remain reliable stewards of the interests of our shareholders, our customers and our employees. And we will be well positioned to help support the future growth of the communities we serve when the current crisis comes to an end.

The corporate name we selected last year succinctly identifies where we work and what we do. We are a financial institution of, by and for the citizens of Indiana. We pride ourselves on our Hoosier roots and our longstanding familiarity and ongoing engagement with the communities we serve. Consequently, we feel a unique obligation to respond quickly and effectively to the ever-changing economic needs of the region we call home.

WE PRIDE OURSELVES ON OUR HOOSIER ROOTS AND OUR LONGSTANDING FAMILIARITY AND ONGOING ENGAGEMENT WITH THE COMMUNITIES WE SERVE.

Last summer, we experienced a test to that commitment, when unprecedented rainfall and flooding created hundreds of millions of dollars in damage in South Central Indiana. Many of our employees volunteered to assist with relief efforts, and we are as proud of their dedication to their communities as we are of their achievements as banking professionals.

Like the foundations of the many structures that stood up to last summer's major floods, we know that the foundations of our company – our people, our core values, and our strategies for sustainability – will weather the current economic storm and continue to serve us well in the better times to come. We invite you to join us on our carefully charted journey toward a brighter future.

John K. Keach, Jr.
Chairman of the Board and Chief Executive Officer

3

SUMMARY OF SELECTED CONSOLIDATED FINANCIAL DATA
(dollars in thousands except per share data & offices)

	Year Ended		Year Ended		Year Ended	Year Ended	Year Ended
	Dec 2008		Dec 2007		Dec 2006	Dec 2005	Dec 2004
Selected Balance Sheet Data:
Total assets	$969,373		$908,806		$904,467	$850,786	$868,207
Cash and cash equivalents	22,586		40,552		106,063	53,736	52,320
Loans held for sale	2,856		7,112		6,925	4,795	2,617
Securities available for sale	91,096		62,306		56,887	123,351	124,790
Securities held to maturity	4,467		1,557		1,635	1,806	1,779
Portfolio loans, net	792,146		742,874		675,662	608,688	629,490
Deposits	710,639		707,551		727,159	655,314	640,181
Borrowings	150,103		114,833		84,131	101,041	139,899
Shareholders' equity	92,012		67,454		71,281	73,038	77,364

Selected Operations Data:
Total interest income	$51,338		$55,201		$50,355	$44,976	$42,746
Total interest expense	22,549		27,661		24,644	19,817	19,159
Net interest income	28,789		27,540		25,711	25,159	23,587
Provision for loan losses	4,292		1,361		850	808	1,770
Net interest income after provision for loan losses	24,497		26,179		24,861	24,351	21,817
Gain on sale of loans	1,446		1,497		1,430	1,539	2,651
Loss on securities	(437)		-		(1,956)	-	-
Gain on sale of mortgage servicing	-		-		1,957	-	-
Other non interest income	10,931		11,357		10,872	9,684	7,767
Non interest expenses	28,834		29,774		27,906	26,503	24,528
Income before income taxes	7,603		9,259		9,258	9,071	7,707
Income tax provision	2,600		3,136		2,817	2,969	2,544
Net Income	$5,003		$6,123		$6,441	$6,102	$5,163

Basic earnings per common share	$1.47		$1.75		$1.74	$1.57	$1.25
Diluted earnings per common share	$1.47		$1.72		$1.70	$1.53	$1.21
Cash dividends per common share	$0.64		$0.80		$0.79	$0.75	$0.75
Selected Financial and Statistical Data:
Return on average assets	0.54%		0.70%		0.75%	0.71%	0.60%
Return on average shareholders' equity	7.11%		8.88%		9.00%	8.19%	6.50%
Interest rate spread during the period	3.29%		3.38%		3.24%	3.19%	2.97%
Net interest margin on average earning assets	3.35%		3.45%		3.29%	3.22%	3.00%
Average shareholders' equity to average assets	7.55%		7.89%		8.31%	8.68%	9.17%
Efficiency ratio	70.07%	(1)	71.26%	(2)	73.41%	72.85%	72.13%
Nonperforming loans to total loans	3.03%		1.51%		0.54%	0.70%	2.01%
Nonperforming assets to total assets	2.86%		1.29%		0.46%	0.54%	1.71%
Loss allowance to nonperforming loans	35.30%		60.87%		175.90%	155.78%	61.23%
Loss allowance to total loans	1.07%		0.92%		0.95%	1.09%	1.23%
Dividend payout ratio	42.95%		45.30%		45.23%	47.67%	59.22%
Loan servicing portfolio	$94,647		$54,283		$36,977	$588,503	$605,040
Allowance for loan losses	$8,589		$6,972		$6,598	$6,753	$7,864
Number of full service offices	19		20		19	19	18

(1)  Non interest expense as a percentage of the sum of net interest income and non interest income, excluding one time expense related to a $437,000 impairment loss on the Shay Ultra Short Mortgage fund.
(2)  Non interest expense as a percentage of the sum of net interest income and non interest income, excluding one time expense items of $988,000 pre-tax related to a separation agreement and the write-down of the Company’s former operations building.

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

The following financial information presents an analysis of the asset and liability structure of Indiana Community Bancorp and a discussion of the results of operations for each of the periods presented in the Annual Report as well as a discussion of Indiana Community Bancorp’s sources of liquidity and capital resources.

HOLDING COMPANY BUSINESS
Indiana Community Bancorp (the “Company") is organized as a bank holding company authorized to engage in activities permissible for a financial holding company and owns all of the outstanding capital stock of Indiana Bank and Trust Company (the “Bank").  The business of the Bank and therefore, the Company, is providing consumer and business banking services to certain markets in the south-central portions of the state of Indiana.  The Bank does business through 19 full service banking offices.

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

The Company is subject to interest rate risk to the degree that its interest-bearing liabilities, primarily deposits and borrowings with short- and medium-term maturities, mature or reprice more rapidly, or on a different basis, than its interest-earning assets.  While having liabilities that mature or reprice more frequently on average than assets would typically be beneficial in times of declining interest rates, in the current low rate environment, interest-bearing liabilities are near their minimum rate.  In this environment, declining interest rates could result in compression of the Company’s margin.  The Company's net income is also affected by such factors as fee income and gains or losses on sale of loans.

OVERVIEW
In the challenging economic environment of 2008, the Company focused on credit risk mitigation and expense reduction.  In addition, the Company maintained its efforts to restructure the balance sheet and develop deposit fee income through the offering of new commercial deposit services and new retail deposit products.  The Company originated higher yielding commercial and commercial real estate loans while decreasing balances of residential mortgage loans and indirect auto loans.  As a result, commercial and commercial real estate loans increased $14.2 million and $65.3 million, respectively, while residential mortgage loans and consumer loans decreased $22.3 million and $6.8 million, respectively.   Deposit balances were reallocated within the various deposit products as money market deposit balances declined $29.3 million while certificates of deposits and public fund certificates increased $13.3 million and $10.2 million, respectively.  The increase in public fund certificates was related to deposits received from one public fund entity.  The increase in certificates of deposit reflects customers’ preference for the safety of bank deposits and the guaranteed yield offered in the declining rate environment experienced in 2008.   The Company increased its use of FHLB advances by $30.6 million to fund the previously mentioned loan growth.  In December of 2008 the Company strengthened its capital position by issuing $21.5 million in preferred stock and warrants to the United States Treasury Department under the Capital Purchase Program for healthy banks.  The Company’s net interest income increased $1.2 million due to loan growth, as the net interest margin declined 10 basis points from 2007 to 3.35%.

In a year marked by increasing unemployment and economic downturn, the Company experienced net charge offs of $2.7 million and an increase of $15.9 million in non performing assets.  The increase in non performing assets was primarily the result of four commercial loan relationships totaling $13.8 million which were transferred to non-performing status during 2008.  The Company’s provision for loan losses was $4.3 million, an increase of $2.9 million over the prior year. As the Company’s provision expense for the year exceeded net charge offs, the allowance for loan losses increased $1.6 million, resulting in an increase in the ratio of the allowance for loan losses to total loans to 1.07% up from .92% in 2007.

Non interest income decreased $914,000 due to a $437,000 loss on securities and a decrease in of $503,000 in investment advisory services.  The Company sold its investment advisory services business during the third quarter of 2008.  In the second quarter of 2008, the Company recorded a loss of $419,000 related to an other than temporary impairment in the value of its $4.3 million investment in the AMF Ultra Short Mortgage Fund.  The growth in interchange fees and treasury management services led to a $217,000 increase in deposit fees.

Non interest expense decreased $940,000 for the year.  Excluding the impact of the $788,000 one time employee related expense and the $200,000 write down of the Bank’s former operations building incurred in 2007, expenses would have increased $48,000 in 2008.  Compensation and employee benefits expense decreased $718,000, or 17.4%, for the fourth quarter and $583,000, or 3.6%, year-to-date.  Over the past three quarters, the Company has decreased the expense related to the defined benefit pension plan, reduced the Company’s overall workforce by approximately 10% and sold the brokerage business. The Company froze its defined benefit pension plan effective April 1, 2008 which decreased expenses by approximately $700,000 annually.  During the third quarter, the Company announced a workforce reduction of 26 positions, or approximately 10% of the Company’s workforce.  Management anticipates a cost savings of approximately $750,000 annually related to the workforce reduction.  As a result of the sale of the brokerage business, management estimates a cost savings of approximately $1.1 million annually in commission and salary expense.

Significant earnings pressures are expected to exist during 2009, as well as challenges to a) ensure adequate liquidity; b) manage the continuing deterioration in overall credit quality; and c) improve efficiency and cost management strategies.  Earnings pressure on the Company’s net interest income is expected to continue in 2009 as historically low rates continue to drive yields on interest-earning assets down while competition for deposits limits the downward trend on interest-bearing liabilities.  The Company plans to address these challenges through various strategic alternatives including a) the growth and retention of a stable source of core deposits in the Company’s market area; b) diversification of risk within the commercial portfolio; and c) maintaining the advantages achieved in previous cost control measures and defining new behaviors and expectations to utilize current employees in a more effective way.

ASSET/LIABILITY MANAGEMENT
The Company follows a program designed to decrease its vulnerability to material and prolonged increases in interest rates.  This strategy includes 1) selling certain longer term, fixed rate loans from its portfolio; 2) increasing the origination of adjustable rate loans; 3) improving its interest rate gap by shortening the maturities of its interest-earning assets and extending the maturities of its interest-bearing liabilities; and 4) increasing its non interest income.

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

The Company continues to assess methods to stabilize interest costs and match the maturities of liabilities to assets.  During 2008, customer preference for certificates of deposit including those with longer maturities has resulted in longer maturities for retail deposits.  Retail deposit specials are competitively priced to attract deposits in the Company’s market area.  However, when retail deposit funds become unavailable due to competition, the Company employs FHLB advances to maintain the necessary liquidity to fund lending operations.

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

	Year Ended			Year Ended			Year Ended
	Dec 2008			Dec 2007			Dec 2006

	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
Assets:
Interest-earning assets:
Residential mortgage loans	$135,601	$8,516	6.28%	$162,641	$10,471	6.44%	$177,687	$10,939	6.16%
Commercial mortgage loans	301,543	18,736	6.21%	240,682	16,766	6.97%	215,633	14,312	6.64%
Second and home equity loans	101,185	6,186	6.11%	101,787	7,342	7.21%	96,104	7,021	7.31%
Commercial loans	206,922	12,670	6.12%	180,187	14,538	8.07%	126,282	10,015	7.93%
Other consumer loans	23,892	1,890	7.91%	30,502	2,280	7.47%	36,297	2,659	7.33%
Securities	69,030	2,878	4.17%	60,991	2,688	4.41%	105,604	4,246	4.02%
Short-term investments	21,452	462	2.15%	22,417	1,116	4.98%	23,459	1,163	4.96%
Total interest-earning assets (1)	859,625	$51,338	5.97%	799,207	$55,201	6.92%	781,066	$50,355	6.46%
Allowance for loan losses	(7,591)			(6,720)			(6,696)
Cash and due from banks	13,587			19,511			22,996
Bank premises and equipment	15,457			16,765			17,568
Other assets	50,866			45,474			47,853
Total assets	$931,944			$874,237			$862,787

Liabilities
Interest-bearing liabilities:
Deposits:
Transaction accounts	$380,230	$3,848	1.01%	$371,145	$7,630	2.06%	$360,133	$6,574	1.83%
Certificate accounts	322,275	12,876	4.00%	318,541	15,029	4.72%	307,608	12,805	4.16%
FHLB borrowings	122,921	5,059	4.12%	77,028	3,884	5.04%	83,157	4,284	5.15%
Other borrowings	15,464	766	4.95%	15,588	1,118	7.17%	15,100	981	6.50%
Total interest-bearing liabilities	840,890	$22,549	2.68%	782,302	$27,661	3.54%	765,998	$24,644	3.22%
Other liabilities	20,695			22,976			24,101
Total liabilities	861,585			805,278			790,099
Total shareholders’ equity	70,359			68,959			72,688
Total Liabilities and Shareholders’ Equity	$931,944			$874,237			$862,787

Net Interest Income		$28,789			$27,540			$25,711

Net Interest Rate Spread			3.29%			3.38%			3.24%

Net Earning Assets	$18,735			$16,905			$15,068

Net Interest Margin (2)			3.35%			3.45%			3.29%

Average Interest-earning
Assets to Average
Interest-bearing Liabilities	102.23%			102.16%			101.97%

(1)	Average balances are net of non-performing loans.
(2)	Net interest income divided by the average balance of interest-earning assets.

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

	Year Ended			Year Ended
	Dec 2008 vs. Dec 2007			Dec 2007 vs. Dec 2006
	Increase/(Decrease)			Increase/(Decrease)
	Due to Rate	Due to Volume	Total Change	Due to Rate	Due to Volume	Total Change
Interest Income on Interest-Earning Assets:
Residential mortgage loans	$(251)	$(1,704)	$(1,955)	$552	$(1,020)	$(468)
Commercial mortgage loans	(1,470)	3,440	1,970	734	1,720	2,454
Second and home equity loans	(1,113)	(43)	(1,156)	(88)	409	321
Commercial loans	(4,857)	2,989	(1,868)	177	4,346	4,523
Other consumer loans	144	(534)	(390)	55	(434)	(379)
Securities	(132)	322	190	459	(2,017)	(1,558)
Short-term investments	(608)	(46)	(654)	5	(52)	(47)
Total	(8,287)	4,424	(3,863)	1,894	2,952	4,846

Interest Expense on Interest-Bearing Liabilities:
Deposits:
Transaction accounts	(3,974)	192	(3,782)	850	206	1,056
Certificate accounts	(2,331)	178	(2,153)	1,756	468	2,224
FHLB borrowings	(524)	1,699	1,175	(89)	(311)	(400)
Other borrowings	(343)	(9)	(352)	104	33	137
Total	(7,172)	2,060	(5,112)	2,621	396	3,017

Net Change in Net Interest Income	$(1,115)	$2,364	$1,249	$(727)	$2,556	$1,829

RESULTS OF OPERATIONS
Comparison of Year Ended December 31, 2008 and Year Ended December 31, 2007:

General
The Company reported net income of $5.0 million for the year ended December 31, 2008.  This compared to net income of $6.1 million for the year ended December 31, 2007, representing a decrease of $1.1 million, or 18.3%.

Net Interest Income
Net interest income increased $1.2 million, or 4.5%, for the year ended December 31, 2008, compared to the year ended December 31, 2007.  The increase in net interest income was primarily the net result of three factors: 1) the increase in interest-earning assets and interest-bearing liabilities; 2) the changing mix of the Company’s interest-earning assets and interest-bearing liabilities and 3) the decreasing rate environment.  Total interest income for the year ended December 31, 2008, decreased $3.9 million, or 7.0%, as compared to the year ended December 31, 2007.  The decrease in interest income was a result of a 95 basis point decrease in the yield earned on interest-earning assets.  This factor was offset by a $60.4 million increase in average interest-earning assets for the year ended December 31, 2008, as compared to December 31, 2007.  Total interest expense for the year ended December 31, 2008 decreased $5.1 million, or 18.5%, as compared to the year ended December 31, 2007.  This decrease, like the decrease in interest income, was driven by the declining rate environment evidenced by the 86 basis point decrease in rates paid on average interest-bearing liabilities for the two comparative years.  The impact of the rate decrease on interest expenses was mitigated by the $58.6 million increase in the average balance of interest-bearing liabilities.  The net result of the decreasing rate environment and the increase in average balances of interest-earning assets and interest-bearing liabilities was a 10 basis point decrease in the net interest margin for the year ended 2008 to 3.35%, as compared to 3.45% for the year ended 2007.

Provision for Loan Losses
Provision for loan losses was $4.3 million for the year ended December 31, 2008 compared to $1.4 million for the year ended December 31, 2007.  The provision for loan losses increased $2.9 million during 2008 due primarily to an increase in the Company’s non performing loans due to deteriorating economic conditions impacting the Company’s local markets and its customers.  Non-performing assets to total assets increased to 2.86% at December 31, 2008 from 1.29% at December 31, 2007, and non-performing loans to gross loans increased to 3.03% at December 31, 2008 from 1.51% at December 31, 2007.  Non-performing assets totaled $27.7 million at December 31, 2008.  The Company has six commercial relationships within its Indiana market footprint that comprise $19.5 million or approximately 70% of the total non-performing assets at December 31, 2008.  Net charge offs for 2008 were $2.7 million compared to $987,000 for 2007.  During 2008, net charge offs in the Company’s commercial and commercial mortgage portfolio increased $983,000 compared to the prior year.  The largest charge offs during 2008 were related to a residential subdivision on the south side of Indianapolis and a condominium development on the north side of Indianapolis.  In addition to these residential housing related losses, the Company experienced increased charge offs in residential mortgage and consumer loans secured by residential property.  The slowdown in the housing market during 2008 resulted in lower than anticipated sales volumes and decreases in property values which contributed to the increased charge offs.

During 2008, the banking industry experienced increasing trends in problem assets and increased credit losses which resulted from continued weakness in the national economy.  The impact of the national economic downturn on the Company’s Indiana market footprint became more pronounced during the second half of 2008 with the greatest impacts being evidenced by declining property values and a significant increase in the state unemployment rate.  The economic downturn has negatively impacted the Bank’s commercial and retail customers’ ability to repay their debt.  As a result, management determined that a significant increase to the provision for loan losses was necessary, based on negative national and local economic trends, which resulted in increased levels of non-performing assets and increased charge offs during 2008.

Non Interest Income
Non interest income decreased $914,000, or 7.1%, for the year.  The net decrease in non interest income for 2008 was due primarily to decreases in investment advisory fees and the loss on securities.  The Company sold its investment advisory services business during the third quarter of 2008 for the book value of the goodwill and associated intangible assets related to this business.  Due to the timing of the sale, the Company had no brokerage fee income in the fourth quarter which resulted in a decrease in investment advisory services of $503,000, or 26.8% for the year.  In the second quarter of 2008 the Company recorded a loss of $419,000 related to an other than temporary impairment in the value of its $4.3 million investment in the AMF Ultra Short Mortgage Fund, (Fund).  During the second quarter, the net asset value of the Fund declined significantly due to liquidity concerns within the mortgage backed securities market combined with the downgrade of certain securities in the Fund’s portfolio by various ratings agencies.  The Company redeemed its shares in the Fund for cash and securities in July 2008 resulting in an additional impairment of $18,000.  Offsetting these non interest income reductions was a $217,000, or 3.3%, increase in deposit fees.   Interchange income from deposit activity increased $151,000, or 13.5%.  In addition, the Company’s focus on treasury management services for business accounts increased commercial deposit fees $119,000, or 40.6%.

Non Interest Expenses
Non interest expenses totaled $28.8 million for the year ended December 31, 2008, a decrease of $940,000, or 3.2%, compared to the year ended December 31, 2007.  In 2007, the Company had one time miscellaneous charges of $988,000 associated with a separation agreement with a former employee and a write-down of the Company’s former operations building, which was subsequently donated to a local non profit organization.  Excluding these one time charges, the Company’s non interest expense would have remained relatively stable, increasing $48,000.  Compensation and employee benefits decreased $583,000, or 3.6%, for the year ended 2008 as compared to the year ended 2007 due primarily to cost control measures the Company initiated in 2008.  These measures include freezing the
Company’s defined benefit pension plan as of April 1, 2008, and a work force reduction in the third quarter of 2008 of approximately 10%.  In addition, the 2008 third quarter sale of the brokerage business eliminated salaries and commissions associated with those services.  Offsetting these reductions was an increase in the Company’s 401K match, additional credit analysts and internal audit staff. Service bureau expense increased $280,000, or 17.1%, over the prior year due to costs associated with expanding treasury management and internet banking services, as well as a full year of costs associated with remote deposit capture which was implemented in second half of 2007. Professional fees decreased $383,000, or 29.4%, over the prior year.  Various changes within the professional fee category included lower legal, consulting and internal audit fees. In 2008, the Company brought in house its internal audit function, which had been outsourced in prior years.  Loan expense increased $331,000 due primarily to expenses incurred on distressed loans.  Miscellaneous expenses decreased $713,000, or 18.2%, for the year ended 2008, as compared to the year ended 2007.  Exclusive of the one time charges discussed above miscellaneous expenses would have increased $75,000 or 2.4%.

Income Taxes
Income tax expense totaled $2.6 million for the year ended December 31, 2008; a decrease of $536,000, or 17.1%, compared to the year ended December 31, 2007.  This decrease mirrors the decrease in pre-tax income of $1.7 million or 17.9%.

RESULTS OF OPERATIONS
Comparison of Year Ended December 31, 2007 and Year Ended December 31, 2006:

General
The Company reported net income of $6.1 million for the year ended December 31, 2007.  This compared to net income of $6.4 million for the year ended December 31, 2006, representing a decrease of $318,000, or 4.9%.

Net Interest Income
Net interest income increased $1.8 million, or 7.1%, for the year ended December 31, 2007, compared to the year ended December 31, 2006.  The increase in net interest income was primarily due to the changing mix of the Company’s interest-earning assets and interest-bearing liabilities.  Total interest income for the year ended December 31, 2007, increased $4.8 million, or 9.6%, as compared to the year ended December 31, 2006.  The increase in interest income was a result of two factors: 1) the $18.2 million increase in average earning assets for 2007 compared to 2006 and 2) the 46 basis point increase in yield on interest-earning assets for the same period.  The yield on interest-earning assets increased during 2007 primarily due to a shift away from lower yielding residential mortgages into higher yielding commercial and commercial real estate loans.  Total interest expense for the year ended December 31, 2007 increased $3.0 million, or 12.2%, as compared to the year ended December 31, 2006.  The increase was due primarily to the changing mix of interest-bearing liabilities as certificates of deposit and money market accounts increased $7.2 million and $20.2 million, respectively, while lower rate interest bearing checking accounts decreased $25.4 million for the year.    As a result of the mix shift noted above, the rate paid on interest-bearing liabilities increased 32 basis points.  The Company was able to increase its net interest margin 16 basis points to 3.45% for 2007.

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

Non Interest Expenses
Non interest expenses totaled $29.8 million for the year ended December 31, 2007, an increase of $1.9 million, or 6.7%, compared to the year ended December 31, 2006.  The expense increases were primarily related to increases in miscellaneous expenses and compensation and employee benefits expenses.  Miscellaneous expense increased $1.0 million due primarily to a separation agreement with an employee and a write-down of the Company’s former operations building, which was subsequently donated to a local non profit organization.  Professional fees increases included $99,000 primarily due to additional legal and accounting expenses incurred to address new proxy disclosure requirements and new accounting pronouncements. The $146,000 decrease in loan expenses is related to expenses associated with the sale of mortgage servicing rights which occurred in 2006.  The $526,000 increase in compensation and employee benefits was a result of additional salary and incentive compensation expense for the new commercial lending and commercial credit staff in Indianapolis, additional commission costs associated with increased investment advisory service fees and normal annual salary increases.  Additionally, in 2006, the Company reduced its vacation accrual $260,000 pursuant to a change in vacation policy.

Income Taxes
Income tax expense totaled $3.1 million for the year ended December 31, 2007; an increase of $319,000, or 11.3%, compared to the year ended December 31, 2006.  During 2006, the Company’s effective tax rate was reduced due to the sale of available for sale securities which reduced the state apportionment factor for Indiana during the year.  As a result, the Company’s effective tax rate increased to 33.9% in 2007 compared to 30.4% in 2006.

FINANCIAL CONDITION
The Company's total assets increased $60.6 million to $969.4 million at December 31, 2008, from $908.8 million at December 31, 2007.  Cash and cash equivalents balances decreased $18.0 million during 2008.  FHLB advances increased $30.6 million.  The amount of the decrease in cash and cash equivalents and the funds provided by the FHLB advances were used to fund loan growth as total loans increased $50.9 million, or 6.8%, for the year.  Commercial and commercial mortgage loans increased $79.5 million, or 16.7%, for the year.  The growth in commercial and commercial mortgage loans was driven by growth from the Indianapolis market – commercial and commercial mortgage loans in Indianapolis increased $80.0 million during 2008.  Of the commercial real estate loans, $20.0 million and $19.6 million were collateralized by multi-family residential property at December 31, 2008 and 2007, respectively, $82.7 million and $75.6 million were collateralized by property under construction at December 31, 2008 and 2007, respectively, and $914,000 and $1.3 million were collateralized by unimproved land at December 31, 2008 and 2007, respectively.  Residential mortgage balances decreased $22.3 million for the year as the Company sells substantially all residential mortgage originations. The Company's primary lending area is south-central Indiana.  Virtually all of the Company's loans originated and purchased are to borrowers located within the state of Indiana.  Of the residential mortgages, $938,000 and $1.0 million were collateralized by unimproved land at December 31, 2008 and 2007, respectively.  The consumer loan balances decreased $6.8 million for the year because the Company no longer originates indirect auto loans.

Total retail deposits decreased $3.4 million, or .5%, for the year.  This decrease is the result of a $29.3 million decrease in money market accounts as these balances were unusually high at the end of the prior year with a December 31, 2007 balance of $185.8 million compared to average yearly balances of $127.5 million and $125.4 million for 2007 and 2008, respectively.  Other retail deposit categories showed growth of $25.9 million for the year ended 2008.  This included growth of $13.3 million in certificate of deposit accounts and $7.3 million in interest checking, respectively. Public funds certificates increased $10.2 million from deposits obtained from one public fund entity.  The Company focused its advertising dollars related to deposits on certificate of deposit accounts with an upgradeable feature and a new high yield checking account in 2008.  Brokered deposits decreased $3.8 million for the year due to maturities.

As of December 31, 2008, shareholders’ equity was $92.0 million, an increase of $24.6 million compared to the prior year.  During 2008, the Company issued $21.5 million of preferred stock and warrants to the United States Treasury Department under the Capital Purchase Program.

Fourth Quarter 2008 Results
The Company had fourth quarter 2008 earnings of $1.5 million or $0.43 diluted earnings per common share compared to earnings of $1.6 million or $0.47 diluted earnings per common share for the fourth
quarter of 2007.   Net interest income increased $328,000, or 4.7%, to $7.2 million for the fourth quarter as compared to the fourth quarter of the prior year.  Net interest margin for the fourth quarter of 2008 was 3.28%, which represented a decrease of 23 basis points compared to the third quarter of 2008.  Net interest margin for 2008 was 3.35% compared to 3.45% for 2007 - a 10 basis point decrease.  Net interest margin has been fluctuating significantly from quarter to quarter due to rapid changes in interest rates.  Non interest income decreased $693,000 to $2.7 million for the fourth quarter.  The primary reason for the decrease during the fourth quarter related to a reduction in brokerage fees of $491,000.  During the third quarter, the Company chose to discontinue offering brokerage services through
Raymond James and the brokerage business was sold to the brokers who had been serving these customers.  Non interest expenses decreased $729,000, or 10.0%, to $6.6 million for the fourth quarter.  Compensation and employee benefits expense decreased $718,000, or 17.4%, in the fourth quarter of 2008.  Over the past three quarters, the Company has decreased the expense related to the defined benefit pension plan, reduced the Company’s overall workforce by approximately 10% and sold the brokerage business. The Company froze its defined benefit pension plan effective April 1, 2008 which decreased expense by approximately $700,000 annually.  During the third quarter, the Company announced a workforce reduction of 26 positions, or approximately 10% of the Company’s workforce.  This workforce reduction was completed during the third quarter.  Severance costs associated with the workforce reduction were included in expense for the third quarter.  Management anticipates a cost savings of approximately $750,000 annually related to the workforce reduction beginning in the fourth quarter.  As a result of the sale of the brokerage business, management estimates a cost savings of approximately $1.1 million annually in commission and salary expense.  The efficiency ratio decreased to 66.3% for the fourth quarter of 2008 compared to 71.0% for the fourth quarter of 2007.

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

Net interest income represents the Company’s principal component of income.  Consistency of the Company’s net interest income is largely dependent upon the effective management of interest rate risk.  The Company has established risk measures, limits and policy guidelines in its Interest Rate Risk Management Policy.  The responsibility for management of interest rate risk resides with the Company’s Asset/Liability Committee (“ALCO”), with oversight by the Board of Directors.  The Company uses an earnings simulation analysis that measures the sensitivity of net interest income to various interest rate movements.  The base-case scenario is established using current interest rates.  The comparative scenarios assume an immediate parallel shock in increments of 100 basis point rate movements.  The interest rate scenarios are used for analytical purposes and do not necessarily represent management’s view of future market movements.  Rather, these are intended to provide a measure of the degree of volatility interest rate movements may introduce into the earnings of the Company.  Modeling the sensitivity of earnings to interest rate risk is highly dependent on numerous assumptions embedded in the model.  These assumptions include, but are not limited to, management’s best estimates of the effect of changing interest rates on the prepayment speeds of certain assets and liabilities, projections for activity levels in each of the product lines offered by the Company and historical behavior of deposit rates and balances in relation to changes in interest rates.  These assumptions are inherently uncertain, and as a result, the model cannot precisely measure net interest income or precisely predict the impact of fluctuations in interest rates on net interest income.  Actual results will differ from simulated results due to timing, magnitude, and frequency of interest rate changes as well as changes in market conditions. The Company’s 12-month net interest income sensitivity profile as of fiscal year-end December 31, 2008 and December 31, 2007 is as follows:

As Of	Dec 2008	Dec 2007
Changes in Rates	Net Interest Income % Change	Net Interest Income % Change	Interest Rate Risk Management Policy Guidelines
+ 300 basis points	3.80	(10.84)	(20.00)
+ 200 basis points	2.68	(6.91)	(15.00)
+ 100 basis points	1.26	(3.58)	(7.50)
- 100 basis points	0.26	3.47	(7.50)
- 200 basis points	(3.61)	4.37	(15.00)
- 300 basis points	(7.19)	2.40	(20.00)

ASSET QUALITY
In accordance with the Company's classification of assets policy, management evaluates the loan and investment portfolio each month to identify assets that may contain probable losses.  In addition, management evaluates the adequacy of its allowance for loan losses.

SECURITIES
Management reviews its available for sale and held to maturity securities for other than temporary impairment on a quarterly basis.  The review includes an analysis of the facts and circumstances of each individual investment such as the severity of loss, the length of time the fair value has been below cost, the expectation for that security’s performance, the creditworthiness of the issuer and the Company’s intent and ability to hold the security to recovery or maturity.  The Company uses a third party pricing service to obtain quotes for the fair value of its securities.  The Company has used this service since 2002 and has found through subsequent transactions the quotes received from this service to be reliable and accurate.  In 2008 the Company recorded a loss of $437,000 related to an other than temporary impairment in the value of its $4.3 million investment in the AMF Ultra Short Mortgage Fund. During the second quarter, the net asset value of the Fund declined significantly due to liquidity concerns within the mortgage backed securities market combined with the downgrade of certain securities in the Fund’s portfolio by various ratings agencies.  The Company redeemed its shares in the Fund for cash and securities in July 2008.  The securities received as a result of the redemption in kind were recorded at their fair value when received and classified as held to maturity.  In reviewing these securities at December 31, 2008, for other than temporary impairment, management considered the change in market value of the securities in the last half of 2008, the expectation for the security’s future performance based on the receipt of all required cash flows, Moody’s ratings where available, and the Company’s intent and ability to hold the securities to maturity.  Based on this criteria management determined the value of held to maturity securities portfolio did not require additional impairment.  In analyzing the available for sale portfolio, the Company had two securities with a face amount of $2.0 million and an unrealized loss of $940,000 at the end of 2008.  These two securities are rated Aa3 by Moodys indicating these securities are considered of high quality and of very low credit risk.  The issuers of the two securities are two well capitalized banks.  Management believes that the decline in market value is due primarily to the interest rate and maturity as these securities carry an interest rate of LIBOR plus 55 basis points with maturity beyond ten years.  The Company has the intent and ability to hold these two securities to recovery, which may be maturity.  Other available for sale securities in a loss position have been so for less than twelve months.  Based on this criteria management determined the available for sale portfolio did not have any other than temporary impairment.

GOODWILL
At December 31, 2008 the Company had goodwill of $1.4 million.  Due to the significant adverse change in the business climate experienced as a result of the economic recession management tested goodwill for impairment on a quarterly basis beginning in the second quarter of 2008.  Management’s test for impairment includes comparing the market price of the Company’s stock to the carrying value, as well as using the average of each quarters published multiples for bank mergers and acquisitions.   Based on this testing the Company’s estimated value exceeded capital by 71%, 33% and 25% in the second, third and fourth quarters, respectively.  Management considered the results of this testing, as well as the Company’s positive earning stream in each quarter and determined that the performance of the level one test indicated the Company’s goodwill was not impaired as of each quarter end.  Management intends to test goodwill on a quarterly basis in 2009 due to the declining quarterly trend of estimated value exceeding capital in 2008, as well as the continuing rapidly changing economic environment.

NON-PERFORMING ASSETS
The following table sets forth information concerning non-performing assets of the Company.  Real estate owned includes property acquired in settlement of foreclosed loans that is carried at net realizable value.  (dollars in thousands)

As of	Dec 2008	Dec 2007	Dec 2006	Dec 2005	Dec 2004
Non-accruing loans:
Residential mortgage loans	$2,349	$2,284	$1,637	$1,656	$1,249
Commercial mortgage loans	4,971	2,009	413	212	5,633
Second and home equity loans	696	466	200	308	410
Commercial loans	14,381	5,613	490	754	2,094
Other consumer loans	137	144	112	140	149
Total	22,534	10,516	2,852	3,070	9,535
90 days past due and still accruing loans:
Residential mortgage loans	481	64	459	456	168
Commercial loans	37	-	-	-	-
Total	518	64	459	456	168
Troubled debt restructured	1,282	874	440	809	3,141
Total non-performing loans	24,334	11,454	3,751	4,335	12,844
Real estate owned	3,379	311	436	271	2,019

Total Non-Performing Assets	$27,713	$11,765	$4,187	$4,606	$14,863
Non-performing assets to total assets	2.86%	1.29%	0.46%	0.54%	1.71%
Non-performing loans to total loans	3.03%	1.51%	0.54%	0.70%	2.01%
Allowance for loan losses to non-performing loans	35.30%	60.87%	175.90%	155.78%	61.23%

Total non-performing assets increased $15.9 million to $27.7 million at December 31, 2008.  The increase was primarily the result of four commercial loan relationships totaling $13.8 million which were transferred to non-performing status during 2008.  Two of these commercial relationships totaling $6.7 million are residential condominium projects in the Indianapolis area.  The loans are secured by partially completed condominium projects which have been negatively impacted by the slowdown in the residential housing market resulting in decreased unit sales and decreased prices.  One commercial relationship is an excavating and heavy equipment leasing company in Indianapolis totaling approximately $5.3 million which is secured by inventory and equipment.  The fourth commercial relationship is a commercial land development loan on the south side of Indianapolis totaling $1.8 million which is secured by undeveloped land.  In addition, non-performing residential mortgage and second and home equity loans increased $482,000 and $230,000, respectively.

ALLOWANCE FOR LOAN LOSSES
The provision for loan losses was $4.3 million for the year ended December 31, 2008 which resulted in an increase in the balance of the allowance for loan losses to $8.6 million at December 31, 2008 as compared to $7.0 million at December 31, 2007.  The allowance for loan losses as a percentage of total loans increased to 1.07% at December 31, 2008 from 0.92% at December 31, 2007.

In determining the appropriate balance in the allowance for loan losses, management considered such factors as trends in the loan portfolio, historical loss trends, levels of non-performing assets and the impact of the local and national economy.  Commercial and commercial real estate growth totaled $79.5 million during 2008 and occurred primarily in the Indianapolis market.  Many of the Company’s commercial real estate loans are related to residential and commercial land development in the Indianapolis market.  During 2008, the residential land development sector experienced softening due to the effects of the national economic downturn and the overall slowdown in the residential housing market.  In particular, the residential condominium market which had experienced significant growth in recent years slowed dramatically in 2008.  As the overall residential housing market slowed in Indianapolis, demand for condominiums dropped substantially.  Overall, the Company experienced declining credit quality trends during 2008 which was consistent with the banking industry as a whole.  The declining credit quality trends were evidenced by significant increases in non-performing assets during the year and net charge offs which exceeded the Company’s historical average.  Total non-performing assets increased $15.9 million to $27.7 million during 2008.  Management allocates a specific portion of the allowance for loan losses to each significant non-performing loan.  In addition, Management classifies problem assets and allocates a portion of the allowance for loan losses prior to loans becoming non-performing assets.  During 2008, assets classified by management as special mention or substandard that were not included in non-performing assets increased $13.5 million.  As a result, during 2008 the Company recorded a provision for loan losses well in excess of current net charge offs resulting in an increase in the allowance for loan losses of $1.6 million or 23.1%.  Management determined that a significant increase in the allowance for loan losses was appropriate in light of the decline in credit quality resulting from the impacts of the national economic downturn on the Company’s local market footprint.

The following table sets forth an analysis of the allowance for loan losses. (dollars in thousands)

As Of	Dec 2008	Dec 2007	Dec 2006	Dec 2005	Dec 2004
Balance at beginning of period	$6,972	$6,598	$6,753	$7,864	$7,506
Provision for loan losses	4,292	1,361	850	808	1,770
Loan charge-offs:
Residential mortgage loans	(499)	(136)	(84)	(264)	(88)
Commercial mortgage loans	(342)	(7)	-	(893)	(28)
Second and home equity loans	(339)	(24)	(67)	(158)	(136)
Commercial loans	(1,219)	(691)	(470)	(422)	(993)
Other consumer loans	(642)	(608)	(706)	(311)	(279)
Total charge-offs	(3,041)	(1,466)	(1,327)	(2,048)	(1,524)
Recoveries:
Residential mortgage loans	34	14	14	10	16
Commercial mortgage loans	1	1	6	42	9
Second and home equity loans	45	22	2	1	2
Commercial loans	57	177	109	26	51
Other consumer loans	229	265	191	50	34
Total recoveries	366	479	322	129	112
Net charge-offs	(2,675)	(987)	(1,005)	(1,919)	(1,412)

Balance at End of Period	$8,589	$6,972	$6,598	$6,753	$7,864
Net charge-offs to average loans	0.35%	0.14%	0.15%	0.31%	0.22%
Allowance for loan losses to total loans	1.07%	0.92%	0.95%	1.09%	1.23%

ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES
The following table indicates the portion of the allowance for loan loss management has allocated to each loan type:  (dollars in thousands)

As Of	Dec 2008	Dec 2007	Dec 2006	Dec 2005	Dec 2004
Residential mortgage loans	$741	$1,153	$1,355	$1,858	$1,243
Commercial mortgage loans	2,195	1,541	1,233	1,718	2,919
Second and home equity loans	821	762	640	567	633
Commercial loans	4,298	2,833	2,623	1,813	2,216
Other consumer loans	534	683	747	797	853
Total Allowance for Loan Losses	$8,589	$6,972	$6,598	$6,753	$7,864

The unallocated allowance is assigned to the various loan categories as follows.  First a portion of the unallocated allowance is based on management’s perception of probable risk in the different loan categories.  At December 31, 2008, this included $400,000, $200,000 and $900,000 assigned to second mortgages and home equity loans, consumer loans and commercial loans, respectively.  The $700,000 remainder of the unallocated allowance is assigned to the various loan categories based on principal balance of the loan categories.

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

Borrowings may be used to compensate for reductions in other sources of funds such as deposits.  As a member of the FHLB System, the Company may borrow from the FHLB of Indianapolis.  At December 31, 2008, the Company had $129.9 million in advances from the FHLB of Indianapolis.  As of that date, the Company had commitments of approximately $158.4 million to fund lines of credit and undisbursed portions of loans in process, loan originations of approximately $41.9 million, letters of credit of $2.9 million, and commitments to sell loans of $54.7 million.  In the opinion of management, the Company has sufficient cash flow and borrowing capacity to meet current and anticipated funding commitments.

On December 12, 2008, Indiana Community Bancorp strengthened its capital position by issuing 21,500 shares of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “Series A Preferred Stock”) and a warrant to purchase 188,707 shares of the Company’s common stock, without par value (the “Common Stock”), for an aggregate purchase price of $21.5 million in cash.  The Series A Preferred Stock qualifies as Tier 1 capital and will pay cumulative dividends at a rate of 5% per annum for the first five years, and 9% per annum thereafter. The Series A Preferred Stock is non-voting except with respect to certain matters affecting the rights of the holders thereof, and may be redeemed by the Company.  The Warrant has a 10-year term and is immediately exercisable upon its issuance, with an exercise price, subject to anti-dilution adjustments, equal to $17.09 per share of the Common Stock.  Treasury has agreed not to exercise voting power with respect to any shares of Common Stock issued upon exercise of the Warrant.

Upon issuance of the Series A Preferred Stock on December 12, 2008, the ability of the Company to declare or pay dividends or distributions on, or purchase, redeem or otherwise acquire for consideration, shares of its Common Stock will be subject to restrictions, including a restriction against increasing dividends from the last quarterly cash dividend per share ($0.12) declared on the Common Stock prior to October 14, 2008 without the consent of the U.S. Department of the Treasury. The redemption, purchase or other acquisition of trust preferred securities of the Company or its affiliates also will be restricted. These restrictions will terminate on the earlier of (a) the third anniversary of the date of issuance of the Series A Preferred Stock and (b) the date on which the Series A Preferred Stock has been redeemed in whole or Treasury has transferred all of the Series A Preferred Stock to third parties.  In addition, pursuant to the Certificate of Designations, the ability of the Company to declare or pay dividends or distributions on, or repurchase, redeem or otherwise acquire for consideration, shares of its Common Stock will be subject to restrictions in the event that the Company fails to declare and pay full dividends (or declare and set aside a sum sufficient for payment thereof) on its Series A Preferred Stock.

CONTRACTUAL COMMITMENTS
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

	Less Than 1 year	1-3 years	4-5 years	Greater Than 5 years	Total
Contractually obligated payments due by period:
Certificates of deposits	$187,450	$121,224	$20,436	$1,497	$330,607
Long term debt	19,500	23,250	85,000	17,640	145,390
Long term compensation obligations	212	520	429	1,568	2,729
Commitments to extend credit:
Commercial mortgage and commercial loans (1)	107,476	-	-	-	107,476
Residential mortgage loans	34,641	-	-	-	34,641
Revolving home equity lines of credit	39,633	-	-	-	39,633
Other	18,565	-	-	-	18,565
Standby letters of credit	2,922	-	-	-	2,922
Commitments to sell loans:
Residential mortgage loans	31,990	-	-	-	31,990
Commercial mortgage and commercial loans (2)	22,684	-	-	-	22,684
Total	$465,073	$144,994	$105,865	$20,705	$736,637

1)	Commercial mortgage and commercial loan commitments to extend credit are presented net of the portion of participation interests due to investors.
2)	Commercial mortgage and commercial loan commitments to sell loans represent participation interests of undisbursed amounts sold to investors.

Lease Obligations
The Company leases banking facilities and other office space under operating leases that expire at various dates through 2022 and that contain certain renewal options.  Rent expense charges to operations were $491,000, $242,000, and $113,000 for the years ended December 31, 2008, 2007, and 2006, respectively.  As of December 31, 2008, future minimum annual rental payments under these leases are as follows: (dollars in thousands)

Year Ended December	Amount
2009	$474
2010	469
2011	479
2012	337
2013	328
Thereafter	3,129
Total Minimum Operating Lease Payments	$5,216

Change in Control Agreements
The Company has entered into change in control agreements with certain executive officers.  Under certain circumstances provided in the agreements, the Company may be obligated to pay three times such officers’ base salary and to continue their health insurance coverage for twelve months.  Such payments are currently prohibited during the period the Series A Preferred Stock issued under the Capital Purchase Program is held by the U.S. Department of Treasury.

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

DERIVATIVE FINANCIAL INSTRUMENTS
Statement of Financial Accounting Standards No. 133 (“SFAS 133”), “Accounting for Derivative Instruments and Hedging Activities” as amended, which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts requires all derivatives, whether designated as a hedge, or not, to be recorded on the balance sheet at fair value.  The Company designates its fixed rate and variable rate interest rate swaps as fair value and cash flow hedge instruments, respectively.  If the derivative is designated as a fair value hedge, the changes in fair value of the derivative are recognized in earnings.  If the derivative is designated as a cash flow hedge, the changes in fair value of the derivative are recorded in Accumulated Other Comprehensive Income (“AOCI”), net of income taxes.  The Company has only limited involvement with derivative financial instruments and does not use them for trading purposes.  The Company has interest rate lock commitments for the origination of loans held for sale which are not material to the Company’s consolidated financial statements.  See Note 1 for further discussion of derivative financial instruments.

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

NEW ACCOUNTING PRONOUNCEMENTS
In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations” which replaces SFAS No. 141, “Business Combinations.”  This Statement retains the fundamental requirements in SFAS No. 141 that the acquisition method of accounting (formerly referred to as purchase method) is used for all business combinations and that an acquirer is identified for each business combination.  This Statement defines the acquirer as the entity that obtains control of one or more businesses in the business combination and establishes the acquisition date as of the date that the acquirer achieves control.  This Statement requires an acquirer to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date, measured at their fair values.  This Statement requires the acquirer to recognize acquisition-related costs and restructuring costs separately from the business combination as period expenses. This statement requires that loans acquired in a purchase business combination be recorded at fair value.  Valuation allowances should reflect only those losses incurred by the investor after acquisition.   This Statement is effective for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008.  Management is currently in the process of determining what effect the provisions of this statement will have on the Company’s financial position or results of operations.

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

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities - an amendment of FASB Statement No. 133.”  This Statement changes the disclosure requirements for derivative instruments and hedging activities.  Entities are required to provide enhanced disclosures about a) how and why an entity uses derivative instruments, b) how derivative instruments and related hedged items are accounted for under Statement 133 and its related interpretations, and c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows.  This Statement is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008.  Management is currently in the process of determining what effect the provisions of this statement will have on the Company’s financial position or results of operations.

FASB staff position FAS 157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active,” was posted October 10, 2008.  This FASB Staff Position (FSP) clarifies the application of FASB Statement No. 157, Fair Value Measurements, in a market that is not active and provides an example to illustrate key considerations in determining the fair value of a financial asset when the market for that financial asset is not active.  This FSP shall be effective upon issuance, including prior periods for which financial statements have not been issued.  Management has determined the adoption of FSP FAS 157-3 did not have a material effect on the Company’s financial position or results of operations.

FASB staff position EITF Issue No. 99-20-1, “Amendments to the Impairment Guidance of EITF Issue No. 99-20,” was posted December 30, 2008.  This FASB Staff Position (FSP) amends the impairment guidance in EITF Issue No. 99-20, “Recognition of Interest Income and Impairment on Purchased Beneficial Interests and Beneficial Interests that Continue to Be Held by a Transferor in Securitized Financial Assets,” to achieve more consistent determination of whether an other than temporary impairment assessment has occurred.  The FSP also retains and emphasizes the objective of an other than temporary impairment assessment and the related disclosure requirements in FASB No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” and other related guidance.  The FSP is effective for interim and annual reporting periods ending after December 15, 2008, and shall be applied prospectively.  Management has determined the adoption of FSP EITF Issue No. 99-20-1 did not have a material effect on the Company’s financial position or results of operations.

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

The allowance for loan losses is established through a provision for loan losses. Loan losses are charged against the allowance when management believes the loans are uncollectible. Subsequent recoveries, if any, are credited to the allowance.  The allowance for loan losses is maintained at a level management considers to be adequate to absorb estimated incurred loan losses inherent in the portfolio, based on evaluations of the collectibility and historical loss experience of loans.  The allowance is based on ongoing assessments of the estimated losses inherent in the loan portfolio.  The Company’s methodology for assessing the appropriate allowance level consists of several key elements, as described below.

All delinquent loans that are 90 days past due are included on the Asset Watch List.  The Asset Watch List is reviewed quarterly by the Asset Watch Committee for any classification beyond the regulatory rating based on a loan’s delinquency.

Commercial and commercial real estate loans are individually risk rated pursuant to the loan policy.  Homogeneous loans such as consumer and residential mortgage loans are not individually risk rated by management.  They are pooled based on historical portfolio data that management believes will provide a good basis for the loans' quality.  For all loans not listed individually on the Asset Watch List, historical loss rates based on the last two years are the basis for developing expected charge-offs for each pool of loans.

Historical loss rates for commercial and consumer loans may be adjusted for significant factors that, in management’s judgment, reflect the impact of any current conditions on loss recognition.  Factors which management considers in the analysis include the effects of the local economy, trends in the nature and volume of loans (delinquencies, charge-offs, non accrual and problem loans), changes in the internal lending policies and credit standards, collection practices, and examination results from bank regulatory agencies and the Company’s credit review function.

Finally, a portion of the allowance is maintained to recognize the imprecision in estimating and measuring loss when evaluating allowances for individual loans or pools of loans.  This unallocated allowance is based on factors such as current economic conditions, trends in the Company’s loan portfolio delinquency, losses and recoveries, level of under performing and non-performing loans, and concentrations of loans in any one industry.  The unallocated allowance is assigned to the various loan categories based on management’s perception of estimated incurred risk in the different loan categories and the principal balance of the loan categories.

Valuation of Securities
Securities are classified as held-to-maturity or available-for-sale on the date of purchase. Only those securities classified as held-to-maturity are reported at amortized cost. Available-for-sale securities are reported at fair value with unrealized gains and losses included in accumulated other comprehensive income, net of related deferred income taxes, on the consolidated balance sheets. The fair value of a security is determined based on quoted market prices. If quoted market prices are not available, fair value is determined based on quoted prices of similar instruments. Realized securities gains or losses are reported within non interest income in the consolidated statements of income. The cost of securities sold is based on the specific identification method. Available-for-sale and held-to-maturity securities are reviewed quarterly for possible other-than-temporary impairment. The review includes an analysis of the facts and circumstances of each individual investment such as the severity of loss, the length of time the fair value has been below cost, the expectation for that security’s performance, the creditworthiness of the issuer and the Company’s intent and ability to hold the security to recovery, which may be maturity.  A decline in value that is considered to be other-than-temporary is recorded as a loss within non interest income in the consolidated statements of income.  Management believes the price movements in these securities are dependent upon the movement in market interest rates and illiquidity related to these assets.  As of December 31, 2008 the unrealized losses in the available for sale securities portfolio amounted to 1.2% of the fair value of these securities.  Management also maintains the intent and ability to hold securities in an unrealized loss position to the earlier of the recovery of losses or maturity.

Management's Assessment as to the Effectiveness of Internal Control over Financial Reporting
The management of Indiana Community Bancorp (the “Company”) is responsible for establishing and maintaining adequate internal control over financial reporting.  Internal control over financial reporting is defined in Rule 13A-15(f) or 15d-15(f) promulgated under the Securities Exchange Act of 1934 as a process designed by, or under the supervision of, a company’s principal executive and principal financial officers and effected by a company’s board of directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with accounting principles generally accepted in the United States of America (“Generally Accepted Accounting Principles”) and includes those policies and procedures that:

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

The Company’s management assessed the effectiveness of the Company’s internal control over financial reporting as of December 31, 2008.  In making this assessment, the Company’s management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control-Integrated Framework.

Based on our assessment, management believes that, as of December 31, 2008, the Company’s internal control over financial reporting is effective based on those criteria.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Audit Committee, Board of Directors and Shareholders

Indiana Community Bancorp

Columbus, Indiana

We have audited Indiana Community Bancorp's internal control over financial reporting as of December 31, 2008 based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).  The Company's management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting.  Our responsibility is to express an opinion on the Company's internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects.  Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk.  Our audit also included performing such other procedures as we considered necessary in the circumstances.  We believe that our audit provides a reasonable basis for our opinion.

A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.  A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the company's assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements.  Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, Indiana Community Bancorp maintained, in all material respects, effective internal control over financial reporting as of December 31, 2008 based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements of Indiana Community Bancorp and our report dated March 5, 2009, expressed an unqualified opinion thereon.

Indianapolis, Indiana

March 5, 2009

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Audit Committee, Board of Directors and Shareholders

Indiana Community Bancorp

Columbus, Indiana

We have audited the accompanying consolidated balance sheet of Indiana Community Bancorp as of December 31, 2008, and the related consolidated statements of income, shareholders' equity and cash flows for the year ended December 31, 2008.  The Company's management is responsible for these financial statements.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  Our audit included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Indiana Community Bancorp as of December 31, 2008, and the results of its operations and its cash flows for the year ended December 31, 2008, in conformity with accounting principles generally accepted in the Unites States of America.

As discussed in Note 15, in 2008, the Company changed its method of accounting for fair value measurements in accordance with Statement of Financial Accounting Standards No. 157.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Indiana Community Bancorp's internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) and our report dated March 5, 2009, expressed an unqualified opinion on the effectiveness of the Company's internal control over financial reporting.

Indianapolis, Indiana

March 5, 2009

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Indiana Community Bancorp (formerly Home Federal Bancorp)
Columbus, Indiana

We have audited the accompanying consolidated balance sheet of Indiana Community Bancorp (formerly Home Federal Bancorp) and subsidiaries (the "Company") as of December 31, 2007, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the two years in the period ended December 31, 2007.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Indiana Community Bancorp and subsidiaries at December 31, 2007, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2007, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche, LLP
Cincinnati, Ohio
March 14, 2008

CONSOLIDATED BALANCE SHEETS
(dollars in thousands except share data)

	December 31, 2008	December 31, 2007
Assets:
Cash and due from banks	$22,352	$20,082
Interest bearing demand deposits	234	20,470
Cash and cash equivalents	22,586	40,552

Securities available for sale at fair value (amortized cost $90,957 and $62,551)	91,096	62,306
Securities held to maturity at amortized cost (fair value $3,884 and $1,558)	4,467	1,557
Loans held for sale (fair value $2,907 and $7,250)	2,856	7,112
Portfolio loans:
Commercial loans	221,766	207,590
Commercial mortgage loans	334,367	269,035
Residential mortgage loans	120,227	142,481
Second & home equity loans	104,084	103,560
Other consumer loans	20,532	27,345
Unearned income	(241)	(165)
Total portfolio loans	800,735	749,846
Allowance for loan losses	(8,589)	(6,972)
Portfolio loans, net	792,146	742,874

Premises and equipment	15,323	15,599
Accrued interest receivable	3,777	4,670
Goodwill	1,394	1,875
Other assets	35,728	32,261
Total Assets	$969,373	$908,806

Liabilities and Shareholders’ Equity:
Liabilities:
Deposits:
Demand	$71,726	$69,728
Interest checking	110,944	103,624
Savings	40,862	37,513
Money market	156,500	185,803
Certificates of deposit	314,425	301,146
Retail deposits	694,457	697,814
Brokered deposits	5,420	9,174
Public fund certificates	10,762	563
Wholesale deposits	16,182	9,737
Total deposits	710,639	707,551

FHLB advances	129,926	99,349
Short term borrowings	4,713	20
Junior subordinated debt	15,464	15,464
Other liabilities	16,619	18,968
Total liabilities	877,361	841,352

Commitments and Contingencies

Shareholders' equity:
No par preferred stock; Authorized: 2,000,000 shares
Issued and outstanding: 21,500 and 0 shares; Liquidation preference $1,000 per share	20,962	-
No par common stock; Authorized: 15,000,000 shares
Issued and outstanding: 3,358,079 and 3,369,965 shares	20,985	20,305
Retained earnings, restricted	50,670	48,089
Accumulated other comprehensive loss, net	(605)	(940)
Total shareholders' equity	92,012	67,454
Total Liabilities and Shareholders' Equity	$969,373	$908,806

See notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF INCOME
(dollars in thousands except per share data)

	Year Ended	Year Ended	Year Ended
	Dec 2008	Dec 2007	Dec 2006
Interest Income:
Short term investments	$462	$1,116	$1,163
Securities	2,878	2,688	4,246
Commercial loans	12,670	14,538	10,015
Commercial mortgage loans	18,736	16,766	14,312
Residential mortgage loans	8,516	10,471	10,939
Second and home equity loans	6,186	7,342	7,021
Other consumer loans	1,890	2,280	2,659
Total interest income	51,338	55,201	50,355

Interest Expense:
Checking and savings accounts	981	1,761	1,592
Money market accounts	2,867	5,869	4,982
Certificates of deposit	12,265	14,317	11,343
Total interest on retail deposits	16,113	21,947	17,917

Brokered deposits	426	665	1,118
Public funds	185	47	344
Total interest on wholesale deposits	611	712	1,462
Total interest on deposits	16,724	22,659	19,379

FHLB advances	5,059	3,884	4,284
Other borrowings	1	8	5
Long term debt	-	-	650
Junior subordinated debt	765	1,110	326
Total interest expense	22,549	27,661	24,644

Net interest income	28,789	27,540	25,711
Provision for loan losses	4,292	1,361	850
Net interest income after provision for loan losses	24,497	26,179	24,861

Non Interest Income:
Gain on sale of loans	1,446	1,497	1,430
Loss on securities	(437)	-	(1,956)
Gain on sale of mortgage servicing	-	-	1,957
Investment advisory services	1,371	1,874	1,363
Service fees on deposit accounts	6,791	6,574	6,124
Loan servicing income, net of impairment	551	571	1,233
Miscellaneous	2,218	2,338	2,152
Total non interest income	11,940	12,854	12,303

Non Interest Expenses:
Compensation and employee benefits	15,843	16,426	15,900
Occupancy and equipment	4,159	4,086	3,908
Service bureau expense	1,917	1,637	1,506
Marketing	1,241	1,141	1,268
Professional fees	919	1,302	1,203
Loan expenses	696	365	511
Communication expense	847	892	710
Miscellaneous	3,212	3,925	2,900
Total non interest expenses	28,834	29,774	27,906

Income before income taxes	7,603	9,259	9,258
Income tax provision	2,600	3,136	2,817

Net Income	$5,003	$6,123	$6,441

Basic Earnings per Common Share	$1.47	$1.75	$1.74
Diluted Earnings per Common Share	$1.47	$1.72	$1.70
Basic weighted average number of shares	3,359,666	3,492,615	3,707,325
Dilutive weighted average number of shares	3,365,131	3,560,603	3,788,556
Dividends per share	$0.64	$0.80	$0.79

See notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
(dollars in thousands except share data)

	Common Shares Outstanding	Preferred Stock	Common Stock	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Shareholders' Equity

Balance at December 2005	3,815,657	$-	$15,152	$59,723	$(1,837)	$73,038

Comprehensive income:
Net income				6,441		6,441
Change in unrealized loss on securities available for sale, net of reclassification adjustment for realized losses of $1,181 and tax effect of $781					1,481	1,481
Change in fair value of cash flow hedge, net of tax of $7					11	11
Total comprehensive income						7,933
Cumulative effect in change in accounting for SRP obligations, net of tax of $388					(592)	(592)
Common stock options exercised	104,724		1,962			1,962
Common stock repurchased	(310,163)		(462)	(8,114)		(8,576)
Common stock compensation expense			296			296
Tax benefit related to exercise of non-qualified common stock options			133			133
Common stock cash dividends ($.788 per share)				(2,913)		(2,913)

Balance at December 2006	3,610,218	-	17,081	55,137	(937)	71,281

Comprehensive income:
Net income				6,123		6,123
Change in unrealized loss on securities available for sale, net of tax effect of $100					189	189
Change in supplemental retirement plan obligations, net of tax of $126					(192)	(192)
Total comprehensive income						6,120
Common stock options exercised	148,010		3,327			3,327
Common stock repurchased	(388,263)		(579)	(10,397)		(10,976)
Common stock compensation expense			137			137
Tax benefit related to exercise of non-qualified common stock options			339			339
Common stock cash dividends ($.800 per share)				(2,774)		(2,774)

Balance at December 2007	3,369,965	-	20,305	48,089	(940)	67,454

Comprehensive income:
Net income				5,003		5,003
Change in unrealized loss on securities available for sale, net of reclassification adjustment for realized losses of $264 and tax effect of $138					246	246
Change in supplemental retirement plan obligations, net of tax of $58					89	89
Total comprehensive income						5,338

Preferred stock issued		21,500				21,500
Discount on preferred stock		(543)				(543)
Amortization of discount on preferred stock		5		(5)		-
Common stock warrants issued			543			543
Common stock repurchased	(11,886)		(18)	(268)		(286)
Common stock compensation expense			155			155
Common stock cash dividends ($.640 per share)				(2,149)		(2,149)
Balance at December 2008	3,358,079	$20,962	$20,985	$50,670	$(605)	$92,012

See notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in thousands)

	Year Ended	Year Ended	Year Ended
	Dec 2008	Dec 2007	Dec 2006
Cash Flows From Operating Activities:
Net income	$5,003	$6,123	$6,441
Adjustments to reconcile net income to net cash from operating activities:
Accretion of discounts, amortization and depreciation	1,352	1,589	1,816
Provision for loan losses	4,292	1,361	850
Stock based compensation expense	155	137	296
Benefit for deferred income taxes	(834)	(196)	(2,041)
Net gain from sale of loans	(1,446)	(1,497)	(1,430)
Loss from sale of securities	437	-	1,956
(Income)/loss from joint ventures and net (gain)/loss from real estate owned	(10)	(191)	114
Loan fees deferred/(recognized), net	175	25	(418)
Proceeds from sale of loans held for sale	130,589	111,948	96,389
Origination of loans held for sale	(124,887)	(110,755)	(97,089)
(Increase)/decrease in accrued interest and other assets	863	960	(2,346)
Decrease in other liabilities	(1,381)	(3,373)	(86)
Net Cash From Operating Activities	14,308	6,131	4,452

Cash Flows From / (Used In) Investing Activities:
Net principal received/(disbursed) on loans	(50,799)	(50,083)	(55,080)
Proceeds from:
Maturities/Repayments of:
Securities held to maturity	255	176	268
Securities available for sale	29,891	6,517	25,086
Sales of:
Securities available for sale	8,959	4,464	105,649
Real estate owned and other asset sales	1,255	870	778
Federal Home Loan Bank stock	-	-	1,636
Purchases of:
Loans	(7,195)	(18,515)	(11,268)
Securities held to maturity	(100)	(100)	(100)
Securities available for sale	(70,744)	(16,166)	(64,151)
Return of joint ventures	-	29	586
Acquisition of/(cash paid for) brokerage business	(100)	100	-
Cash received from sale of brokerage business	650	-	-
(Acquisition)/disposal of property and equipment	(1,090)	102	(1,078)
Net Cash From / (Used In) Investing Activities	(89,018)	(72,606)	2,326

Cash Flows From / (Used In) Financing Activities:
Net increase/(decrease) in deposits	3,088	(19,608)	71,845
Proceeds from advances from FHLB	85,000	45,000	65,000
Repayment of advances from FHLB	(54,423)	(14,318)	(82,966)
Repayment of senior debt	-	-	(14,242)
Proceeds from issuance of junior subordinated debt	-	-	15,464
Net proceeds from/(net repayment of) overnight borrowings	4,693	20	(166)
Preferred stock and warrants issued	21,500	-	-
Common stock options exercised	-	3,327	1,962
Repurchase of common stock	(286)	(10,976)	(8,576)
Excess tax benefit related to stock based compensation	-	339	133
Payment of dividends on common stock	(2,828)	(2,820)	(2,905)
Net Cash From Financing Activities	56,744	964	45,549

NET INCREAS/(DECREASE) IN CASH AND CASH EQUIVALENTS	(17,966)	(65,511)	52,327
Cash and cash equivalents, beginning of period	40,552	106,063	53,736
Cash and Cash Equivalents, End of Period	$22,586	$40,552	$106,063

Supplemental Information:
Cash paid for interest	$22,762	$27,835	$24,692
Cash paid for income taxes	$3,130	$5,280	$2,380
Non Cash Items:
Assets acquired through foreclosure	$4,255	$944	$1,114
Acquisition of broker dealer within accounts payable	$100	$200	$-
Securities received as a redemption in kind	$3,027	$-	$-
Sale of joint venture, financed by the Company	$-	$-	$1,058
Dividends payable	$-	$678	$725

See notes to consolidated financial statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For The Years Ended December 31, 2008, 2007 and 2006

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
The accounting policies of Indiana Community Bancorp and subsidiaries (the “Company") conform to accounting principles generally accepted in the United States of America and prevailing practices within the banking industry.  A summary of the more significant accounting policies follows:

Basis of Presentation
The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, HomeFed Financial Corp. and Indiana Bank and Trust Company (the “Bank") and its wholly-owned subsidiaries.  As of March 1, 2008, the Bank changed its name to Indiana Bank and Trust Company, which has been reflected throughout this document.  All intercompany balances and transactions have been eliminated.

Description of Business
The Company is a bank holding company.  The Bank provides financial services to south-central Indiana through its main office in Columbus and 18 other full service banking offices and a commercial loan office in Indianapolis.  The Company also owns Home Investments, Inc., a Nevada corporation, that holds, services, manages, and invests a portion of the Bank’s investment portfolio.

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

Cash and Cash Equivalents
All highly liquid investments with an original maturity of three months or less are considered to be cash equivalents.  The Bank is required to maintain reserve funds in cash and/or on deposit with the Federal Reserve Bank.  The reserve required at December 31, 2008 was $1.0 million.

Securities
Securities are required to be classified as held to maturity, available for sale or trading.  Debt securities that the Company has the positive intent and ability to hold to maturity are classified as held to maturity.  Debt and equity securities not classified as either held to maturity or trading securities are classified as available for sale.  Only those securities classified as held to maturity are reported at amortized cost, with those available for sale and trading reported at fair value with unrealized gains and losses included in shareholders' equity, net of tax, or income, respectively.  Premiums and discounts are amortized over the contractual lives of the related securities using the effective yield method and are included in interest income.  Gain or loss on sale of securities is based on the specific identification method.

Valuation of Securities
Securities are classified as held-to-maturity or available-for-sale on the date of purchase. Only those securities classified as held-to-maturity are reported at amortized cost. Available-for-sale securities are reported at fair value with unrealized gains and losses included in accumulated other comprehensive income, net of related deferred income taxes, on the consolidated balance sheets. The fair value of a security is determined based on quoted market prices. If quoted market prices are not available, fair value is determined based on quoted prices of similar instruments. Realized securities gains or losses are reported within non interest income in the consolidated statements of income. The cost of securities sold is based on the specific identification method. Available-for-sale and held-to-maturity securities are reviewed quarterly for possible other-than-temporary impairment. The review includes an analysis of the facts and circumstances of each individual investment such as the severity of loss, the length of time the fair value has been below cost, the expectation for that security’s performance, the creditworthiness of the issuer and the Company’s intent and ability to hold the security to recovery, which may be maturity.  A decline in value that is considered to be other-than-temporary is recorded as a loss within non interest income in the consolidated statements of income.  Management believes the price movements in these securities are dependent upon the movement in market interest rates and illiquidity related to these assets. As of December 31, 2008 the unrealized losses in the available for sale securities portfolio amounted to 1.2% of the fair value of these securities.  Management also maintains the intent and ability to hold securities in an unrealized loss position to the earlier of the recovery of losses or maturity.

Loans Held for Sale
Loans held for sale consist of mortgage loans conforming to established guidelines and held for sale to the secondary market.  Mortgage loans held for sale are carried at the lower of cost or fair value determined on an aggregate basis.  Gains and losses on the sale of these mortgage loans are included in non interest income.

Valuation of Mortgage Servicing Rights
The Company recognizes the rights to service mortgage loans as separate assets, which are included in other assets in the consolidated balance sheet.  The mortgage servicing right (“MSR”) is recorded at fair value at the time of sale.  MSR’s are evaluated for impairment based on the fair value of those rights.  The Company uses a present value cash flow valuation model to establish the fair value of the MSR’s.  Factors included in the calculation of fair value of the MSR’s include estimating the present value of future net cash flows, market loan prepayment speeds for similar loans, discount rates, servicing costs, and other economic factors.  Servicing rights are amortized over the estimated period of net servicing revenue.  It is likely that these economic factors will change over the life of the MSR’s, resulting in different valuations of the MSR’s.  The differing valuations will affect the carrying value of the MSR’s on the balance sheet as well as the income recorded from loan servicing in the consolidated statements of income.  During 2006, the Company sold its mortgage servicing portfolio and related nonrecourse mortgage servicing rights for a gain on sale of $2.0 million.

Loans
Loans are reported at the principal balance outstanding net of deferred loan fees and direct loan costs.  Interest on real estate, commercial and installment loans is accrued over the term of the loans on a level yield basis.  The accrual of interest on impaired loans is discontinued when, in management’s judgment, the borrower may be unable to meet payments as they come due.  The recognition of interest income is discontinued on certain other loans when, in management’s judgment, the interest will not be collectible in the normal course of business.

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

The allowance for loan losses is established through a provision for loan losses.  Loan losses are charged against the allowance when management believes the loans are uncollectible. Subsequent recoveries, if any, are credited to the allowance.  The allowance for loan losses is maintained at a level management considers to be adequate to absorb estimated incurred loan losses inherent in the portfolio, based on evaluations of the collectibility and historical loss experience of loans.  The allowance is based on ongoing assessments of the estimated incurred losses inherent in the loan portfolio.  The Company’s methodology for assessing the appropriate allowance level consists of several key elements, as described below.

All delinquent loans that are 90 days past due are included on the Asset Watch List.  The Asset Watch List is reviewed quarterly by the Asset Watch Committee for any classification beyond the regulatory rating based on the loans' delinquency.

Commercial and commercial real estate loans are individually risk rated pursuant to the loan policy.  Homogeneous loans such as consumer and residential mortgage loans are not individually risk rated by management.  They are pooled based on historical portfolio data that management believes will provide a reasonable basis for the loans' quality.  For all loans not listed individually on the Asset Watch List, historical loss rates based on the last two years are the basis for developing expected charge-offs for each pool of loans.

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

Finally, a portion of the allowance is maintained to recognize the imprecision in estimating and measuring loss when evaluating allowances for individual loans or pools of loans.  This unallocated allowance is based on factors such as current economic conditions, trends in the Company’s loan portfolio delinquency, losses and recoveries, level of under performing and non-performing loans, and concentrations of loans in any one industry.  The unallocated allowance is assigned to the various loan categories based on management’s perception of estimated incurred risk in the different loan categories and the principal balance of the loan categories.

Real Estate Owned
Real estate owned represents real estate acquired through foreclosure or deed in lieu of foreclosure and is recorded at the lower of fair value less cost to sell or carrying amount.  When property is acquired, it is recorded at net realizable value at the date of acquisition establishing a new cost basis, with any resulting write-down charged against the allowance for loan losses.  Any subsequent deterioration of the property is charged directly to real estate owned expense, which is included in miscellaneous non interest expenses on the consolidated statements of income.  Costs relating to the development and improvement of real estate owned are capitalized, whereas costs relating to holding and maintaining the properties are charged to expense.

Premises and Equipment
Premises and equipment are carried at cost less accumulated depreciation.  Depreciation is computed on the straight-line method over estimated useful lives that range from three to thirty-nine years.  Leasehold improvements are amortized over the shorter of the life of the lease or the life of the asset. In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” the Company tests its long-lived assets for impairment through both a probability-weighted cash flow and primary-asset approach whenever events or changes in circumstances dictate.  Maintenance, repairs and minor improvements are charged to non interest expenses as incurred.

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

The Company evaluates interest rate lock commitments issued on residential mortgage loan commitments that will be held for resale as free-standing derivative instruments.  As of December 31, 2008 the total of these commitments was immaterial to the financial statements.

The Company has only limited involvement with derivative financial instruments and does not use them for trading purposes.  The Company’s two fair value interest rate swap agreements were retired in
2008 as discussed in Note 3.  The swaps were entered into as a means of managing interest rate exposure on certain fixed rate commercial loans and variable rate debt obligations.  The Company’s cash flow interest rate swap matured in 2006.

Goodwill and Other Intangible Assets
In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets,” the Company annually, as of September 30th, evaluates goodwill for impairment or on an interim basis if an event occurs or circumstances change that would more likely than not reduce the fair value of the Company below its carrying value.  Management determined that there was no impairment charge resulting from its impairment tests.

In the fourth quarter of 2005, the Company purchased a retail brokerage business on the south side of Indianapolis.  This purchase increased goodwill $300,000.  This purchase also included an intangible asset, customer list, valued at $200,000 which is being amortized over four years using the straight line method.  In the second quarter of 2007, the Company purchased another retail brokerage business on the south side of Indianapolis.  This purchase increased goodwill $180,000.  This purchase also included an intangible asset, customer list, valued at $120,000 which is being amortized over four years using the straight line method.  The Company’s sold its brokerage business for its carrying value in the third quarter of 2008 and no longer has any goodwill associated with these purchases.

Income Taxes
The Company and its wholly-owned subsidiaries file consolidated income tax returns.  Deferred income tax assets and liabilities are determined using the balance sheet method and are reported in other assets in the Consolidated Balance Sheets. Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax basis of assets and liabilities and recognizes enacted changes in tax rates and laws. Deferred tax assets are recognized to the extent they exist and are reduced by a valuation allowance based on management’s judgment that their realization is more-likely-than-not to occur.

Reclassification
Reclassification of certain amounts in the 2007 and 2006 consolidated financial statements have been made to conform to the 2008 presentation.

Earnings per Common Share
Earnings per share of common stock are based on the weighted average number of basic shares and dilutive shares outstanding during the year.

The following is a reconciliation of the weighted average common shares for the basic and diluted earnings per share computations:

	Year Ended Dec 2008	Year Ended Dec 2007	Year Ended Dec 2006
Basic Earnings per Common Share:
Weighted average common shares	3,359,666	3,492,615	3,707,325

Diluted Earnings per Common Share:
Weighted average common shares	3,359,666	3,492,615	3,707,325
Dilutive effect of stock options	5,465	67,988	81,231
Weighted average common and incremental shares	3,365,131	3,560,603	3,788,556

Anti-dilutive options are summarized as follows:

As Of	Dec 2008	Dec 207	Dec 2006
Anti-dilutive options	294,813	123,224	10,000

The following is a computation of earnings per common share. (dollars in thousands, except per share amounts)
	Year Ended Dec 2008	Year Ended Dec 2007	Year Ended Dec 2006
Net income	$5,003	$6,123	$6,441
Less preferred stock dividend	59	-	-
Less amortization of preferred stock discount	5	-	-
Net income available to common shareholders	$4,939	$6,123	$6,441

Basic Earnings per Common Share	$1.47	$1.75	$1.74
Diluted Earnings per Common Share	$1.47	$1.72	$1.70

Accumulated Other Comprehensive Income
The following is a summary of the Company's accumulated other comprehensive income:  (dollars in thousands)

	Accumulated Balance
	Year Ended Dec 2008	Year Ended Dec 2007	Year Ended Dec 2006
Unrealized holding gains (losses) from securities available for sale	$139	$(245)	$(534)
Cumulative effect in change in accounting for Supplemental Retirement Plan (SRP) obligations	-	-	(980)
SRP obligation	(1,151)	(1,298)	-
Net unrealized losses	(1,012)	(1,543)	(1,514)
Tax effect	407	603	577
Accumulated Other Comprehensive Loss, Net of Tax	$(605)	$(940)	$(937)

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

Stock Based Compensation
At December 31, 2008, the Company has a shared based employee compensation plan, which is described more fully in Note 13.  The Company accounts for this plan under the recognition and measurements principles of Statement of Financial Accounting Standards No. 123R, “Share Based Payment.”

Current Economic Conditions
In the rapidly changing economic environment the banking industry faces extraordinary challenges which has occasionally resulted in volatile downward movements in the fair values of investments and other assets, lack of liquidity and deteriorating credit quality including severe fluctuations in the value of real estate and other loan collateral.  The financial statements have been prepared using values and information currently available to the Company.  In the current economy, the valuation of assets and liabilities is susceptible to sudden change, that could result in material future adjustments in the fair value of assets, the allowance for loan losses, and capital that could be detrimental to the Company’s ability to maintain a well capitalized status and adequate liquidity.

New Accounting Pronouncements
In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations” which replaces SFAS No. 141, “Business Combinations.”  This Statement retains the fundamental requirements in SFAS No. 141 that the acquisition method of accounting (formerly referred to as purchase method) is used for all business combinations and that an acquirer is identified for each business combination.  This Statement defines the acquirer as the entity that obtains control of one or more businesses in the business combination and establishes the acquisition date as of the date that the acquirer achieves control.  This Statement requires an acquirer to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date, measured at their fair values.  This Statement requires the acquirer to recognize acquisition-related costs and restructuring costs separately from the business combination as period expenses.  This statement requires that loans acquired in a purchase business combination be recorded at fair value.  Valuation allowances should reflect only those losses incurred by the investor after acquisition.  This Statement is effective for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008.  Management is currently in the process of determining what effect the provisions of this statement will have on the Company’s financial position or results of operations.

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

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities - an amendment of FASB Statement No. 133.”  This Statement changes the disclosure requirements for derivative instruments and hedging activities.  Entities are required to provide enhanced disclosures about a) how and why an entity uses derivative instruments, b) how derivative instruments and related hedged items are accounted for under Statement 133 and its related interpretations, and c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows.  This Statement is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008.  Management is currently in the process of determining what effect the provisions of this statement will have on the Company’s financial position or results of operations.

FASB staff position FAS 157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active,” was posted October 10, 2008.  This FASB Staff Position (FSP) clarifies the application of FASB Statement No. 157, Fair Value Measurements, in a market that is not active and provides an example to illustrate key considerations in determining the fair value of a financial asset when the market for that financial asset is not active.    This FSP shall be effective upon issuance, including prior periods for which financial statements have not been issued.  Management has determined the adoption of FSP FAS 157-3 did not have a material effect on the Company’s financial position or results of operations.

FASB staff position EITF Issue No. 99-20-1, “Amendments to the Impairment Guidance of EITF Issue No. 99-20,” was posted December 30, 2008.  This FASB Staff Position (FSP) amends the impairment guidance in EITF Issue No. 99-20, “Recognition of Interest Income and Impairment on Purchased Beneficial Interests and Beneficial Interests that Continue to Be Held by a Transferor in Securitized Financial Assets,” to achieve more consistent determination of whether an other than temporary impairment assessment has occurred.  The FSP also retains and emphasizes the objective of an other than temporary impairment assessment and the related disclosure requirements in FASB No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” and other related guidance.  The FSP is effective for interim and annual reporting periods ending after December 15, 2008, and shall be applied prospectively.  Management has determined the adoption of FSP EITF Issue No. 99-20-1 did not have a material effect on the Company’s financial position or results of operations.

2. SECURITIES
Securities are summarized as follows: (dollars in thousands)

	Dec 2008				Dec 2007
	Amortized	Gross Unrealized		Fair	Amortized	Gross Unrealized		Fair
	Cost	Gains	(Losses)	Value	Cost	Gains	(Losses)	Value
Held to Maturity:
Municipal bonds	$775	$1	$-	$776	$775	$1	$-	$776
Certificate of deposit	100	-	-	100	100	-	-	100
Asset backed securities	235	8	(16)	227	-	-	-	-
Collateralized mortgage obligations	2,368	65	(653)	1,780	-	-	-	-
Mortgage backed securities	989	15	(3)	1,001	682	9	(9)	682
Total Held to Maturity	$4,467	$89	$(672)	$3,884	$1,557	$10	$(9)	$1,558

Available for Sale:
Agency bonds	$4,052	$90	$-	$4,142	$10,608	$71	$(1)	$10,678
Municipal bonds	23,226	462	(79)	23,609	23,571	148	(16)	23,703
Collateralized mortgage obligations	27,858	215	(94)	27,979	9,396	7	(56)	9,347
Mortgage backed securities	18,083	492	(7)	18,568	11,741	72	(74)	11,739
Commercial paper	14,934	-	-	14,934	-	-	-	-
Corporate debt	1,963	-	(940)	1,023	1,961	-	(286)	1,675
Bond mutual funds	766	-	-	766	5,198	-	(110)	5,088
Equity securities	75	-	-	75	76	-	-	76
Total Available for Sale	$90,957	$1,259	$(1,120)	$91,096	$62,551	$298	$(543)	$62,306

Certain securities, with amortized cost of $2.1 million and fair value of $2.1 million at December 31, 2008, and amortized cost of $2.1 million and fair value of $2.1 million at December 31, 2007 were pledged as collateral for the Bank's treasury, tax and loan account at the Federal Reserve and for certain trust, IRA and KEOGH accounts.  In 2008 certain securities, with amortized cost of $21.1 million and fair value of $21.6 million at December 31, 2008 were pledged as collateral for borrowing purposes at the Federal Home Loan Bank of Indianapolis.

The amortized cost and fair value of securities at December 31, 2008 by contractual maturity are summarized as follows: (dollars in thousands)

	Held to Maturity			Available for Sale
	Amortized Cost	Fair Value	Yield	Amortized Cost	Fair Value	Yield

Agency bonds:
Due in one year or less	$-	$-	-	$3.053	$3,096	4.63%
Due after 1 year through 5 years	-	-	-	999	1,046	4.89%
Municipal bonds:
Due in one year or less	-	-	-	2,344	2,360	4.43%
Due after 1 year through 5 years	535	536	7.46%	8,332	8,494	5.08%
Due after 5 years through 10 years	240	240	7.80%	12,550	12,755	5.55%
Certificate of deposit:
Due in one year or less	100	100	1.10%	-	-	-
Asset backed securities	235	227	1.82%	-	-	-
Collateralized mortgage obligations	2,368	1,780	4.40%	27,858	27,979	4.05%
Mortgage backed securities	989	1,001	5.39%	18,083	18,568	4.93%
Commercial paper	-	-	-	14,934	14,934	2.72%
Corporate debt:
Due after 10 years	-	-	-	1,963	1,023	4.80%
Bond mutual funds	-	-	-	766	766	0.94%
Equity securities	-	-	-	75	75	-
Total	$4,467	$3,884	4.96%	$90,957	$91,096	4.34%

Activities related to the sales of securities available for sale and other realized losses are summarized as follows: (dollars in thousands)

	Year Ended	Year Ended	Year Ended
	Dec 2008	Dec 2007	Dec 2006
Proceeds from sales	$8,959	$4,464	$105,649
Gross losses on sales	-	-	1,956
Other than temporary impairment losses	437	-	-
Tax benefit on realized security losses	173	-	775

Taxable interest income and non-taxable interest income earned on the investment portfolio is summarized as follows:  (dollars in thousands)

	Year Ended	Year Ended	Year Ended
	Dec 2008	Dec 2007	Dec 2006
Taxable interest income	$2,025	$1,830	$3,389
Non-taxable interest income	853	858	857
Total Interest Income	$2,878	$2,688	$4,246

At December 31, 2008, Management has the intent and ability to hold securities in an unrealized loss position to recovery, which may be maturity.  Investments that have been in a continuous unrealized loss position as of December 31, 2008 and 2007 are summarized as follows: (dollars in thousands)

As of December 31, 2008	Less than Twelve Months		Twelve Months Or Longer		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Asset backed securities	$63	$(16)	$-	$-	$63	$(16)
Collateralized mortgage obligations	7,081	(747)	-	-	7,081	(747)
Mortgage backed securities	1,769	(10)	7	-	1,776	(10)
Corporate debt	-	-	1,023	(940)	1,023	(940)
Municipal bonds	2,780	(79)	-	-	2,780	(79)
Total Temporarily Impaired Securities	$11,693	$(852)	$1,030	$(940)	$12,723	$(1,792)

At December 31, 2008, the Company had two securities in the available for sale portfolio with a face amount of $2.0 million and an unrealized loss of $940,000.  These two securities are rated Aa3 by Moodys indicating these securities are considered of high quality and of very low credit risk.  The issuers of the two securities are two well capitalized banks.  Management believes that the decline in market value is due primarily to the interest rate and maturity as these securities carry an interest rate of LIBOR plus 55 basis points with maturities beyond ten years.

As of December 31, 2007	Less than Twelve Months		Twelve Months Or Longer		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Collateralized mortgage obligations	$-	$-	$4,919	$(55)	$4,919	$(55)
Mortgage backed securities	-	-	5,234	(83)	5,234	(83)
Corporate debt	810	(151)	865	(135)	1,675	(286)
Municipal bonds	-	-	5,920	(16)	5,920	(16)
Bond mutual funds	-	-	4,069	(110)	4,069	(110)
Total Temporarily Impaired Securities	$810	$(151)	$21,007	$(399)	$21,817	$(550)

3.	PORTFOLIO LOANS
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

The principal balance of loans on nonaccrual status totaled approximately $22.5 million at December 31, 2008, $10.5 million at December 31, 2007, and $2.9 million at December 31, 2006.  The Company would have recorded interest income of $1.3 million, $958,000, and $372,000 for the years ended December 31, 2008, 2007 and 2006 if loans on non-accrual status had been current in accordance with their original terms.  Actual interest recognized was $284,000, $252,000, and $133,000 for the years ended December 31, 2008, 2007, and 2006, respectively.

The principal balance of loans 90 days past due and still accruing totaled $518,000 and $64,000 at December 31, 2008 and 2007, respectively.  The Bank agreed to modify the terms of certain loans to customers who were experiencing financial difficulties.  Modifications included forgiveness of interest, reduced interest rates and/or extensions of the loan term.  The principal balance at December 31, 2008, December 31, 2007, and December 31, 2006 on these restructured loans was $1.3 million, $874,000, and $440,000, respectively.

The Company originates and purchases commercial mortgage loans, which totaled $334.4 million and $269.0 million at December 31, 2008 and 2007, respectively.  These loans are considered by management to be of somewhat greater risk of collectibility due to the dependency on income production or future development of the real estate.  The Company also purchases and originates commercial loans.  Collateral for commercial loans includes manufacturing equipment, real estate, inventory, accounts receivable, and securities.  Terms of these loans are normally for up to ten years and have adjustable rates tied to the reported prime rate and Treasury indices.  Generally, commercial loans are considered to involve a higher degree of risk than residential real estate loans.  However, commercial loans generally carry a higher yield and are made for a shorter term than real estate loans.

Certain residential mortgage products have contractual features that may increase credit exposure to the Company in the event of a decline in housing prices.  These type of mortgage products offered by the Company include high loan-to-value (“LTV”) ratios and multiple loans on the same collateral that when combined result in a high LTV.  Typically a residential mortgage loan is combined with a home equity loan for a LTV at origination of over 90% and less than or equal to 100%.  The balance including unused lines of these loans over 90% LTV at December 31, 2008 was $13.9 million.

The Company had entered into two fair value interest rate swap agreements with a counterparty hedging two fixed rate commercial loans.  In the first agreement the Company received variable rate payments at the thirty-day London inter bank offering rate (“LIBOR”) index and made fixed rate payments at 6.28%.  The first swap agreement terminated on July 1, 2008.  In the second agreement the Company received variable rate payments at thirty day LIBOR and made fixed rate payments at 6.24%.  The final payment was made on December 31, 2008, for the second swap agreement.  The two interest rate swaps were settled on a net basis.

Under the capital standards provisions of FIRREA, the loans-to-one-borrower limitation is generally 15% of unimpaired capital and surplus, which, for the Bank, was approximately $16.0 million and $12.9 million at December 31, 2008 and 2007, respectively.  As of December 31, 2008 and 2007, the Bank was in compliance with this limitation.

Aggregate loans to officers and directors included above were $4.2 million and $4.0 million as of December 31, 2008 and 2007, respectively.  Such loans are made in the ordinary course of business and are made on substantially the same terms as those prevailing at the time for comparable transactions with other borrowers.  For the year ended December 31, 2008, loans of $1.7 million were disbursed to officers and directors and repayments of $1.5 million were received from officers and directors.

At December 31, 2008 and 2007, deposit overdrafts of $207,000 and $217,000, respectively, were included in portfolio loans.
An analysis of the allowance for loan losses is as follows: (dollars in thousands)

	Year Ended Dec 2008	Year Ended Dec 2007	Year Ended Dec 2006
Beginning balance	$6,972	$6,598	$6,753
Provision for loan losses	4,292	1,361	850
Charge-offs	(3,041)	(1,466)	(1,327)
Recoveries	366	479	322
Ending Balance	$8,589	$6,972	$6,598

The following is a summary of information pertaining to impaired loans:  (dollars in thousands)

As Of	Dec 2008	Dec 2007	Dec 2006
Impaired loans with a valuation reserve	$17,170	$10,549	$3,088
Impaired loans with no valuation reserve	6,646	841	204
Total Impaired Loans	$23,816	$11,390	$3,292

Valuation reserve on impaired loans	$2,087	$956	$381

Average impaired loans	$14,682	$7,513	$3,508
Interest income recognized on impaired loans	$325	$297	$188
Cash basis interest included above	$284	$252	$133

All loans were analyzed based on collateral analysis.

4.	LOAN SERVICING ACTIVITIES
At December 31, 2008 and 2007, the Bank was servicing loans for others amounting to $94.6 million and $54.3 million, respectively consisting of commercial and commercial real estate participations.  Management believes the Company receives adequate compensation for the servicing of the participation loans and therefore no servicing rights are generated by this activity.  Servicing loans for others generally consists of collecting payments, maintaining escrow accounts, disbursing payments to investors and foreclosure processing.  Loan servicing income includes servicing fees from investors and certain charges collected from borrowers, such as late payment fees.  During 2006, the Company sold its mortgage servicing portfolio and related nonrecourse mortgage servicing rights for a gain on sale of $2.0 million.

Net gain on sale of loans was $1.4 million, $1.5 million, and $1.4 million for the years ended December 31, 2008, 2007, and 2006, respectively.  The Bank is obligated to repurchase certain loans sold to others that become delinquent as defined by the various agreements.  At December 31, 2008 and 2007, these obligations were approximately $4.0 million and $7.5 million, respectively.  Management believes it is remote that, as of December 31, 2008, the Company would have to repurchase these obligations and therefore no reserve has been established for this purpose.

5.	ACCRUED INTEREST RECEIVABLE
Accrued interest receivable consists of the following: (dollars in thousands)

As Of	Dec 2008	Dec 2007
Loans	$3,203	$4,060
Securities	574	507
Interest-bearing deposits	-	103
Total Accrued Interest Receivable	$3,777	$4,670

6.	PREMISES AND EQUIPMENT
Premises and equipment consists of the following: (dollars in thousands)

As Of	Dec 2008	Dec 2007
Land	$2,521	$2,427
Buildings and improvements	15,730	15,404
Furniture and equipment	8,831	10,261
Total	27,082	28,092
Accumulated depreciation	(11,759)	(12,493)
Total Premises and Equipment	$15,323	$15,599

Depreciation expense included in operations for the years ended December 31, 2008, 2007 and 2006 totaled $1.4 million, $1.5 million, and $1.6 million, respectively.

7.	DEPOSITS
Deposits are summarized as follows: (dollars in thousands)

	Dec 2008		Dec 2007
	Amount	Weighted Average Rate	Amount	Weighted Average Rate
Non-interest bearing	$71,726		$69,728
Checking	110,944	1.04%	103,624	1.98%
Savings	40,862	0.15%	37,513	0.15%
Money market	156,500	0.90%	185,803	3.38%
Total transaction accounts	380,032	0.69%	396,668	2.11%
Certificates accounts:
Less than one year	148,093	2.95%	199,324	4.83%
12-23 months	24,920	3.72%	15,016	4.27%
24-35 months	90,520	3.90%	46,934	4.56%
36-59 months	34,772	4.29%	7,510	3.95%
60-120 months	32,302	4.36%	42,099	4.44%
Total certificate accounts	330,607	3.55%	310,883	4.69%
Total Deposits	$710,639	2.02%	$707,551	3.25%

Certificate accounts include certificates of deposit and wholesale deposits.  At December 31, 2008 and 2007, certificates accounts in amounts of $100,000 or more totaled $102.2 million and $85.7 million, respectively.

A summary of certificate accounts by scheduled maturities at December 31, 2008 is as follows: (dollars in thousands)

	2009	2010	2011	2012	2013	Thereafter	Total
1.99% or less	$42,262	$10	$-	$-	$-	$-	$42,272
2.00% - 2.99%	26,338	8,222	789	370	305	548	36,572
3.00% - 3.99%	95,689	28,606	4,682	812	640	391	130,820
4.00% - 4.99%	19,327	60,285	16,570	17,140	510	558	114,390
5.00% - 5.99%	3,715	497	1,563	659	-	-	6,434
Over 6.00%	119	-	-	-	-	-	119
Total Certificate Accounts	$187,450	$97,620	$23,604	$18,981	$1,455	$1,497	$330,607

A summary of interest expense on deposits is as follows: (dollars in thousands)

	Year Ended Dec 2008	Year Ended Dec 2007	Year Ended Dec 2006

Checking	$918	$1,698	$1,522
Savings	63	63	70
Money market	2,867	5,869	4,982
Certificates accounts	12,876	15,029	12,805
Total Interest Expense	$16,724	$22,659	$19,379

8.	FEDERAL HOME LOAN BANK ADVANCES
The Company was eligible to borrow from the FHLB additional amounts up to $56.8 million and $28.5 million at December 31, 2008 and 2007, respectively.  The following FHLB advances were secured by assets totaling $352.8 million.  The assets include securities and qualifying loans on residential properties, multifamily properties and commercial real estate.  (dollars in thousands)

Maturing During Year Ended December 31	Amount	Weighted Average Rate

2009	$19,500	3.22%
2010	11,250	5.08%
2011	12,000	5.10%
2012	30,000	3.95%
2013	55,000	2.99%
Thereafter	2,176	6.52%
Total FHLB Advances	$129,926	3.68%

At December 31, 2008, FHLB advances totaling $97.0 million are subject to various options by the FHLB to convert the rates.  If the FHLB exercises its option, the advances will be prepayable at the Company’s option, at par and without a prepayment penalty.

9.	OTHER BORROWINGS
Junior Subordinated Debt
On September 15, 2006, the Company entered into several agreements providing for the private placement of $15.0 million of Capital Securities due September 15, 2036 (the “Capital Securities”).  The Capital Securities were issued by the Company’s Delaware trust subsidiary, Home Federal Statutory Trust I (the “Trust”), to JP Morgan Chase formerly Bear, Stearns & Co., Inc. (the “Purchaser”).  The Company bought $464,000 in Common Securities (the “Common Securities”) from the Trust.  The proceeds of the sale of Capital Securities and Common Securities were used by the Trust to purchase $15.5 million in principal amount of Junior Subordinated Debt Securities (the “Debentures”) from the Company pursuant to an Indenture (the “Indenture”) between the Company and Bank of America National Association, as trustee (the “Trustee”).

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

The Company, as Guarantor, entered into a Guarantee Agreement with Bank of America National Association, as Guarantee Trustee, for the benefit of the holders of the Capital Securities.  Pursuant to the Guarantee Agreement, the Company unconditionally agreed to pay to the holders of the Capital Securities all amounts becoming due and payable with respect to the Capital Securities, to the extent that the Trust has funds available for such payment at the time. The Company’s guarantee obligation under the Guarantee Agreement is a general unsecured obligation of the Company and is subordinate and junior in right of payment to all of the Company’s long term debt.

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

Long Term Debt
The Company has a revolving note with Bank of America, N.A with an available balance of $17.5 million which matures February 15, 2009.  The outstanding balance was zero at December 31, 2008 and 2007.  The note accrues interest at a variable rate based on the ninety-day LIBOR index, on the date of the draw, plus 140 basis points (2.8% on December 31, 2008).  Interest payments are due ninety days after the date of any principal draws made on the loan and every ninety days thereafter.  The assets of the Company collateralized the borrowings under the note.  Under terms of the agreement, the Company is bound by certain restrictive debt covenants relating to earnings, net worth and various financial ratios.

Other Borrowings
The Company has a $5.0 million overdraft line of credit with the Federal Home Loan Bank, which had a balance of $4.7 million as of December 31, 2008.  None of the line of credit was used as of December 31, 2007.  The line of credit accrues interest at a variable rate (0.7% on December 31, 2008).  The Company also has letters of credit for $289,000 and $1.4 million, as of December 31, 2008 and 2007, respectively, none of which was used as of either year end.

The Company had a contract with an official check overnight remittance service that was terminated in 2008.  The balance with the remittance service was $20,000 as of December 31, 2007.

10.	INCOME TAXES
An analysis of the income tax provision is as follows: (dollars in thousands)

	Year Ended	Year Ended	Year Ended
	Dec 2008	Dec 2007	Dec 2006
Current:
Federal	$2,666	$2,610	$4,202
State	768	722	656
Deferred
Federal	(646)	(164)	(1,552)
State	(188)	(32)	(489)
Income Tax Provision	$2,600	$3,136	$2,817

The difference between the financial statement provision and amounts computed by using the statutory rate of 34% is reconciled as follows: (dollars in thousands)

Period Ended	Dec 2008	Dec 2007	Dec 2006
Income tax provision at federal statutory rate	$2,584	$3,148	$3,148
State tax, net of federal tax benefit	383	456	110
Tax exempt interest	(303)	(300)	(315)
Increase in cash surrender value of life insurance	(175)	(171)	(157)
Other, net	111	3	31
Income Tax Provision	$2,600	$3,136	$2,817

The Company is allowed to deduct an addition to a reserve for bad debts in determining taxable income.  This addition differs from the provision for loan losses for financial reporting purposes.  No deferred taxes have been provided on the income tax bad debt reserves which total $6.0 million, for years prior to 1988.  This tax reserve for bad debts is included in taxable income of later years only if the bad debt reserves are subsequently used for purposes other than to absorb bad debt losses.  Because the Company does not intend to use the reserves for purposes other than to absorb losses, no deferred income taxes were provided at December 31, 2008 and 2007, respectively.  Pursuant to Statement of Financial Accounting Standards No. 109 (“SFAS 109”), ”Accounting for Income Taxes,” the Company has recognized the deferred tax consequences of differences between the financial statement and income tax treatment of allowances for loan losses arising after June 30, 1987.

The Company’s deferred income tax assets and liabilities, included in prepaid expenses and other assets, are as follows: (dollars in thousands)

As Of	Dec. 2008	Dec. 2007
Deferred tax assets:
Bad debt reserves, net	$3,388	$2,750
Unrealized loss on securities available for sale	-	89
Capital loss on securities available for sale	165	-
Sale leaseback gain	700	751
Other	168	170
Deferred compensation	2,415	2,356
Total deferred tax assets	6,836	6,116

Deferred tax liabilities:
Difference in basis of fixed assets	402	304
FHLB dividend	204	204
Unrealized gain on securities available for sale	50	-
Deferred fees	544	610
Total deferred tax liabilities	1,200	1,118
Net Deferred Tax Asset	$5,636	$4,998

The Company’s tax years still subject ot examination by taxing authorities are years subsequent to 2004.

11.	REGULATORY MATTERS
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

Quantitative measures that have been established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the following table), of total  and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined).  As of December 31, 2008, the Company and the
Bank met all capital adequacy requirements to which they were subject.

As of December 31, 2008, the most recent notifications from the Federal Reserve categorized the Company and the Bank as “well capitalized” under the regulatory framework for prompt corrective action.
To be categorized as “well capitalized” the Company and the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table.  There are no conditions or events since that notification that management believes have changed either entity’s category.

A summary of capital amounts and ratios as of December 31, 2008 and 2007:
(dollars in thousands)

	Actual		For Capital Adequacy Purposes		To Be Categorized As “Well Capitalized” Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2008
Total risk-based capital
(to risk-weighted assets)
Indiana Bank and Trust Company	$106,969	12.10%	$70,716	8.0%	$88,395	10.0%
Indiana Community Bancorp Consolidated	$114,812	13.20%	$69,604	8.0%	$87,005	10.0%
Tier 1 risk-based capital
(to risk-weighted assets)
Indiana Bank and Trust Company	$98,380	11.13%	$35,358	4.0%	$53,037	6.0%
Indiana Community Bancorp Consolidated	$106,223	12.21%	$34,802	4.0%	$52,203	6.0%
Tier 1 leverage capital
(to average assets)
Indiana Bank and Trust Company	$98,380	10.26%	$38,354	4.0%	$47,942	5.0%
Indiana Community Bancorp Consolidated	$106,223	11.11%	$38,255	4.0%	$47,819	5.0%

	Actual		For Capital Adequacy Purposes		To Be Categorized As “Well Capitalized” Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2007
Total risk-based capital
(to risk-weighted assets)
Indiana Bank and Trust Company	$86,130	10.65%	$64,673	8.0%	$80,842	10.0%
Indiana Community Bancorp Consolidated	$88,289	10.91%	$64,759	8.0%	$80,949	10.0%
Tier 1 risk-based capital
(to risk-weighted assets)
Indiana Bank and Trust Company	$79,158	9.79%	$32,337	4.0%	$48,505	6.0%
Indiana Community Bancorp Consolidated	$81,317	10.05%	$32,380	4.0%	$48,569	6.0%
Tier 1 leverage capital
(to average assets)
Indiana Bank and Trust Company	$79,158	8.95%	$35,375	4.0%	$44,219	5.0%
Indiana Community Bancorp Consolidated	$81,317	9.18%	$35,423	4.0%	$44,279	5.0%

Dividend Restrictions
The principal source of income and funds for the Company is dividends from the Bank.  The Bank is subject to certain restrictions on the amount of dividends that it may declare without prior regulatory approval.  The Bank requested and received regulatory approval to pay $2.7 million and $11.2 million in dividends to its sole shareholder Indiana Community Bancorp for the years ended December 2008 and 2007, respectively.  In 2009, the Bank anticipates requesting regulatory approval to pay dividends to the Company.

Additionally eligible deposit account holders at the time of conversion, January 14, 1988, were granted priority in the event of a future liquidation of the Bank.  Consequently, a special reserve account was established equal to the Bank’s $9.4 million equity at December 31, 1986.  No dividends may be paid to shareholders or outstanding shares repurchased if such payments reduce the equity of the Bank below the amount required for the liquidation account.

On December 12, 2008, Indiana Community Bancorp issued 21,500 shares of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “Series A Preferred Stock”) and a warrant to purchase 188,707 shares of the Company’s common stock, without par value (the “Common Stock”), for an aggregate purchase price of $21.5 million in cash.  Upon issuance of the Series A Preferred Stock on December 12, 2008, the ability of the Company to declare or pay dividends or distributions on, or purchase, redeem or otherwise acquire for consideration, shares of its Common Stock will be subject to restrictions, including the Company’s restriction against increasing dividends from the last quarterly cash dividend per share ($0.12) declared on the Common Stock prior to October 14, 2008. The redemption, purchase or other acquisition of trust preferred securities of the Company or its affiliates also will be restricted. These restrictions will terminate on the earlier of (a) the third anniversary of the date of issuance of the Series A Preferred Stock and (b) the date on which the Series A Preferred Stock has been redeemed in whole or Treasury has transferred all of the Series A Preferred Stock to third parties.    In addition, pursuant to the Certificate of Designations, the ability of the Company to declare or pay dividends or distributions on, or repurchase, redeem or otherwise acquire for consideration, shares of its Common Stock will be subject to restrictions in the event that the Company fails to declare and pay full dividends (or declare and set aside a sum sufficient for payment thereof) on its Series A Preferred Stock.

12.	EMPLOYEE BENEFIT PLANS
Multi-employer Pension Plan

Prior to April 1, 2008 the Company participated in a noncontributory multi-employer pension plan covering all qualified employees.  The trustees of the Financial Institutions Retirement Fund administer the plan.  There is no separate valuation of the plan benefits or segregation of plan assets specifically for the Company, because the plan is a multi-employer plan and separate actuarial valuations are not made with respect to each employer.  The Company had expenses of $626,000, $1.2 million and $1.3 million for the years ended December 2008, 2007 and 2006, respectively.  Cash contributions to the multi-employer pension plan for these same periods were $208,000, $1.2 million and $1.1 million, respectively.  The Company choose to freeze its defined benefit pension plan effective April 1, 2008.

Supplemental Retirement Plan
The Company has entered into supplemental retirement agreements for certain officers (the “Plan”).  These agreements are unfunded. However, the Company has entered into life insurance contracts to offset the expense of these agreements.  Benefits under these arrangements are generally paid over a 15 year period.  The Company uses a December 31 measurement date for the plan.  The following table sets forth the Plan's funded status at December 31, 2008 and 2007, and amount recognized in the Company's consolidated statements of income for the years ended December 31, 2008, 2007 and 2006, as well as the projected benefit cost for 2009:  (dollars in thousands)

	Projected
	Dec 2009	Dec 2008	Dec 2007	Dec 2006
Economic assumptions:
Discount rate		5.5%	6.0%	5.8%
Salary rate		4.0%	4.0%	4.0%

Components of net periodic pension expense:
Interest cost on projected benefit obligation	$228	$242	$222	$197
Service cost	104	104	101	100
Prior service cost	89	99	93	61
Net Periodic Benefit Cost	$421	$445	$416	$358

A reconciliation of the prior and ending balances of the Benefit Obligation for 2008 and 2007 is as follows: (dollars in thousands)

	Dec 2008	Dec 2007
Benefit obligation at beginning of year	$4,162	$3,647
Interest cost	242	222
Service cost	104	101
Actuarial (gain)/loss	(48)	411
Benefits paid during year	(203)	(219)
Benefit Obligation at End of Year (unfunded status)	$4,257	$4,162

The liability recognized in the balance sheet at December 31, 2008 and 2007 was $4.3 million and $4.2 million, respectively.

Amounts recognized in accumulated other comprehensive income not yet recognized as a component of net periodic benefit cost consist of: (dollars in thousands)

Pension benefits	Dec 2008	Dec 2007
Net loss, net of tax of ($297) and ($334)	$453	$510
Prior service cost, net of tax of ($159) and ($180)	242	274
Total	$695	$784

Other changes in plan assets and benefit obligations recognized in other comprehensive income are as follows for the years ended December 31, 2008 and 2007: (dollars in thousands)

	Dec 2008	Dec 2007
Net (gain)/loss, net of tax of $37 and ($147)	$(56)	$225
Amortization of prior service cost, net of tax of $21 and $21	(33)	(33)
Total recognized in other comprehensive income	$(89)	$192
Total recognized in net periodic benefit cost and other comprehensive income, net of tax of ($118) and ($291)	$180	$443

The estimated net loss and prior service cost for the Plan that will be amortized from accumulated other comprehensive income into net periodic benefit cost over the next fiscal year are $35,000 and $54,000, respectively.  As of December 31, 2008, the projected benefit obligation and the accumulated benefit obligation were $4.3 million and $3.8 million, respectively. As of December 31, 2007, the projected benefit obligation and the accumulated benefit obligation were $4.2 million and $4.0 million, respectively.

Prior service cost is amortized over the estimated remaining employee service lives of approximately eight years.  The Company expects to make contributions of $421,000 to the plan in 2009.  The Bank anticipates paying benefits over the next five years and in the aggregate for the five years thereafter as follows:  2009 - $212,000, 2010 - $258,000, 2011 - $262,000, 2012 - $201,000, 2013 - $228,000 and  2014 through 2018 - $1,568,000.

401(k) Plan

The Company has an employee thrift plan established for substantially all full-time employees.  Effective January 1, 2008, the Company increased the maximum 401(k) match to 50% of an employee’s
401(k) contribution, up to a maximum contribution of 3.0% of an individual’s total eligible salary.  Previously the maximum contribution was of 1.5% of an individual’s total eligible salary.  The Company contributed $244,000, $136,000 and $126,000, during the years ended December 31, 2008, 2007 and 2006, respectively, to this plan.

13.	STOCK OPTIONS
The Company has stock option plans for the benefit of officers, other key employees and directors.  As of December 31, 2008, the plans were authorized to grant additional options to purchase 237,612 shares of the Company's common stock.  The option price is not to be less than the fair market value of the common stock on the date the option is granted, and the stock options are exercisable at any time within the maximum term of 10 years and one day from the grant date, limited by general vesting terms up to a maximum amount of $100,000 per year on incentive stock options.  The options are nontransferable and are forfeited upon termination of employment, except in case of retirement, in which case the options are exercisable for three years after date of retirement.  The Company issues new common shares to satisfy exercises of stock options.

The pre-tax compensation cost charged against income was $155,000, $137,000 and $296,000 in the income statements for the years ended December 31, 2008, 2007, and 2006, respectively.  The related income tax benefit recognized in the same years was $53,000, $46,000, and $89,000 respectively.

The weighted average grant date fair value of options granted December 31, 2008 and 2006 was $2.48 and $5.58, respectively.  No options were granted during the year ended December 31, 2007.  The Company estimates the fair value of each option on the date of grant using the Black Scholes model.  The Black Scholes model uses the following assumptions: 1.) expected life in years which is based on historical employee behavior; 2.) annualized volatility which is based on the price volatility of the Company’s stock over the expected life of the option; 3.) annual rate of quarterly dividends based on most recent historical rate; 4.) the discount rate based on the zero coupon bond with a term equal to the expected life of the option; and 5.) assuming no forfeitures of options.  The fair value of options granted in 2008 was calculated using the following assumptions:  dividend yield of 3.72%; risk-free interest rates of 2.81%; expected volatility of 17.15%; and expected life of 6.03 years.  The fair value of options granted in 2006 was calculated using the following assumptions:  dividend yield of 2.81% to 3.08%; risk-free interest rates of 4.53% to 4.90%; expected volatility of 18.75% to 21.07%; and expected life of 5.91 to 6.03 years.

The following is the stock option activity for the years ended December 31, 2008, 2007 and 2006 and the stock options outstanding at the end of the respective periods:

Options	Shares	Weighted Average Exercise Price	Weighted Average Life (in years)	Aggregate Intrinsic Value
Outstanding December 31, 2005	617,717
Granted	97,500
Forfeited	(3,000)
Exercised	(104,724)
Outstanding December 31, 2006	607,493
Forfeited	(53,531)
Exercised	(148,010)
Outstanding December 31, 2007	405.952	$23.11
Granted	68,500	21.50
Forfeited	(81,174)	23.29
Outstanding December 31, 2008	393,278	$22.80	4.9	$-
Exercisable at December 31, 2008	310,812	$22.59	3.9	$-

Options outstanding at December 31, 2008 include vested options and options expected to vest.  As of December 31, 2008, 2007, and 2006, there was approximately $103,000, $89,000 and $300,000 of unrecognized compensation cost related to the unvested shares, respectively.  The December 31, 2008 cost is expected to be recognized over the remaining vesting period, which approximates 3 years.  No options were exercised in 2008.  During 2007 and 2006, the Company received $3.3 million and $2.0 million, respectively, from stock options exercised.  Additionally, the Company received a tax benefit from options which had been exercised of $339,000 and $133,000 in 2007 and 2006, respectively.

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

	Dec 2008	Dec 2007
Commitments to extend credit:
Commercial mortgage and commercial loans (1)	$107,476	$141,490
Residential mortgage loans	34,641	18,451
Revolving home equity lines of credit	39,633	44,499
Other	18,565	19,806
Standby letters of credit	2,922	6,501
Commitments to sell loans:
Residential mortgage loans	31,990	8,572
Commercial mortgage and commercial loans (2)	22,684	21,285

1)	Commercial mortgage and commercial loan commitments to extend credit are presented net of the portion of participation interests due to investors.
2)	Commercial mortgage and commercial loan commitments to sell loans represent participation interests of undisbursed amounts sold to investors.

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

Lease Obligations
The Company leases banking facilities and other office space under operating leases that expire at various dates through 2022 and that contain certain renewal options.  Rent expenses charged to operations were $491,000, $242,000, and $113,000 for the years ended December 31, 2008, 2007, and 2006, respectively.  As of December 31, 2008, future minimum annual rental payments under these leases are as follow: (dollars in thousands)

Year Ended December	Amount
2009	474
2010	469
2011	479
2012	337
2013	328
Thereafter	3,129
Total Minimum Operating Lease Payments	$5,216

Change in Control Agreements
The Company has entered into change in control agreements with certain executive officers.  Under certain circumstances provided in the agreements, the Company may be obligated to pay three times such officer’s base salary and to continue their health insurance coverage for twelve months.  Such payments are currently prohibited during the period the Series A Preferred Stock issued under the Capital Purchase Program is held by the U.S. Department of the Treasury.

15.	FAIR VALUE OF FINANCIAL INSTRUMENTS

Effective January 1, 2008, the Company adopted Statement of Financial Accounting Standards No. 157, “Fair Value Measurements.”  This statement defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements.  SFAS 157 has been applied prospectively as of the beginning of the year.

SFAS 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.  SFAS 157 also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.  The standard describes three levels of inputs that may be used to measure fair value:

Level 1	Quoted prices in active markets for identical assets or liabilities.

Level 2
Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Following is a description of the valuation methodologies used for instruments measured at fair value on a recurring basis and recognized in the accompanying consolidated balance sheets, as well as the general classification of such instrument pursuant to the valuation hierarchy.

Securities Available for Sale
When quoted market prices are available in an active market, securities are classified within Level 1 of the valuation hierarchy.  Securities purchased in an active market within 30 days of the statement date when a more recent quoted price has not been obtained are included in Level 1.  Level 2 securities include collateralized mortgage obligations, mortgage backed securities, corporate debt, agency and municipal bonds, and bond mutual funds.  Commercial paper with a term of three months or less have been included in Level 2 since the price can be corroborated by observable market data for substantially the full term of the investment.  In certain cases where Level 1 and Level 2 inputs are not available, securities are classified within Level 3 of the hierarchy and include equity securities.

The following table presents the fair value measurements of assets recognized in the accompanying consolidated balance sheets measured at fair value on a recurring basis and the level within the SFAS 157 fair value hierarchy in which the fair value measurements fall at December 31, 2008.  (dollars in thousands)

	December 31, 2008
	Fair Value Measurements Using
	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
	Level 1	Level 2	Level 3	Fair Value
Securities available for sale	$8,841	$82,180	$75	$91,096

The following table presents a reconciliation of the beginning and ending balances of recurring securities available for sale fair value measurements recognized in the accompanying consolidated balance sheets using significant unobservable (Level 3) inputs for the year ended December 31, 2008.  (dollars in thousands)

Total Fair Value Measurements
Level 3 Instruments Only	Available for Sale Debt Securities
Balance, December 31, 2007	$76
Total gains or losses (realized/unrealized):
Included in earnings	(1)

Balance, December 31, 2008	$75

The following table presents the fair value measurements of assets recognized in the accompanying consolidated balance sheets measured at fair value on a non recurring basis and the level within the SFAS 157 fair value hierarchy in which the fair value measurements fall at December 31, 2008.  (dollars in thousands)

	December 31, 2008
	Fair Value Measurements Using
	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
	Level 1	Level 2	Level 3	Fair Value
Impaired loans	-	-	15,019	15,019

At December 31, 2008 impaired loans under SFAS No. 114 which had an evaluation adjustment during 2008 had an aggregate cost of $16.6 million and had been written down to a fair value of $15.0 million measured using Level 3 inputs within the fair value hierarchy.  Level 3 inputs for impaired loans included current and prior appraisals, discounting factors, the borrowers’ financial results or other changes in value.

The disclosure of the estimated fair value of financial instruments in accordance with FAS 107 is as follows: (dollars in thousands)

	Dec 2008		Dec 2007
	Carrying Value	Fair Value	Carrying Value	Fair Value
Assets:
Cash and cash equivalents	$22,586	$22,586	$40,552	$40,552
Securities available for sale	91,096	91,096	62,306	62,306
Securities held to maturity	4,467	3,884	1,557	1,558
Loans held for sale	2,856	2,907	7,112	7,250
Loans, net	792,146	795,812	742,874	748,545
Accrued interest receivable	3,777	3,777	4,670	4,670
Federal Home Loan Bank stock	8,329	8,329	8,329	8,329

Liabilities:
Deposits	710,639	719,224	707,551	711,344
FHLB advances	129,926	130,868	99,349	101,409
Junior subordinated debt	15,464	15,481	15,464	15,520
Short-term borrowings	4,713	4,713	20	20
Advance payments by borrowers for taxes and insurance	369	369	233	233
Accrued interest payable	328	328	541	541

Financial Instruments:
Commitments to extend credit	135	135	129	129
Interest rate swaps	-	-	(70)	(70)

The Company, using available market information and appropriate valuation methodologies, has determined the estimated fair values of all financial instruments not recognized in the accompanying consolidated balance sheets.  Considerable judgment is required in interpreting market data to develop the estimates of fair value.  Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company could realize in a current market exchange.  The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

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

FHLB Advances
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

The fair value estimates presented herein are based on information available to management at December 31, 2008.  Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date, and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

16.	PARENT COMPANY FINANCIAL STATEMENTS
The condensed financial statements of Indiana Community Bancorp are as follows: (dollars in thousands)

As of	Dec 2008	Dec 2007
Condensed Balance Sheets (Parent Company only)
Assets:
Cash	$842	$2,203
Investment in subsidiary	99,943	81,184
Receivable from subsidiary	21,500	-
Other	712	709
Total Assets	$122,997	$84,096

Liabilities:
Junior subordinated debt	$15,464	$15,464
Payable to subsidiary	15,306	-
Other	215	1,178
Total liabilities	30,985	16,642
Shareholders' equity	92,012	67,454
Total Liabilities and Shareholders' Equity	$122,997	$84,096

Period Ended	Dec 2008	Dec 2007	Dec 2006
Condensed Statements of Income (Parent Company only)
Dividends from subsidiary	$2,732	$11,246	$7,548
Interest on securities	23	33	10
Other	-	-	39
Total income	2,755	11,279	7,597
Interest on junior subordinated debt	765	1,110	326
Interest on long term debt	-	6	650
Non interest expenses	801	820	902
Total expenses	1,566	1,936	1,878
Income before taxes and change in undistributed earnings of subsidiary	1,189	9,343	5,719
Applicable income tax benefit	(545)	(689)	(637)
Income before change in undistributed earnings of subsidiary	1,734	10,032	6,356
Increase/(decrease) in undistributed earnings of subsidiary	3,269	(3,909)	85
Net Income	$5,003	$6,123	$6,441

Period Ended	Dec 2008	Dec 2007	Dec 2006
Condensed Statements of Cash Flows (Parent Company only)
Operating Activities:
Net income	$5,003	$6,123	$6,441
Adjustments to reconcile net income to net cash provided by operating activities:
Benefit for deferred income taxes	-	-	(7)
Decrease in other assets	(3)	(131)	(500)
Increase in other liabilities	22	1,026	585
(Increase)/decrease in undistributed earnings of subsidiary	(3,269)	3,909	(85)
Net cash provided by operating activities	1,753	10,927	6,434

Financing Activities:
Payment of dividends on common stock	(2,828)	(2,820)	(2,913)
Repurchase shares of common stock	(286)	(10,976)	(8,576)
Excess tax benefit related to stock based compensation	-	339	133
Exercise of stock options	-	3,327	1,962
Net cash used in financing activities	(3,114)	(10,130)	(9,394)

Net increase/(decrease) in cash	(1,361)	797	(2,960)
Cash at beginning of period	2,203	1,406	4,366
Cash at End of Period	$842	$2,203	$1,406

17.	CAPITAL PURCHASE PROGRAM

On December 12, 2008, Indiana Community Bancorp entered into a Letter Agreement (the “Purchase Agreement”) with the United States Department of the Treasury (“Treasury”), pursuant to which the Company agreed to issue and sell (a) 21,500 shares of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “Series A Preferred Stock”) and (b) a warrant (the “Warrant”) to purchase 188,707 shares of the Company’s common stock, without par value (the “Common Stock”), for an aggregate purchase price of $21.5 million in cash.

The Series A Preferred Stock qualifies as Tier 1 capital and will pay cumulative dividends at a rate of 5% per annum for the first five years, and 9% per annum thereafter. The Series A Preferred Stock is non-voting except with respect to certain matters affecting the rights of the holders thereof, and may be redeemed by the Company.  The Warrant has a 10-year term and is immediately exercisable upon its issuance, with an exercise price, subject to anti-dilution adjustments, equal to $17.09 per share of the Common Stock.  Pursuant to the Purchase Agreement, Treasury has agreed not to exercise voting power with respect to any shares of Common Stock issued upon exercise of the Warrant.

In the Purchase Agreement, the Company agreed that, until such time as Treasury ceases to own any debt or equity securities of the Company acquired pursuant to the Purchase Agreement, the Company will take all necessary action to ensure that its benefit plans with respect to its senior executive officers comply with Section 111(b) of the Emergency Economic Stabilization Act of 2008 (the “EESA”) as implemented by any guidance or regulation under the EESA that has been issued and is in effect as of the date of issuance of the Series A Preferred Stock and the Warrant, and has agreed to not adopt any benefit plans with respect to, or which cover, its senior executive officers that do not comply with the EESA, and the applicable executives have consented to the foregoing.

Upon issuance of the Series A Preferred Stock on December 12, 2008, the ability of the Company to declare or pay dividends or distributions on, or purchase, redeem or otherwise acquire for consideration, shares of its Common Stock will be subject to restrictions, including a restriction against increasing dividends from the last quarterly cash dividend per share ($0.12) declared on the Common Stock prior to October 14, 2008 without the consent of the Treasury.  The redemption, purchase or other acquisition of trust preferred securities of the Company or its affiliates also will be restricted. These restrictions will terminate on the earlier of (a) the third anniversary of the date of issuance of the Series A Preferred Stock and (b) the date on which the Series A Preferred Stock has been redeemed in whole or Treasury has transferred all of the Series A Preferred Stock to third parties.  In addition, pursuant to the Certificate of Designations, the ability of the Company to declare or pay dividends or distributions on, or repurchase, redeem or otherwise acquire for consideration, shares of its Common Stock will be subject to restrictions in the event that the Company fails to declare and pay full dividends (or declare and set aside a sum sufficient for payment thereof) on its Series A Preferred Stock.

18. QUARTERLY RESULTS OF OPERATIONS
(dollars in thousands except share data)

The following table presents certain selected unaudited data relating to results of operations for the three month periods ending on the dates indicated.

Fiscal Year Ended December 31, 2008 (Three months ended)	Mar 31 2008	Jun 30 2008	Sep 30 2008	Dec 31 2008
Total interest income	$13,445	$12,602	$12,793	$12,498
Total interest expense	6,555	5,442	5,301	5,251
Net interest income	6,890	7,160	7,492	7,247
Provision for loan losses	360	1,924	987	1,021
Net interest income after provision for loan losses	6,530	5,236	6,505	6,226
Loss on sale of securities	-	(419)	(18)	-
Non interest income	3,084	3,196	3,403	2,694
Non interest expenses	7,415	7,754	7,078	6,587
Income before income taxes	2,199	259	2,812	2,333
Income tax provision	780	(14)	1,010	824
Net Income	$1,419	$273	$1,802	$1,509
Basic earnings per common share	$0.42	$0.08	$0.54	$0.43
Diluted earnings per common share	$0.42	$0.08	$0.54	$0.43
Cash dividends per share	$0.200	$0.200	$0.120	$0.120
Stock sales price range: High (1)	$24.20	$23.19	$17.20	$19.43
Low	$18.00	$16.54	$12.25	$11.17

Fiscal Year Ended December 31, 2007 (Three months ended)	Mar 31 2007	Jun 30 2007	Sep 30 2007	Dec 31 2007
Total interest income	$13,441	$13,653	$14,063	$14,044
Total interest expense	6,638	6,797	7,101	7,125
Net interest income	6,803	6,856	6,962	6,919
Provision for loan losses	280	223	286	572
Net interest income after provision for loan losses	6,523	6,633	6,676	6,347
Non interest income	2,907	3,216	3,344	3,387
Non interest expenses	7,798	7,303	7,357	7,316
Income before income taxes	1,632	2,546	2,663	2,418
Income tax provision	543	855	962	776
Net Income	$1,089	$1,691	$1,701	$1,642
Basic earnings per common share	$0.30	$0.48	$0.49	$0.48
Diluted earnings per common share	$0.30	$0.47	$0.48	$0.47
Cash dividends per share	$0.200	$0.200	$0.200	$0.200
Stock sales price range: High (1)	$29.50	$29.64	$29.19	$27.00
Low	$27.61	$28.30	$26.26	$22.57

(1)	The Company's common stock trades on the NASDAQ Global Market under the symbol "INCB."
As of December 31, 2008, the Company had 361 holders of record of its shares.

19. Subsequent Event
On October 7, 2008, the Federal Deposit Insurance Corporation, (“FDIC”) established a Restoration Plan for the Deposit Insurance Fund, (“DIF”). The Restoration Plan called for the FDIC to set assessment rates such that the reserve ratio would return to 1.15 percent within five years.  In February 2009, the FDIC adopted an interim rule to impose a 20 basis point emergency special assessment on June 30, 2009, payable on September 30, 2009. Assuming that deposit levels remain constant, we anticipate that the special assessment for the Bank would total approximately $1.4 million.  The interim rule also provides that, after June 30, 2009, the FDIC may impose an emergency special assessment of up to 10 basis points of an institution’s assessment base whenever, after June 30, 2009, the reserve ratio of the DIF is deemed inadequate.  Simultaneously with the adoption of this interim rule, the FDIC has amended the Restoration Plan and extended the time within which the reserve ratio must be returned to 1.15 percent to 7 years due to extraordinary circumstances.  The FDIC currently projects that the combination of regular quarterly assessments and the 20 basis point special assessment will prevent the fund reserve ratio from falling to a level that that the Board believes inadequate.  For this reason, the FDIC does not expect to impose an additional special assessment of up to 10 basis points.  On March 5, 2009, FDIC Chairman Sheila Bair announced that if Congress adopts legislation expanding the FDIC’s line of credit with Treasury from $30 billion to $100 billion, the FDIC might have the flexibility to reduce the special emergency assessment, possibly from 20 to 10 basis points.  Assuming the legislation passes and the FDIC reduces the special assessment to 10 basis points, we anticipate that the special assessment for the Bank would total approximately $700,000, based on current deposit levels.

Board of Directors & Officers of Indiana Community Bancorp

Board of Directors

John K. Keach, Jr.
Chairman of the Board, President and Chief Executive Officer
Indiana Community Bancorp

John T. Beatty
President,
Beatty Insurance, Inc.

William Blaser, CPA
Managing Principal,
L M Henderson & Co.

Harold Force
President,
Force Construction Company, Inc.

David W. Laitinen, MD
Orthopedic Surgeon

John R. Miller
President,
Best Beers, Inc.

Harvard W. Nolting, Jr.
Retired from Nolting Foods, Inc.

John K. Keach, Sr.
Chairman Emeritus
Retired

The Directors of Indiana Community Bancorp also serve as Directors of Indiana Bank and Trust Company.

Officers

John K. Keach, Jr.
Chairman of the Board,
President and
Chief Executive Officer

Mark T. Gorski
Executive Vice President,
Chief Financial Officer, Treasurer and Secretary

Charles R. Farber
Executive Vice President,
Indianapolis Market President

Officers of Indiana Bank and Trust Company

Executive Officers

John K. Keach, Jr.
Chairman of the Board, President and
Chief Executive Officer

Mark T. Gorski
Executive Vice President,
Chief Financial Officer, Treasurer and Secretary

Charles R. Farber
Executive Vice President,
Indianapolis Market President

Senior Vice Presidents

J. Andrew Applewhite
Lending Operations

William Denton
Commercial Officer

Barry Kehl
Chief Credit Officer

Keith Luken
Mortgage Lending

Melissa McGill
Controller

Jennifer Manns
Operations

Pennie Stancombe
Human Recources

John Schilling
Commercial Real Estate Lending

John Travis
Commercial Officer

LuAnne Whewell
Marketing/Branch Administration

Shareholder Information

Stock Listing

The common stock of Indiana Community Bancorp is traded on the National Association of Securities Dealers Automated Quotation System, Global Market, under the symbol INCB. Indiana Community Bancorp stock appears in The Wall Street Journal under the abbreviation INCB.

Transfer Agent & Registrar

To change name, address, or ownership of stock, to report lost certificates, or to consolidate accounts, contact:

Registrar and Transfer Company
Investor Relations Department
10 Commerce Drive
Cranford, NJ 07016
(800) 368-5948

General Counsel

Barnes & Thornburg LLP
11 South Meridian Street
Indianapolis, IN 46204

Shareholder & General Inquiries

Indiana Community Bancorp is required to file an Annual Report on Form 10-K for its fiscal year ended December 31, 2008, with the Securities and Exchange Commission.

For Copies Of The Indiana Community Bancorp Annual Report, Contact:

Sarah Couch
Indiana Community Bancorp
3801 Tupelo Drive
Columbus, IN 47201
(812) 376-3323
(877) 626-7000

For Financial Information And Security Analyst Inquiries, Please Contact:

Mark T. Gorski
Indiana Community Bancorp
501 Washington Street
Columbus, IN 47201
(812) 376-3323
(877) 626-7000

For An Online Annual Report Or Shareholder Inquiries On The Web, Visit Us At:

www.myindianabank.com

49

Office Locations

Seymour
222 West Second Street
1117 East Tipton Street

Columbus
501 Washington Street
1020 Washington Street
3805 25th Street
2751 Brentwood Drive
4330 West Jonathan Moore Pike
1901 Taylor Road (Four Seasons)

Hope
8475 North State Road 9

Austin
2879 North Hwy 31

North Vernon
111 North State Street

Osgood
820 South Buckeye Street

Batesville
114 State Road 46 East

Madison
201 Clifty Drive

Brownstown
101 North Main Street

Salem
1208 South Jackson Street

Greensburg
1801 Greensburg Crossing

Indianapolis/Greenwood
8740 South Emerson Avenue
1510 West Southport Road
10 West Market Street
(Commercial Loan Office)

INDIANAPOLIS
SOUTHPORT
GREENWOOD
GREENSBURG
HOPE
COLUMBUS
BATESVILLE
OSGOOD
SEYMOUR
NORTH VERNON
CINCINNATI
BROWNSTOWN
MADISON
AUSTIN
SALEM
LOUISVILLE

50

Performance Graph

The graph below shows the performance of Indiana Community Bancorp's common stock for the period beginning December 31, 2003, and ending December 31, 2008, in comparison to the NASDAQ Composite index and the NASDAQ Bank index. The graph assumes that the value of the investment in our common stock and in each of the indexes (including reinvestment of dividends) was $100 on 12/31/2003 and tracks it through 12/31/2008.

Total Return Performance
160
140
120
100
80
60
40
20
Index Value
12/31/03
12/31/04
12/31/05
12/31/06
12/31/07
12/31/08
Indiana Community Bancorp
NASDAQ Composite
NASDAQ Bank

Source : SNL Financial LC, Charlottesville, VA
© 2009

51

501 Washington Street
Columbus, Indiana 47201
myIndianaBank.com