Form 10-K, Exhibit 13
period 2009-12-31
INDIANA COMMUNITY BANCORP
filed 2010-03-12
CIK 867493

Table of Contents

1	Letter to Shareholders

4	Selected Consolidated Financial Data

5	Management’s Discussion & Analysis

20	Management’s Assessment as to the Effectiveness
of Internal Control over Financial Reporting

21	Reports of Independent Registered Public Accounting Firms

23	Consolidated Balance Sheets

24	Consolidated Statements of Operations

25	Consolidated Statements of Shareholders’ Equity

26	Consolidated Statements of Cash Flows

27	Notes to Consolidated Financial Statements

50	Board of Directors and Officers of Indiana Community Bancorp
and Indiana Bank and Trust Company

LETTER TO SHAREHOLDERS

In years past, this annual letter was highlighted by
my comments on low inflation, moderate unemploy-
ment and prospects for continuing positive growth throughout our bank’s service area. In those letters,
I endeavored to strike a pragmatic tone, balancing a generally positive review of economic activity in our region with comments on our bank’s investments in technology and fresh approaches to products and services. At the same time, I underscored our unwav-
ering commitment to maintaining a strong, conser-
vative approach to managing our business and our customers’ assets.

This year, despite the lingering effects of one of
the worst economic downturns any of us has ever
known, there is no reason to depart from such a
pragmatic analysis of our achievements, disappoint-
ments and ongoing opportunities. Although 2009 was
a challenging year for Indiana Bank and Trust and for many of its customers, it provided new opportunities for all of us to balance bad with good, to better mea-
sure our capacity for improvement, and to make nec-
essary, if sometimes painful, adjustments to prepare
for better days ahead. Similarly, this letter provides a chance to reflect on the challenges we’ve faced and to honestly appraise our actions in addressing them
as we look toward a more prosperous future.

For many years our state, and our service region in particular, have been recognized as relatively strong sectors of the Midwestern economy.

While the current recession has spared no region,
its negative effects on Indiana have not been as
severe as those suffered by our neighboring states;
our jobless rate, for example, has consistently been
below the national average. Still, twice as many
Hoosiers were looking for work in 2009 than in
2008, and, as in other states, the problems of the
real estate market, the evaporation of liquidity in the
global banking system and a decline in consumer confidence all combined to create a wide-ranging economic dilemma that will likely require several more years to fully resolve.

At this writing some small but hopeful signs
of recovery again favor our region, beginning with a modest amount of growth in Indiana’s economy.
Last year, while national business investment
fell by almost 25 percent, the number of new
jobs committed to Indiana was larger than that
reported in 2008. However, while some sectors
of the economy are seeing positive change, others
are only now encountering severe challenges cre-
ated by the downturn.

Taking the long view, it should be observed that
it took an unprecedented combination of events
to create a recession of this magnitude, and it
will take an equally unprecedented combination
of planning, perseverance and common commit-
ment to bring it to a close.

All of us at Indiana Bank and Trust appreciate the
fragile nature of the recovery. We have dedicated ourselves to continually enhancing our franchise as the recovery progresses, strengthening our
core business and creating greater value for our shareholders, customers and employees as we do.

For all of its challenges, 2009 also offered some
rewards. Core retail and commercial deposits
grew by $145 million, a 21 percent increase. As a
result, our loan-to-deposit ratio fell to 89 percent
at the end of 2009 from 114 percent at the end
of 2008, a 25 basis point improvement. We were
also successful in reducing operating costs, in
part due to the effects of self-disciplinary spending decisions we made in 2008.

Like many of our customers, we are making some fundamental changes to the management of our assets after a careful analysis of the past year’s
events. In December, for example, we announced
plans to reposition our balance sheet, selling a
portion of our securities portfolio and prepaying
a portion of our Federal Home Loan Bank advances.

Making these changes to our balance sheet
created short-term expense but allowed us to
reduce long-term, higher-cost wholesale funding
by $95 million and increase net interest income at
the beginning of 2010. Decisions such as these,
made in a time when there was a noticeable gap

between our institution’s earnings and its stock
price, take advantage of the unusual parameters
of the economy as the recovery gradually begins.

These actions, which reflect our commitment
to improving our core operating ratios in the current interest rate environment, were made possible by excellent deposit growth – an element of
the “silver lining” which underlies the loss we
reported for 2009.

Loan growth was naturally hampered by the
recession. We did not feel it was in the interest
of either our commercial or retail customers for
them to incur additional debt during uncertain
times; instead, we focused our efforts inward to
create stronger business relationships with our existing customer base.

Because of the extremely negative impacts of the downturn on some of our customers, we recorded net charge-offs totaling $11.7 million. During the
year, we added $4.5 million to the allowance for
loan losses, bringing the total allowance to $13.1
million, or 1.78 percent of total loans, up from $8.6
million, or 1.07 percent of total loans, at the end of
2008. While this contributed to our 2009 fiscal-year
loss, it also builds protection during the uncertain
early days of what we hope is the recovery.

Another challenge to our performance in 2009
came through greatly increased costs related to
standard Federal Deposit Insurance Corporation premiums, which rose from $286,000 in 2008 to $1,785,000. In addition, we were charged a
special assessment of $454,000 last year. At
the beginning of 2010 it remained unclear as to
whether special FDIC assessments would again
be made, but we anticipate that standard premium expenses will remain high.

For all of these challenges and the impacts they
have had on our operations and profitability, the
fact remains that Indiana Bank and Trust is a
strong, conservatively-managed financial institution. Throughout the past year, we have made strategic decisions, some of them painful but
necessary, to continually reevaluate and realign
our operations, products and services in the best
interests of our shareholders, employees and
customers. As a result, we are well positioned to
build on our strengths as economic conditions
begin to improve.

At the beginning of 2010, Indiana Community
Bancorp was well-capitalized by any measure. Our
total equity was approximately $85 million. Our past success – and our prospects for continued success
– have permitted us to make strategic infrastructure investments to support future growth. We remain committed to building our customer base

and to leveraging the momentum we have generated through sensible and successful expansion in recent years.

We invite you to grow with us as we emerge from
the difficult challenges of the current economic
downturn and work to build a more prosperous
and rewarding future for all Indiana Community
Bancorp stakeholders.

Chairman of the Board
and Chief Executive Officer

SUMMARY OF SELECTED CONSOLIDATED FINANCIAL DATA
(dollars in thousands except per share data & offices)

	Year Ended		Year Ended		Year Ended		Year Ended	Year Ended
	Dec 2009		Dec 2008		Dec 2007		Dec 2006	Dec 2005
Selected Balance Sheet Data:
Total assets	$1,010,323		$969,373		$908,806		$904,467	$850,786
Cash and cash equivalents	52,061		22,586		40,552		106,063	53,736
Loans held for sale	6,075		2,856		7,112		6,925	4,795
Securities available for sale	149,633		91,096		62,306		56,887	123,351
Securities held to maturity	4,084		4,467		1,557		1,635	1,806
Portfolio loans, net	724,668		792,146		742,874		675,662	608,688
Deposits	840,305		710,639		707,551		727,159	655,314
Borrowings	70,464		150,103		114,833		84,131	101,041
Shareholders' equity	84,924		92,012		67,454		71,281	73,038

Selected Operations Data:
Total interest income	$47,091		$51,338		$55,201		$50,355	$44,976
Total interest expense	19,553		22,549		27,661		24,644	19,817
Net interest income	27,538		28,789		27,540		25,711	25,159
Provision for loan losses	16,218		4,292		1,361		850	808
Net interest income after provision for loan losses	11,320		24,497		26,179		24,861	24,351
Gain on sale of loans	2,630		1,446		1,497		1,430	1,539
Gain/(loss) on securities	1,825		(437)		-		(1,956)	-
Gain on sale of mortgage servicing	-		-		-		1,957	-
Other non interest income	8,223		10,931		11,357		10,872	9,684
Non interest expenses	33,403		28,834		29,774		27,906	26,503
Income (loss) before income taxes	(9,405)		7,603		9,259		9,258	9,071
Income tax provision (benefit)	(3,556)		2,600		3,136		2,817	2,969
Net Income (Loss)	$(5,849)		$5,003		$6,123		$6,441	$6,102

Basic earnings (loss) per common share	$(2.09)		$1.47		$1.75		$1.74	$1.57
Diluted earnings (loss) per common share	$(2.09)		$1.47		$1.72		$1.70	$1.53
Cash dividends per common share	$0.26		$0.64		$0.80		$0.79	$0.75
Selected Financial and Statistical Data:
Return on average assets	(0.57%)		0.54%		0.70%		0.75%	0.71%
Return on average shareholders' equity	(6.48%)		7.11%		8.88%		9.00%	8.19%
Interest rate spread during the period	2.86%		3.29%		3.38%		3.24%	3.19%
Net interest margin on average earning assets	2.93%		3.35%		3.45%		3.29%	3.22%
Average shareholders' equity to average assets	8.83%		7.55%		7.89%		8.31%	8.68%
Efficiency ratio	71.74%	(1)	70.07%	(2)	71.26%	(3)	73.41%	72.85%
Nonperforming loans to total loans	2.95%		3.03%		1.51%		0.54%	0.70%
Nonperforming assets to total assets	3.41%		2.86%		1.29%		0.46%	0.54%
Loss allowance to nonperforming loans	60.16%		35.30%		60.87%		175.90%	155.78%
Loss allowance to total loans	1.78%		1.07%		0.92%		0.95%	1.09%
Common stock dividend payout ratio	(14.93%)		42.95%		45.30%		45.23%	47.67%
Loan servicing portfolio	$111,634		$94,647		$54,283		$36,977	$588,503
Allowance for loan losses	$13,113		$8,589		$6,972		$6,598	$6,753
Number of full service offices	19		19		20		19	19

(1)  Non interest expense as a percentage of the sum of net interest income and non interest income, excluding one time expenses of $5.7 million related to special FDIC assessment, goodwill impairment and advance prepayment penalty and excluding one time income items of $2.5 million related to real estate owned write down and gain on sale of securities from a deleveraging transaction.
(2)  Non interest expense as a percentage of the sum of net interest income and non interest income, excluding one time expense related to a $437,000 impairment loss on the Shay Ultra Short Mortgage fund.
(3)  Non interest expense as a percentage of the sum of net interest income and non interest income, excluding one time expense items of $988,000 pre-tax related to a separation agreement and the write-down of the Company’s former operations building.

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

HOLDING COMPANY BUSINESS
Indiana Community Bancorp (the “Company") is organized as a bank holding company and owns all of the outstanding capital stock of Indiana Bank and Trust Company (the “Bank").  The business of the Bank and therefore, the Company, is providing consumer and business banking services to certain markets in the south-central portions of the state of Indiana.  The Bank does business through 19 full service banking offices.

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

OVERVIEW
In the challenging economic environment of 2009, the Company focused on credit risk mitigation and expense reduction.  In addition, the Company maintained its efforts to grow deposits and develop deposit fee income through the offering of new commercial deposit services.  Due to the economic challenges faced by many of the Company’s commercial loan customers, loan balances declined due to charge offs, workouts and foreclosures.  As a result, commercial and commercial real estate loans decreased $28.2 million.  Residential lending experienced increased refinancing activity in the low interest environment of 2009.  The Company sells almost all residential originations in the secondary market and consumers who have equity available typically combine second mortgage balances into first mortgages.  This refinance activity resulted in residential mortgage loans and second and home equity loans decreasing $22.7 million and $7.0 million, respectively.   Retail deposit balances increased $145.3 million, or 20.9%.  All retail deposit categories increased as customers chose insured bank deposits which provide safety of principal balance plus interest. In addition, the Company benefited from significant market disruption in its headquarter market of Columbus, Indiana.  Demand deposits, interest checking, money market and certificates of deposit increased $9.2 million, $59.3 million, $50.6 million and $24.6 million, respectively.  Wholesale deposits decreased $15.7 million as the increase in retail deposits provided a source for the repayment of higher costing wholesale deposits.  In the fourth quarter of 2009, the Company completed a balance sheet repositioning strategy selling approximately $100 million of securities and prepaying $55 million of advances.  The fourth quarter impact of the repositioning transactions resulted in a $2.0 million gain on sale of securities and a $3.8 million prepayment penalty.  The future impact of these transactions is estimated to improve net interest income by approximately $2.0 million annually.

In a year marked by increasing unemployment and economic downturn, the Company experienced net charge offs of $11.7 million and an increase of $6.7 million in non performing assets.  The Company’s provision for loan losses was $16.2 million, an increase of $11.9 million over the prior year. As the Company’s provision expense for the year exceeded net charge offs, the allowance for loan losses increased $4.5 million, resulting in an increase in the ratio of the allowance for loan losses to total loans to 1.78% up from 1.07% in 2008.  Non interest income increased $738,000 due to several factors: a) gain on sale of loans increased $1.2 million due to increased refinance activity, primarily in the first half of 2009; b) gain on securities, net of other than temporary impairment, (OTTI), increased $2.3 million primarily due to the repositioning transactions described above; c) investment advisory services decreased $1.4 million due to the sale of the Company’s investment advisory services business during the third quarter of 2008; and d) net loss on real estate owned increased $548,000 primarily due to the write-down on other real estate owned of $468,000 related to a former subdivision loan.  Non interest expense increased $4.6 million for the year.  This increase included one time expenses of a $3.8 million prepayment fee associated with the repositioning strategy and a $1.4 million impairment charge off of the Company’s goodwill.  Other increasing expenses included a) FDIC insurance expense which increased $1.5 million due partially to a special assessment of $454,000 and increased assessment rates and b) loan expenses which increased $863,000 primarily due to workout expenses associated with problem loans.  The Company experienced a 10.0%, or $1.6 million, decrease in compensation expense due in part to the sale of the brokerage service business, a 10% reduction of the Company’s work force in the second quarter of 2008, the freezing of the Company’s pension plan in April of 2008 and reduced vacation and bonus expenses.

As the Company continues to navigate the current economic downturn, 2010’s focus will include: a) continued mitigation of credit quality issues through diversification of risk within the commercial portfolio, b) cost control, primarily through maintaining cost advantages already achieved and pursuing additional cost reductions where appropriate, and c) deposit growth, building on the success achieved in 2009.  All of these initiatives will support a strong capital position as will the recently completed repositioning transactions which are estimated to add approximately $2.0 million to net interest income in 2010.  Other challenges facing the Company include regulatory proposals which will negatively impact overdraft protection income, additional regulatory loan requirements adding to origination costs, as well as fraud prevention efforts in the cyber banking arena.  Growth in the number of deposit accounts would help offset the anticipated reduction of deposit fees driven by overdraft protection legislation; work flow and efficiency efforts will assist in reducing loan origination costs, and a continued focus on security measures will support fraud prevention efforts.

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

The Company continues to assess methods to stabilize interest costs and match the maturities of liabilities to assets.  During 2009, transaction deposits increased at a greater rate than certificates of deposit resulting in a shorter duration of repricing for retail deposits.  This shift in retail deposits resulted from customer preference for more liquid accounts due to historically low interest rates.  Retail deposit specials are competitively priced to attract deposits in the Company’s market area.  However, when retail deposit funds become unavailable due to competition, the Company employs FHLB advances to maintain the necessary liquidity to fund lending operations.

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

	Year Ended			Year Ended			Year Ended
	Dec 2009			Dec 2008			Dec 2007
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rage	Average Balance	Interest	Average Yield/Rage
Assets:
Interest-earning assets:
Residential mortgage loans	$115,140	$6,192	5.38%	$135,601	$8,516	6.28%	$162,641	$10,471	6.44%
Commercial & commercial mortgage loans	530,359	30,192	5.69%	508,465	31,406	6.18%	420,869	31,304	7.44%
Second and home equity loans	98,608	4,992	5.06%	101,185	6,186	6.11%	101,787	7,342	7.21%
Other consumer loans	17,815	1,452	8.15%	23,892	1,890	7.91%	30,502	2,280	7.47%
Securities	137,576	4,164	3.03%	69,030	2,878	4.17%	60,991	2,688	4.41%
Short-term investments	41,971	99	0.24%	21,452	462	2.15%	22,417	1,116	4.98%
Total interest-earning assets (1)	941,469	$47,091	5.00%	859,625	$51,338	5.97%	799,207	$55,201	6.92%
Allowance for loan losses	(10,090)			(7,591)			(6,720)
Cash and due from banks	12,913			13,587			19,511
Bank premises and equipment	15,011			15,457			16,765
Other assets	62,190			50,866			45,474
Total assets	$1,021,493			$931,944			$874,237

Liabilities
Interest-bearing liabilities:
Deposits:
Transaction accounts	$445,580	$3,914	0.88%	$380,230	$3,848	1.01%	$371,145	$7,630	2.06%
Certificate accounts	339,152	10,949	3.23%	322,275	12,876	4.00%	318,541	15,029	4.72%
FHLB borrowings	112,290	4,278	3.81%	122,921	5,059	4.12%	77,028	3,884	5.04%
Other borrowings	15,464	412	2.66%	15,464	766	4.95%	15,588	1,118	7.17%
Total interest-bearing liabilities	912,486	$19,553	2.14%	840,890	$22,549	2.68%	782,302	$27,661	3.54%
Other liabilities	18,799			20,695			22,976
Total liabilities	931,285			861,585			805,278
Total shareholders’ equity	90,208			70,359			68,959
Total Liabilities and Shareholders’ Equity	$1,021,493			$931,944			$874,237

Net Interest Income		$27,538			$28,789			$27,540

Net Interest Rate Spread			2.86%			3.29%			3.38%

Net Earning Assets	$28,983			$18,735			$16,905

Net Interest Margin (2)			2.93%			3.35%			3.45%

Average Interest-earning
Assets to Average
Interest-bearing Liabilities	103.18%			102.23%			102.16%

(1)	Average balances are net of non-performing loans.
(2)	Net interest income divided by the average balance of interest-earning assets.

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

Year Ended	Year Ended
Dec 2009 vs. Dec 2008	Dec 2008 vs. Dec 2007
Increase/(Decrease)	Increase/(Decrease)

	Due to Rate	Due to Volume	Total Change	Due to Rate	Due to Volume	Total Change
Interest Income on Interest-Earning Assets:
Residential mortgage loans	$(1,134)	$(1,190)	$(2,324)	$(251)	$(1,704)	$(1,955)
Commercial & commercial mortgage loans	(2,695)	1,481	(1,214)	(6,327)	6,429	102
Second and home equity loans	(1,040)	(154)	(1,194)	(1,113)	(43)	(1,156)
Other consumer loans	59	(497)	(438)	144	(534)	(390)
Securities	(490)	1,776	1,286	(132)	322	190
Short-term investments	4,813	(5,176)	(363)	(608)	(46)	(654)
Total	(487)	(3,760)	(4,247)	(8,287)	4,424	(3,863)

Interest Expense on Interest-Bearing Liabilities:
Deposits:
Transaction accounts	(219)	285	66	(3,974)	192	(3,782)
Certificate accounts	(2,649)	722	(1,927)	(2,331)	178	(2,153)
FHLB borrowings	(361)	(420)	(781)	(524)	1,699	1,175
Other borrowings	(354)	-	(354)	(343)	(9)	(352)
Total	(3,583)	587	(2,996)	(7,172)	2,060	(5,112)

Net Change in Net Interest Income	$3,096	$(4,347)	$(1,251)	$(1,115)	$2,364	$1,249

RESULTS OF OPERATIONS
Comparison of Year Ended December 31, 2009 and Year Ended December 31, 2008:

General
The Company reported a net loss of $5.8 million for the year ended December 31, 2009.  This compared to net income of $5.0 million for the year ended December 31, 2008, representing a decrease of $10.9 million.

Net Interest Income
Net interest income decreased $1.3 million, or 4.4%, for the year ended December 31, 2009, compared to the year ended December 31, 2008.  The decrease in net interest income was primarily the net result of three factors: 1) the impact of non accrual loans; 2) the changing mix of the Company’s interest-earning assets and interest-bearing liabilities and 3) the decreasing rate environment.  Total interest income for the year ended December 31, 2009, decreased $4.2 million, or 8.3%, as compared to the year ended December 31, 2008.  The Company would have recorded an additional $2.0 million in interest income in 2009 and $1.3 million in 2008 if loans on non accrual status had been current in accordance with their original terms.  Additionally, the changing mix of interest earning assets and the lower rate environment resulted in a 97 basis point decrease in the yield.  Average balances of interest earning demand deposits and securities increased $20.5 million and $68.5 million, respectively, in 2009 as compared to the prior year.  This excess liquidity was the result of an $88.8 million increase in average retail deposit balances in 2009 compared to average retail deposit balances in 2008.  Total interest expense for the year ended December 31, 2009 decreased $3.0 million, or 13.3%, as compared to the year ended December 31, 2008.  This decrease, like the decrease in interest income, was driven by the changing mix of interest bearing liabilities and the declining rate environment, as evidenced by the 54 basis point decrease in rates paid for the two comparative years.  As mentioned earlier the average balances of retail deposits increased $88.8 million in 2009.  Additionally, average balances of higher costing wholesale deposits and FHLB advances decreased $7.6 million and $10.6 million, respectively.  The net result of the decreasing rate environment, the increase in average balances, as well as the changing mix of interest-earning assets and interest-bearing liabilities was a 42 basis point decrease in the net interest margin from 3.35% for the year ended 2008 to 2.93% for the year ended 2009.  In December of 2009, the Company implemented a balance sheet repositioning strategy designed to improve net interest income in 2010.  The Company sold approximately $100 million of securities with a weighted average yield of 2.2% and prepaid approximately $55.3 million of FHLB advances with a weighted average rate of 4.5%.  The excess liquidity from this transaction will be invested in securities with longer maturities, improving the yield on the securities.  Management estimates that as a result of the repositioning transactions, the Company’s net interest income will improve by approximately $2.0 million annually.

Provision for Loan Losses
Provision for loan losses was $16.2 million for the year ended December 31, 2009 compared to $4.3 million for the year ended December 31, 2008.  Net charges offs totaled $11.7 million for 2009 compared to $2.7 million for 2008.  Six commercial relationships accounted for $9.0 million of the net charge offs in 2009.  Of these six relationships, $3.8 million in net charge offs related to three loans that were current as of December 31, 2008.  The remaining three loans were evaluated as of December 31, 2008, based on recent appraisals of the associated collateral, probable liquidation value and the possibility of cash flow from ongoing business contracts.   The Company continued to evaluate the business and collateral values, which sustained significant deterioration throughout 2009.  The charge offs recorded in 2009 were the result of auction values obtained during the year for the associated collateral.  Total non performing loans decreased $2.5 million from $24.3 million at the end of 2008 to $21.8 million at the end of 2009.  However, this decrease in nonperforming loans occurred during the fourth quarter when three large commercial loans totaling $9.6 million were transferred to other real estate owned.  Non-performing assets to total assets increased to 3.41% at December 31, 2009 from 2.86% at December 31, 2008, reflecting the deteriorating asset quality during 2009.  Non-performing assets totaled $34.4 million at December 31, 2009, a $6.7 million increase compared to December 31, 2008.  The provision for loan losses increased during 2009 due primarily to an increase in net charge offs and declining asset quality metrics for the year. During 2009, the banking industry continued to experience increasing trends in problem assets and credit losses which resulted from continued weakness in the national economy.  The impact of the national economic downturn on the Company’s Indiana market footprint was evident throughout the year with the greatest impacts being evidenced by declining property values and a significant increase in the state unemployment rate.  The economic downturn has negatively impacted the Bank’s commercial and retail customers’ ability to repay their debt.  As a result, the provision for loan losses increased substantially to cover elevated levels of net charge offs for the year as well as to increase the allowance for loan losses to cover the increased risk of loss within the Company’s loan portfolio.  Due to the severity of the economic issues along with the dramatic drop in collateral values, management determined that the historical practice of utilizing 5 years of charge off history to determine the required allowance for loan losses was not adequately representing the current risks.  Therefore, management changed the methodology during 2009 by shortening the timeframe of the charge off history from a rolling 5 years to a rolling 2 years.  As of December 31, 2009 the time frame used to determine charge off percentages was January 1, 2008 through December 31, 2009.  The elevated charge off levels in the previous 2 years along with the increase in internally classified problem loans contributed to the increase in the provision for loan losses.  Based on the revised methodology and the deterioration of the loan portfolio and collateral values, the provision for loan losses was increased to fund a $4.5 million increase in the allowance for loan losses.  See the section captioned “Allowance for Loan Losses” elsewhere in this discussion for further analysis of the provision for possible loan losses.

Non Interest Income
Non interest income increased $738,000, or 6.2%, for the year.  The increase in non interest income for 2009 was the net result of several factors.  Due to the low rate environment in 2009, the Company experienced increased refinancing activity in residential mortgage lending.  Typically the Company sells almost all of its residential mortgage originations.  In 2009, the Company sold $163.1 million of residential mortgage loans in the secondary market compared to $79.1 million in 2008.  This increase in secondary market sales resulted in a $1.2 million increase in gain on sale of loans.  The Company also had a gain on sale of securities, net of impairment, of $1.8 million.  This gain was the result of the sale of approximately $100 million of securities, as part of a balance sheet repositioning strategy that produced a gain on sale of securities of $2.0 million.  Offsetting this securities gain in 2009 was the recording of $221,000 of OTTI on various securities throughout the year.  Additionally, in 2008 a loss on securities of $437,000 was recorded.  The Company sold its investment advisory services business during the third quarter of 2008 for the book value of the goodwill and associated intangible assets related to this business.  Due to this sale, the Company did not record any brokerage fee income in 2009 which resulted in a decrease in investment advisory services of $1.4 million for the year.  Deposit fees decreased $444,000, or 6.5%, in 2009.  This decrease in deposit fees was primarily due to a $543,000 decrease of overdraft protection fees as customers exhibited conservative management of their deposit accounts in 2009.  Offsetting this decrease in deposit fees was an increase in commercial transaction account fees of $128,000, primarily due to the growth of treasury management services in 2009.  The Company recorded a net loss on real estate owned of $480,000 for the year ended December 31, 2009.  The loss was primarily the result of a write down on other real estate owned of $468,000 related to a former subdivision loan.  Trust and asset management fees increase $173,000, or 32.2%, due to adding additional staff and the resulting fees produced from their book of business.   Miscellaneous income decreased $497,000, or 30.8%, due primarily to the decrease of $271,000 in dividends received on FHLB stock.

Non Interest Expenses
Non interest expenses totaled $33.4 million for the year ended December 31, 2009, an increase of $4.6 million, or 15.9%, compared to the year ended December 31, 2008. Included in the increase in non interest expenses were two one time events; 1) the Company recorded an impairment charge of $1.4 million representing the entire balance of goodwill during 2009.  For a description of the goodwill impairment test see the goodwill discussion later in this document; 2) in December of 2009, the Company entered into a balance sheet repositioning strategy which included the prepayment of FHLB advances.  The prepayment of $55.3 million of FHLB advances resulted in a prepayment penalty of $3.8 million being charged in the fourth quarter of 2009.  FDIC insurance expense increased $1.5 million, due to a special assessment charge of $454,000, as well as increased rates.  Loan expenses increased $863,000 for 2009 to $1.6 million.  Loan expenses in 2009 were negatively impacted by workout expenses associated with problem loans.  These workout expenses increased overall loan expenses by approximately $922,000.  Categories which decreased year over year in non interest expenses include compensation and employee benefits and marketing.  Compensation and employee benefits decreased $1.6 million, or 10.0%.  These decreases were the net result of several factors including; a) reduced bonus and vacation expense of $387,000; b) freezing the Company pension plan in April of 2008 saved $354,000; c) $809,000 reduction from the discontinuance of brokerage services; d) approximately $600,000 reduction in wages due to a 10% reduction in the Company’s workforce in the third quarter of 2008.

 Offsetting these reductions in expense was a $577,000 increase in mortgage loan commissions attributable to the refinancing activity in 2009.  Marketing expense decreased $464,000 due to the timing of advertising associated with the name change in 2008.  Excluding the two one time charges discussed above, the Company’s non interest expense would have decreased $638,000, or 2.2%.

Income Taxes
The Company had an income tax credit of $3.6 million for the year ended December 31, 2009, a decrease of $6.2 million compared to the year ended December 31, 2008.  This decrease mirrors the decrease in pre-tax income of $17.0 million.  The Company currently has a deferred tax asset of $7.6 million.  The pretax loss experienced in 2009 was primarily due to unusually high net charge offs of $11.7 million, which led to a $16.2 million provision charge for the year.  For the three years ended December 31, 2008, the Company averaged $8.7 million of annual pretax income, and annual net charge offs averaged $1.6 million.  Economic challenges exist which are expected to keep net charge offs for 2010 above historical averages experienced prior to 2009.  Management has reviewed industry trends and expectations regarding net charge offs and considered the Company’s current loan portfolio to determine the estimated impact of charge offs in future periods.  Based on the core earnings of the Company in combination with anticipated charge offs, management anticipates generating sufficient pretax income over the next three years which would result in the realization of the deferred tax asset, therefore no valuation allowance was established for the deferred tax asset.

RESULTS OF OPERATIONS
Comparison of Year Ended December 31, 2008 and Year Ended December 31, 2007:

General
The Company reported net income of $5.0 million for the year ended December 31, 2008.  This compared to net income of $6.1 million for the year ended December 31, 2007, representing a decrease of $1.1 million, or 18.3%.

Net Interest Income
Net interest income increased $1.2 million, or 4.5%, for the year ended December 31, 2008, compared to the year ended December 31, 2007.  The increase in net interest income was primarily the net result of three factors: 1) the increase in interest-earning assets and interest-bearing liabilities; 2) the changing mix of the Company’s interest-earning assets and interest-bearing liabilities and 3) the decreasing rate environment.  Total interest income for the year ended December 31, 2008, decreased $3.9 million, or 7.0%, as compared to the year ended December 31, 2007.  The decrease in interest income was a result of a 95 basis point decrease in the yield earned on interest-earning assets.  This factor was offset by a $60.4 million increase in average interest earning assets for the year ended December 31, 2008, as compared to December 31, 2007.  Total interest expense for the year ended December 31, 2008 decreased $5.1 million, or 18.5%, as compared to the year ended December 31, 2007.  This decrease, like the decrease in interest income, was driven by the declining rate environment evidenced by the 86 basis point decrease in rates paid on average interest-bearing liabilities for the two comparative years.  The impact of the rate decrease on interest expenses was mitigated by the $58.6 million increase in the average balance of interest-bearing liabilities.  The net result of the decreasing rate environment and the increase in average balances of interest-earning assets and interest-bearing liabilities was a 10 basis point decrease in the net interest margin for the year ended 2008 to 3.35%, as compared to 3.45% for the year ended 2007.

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

FINANCIAL CONDITION
The Company's total assets increased $41.0 million to $1.0 billion at December 31, 2009, from $969.4 million at December 31, 2008.  Cash and cash equivalents and securities available for sale increased $29.5 million and $58.5 million, respectively during 2009.  These increases were funded by a $145.3 million increase in retail deposits.  The Company experienced significant growth in retail deposits due to customers seeking the safety of insured deposits. In addition, the Company benefited from significant market disruption in its headquarter market of Columbus, Indiana.  The growth in retail deposits was across all categories as demand, interest checking, money market and certificates of deposit increased $9.2 million, or 12.8%, $59.3 million, or 53.4%, $50.6 million, or 32.3% and $24.6 million, or 7.8%, respectively.  Due to the influx of retail deposits the Company allowed wholesale deposits to decrease as maturity dates were reached.  The entire brokered deposit portfolio of $5.4 million matured and was not replaced in 2009.  Public fund certificates decreased $10.3 million as certificates matured throughout the year.  Portfolio loans decreased $63.0 million in 2009.  Due to the economic challenges faced by many of the Company’s commercial loan customers, loan balances declined due to charge offs, workouts and foreclosures. Additionally, the economic downturn experienced in 2009 resulted in reduced demand for commercial credit.  As a result, commercial and commercial real estate loans decreased $28.2 million.  Residential lending experienced increased refinancing activity in the low interest environment of 2009.  The Company sells almost all residential originations in the secondary market and consumers who have equity available typically combine second mortgage balances into first mortgages.  This refinance activity resulted in residential mortgage loans and second and home equity loans decreasing $22.7 million and $7.0 million, respectively.  Other consumer loans decreased $5.2 million, or 25.4%.  This decrease was due to the direct and indirect auto portfolio.  The Company’s decision in prior years to exit the indirect auto lending business resulted in a $1.9 million decrease in the indirect auto portfolio.  The direct auto loan business was highly competitive with this portfolio declining $2.6 million as the auto industry offered zero percent loans and cash incentives to customers.  Other assets increased $19.4 million primarily due to a $9.3 million increase in commercial real estate owned balances, a $4.8 million increase in prepaid FDIC insurance and an increase of $2.2 million in taxes receivable.  The increase in commercial real estate owned was the result of commercial loan relationships totaling $9.6 million which were transferred to real estate owned status during 2009.  The prepaid FDIC insurance was the result of the FDIC requiring the banking industry to prepay three years of estimated deposit insurance premiums to replenish the FDIC insurance fund.  The increase in taxes receivable was a result of the $5.8 million net loss the Company experienced in 2009.  FHLB advances decreased $74.9 million in 2009.  This decrease was the result of maturities and a balance sheet repositioning strategy which resulted in the prepayment of $55.3 million of FHLB advances.  As of December 31, 2009, shareholders’ equity was $84.9 million, a decrease of $7.1 million compared to the prior year.  This decrease was primarily due to the $5.8 million net loss and the $994,000 preferred stock dividends paid on the 21,500 shares of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A sold to the United States Treasury under the capital purchase program.  The Company’s risk based capital, tier 1 risk based capital, and tier one leverage ratios as of December 31, 2009 were 12.81%, 11.56% and 9.36%, respectively.

Fourth Quarter 2009 Results
During the fourth quarter of 2009, the Company had a net loss of $1.4 million or $(0.50) diluted loss per common share compared to net income of $1.5 million or $0.43 diluted earnings per common share during the fourth quarter of 2008.  The fourth quarter was negatively impacted by prepayment fees on FHLB advances which totaled $3.8 million.  This expense was partially offset by security gains of approximately $2.0 million.  Management estimates that as a result of the FHLB advance prepayment, the Company’s net interest income will improve by approximately $2.0 million annually beginning in 2010 as compared to the annualized results from the fourth quarter of 2009.

This projected increase in net interest income is estimated to result in a net interest margin of approximately 3.25% which would represent an increase of 38 basis points over the net interest margin in the fourth quarter of 2009.  Excluding the impact of the FHLB advance prepayment and the securities sale gains, the Company’s net loss would have been reduced to approximately $364,000 or $(0.20) diluted loss per common share for the fourth quarter. The provision for loan losses totaled $3.4 million for the fourth quarter which exceeded net charge offs for the quarter by $943,000.   Total loans decreased $22.6 million for the quarter led by commercial and commercial mortgage loans which decreased $16.7 million for the quarter.  The commercial loan portfolio has continued to decline due to the challenging credit market which has contributed to the decrease in new commercial loan originations.  Also contributing to the decrease in commercial loans during the quarter was the transfer of $9.6 million from loans to other real estate owned during the fourth quarter.  Residential mortgage and consumer loans decreased $5.9 million for the quarter.  As substantially all new mortgage loans are being sold in the secondary market, residential mortgage balances continue to decline.  Decreases in the residential mortgage loan portfolio account for $2.9 million of the decrease in consumer purpose loans for the quarter.  Total retail deposits increased $15.7 million for the quarter.    Management believes that deposit growth reflects customer preference for insured bank deposits which provide safety of principal balance plus interest.  Additionally, management believes that the high level of deposit growth during the year was due in part to the banking market disruption that occurred in the Company’s southeast Indiana footprint.  Total wholesale funding decreased $55.5 million for the quarter.  During the fourth quarter, the Company prepaid $55.3 million of FHLB advances with a weighted average rate of 4.5% to reduce interest expense and improve net interest margin in future periods as yields on investment alternatives were in most cases substantially less than the rates being paid for the advances.  Provision for loan losses totaled $3.4 million for the quarter which represented significant increases over the comparable periods in 2008.  Net charge offs were $2.5 million for the fourth quarter and included $2.2 million of commercial loan charge offs and $273,000 of consumer loan charge offs.  Total non-performing assets increased $1.5 million for the fourth quarter to $34.4 million at December 31, 2009.  Non-performing assets to total assets increased to 3.41% at December 31, 2009 compared to 3.12% at September 30, 2009.  The ratio of the allowance for loan losses to total loans increased to 1.78% at December 31, 2009 compared to 1.60% at September 30, 2009.

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

Net interest income represents the Company’s principal component of income.  Consistency of the Company’s net interest income is largely dependent upon the effective management of interest rate risk.  The Company has established risk measures, limits and policy guidelines in its Interest Rate Risk Management Policy.  The responsibility for management of interest rate risk resides with the Company’s Asset/Liability Committee (“ALCO”), with oversight by the Board of Directors.  The Company uses an earnings simulation analysis that measures the sensitivity of net interest income to various interest rate movements.  The base-case scenario is established using current interest rates.  The comparative scenarios assume an immediate parallel shock in increments of 100 basis point rate movements.  The interest rate scenarios are used for analytical purposes and do not necessarily represent management’s view of future market movements.  Rather, these are intended to provide a measure of the degree of volatility interest rate movements may introduce into the earnings of the Company.  Modeling the sensitivity of earnings to interest rate risk is highly dependent on numerous assumptions embedded in the model.  These assumptions include, but are not limited to, management’s best estimates of the effect of changing interest rates on the prepayment speeds of certain assets and liabilities, projections for activity levels in each of the product lines offered by the Company and historical behavior of deposit rates and balances in relation to changes in interest rates.  These assumptions are inherently uncertain, and as a result, the model cannot precisely measure net interest income or precisely predict the impact of fluctuations in interest rates on net interest income.  Actual results will differ from simulated results due to timing, magnitude, and frequency of interest rate changes as well as changes in market conditions. The Company’s 12-month net interest income sensitivity profile as of fiscal year-end December 31, 2009 and December 31, 2008 is as follows:

As Of	Dec 2009	Dec 2008
Changes in Rates	Net Interest Income % Change	Net Interest Income % Change	Interest Rate Risk Management Policy Guidelines
+ 300 basis points	(5.00)	3.80	(20.00)
+ 200 basis points	(3.04)	2.68	(15.00)
+ 100 basis points	(1.35)	1.26	(7.50)
- 100 basis points	(3.11)	0.26	(7.50)
- 200 basis points	(8.86)	(3.61)	(15.00)
- 300 basis points	(11.70)	(7.19)	(20.00)

ASSET QUALITY
In accordance with the Company's classification of assets policy, management evaluates the loan and investment portfolio each month to identify assets that may contain probable losses.  In addition, management evaluates the adequacy of its allowance for loan losses.

SECURITIES
Management reviews its available for sale and held to maturity securities for other than temporary impairment on a quarterly basis.  The review includes an analysis of the facts and circumstances of each individual investment such as the severity of loss, the length of time the fair value has been below cost, the expectation for that security’s performance, expected cash flows, the creditworthiness of the issuer, whether the Company intends to sell investments, and whether it is not more-likely-than-not that the Company will be required to sell the investments before recovery of their amortized cost basis, which may be maturity.  The Company uses a third party pricing service to obtain quotes for the fair value of its securities.  The Company has used this service since 2002 and has found through subsequent transactions the quotes received from this service to be reliable and accurate.  During 2008, the Company redeemed its shares of the Shay AMF Ultra Short Mortgage Fund for cash and securities after recognizing an OTTI loss on this equity security.  The securities received as a result of the redemption in kind were recorded at their fair value when received and classified as held to maturity.  In reviewing these securities for other than temporary impairment, management considered the change in market value of the securities, the expectation for the security’s future performance based on the receipt, or non receipt, of all expected cash flows, Moody’s ratings where available, whether the Company intends to sell investments and whether it is not more-likely-than-not that the Company will be required to sell the investments before recovery of their amortized cost basis, which may be maturity.  During 2009, management identified 8 individual securities from the Shay redemption in kind that were determined to have an other than temporary impairment in value.  For each of these securities, the Company did not receive all required cash flows in a particular period.  The current carrying value for the securities at the time the cash flow default occurred was written off.  The write off totaled $221,000 for 2009.  The remaining portfolio of Shay redemption in kind securities is comprised of 83 securities with a book value of $2.3 million, at December 31, 2009. Management has identified 56 securities with a total book value of $2.0 million at December 31, 2009 that have risk characteristics similar to the securities written off during 2009.   However,  due to a combination of payment performance, expected cash flows, market value performance and Moody’s ratings, management has determined that this remaining portfolio did not have additional other than temporary impairment at December 31, 2009.  In analyzing the available for sale portfolio, the Company had two securities with a face amount of $2.0 million and an unrealized loss of $557,000 at the end of 2009.  The issuers of the two securities are two well capitalized banks – one has a Moody’s rating of BAA3 and one has a Moody’s rating of A1.  Management believes that the decline in market value is due primarily to the interest rate and maturity as these securities carry an interest rate of LIBOR plus 55 basis points with maturity beyond ten years.  The Company does not intend to sell these investments and it is not more-likely-than-not that the Company will be required to sell the two investments before recovery of their amortized cost basis, which may be maturity.  Based on these criteria and expected cash flows, management determined the available for sale portfolio did not have any other than temporary impairment.

GOODWILL
The Company evaluated goodwill for impairment on a quarterly basis in 2009.  Impairment is the condition that exists when the carrying amount of goodwill exceeds its implied fair value.  The guidance requires a two step impairment test as of the measurement date to: 1) identify potential goodwill impairment and 2) measure the amount of the goodwill impairment loss to be recognized, if applicable.  Management analyzed the estimated fair value of the Company using three methodologies: the comparable transactions approach, the control premium approach and the discounted cash flow approach.  In both the first and second quarter analysis, the implied fair value of the Company was greater than the carrying value.  Therefore, no impairment charge was required in the first or second quarter of 2009.  As of September 30, 2009, management determined from the analysis of goodwill that the aggregate fair value of the Company was less than the carrying value.  Based on this conclusion, management prepared a step two analysis calculating the fair value of the Company’s financial assets and liabilities.  An application of the fair value of the Company as calculated in step one, and the fair value of the Company’s financial assets and liabilities as calculated in step two, resulted in an estimated negative fair value of goodwill.  Since management determined the fair value of goodwill was negative and therefore lower than the carrying value, a full impairment charge of $1.4 million was recorded in 2009.

NON-PERFORMING ASSETS
The following table sets forth information concerning non-performing assets of the Company.  Real estate owned includes property acquired in settlement of foreclosed loans that is carried at net realizable value.  (dollars in thousands)

As of	Dec 2009	Dec 2008	Dec 2007	Dec 2006	Dec 2005
Non-accruing loans:
Residential mortgage loans	$3,093	$2,349	$2,284	$1,637	$1,656
Commercial and commercial mortgage loans	15,892	19,352	7,622	903	966
Second and home equity loans	798	696	466	200	308
Other consumer loans	106	137	144	112	140
Total	19,889	22,534	10,516	2,852	3,070
90 days past due and still accruing loans:
Residential mortgage loans	131	481	64	459	456
Commercial and commercial mortgage loans	1,279	37	-	-	-
Total	1,410	518	64	459	456
Troubled debt restructured	499	1,282	874	440	809
Total non-performing loans	21,798	24,334	11,454	3,751	4,335
Real estate owned	12,627	3,379	311	436	271

Total Non-Performing Assets	$34,425	$27,713	$11,765	$4,187	$4,606
Non-performing assets to total assets	3.41%	2.86%	1.29%	0.46%	0.54%
Non-performing loans to total loans	2.95%	3.03%	1.51%	0.54%	0.70%
Allowance for loan losses to non-performing loans	60.16%	35.30%	60.87%	175.90%	155.78%

Total non-performing assets increased $6.7 million to $34.4 million at December 31, 2009.  Total non performing loans decreased $2.5 million to $21.8 million at December 31, 2009.  However, the decrease in non performing loans was offset by an increase in real estate owned of $9.2 million to $12.6 million at December 31, 2009.  As a result of the increase in the allowance for loan losses combined with the decrease in non performing loans, the coverage ratio (allowance for loan losses to non performing loans) increased to 60.2% at December 31, 2009 from 35.3% at December 31, 2008.  Total non performing loans include $17.2 million in commercial and commercial mortgage loans.  Non performing commercial and commercial mortgage loans at December 31, 2009 include 6 relationships that comprise $14.5 million, or 84%, of the total non performing commercial and commercial mortgage loans.  These 6 relationships are as follows:  3 relationships totaling $8.4 million relate to residential land/condominium development; 2 relationships totaling $2.7 million relate to retail land development, and 1 relationship totaling $3.4 million relates to a commercial company and its principal owner.  At December 31, 2009, a specific reserve of $997,000 was included in the allowance for loan losses related to these 6 relationships.  In addition, non-performing residential mortgage and second and home equity loans increased $394,000 and $102,000, respectively.  Other real estate owned at December 31, 2009 included 4 properties/projects that total $11.7 million, or 93%, of the total balance outstanding.  These 4 properties/projects all relate to residential land/condominium development.

ALLOWANCE FOR LOAN LOSSES
The provision for loan losses was $16.2 million for the year ended December 31, 2009 which resulted in an increase in the balance of the allowance for loan losses to $13.1 million at December 31, 2009 as compared to $8.6 million at December 31, 2008.  The allowance for loan losses as a percentage of total loans increased to 1.78% at December 31, 2009 from 1.07% at December 31, 2008.

In determining the appropriate balance in the allowance for loan losses, management considered such factors as trends in the loan portfolio, historical loss trends, levels of non-performing assets and the impact of the local and national economy.  The decrease of $28.2 million in commercial and commercial mortgage loans experienced during 2009 was due to: the economic downturn which continued throughout the year, net charge offs, and transfers to real estate owned.  During 2009, the residential land development sector continued to experience softening which began in 2008 due to the effects of the national economic downturn and the overall slowdown in the residential housing market.  In particular, the residential condominium market which had experienced significant growth in recent years slowed dramatically in 2009 and 2008.  As the overall residential housing market slowed in Indianapolis, demand for condominiums dropped substantially.  Overall, the Company experienced declining credit quality trends during 2009 as was the case in varying degrees for the banking industry as a whole.  The declining credit quality trends were evidenced by increases in non-performing assets during the year and net charge offs which significantly exceeded the Company’s historical average.  Total non-performing assets increased $6.7 million to $34.4 million during 2009.  Management allocates a specific portion of the allowance for loan losses to each significant non-performing loan.  In addition, management classifies problem assets and allocates a portion of the allowance for loan losses prior to loans becoming non-performing assets.  During 2009, assets classified by management as special mention or substandard that were not included in non-performing assets increased $17.9 million to $43.6 million at December 31, 2009.  As a result, during 2009 the Company recorded a provision for loan losses well in excess of current net charge offs resulting in an increase in the allowance for loan losses of $4.5 million, or 52.7%.  Management determined that a significant increase in the allowance for loan losses was appropriate in light of the decline in credit quality resulting from the impacts of the national economic downturn on the Company’s local market footprint.

The following table sets forth an analysis of the allowance for loan losses. (dollars in thousands)

As Of	Dec 2009	Dec 2008	Dec 2007	Dec 2006	Dec 2005
Balance at beginning of period	$8,589	$6,972	$6,598	$6,753	$7,864
Provision for loan losses	16,218	4,292	1,361	850	808
Loan charge-offs:
Residential mortgage loans	(473)	(499)	(136)	(84)	(264)
Commercial and commercial mortgage loans	(10,124)	(1,561)	(698)	(470)	(1,315)
Second and home equity loans	(874)	(339)	(24)	(67)	(158)
Other consumer loans	(568)	(642)	(608)	(706)	(311)
Total charge-offs	(12,039)	(3,041)	(1,466)	(1,327)	(2,048)
Recoveries:
Residential mortgage loans	31	34	14	14	10
Commercial and commercial mortgage loans	121	58	178	115	68
Second and home equity loans	15	45	22	2	1
Other consumer loans	178	229	265	191	50
Total recoveries	345	366	479	322	129
Net charge-offs	(11,694)	(2,675)	(987)	(1,005)	(1,919)

Balance at End of Period	$13,113	$8,589	$6,972	$6,598	$6,753
Net charge-offs to average loans	1.52%	0.35%	0.14%	0.15%	0.31%
Allowance for loan losses to total loans	1.78%	1.07%	0.92%	0.95%	1.09%

ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES
The following table indicates the portion of the allowance for loan loss management has allocated to each loan type:  (dollars in thousands)

As Of	Dec 2009	Dec 2008	Dec 2007	Dec 2006	Dec 2005
Residential mortgage loans	$910	$741	$1,153	$1,355	$1,858
Commercial and commercial mortgage loans	10,564	6,493	4,374	3,856	3,531
Second and home equity loans	1,152	821	762	640	567
Other consumer loans	487	534	683	747	797
Total Allowance for Loan Losses	$13,113	$8,589	$6,972	$6,598	$6,753

The unallocated allowance is assigned to the various loan categories as follows.  First a portion of the unallocated allowance is based on management’s perception of probable risk in the different loan categories.  At December 31, 2009, this included $400,000, $200,000 and $900,000 assigned to second mortgages and home equity loans, consumer loans and commercial and commercial mortgage loans, respectively.  The $900,000 remainder of the unallocated allowance is assigned to the various loan categories based on principal balance of the loan categories.

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

Borrowings may be used to compensate for reductions in other sources of funds such as deposits.  As a member of the FHLB System, the Company may borrow from the FHLB of Indianapolis.  At December 31, 2009, the Company had $55.0 million in advances from the FHLB of Indianapolis.  As of that date, the Company had commitments of approximately $124.8 million to fund lines of credit and undisbursed portions of loans in process, loan originations of approximately $35.5 million, letters of credit of $2.1 million, and commitments to sell loans of $16.4 million.  In the opinion of management, the Company has sufficient cash flow and borrowing capacity to meet current and anticipated funding commitments.

On December 12, 2008, Indiana Community Bancorp strengthened its capital position by issuing 21,500 shares of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “Series A Preferred Stock”) and a warrant to purchase 188,707 shares of the Company’s common stock, without par value (the “Common Stock”), for an aggregate purchase price of $21.5 million in cash.  The Series A Preferred Stock qualifies as Tier 1 capital and will pay cumulative dividends at a rate of 5% per annum for the first five years, and 9% per annum thereafter. The Series A Preferred Stock is non-voting except with respect to certain matters affecting the rights of the holders thereof, and may be redeemed by the Company, subject to certain limitations in the first three years after issuance of the Series A Preferred Stock.

  The Warrant has a 10-year term and is immediately exercisable upon its issuance, with an exercise price, subject to anti-dilution adjustments, equal to $17.09 per share of the Common Stock.  The U.S. Department of the Treasury has agreed not to exercise voting power with respect to any shares of Common Stock issued upon exercise of the Warrant.

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

	Less Than 1 year	1-3 years	4-5 years	Greater Than 5 years	Total
Contractually obligated payments due by period:
Certificates of deposits	$223,805	$102,146	$11,583	$1,998	$339,532
Long term debt	-	55,000	-	-	55,000
Long term compensation obligations	264	468	460	1,996	3,188
Commitments to extend credit:
Commercial mortgage and commercial loans (1)	93,200	-	-	-	93,200
Residential mortgage loans	12,606	-	-	-	12,606
Revolving home equity lines of credit	37,273	-	-	-	37,273
Other	17,217	-	-	-	17,217
Standby letters of credit	2,121	-	-	-	2,121
Commitments to sell loans:
Residential mortgage loans	10,650	-	-	-	10,650
Commercial mortgage and commercial loans	5,760	-	-	-	5,760
Total	$402,896	$157,614	$12,043	$3,994	$576,547

1)	Commercial mortgage and commercial loan commitments to extend credit are presented net of the portion of participation interests due to investors.

Lease Obligations
The Company leases banking facilities and other office space under operating leases that expire at various dates through 2022 and that contain certain renewal options.  Rent expense charges to operations were $470,000, $491,000, and $242,000 for the years ended December 31, 2009, 2008 and 2007, respectively.  As of December 31, 2009, future minimum annual rental payments under these leases are as follows: (dollars in thousands)

Year Ended December	Amount
2010	$477
2011	474
2012	328
2013	320
2014	316
Thereafter	2,736
Total Minimum Operating Lease Payments	$4,651

OFF-BALANCE SHEET ARRANGEMENTS
The term “off-balance sheet arrangement” generally means any transaction, agreement, or other contractual arrangement to which an entity unconsolidated with the Company is a party under which the Company has (i) any obligation arising under a guarantee contract, derivative instrument or variable interest or (ii) a retained or contingent interest in assets transferred to such entity or similar arrangement that serves as credit, liquidity or market risk support for such assets.  The Company does not have any off-balance sheet arrangements with unconsolidated entities that have or are reasonably likely to have a current or future effect on the Company’s financial condition, change in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors, except as related to the guarantee of Capital Securities issued by the Company’s unconsolidated Delaware Trust subsidiary, Home Federal Statutory Trust I, as disclosed in note 9 to the consolidated financial statements.

DERIVATIVE FINANCIAL INSTRUMENTS

The Financial Accounting Standards Board (FASB) Accounting Standards Codification™ (Codification), the source of generally accepted accounting principles (GAAP), which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, requires all derivatives, whether designated as a hedge, or not, to be recorded on the balance sheet at fair value.  The Company designates its fixed rate and variable rate interest rate swaps as fair value and cash flow hedge instruments, respectively.  If the derivative is designated as a fair value hedge, the changes in fair value of the derivative are recognized in earnings.  If the derivative is designated as a cash flow hedge, the changes in fair value of the derivative are recorded in Accumulated Other Comprehensive Income (“AOCI”), net of income taxes.  The Company has only limited involvement with derivative financial instruments and does not use them for trading purposes.  The Company has interest rate lock commitments for the origination of loans held for sale which are not material to the Company’s consolidated financial statements.  See Note 1 for further discussion of derivative financial instruments.

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

NEW ACCOUNTING PRONOUNCEMENTS
In June 2009, the Financial Accounting Standards Board, (FASB) issued an accounting standard which established the Codification to become the single source of authoritative GAAP recognized by the FASB to be applied by nongovernmental entities, with the exception of guidance issued by the U.S. Securities and Exchange Commission (the SEC) and its staff.  All guidance contained in the Codification carries an equal level of authority.  The Codification is not intended to change GAAP, but rather is expected to simplify accounting research by reorganizing current GAAP into approximately 90 accounting topics.  The Company adopted this accounting standard in preparing the Consolidated Financial Statements for the period ended September 30, 2009.  The adoption of this accounting standard, which was subsequently codified into ASC Topic 105, “Generally Accepted Accounting Principles,” had no impact on retained earnings and will have no impact on the Company’s financial position or results of operations.

In December 2007, the FASB issued new accounting guidance on business combinations.  The new guidance retains the fundamental requirements that the acquisition method of accounting (formerly referred to as purchase method) is used for all business combinations and that an acquirer is identified for each business combination.  This guidance defines the acquirer as the entity that obtains control of one or more businesses in the business combination and establishes the acquisition date as of the date that the acquirer achieves control.  This guidance requires an acquirer to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date, measured at their fair values.  This guidance requires the acquirer to recognize acquisition-related costs and restructuring costs separately from the business combination as period expenses. This guidance requires that loans acquired in a purchase business combination be recorded at fair value.  Valuation allowances should reflect only those losses incurred by the investor after acquisition.  This guidance is effective for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008.  Management has determined the adoption of this guidance did not have a material effect on the Company’s financial position or results of operations.

In December 2007, the FASB issued new accounting guidance on consolidations.  This new guidance establishes new accounting and reporting standards that require the ownership interests in subsidiaries held by parties other than the parent be clearly identified, labeled, and presented in the consolidated statement of financial position within equity, but separate from the parent's equity.  The guidance also requires the amount of consolidated net income attributable to the parent and to the noncontrolling interest be clearly identified and presented on the face of the consolidated statement of income.  This guidance is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008.  Management has determined the adoption of this guidance did not have a material effect on the Company’s financial position or results of operations.

In March 2008, the FASB issued new accounting guidance on derivative instruments and hedging activities.  This new guidance changes the disclosure requirements for derivative instruments and hedging activities.  Entities are required to provide enhanced disclosures about a) how and why an entity uses derivative instruments, b) how derivative instruments and related hedged items are accounted for, and c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows.

This guidance is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008.  Management has determined the adoption of this guidance did not have a material effect on the Company’s financial position or results of operations.

In May 2009, the FASB issued new accounting guidance on subsequent events.  The objective of this guidance is to establish general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued.  The new accounting guidance was effective for financial statements issued for fiscal years and interim periods ending after June 15, 2009.  Management has determined the adoption of this guidance did not have a material effect on the Company’s financial position or results of operations.

In June 2009, the FASB issued new accounting guidance related to accounting for transfers of financial assets.  The Board’s objective in issuing this new guidance is to improve the relevance, representational faithfulness, and comparability of the information that a reporting entity provides in its financial statements about a transfer of financial assets; the effects of a transfer on its financial position, financial performance, and cash flows; and a transferor’s continuing involvement, if any, in transferred financial assets.  This guidance is effective as of the beginning of the first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period and for interim and annual reporting periods thereafter.  Earlier application is prohibited.  This guidance must be applied to transfers occurring on or after the effective date.  Management has determined the adoption of this guidance did not have a material effect on the Company’s financial position or results of operations.

In June 2009, the FASB issued new accounting guidance on consolidation of variable interest entities, which include: 1) the elimination of the exemption for qualifying special purpose entities, 2) a new approach for determining who should consolidate a variable interest entity, and 3) changes to when it is necessary to reassess who should consolidate a variable interest entity.  This new guidance is effective as of the beginning of the first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period, and for interim and annual reporting periods thereafter. Earlier application is prohibited.  Management has determined the adoption of this guidance did not have a material effect on the Company’s financial position or results of operations.

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

Valuation of Securities
Securities are classified as held-to-maturity or available-for-sale on the date of purchase. Only those securities classified as held-to-maturity are reported at amortized cost. Available-for-sale securities are reported at fair value with unrealized gains and losses included in accumulated other comprehensive income, net of related deferred income taxes, on the consolidated balance sheets. The fair value of a security is determined based on quoted market prices. If quoted market prices are not available, fair value is determined based on quoted prices of similar instruments. Realized securities gains or losses are reported within non interest income in the consolidated statements of operations. The cost of securities sold is based on the specific identification method. Available-for-sale and held-to-maturity securities are reviewed quarterly for possible other-than-temporary impairment.

 The review includes an analysis of the facts and circumstances of each individual investment such as the severity of loss, the length of time the fair value has been below cost, the expectation for that security’s performance, the present value of expected future cash flows, and the creditworthiness of the issuer. Based on the results of these considerations and  because the Company does not  intend to sell investments and it is not more-likely-than-not that the Company will be required to sell the investments before recovery of their amortized cost basis, which may be maturity, the Company does not consider these investments to be other than temporarily impaired. When a decline in value is considered to be other-than-temporary, the cost basis of the security will be reduced and the credit portion of the loss is recorded within non interest income in the consolidated statements of operations.

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

The Company’s management assessed the effectiveness of the Company’s internal control over financial reporting as of December 31, 2009.  In making this assessment, the Company’s management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control-Integrated Framework.

Based on our assessment, management believes that, as of December 31, 2009, the Company’s internal control over financial reporting is effective based on those criteria.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Audit Committee, Board of Directors and Shareholders
Indiana Community Bancorp
Columbus, Indiana

We have audited the accompanying consolidated balance sheets of Indiana Community Bancorp as of December 31, 2009 and 2008, and the related consolidated statements of operations, shareholders' equity and cash flows for the years then ended.  The Company's management is responsible for these financial statements.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).   Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting in 2009.  Our 2009 audit included consideration of internal control over financial reporting as a basis for designing auditing procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  Our audits also included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Indiana Community Bancorp as of December 31, 2009 and 2008, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the Unites States of America.

Indianapolis, Indiana
March 12, 2010

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
Indiana Community Bancorp (formerly Home Federal Bancorp)
Columbus, Indiana

We have audited the accompanying consolidated statement of operations, shareholders’ equity, and cash flows of Indiana Community Bancorp (formerly Home Federal Bancorp) and subsidiaries (the "Company") for the year ended December 31, 2007.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audit.

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

In our opinion, such consolidated results of operations and cash flows present fairly, in all material respects, the financial position of Indiana Community Bancorp and subsidiaries for the year ended December 31, 2007, in conformity with accounting principles generally accepted in the United States of America.

Cincinnati, Ohio
March 14, 2008

CONSOLIDATED BALANCE SHEETS
(dollars in thousands except share data)
	December 31, 2009	December 31, 2008
Assets:
Cash and due from banks	$10,808	$22,352
Interest bearing demand deposits	41,253	234
Cash and cash equivalents	52,061	22,586

Securities available for sale at fair value (amortized cost $149,031 and $90,957)	149,633	91,096
Securities held to maturity at amortized cost (fair value $3,802 and $3,884)	4,084	4,467
Loans held for sale (fair value $6,213 and $2,907)	6,075	2,856
Portfolio loans:
Commercial and commercial mortgage loans	527,946	556,133
Residential mortgage loans	97,551	120,227
Second and home equity loans	97,071	104,084
Other consumer loans	15,312	20,532
Unearned income	(99)	(241)
Total portfolio loans	737,781	800,735
Allowance for loan losses	(13,113)	(8,589)
Portfolio loans, net	724,668	792,146
Premises and equipment	15,151	15,323
Accrued interest receivable	3,533	3,777
Goodwill	-	1,394
Other assets	55,118	35,728
Total Assets	$1,010,323	$969,373

Liabilities and Shareholders’ Equity:
Liabilities:
Deposits:
Demand	$80,938	$71,726
Interest checking	170,226	110,944
Savings	42,520	40,862
Money market	207,089	156,500
Certificates of deposit	339,025	314,425
Retail deposits	839,798	694,457
Brokered deposits	-	5,420
Public fund certificates	507	10,762
Wholesale deposits	507	16,182
Total deposits	840,305	710,639

FHLB advances	55,000	129,926
Short term borrowings	-	4,713
Junior subordinated debt	15,464	15,464
Other liabilities	14,630	16,619
Total liabilities	925,399	877,361

Commitments and Contingencies

Shareholders' equity:
No par preferred stock; Authorized: 2,000,000 shares
Issued and outstanding: 21,500 and 21,500 shares; Liquidation preference $1,000 per share	21,054	20,962
No par common stock; Authorized: 15,000,000 shares
Issued and outstanding: 3,358,079 and 3,358,079 shares	21,060	20,985
Retained earnings, restricted	42,862	50,670
Accumulated other comprehensive loss, net	(52)	(605)
Total shareholders' equity	84,924	92,012
Total Liabilities and Shareholders' Equity	$1,010,323	$969,373
See notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in thousands except per share data)

	Year Ended	Year Ended	Year Ended
	Dec 2009	Dec 2008	Dec 2007
Interest Income:
Short term investments	$99	$462	$1,116
Securities	4,164	2,878	2,688
Commercial and commercial mortgage loans	30,192	31,406	31,304
Residential mortgage loans	6,192	8,516	10,471
Second and home equity loans	4,992	6,186	7,342
Other consumer loans	1,452	1,890	2,280
Total interest income	47,091	51,338	55,201

Interest Expense:
Checking and savings accounts	1,679	981	1,761
Money market accounts	2,235	2,867	5,869
Certificates of deposit	10,733	12,265	14,317
Total interest on retail deposits	14,647	16,113	21,947

Brokered deposits	139	426	665
Public funds	77	185	47
Total interest on wholesale deposits	216	611	712
Total interest on deposits	14,863	16,724	22,659

FHLB advances	4,278	5,059	3,884
Other borrowings	1	1	8
Junior subordinated debt	411	765	1,110
Total interest expense	19,553	22,549	27,661

Net interest income	27,538	28,789	27,540
Provision for loan losses	16,218	4,292	1,361
Net interest income after provision for loan losses	11,320	24,497	26,179

Non Interest Income:
Gain on sale of loans	2,630	1,446	1,497
Gain on sale of securities available for sale	2,046	-	-
Other than temporary impairment losses	(221)	(437)	-
Investment advisory services	-	1,371	1,874
Service fees on deposit accounts	6,347	6,791	6,574
Loan servicing income, net of impairment	530	551	571
Net gain/(loss) on real estate owned	(480)	68	115
Trust and asset management fees	711	538	571
Miscellaneous	1,115	1,612	1,652
Total non interest income	12,678	11,940	12,854

Non Interest Expenses:
Compensation and employee benefits	14,257	15,843	16,426
Occupancy and equipment	3,854	4,159	4,086
Service bureau expense	1,891	1,917	1,637
FDIC insurance expense	1,785	286	84
Marketing	777	1,241	1,141
Professional fees	799	919	1,302
Loan expenses	1,559	696	365
Communication expense	688	847	892
Goodwill impairment	1,394	-	-
FHLB advances prepayment fee	3,813	-	-
Miscellaneous	2,586	2,926	3,841
Total non interest expenses	33,403	28,834	29,774

Income (loss) before income taxes	(9,405)	7,603	9,259
Income tax provision (benefit)	(3,556)	2,600	3,136

Net Income (Loss)	$(5,849)	$5,003	$6,123

Basic Earnings (Loss) per Common Share	$(2.09)	$1.47	$1.75
Diluted Earnings (Loss) per Common Share	$(2.09)	$1.47	$1.72
Basic weighted average number of shares	3,358,079	3,359,666	3,492,615
Dilutive weighted average number of shares	3,358,079	3,365,131	3,560,603
Dividends per share	$0.26	$0.64	$0.80

See notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
(dollars in thousands except share data)

	Common Shares Outstanding	Preferred Stock	Common Stock	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Shareholders' Equity

Balance at December 2006	3,610,218	$-	$17,081	$55,137	$(937)	$71,281

Comprehensive income:
Net income				6,123		6,123
Change in unrealized loss on securities available for sale, net of tax effect of $100					189	189
Change in supplemental retirement plan obligations, net of tax of $126					(192)	(192)
Total comprehensive income						6,120
Common stock options exercised	148,010		3,327			3,327
Common stock repurchased	(388,263)		(579)	(10,397)		(10,976)
Common stock compensation expense			137			137
Tax benefit related to exercise of non-qualified common stock options			339			339
Common stock cash dividends ($.800 per share)				(2,774)		(2,774)

Balance at December 2007	3,369,965	-	20,305	48,089	(940)	67,454

Comprehensive income:
Net income				5,003		5,003
Change in unrealized loss on securities available for sale, net of reclassification adjustment for realized losses of $264 and tax effect of $138					246	246
Change in supplemental retirement plan obligations, net of tax of $58					89	89
Total comprehensive income						5,338
Preferred stock issued		21,500				21,500
Discount on preferred stock		(543)				(543)
Amortization of discount on preferred stock		5		(5)		-
Common stock warrants issued			543			543
Common stock repurchased	(11,886)		(18)	(268)		(286)
Common stock compensation expense			155			155
Common stock cash dividends ($.640 per share)				(2,149)		(2,149)

Balance at December 2008	3,358,079	20,962	20,985	50,670	(605)	92,012

Comprehensive income:
Net loss				(5,849)		(5,849)
Change in unrealized gain on securities available for sale, net of reclassification adjustment for realized gains of $1,236 and tax effect of $160					303	303
Change in supplemental retirement plan obligations, net of tax of $164					250	250
Total comprehensive income						(5,296)

Amortization of discount on preferred stock		92		(92)		-
Preferred stock cash dividends ( per share)				(994)		(994)
Common stock compensation expense			75			75
Common stock cash dividends ($.260 per share)				(873)		(873)
Balance at December 2009	3,358,079	$21,054	$21,060	$42,862	$(52)	$84,924

See notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in thousands)

	Year Ended	Year Ended	Year Ended
	Dec 2009	Dec 2008	Dec 2007
Cash Flows From / (Used In) Operating Activities:
Net income (loss)	$(5,849)	$5,003	$6,123
Adjustments to reconcile net income to net cash from operating activities:
Accretion of discounts, amortization and depreciation	2,565	1,352	1,589
Goodwill impairment	1,394	-	-
Provision for loan losses	16,218	4,292	1,361
Stock based compensation expense	75	155	137
Benefit for deferred income taxes	(2,293)	(834)	(196)
Net gain from sale of loans	(2,630)	(1,446)	(1,497)
(Gain)/loss on securities	(1,825)	437	-
(Income)/loss from joint ventures and net (gain)/loss from real estate owned	44	(10)	(191)
Loan fees deferred, net	33	175	25
Proceeds from sale of loans held for sale	185,909	130,589	111,948
Origination of loans held for sale	(186,498)	(124,887)	(110,755)
(Increase)/decrease in accrued interest and other assets	(7,808)	863	960
Decrease in other liabilities	(1,740)	(1,381)	(3,373)
Net Cash From / (Used In) Operating Activities	(2,405)	14,308	6,131

Cash Flows From / (Used In) Investing Activities:
Net principal received/(disbursed) on loans	55,946	(50,799)	(50,083)
Proceeds from:
Maturities/Repayments of:
Securities held to maturity	1,008	255	176
Securities available for sale	47,908	29,891	6,517
Sales of:
Securities available for sale	138,424	8,959	4,464
Real estate owned and other asset sales	1,475	1,255	870
Purchases of:
Loans	(16,113)	(7,195)	(18,515)
Securities held to maturity	(770)	(100)	(100)
Securities available for sale	(243,675)	(70,744)	(16,166)
Return of joint ventures	671	-	29
Acquisition of/(cash paid for) brokerage business	-	(100)	100
Cash received from sale of brokerage business	-	650	-
(Acquisition)/disposal of property and equipment	(1,154)	(1,090)	102
Net Cash Used In Investing Activities	(16,280)	(89,018)	(72,606)

Cash Flows From / (Used In) Financing Activities:
Net increase/(decrease) in deposits	129,666	3,088	(19,608)
Proceeds from advances from FHLB	-	85,000	45,000
Repayment of advances from FHLB	(74,926)	(54,423)	(14,318)
Net proceeds from/(net repayment of) overnight borrowings	(4,713)	4,693	20
Preferred stock and warrants issued	-	21,500	-
Common stock options exercised	-	-	3,327
Repurchase of common stock	-	(286)	(10,976)
Excess tax benefit related to stock based compensation	-	-	339
Payment of dividends on preferred stock	(994)	-	-
Payment of dividends on common stock	(873)	(2,828)	(2,820)
Net Cash From Financing Activities	48,160	56,744	964

NET INCREASE/(DECREASE) IN CASH AND CASH EQUIVALENTS	29,475	(17,966)	(65,511)
Cash and cash equivalents, beginning of period	22,586	40,552	106,063
Cash and Cash Equivalents, End of Period	$52,061	$22,586	$40,552

Supplemental Information:
Cash paid for interest	$19,705	$22,762	$27,835
Cash paid for income taxes	$900	$3,130	$5,280
Non Cash Items:
Assets acquired through foreclosure	$11,394	$4,255	$944
Acquisition of broker dealer within accounts payable	$-	$100	$200
Goodwill impairment	$1,394	$-	$-
Securities received as a redemption in kind	$-	$3,027	$-
Dividends payable	$-	$-	$678

See notes to consolidated financial statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For The Years Ended December 31, 2009, 2008 and 2007

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
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

Description of Business
The Company is a bank holding company.  The Bank provides financial services to south-central Indiana through its main office in Columbus and 18 other full service banking offices and a commercial loan office in Indianapolis.  The Bank also owns Home Investments, Inc., a Nevada corporation that holds, services, manages, and invests a portion of the Bank’s investment portfolio.

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

Cash and Cash Equivalents
All highly liquid investments with an original maturity of three months or less are considered to be cash equivalents.  The Bank is required to maintain reserve funds in cash and/or on deposit with the Federal Reserve Bank.  The reserve required at December 31, 2009 was $1.1 million.

One or more of the financial institutions holding the Company’s cash accounts are participating in the FDIC’s Transaction Account Guarantee Program.  Under the program, through June 30, 2010, all noninterest-bearing transaction accounts at these institutions are fully guaranteed by the FDIC for the entire amount in the account.

For financial institutions opting out of the FDIC’s Transaction Account Guarantee Program or interest-bearing cash accounts, the FDIC’s insurance limits increased to $250,000, effective October 3, 2008.  The increase in federally insured limits is currently set to expire December 31, 2013.  At December 31, 2009, the Company’s cash accounts exceeded federally insured limits by approximately $41.3 million.  Included in this amount is approximately $41.1 million with the Federal Reserve Bank.

Securities
Securities are required to be classified as held to maturity, available for sale or trading.  Debt securities that the Company has the positive intent and ability to hold to maturity are classified as held to maturity.  Debt and equity securities not classified as either held to maturity or trading securities are classified as available for sale.  Only those securities classified as held to maturity are reported at amortized cost, with those available for sale and trading reported at fair value with unrealized gains and losses included in shareholders' equity, net of tax, or income, respectively.  Premiums and discounts are amortized over the contractual lives of the related securities using the effective yield method and are included in interest income, with the exception of mortgage backed securities and collateralized mortgage obligations, which are amortized over an estimated average life.  Gain or loss on sale of securities is based on the specific identification method.

Valuation of Securities
Securities are classified as held-to-maturity or available-for-sale on the date of purchase. Only those securities classified as held-to-maturity are reported at amortized cost. Available-for-sale securities are reported at fair value with unrealized gains and losses included in accumulated other comprehensive income, net of related deferred income taxes, on the consolidated balance sheets. The fair value of a security is determined based on quoted market prices. If quoted market prices are not available, fair value is determined based on quoted prices of similar instruments. Realized securities gains or losses are reported within non interest income in the consolidated statements of operations. The cost of securities sold is based on the specific identification method. Available-for-sale and held-to-maturity securities are reviewed quarterly for possible other-than-temporary impairment. The review includes an analysis of the facts and circumstances of each individual investment such as the severity of loss, the length of time the fair value has been below cost, the expectation for that security’s performance, the present value of expected future cash flows, and the creditworthiness of the issuer. Based on the results of these considerations and  because the Company does not  intend to sell investments and it is not more-likely-than-not that the Company will be required to sell the investments before recovery of their amortized cost basis, which may be maturity, the Company does not consider these investments to be other than temporarily impaired. When a decline in value is considered to be other-than-temporary, the cost basis of the security will be reduced and the credit portion of the loss is recorded within non interest income in the consolidated statements of operations.

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

Real Estate Owned
Real estate owned represents real estate acquired through foreclosure or deed in lieu of foreclosure and is recorded at fair value less cost to sell.  When property is acquired, it is recorded at net realizable value at the date of acquisition establishing a new cost basis, with any resulting write-down charged against the allowance for loan losses.  Any subsequent deterioration of the property is charged directly to an income statement account, which is included in non interest income on the consolidated statements of income.  Costs relating to the development and improvement of real estate owned are capitalized, whereas costs relating to holding and maintaining the properties are charged to expense.

Premises and Equipment
Premises and equipment are carried at cost less accumulated depreciation.  Depreciation is computed on the straight-line method over estimated useful lives that range from three to thirty-nine years.  Leasehold improvements are amortized over the shorter of the life of the lease or the life of the asset. In accordance with accounting guidance, the Company tests its long-lived assets for impairment through both a probability-weighted cash flow and primary-asset approach whenever events or changes in circumstances dictate.  Maintenance, repairs and minor improvements are charged to non interest expenses as incurred.

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

The Company evaluates interest rate lock commitments issued on residential mortgage loan commitments that will be held for resale, as well as commitments to sell such loan commitments to investors, as free-standing derivative instruments.  As of December 31, 2009 and December 31, 2008, the total of these commitments was immaterial to the financial statements.

The Company has only limited involvement with derivative financial instruments and does not use them for trading purposes.  The Company’s two fair value interest rate swap agreements were retired in 2008 as discussed in Note 3.

Goodwill and Other Intangible Assets
In accordance with generally accepted accounting principles, (GAAP), the Company annually evaluated goodwill for impairment as of September 30, 2009. Impairment is the condition that exists when the carrying amount of goodwill exceeds its implied fair value.  The guidance requires a two step impairment test as of the measurement date to: 1) identify potential goodwill impairment and 2) measure the amount of the goodwill impairment loss to be recognized, if applicable.  Management analyzed the estimated fair value of the Company using three methodologies: the comparable transactions approach, the control premium approach and the discounted cash flow approach.  Management determined from this analysis that the aggregate fair value of the Company was less than the carrying value.  Based on this conclusion, management prepared a step two analysis calculating the fair value of the Company’s financial assets and liabilities.  An application of the fair value of the Company as calculated in step one, and the fair value of the Company’s financial assets and liabilities as calculated in step two, resulted in an estimated negative fair value of goodwill.  Since management determined the fair value of goodwill was negative and therefore lower than the carrying value, a full impairment charge of $1.4 million was recorded in the third quarter of 2009.

In the fourth quarter of 2005, the Company purchased a retail brokerage business on the south side of Indianapolis.  This purchase increased goodwill $300,000.  This purchase also included an intangible asset, customer list, valued at $200,000 which was being amortized over four years using the straight line method.  In the second quarter of 2007, the Company purchased another retail brokerage business on the south side of Indianapolis.  This purchase increased goodwill $180,000.  This purchase also included an intangible asset, customer list, valued at $120,000 which was being amortized over four years using the straight line method.  The Company’s sold its brokerage business for its carrying value in the third quarter of 2008 and no longer has any goodwill associated with these purchases.

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

Reclassification
Reclassification of certain amounts in the 2008 and 2007 consolidated financial statements have been made to conform to the 2009 presentation.

Earnings (Loss) per Common Share
Earnings (loss) per share of common stock are based on the weighted average number of basic shares and dilutive shares outstanding during the year.

The following is a reconciliation of the weighted average common shares for the basic and diluted earnings (loss) per share computations:

	Year Ended Dec 2009	Year Ended Dec 2008	Year Ended Dec 2007
Basic Earnings per Common Share:
Weighted average common shares	3,358,079	3,359,666	3,492,615

Diluted Earnings per Common Share:
Weighted average common shares	3,358,079	3,359,666	3,492,615
Dilutive effect of stock options	-	5,465	67,988
Weighted average common and incremental shares	3,358,079	3,365,131	3,560,603

Anti-dilutive options are summarized as follows:

As Of	Dec 2009	Dec 2008	Dec 2007
Anti-dilutive options	300,965	294,813	123,224

The following is a computation of earnings (loss) per common share. (dollars in thousands, except per share amounts)
	Year Ended Dec 2009	Year Ended Dec 2008	Year Ended Dec 2007
Net income (loss)	$(5,849)	$5,003	$6,123
Less preferred stock dividend	1,090	59	-
Less amortization of preferred stock discount	92	5	-
Net income (loss) available to common shareholders	$(7,031)	$4,939	$6,123

Basic Earnings (Loss) per Common Share	$(2.09)	$1.47	$1.75
Diluted Earnings (Loss) per Common Share	$(2.09)	$1.47	$1.72

Accumulated Other Comprehensive Income
The following is a summary of the Company's accumulated other comprehensive income:  (dollars in thousands)

	Accumulated Balance
	Year Ended Dec 2009	Year Ended Dec 2008	Year Ended Dec 2007
Unrealized holding gains (losses) from securities available for sale	$602	$139	$(245)
Supplemental retirement program obligation	(738)	(1,151)	(1,298)
Net unrealized losses	(136)	(1,012)	(1,543)
Tax effect	84	407	603
Accumulated Other Comprehensive Loss, Net of Tax	$(52)	$(605)	$(940)

Segments
In accordance with accounting guidance, management has concluded that the Company is comprised of a single operating segment, community banking activities, and has disclosed all required information relating to its one operating segment.  Management considers parent company activity to represent an overhead function rather than an operating segment.  The Company operates in one geographical area and does not have a single external customer from which it derives 10 percent or more of its revenue.

Stock Based Compensation
At December 31, 2009, the Company had share based employee compensation plans, which are described more fully in Note 13.  The Company accounts for these plans under the recognition and measurements principles of GAAP.

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

The Company has 52.3% of its assets in commercial and commercial real estate loans.  The following table segregates the commercial and commercial real estate portfolio by property type, where the total of the property type exceeds 1% of bank assets as of December 31, 2009. (dollars in thousands)

Property Description	BALANCE	PERCENTAGE OF BANK ASSETS
Accounts Receivable, Inventory, and Equipment	50,025	4.96%
Office Building	49,520	4.91%
Shopping Center	41,110	4.07%
Land Only	39,620	3.92%
Retail Business Store	34,817	3.45%
Warehouse	33,171	3.29%
Manufacturing Business/Industrial	32,901	3.26%
Land Development Business	28,956	2.87%
Land Development 1-4 Construction	27,917	2.77%
Medical Building	22,533	2.23%
Motel	21,691	2.15%
Apartment Building	18,494	1.83%
Life Insurance	15,002	1.49%
Non-Margin Stock	12,749	1.26%
Athletic/Recreational/School	11,436	1.13%
Restaurant	10,582	1.05%

New Accounting Pronouncements
In June 2009, the Financial Accounting Standards Board, (FASB) issued an accounting standard which established the Codification to become the single source of authoritative GAAP recognized by the FASB to be applied by nongovernmental entities, with the exception of guidance issued by the U.S. Securities and Exchange Commission (the SEC) and its staff.  All guidance contained in the Codification carries an equal level of authority.  The Codification is not intended to change GAAP, but rather is expected to simplify accounting research by reorganizing current GAAP into approximately 90 accounting topics.  The Company adopted this accounting standard in preparing the Consolidated Financial Statements for the period ended September 30, 2009.  The adoption of this accounting standard, which was subsequently codified into ASC Topic 105, “Generally Accepted Accounting Principles,” had no impact on retained earnings and will have no impact on the Company’s financial position or results of operations.

In December 2007, the FASB issued new accounting guidance on business combinations.  The new guidance retains the fundamental requirements that the acquisition method of accounting (formerly referred to as purchase method) is used for all business combinations and that an acquirer is identified for each business combination.  This guidance defines the acquirer as the entity that obtains control of one or more businesses in the business combination and establishes the acquisition date as of the date that the acquirer achieves control.  This guidance requires an acquirer to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date, measured at their fair values.  This guidance requires the acquirer to recognize acquisition-related costs and restructuring costs separately from the business combination as period expenses. This guidance requires that loans acquired in a purchase business combination be recorded at fair value.  Valuation allowances should reflect only those losses incurred by the investor after acquisition.  This guidance is effective for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008.  Management has determined the adoption of this guidance did not have a material effect on the Company’s financial position or results of operations.

In December 2007, the FASB issued new accounting guidance on consolidations.  This new guidance establishes new accounting and reporting standards that require the ownership interests in subsidiaries held by parties other than the parent be clearly identified, labeled, and presented in the consolidated statement of financial position within equity, but separate from the parent's equity.  The guidance also requires the amount of consolidated net income attributable to the parent and to the noncontrolling interest be clearly identified and presented on the face of the consolidated statement of income.  This guidance is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008.  Management has determined the adoption of this guidance did not have a material effect on the Company’s financial position or results of operations.

In March 2008, the FASB issued new accounting guidance on derivative instruments and hedging activities.  This new guidance changes the disclosure requirements for derivative instruments and hedging activities.  Entities are required to provide enhanced disclosures about a) how and why an entity uses derivative instruments, b) how derivative instruments and related hedged items are accounted for, and c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows.  This guidance is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008.  Management has determined the adoption of this guidance did not have a material effect on the Company’s financial position or results of operations.

In May 2009, the FASB issued new accounting guidance on subsequent events.  The objective of this guidance is to establish general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued.  The new accounting guidance was effective for financial statements issued for fiscal years and interim periods ending after June 15, 2009.  Management has determined the adoption of this guidance did not have a material effect on the Company’s financial position or results of operations.

In June 2009, the FASB issued new accounting guidance related to accounting for transfers of financial assets.  The Board’s objective in issuing this new guidance is to improve the relevance, representational faithfulness, and comparability of the information that a reporting entity provides in its financial statements about a transfer of financial assets; the effects of a transfer on its financial position, financial performance, and cash flows; and a transferor’s continuing involvement, if any, in transferred financial assets.  This guidance is effective as of the beginning of the first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period and for interim and annual reporting periods thereafter.  Earlier application is prohibited.  This guidance must be applied to transfers occurring on or after the effective date.  Management has determined the adoption of this guidance did not have a material effect on the Company’s financial position or results of operations.

In June 2009, the FASB issued new accounting guidance on consolidation of variable interest entities, which include: 1) the elimination of the exemption for qualifying special purpose entities, 2) a new approach for determining who should consolidate a variable interest entity, and 3) changes to when it is necessary to reassess who should consolidate a variable interest entity.  This new guidance is effective as of the beginning of the first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period, and for interim and annual reporting periods thereafter. Earlier application is prohibited.  Management has determined the adoption of this guidance did not have a material effect on the Company’s financial position or results of operations.

2.           SECURITIES
Securities are summarized as follows: (dollars in thousands)

	Dec 2009				Dec 2008
	Amortized	Gross Unrealized		Fair	Amortized	Gross Unrealized		Fair
	Cost	Gains	(Losses)	Value	Cost	Gains	(Losses)	Value
Held to Maturity:
Municipal bonds	$775	$1	$-	$776	$775	$1	$-	$776
Certificate of deposit	410	-	-	410	100	-	-	100
Asset backed securities	98	-	(11)	87	235	8	(16)	227
Collateralized mortgage obligations	1,934	50	(362)	1,622	2,368	65	(653)	1,780
Mortgage backed securities	867	40	-	907	989	15	(3)	1,001
Total Held to Maturity	$4,084	$91	$(373)	$3,802	$4,467	$89	$(672)	$3,884

Available for Sale:
Agency bonds	$2,504	$20	$-	$2,524	$4,052	$90	$-	$4,142
Municipal bonds	39,261	1,073	(166)	40,168	23,226	462	(79)	23,609
Collateralized mortgage obligations	55,295	259	(103)	55,451	27,858	215	(94)	27,979
Mortgage backed securities	10,906	118	(42)	10,982	18,083	492	(7)	18,568
Commercial paper	-	-	-	-	14,934	-	-	14,934
Corporate debt	1,965	-	(557)	1,408	1,963	-	(940)	1,023
Bond money market funds	39,025	-	-	39,025	766	-	-	766
Equity securities	75	-	-	75	75	-	-	75
Total Available for Sale	$149,031	$1,470	$(868)	$149,633	$90,957	$1,259	$(1,120)	$91,096

Certain securities, with amortized cost of $591,000 and fair value of $627,000 at December 31, 2009, and amortized cost of $2.1 million and fair value of $2.1 million at December 31, 2008 were pledged as collateral for the Bank's treasury, tax and loan account at the Federal Reserve and for certain trust, IRA and KEOGH accounts.  Certain securities, with amortized cost of $4.7 million and fair value of $4.8 million at December 31, 2009, and amortized cost of $21.1 million and fair value of $21.6 million at December 31, 2008 were pledged as collateral for borrowing purposes at the Federal Home Loan Bank of Indianapolis.

The amortized cost and fair value of securities at December 31, 2009 by contractual maturity are summarized as follows: (dollars in thousands)

	Held to Maturity			Available for Sale
	Amortized Cost	Fair Value	Yield	Amortized Cost	Fair Value	Yield

Agency bonds:
Due in one year or less	$-	$-	-	$1,000	$1,013	4.89%
Due after 1 year through 5 years	-	-	-	1,504	1,511	2.01%
Municipal bonds:
Due in one year or less	-	-	-	2,363	2,388	4.77%
Due after 1 year through 5 years	535	536	7.51%	10,014	10,507	5.31%
Due after 5 years through 10 years	240	240	7.85%	26,884	27,273	5.10%
Certificate of deposit:
Due in one year or less	410	410	1.38%	-	-	-
Asset backed securities	98	87	1.77%	-	-	-
Collateralized mortgage obligations	1,934	1,622	4.18%	55,295	55,451	2.42%
Mortgage backed securities	867	907	4.84%	10,906	10,982	3.19%
Corporate debt:
Due after 10 years	-	-	-	1,965	1,408	1.01%
Bond money market funds	-	-	-	39,025	39,025	.01%
Equity securities	-	-	-	75	75	-
Total	$4,084	$3,802	4.82%	$149,031	$149,633	2.57%

Activities related to the sales of securities available for sale and other realized losses are summarized as follows: (dollars in thousands)

	Year Ended	Year Ended	Year Ended
	Dec 2009	Dec 2008	Dec 2007
Proceeds from sales	$138,424	$8,959	$4,464
Gross gains on sales	2,083	-	-
Gross losses on sales	37	-	-
Other than temporary impairment losses	221	437	-
Tax expense/benefit on realized security gains/losses	723	(173)	-

During 2009, $221,000 of other than temporary impairment was recorded on held to maturity securities.  The entire unrealized loss was considered to be related to credit and the cost basis of these investments was reduced to zero based on the Company’s analysis of expected cash flows.  Therefore, no amounts were recognized in other comprehensive income.  During 2008, $437,000 of other than temporary impairment was recorded on an equity security which was subsequently redeemed.

Taxable interest income and non-taxable interest income earned on the investment portfolio is summarized as follows:  (dollars in thousands)

	Year Ended	Year Ended	Year Ended
	Dec 2009	Dec 2008	Dec 2007
Taxable interest income	$3,351	$2,025	$1,830
Non-taxable interest income	813	853	858
Total Interest Income	$4,164	$2,878	$2,688

At December 31, 2009, the Company does not  intend to sell investments and it is not more-likely-than-not that the Company will be required to sell the investments before recovery of their amortized cost basis, which may be maturity. Based on this analysis, the Company does not consider these investments to be other than temporarily impaired.  Investments that have been in a continuous unrealized loss position as of December 31, 2009 and 2008 are summarized as follows: (dollars in thousands)

As of December 31, 2009	Less than Twelve Months		Twelve Months Or Longer		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Asset backed securities	$63	$(6)	$24	$(5)	$87	$(11)
Collateralized mortgage obligations	12,008	(111)	913	(354)	12,921	(465)
Mortgage backed securities	8,375	(42)	26	-	8,401	(42)
Corporate debt	-	-	1,408	(557)	1,408	(557)
Municipal bonds	10,188	(140)	638	(26)	10,826	(166)
Total Temporarily Impaired Securities	$30,634	$(299)	$3,009	$(942)	$33,643	$(1,241)

At December 31, 2009, the Company had two securities in the available for sale portfolio with a face amount of $2.0 million and an unrealized loss of $557,000.  These two securities are rated A1 and BAA3 by Moodys indicating these securities are considered of low to moderate credit risk.  The issuers of the two securities are two well capitalized banks.  Management believes that the decline in market value is due primarily to the interest rate and maturity as these securities carry an interest rate of LIBOR plus 55 basis points with maturities beyond ten years.  Additionally, the Company had 35 securities in the held to maturity portfolio with a face amount of $1.3 million and an unrealized loss of $354,000.  These securities consisted of small balances ranging from $1,000 to $188,000, with an average balance of $36,000.  Management believes the small illiquid nature of these securities resulted in a depressed market value.  As of December 31, 2009, all required cash flows had been received on each of the 35 securities, an indication for receiving future expected cash flows.

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

The principal balance of loans on nonaccrual status totaled approximately $19.9 million at December 31, 2009, $22.5 million at December 31, 2008, and $10.5 million at December 31, 2007.  The Company would have recorded interest income of $2.0 million, $1.3 million, and $958,000 for the years ended December 31, 2009, 2008 and 2007 if loans on non-accrual status had been current in accordance with their original terms.  Actual interest collected and recognized was $404,000, $284,000, and $252,000 for the years ended December 31, 2009, 2008, and 2007, respectively.  The principal balance of loans 90 days past due and still accruing totaled $1.4 million and $518,000 at December 31, 2009 and 2008, respectively.  The Bank agreed to modify the terms of certain loans to customers who were experiencing financial difficulties.  Modifications included forgiveness of interest, reduced interest rates and/or extensions of the loan term.  The principal balance at December 31, 2009, December 31, 2008, and December 31, 2007 on these restructured loans was $499,000, $1.3 million, and $874,000, respectively.

The Company originates and purchases commercial and commercial mortgage loans, which totaled $527.9 million and $556.1 million at December 31, 2009 and 2008, respectively.  These loans are considered by management to be of somewhat greater risk of collectibility due to the dependency on income production or future development of the real estate.  Collateral for commercial and commercial mortgage loans includes manufacturing equipment, real estate, inventory, accounts receivable, and securities.  Terms of these loans are normally for up to ten years and have adjustable rates tied to the reported prime rate and Treasury indices.  Generally, commercial and commercial mortgage loans are considered to involve a higher degree of risk than residential real estate loans.  However, commercial and commercial mortgage loans generally carry a higher yield and are made for a shorter term than residential real estate loans.

Certain residential mortgage products have contractual features that may increase credit exposure to the Company in the event of a decline in housing prices.  These type of mortgage products offered by the Company include high loan-to-value (“LTV”) ratios and multiple loans on the same collateral that when combined result in a high LTV.  Typically a residential mortgage loan is combined with a home equity loan for a LTV at origination of over 90% and less than or equal to 100%.  The balance including unused lines of these loans over 90% LTV at December 31, 2009 was $8.7 million.

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

Under the capital standards provisions of FIRREA, the loans-to-one-borrower limitation is generally 15% of unimpaired capital and surplus, which, for the Bank, was approximately $15.6 million and $16.0 million at December 31, 2009 and 2008, respectively.  As of December 31, 2009 and 2008, the Bank was in compliance with this limitation.

Aggregate loans to senior officers and directors included above were $4.2 million and $4.2 million as of December 31, 2009 and 2008, respectively.  Such loans are made in the ordinary course of business and are made on substantially the same terms as those prevailing at the time for comparable transactions with other borrowers.  For the year ended December 31, 2009, loans of $3.4 million were disbursed to officers and directors and repayments of $3.4 million were received from officers and directors.

At December 31, 2009 and 2008, deposit overdrafts of $135,000 and $207,000, respectively, were included in portfolio loans.
An analysis of the allowance for loan losses is as follows: (dollars in thousands)

	Year Ended Dec 2009	Year Ended Dec 2008	Year Ended Dec 2007
Beginning balance	$8,589	$6,972	$6,598
Provision for loan losses	16,218	4,292	1,361
Charge-offs	(12,039)	(3,041)	(1,466)
Recoveries	345	366	479
Ending Balance	$13,113	$8,589	$6,972

The following is a summary of information pertaining to impaired loans:  (dollars in thousands)

As Of	Dec 2009	Dec 2008	Dec 2007
Impaired loans with a valuation reserve	$27,448	$17,170	$10,549
Impaired loans with no valuation reserve	11,132	6,646	841
Total Impaired Loans	$38,580	$23,816	$11,390

Valuation reserve on impaired loans	$2,935	$2,087	$956

Average impaired loans	$30,938	$14,682	$7,513
Interest income recognized on impaired loans	$575	$325	$297
Cash basis interest included above	$404	$284	$252

All loans were analyzed based on collateral analysis.

4.	LOAN SERVICING ACTIVITIES
At December 31, 2009 and 2008, the Bank was servicing loans for others amounting to $111.6 million and $94.6 million, respectively consisting of commercial and commercial real estate participations.  Management believes the Company receives adequate compensation for the servicing of the participation loans and therefore no servicing rights are generated by this activity.  Servicing loans for others generally consists of collecting payments, maintaining escrow accounts, disbursing payments to investors and foreclosure processing.  Loan servicing income includes servicing fees from investors and certain charges collected from borrowers, such as late payment fees.

Net gain on sale of loans was $2.6 million, $1.4 million, and $1.5 million for the years ended December 31, 2009, 2008, and 2007, respectively.  The Bank is obligated to repurchase certain loans sold to others that become delinquent as defined by the various agreements.  At December 31, 2009 and 2008, these obligations were approximately $2.1 million and $4.0 million, respectively.  Management believes it is remote that, as of December 31, 2009, the Company would have to repurchase these obligations and therefore no reserve has been established for this purpose.

5.	ACCRUED INTEREST RECEIVABLE
Accrued interest receivable consists of the following: (dollars in thousands)

As Of	Dec 2009	Dec 2008
Loans	$2,782	$3,203
Securities	751	574
Total Accrued Interest Receivable	$3,533	$3,777

6.	PREMISES AND EQUIPMENT
Premises and equipment consists of the following: (dollars in thousands)

As Of	Dec 2009	Dec 2008
Land	$2,485	$2,521
Buildings and improvements	15,561	15,730
Furniture and equipment	8,615	8,831
Total	26,661	27,082
Accumulated depreciation	(11,510)	(11,759)
Total Premises and Equipment	$15,151	$15,323

Depreciation expense included in operations for the years ended December 31, 2009, 2008 and 2007 totaled $1.3 million, $1.4 million, and $1.5 million, respectively.

7.	DEPOSITS
Deposits are summarized as follows: (dollars in thousands)

	Dec 2009		Dec 2008
	Amount	Weighted Average Rate	Amount	Weighted Average Rate
Non-interest bearing	$80,938		$71,726
Checking	170,226	1.19%	110,944	1.04%
Savings	42,520	0.15%	40,862	0.15%
Money market	207,089	0.99%	156,500	0.90%
Total transaction accounts	500,773	0.83%	380,032	0.69%
Certificates accounts:
Less than one year	44,316	1.20%	148,093	2.95%
12-23 months	92,532	2.52%	24,920	3.72%
24-35 months	137,466	3.32%	90,520	3.90%
36-59 months	46,046	3.94%	34,772	4.29%
60-120 months	19,172	4.06%	32,302	4.36%
Total certificate accounts	339,532	2.95%	330,607	3.55%
Total Deposits	$840,305	1.69%	$710,639	2.02%

Certificate accounts include certificates of deposit and wholesale deposits.  At December 31, 2009 and 2008, certificate accounts in amounts of $100,000 or more totaled $101.9 million and $102.2 million, respectively.

A summary of certificate accounts by scheduled maturities at December 31, 2009 is as follows: (dollars in thousands)

	2010	2011	2012	2013	2014	Thereafter	Total
1.99% or less	$79,194	$12,216	$358	$69	$-	$-	$91,837
2.00% - 2.99%	53,126	31,175	3,935	5,126	1,291	1,402	96,055
3.00% - 3.99%	29,315	16,732	2,161	4,124	100	534	52,966
4.00% - 4.99%	61,659	16,158	17,269	548	325	62	96,021
Over 5.00	511	1,466	676	-	-	-	2,653
Total Certificate Accounts	$223,805	$77,747	$24,399	$9,867	$1,716	$1,998	$339,532

A summary of interest expense on deposits is as follows: (dollars in thousands)

	Year Ended Dec 2009	Year Ended Dec 2008	Year Ended Dec 2007

Checking	$1,614	$918	$1,698
Savings	65	63	63
Money market	2,235	2,867	5,869
Certificates accounts	10,949	12,876	15,029
Total Interest Expense	$14,863	$16,724	$22,659

Aggregate deposits to senior officers and directors included above were $4.4 million as of December 31, 2009.  Such deposits are made in the ordinary course of business and are made on substantially the same terms as those prevailing at the time for comparable transactions with other depositors.

8.	FEDERAL HOME LOAN BANK ADVANCES
The Company was eligible to borrow from the FHLB additional amounts up to $83.5 million and $56.8 million at December 31, 2009 and 2008, respectively.  The following FHLB advances were secured by assets totaling $286.5 million.  The assets include securities and qualifying loans on residential properties, multifamily properties and commercial real estate.  (dollars in thousands)

Maturing During Year Ended December 31	Amount	Weighted Average Rate

2010	$-	-
2011	-	-
2012	-	-
2013	55,000	2.99%
2014	-	-
Thereafter	-	-
Total FHLB Advances	$55,000	2.99%

At December 31, 2009, FHLB advances totaling $55.0 million are subject to various options by the FHLB to convert the rates.  If the FHLB exercises its option, the advances will be prepayable at the Company’s option, at par and without a prepayment penalty.

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

The Common Securities and Capital Securities will mature in 30 years, require quarterly distributions of interest and bear a floating variable rate equal to the prevailing three-month LIBOR rate plus 1.65% per annum.  Interest on the Capital Securities and Common Securities is payable quarterly in arrears each December 15, March 15, June 15 and September 15.  The Company may redeem the Capital Securities and the Common Securities, in whole or in part, without penalty, on or after September 15, 2011, or earlier upon the occurrence of certain events described below with the payment of a premium upon redemption.

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

Long Term Debt
Effective February 2, 2009, the Company entered into a credit agreement with Cole Taylor Bank under which the Company has the authority to borrow, repay and reborrow, up to $5 million during a period ending June 14, 2010, none of which was used as of December 31, 2009.  Advances are to bear interest at a floating variable rate equal to the prevailing three-month LIBOR rate plus 2.25% per annum (2.5% on December 31, 2009); in no event shall the rate be less than 5.0%.  Interest is payable quarterly and the repayment of advances is secured by a pledge of the Bank’s capital stock.

The Company had a revolving note with Bank of America, N.A with an available balance of $17.5 million which matured February 15, 2009 and has now expired.  The outstanding balance was zero at December 31, 2008.

Other Borrowings
The Company has a $5.0 million overdraft line of credit with the Federal Home Loan Bank, none of which was used as of December 31, 2009.  The line of credit had a balance of $4.7 million as of December 31, 2008.  The line of credit accrues interest at a variable rate (2.5% on December 31, 2009).  The Company also has letters of credit for $283,000 and $289,000, as of December 31, 2009 and 2008, respectively, none of which was used as of either year end.

10.	INCOME TAXES
An analysis of the income tax provision (benefit) is as follows: (dollars in thousands)

	Year Ended	Year Ended	Year Ended
	Dec 2009	Dec 2008	Dec 2007
Current:
Federal	$(1,263)	$2,666	$2,610
State	-	768	722
Deferred
Federal	(1,671)	(646)	(164)
State	(622)	(188)	(32)
Income Tax Provision (Benefit)	$(3,556)	$2,600	$3,136

The difference between the financial statement provision and amounts computed by using the statutory rate of 34% is reconciled as follows: (dollars in thousands)

Period Ended	Dec 2009	Dec 2008	Dec 2007
Income tax provision (benefit) at federal statutory rate	$(3,197)	$2,584	$3,148
State tax, net of federal tax benefit (provision)	(411)	383	456
Tax exempt interest	(291)	(303)	(300)
Increase in cash surrender value of life insurance	(166)	(175)	(171)
Impairment of goodwill	474	-	-
Community development tax credit	(108)	-	-
Other, net	143	111	3
Income Tax Provision (Benefit)	$(3,556)	$2,600	$3,136

The Company is allowed to deduct an addition to a reserve for bad debts in determining taxable income.  This addition differs from the provision for loan losses for financial reporting purposes.  No deferred taxes have been provided on the income tax bad debt reserves which total $6.0 million, for years prior to 1988.  This tax reserve for bad debts is included in taxable income of later years only if the bad debt reserves are subsequently used for purposes other than to absorb bad debt losses.  Because the Company does not intend to use the reserves for purposes other than to absorb losses, no deferred income taxes were provided at December 31, 2009 and 2008, respectively.  The Company has recognized the deferred tax consequences of differences between the financial statement and income tax treatment of allowances for loan losses arising after June 30, 1987.

The Company’s deferred income tax assets and liabilities, included in prepaid expenses and other assets, are as follows: (dollars in thousands)

As Of	Dec. 2009	Dec. 2008
Deferred tax assets:
Bad debt reserves, net	$5,450	$3,388
Capital loss on securities available for sale	247	165
Sale leaseback gain	649	700
Other	308	168
Deferred compensation	2,285	2,415
Total deferred tax assets	8,939	6,836

Deferred tax liabilities:
Difference in basis of fixed assets	480	402
FHLB dividend	204	204
Unrealized gain on securities available for sale	208	50
Deferred fees	440	544
Total deferred tax liabilities	1,332	1,200
Net Deferred Tax Asset	$7,607	$5,636

No valuation allowance was deemed necessary for the deferred tax asset.  The Company’s tax years still subject to examination by taxing authorities are years subsequent to 2005.

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

Quantitative measures that have been established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the following table), of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined).  As of December 31, 2009, the Company and the Bank met all capital adequacy requirements to which they were subject.

As of December 31, 2009, the most recent notifications from the Federal Reserve categorized the Company and the Bank as “well capitalized” under the regulatory framework for prompt corrective action.  To be categorized as “well capitalized” the Company and the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table.  There are no conditions or events since that notification that management believes have changed either entity’s category.

A summary of capital amounts and ratios as of December 31, 2009 and 2008:
(dollars in thousands)

	Actual		For Capital Adequacy Purposes		To Be Categorized As “Well Capitalized” Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2009
Total risk-based capital
(to risk-weighted assets)
Indiana Bank and Trust Company	$104,060	12.20%	$68,222	8.0%	$85,278	10.0%
Indiana Community Bancorp Consolidated	$109,383	12.81%	$68,289	8.0%	$85,361	10.0%
Tier 1 risk-based capital
(to risk-weighted assets)
Indiana Bank and Trust Company	$93,370	10.95%	$34,111	4.0%	$51,167	6.0%
Indiana Community Bancorp Consolidated	$98,683	11.56%	$34,144	4.0%	$51,217	6.0%
Tier 1 leverage capital
(to average assets)
Indiana Bank and Trust Company	$93,370	8.86%	$42,140	4.0%	$52,675	5.0%
Indiana Community Bancorp Consolidated	$98,683	9.36%	$42,172	4.0%	$52,715	5.0%

	Actual		For Capital Adequacy Purposes		To Be Categorized As “Well Capitalized” Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2008
Total risk-based capital
(to risk-weighted assets)
Indiana Bank and Trust Company	$106,969	12.10%	$70,716	8.0%	$88,395	10.0%
Indiana Community Bancorp Consolidated	$114,812	13.20%	$69,604	8.0%	$87,005	10.0%
Tier 1 risk-based capital
(to risk-weighted assets)
Indiana Bank and Trust Company	$98,380	11.13%	$35,358	4.0%	$53,037	6.0%
Indiana Community Bancorp Consolidated	$106,223	12.21%	$34,802	4.0%	$52,203	6.0%
Tier 1 leverage capital
(to average assets)
Indiana Bank and Trust Company	$98,380	10.26%	$38,354	4.0%	$47,942	5.0%
Indiana Community Bancorp Consolidated	$106,223	11.11%	$38,255	4.0%	$47,819	5.0%

Dividend Restrictions
The principal source of income and funds for the Company is dividends from the Bank.  The Bank is subject to certain restrictions on the amount of dividends that it may declare without prior regulatory approval.  The Bank requested and received regulatory approval to pay $2.7 million in dividends to its sole shareholder Indiana Community Bancorp for the year ended December 2008.  The Bank did not request regulatory approval to pay any dividends to the Company for the year ended December 2009 and the Bank does not anticipate requesting regulatory approval to pay any dividends to the Company in 2010.

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
Multi-employer Pension Plan
Prior to April 1, 2008 the Company participated in a noncontributory multi-employer pension plan covering all qualified employees.  The trustees of the Financial Institutions Retirement Fund administer the plan.  There is no separate valuation of the plan benefits or segregation of plan assets specifically for the Company, because the plan is a multi-employer plan and separate actuarial valuations are not made with respect to each employer.  The Company had expenses of $271,000, $626,000 and $1.2 million for the years ended December 2009, 2008 and 2007, respectively.  Cash contributions to the multi-employer pension plan for these same periods were $335,000, $208,000 and $1.2 million, respectively.  The Company chose to freeze its defined benefit pension plan effective April 1, 2008.

Supplemental Retirement Plan
The Company has entered into supplemental retirement agreements for certain officers (the “Plan”).  These agreements are unfunded. However, the Company has entered into life insurance contracts to offset the expense of these agreements.  Benefits under these arrangements are generally paid over a 15 year period.  The Company uses a December 31 measurement date for the plan.  The following table sets forth the Plan's funded status at December 31, 2009 and 2008, and amount recognized in the Company's consolidated statements of income for the years ended December 31, 2009, 2008 and 2007, as well as the projected benefit cost for 2010:  (dollars in thousands)

	Dec 2009	Dec 2008	Dec 2007
Economic assumptions:
Discount rate	5.5%	5.5%	6.0%
Salary rate	4.0%	4.0%	4.0%

Components of net periodic pension expense:
Interest cost on projected benefit obligation	$228	$242	$222
Service cost	104	104	101
Prior service cost	89	99	93
Net Periodic Benefit Cost	$421	$445	$416

A reconciliation of the prior and ending balances of the Benefit Obligation for 2009 and 2008 is as follows: (dollars in thousands)

	Dec 2009	Dec 2008
Benefit obligation at beginning of year	$4,257	$4,162
Interest cost	228	242
Service cost	104	104
Actuarial (gain)/loss	(324)	(48)
Benefits paid during year	(208)	(203)
Benefit Obligation at End of Year (unfunded status)	$4,057	$4,257

The liability recognized in the balance sheet at December 31, 2009 and 2008 was $4.1 million and $4.3 million, respectively.

Amounts recognized in accumulated other comprehensive income not yet recognized as a component of net periodic benefit cost consist of: (dollars in thousands)

Pension benefits	Dec 2009	Dec 2008
Net loss, net of tax of ($155) and ($297)	$236	$453
Prior service cost, net of tax of ($138) and ($159)	209	242
Total	$445	$695

Other changes in plan assets and benefit obligations recognized in other comprehensive income are as follows for the years ended December 31, 2009 and 2008: (dollars in thousands)

	Dec 2009	Dec 2008
Net gain, net of tax of $143 and $37	$(217)	$(56)
Amortization of prior service cost, net of tax of $21 and $21	(33)	(33)
Total recognized in other comprehensive income	$(250)	$(89)
Total recognized in net periodic benefit cost and other comprehensive income, net of tax of ($3) and ($118)	$4	$180

The estimated net loss and prior service cost for the Plan that will be amortized from accumulated other comprehensive income into net periodic benefit cost over the next fiscal year are zero and $54,000, respectively.  As of December 31, 2009 and 2008, the projected benefit obligation was $4.1 million and $4.3 million, respectively.

Prior service cost is amortized over the estimated remaining employee service lives of approximately nine years.  The Company expects to make no contributions to the plan in 2010.  The Bank anticipates paying benefits over the next five years and in the aggregate for the five years thereafter as follows:  2010 - $264,000, 2011 - $264,000, 2012 - $204,000, 2013 - $230,000, 2014 - $230,000 and  2015 through 2019 - $1,996,000.

401(k) Plan

The Company has an employee thrift plan established for substantially all full-time employees.  Effective January 1, 2008, the Company increased the maximum 401(k) match to 50% of an employee’s 401(k) contribution, up to a maximum contribution of 3.0% of an individual’s total eligible salary.  Previously the maximum contribution was 1.5% of an individual’s total eligible salary.  The Company contributed $255,000, $244,000 and $136,000, during the years ended December 31, 2009, 2008 and 2007, respectively, to this plan.

13.	STOCK OPTIONS
The Company has stock option plans for the benefit of officers, other key employees and directors.  As of December 31, 2009, the plans were authorized to grant additional options to purchase 329,925 shares of the Company's common stock.  The option price is not to be less than the fair market value of the common stock on the date the option is granted, and the stock options are exercisable at any time within the maximum term of 10 years and one day from the grant date, limited by general vesting terms up to a maximum amount of $100,000 per year on incentive stock options.  The options are nontransferable and are forfeited upon termination of employment, except in case of retirement, in which case the options are exercisable for three years after date of retirement.  The Company issues new common shares to satisfy exercises of stock options.

The pre-tax compensation cost charged against income was $75,000, $155,000 and $137,000 in the income statements for the years ended December 31, 2009, 2008, and 2007, respectively.  The related income tax benefit recognized in the same years was $28,000, $53,000, and $46,000 respectively.

No options were granted during the years ended December 31, 2009 and 2007.  The weighted average grant date fair value of options granted during the year ended December 31, 2008 was $2.48.  The Company estimates the fair value of each option on the date of grant using the Black Scholes model.  The Black Scholes model uses the following assumptions: 1.) expected life in years which is based on historical employee behavior; 2.) annualized volatility which is based on the price volatility of the Company’s stock over the expected life of the option; 3.) annual rate of quarterly dividends based on most recent historical rate; 4.) the discount rate based on the zero coupon bond with a term equal to the expected life of the option; and 5.) assuming no forfeitures of options.  The fair value of options granted in 2008 was calculated using the following assumptions:  dividend yield of 3.72%; risk-free interest rates of 2.81%; expected volatility of 17.15%; and expected life of 6.03 years.

The following is the stock option activity for the years ended December 31, 2009, 2008 and 2007 and the stock options outstanding at the end of the respective periods:

Options	Shares	Weighted Average Exercise Price	Weighted Average Life (in years)	Aggregate Intrinsic Value
Outstanding December 31, 2006	607,493
Forfeited	(53,531)
Exercised	(148,010)
Outstanding December 31, 2007	405.952
Granted	68,500
Forfeited	(81,174)
Outstanding December 31, 2008	393,278	$22.80
Forfeited	(92,313)	22.98
Outstanding December 31, 2009	300,965	$22.75	5.1	$-
Exercisable at December 31, 2009	265,400	$22.82	4.7	$-

Options outstanding at December 31, 2009 include vested options and options expected to vest.  As of December 31, 2009, 2008, and 2007, there was approximately $29,000, $103,000 and $89,000 of unrecognized compensation cost related to the unvested shares, respectively.  The December 31, 2009 cost is expected to be recognized over the remaining vesting period, which approximates 2 years.  No options were exercised in 2009 and 2008.  During 2007, the Company received $3.3 million from stock options exercised.  Additionally, the Company received a tax benefit from options which had been exercised of $339,000 in 2007.

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

	Dec 2009	Dec 2008
Commitments to extend credit:
Commercial mortgage and commercial loans (1)	$93,200	$107,476
Residential mortgage loans	12,606	34,641
Revolving home equity lines of credit	37,273	39,633
Other	17,217	18,565
Standby letters of credit	2,121	2,922
Commitments to sell loans:
Residential mortgage loans	10,650	31,990
Commercial mortgage and commercial loans	5,760	-

1)	Commercial mortgage and commercial loan commitments to extend credit are presented net of the portion of participation interests due to investors.

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

Lease Obligations
The Company leases banking facilities and other office space under operating leases that expire at various dates through 2022 and that contain certain renewal options.  Rent expenses charged to operations were $470,000, $491,000, and $242,000 for the years ended December 31, 2009, 2008, and 2007, respectively.  As of December 31, 2009, future minimum annual rental payments under these leases are as follow: (dollars in thousands)

Year Ended December	Amount
2010	$477
2011	474
2012	328
2013	320
2014	316
Thereafter	2,736
Total Minimum Operating Lease Payments	$4,651

15.	FAIR VALUE OF FINANCIAL INSTRUMENTS

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.  GAAP established a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value and describes three levels of inputs that may be used to measure fair value:

Level 1	Quoted prices in active markets for identical assets or liabilities.

Level 2
Observable inputs other than Level 1 prices; such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

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

Securities Available for Sale
When quoted market prices are available in an active market, securities are classified within Level 1 of the valuation hierarchy.  Bond money market funds are included in Level 1.  If quoted market prices are not available, then fair values are estimated by using pricing models and quoted prices of securities with similar characteristics.  The fair value measurements consider observable data that may include dealer quotes, market spreads, cash flows, the U.S. Treasury yield curve, live trading levels, trade execution data, market consensus prepayment speeds, credit information and the bond’s terms and conditions.  Level 2 securities include collateralized mortgage obligations, mortgage backed securities, corporate debt, and agency and municipal bonds.  Commercial paper with a term of three months or less have been included in Level 2 since the price can be corroborated by observable market data for substantially the full term of the investment.  In certain cases where Level 1 and Level 2 inputs are not available, securities are classified within Level 3 of the hierarchy and include equity securities.

The following table presents the fair value measurements of assets recognized in the accompanying consolidated balance sheets measured at fair value on a recurring basis and the level within the fair value hierarchy in which the fair value measurements fall at December 31, 2009 and 2008.  (dollars in thousands)

	Fair Value Measurements Using
	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
	Level 1	Level 2	Level 3	Fair Value
December 31, 2009
Agency bonds	$-	$2,524	$-	$2,524
Municipal bonds	-	40,168	-	40,168
Collateralized mortgage obligations	-	55,451	-	55,451
Mortgage backed securities	-	10,982	-	10,982
Corporate debt	-	1,408	-	1,408
Bond money market funds	39,025	-	-	39,025
Equity securities	-	-	75	75
Securities Available for Sale	$39,025	$110,533	$75	$149,633

December 31, 2008
Agency bonds	$-	$4,142	$-	$4,142
Municipal bonds	-	23,609	-	23,609
Collateralized mortgage obligations	-	27,979	-	27,979
Mortgage backed securities	-	18,568	-	18,568
Commercial paper	-	14,934	-	14,934
Corporate debt	-	1,023	-	1,023
Bond money market funds	766	-	-	766
Equity securities	-	-	75	75
Securities Available for Sale	$766	$90,255	$75	$91,096

There was no change between the beginning and ending balance for the recurring securities available for sale fair value measurements recognized in the accompanying consolidated balance sheets using significant unobservable (Level 3) inputs for the year ended December 31, 2009.

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

The following table presents the fair value measurements of assets recognized in the accompanying consolidated balance sheets measured at fair value on a non recurring basis and the level within the fair value hierarchy in which the fair value measurements fall at December 31, 2009 and 2008.  (dollars in thousands)

	Fair Value Measurements Using
	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
	Level 1	Level 2	Level 3	Fair Value
December 31, 2009
Impaired loans	-	-	25,205	25,205
Other real estate owned	-	-	2,081	2,081

December 31, 2008
Impaired loans	-	-	15,019	15,019

At December 31, 2009, collateral dependent impaired loans which had an evaluation adjustment during 2009 had an aggregate cost of $27.3 million and had been written down to a fair value of $25.2 million measured using Level 3 inputs within the fair value hierarchy.  At December 31, 2008, collateral dependent impaired loans which had an evaluation adjustment during 2008 had an aggregate cost of $16.6 million and had been written down to a fair value of $15.0 million measured using Level 3 inputs within the fair value hierarchy. Level 3 inputs for impaired loans included current and prior appraisals and discounting factors.

At December 31, 2009, other real estate owned was reported at fair value less cost to sell of $2.1 million measured using Level 3 inputs within the fair value hierarchy.  Level 3 inputs for other real estate owned included third party appraisals adjusted for cost to sell.

The disclosure of the estimated fair value of financial instruments is as follows: (dollars in thousands)

	Dec 2009		Dec 2008
	Carrying Value	Fair Value	Carrying Value	Fair Value
Assets:
Cash and cash equivalents	$52,061	$52,061	$22,586	$22,586
Securities available for sale	149,633	149,633	91,096	91,096
Securities held to maturity	4,084	3,802	4,467	3,884
Loans held for sale	6,075	6,213	2,856	2,907
Loans, net	724,668	735,599	792,146	795,812
Accrued interest receivable	3,533	3,533	3,777	3,777
Federal Home Loan Bank stock	8,329	8,329	8,329	8,329

Liabilities:
Deposits	840,305	845,691	710,639	719,224
FHLB advances	55,000	55,022	129,926	130,868
Junior subordinated debt	15,464	4,154	15,464	15,481
Short-term borrowings	-	-	4,713	4,713
Advance payments by borrowers for taxes and insurance	157	157	369	369
Accrued interest payable	176	176	328	328

Financial Instruments:
Commitments to extend credit	71	71	135	135

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

Loans Held for Sale and Loans, net
The fair value is estimated by discounting the future cash flows using the current rates for loans of similar credit risk and maturities.  The estimate of credit losses is equal to the allowance for loan losses.  Loans held for sale are based on current market prices.

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

Junior Subordinated Debt and Long Term Debt
Rates currently available to the Company for debt with similar terms and remaining maturities are used to estimate fair value of existing debt.  Fair value of Junior Subordinated Debt is based on quoted market prices for a similar liability when traded as an asset in an active market.

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

The fair value estimates presented herein are based on information available to management at December 31, 2009.  Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date, and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

16.	PARENT COMPANY FINANCIAL STATEMENTS
The condensed financial statements of Indiana Community Bancorp are as follows: (dollars in thousands)

As of	Dec 2009	Dec 2008
Condensed Balance Sheets (Parent Company only)
Assets:
Cash	$4,425	$842
Investment in subsidiary	95,333	99,943
Receivable from subsidiary	-	21,500
Other	953	712
Total Assets	$100,711	$122,997

Liabilities:
Junior subordinated debt	$15,464	$15,464
Payable to subsidiary	-	15,306
Other	323	215
Total liabilities	15,787	30,985
Shareholders' equity	84,924	92,012
Total Liabilities and Shareholders' Equity	$100,711	$122,997

Period Ended	Dec 2009	Dec 2008	Dec 2007
Condensed Statements of Operations (Parent Company only)
Dividends from subsidiary	$-	$2,732	$11,246
Interest on securities	12	23	33
Total income	12	2,755	11,279
Interest on junior subordinated debt	411	765	1,110
Interest on long term debt	-	-	6
Non interest expenses	598	801	820
Total expenses	1,009	1,566	1,936
Income (loss) before taxes and change in undistributed earnings of subsidiary	(997)	1,189	9,343
Applicable income tax benefit	(386)	(545)	(689)
Income (loss) before change in undistributed earnings of subsidiary	(611)	1,734	10,032
Increase/(decrease) in undistributed earnings of subsidiary	(5,238)	3,269	(3,909)
Net Income (Loss)	$(5,849)	$5,003	$6,123

Period Ended	Dec 2009	Dec 2008	Dec 2007
Condensed Statements of Cash Flows (Parent Company only)
Operating Activities:
Net income/(loss)	$(5,849)	$5,003	$6,123
Adjustments to reconcile net income to net cash provided by operating activities:
Increase in other assets	(241)	(3)	(131)
Increase/(decrease) in other liabilities	(198)	22	1,026
(Increase)/decrease in undistributed earnings of subsidiary	5,238	(3,269)	3,909
Net cash provided/(used) by operating activities	(1,050)	1,753	10,927

Investing Activities:
Investment in subsidiary	(15,000)	-	-
Net cash used by investing activities	(15,000)	-	-

Financing Activities:
Payment of dividends on preferred stock	(994)	-	-
Payment of dividends on common stock	(873)	(2,828)	(2,820)
Preferred stock and warrants issued	21,500	-	-
Repurchase shares of common stock	-	(286)	(10,976)
Excess tax benefit related to stock based compensation	-	-	339
Exercise of stock options	-	-	3,327
Net cash provided/(used) by financing activities	19,633	(3,114)	(10,130)

Net increase/(decrease) in cash	3,583	(1,361)	797
Cash at beginning of period	842	2,203	1,406
Cash at End of Period	$4,425	$842	$2,203

17.	CAPITAL PURCHASE PROGRAM

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

The Series A Preferred Stock qualifies as Tier 1 capital and will pay cumulative dividends at a rate of 5% per annum for the first five years, and 9% per annum thereafter. The Series A Preferred Stock is non-voting except with respect to certain matters affecting the rights of the holders thereof, and may be redeemed by the Company, subject to certain limitations in the first three years after of the issuance of the Series A Preferred Stock.  The Warrant has a 10-year term and is immediately exercisable upon its issuance, with an exercise price, subject to anti-dilution adjustments, equal to $17.09 per share of the Common Stock.  Pursuant to the Purchase Agreement, Treasury has agreed not to exercise voting power with respect to any shares of Common Stock issued upon exercise of the Warrant.

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

Fiscal Year Ended December 31, 2009 (Three months ended)	Mar 31 2009	Jun 30 2009	Sep 30 2009	Dec 31 2009
Total interest income	$11,876	$11,656	$11,783	$11,776
Total interest expense	4,947	4,982	4,950	4,674
Net interest income	6,929	6,674	6,833	7,102
Provision for loan losses	2,098	6,788	3,899	3,433
Net interest income (loss) after provision for loan losses	4,831	(114)	2,934	3,669
Gain/(loss) on securities	-	-	(37)	1,862
Non interest income	3,043	2,736	2,352	2,722
Non interest expenses	7,233	7,465	8,001	10,704
Income (loss) before income taxes	641	(4,843)	(2,752)	(2,451)
Income tax provision (benefit)	201	(2,001)	(674)	(1,082)
Net Income (Loss)	$440	$(2,842)	$(2,078)	$(1,369)
Basic earnings (loss) per common share	$0.05	$(0.93)	$(0.71)	$(0.50)
Diluted earnings (loss) per common share	$0.05	$(0.93)	$(0.71)	$(0.50)
Cash dividends per share	$0.120	$0.120	$0.010	$0.010
Stock sales price range: High (1)	$14.00	$13.92	$12.50	$9.20
Low	$8.50	$12.22	$8.50	$6.80

Fiscal Year Ended December 31, 2008 (Three months ended)	Mar 31 2008	Jun 30 2008	Sep 30 2008	Dec 31 2008
Total interest income	$13,445	$12,602	$12,793	$12,498
Total interest expense	6,555	5,442	5,301	5,251
Net interest income	6,890	7,160	7,492	7,247
Provision for loan losses	360	1,924	987	1,021
Net interest income after provision for loan losses	6,530	5,236	6,505	6,226
Loss on securities	-	(419)	(18)	-
Non interest income	3,084	3,196	3,403	2,694
Non interest expenses	7,415	7,754	7,078	6,587
Income before income taxes	2,199	259	2,812	2,333
Income tax provision (benefit)	780	(14)	1,010	824
Net Income	$1,419	$273	$1,802	$1,509
Basic earnings per common share	$0.42	$0.08	$0.54	$0.43
Diluted earnings per common share	$0.42	$0.08	$0.54	$0.43
Cash dividends per share	$0.200	$0.200	$0.120	$0.120
Stock sales price range: High (1)	$24.20	$23.19	$17.20	$19.43
Low	$18.00	$16.54	$12.25	$11.17

(1)	The Company's common stock trades on the NASDAQ Global Market under the symbol "INCB."
As of December 31, 2009, the Company had 344 holders of record of its shares.

19. Subsequent Event
Subsequent events have been evaluated through the date the financial statements were issued.  As of that date the Company did not have any subsequent events to report.

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

Transfer Agent & Registrar

To change name, address, or ownership of stock, to report lost certificates, or to consolidate accounts, contact:

Registrar and Transfer Company
Investor Relations Department
10 Commerce Drive
Cranford, NJ 07016
(800) 368-5948

General Counsel

Barnes & Thornburg LLP
11 South Meridian Street
Indianapolis, IN 46204

Shareholder & General Inquiries

Indiana Community Bancorp is required to file an Annual Report on Form 10-K for its fiscal year ended December 31, 2009, with the Securities and Exchange Commission.

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
Columbus, IN 47201
(812) 376-3323
(877) 626-7000

For An Online Annual Report Or Shareholder Inquiries On The Web, Visit Us At:

www.myindianabank.com

50

Office Locations

Seymour
222 West Second Street
1117 East Tipton Street

Columbus
501 Washington Street
1020 Washington Street
3805 25th Street
2751 Brentwood Drive
4330 West Jonathan Moore Pike
1901 Taylor Road (Four Seasons)

Hope
8475 North State Road 9

Austin
2879 North Hwy 31

North Vernon
111 North State Street

Osgood
820 South Buckeye Street

Batesville
114 State Road 46 East

Madison
201 Clifty Drive

Brownstown
101 North Main Street

Salem
1208 South Jackson Street

Greensburg
1801 Greensburg Crossing

Indianapolis/Greenwood
8740 South Emerson Avenue
1510 West Southport Road
10 West Market Street
(Commercial Loan Office)

INDIANAPOLIS
SOUTHPORT
GREENWOOD
GREENSBURG
HOPE
COLUMBUS
BATESVILLE
OSGOOD
SEYMOUR
NORTH VERNON
BROWNSTOWN
MADISON
AUSTIN
SALEM
CINCINNATI
LOUISVILLE

Performance Graph

The graph below shows the performance of Indiana Community Bancorp's common stock for the period beginning December 31, 2004, and ending December 31, 2009, in comparison to the NASDAQ Composite index and the NASDAQ Bank index. The graph assumes that the value of the investment in our common stock and in each of the indexes (including reinvestment of dividends) was $100 on 12/31/2004 and tracks it through 12/31/2009.

Total Return Performance
Index Value
140
120
100
80
60
40
20
12/31/04
12/31/05
12/31/06
12/31/07
12/31/08
12/31/09
Indiana Community Bancorp
NASDAQ Composite
NASDAQ Bank

Source : SNL Financial LC, Charlottesville, VA
© 2010

51

501 Washington Street Columbus, Indiana 47201 myIndianaBank.com