Form 10-KT, Exhibit 13
period 2010-12-31
INDIANA COMMUNITY BANCORP
filed 2011-03-11
CIK 867493

TABLE OF CONTENTS

2 Letter to Shareholders

5 Selected Consolidated Financial Data

6 Management's Discussion & Analysis

22 Report of Independent Registered Public Accounting Firm

23 Consolidated Balance Sheets

24 Consolidated Statements of Operations

25 Consolidated Statements of Shareholders' Equity

26 Consolidated Statements of Cash Flows

27 Notes to Consolidated Financial Statements

54 Board of Directors and Officers of Indiana Community Bancorp and Indiana Bank and Trust Company

LETTER TO SHAREHOLDERS

In perhaps one of the more	time, consumer loan and residential mortgage loan
ironic aspects of our work	balances declined.
at Indiana Bank and
Trust, we prepare this	Retail deposits grew throughout 2010, increasing by
annual report each year	more than $8 million at year-end due to growth in non-
in the depths of winter,	interest checking, interest-bearing checking and money
looking back with some	market products. The low interest rate environment
satisfaction at the brightest	helped move our customers away from certificates
results of our recent work and pragmatically analyzing	of deposit to more liquid, interest-bearing transaction
the challenges we encountered during the past year.	accounts. Throughout the year, we focused on
Part of the process, of course, also entails looking for	improving the mix of assets within the loan portfolio and
every sign of better economic times in the sunnier,	the retail deposit portfolio. Overall, our balance sheet
warmer months ahead.	showed improvement as restructuring drove an increase
in net interest margin from 2.93 percent to 3.33 percent.
This year the irony is compounded by the fact that,	Net interest income rose by $4.7 million, a 17 percent
while our region has endured one of the stormiest,	increase. For the year, total assets grew by $33 million.
coldest winters in memory, we are seeing the first small
indicators of moderation in the economic storm that	Throughout 2010 the depressed state of the economy
has battered out national and regional economies for	at large was reflected in the level of non-performing
the past four years. This is not to say we are ready to	assets, although the total remained consistent with
forecast an early return to a more agreeable economic	2009, a cautiously optimistic sign. Net charge-offs
The essential mission of community banks is to provide leadership in finding local solutions for local problems.
climate, but these positive indicators are enough to	exceeded $5 million, prompting us to increase the
support some level of cautious optimism in the early	allowance for loan losses by $1.5 million. At the same
months of 2011. Like all American, we welcome any	time, however, we saw a steady improvement in
sign of positive change.	quarterly pre-tax, pre-provision earnings to $4.5 million
in the fourth quarter.
Highlights of Indiana Bank and Trust Company’s
performance in 2010 reflect the economy’s highs and	With the combination of the $1.5 million addition to
lows and its impact on our business. We witnessed	the loan-loss reserve and increased tangible capital
encouraging growth in our commercial and commercial	of $3.7 million, risk-based capital increased to $114.4
mortgage loan portfolios, for example, but at the same	million. Our capital ratio of 13 percent places Indiana

Community Bancorp in what regulators consider the	modest signs of recovery appearing throughout our
“well capitalized” category of financial institutions.	home state of Indiana.
Other positive indicators in 2010 included an
improvement in our efficiency ratio, demonstrating	The most troublesome aspect of the recession – loss
that internal cost reduction actions taken over the past	of employment – has been particularly devastating in
18 months have been beneficial to the overall efficiency	Indiana and the Midwest. Tens of thousands of
of the bank, and an increase in book value per share of	manufacturing jobs have simply disappeared, many of
approximately 5 percent.	them never to return. Our state posted the 13th highest
rate of job loss in the nation in 2009, but last year we
For the year, net income reached $5.6 million, or	received national media attention by posting the fifth
$1.32 diluted earnings per common share, reversing a	fastest rate of job recovery among all states. Indiana
comparable net loss a year earlier.	added about 50,000 jobs last year, a two percent
increase, and economists predict similar growth this
And so, overall, 2010 was a better year for Indiana	year – but they add that at least two more years will
Community Bancorp than the challenging year before,	pass before employment returns to pre-recession levels.
which, combined with other encouraging signs in the
overall economy, gives us some reason to be	For many Hoosier, the housing market is as
guardedly optimistic about prospects for	important an economic indicator as
still more improvement in 2011.	employment. While forecasts for 2011
are encouraging, with housing starts
It is true that hope springs eternal	increasing perhaps more than
in both meteorology and banking,	25 percent over last year, there
and with good reason: both are	remains a ten-month inventory of
cyclical activities, in the best and	homes on the market compared
worst sense. We know downturns	to the more typical five- to six-
are inevitable in each, and yet we	month levers of the past. Under even
also know that we must constantly work	the most optimistic forecasts, new home
to prepare for the better times we know will	construction will remain below pre-recession levels
eventually come out way.	and sales prices of existing homes will rise only slightly
this year.
Community bankers play an important role in this
process. One of our primary responsibilities is to	As we look around our south-central sector of Indiana,
study global and national economic activity and	we see a growing number of indications of better
interpret its impact at the regional and local level.	economic weather ahead. Cummins, Inc., the largest
As 2010 came to an end, we were encouraged to see	employer in our area, demonstrated good progress in

recovering from the national economic downturn and	A recently enacted legislative change is creating
now plans to add hundreds of new jobs in Columbus	additional differentiation between community banks
and Seymour. Many retailers in our area shared in	and large, multi-state banks. The assessment schedule
the sales growth reported throughout the nation last	of the Federal Deposit Insurance Corporation, which
fall, and there are encouraging signs of investment	has traditionally been based solely on the size of a
and job creation in other sectors of our	bank’s deposits, is now based on total assets
regional economy. But we also see the	minus tangible equity.
same inertia in the housing market
forecast for other regions, and	We understand that many of
we acknowledge that new job	our small business clients have
creations must necessarily come	limited opportunities to improve
in fields other than traditionally	their balance sheets, and that
large sources of employment such	not everyone has the ability to
as manufacturing and construction.	emerge from the experiences of
a major downturn at the same time.
As community bankers, we understand	Throughout this recession we have worked
the importance of our leadership role in helping others	individually with our customers to help them set
find opportunities and solutions for problems in good	realistic expectations and to chart a practical course for
times and bad. We appreciate the advantage we	building their financial futures.
maintain over multi-state financial institutions that are
unable to react effectively to local issues. The essential	For more than 100 years the cornerstone of our
mission of community banks is to provide leadership in	business has been, and will remain, our commitment
finding local solutions for local problems.	to provide practical and effective financial products,
services, counsel and communication. As we continue
This year, we are fortunate to have several new tools	to work with our customers to begin the long-awaited
to help us accomplish that mission. The small-business	transition to a more agreeable economic climate, we
lending program created by the Obama administration	pledge to remain opportunistic but realistic, positive
last year, for example, is to provide $30 billion in	but pragmatic, and – no matter what the prevailing
capital to smaller banks to increase business lending.	conditions – unwavering advocates for their success.
This program is designed to double the size of the
Small Business Administration’s largest loan programs,
support state programs for small business lending
and create tax cuts for small businesses, all helpful in	John K. Keach, Jr.
our efforts to create effective partnerships with small	Chairman of the Board
businesses in our region.	and Chief Executive Officer

SUMMARY OF SELECTED CONSOLIDATED FINANCIAL DATA
(dollars in thousands except per share data & offices)

	Year Ended	Year Ended		Year Ended		Year Ended		Year Ended
	Dec 2010	Dec 2009		Dec 20087		Dec 2007		Dec 2006
Selected Balance Sheet Data:
Total assets	$1,043,318	$1,010,323		$969,373		$908,806		$904,467
Cash and cash equivalents	13,063	52,061		22,586		40,552		106,063
Loans held for sale	7,666	6,075		2,856		7,112		6,925
Securities available for sale	226,465	149,633		91,096		62,306		56,887
Securities held to maturity	-	3,674		4,467		1,557		1,635
Portfolio loans, net	732,795	724,668		792,146		742,874		675,662
Deposits	853,343	840,305		710,639		707,551		727,159
Borrowings	80,836	70,464		150,103		114,833		84,131
Shareholders' equity	88,649	84,924		92,012		67,454		71,281

Selected Operations Data:
Total interest income	$45,864	$47,091		$51,338		$55,201		$50,355
Total interest expense	13,630	19,553		22,549		27,661		24,644
Net interest income	32,234	27,538		28,789		27,540		25,711
Provision for loan losses	7,179	16,218		4,292		1,361		850
Net interest income after provision for loan losses	25,055	11,320		24,497		26,179		24,861
Gain on sale of loans	2,107	2,630		1,446		1,497		1,430
Gain/(loss) on securities	768	2,046		-		-		(1,956)
Gain on sale of mortgage servicing	-	-		-		-		1,957
Other non interest income	8,756	8,002		10,494		11,357		10,872
Non interest expenses	28,898	33,403		28,834		29,774		27,906
Income (loss) before income taxes	7,788	(9,405)		7,603		9,259		9,258
Income tax provision (benefit)	2,146	(3,556)		2,600		3,136		2,817
Net Income (Loss)	$5,642	$(5,849)		$5,003		$6,123		$6,441

Basic earnings (loss) per common share	$1.32	$(2.09)		$1.47		$1.75		$1.74
Diluted earnings (loss) per common share	$1.32	$(2.09)		$1.47		$1.72		$1.70
Cash dividends per common share	$0.04	$0.26		$0.64		$0.80		$0.79
Selected Financial and Statistical Data:
Return on average assets	0.54%	(0.57%)		0.54%		0.70%		0.75%
Return on average shareholders' equity	6.45%	(6.48%)		7.11%		8.88%		9.00%
Interest rate spread during the period	3.30%	2.86%		3.29%		3.38%		3.24%
Net interest margin on average earning assets	3.33%	2.93%		3.35%		3.45%		3.29%
Average shareholders' equity to average assets	8.35%	8.83%		7.55%		7.89%		8.31%
Efficiency ratio	65.88%	71.74%	(1)	70.07%	(2)	71.26%	(3)	73.41%
Nonperforming loans to total loans	4.02%	2.95%		3.03%		1.51%		0.54%
Nonperforming assets to total assets	3.30%	3.41%		2.86%		1.29%		0.46%
Loss allowance to nonperforming loans	48.60%	60.16%		35.30%		60.87%		175.90%
Loss allowance to total loans	1.95%	1.78%		1.07%		0.92%		0.95%
Common stock dividend payout ratio	2.39%	(14.93%)		42.95%		45.30%		45.23%
Loan servicing portfolio	$107,330	$111,634		$94,647		$54,283		$36,977
Allowance for loan losses	$14,606	$13,113		$8,589		$6,972		$6,598
Number of full service offices	19	19		19		20		19

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

OVERVIEW
The economic environment of 2010, while still challenging, showed moderate improvement over 2009. Credit risk mitigation remained a primary focus in 2010, emphasizing work out solutions for potential problem loans.  Another primary focus of the Company continued to be margin improvement through its emphasis on gathering core deposit transaction accounts, as well as expanding deposit services to enhance deposit fee opportunities.  Finally, expense control remains a permanent focus of management who strives to maintain expenses below peer levels.  Commercial and commercial real estate loans increased $22.7 million, or 4.3%, in 2010, while residential, second and home equity and consumer loans decreased $4.8 million or 4.9%, $4.5 million or 4.7% and $3.7 million or 24.2%, respectively.  The decrease in the retail portfolio was due primarily to the refinancing waves that occurred, as the Company sells almost all of its fixed rate originations in the secondary market.  The consumer loan decrease related to decreases in indirect and direct auto lending.  The Company has not offered indirect auto lending since 2006.  Direct auto lending was hampered by incentives offered by the auto industry including zero rate loans and cash back incentives.  The Company was successful in its efforts to gather transaction accounts, as transaction deposit accounts increased $33.4 million during 2010.  Certificates of deposit declined $25.2 million, or 7.4%, as the low rate environment dictated rates that were not attractive to the certificate of deposit customer.  The Company’s net interest income increased $4.7 million, or 17.1%.  This increase is a direct result of the deleveraging strategy the Company began in the fourth quarter of 2009 and completed in the first quarter of 2010 which is further discussed in the net interest income section.  Additionally, the increases in higher yielding commercial and commercial real estate loans and lower interest bearing deposit transaction accounts positively affected the net interest margin, which increased 40 basis points to 3.3% in 2010 from 2.9% in 2009.

The provision for loan losses and net charge offs were $7.2 million and $5.7 million, respectively, in 2010.  This was a significant reduction from 2009 levels but still elevated compared to the pre economic downturn years.  Average net charge offs for the three year period from 2006 to 2008 were $1.6 million.  As mentioned previously the Company focused on work out solutions for potential problem loans.  This approach was an improvement over 2009 when work out solutions were not always a viable alternative and the charge off of a problem loan was the only option.  The increase in work out solutions resulted in troubled debt restructurings (TDR), of $9.7 million as of December 31, 2010, compared to $499,000 as of December 31, 2009.  The Company’s experience with TDR loans is that they have generally performed as rewritten. Total non-performing assets were relatively constant between 2010 and 2009 at $34.4 million.  The mix of non-performing assets shifted as TDR loans increased $9.2 million and real estate owned decreased $8.2 million.

 Non interest income decreased $1.0 million in 2010, compared to 2009.  The majority of the decrease is related to a $1.3 million decrease in gain on securities sales.  In 2009, the Company recorded a gain on sale of securities of $2.0 million that was the result of approximately $100 million of securities being sold, due to the deleveraging transaction.  Gain on sale of loans decreased due to the origination of loans held for sale in 2009 of $186.5 million being more than double the volume of origination of loans held for sale in 2010 of $89.5 million.  Trust and asset management fees increased $386,000 in 2010 due to the hiring of additional trust officers in 2009.  Service fees on deposit accounts is the Company’s largest component of non interest income.  The Company was able to maintain a constant level of service fees on deposits in a year when legislation mandated customers opt in to overdraft fee protection services.  The decrease in overdraft protection fees was offset with an increase in interchange fees as customers chose to use their debit cards as their preferred method of payment.   Non interest expense decreased $4.5 million due to two one time transactions in 2009.  The Company impaired the entire $1.4 million balance of goodwill in the third quarter of 2009.  Additionally the Company prepaid $55.3 million of Federal Home Loan Bank, (FHLB) advances in the fourth quarter of 2009 which included a $3.8 million prepayment penalty.  Other changes in non interest expense include compensation and employee benefits which increased $481,000, or 3.4%; FDIC insurance expense which increased $286,000, or 16.0%; REO expenses which increased $437,000 and loan expenses which decreased $583,000, or 37.4%.

Looking forward to 2011 the Company expects to continue to focus on: a) mitigation of credit quality issues; b) cost control, primarily through maintaining cost advantages already achieved and pursuing additional cost reductions where appropriate; and c) core deposit transaction account growth.  All of these initiatives will support a strong capital position.  Other challenges facing the Company include legislative proposals which will negatively impact interchange fee income, additional regulatory loan requirements adding to origination costs, as well as fraud prevention efforts in the cyber banking arena.  Growth in the number of deposit accounts would help offset the anticipated reduction of deposit fees driven by interchange fee income; work flow and efficiency efforts will assist in reducing loan origination costs, and a continued focus on security measures will support fraud prevention efforts.

ASSET/LIABILITY MANAGEMENT
The Company follows a program designed to decrease its vulnerability to material and prolonged increases in interest rates.  This strategy includes 1) selling certain longer term, fixed rate loans from its portfolio; 2) increasing the origination of adjustable rate loans; 3) improving its interest rate gap by shortening the maturities of its interest-earning assets; and 4) increasing its non interest income.

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

The Company continues to assess methods to stabilize interest costs and match the maturities of liabilities to assets.  During 2010, transaction deposits increased at a greater rate than certificates of deposit resulting in a shorter duration of repricing for retail deposits.  This shift in retail deposits resulted from customer preference for more liquid accounts due to historically low interest rates.  Retail deposit specials are competitively priced to attract deposits in the Company’s market area.  However, when retail deposit funds become unavailable due to competition, the Company employs FHLB advances to maintain the necessary liquidity to fund lending operations.

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

	Year Ended			Year Ended			Year Ended
	Dec 2010			Dec 2009			Dec 2008
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rage	Average Balance	Interest	Average Yield/Rage
Assets:
Interest-earning assets:
Residential mortgage loans	$98,450	$4,625	4.70%	$115,140	$6,192	5.38%	$135,601	$8,516	6.28%
Commercial & commercial mortgage loans	525,235	30,154	5.74%	530,359	30,192	5.69%	508,465	31,406	6.18%
Second and home equity loans	94,611	4,581	4.84%	98,608	4,992	5.06%	101,185	6,186	6.11%
Other consumer loans	13,143	1,079	8.21%	17,815	1,452	8.15%	23,892	1,890	7.91%
Securities	216,839	5,366	2.47%	137,576	4,164	3.03%	69,030	2,878	4.17%
Short-term investments	19,600	59	0.30%	41,971	99	0.24%	21,452	462	2.15%
Total interest-earning assets (1)	967,878	$45,864	4.74%	941,469	$47,091	5.00%	859,625	$51,338	5.97%
Allowance for loan losses	(14,689)			(10,090)			(7,591)
Cash and due from banks	12,525			12,913			13,587
Bank premises and equipment	15,980			15,011			15,457
Other assets	67,175			62,190			50,866
Total assets	$1,048,869			$1,021,493			$931,944

Liabilities
Interest-bearing liabilities:
Deposits:
Transaction accounts	$547,286	$3,594	0.66%	$445,580	$3,914	0.88%	$380,230	$3,848	1.01%
Certificate accounts	332,720	8,635	2.60%	339,152	10,949	3.23%	322,275	12,876	4.00%
FHLB advances	53,499	1,089	2.04%	112,290	4,278	3.81%	122,921	5,059	4.12%
Other borrowings	15,609	312	2.00%	15,464	412	2.66%	15,464	766	4.95%
Total interest-bearing liabilities	949,114	$13,630	1.44%	912,486	$19,553	2.14%	840,890	$22,549	2.68%
Other liabilities	12,225			18,799			20,695
Total liabilities	961,339			931,285			861,585
Total shareholders’ equity	87,530			90,208			70,359
Total Liabilities and Shareholders’ Equity	$1,048,869			$1,021,493			$931,944

Net Interest Income		$32,234			$27,538			$28,789

Net Interest Rate Spread			3.30%			2.86%			3.29%

Net Earning Assets	$18,764			$28,983			$18,735

Net Interest Margin (2)			3.33%			2.93%			3.35%

Average Interest-earning
Assets to Average
Interest-bearing Liabilities	101.98%			103.18%			102.23%

(1)	Average balances are net of non-performing loans.
(2)	Net interest income divided by the average balance of interest-earning assets.

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

	Year Ended			Year Ended
	Dec 2010 vs. Dec 2009			Dec 2009 vs. Dec 2008
	Increase/(Decrease)			Increase/(Decrease)
	Due to Rate	Due to Volume	Total Change	Due to Rate	Due to Volume	Total Change
Interest Income on Interest-Earning Assets:
Residential mortgage loans	$(730)	$(837)	$(1,567)	$(1,134)	$(1,190)	$(2,324)
Commercial & commercial mortgage loans	270	(308)	(38)	(2,695)	1,481	(1,214)
Second and home equity loans	(213)	(198)	(411)	(1,040)	(154)	(1,194)
Other consumer loans	11	(384)	(373)	59	(497)	(438)
Securities	(556)	1,758	1,202	(490)	1,776	1,286
Short-term investments	42	(82)	(40)	4,813	(5,176)	(363)
Total	(1,176)	(51)	(1,227)	(487)	(3,760)	(4,247)

Interest Expense on Interest-Bearing Liabilities:
Deposits:
Transaction accounts	(3,328)	3,008	(320)	(219)	285	66
Certificate accounts	(2,110)	(204)	(2,314)	(2,649)	722	(1,927)
FHLB advances	(1,501)	(1,688)	(3,189)	(361)	(420)	(781)
Other borrowings	(104)	4	(100)	(354)	-	(354)
Total	(7,043)	1,120	(5,923)	(3,583)	587	(2,996)

Net Change in Net Interest Income	$5,867	$(1,171)	$4,696	$3,096	$(4,347)	$(1,251)

RESULTS OF OPERATIONS
Comparison of Year Ended December 31, 2010 and Year Ended December 31, 2009

General
The Company reported net income of $5.6 million for the year ended December 31, 2010.  This compared to a net loss of $5.8 million for the year ended December 31, 2009, representing an increase of $11.5 million.  This increase was primarily due to a decrease in the provision for loan losses of $9.0 million to $7.2 million for the twelve month period ended December 31, 2010, as compared to the twelve month period ended December 31, 2009.

Net Interest Income
Net interest income increased $4.7 million, or 17.0%, for the year ended December 31, 2010, compared to the year ended December 31, 2009.  The increase in net interest income was the net result of three primary factors: 1) the changing mix of the Company’s interest-bearing liabilities and interest earning assets; 2) the deleveraging transaction the Company completed in the first quarter of 2010 and 3) the declining rate environment.  Total interest income for the year ended December 31, 2010, decreased $1.2 million, or 2.6%, as compared to the year ended December 31, 2009.  The decrease in interest income resulted primarily from the decrease in the average balance of the Company’s higher yielding loan portfolio which earned 5.5% for the year, compared to the increase in the average balance of the lower yielding securities portfolio which earned 2.5% for the year.  Additionally, interest income on residential mortgages decreased $1.6 million in 2010 compared to 2009.  Average balances of residential mortgages declined $16.7 million in 2010.  The Company sells almost of its fixed rate residential mortgage originations in the secondary market.  The majority of the residential loan decline was in the Company’s adjustable rate portfolio, as customers took advantage of the low rate environment to refinance their adjustable rate mortgages into fixed rate mortgages.  The decrease in interest earned on residential mortgages due to decreasing average balances was exacerbated by the declining rate environment, as rates earned on these mortgages decreased 68 basis points year over year.  The Company’s second and home equity interest income decreased $411,000 for the two comparative years.  As with the residential portfolio, seconds and home equities decreased in average balances as customers who had equity available refinanced their balances into first mortgages.  Additionally, the second and home equity portfolio earned 22 basis points less than the preceding year.  Interest on consumer loans decreased $373,000 year over year, primarily due to decreasing balances of consumer loans.  Direct and indirect auto loans accounted for 72.8% of the average decrease in consumer loans.  The Company chose to discontinue its indirect auto loan program in 2006.  Direct auto loans experienced a decline in balances as the automotive industry offered 0% or low rates, as well as cash back programs that the Company declined to match.  Interest expense decreased $5.9 million for the year ended December 31, 2010, as compared to the prior year.  The Company entered into a deleveraging transaction which included the prepayment of $55.3 million of FHLB advances in the fourth quarter of 2009 and the restructuring of $55.0 million FHLB advances in the first quarter of 2010.  This transaction reduced the average balance of FHLB advances $58.8 million year over year and reduced the rate paid on advances by 177 basis points. This resulted in a $3.2 million decrease in FHLB advance interest expense.  The Company was successful in attracting transaction account growth as evidenced by the $101.7 million increase in the average balances of transaction accounts.  The impact on interest expense due to the increase in average transaction account balances was offset by the 22 basis point decrease in rates paid on these same accounts resulting in a $320,000 decrease in transaction account expense year over year.  The declining rate environment enabled the Company to offer decreased rates in its market area, while remaining competitive on its certificate of deposit rates.  The 63 basis points reduction in rates paid, as well as a $6.4 million reduction in the average balance resulted in a $2.3 million decrease in interest paid on certificates of deposit for the year ended December 31, 2010, as compared to the year ended December 31, 2009.

Provision for Loan Losses
Provision for loan losses was $7.2 million for the year ended December 31, 2010 compared to $16.2 million for the year ended December 31, 2009.  Net charge offs totaled $5.7 million for 2010 compared to $11.7 million for 2009.  Net charge offs were $4.4 million for commercial and commercial real estate loans, $571,000 for residential mortgages, $468,000 for seconds and home equity loans and $281,000 for other consumer loans.  Three commercial relationships accounted for $3.3 million of the net charge offs in 2010.  Of these three relationships, $2.4 million in net charge offs related to two loans that were current as of December 31, 2009.  The remaining loan was evaluated as of December 31, 2009, based on the most recent appraisal of the associated collateral and the estimated strength of the borrower.  The Company continued to evaluate the business which sustained deterioration throughout 2010.   The charge off recorded in 2010 was the result of a new appraisal obtained during the year for the associated collateral, as well as the lack of the financial capacity of the borrower who ceased operations in the third quarter of 2010.  Total non performing loans increased $8.3 million from $21.8 million at the end of 2009 to $30.1 million at the end of 2010.  This increase was attributable to a $9.2 million increase in troubled debt restructured loans.  This increase was due primarily to two commercial relationships that totaled $7.8 million, or 80.1% of the TDR loans.  One $3.0 million relationship was restructured to reduce the required payment resulting in a larger balloon payment.  A $4.7 million commercial relationship was restructured to an interest only payment.  Both borrowers were current with their restructured terms as of December 31, 2010.  The provision for loan losses decreased during 2010 due primarily to a decrease in net charge offs.  During 2010, the severity of the economic downturn did not continue to accelerate as it had in 2009; however, neither was there a marked improvement in real estate values, unemployment statistics or housing.  Improvement in economic trends was sluggish at best in 2010 for both the national and Indiana economies.  The economic downturn continues to hamper the Bank’s commercial and retail customers’ ability to repay their debt.  As a result, the provision for loan losses while decreasing from 2009 levels was still substantially higher for 2010 at $7.2 million than the three year average from 2006 to 2008 of $2.2 million. The provision for loan losses covered net charge offs for the year, as well as increased the allowance for loan losses $1.5 million.  This increase in the allowance was prudent to cover the net growth in the portfolio, which included $22.7 million of commercial and commercial real estate loans, and reflected the sustained deterioration of collateral values within the portfolio.  In 2009, due to the severity of the economic issues along with the dramatic drop in collateral values, management determined that the historical practice of utilizing 5 years of charge off history to determine the required allowance for loan losses was not adequately representing the risk in the portfolio.  Therefore, management changed the methodology by shortening the timeframe of the charge off history from a rolling 5 years to a rolling 2 years.  In December 2010, management determined to increase the timeframe of the charge off history by one quarter, each quarter, until a rolling 3 years is reached.  This was done to accurately reflect the risk inherent in the portfolio.  Management continually monitors portfolio conditions to determine if the appropriate charge off percentages in the allowance calculation reflect the expected losses in the portfolio.  As of December 31, 2010, the time frame used to determine charge off percentages was October 1, 2008 through December 31, 2010.  See the section captioned “Allowance for Loan Losses” elsewhere in this discussion for further analysis of the provision for possible loan losses.

Non Interest Income
Non interest income decreased $1.0 million for the twelve month period ended December 31, 2010.  This decrease was due primarily to the decrease in the gain on securities sales of $1.3 million year over year.  In 2009, the Company recorded a gain on sale of securities of $2.0 million that was the result of approximately $100 million of securities being sold, due to the deleveraging transaction.  In 2010, the Company recorded gains of $768,000 in securities sales.  The security portfolio is typically used to manage liquidity needs and not as a source of core income.  As opportunities became available in 2010, management chose to harvest gains in the portfolio that were being repaid at par.   The proceeds were primarily reinvested in similar securities with a slight increase in yield and an approximately six month extension in weighted average life.  An additional decrease in non interest income resulted from the $523,000, or 19.9%, decrease in gain on sale of loans for the twelve month period ended December 31, 2010, as compared to the twelve month period ended December 31, 2009.  A refinancing surge occurred in 2009, which resulted in the Company originating $186.5 million of loans for sale.   In the late third quarter and the fourth quarter of 2010, the Company experienced another small flurry of refinancing activity driven by the continuance of the low rate environment.  In 2010, the Bank originated $89.5 million of loans for sale.  Offsetting these two decreases in non interest income was a $192,000 smaller loss on real estate owned (REO) and a $386,000 increase in trust and asset management fees.  In 2010 and 2009, the Company wrote down the value of commercial REO $727,000 and $468,000, respectively.  These write downs were primarily the result of updated annual appraisals received on the properties.  In 2010, $468,000 in profit was recognized on commercial REO sales, $389,000 of which related to the sale of the Company’s largest commercial REO property.  Trust and asset management fees increased $386,000, or 54.3%, year over year due to the hiring of an investment management consultant in May of 2009.

Non Interest Expenses
Non interest expenses totaled $28.9 million for the year ended December 31, 2010, a decrease of $4.5 million, or 13.5%, compared to the year ended December 31, 2009.  The majority of this decrease relates to two one time events which occurred in 2009.  As part of the deleveraging transaction that occurred in the fourth quarter of 2009, the Company paid a $3.8 million prepayment penalty related to the prepayment of $55.3 million of FHLB advances discussed earlier. The other one time event occurred in the third quarter of 2009 when the Company concluded that its $1.4 million of goodwill was impaired. Other items impacting the variance in non interest expenses included a $481,000 increase in compensation and employee benefits, a $286,000 increase in FDIC insurance expense, a $583,000 decrease in loan expenses and a $437,000 increase in REO expenses.  Compensation and employee benefits increased $481,000, or 3.4%, due to the net effect of: 1) a $256,000 increase in funding requirements associated with the Company’s frozen retirement plan; 2) a $183,000 decrease in net bonus expense primarily due to the elimination of the Company’s long term incentive plan;  3) a $274,000 increase in the vacation accrual due to a credit to vacation expense of $301,000 resulting from a 2009 vacation policy change;  and 4) an increase of $146,000 related to the granting of restricted stock in 2010.  FDIC insurance expense increased $286,000, or 16.0%, due to increases in the rates charged to insure those deposits as well as a $95.3 million increase in the average balance of deposit accounts.  Loan expenses decreased $583,000, or 37.4%, primarily due to the costs associated with problem loans decreasing.  The decrease in loan expenses was somewhat offset by increases in REO expenses of $437,000, due to some of these loans moving to REO.  These costs include taxes and insurance on REO properties as well as maintenance costs incurred to mitigate losses on the disposition of REO properties.

Income Taxes
The Company recorded income tax of $2.1 million for the year ended December 31, 2010, an increase of $5.7 million compared to the year ended December 31, 2009.  This increase reflects the increase in pre-tax income of $17.2 million.  The Company currently has a deferred tax asset of $8.4 million.  In 2010, the Company had pre-tax income of $7.8 million.  Based on the core earnings of the Company in combination with anticipated charge offs, management projects generating sufficient pretax income over the next three years which would result in the realization of the deferred tax asset.  Therefore, no valuation allowance was established for the deferred tax asset.

RESULTS OF OPERATIONS
Comparison of Year Ended December 31, 2009 and Year Ended December 31, 2008:

General
The Company reported a net loss of $5.8 million for the year ended December 31, 2009.  This compared to net income of $5.0 million for the year ended December 31, 2008, representing a decrease of $10.9 million.

Net Interest Income
Net interest income decreased $1.3 million, or 4.4%, for the year ended December 31, 2009, compared to the year ended December 31, 2008.  The decrease in net interest income was primarily the net result of three factors: 1) the impact of non accrual loans; 2) the changing mix of the Company’s interest-earning assets and interest-bearing liabilities and 3) the decreasing rate environment.  Total interest income for the year ended December 31, 2009, decreased $4.2 million, or 8.3%, as compared to the year ended December 31, 2008.  The Company would have recorded an additional $2.0 million in interest income in 2009 and $1.3 million in 2008 if loans on non accrual status had been current in accordance with their original terms.  Additionally, the changing mix of interest earning assets and the lower rate environment resulted in a 97 basis point decrease in the yield.  Average balances of interest earning demand deposits and securities increased $20.5 million and $68.5 million, respectively, in 2009 as compared to the prior year.  This excess liquidity was the result of an $88.8 million increase in average retail deposit balances in 2009 compared to average retail deposit balances in 2008.  Total interest expense for the year ended December 31, 2009 decreased $3.0 million, or 13.3%, as compared to the year ended December 31, 2008.  This decrease, like the decrease in interest income, was driven by the changing mix of interest bearing liabilities and the declining rate environment, as evidenced by the 54 basis point decrease in rates paid for the two comparative years.  As mentioned earlier the average balances of retail deposits increased $88.8 million in 2009.  Additionally, average balances of higher costing wholesale deposits and FHLB advances decreased $7.6 million and $10.6 million, respectively.  The net result of the decreasing rate environment, the increase in average balances, as well as the changing mix of interest-earning assets and interest-bearing liabilities was a 42 basis point decrease in the net interest margin from 3.35% for the year ended 2008 to 2.93% for the year ended 2009.  In December of 2009, the Company implemented a deleveraging transaction designed to improve net interest income in 2010.  The Company sold approximately $100 million of securities with a weighted average yield of 2.2% and prepaid approximately $55.3 million of FHLB advances with a weighted average rate of 4.5%.  The excess liquidity from this transaction was invested in securities with longer maturities, improving the yield on the securities.

Provision for Loan Losses
Provision for loan losses was $16.2 million for the year ended December 31, 2009 compared to $4.3 million for the year ended December 31, 2008.  Net charge offs totaled $11.7 million for 2009 compared to $2.7 million for 2008.  Six commercial relationships accounted for $9.0 million of the net charge offs in 2009.  Of these six relationships, $3.8 million in net charge offs related to three loans that were current as of December 31, 2008.  The remaining three loans were evaluated as of December 31, 2008, based on recent appraisals of the associated collateral, probable liquidation value and the possibility of cash flow from ongoing business contracts.   The Company continued to evaluate the business and collateral values, which sustained significant deterioration throughout 2009.  The charge offs recorded in 2009 were the result of auction values obtained during the year for the associated collateral.  Total non performing loans decreased $2.5 million from $24.3 million at the end of 2008 to $21.8 million at the end of 2009.  However, this decrease in nonperforming loans occurred during the fourth quarter when three large commercial loans totaling $9.6 million were transferred to other real estate owned.  Non-performing assets to total assets increased to 3.41% at December 31, 2009 from 2.86% at December 31, 2008, reflecting the deteriorating asset quality during 2009.  Non-performing assets totaled $34.4 million at December 31, 2009, a $6.7 million increase compared to December 31, 2008.  The provision for loan losses increased during 2009 due primarily to an increase in net charge offs and declining asset quality metrics for the year. During 2009, the banking industry continued to experience increasing trends in problem assets and credit losses which resulted from continued weakness in the national economy.  The impact of the national economic downturn on the Company’s Indiana market footprint was evident throughout the year with the greatest impacts being evidenced by declining property values and a significant increase in the state unemployment rate.  The economic downturn has negatively impacted the Bank’s commercial and retail customers’ ability to repay their debt.  As a result, the provision for loan losses increased substantially to cover elevated levels of net charge offs for the year as well as to increase the allowance for loan losses to cover the increased risk of loss within the Company’s loan portfolio.  Due to the severity of the economic issues along with the dramatic drop in collateral values, management determined that the historical practice of utilizing 5 years of charge off history to determine the required allowance for loan losses was not adequately representing the current risks.  Therefore, management changed the methodology during 2009 by shortening the timeframe of the charge off history from a rolling 5 years to a rolling 2 years.  As of December 31, 2009 the time frame used to determine charge off percentages was January 1, 2008 through December 31, 2009.  The elevated charge off levels in the previous 2 years along with the increase in internally classified problem loans contributed to the increase in the provision for loan losses.  Based on the revised methodology and the deterioration of the loan portfolio and collateral values, the provision for loan losses was increased to fund a $4.5 million increase in the allowance for loan losses.  See the section captioned “Allowance for Loan Losses” elsewhere in this discussion for further analysis of the provision for possible loan losses.

Non Interest Income
Non interest income increased $738,000, or 6.2%, for the year.  The increase in non interest income for 2009 was the net result of several factors.  Due to the low rate environment in 2009, the Company experienced increased refinancing activity in residential mortgage lending.  Typically the Company sells almost all of its residential mortgage originations.  In 2009, the Company sold $163.1 million of residential mortgage loans in the secondary market compared to $79.1 million in 2008.  This increase in secondary market sales resulted in a $1.2 million increase in gain on sale of loans.  The Company also had a gain on sale of securities, net of impairment, of $1.8 million.  This gain was the result of the sale of approximately $100 million of securities, as part of a deleveraging transaction that produced a gain on sale of securities of $2.0 million.  Offsetting this securities gain in 2009 was the recording of $221,000 of other than temporary impairment (OTTI) on various securities throughout the year.  Additionally, in 2008 a loss on securities of $437,000 was recorded.  The Company sold its investment advisory services business during the third quarter of 2008 for the book value of the goodwill and associated intangible assets related to this business.  Due to this sale, the Company did not record any brokerage fee income in 2009 which resulted in a decrease in investment advisory services of $1.4 million for the year.  Deposit fees decreased $444,000, or 6.5%, in 2009.  This decrease in deposit fees was primarily due to a $543,000 decrease of overdraft protection fees as customers exhibited conservative management of their deposit accounts in 2009.  Offsetting this decrease in deposit fees was an increase in commercial transaction account fees of $128,000, primarily due to the growth of treasury management services in 2009.  The Company recorded a net loss on real estate owned of $480,000 for the year ended December 31, 2009.  The loss was primarily the result of a write down on other real estate owned of $468,000 related to a former subdivision loan.  Trust and asset management fees increase $173,000, or 32.2%, due to adding additional staff and the resulting fees produced from their book of business.  Miscellaneous income decreased $497,000, or 30.8%, due primarily to the decrease of $271,000 in dividends received on FHLB stock.

Non Interest Expenses
Non interest expenses totaled $33.4 million for the year ended December 31, 2009, an increase of $4.6 million, or 15.9%, compared to the year ended December 31, 2008. Included in the increase in non interest expenses were two one time events: 1) the Company recorded an impairment charge of $1.4 million representing the entire balance of goodwill during 2009.  For a description of the goodwill impairment test see the goodwill discussion later in this document and 2) in December of 2009, the Company entered into a deleveraging transaction which included the prepayment of FHLB advances.  The prepayment of $55.3 million of FHLB advances resulted in a prepayment penalty of $3.8 million being charged in the fourth quarter of 2009.  FDIC insurance expense increased $1.5 million, due to a special assessment charge of $454,000, as well as increased rates.  Loan expenses increased $863,000 for 2009 to $1.6 million.  Loan expenses in 2009 were negatively impacted by workout expenses associated with problem loans.  These workout expenses increased overall loan expenses by approximately $922,000.  Categories which decreased year over year in non interest expenses include compensation and employee benefits and marketing.  Compensation and employee benefits decreased $1.6 million, or 10.0%.  These decreases were the net result of several factors including: a) reduced bonus and vacation expense of $387,000; b) freezing the Company pension plan in April of 2008 saved $354,000; c) $809,000 reduction from the discontinuance of brokerage services; and d) approximately $600,000 reduction in wages due to a 10% reduction in the Company’s workforce in the third quarter of 2008.  Offsetting these reductions in expense was a $577,000 increase in mortgage loan commissions attributable to the refinancing activity in 2009.  Marketing expense decreased $464,000 due to the timing of advertising associated with the name change in 2008.  Excluding the two one time charges discussed above, the Company’s non interest expense would have decreased $638,000, or 2.2%.

Income Taxes
The Company had an income tax credit of $3.6 million for the year ended December 31, 2009, a decrease of $6.2 million compared to the year ended December 31, 2008.  This decrease mirrors the decrease in pre-tax income of $17.0 million.

FINANCIAL CONDITION
The Company's total assets increased $33.0 million to $1.04 billion at December 31, 2010, from $1.01 billion at December 31, 2009.  Total loans increased $9.8 million, or 1.3%, year to date.  This increase was the net result of $22.7 million, or 4.3%, growth in commercial and commercial real estate loans, which was offset by decreases in residential mortgages, second and home equity loans and other consumer loans of $4.8 million, $4.5 million, and $3.7 million, respectively.  The decrease in residential mortgages and second and home equity loans was primarily due to the two refinancing waves the Company experienced in 2010.  The Company sells almost all of its fixed rate residential originations in the secondary market.  Home owners who had equity available chose to include their second mortgage and/or home equity loan in their first mortgages when refinancing.  Other consumer loans decreased primarily due to a reduction in indirect auto loans and direct auto loans.  As mentioned previously, the Company chose to discontinue its indirect auto loan program in 2006.  Direct auto originations were hampered by incentives such as zero rate and low rate loans offered by the auto industry, as well as cash back incentives.  Transaction accounts increased $33.4 million, while certificates of deposit decreased $25.2 million for the year ended December 31, 2010.   The Company focused 2010 deposit gathering efforts on core deposit transaction accounts.  In the third quarter of 2010, the Company had one public entity customer that established a short term depository relationship of approximately $40.0 million.  The Company invested these funds in short term securities which partially funded an increase of $76.8 million, or 51.4%, in securities available for sale.  Most of the remainder of the increase in securities available for sale was funded by investing cash and cash equivalents, which were earning less than 50 basis points.  The public entity revised its investment strategy and withdrew its funds prior to year end, which the Company funded primarily from security sales in the fourth quarter and a $12.1 million increase in short term borrowings.  Other assets decreased $11.8 million due primarily to an $8.2 million decrease in real estate owned.  In December 2010, the Company sold its largest real estate owned property resulting in a decrease of $6.2 million in real estate owned and a gain on sale of real estate owned of $389,000.  As of December 31, 2010, shareholders’ equity was $88.6 million, an increase of $3.7 million compared to the prior year.  This increase was primarily the net result of $5.6 million net income and the $1.1 million preferred stock dividends paid on the 21,500 shares of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A sold to the United States Treasury under the capital purchase program.  The Company’s risk based capital, tier 1 risk based capital, and tier one leverage ratios as of December 31, 2010 were 13.3%, 12.1% and 9.6%, respectively.

Fourth Quarter 2010 Results
During the fourth quarter of 2010 the Company had net income of $1.5 million or $.36 diluted income per common share compared to a net loss of $1.4 million or $(0.50) diluted earnings per common share during the fourth quarter of 2009.  Net interest income increased $1.5 million, or 21.2%, to $8.6 million for the quarter ended December 31, 2010 as compared to $7.1 million for the quarter ended December 31, 2009.  The increase in net interest income was primarily attributable to significant improvement in the net interest margin.  Net interest margin for the quarter was 3.42%, which represented an increase of 6 basis points on a linked quarter basis and an increase of 55 basis points compared to the fourth quarter of 2009.  The increase in the net interest margin was primarily due to the Company’s deleveraging transaction which was executed in December 2009 and January 2010.  The prepayment and restructuring of the FHLB advances aided in reducing the Company’s overall cost of interest-bearing liabilities.  Additionally, the net interest margin was aided by a decrease in deposit costs which have been driven down during the year due to overall market conditions and the improvement in the mix of the deposit base as higher cost certificates of deposit were replaced with transaction accounts. Provision for loan losses totaled $2.0 million in the fourth quarter of 2010, which covered net charge offs of $2.0 million for the same quarter.   The ratio of the allowance for loan losses to total loans increased to 1.95% at December 31, 2010 compared to 1.78% at December 31, 2009. Total non-performing assets decreased $4.3 million in the fourth quarter of 2010.  The decrease in non-performing assets during the fourth quarter related primarily to the sale of the Company’s largest real estate owned property.   Non interest income decreased $1.1 million, or 23.2%, in the fourth quarter of 2010 compared to the same quarter of the prior year.  During the fourth quarter of 2009, the Company sold securities in conjunction with the deleveraging transaction which resulted in a gain on sale of $2.0 million.  Gain on sale of loans increased $331,000 for the quarter.  The fluctuation in mortgage rates and the historic low rates have resulted in various waves of refinance activity.  A significant reduction in interest rates that began late in 2008 resulted in increased mortgage refinance activity and origination volumes during the majority of 2009.  Then beginning in the second quarter of 2010, another reduction in mortgage rates led to additional refinance volumes.  Gain on sale of loans totaled $761,000 for the quarter.  While not a core activity, the Company continued to take advantage of interest rate volatility in the securities market to reposition a portion of the securities portfolio.  Gain on sale of securities totaled $271,000 in the fourth quarter. Gain on sale of real estate owned increased $315,000 in the fourth quarter of 2010 due to the previously discussed sale of the Company’s largest real estate owned property.  Non interest expenses decreased $3.0 million to $7.7 million in the fourth quarter of 2010 compared to the fourth quarter of 2009.  During the fourth quarter of 2009, the Company incurred $3.8 million in prepayment fees related to Federal Home Loan Bank advances that were prepaid in conjunction with the deleveraging transaction.  Compensation and employee benefits expense increased $335,000 for the quarter.  This increase was due to a $150,000 increase in incentive payments, as well as an $82,000 increase in vacation expense because of an $82,000 credit in 2009, and a $62,000 expense for restricted stock which was granted in April of 2010.  Real estate owned expenses increased $174,000 for the quarter due to increased workout related activities.  The Company’s efficiency ratio was 63.1% for the fourth quarter of 2010.  The Company’s balance sheet decreased $31.0 million in the fourth quarter, due primarily to the previously discussed withdrawal of a public entity deposit of $40.0 million.  Additionally, total portfolio loans decreased $4.7 million in the fourth quarter of 2010, due primarily to the refinance wave which resulted in a $3.2 million decrease in residential loans for the same period.  As discussed previously in the financial condition section the Company sold its largest real estate owned property of $6.2 million which resulted in a $7.3 decrease on a linked quarter basis in other assets.

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

Net interest income represents the Company’s principal component of income.  Consistency of the Company’s net interest income is largely dependent upon the effective management of interest rate risk.  The Company has established risk measures, limits and policy guidelines in its Interest Rate Risk Management Policy.  The responsibility for management of interest rate risk resides with the Company’s executive management, with oversight by the Board of Directors.  The Company uses an earnings simulation analysis that measures the sensitivity of net interest income to various interest rate movements.  The base-case scenario is established using current interest rates.  The comparative scenarios assume an immediate parallel shock in increments of 100 basis point rate movements.  The interest rate scenarios are used for analytical purposes and do not necessarily represent management’s view of future market movements.  Rather, these are intended to provide a measure of the degree of volatility interest rate movements may introduce into the earnings of the Company.  Modeling the sensitivity of earnings to interest rate risk is highly dependent on numerous assumptions embedded in the model.  These assumptions include, but are not limited to, management’s best estimates of the effect of changing interest rates on the prepayment speeds of certain assets and liabilities, projections for activity levels in each of the product lines offered by the Company and historical behavior of deposit rates and balances in relation to changes in interest rates.  These assumptions are inherently uncertain, and as a result, the model cannot precisely measure net interest income or precisely predict the impact of fluctuations in interest rates on net interest income.  Actual results will differ from simulated results due to timing, magnitude, and frequency of interest rate changes as well as changes in market conditions. The Company’s 12-month net interest income sensitivity profile as of fiscal year end December 31, 2010 and December 31, 2009 is as follows:

As Of	Dec 2010	Dec 2009
Changes in Rates	Net Interest Income % Change	Net Interest Income % Change	Interest Rate Risk Management Policy Guidelines
+ 300 basis points	(3.53)	(5.00)	(20.00)
+ 200 basis points	.83	(3.04)	(15.00)
+ 100 basis points	4.74	(1.35)	(7.50)
- 100 basis points	(2.51)	(3.11)	(7.50)
- 200 basis points	(4.40)	(8.86)	(15.00)
- 300 basis points	(5.68)	(11.70)	(20.00)

ASSET QUALITY
In accordance with the Company's classification of assets policy, management evaluates the loan and investment portfolio each month to identify assets that may contain probable losses.  In addition, management evaluates the adequacy of its allowance for loan losses.

SECURITIES
Management reviews its available for sale and held to maturity securities for other than temporary impairment on a quarterly basis.  The review includes an analysis of the facts and circumstances of each individual investment such as the severity of loss, the length of time the fair value has been below cost, the expectation for that security’s performance, expected cash flows, the creditworthiness of the issuer, whether the Company intends to sell investments, and whether it is not more-likely-than-not that the Company will be required to sell the investments before recovery of their amortized cost basis, which may be maturity.  The Company uses a third party pricing service to obtain quotes for the fair value of its securities.  The Company has used this service since 2002 and has found through subsequent transactions the quotes received from this service to be reliable and accurate.  During 2008, the Company redeemed its shares of the Shay AMF Ultra Short Mortgage Fund for cash and securities after recognizing an OTTI loss on this equity security.  The securities received as a result of the redemption in kind were recorded at their fair value when received and classified as held to maturity.  During the second quarter of 2010, securities classified as held to maturity with an amortized cost of $345,000 were transferred to available-for-sale securities and subsequently sold.  In conjunction with the transfer and sale of these securities, the Company transferred the remaining held-to-maturity securities with an amortized cost of $2.9 million and a fair value of $2.7 million to available-for-sale securities.   In reviewing these securities for other than temporary impairment, management considered the change in market value of the securities, the expectation for the security’s future performance based on the receipt, or non receipt, of all expected cash flows, Moody’s ratings where available, whether the Company intends to sell investments and whether it is not more-likely-than-not that the Company will be required to sell the investments before recovery of their amortized cost basis, which may be maturity.  During 2010, management identified 5 individual securities from the Shay redemption in kind that were determined to have an other than temporary impairment in value.  For each of these securities, the Company did not receive all required cash flows in a particular period.  The current carrying value for the securities at the time the cash flow default occurred was written off.  The write off in 2010 for securities with other than temporary impairment totaled $243,000.  Additionally in 2010, the Company received payments of $28,000 on securities that were previously written off.  The remaining portfolio of Shay redemption in kind securities is comprised of 72 securities with a book value of $1.4 million at December 31, 2010.

In analyzing the remainder of the securities available for sale portfolio, the Company had two corporate securities with a face amount of $2.0 million and an unrealized loss of $508,000 as of December 31, 2010.  These two securities are backed by Bank of America, the purchaser of Nations Bank, and Chase.  Management expects the outcome of these two investments to be an all or none scenario, whereby if either Bank of America or Chase becomes insolvent the Bank would not be repaid, or conversely, if these two national banks remain going concerns the Bank would be repaid.  Currently the Bank of America and Chase investments are rated BAA3 and A2, respectively, by Moody’s rating system.  Both of the issuers of these bonds are considered well capitalized banks under the current regulatory definition.  Management believes that the decline in market value is due primarily to the interest rate and maturity as these securities carry an interest rate of LIBOR plus 55 basis points with maturity beyond ten years.  The Company does not intend to sell these investments and it is not more-likely-than-not the Company will be required to sell the investments before recovery of their amortized cost basis, which may be maturity. Based on these criteria management determined the two corporate securities did not have any other than temporary impairment.

GOODWILL
The Company evaluated goodwill for impairment on a quarterly basis for the first three quarters of 2009.  Impairment is the condition that exists when the carrying amount of goodwill exceeds its implied fair value.  The guidance requires a two step impairment test as of the measurement date to: 1) identify potential goodwill impairment and 2) measure the amount of the goodwill impairment loss to be recognized, if applicable.  Management analyzed the estimated fair value of the Company using three methodologies: the comparable transactions approach, the control premium approach and the discounted cash flow approach.  In both the first and second quarter analysis, the implied fair value of the Company was greater than the carrying value.  Therefore, no impairment charge was required in the first or second quarter of 2009.  As of September 30, 2009, management determined from the analysis of goodwill that the aggregate fair value of the Company was less than the carrying value.  Based on this conclusion, management prepared a step two analysis calculating the fair value of the Company’s financial assets and liabilities.  An application of the fair value of the Company as calculated in step one, and the fair value of the Company’s financial assets and liabilities as calculated in step two, resulted in an estimated negative fair value of goodwill.  Since management determined the fair value of goodwill was negative and therefore lower than the carrying value, a full impairment charge of $1.4 million was recorded in the third quarter of 2009.

NON-PERFORMING ASSETS
The following table sets forth information concerning non-performing assets of the Company.  Real estate owned includes property acquired in settlement of foreclosed loans that is carried at net realizable value.  (dollars in thousands)

As of	Dec 2010	Dec 2009	Dec 2008	Dec 2007	Dec 2006
Non-accruing loans:
Residential mortgage loans	$1,412	$3,093	$2,349	$2,284	$1,637
Commercial and commercial mortgage loans	18,082	15,892	19,352	7,622	903
Second and home equity loans	678	798	696	466	200
Other consumer loans	106	106	137	144	112
Total	20,278	19,889	22,534	10,516	2,852
90 days past due and still accruing loans:
Residential mortgage loans	92	131	481	64	459
Commercial and commercial mortgage loans	-	1,279	37	-	-
Total	92	1,410	518	64	459
Troubled debt restructured	9,684	499	1,282	874	440
Total non-performing loans	30,054	21,798	24,334	11,454	3,751
Real estate owned	4,389	12,627	3,379	311	436

Total Non-Performing Assets	$34,443	$34,425	$27,713	$11,765	$4,187
Non-performing assets to total assets	3.30%	3.41%	2.86%	1.29%	0.46%
Non-performing loans to total loans	4.02%	2.95%	3.03%	1.51%	0.54%
Allowance for loan losses to non-performing loans	48.60%	60.16%	35.30%	60.87%	175.90%

The balance of total non-performing assets remained unchanged from 2009 levels of $34.4 million at December 31, 2010.  However, the mix of non performing assets experienced two major category changes.  Total non performing loans increased $8.3 million to $30.1 million at December 31, 2010.  The increase in non performing loans was offset by a decrease in real estate owned of $8.2 million to $4.4 million at December 31, 2010.  As a result of the increase in the allowance for loan losses combined with the increase in non performing loans, the coverage ratio (allowance for loan losses to non performing loans) decreased to 48.6% at December 31, 2010 from 60.2% at December 31, 2009.  The mix of non performing loans affected the coverage ratio, as troubled debt restructured loans increased significantly; however TDR loans are currently performing as restructed.  Total non performing loans include $18.1 million in commercial and commercial mortgage loans.  Non performing commercial and commercial mortgage loans at December 31, 2010 include 10 relationships that comprise $15.6 million, or 86.5%, of the total non performing commercial and commercial mortgage loans.  These 10 relationships are as follows:  7 relationships totaling $11.0 million relate to residential land/condominium development; 2 relationships totaling $2.4 million relate to commercial development, and 1 relationship totaling $2.1 million relates to a commercial company and its principal owner.  At December 31, 2010, a specific reserve of $1.8 million was included in the allowance for loan losses related to these 10 relationships.  In addition, non-performing residential mortgages decreased $1.7 million.  Loans classified as troubled debt restructured increased $9.2 million.  This increase was due to primarily to two commercial relationships that totaled $7.8 million or 80.1% of TDR loans.  One $3.0 million relationship was restructured to reduce the required payment resulting in a larger balloon payment.  A $4.7 million commercial relationship was restructured to an interest only payment.  Both borrowers were current with their restructured terms as of December 31, 2010.  Other real estate owned at December 31, 2010 included 4 properties/projects that total $3.4 million, or 76.9%, of the total balance outstanding.  These 4 properties/projects all relate to residential land or condominium developments.

ALLOWANCE FOR LOAN LOSSES
The provision for loan losses was $7.2 million for the year ended December 31, 2010, which resulted in an increase in the balance of the allowance for loan losses to $14.6 million at December 31, 2010 as compared to $13.1 million at December 31, 2009.  The allowance for loan losses as a percentage of total loans increased to 1.95% at December 31, 2010 from 1.78% at December 31, 2009.

In determining the appropriate balance in the allowance for loan losses, management considered such factors as trends in the loan portfolio, historical loss trends, levels of non-performing assets and the impact of the local and national economy.  During 2010, the residential land development sector continued to experience softening which began in 2008 due to the effects of the national economic downturn and the overall slowdown in the residential housing market.  In particular, the residential condominium market which had experienced significant growth prior to 2008 has slowed dramatically since then.  As the overall residential housing market slowed in Indianapolis, demand for condominiums dropped substantially.  Net charge offs continue to exceed the Company’s historical average.  Total non-performing loans increased $8.3 million to $30.1 million comparing December 31, 2010 to December 31, 2009.  This increase relates to a $9.2 million increase in TDR loans discussed previously.  Management allocates a specific portion of the allowance for loan losses to each significant non-performing loan.  In addition, management classifies problem assets and allocates a portion of the allowance for loan losses prior to loans becoming non-performing assets.  During 2010, assets classified by management as special mention or substandard that were not included in non-performing assets increased $7.3 million to $50.9 million at December 31, 2010.  As a result during 2010, the Company recorded a provision for loan losses in excess of current net charge offs resulting in an increase in the allowance for loan losses of $1.5 million, or 11.4%.  Management determined that an increase in the allowance for loan losses was appropriate in light of the sustained decline in credit quality resulting from the impacts of the continuing sluggish national economy on the Company’s local market area.

The following table sets forth an analysis of the allowance for loan losses.  (dollars in thousands)

As Of	Dec 2010	Dec 2009	Dec 2008	Dec 2007	Dec 2006
Balance at beginning of period	$13,113	$8,589	$6,972	$6,598	$6,753
Provision for loan losses	7,179	16,218	4,292	1,361	850
Loan charge-offs:
Residential mortgage loans	(697)	(473)	(499)	(136)	(84)
Commercial and commercial mortgage loans	(4,447)	(10,124)	(1,561)	(698)	(470)
Second and home equity loans	(502)	(874)	(339)	(24)	(67)
Other consumer loans	(439)	(568)	(642)	(608)	(706)
Total charge-offs	(6,085)	(12,039)	(3,041)	(1,466)	(1,327)
Recoveries:
Residential mortgage loans	126	31	34	14	14
Commercial and commercial mortgage loans	81	121	58	178	115
Second and home equity loans	34	15	45	22	2
Other consumer loans	158	178	229	265	191
Total recoveries	399	345	366	479	322
Net charge-offs	(5,686)	(11,694)	(2,675)	(987)	(1,005)

Balance at End of Period	$14,606	$13,113	$8,589	$6,972	$6,598
Net charge-offs to average loans	0.78%	1.52%	0.35%	0.14%	0.15%
Allowance for loan losses to total loans	1.95%	1.78%	1.07%	0.92%	0.95%

ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES
The following table indicates the portion of the allowance for loan loss management has allocated to each loan type:  (dollars in thousands)

As Of	Dec 2010	Dec 2009	Dec 2008	Dec 2007	Dec 2006
Residential mortgage loans	$799	$910	$741	$1,153	$1,355
Commercial and commercial mortgage loans	12,640	10,564	6,493	4,374	3,856
Second and home equity loans	858	1,152	821	762	640
Other consumer loans	309	487	534	683	747
Total Allowance for Loan Losses	$14,606	$13,113	$8,589	$6,972	$6,598

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

Borrowings may be used to compensate for reductions in other sources of funds such as deposits.  As a member of the FHLB System, the Company may borrow from the FHLB of Indianapolis.  At December 31, 2010, the Company had $53.0 million in advances from the FHLB of Indianapolis.  As of that date, the Company had commitments of approximately $133.1 million to fund lines of credit and undisbursed portions of loans in process, loan originations of approximately $13.3 million, letters of credit of $5.1 million, and commitments to sell loans of $15.6 million.  In the opinion of management, the Company has sufficient cash flow and borrowing capacity to meet current and anticipated funding commitments.

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

CONTRACTUAL COMMITMENTS
Financial Instruments with Off-Balance Sheet Risk
In the normal course of business, the Company is a party to various activities that contain credit and market risk that are not reflected in the financial statements.  Such activities include commitments to extend credit, selling loans, borrowing funds, and standby letters of credit.  Commitments to borrow or extend credit, including loan commitments and standby letters of credit, do not necessarily represent future cash requirements in that these commitments often expire without being drawn upon.  The Company originated $89.5 million of loans for sale in the secondary market in 2010.  In the event of an early payment default, the Company could be required to indemnify the investor or repurchase the sold loan.  Indemnifying the investor involves paying a $1,500 fee and certain associated costs, which are typically less than $10,000.  In 2010, the Company indemnified an investor on one loan for total costs of less than $8,000.  Due to the remote possibility of early payment default on loans the Company sells and the immaterial nature of the costs involved, the Company does not reserve for loans sold in the secondary market.  Management believes that none of these commitment arrangements expose the Company to any greater risk of loss than already reflected on our balance sheet, so accordingly, no reserves have been established for these commitments.  Commitments are summarized as follows:  (dollars in thousands)

	Less Than 1 year	1-3 years	4-5 years	Greater Than 5 years	Total
Contractually obligated payments due by period:
Certificates of deposit	$172,181	$110,402	$34,624	$1,952	$319,159
Long term debt	-	33,879	19,405	-	53,284
Long term compensation obligations	262	431	510	2,103	3,306
Commitments to extend credit:
Commercial mortgage and commercial loans (1)	76,505	-	-	-	76,505
Residential mortgage loans	14,519	-	-	-	14,519
Revolving home equity lines of credit	38,944	-	-	-	38,944
Other	16,436	-	-	-	16,436
Standby letters of credit	5,100	-	-	-	5,100
Commitments to sell loans:
Residential mortgage loans	15,562	-	-	-	15,562
Total	$339,509	$144,712	$54,539	$4,055	$542,815

1)	Commercial mortgage and commercial loan commitments to extend credit are presented net of the portion of participation interests due to investors.

Lease Obligations
The Company leases banking facilities and other office space under operating leases that expire at various dates through 2022 and that contain certain renewal options.  Rent expense charges to operations were $513,000, $470,000, and $491,000 for the years ended December 31, 2010, 2009 and 2008, respectively.  As of December 31, 2010, future minimum annual rental payments under these leases are as follows: (dollars in thousands)

Year Ended December	Amount
2011	$601
2012	521
2013	530
2014	531
2015	543
Thereafter	3,551
Total Minimum Operating Lease Payments	$6,277

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

NEW ACCOUNTING PRONOUNCEMENTS
In January 2010, the Financial Accounting Standards Board issued Accounting Standards Update (“ASU”) No. 2010-06, “Improving Disclosures About Fair Value Measurements,” which added disclosure requirements about transfers in and out of Levels 1 and 2, clarified existing fair value disclosure requirements about the appropriate level of disaggregation, and clarified that a description of valuation techniques and inputs used to measure fair value was required for recurring and nonrecurring Level 2 and 3 fair value measurements.  Management has determined the adoption of these provisions of this ASU only affected the disclosure requirements for fair value measurements and as a result did not have a material effect on the Company’s financial position or results of operations.  See Note 15 to the Consolidated Financial Statements for the disclosures required by this ASU.  This ASU also requires that Level 3 activity about purchases, sales, issuances and settlements be presented on a gross basis rather than as a net number as currently permitted.  This provision of the ASU is effective for the Company’s reporting period ending March 31, 2011.  Management has determined the adoption of this guidance did not have a material effect on the Company’s financial position or results of operations.

In June 2009, the FASB issued new accounting guidance related to accounting for transfers of financial assets.  The Board’s objective in issuing this new guidance is to improve the relevance, representational faithfulness, and comparability of the information that a reporting entity provides in its financial statements about a transfer of financial assets; the effects of a transfer on its financial position, financial performance, and cash flows; and a transferor’s continuing involvement, if any, in transferred financial assets.  This guidance was effective as of the beginning of the first annual reporting period that began after November 15, 2009, for interim periods within that first annual reporting period and for interim and annual reporting periods thereafter.  Earlier application was prohibited.  This guidance must be applied to transfers occurring on or after the effective date.  Management has determined the adoption of this guidance did not have a material effect on the Company’s financial position or results of operations.

In June 2009, the FASB issued new accounting guidance on consolidation of variable interest entities, which include: 1) the elimination of the exemption for qualifying special purpose entities, 2) a new approach for determining who should consolidate a variable interest entity, and 3) changes to when it is necessary to reassess who should consolidate a variable interest entity.  This new guidance was effective as of the beginning of the first annual reporting period that began after November 15, 2009, for interim periods within that first annual reporting period, and for interim and annual reporting periods thereafter. Earlier application was prohibited.  Management has determined the adoption of this guidance did not have a material effect on the Company’s financial position or results of operations.

In July 2010, the FASB issued Accounting Standards Update (“ASU”) No. 2010-20, “Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses” which added disclosure requirements about an entity’s allowance for loan losses and the credit quality of its financing receivables.  The required disclosures include a roll forward of the allowance for credit losses on a portfolio segment basis and information about modified, impaired, non-accrual and past due loan and credit quality indicators.  ASU 2010-20 was effective for the Company’s reporting period ending December 31, 2010, as it relates to disclosures required as of the end of a reporting period.  The necessary disclosures have been added to note 3.

In January 2011, the FASB issued Accounting Standards Update (“ASU”) No. 2011-01, “Deferral of the Effective Date of Disclosures about Troubled Debt Restructurings in Update No. 2010-20” which temporarily delays the effective date of the disclosures about troubled debt restructuring in ASU 2010-20.  This delay is intended to allow the FASB time to complete its deliberations on what constitutes a troubled debt restructuring.  The effective date of the new disclosures about troubled debt restructurings and the guidance for determining what constitutes a troubled debt restructuring will then be coordinated.  The FASB believes this guidance will be effective for interim and annual periods after June 15, 2011.

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

Commercial and commercial real estate loans are individually risk rated pursuant to the loan policy.  Homogeneous loans such as consumer and residential mortgage loans are not individually risk rated by management.  They are pooled based on historical portfolio data that management believes will provide a good basis for the loans' quality.  For all loans not listed individually on the Asset Watch List, historical loss rates are the basis for developing expected charge-offs for each pool of loans.  In December 2010, management determined to increase the timeframe of the historical loss rates from the last two years by one quarter, each quarter, until a rolling 3 years is reached.  This was done to accurately reflect the risk inherent in the portfolio.  Management continually monitors portfolio conditions to determine if the appropriate charge off percentages in the allowance calculation reflect the expected losses in the portfolio.  As of December 31, 2010, the time frame used to determine charge off percentages was October 1, 2008 through December 31, 2010.

Historical loss rates for commercial and consumer loans may be adjusted for significant factors that, in management’s judgment, reflect the impact of any current conditions on loss recognition.  Factors which management considers in the analysis include the effects of the local economy, trends in the nature and volume of loans (delinquencies, charge-offs, non accrual and problem loans), changes in internal lending policies and credit standards, collection practices, and examination results from bank regulatory agencies and the Company’s credit review function.

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

Valuation of Securities
Currently all securities are classified as available-for-sale on the date of purchase. Available-for-sale securities are reported at fair value with unrealized gains and losses included in accumulated other comprehensive income, net of related deferred income taxes, on the consolidated balance sheets. The fair value of a security is determined based on quoted market prices. If quoted market prices are not available, fair value is determined based on quoted prices of similar instruments. Realized securities gains or losses are reported within non interest income in the consolidated statements of operations. The cost of securities sold is based on the specific identification method. Available-for-sale securities are reviewed quarterly for possible other-than-temporary impairment. The review includes an analysis of the facts and circumstances of each individual investment such as the severity of loss, the length of time the fair value has been below cost, the expectation for that security’s performance, the present value of expected future cash flows, and the creditworthiness of the issuer. Based on the results of these considerations and  because the Company does not  intend to sell investments and it is not more-likely-than-not that the Company will be required to sell the investments before recovery of their amortized cost basis, which may be maturity, the Company does not consider these investments to be other than temporarily impaired. When a decline in value is considered to be other-than-temporary, the cost basis of the security will be reduced and the credit portion of the loss is recorded within non interest income in the consolidated statements of operations.

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

The Company’s management assessed the effectiveness of the Company’s internal control over financial reporting as of December 31, 2010.  In making this assessment, the Company’s management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control-Integrated Framework.

Based on our assessment, management believes that, as of December 31, 2010, the Company’s internal control over financial reporting is effective based on those criteria.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Audit Committee, Board of Directors and Shareholders
Indiana Community Bancorp
Columbus, Indiana

We have audited the accompanying consolidated balance sheets of Indiana Community Bancorp as of December 31, 2010 and 2009, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three year-period ended December 31, 2010.  The Company's management is responsible for these financial statements.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  Our audits included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Indiana Community Bancorp as of December 31, 2010 and 2009, and the results of its operations and its cash flows for each of the years in the three year-period ended December 31, 2010, in conformity with accounting principles generally accepted in the Unites States of America.

Indianapolis, Indiana
March 11, 2011

CONSOLIDATED BALANCE SHEETS
(dollars in thousands except share data)
	December 31, 2010	December 31, 2009
Assets:
Cash and due from banks	$12,927	$10,808
Interest bearing demand deposits	136	41,253
Cash and cash equivalents	13,063	52,061

Interest bearing time deposits	-	410
Securities available for sale at fair value (amortized cost $227,331 and $149,031)	226,465	149,633
Securities held to maturity at amortized cost (fair value $0 and $3,392)	-	3,674
Loans held for sale (fair value $7,827 and $6,213)	7,666	6,075
Portfolio loans:
Commercial and commercial mortgage loans	550,686	527,946
Residential mortgage loans	92,796	97,551
Second and home equity loans	92,557	97,071
Other consumer loans	11,614	15,312
Total portfolio loans	747,653	737,880
Unearned income	(252)	(99)
Allowance for loan losses	(14,606)	(13,113)
Portfolio loans, net	732,795	724,668
Premises and equipment	16,228	15,151
Accrued interest receivable	3,785	3,533
Other assets	43,316	55,118
Total Assets	$1,043,318	$1,010,323

Liabilities and Shareholders’ Equity:
Liabilities:
Deposits:
Demand	$86,425	$80,938
Interest checking	177,613	170,226
Savings	45,764	42,520
Money market	224,382	207,089
Certificates of deposit	313,854	339,025
Retail deposits	848,038	839,798
Public fund certificates	5,305	507
Wholesale deposits	5,305	507
Total deposits	853,343	840,305

FHLB advances	53,284	55,000
Short term borrowings	12,088	-
Junior subordinated debt	15,464	15,464
Other liabilities	20,490	14,630
Total liabilities	954,669	925,399

Commitments and Contingencies

Shareholders' equity:
No par preferred stock; Authorized: 2,000,000 shares
Issued and outstanding: 21,500 and 21,500 shares; Liquidation preference $1,000 per share	21,156	21,054
No par common stock; Authorized: 15,000,000 shares
Issued and outstanding: 3,385,079 and 3,358,079 shares	21,230	21,060
Retained earnings, restricted	47,192	42,862
Accumulated other comprehensive loss, net	(929)	(52)
Total shareholders' equity	88,649	84,924
Total Liabilities and Shareholders' Equity	$1,043,318	$1,010,323
See notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in thousands except per share data)

	Year Ended	Year Ended	Year Ended
	Dec 2010	Dec 2009	Dec 2008
Interest Income:
Short term investments	$59	$99	$462
Securities	5,366	4,164	2,878
Commercial and commercial mortgage loans	30,154	30,192	31,406
Residential mortgage loans	4,625	6,192	8,516
Second and home equity loans	4,581	4,992	6,186
Other consumer loans	1,079	1,452	1,890
Total interest income	45,864	47,091	51,338

Interest Expense:
Checking and savings accounts	1,908	1,679	981
Money market accounts	1,686	2,235	2,867
Certificates of deposit	8,625	10,733	12,265
Total interest on retail deposits	12,219	14,647	16,113

Brokered deposits	-	139	426
Public funds	10	77	185
Total interest on wholesale deposits	10	216	611
Total interest on deposits	12,229	14,863	16,724

FHLB advances	1,089	4,278	5,059
Other borrowings	1	1	1
Junior subordinated debt	311	411	765
Total interest expense	13,630	19,553	22,549

Net interest income	32,234	27,538	28,789
Provision for loan losses	7,179	16,218	4,292
Net interest income after provision for loan losses	25,055	11,320	24,497

Non Interest Income:
Gain on sale of loans	2,107	2,630	1,446
Gain on sale of securities available for sale	768	2,046	-
Other than temporary impairment losses	(215)	(221)	(437)
Investment advisory services	-	-	1,371
Service fees on deposit accounts	6,389	6,347	6,791
Loan servicing income, net of impairment	473	530	551
Net gain/(loss) on real estate owned	(288)	(480)	68
Trust and asset management fees	1,097	711	538
Increase in cash surrender value of life insurance	560	487	515
Miscellaneous	740	628	1,097
Total non interest income	11,631	12,678	11,940

Non Interest Expenses:
Compensation and employee benefits	14,738	14,257	15,843
Occupancy and equipment	3,918	3,854	4,159
Service bureau expense	1,954	1,891	1,917
FDIC insurance expense	2,071	1,785	286
Marketing	804	777	1,241
Professional fees	726	799	919
Loan expenses	976	1,559	696
REO expenses	628	191	114
Communication expense	620	688	847
Goodwill impairment	-	1,394	-
FHLB advances prepayment fee	-	3,813	-
Miscellaneous	2,463	2,395	2,812
Total non interest expenses	28,898	33,403	28,834

Income (loss) before income taxes	7,788	(9,405)	7,603
Income tax provision (benefit)	2,146	(3,556)	2,600

Net Income (Loss)	$5,642	$(5,849)	$5,003

Basic Earnings (Loss) per Common Share	$1.32	$(2.09)	$1.47
Diluted Earnings (Loss) per Common Share	$1.32	$(2.09)	$1.47
Basic weighted average number of shares	3,358,079	3,358,079	3,359,666
Dilutive weighted average number of shares	3,358,728	3,358,079	3,365,131
Dividends per share	$0.04	$0.26	$0.64

See notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
(dollars in thousands except share data)

	Common Shares Outstanding	Preferred Stock	Common Stock	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Shareholders' Equity

Balance at December 2007	3,369,965	$-	$20,305	$48,089	$(940)	$67,454

Comprehensive income:
Net income				5,003		5,003
Change in unrealized loss on securities available for sale, net of reclassification adjustment for realized losses of $264 and tax effect of $138					246	246
Change in supplemental retirement plan obligations, net of tax of $58					89	89
Total comprehensive income						5,338
Preferred stock issued		21,500				21,500
Discount on preferred stock		(543)				(543)
Amortization of discount on preferred stock		5		(5)		-
Common stock warrants issued			543			543
Common stock repurchased	(11,886)		(18)	(268)		(286)
Common stock compensation expense			155			155
Common stock cash dividends ($.640 per share)				(2,149)		(2,149)

Balance at December 2008	3,358,079	20,962	20,985	50,670	(605)	92,012

Comprehensive income:
Net loss				(5,849)		(5,849)
Change in unrealized gain on securities available for sale, net of reclassification adjustment for realized gains of $1,236 and tax effect of $160					303	303
Change in supplemental retirement plan obligations, net of tax of $164					250	250
Total comprehensive income						(5,296)
Amortization of discount on preferred stock		92		(92)		-
Preferred stock cash dividends				(994)		(994)
Common stock compensation expense			75			75
Common stock cash dividends ($.260 per share)				(873)		(873)

Balance at December 2009	3,358,079	21,054	21,060	42,862	(52)	84,924

Comprehensive income:
Net income				5,642		5,642
Change in unrealized gain on securities available for sale, net of reclassification adjustment for realized gains of $334 and tax effect of $587					(881)	(881)
Change in supplemental retirement plan obligations, net of tax of $3					4	4
Total comprehensive income						4,765

Restricted stock non vested shares issued	27,000
Amortization of discount on preferred stock		102		(102)		-
Preferred stock cash dividends				(1,075)		(1,075)
Restricted stock compensation expense			146			146
Common stock compensation expense			24			24
Common stock cash dividends ($.040 per share)				(135)		(135)
Balance at December 2010	3,385,079	$21,156	$21,230	$47,192	$(929)	$88,649

See notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in thousands)

	Year Ended	Year Ended	Year Ended
	Dec 2010	Dec 2009	Dec 2008
Cash Flows From / (Used In) Operating Activities:
Net income (loss)	$5,642	$(5,849)	$5,003
Adjustments to reconcile net income to net cash from operating activities:
Accretion of discounts, amortization and depreciation	5,041	2,565	1,352
Goodwill impairment	-	1,394	-
Provision for loan losses	7,179	16,218	4,292
Stock based compensation expense	170	75	155
Benefit for deferred income taxes	(177)	(2,293)	(834)
Net gain from sale of loans	(2,107)	(2,630)	(1,446)
Gain on securities	(768)	(2,046)	-
Other than temporary impairment losses	215	221	437
Net (gain)/loss from real estate owned	288	480	(68)
Loan fees deferred, net	169	33	175
Proceeds from sale of loans held for sale	90,039	185,909	130,589
Origination of loans held for sale	(89,523)	(186,498)	(124,887)
(Increase)/decrease in accrued interest and other assets	3,258	(8,244)	921
Increase/(decrease) in other liabilities	1,956	(1,740)	(1,381)
Net Cash From / (Used In) Operating Activities	21,382	(2,405)	14,308

Cash Flows From / (Used In) Investing Activities:
Net principal received/(disbursed) on loans	(16,894)	55,946	(50,799)
Net change in interest bearing time deposits	410	-	-
Proceeds from:
Maturities/repayments of securities held to maturity	415	1,008	255
Maturities/repayments of securities available for sale	122,432	47,908	29,891
Sale of securities available for sale	159,626	138,424	8,959
Real estate owned and other assets	10,117	1,475	1,255
Sale of Federal Home Loan Bank stock	822	-	-
Purchases of:
Loans	(748)	(16,113)	(7,195)
Securities held to maturity	(50)	(770)	(100)
Securities available for sale	(355,481)	(243,675)	(70,744)
Return of joint ventures	-	671	-
Cash paid for brokerage business	-	-	(100)
Cash received from sale of brokerage business	-	-	650
Acquisition of premises and equipment	(2,745)	(1,529)	(1,216)
Disposal of premises and equipment	256	375	126
Net Cash Used In Investing Activities	(81,840)	(16,280)	(89,018)

Cash Flows From / (Used In) Financing Activities:
Net increase in deposits	13,038	129,666	3,088
Proceeds from advances from FHLB	83,012	-	85,000
Repayment of advances from FHLB	(83,012)	(74,926)	(54,423)
Prepayment penalty on modification of FHLB advances	(2,456)	-	-
Net proceeds from/(net repayment of) overnight borrowings	12,088	(4,713)	4,693
Preferred stock and warrants issued	-	-	21,500
Repurchase of common stock	-	-	(286)
Payment of dividends on preferred stock	(1,075)	(994)	-
Payment of dividends on common stock	(135)	(873)	(2,828)
Net Cash From Financing Activities	21,460	48,160	56,744

NET INCREASE/(DECREASE) IN CASH AND CASH EQUIVALENTS	(38,998)	29,475	(17,966)
Cash and cash equivalents, beginning of period	52,061	22,586	40,552
Cash and Cash Equivalents, End of Period	$13,063	$52,061	$22,586

Supplemental Information:
Cash paid for interest	$13,723	$19,705	$22,762
Cash paid for income taxes, net of refunds	$618	$900	$3,130
Non Cash Items:
Assets acquired through foreclosure	$2,167	$11,394	$4,255
Transfer to securities available for sale from held to maturity	$3,273	$-	$-
Securities trades not settled	$3,904	$-	$-
Acquisition of broker dealer within accounts payable	$-	$-	$100
Securities received as a redemption in kind	$-	$-	$3,027

See notes to consolidated financial statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For The Years Ended December 31, 2010, 2009 and 2008

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
The accounting policies of Indiana Community Bancorp and subsidiaries (the “Company") conform to accounting principles generally accepted in the United States of America and prevailing practices within the banking industry.  A summary of the more significant accounting policies follows:

Basis of Presentation
The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary Indiana Bank and Trust Company (the “Bank") and its wholly-owned subsidiaries.  HomeFed Financial Corp a wholly-owned subsidiary of the Company was merged with the Company during 2010.  As of March 1, 2008, the Bank changed its name to Indiana Bank and Trust Company, which has been reflected throughout this document.  All intercompany balances and transactions have been eliminated.

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

Cash and Cash Equivalents
All highly liquid investments with an original maturity of three months or less are considered to be cash equivalents.  The Bank is required to maintain reserve funds in cash and/or on deposit with the Federal Reserve Bank.  The reserve required at December 31, 2010 was $1.4 million.

One or more of the financial institutions holding the Company’s cash accounts were participating in the FDIC’s Transaction Account Guarantee Program.  Under the program, through December 31, 2010, all noninterest-bearing transaction accounts at these institutions were fully guaranteed by the FDIC for the entire amount in the account.  Pursuant to legislation enacted in 2010, the FDIC will fully insure all noninterest-bearing transaction accounts beginning December 31, 2010 through December 31, 2012, at all FDIC-insured institutions.

For financial institutions opting out of the FDIC’s Transaction Account Guarantee Program or interest-bearing cash accounts, the FDIC’s insurance limits were permanently increased to $250,000, effective July 21, 2010.  At December 31, 2010 the Company’s cash accounts exceeded federally insured limits by approximately $114,000.  Included in this amount is approximately $112,000 with the Federal Reserve Bank.

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

Valuation of Securities
Currently all securities are classified as available-for-sale on the date of purchase. Available-for-sale securities are reported at fair value with unrealized gains and losses included in accumulated other comprehensive income, net of related deferred income taxes, on the consolidated balance sheets. The fair value of a security is determined based on quoted market prices. If quoted market prices are not available, fair value is determined based on quoted prices of similar instruments. Realized securities gains or losses are reported within non interest income in the consolidated statements of operations. The cost of securities sold is based on the specific identification method. Available-for-sale securities are reviewed quarterly for possible other-than-temporary impairment. The review includes an analysis of the facts and circumstances of each individual investment such as the severity of loss, the length of time the fair value has been below cost, the expectation for that security’s performance, the present value of expected future cash flows, and the creditworthiness of the issuer. Based on the results of these considerations and because the Company does not  intend to sell investments and it is not more-likely-than-not that the Company will be required to sell the investments before recovery of their amortized cost basis, which may be maturity, the Company does not consider these investments to be other than temporarily impaired. When a decline in value is considered to be other-than-temporary, the cost basis of the security will be reduced and the credit portion of the loss is recorded within non interest income in the consolidated statements of operations.

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

Uncollected Interest
A reversal of accrued interest, which has not been collected, is generally provided on loans which are more than 90 days past due.  The only loans which are 90 days past due and are still accruing interest are loans where the Company is guaranteed reimbursement of interest by either a mortgage insurance contract or by a government agency.  If neither of these criteria is met, a charge to interest income equal to all interest previously accrued and unpaid is made, and income is subsequently recognized only to the extent that cash payments are received in excess of principal due.  Loans are returned to accrual status when, in management's judgment, the borrower's ability to make periodic interest and principal payments returns to normal and future payments are reasonably assured.

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

Commercial and commercial real estate loans are individually risk rated pursuant to the loan policy.  Homogeneous loans such as consumer and residential mortgage loans are not individually risk rated by management.  They are pooled based on historical portfolio data that management believes will provide a reasonable basis for the loans' quality.  For all loans not listed individually on the Asset Watch List, historical loss rates are the basis for developing expected charge-offs for each pool of loans.  In December 2010, management determined to increase the timeframe of the historical loss rates from the last two years by one quarter, each quarter, until a rolling 3 years is reached.  This was done to accurately reflect the risk inherent in the portfolio.  Management continually monitors portfolio conditions to determine if the appropriate charge off percentages in the allowance calculation reflect the expected losses in the portfolio.  As of December 31, 2010, the time frame used to determine charge off percentages was October 1, 2008 through December 31, 2010.

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

Real Estate Owned
Real estate owned represents real estate acquired through foreclosure or deed in lieu of foreclosure and is recorded at fair value less cost to sell at the date of foreclosure, establishing a new cost basis.  Any resulting write-downs are charged against the allowance for loan losses.  Any subsequent deterioration of the property is charged directly to an income statement account, which is included in non interest income on the consolidated statements of income.  Costs relating to the development and improvement of real estate owned are capitalized, whereas costs relating to holding and maintaining the properties are charged to expense.

Premises and Equipment
Premises and equipment are carried at cost less accumulated depreciation.  Depreciation is computed on the straight-line method over estimated useful lives that range from three to forty years.  Leasehold improvements are amortized over the shorter of the life of the lease or the life of the asset.  The Company evaluates the recoverability of the carrying value of long-lived assets whenever events or circumstances indicate the carrying amount may not be recoverable.  If a long-lived asset is tested for recoverability, the undiscounted estimated future cash flows expected to result from the use and eventual disposition of the asset is compared to the carrying amount of the asset.  If the cash flows are less than the carrying amount, the asset cost is adjusted to fair value and an impairment loss is recognized on the difference between the net book value and the fair value of the long-lived asset.  Maintenance, repairs and minor improvements are charged to non interest expenses as incurred.

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

The Company evaluates interest rate lock commitments issued on residential mortgage loan commitments that will be held for resale, as well as commitments to sell such loan commitments to investors, as free-standing derivative instruments.  As of December 31, 2010 and December 31, 2009 the total of these commitments was immaterial to the financial statements.

Goodwill
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

Reclassification
Reclassification of certain amounts in the 2009 and 2008 consolidated financial statements have been made to conform to the 2010 presentation.

Earnings (Loss) per Common Share
Earnings (loss) per share of common stock are based on the weighted average number of basic shares and dilutive shares outstanding during the year.

The following is a reconciliation of the weighted average common shares for the basic and diluted earnings (loss) per share computations:

	Year Ended Dec 2010	Year Ended Dec 2009	Year Ended Dec 2008
Basic Earnings per Common Share:
Weighted average common shares	3,358,079	3,358,079	3,359,666

Diluted Earnings per Common Share:
Weighted average common shares	3,358,079	3,358,079	3,359,666
Dilutive effect of stock options/restricted stock	649	-	5,465
Weighted average common and incremental shares	3,358,728	3,358,079	3,365,131

Unearned restricted shares have been excluded from the computation of average shares outstanding.

Anti-dilutive options are summarized as follows:

As Of	Dec 2010	Dec 2009	Dec 2008
Anti-dilutive options	280,422	300,965	294,813

The following is a computation of earnings (loss) per common share. (dollars in thousands, except per share amounts)

	Year Ended Dec 2010	Year Ended Dec 2009	Year Ended Dec 2008
Net income (loss)	$5,642	$(5,849)	$5,003
Less preferred stock dividend earned	1,090	1,090	59
Less restricted stock dividend	1	-	-
Less amortization of preferred stock discount	102	92	5
Net income (loss) available to common shareholders	$4,449	$(7,031)	$4,939

Basic Earnings (Loss) per Common Share	$1.32	$(2.09)	$1.47
Diluted Earnings (Loss) per Common Share	$1.32	$(2.09)	$1.47

Accumulated Other Comprehensive Income
The following is a summary of the Company's accumulated other comprehensive income:  (dollars in thousands)

	Accumulated Balance
	Year Ended Dec 2010	Year Ended Dec 2009
Unrealized holding gains (losses) from securities available for sale	$(866)	$602
Supplemental retirement program obligation	(731)	(738)
Net unrealized losses	(1,597)	(136)
Tax effect	668	84
Accumulated Other Comprehensive Loss, Net of Tax	$(929)	$(52)

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

Stock Based Compensation
At December 31, 2010, the Company had share based employee compensation plans, which are described more fully in Note 13.  The Company accounts for these plans under the recognition and measurements principles of GAAP.

Current Economic Conditions
In the rapidly changing economic environment the banking industry faces extraordinary challenges which has occasionally resulted in volatile downward movements in the fair values of investments and other assets, lack of liquidity and deteriorating credit quality including severe fluctuations in the value of real estate and other loan collateral.  The financial statements have been prepared using values and information currently available to the Company.  In the current economy, the valuation of assets and liabilities is susceptible to sudden change that could result in material future adjustments in the fair value of assets, the allowance for loan losses, and capital that could be detrimental to the Company’s ability to maintain a well capitalized status and adequate liquidity.

The Company has 52.8% of its assets in commercial and commercial real estate loans.  The following table segregates the commercial and commercial real estate portfolio by property type, where the total of the property type exceeds 1% of bank assets as of December 31, 2010. (dollars in thousands)

Property Description	BALANCE ($)	PERCENTAGE OF BANK ASSETS
Accounts Receivable, Inventory, and Equipment	65,258	6.26%
Land Only	54,912	5.27%
Shopping Center	46,742	4.48%
Office Building	40,073	3.84%
Manufacturing Business/Industrial	36,867	3.54%
Retail Business Store	34,344	3.29%
Warehouse	33,249	3.19%
Medical Building	33,121	3.18%
Land Development Business	26,076	2.50%
Apartment Building	23,307	2.24%
Motel	22,059	2.12%
Athletic/Recreational/School	17,278	1.66%
Life Insurance	14,199	1.36%
Non-Margin Stock	12,827	1.23%
1-4 Family Investment	11,722	1.12%

New Accounting Pronouncements
In January 2010, the Financial Accounting Standards Board issued Accounting Standards Update (“ASU”) No. 2010-06, “Improving Disclosures About Fair Value Measurements,” which added disclosure requirements about transfers in and out of Levels 1 and 2, clarified existing fair value disclosure requirements about the appropriate level of disaggregation, and clarified that a description of valuation techniques and inputs used to measure fair value was required for recurring and nonrecurring Level 2 and 3 fair value measurements.  Management has determined the adoption of these provisions of this ASU only affected the disclosure requirements for fair value measurements and as a result did not have a material effect on the Company’s financial position or results of operations.  See Note 15 to the Consolidated Financial Statements for the disclosures required by this ASU.  This ASU also requires that Level 3 activity about purchases, sales, issuances and settlements be presented on a gross basis rather than as a net number as currently permitted.  This provision of the ASU is effective for the Company’s reporting period ending March 31, 2011.  Management has determined the adoption of this guidance did not have a material effect on the Company’s financial position or results of operations.

In June 2009, the FASB issued new accounting guidance related to accounting for transfers of financial assets.  The Board’s objective in issuing this new guidance is to improve the relevance, representational faithfulness, and comparability of the information that a reporting entity provides in its financial statements about a transfer of financial assets; the effects of a transfer on its financial position, financial performance, and cash flows; and a transferor’s continuing involvement, if any, in transferred financial assets.  This guidance was effective as of the beginning of the first annual reporting period that began after November 15, 2009, for interim periods within that first annual reporting period and for interim and annual reporting periods thereafter.  Earlier application was prohibited.  This guidance must be applied to transfers occurring on or after the effective date.  Management has determined the adoption of this guidance did not have a material effect on the Company’s financial position or results of operations.

In June 2009, the FASB issued new accounting guidance on consolidation of variable interest entities, which include: 1) the elimination of the exemption for qualifying special purpose entities, 2) a new approach for determining who should consolidate a variable interest entity, and 3) changes to when it is necessary to reassess who should consolidate a variable interest entity.  This new guidance was effective as of the beginning of the first annual reporting period that began after November 15, 2009, for interim periods within that first annual reporting period, and for interim and annual reporting periods thereafter. Earlier application was prohibited.  Management has determined the adoption of this guidance did not have a material effect on the Company’s financial position or results of operations.

In July 2010, the FASB issued Accounting Standards Update (“ASU”) No. 2010-20, “Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses” which added disclosure requirements about an entity’s allowance for loan losses and the credit quality of its financing receivables.  The required disclosures include a roll forward of the allowance for credit losses on a portfolio segment basis and information about modified, impaired, non-accrual and past due loan and credit quality indicators.  ASU 2010-20 was effective for the Company’s reporting period ending December 31, 2010, as it relates to disclosures required as of the end of a reporting period.  The necessary disclosures have been added to Note 3.

In January 2011, the FASB issued Accounting Standards Update (“ASU”) No. 2011-01, “Deferral of the Effective Date of Disclosures about Troubled Debt Restructurings in Update No. 2010-20” which temporarily delays the effective date of the disclosures about troubled debt restructuring in ASU 2010-20.  This delay is intended to allow the FASB time to complete its deliberations on what constitutes a troubled debt restructuring.  The effective date of the new disclosures about troubled debt restructurings and the guidance for determining what constitutes a troubled debt restructuring will then be coordinated.  The FASB believes this guidance will be effective for interim and annual periods after June 15, 2011.

Recent Legislation
On July 21, 2010, President Obama signed into law the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), which significantly changes the regulation of financial institutions and the financial services industry.  The Dodd-Frank Act includes provisions affecting large and small financial institutions alike, including several provisions that will profoundly affect how community banks, thrifts, and small and regional bank and thrift holding companies will be regulated in the future.  Among other things, these provisions abolish the Office of Thrift Supervision and transfer its functions to the other federal banking agencies, relax rules regarding interstate branching, allow financial institutions to pay interest on business checking accounts, change the scope of federal deposit insurance coverage, and impose new capital requirements on bank and thrift holding companies.  The Dodd-Frank Act also establishes the Bureau of Consumer Financial Protection as an independent entity within the Federal Reserve, which will be given the authority to promulgate consumer protection regulations applicable to all entities offering consumer financial services or products, including banks.  Additionally, the Dodd-Frank Act includes a series of provisions covering mortgage loan origination standards affecting, among other things, originator compensation, minimum repayment standards, and pre-payments.  The Dodd-Frank Act contains numerous other provisions affecting financial institutions of all types, many of which may have an impact on the operating environment of the Company in substantial and unpredictable ways.  Consequently, the Dodd-Frank Act is likely to affect the Company’s cost of doing business, it may limit or expand the Company’s permissible activities, and it may affect the competitive balance within the Company’s industry and market areas.  The nature and extent of future legislative and regulatory changes affecting financial institutions, including as a result of the Dodd-Frank Act is very unpredictable at this time.  The Company’s management is actively reviewing the provisions of the Dodd-Frank Act and assessing its probable impact on the business, financial condition, and results of operations of the Company.  However, the ultimate effect of the Dodd-Frank Act on the financial services industry in general, and the Company in particular, is uncertain at this time.

2.  SECURITIES
Securities are summarized as follows: (dollars in thousands)

	Dec 2010				Dec 2009
	Amortized	Gross Unrealized		Fair	Amortized	Gross Unrealized		Fair
	Cost	Gains	(Losses)	Value	Cost	Gains	(Losses)	Value
Held to Maturity:
Municipal bonds	$-	$-	$-	$-	$775	$1	$-	$776
Asset backed securities	-	-	-	-	98	-	(11)	87
Collateralized mortgage obligations issued by:
Agencies	-	-	-	-	561	19	(2)	578
Private label	-	-	-	-	1,373	31	(360)	1,044
Mortgage backed securities
issued by agencies	-	-	-	-	867	40	-	907
Total Held to Maturity	$-	$-	$-	$-	$3,674	$91	$(373)	$3,392

Available for Sale:
Agency bonds	$-	$-	$-	$-	$2,504	$20	$-	$2,524
Municipal bonds	62,925	1,509	(580)	63,854	39,261	1,073	(166)	40,168
Asset backed securities	100	-	(58)	42	-	-	-	-
Collateralized mortgage obligations issued by:
Agencies	50,714	364	(479)	50,599	53,772	259	(79)	53,952
Private label	97,396	138	(1,127)	96,407	1,523	-	(24)	1,499
Mortgage backed securities
issued by agencies	13,386	107	(232)	13,261	10,906	118	(42)	10,982
Corporate debt	1,967	-	(508)	1,459	1,965	-	(557)	1,408
Bond money market funds	768	-	-	768	39,025	-	-	39,025
Equity securities	75	-	-	75	75	-	-	75
Total Available for Sale	$227,331	$2,118	$(2,984)	$226,465	$149,031	$1,470	$(868)	$149,633

Certain securities, with amortized cost of $379,000 and fair value of $408,000 at December 31, 2010, and amortized cost of $591,000 and fair value of $627,000 at December 31, 2009 were pledged as collateral for the Bank's treasury, tax and loan account at the Federal Reserve and for certain trust, IRA and KEOGH accounts.  Certain securities, with amortized cost of $1.3 million and fair value of $1.4 million at December 31, 2010, and amortized cost of $4.7 million and fair value of $4.8 million at December 31, 2009 were pledged as collateral for borrowing purposes at the Federal Home Loan Bank of Indianapolis.

During the second quarter of 2010, securities classified as held to maturity with an amortized cost of $345,000 were transferred to available-for-sale securities and subsequently sold.  The proceeds received on these sales totaled $349,000 and gains of $4,000 were realized on these sales.  Management decided to transfer and sell these securities, as they believed that the investment strategy originally employed regarding these securities had changed.  In conjunction with the transfer and sale of these securities, the Company transferred the remaining held-to-maturity securities with an amortized cost of $2.9 million and a fair value of $2.7 million to available-for-sale securities.

The amortized cost and fair value of securities at December 31, 2010 by contractual maturity are summarized as follows: (dollars in thousands)

	Available for Sale
	Amortized Cost	Fair Value	Yield

Municipal bonds:
Due in one year or less	$2,685	$2,706	5.36%
Due after 1 year through 5 years	13,525	14,032	5.28%
Due after 5 years through 10 years	37,900	38,533	4.79%
Due after 10 years	8,815	8,583	4.47%
Asset backed securities	100	42	1.86%
Collateralized mortgage obligations issued by:
Agencies	50,714	50,599	2.57%
Private label	97,396	96,407	3.39%
Mortgage backed securities issued by agencies	13,386	13,261	2.90%
Corporate debt:
Due after 10 years	1,967	1,459	1.01%
Bond money market funds	768	768	.01%
Equity securities	75	75	-
Total	$227,331	$226,465	3.57%

Activities related to the sales of securities available for sale and other realized losses are summarized as follows: (dollars in thousands)

	Year Ended	Year Ended	Year Ended
	Dec 2010	Dec 2009	Dec 2008
Proceeds from sales	$159,626	$138,424	$8,959
Gross gains on sales	774	2,083	-
Gross losses on sales	6	37	-
Other than temporary impairment losses	215	221	437
Tax expense/benefit on realized security gains/losses	219	723	(173)

During 2010, $215,000 of other than temporary impairment was recorded on available for sale securities.  During 2009 and 2008, $221,000 and $437,000, respectively, of other than temporary impairment was recorded on held to maturity securities.  The entire unrealized loss was considered to be related to credit and the cost basis of these investments was reduced to zero based on the Company’s analysis of expected cash flows for the years ended 2010, 2009 and 2008.  Therefore, no amounts were recognized in other comprehensive income.

Taxable interest income and non-taxable interest income earned on the investment portfolio is summarized as follows:  (dollars in thousands)

	Year Ended	Year Ended	Year Ended
	Dec 2010	Dec 2009	Dec 2008
Taxable interest income	$4,634	$3,351	$2,025
Non-taxable interest income	732	813	853
Total Interest Income	$5,366	$4,164	$2,878

Management reviews its investment portfolio for other than temporary impairment on a quarterly basis.  The review includes an analysis of the facts and circumstances of each individual investment such as the severity of loss, the length of time the fair value has been below cost, the expectation for that security’s performance, the creditworthiness of the issuer, and the timely receipt of contractual payments.  Additional consideration is given to the fact that it is not more-likely-than-not the Company will be required to sell the investments before recovery of their amortized cost basis, which may be maturity.  Investments that have been in a continuous unrealized loss position as of December 31, 2010 and 2009 are summarized as follows: (dollars in thousands)

As of December 31, 2010	Less than Twelve Months		Twelve Months Or Longer		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Asset backed securities	$15	$(3)	$27	$(55)	$42	$(58)
Collateralized mortgage obligations issued by:
Agencies	20,969	(479)	-	-	20,969	(479)
Private Label	69,290	(967)	468	(160)	69,758	(1,127)
Mortgage backed securities issued by agencies	9,914	(232)	-	-	9,914	(232)
Corporate debt	-	-	1,459	(508)	1,459	(508)
Municipal bonds	12,841	(543)	855	(37)	13,696	(580)
Total Temporarily Impaired Securities	$113,029	$(2,224)	$2,809	$(760)	$115,838	$(2,984)

In reviewing the majority of available for sale securities at December 31, 2010, for other than temporary impairment, management considered the change in market value of the securities during 2010, the expectation for the security’s future performance based on the receipt, or non receipt, of required cash flows and Moody’s and S&P ratings where available.  Additionally, management considered that it is not more-likely-than-not that the Company would be required to sell a security before the recovery of its amortized cost basis.  Any unrealized losses are largely due to increases in market interest rates over the yields available at the time the underlying securities were purchased.  The fair value is expected to recover as the securities approach their maturity date or repricing date or if the market yields for such investments decline.  Based on these criteria management concluded that no additional OTTI charge was required

At December 31, 2010, the Company had two corporate debt securities in the available for sale portfolio with a face amount of $2.0 million and an unrealized loss of $508,000.  These two securities are rated A2 and BAA3 by Moodys indicating these securities are considered of low to moderate credit risk.  The issuers of the two securities are two well capitalized banks.  Management believes that the decline in market value is due primarily to the interest rate and maturity as these securities carry an interest rate of LIBOR plus 55 basis points with maturities beyond ten years.

Additionally, the Company had 29 private label CMO securities in the available for sale portfolio which have been in an unrealized loss position for greater than 12 months.  These securities have an amortized cost of $628,000 and an unrealized loss of $160,000.  All of these securities consisted of small balances ranging from $1,000 to $164,000, with an average balance of $22,000.  Management believes the small illiquid nature of these securities has resulted in a depressed market value.  As of December 31, 2010, all required cash flows had been received on each of the 29 securities, an indication for receiving future expected cash flows.

As of December 31, 2009	Less than Twelve Months		Twelve Months Or Longer		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Asset backed securities	$63	$(6)	$24	$(5)	$87	$(11)
Collateralized mortgage obligations issued by:
Agencies	10,450	(80)	11	(1)	10,461	(81)
Private Label	1,558	(31)	902	(353)	2,460	(384)
Mortgage backed securities issued by agencies	8,375	(42)	26	-	8,401	(42)
Corporate debt	-	-	1,408	(557)	1,408	(557)
Municipal bonds	10,188	(140)	638	(26)	10,826	(166)
Total Temporarily Impaired Securities	$30,634	$(299)	$3,009	$(942)	$33,643	$(1,241)

3.	PORTFOLIO LOANS AND ALLOWANCE FOR LOAN LOSSES
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

The Company originates and purchases commercial and commercial mortgage loans, which totaled $550.7 million and $527.9 million at December 31, 2010 and 2009, respectively.  These loans are considered by management to be of somewhat greater risk of collectability due to the dependency on income production or future development of the real estate.  Collateral for commercial and commercial mortgage loans includes manufacturing equipment, real estate, inventory, accounts receivable, and securities.  Terms of these loans are normally for up to ten years and have adjustable rates tied to the reported prime rate and Treasury indices.  Generally, commercial and commercial mortgage loans are considered to involve a higher degree of risk than residential real estate loans.  However, commercial and commercial mortgage loans generally carry a higher yield and are made for a shorter term than residential real estate loans.

Certain residential mortgage products have contractual features that may increase credit exposure to the Company in the event of a decline in housing prices.  These type of mortgage products offered by the Company include high loan-to-value (“LTV”) ratios and multiple loans on the same collateral that when combined result in a high LTV.  Typically a residential mortgage loan is combined with a home equity loan for a LTV at origination of over 90% and less than or equal to 100%.  The balance including unused lines of these loans over 90% LTV at December 31, 2010 was $6.5 million.

At December 31, 2010 and 2009, deposit overdrafts of $145,000 and $135,000, respectively, were included in portfolio loans.

The following table presents the balance in the allowance for loan losses and the recorded investment in loans based on the Company’s loan portfolio and impairment method as of December 31, 2010:  (dollars in thousands)

	Commercial and commercial mortgage loans	Residential mortgage loans	Second and home equity loans	Other consumer loans	Total
Allowance for loan losses:
Balance at beginning of period	$10,564	$910	$1,152	$487	$13,113
Provision for loan losses	6,442	460	174	103	7,179
Loan charge-offs	(4,447)	(697)	(502)	(439)	(6,085)
Recoveries	81	126	34	158	399
Balance at End of Period	$12,640	$799	$858	$309	$14,606
Ending balance: individually evaluated for impairment	$3,455	$-	$-	$-	$3,455
Ending balance: collectively evaluated for impairment	$9,185	$799	$858	$309	$11,151
Loans:
Balance at End of Period	$550,686	$92,796	$92,557	$11,614	$747,653
Ending balance: individually evaluated for impairment	$54,450	$-	$-	$-	$54,450
Ending balance: collectively evaluated for impairment	$496,236	$92,796	$92,557	$11,614	$693,203

An analysis of the allowance for loan losses for 2009 and 2008 is as follows: (dollars in thousands)

	Year Ended Dec 2009	Year Ended Dec 2008
Beginning balance	$8,589	$6,972
Provision for loan losses	16,218	4,292
Charge-offs	(12,039)	(3,041)
Recoveries	345	366
Ending Balance	$13,113	$8,589

The Company categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as:  current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors.  The Company analyzes non-homogeneous loans, such as commercial and commercial mortgage loans, with an outstanding balance greater than $750,000 individually by classifying the loans as to credit risk.  Loans less than $750,000 in homogeneous categories that are 90 days past due are classified into risk categories.  This analysis is performed on a quarterly basis.  The Company uses the following definitions for risk ratings:

Special Mention
Loans classified as special mention have a potential weakness that deserves management’s close attention.  If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or of the Company’s credit position at some future date.

Substandard
Loans classified as substandard are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any.  Loans so classified have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt.  They are characterized by the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected.

Loans not meeting the criteria above that are analyzed individually as part of the above described process are considered to be pass rated loans along with homogeneous loans that have not exhibited any delinquency.  As of December 31, 2010, and based on the most recent analysis performed, the risk category of loans by class of loans is as follows:  (dollars in thousands)

	Commercial and commercial mortgage loans	Residential mortgage loans	Second and home equity loans	Other consumer loans	Total
Rating:
Pass	$472,375	$91,094	$91,790	$11,342	$666,601
Special mention	17,816	372	78	-	18,266
Substandard	60,495	1,330	689	272	62,786
Balance at End of Period	$550,686	$92,796	$92,557	$11,614	$747,653

The principal balance of loans on nonaccrual status totaled approximately $20.3 million at December 31, 2010 and $19.9 million at December 31, 2009.  The Company would have recorded interest income of $1.7 million, $2.0 million, and $1.3 million for the years ended December 31, 2010, 2009 and 2008 if loans on non-accrual status had been current in accordance with their original terms.  Actual interest collected and recognized was $319,000, $404,000, and $284,000 for the years ended December 31, 2010, 2009, and 2008, respectively.  The principal balance of loans 90 days past due and still accruing totaled $92,000 and $1.4 million at December 31, 2010 and 2009, respectively.  The Bank agreed to modify the terms of certain loans to customers who were experiencing financial difficulties.  Loans modified in TDRs included forgiveness of interest, reduced interest rates or extensions of the loan term.  The principal balance at December 31, 2010 and December 31, 2009 on these troubled debt restructured loans was $9.7 million and $499,000, respectively.

The following table presents the Company’s loan portfolio aging analysis as of December 31, 2010:  (dollars in thousands)

As of December 31, 2010	Commercial and commercial mortgage loans	Residential mortgage loans	Second and home equity loans	Other consumer loans	Total
Loans:
30-59 days past due	$2,770	$1,447	$687	$68	$4,972
60-89 days past due	-	-	78	21	99
Nonaccrual or greater than 90 days past due	18,082	1,504	678	106	20,370
Total Past Due	20,852	2,951	1,443	195	25,441
Current	529,834	89,845	91,114	11,419	722,212
Total Loans	$550,686	$92,796	$92,557	$11,614	$747,653
Total loans greater than 90 days past due and accruing	$-	$92	$-	$-	$92

A loan is considered impaired, in accordance with the impairment accounting guidance (ASC 310-10-35-16), when based on current information and events, it is probable the Company will be unable to collect all amounts due from the borrower in accordance with the contractual terms of the loan.  Impaired loans include nonperforming commercial and commercial mortgage loans but also include loans modified in troubled debt restructurings where concessions have been granted to borrowers experiencing financial difficulties.  These concessions could include a reduction in the interest rate on the loan, payment extensions, forgiveness of principal, forbearance or other actions intended to maximize collection.

The following is a summary of information pertaining to impaired loans:  (dollars in thousands)

As Of	Dec 2010	Dec 2009	Dec 2008
Impaired loans with a valuation reserve	$32,325	$27,448	$17,170
Impaired loans with no valuation reserve	22,125	11,132	6,646
Total Impaired Loans	$54,450	$38,580	$23,816

Valuation reserve on impaired loans	$3,455	$2,935	$2,087

Average impaired loans	$46,215	$30,938	$14,682
Interest income recognized on impaired loans	$1,627	$575	$325
Cash basis interest included above	$77	$404	$284

The following is a summary of the unpaid principal balance on impaired loans for the year ended December 31, 2010:  (dollars in thousands)
As Of	Dec 2010
Unpaid Principal Balance on:
Impaired loans with a valuation reserve	$35,167
Impaired loans with no valuation reserve	24,288
Total Unpaid Principal Balance on Impaired Loans	$59,455

Under the capital standards provisions of FIRREA, the loans-to-one-borrower limitation is generally 15% of unimpaired capital and surplus, which, for the Bank, was approximately $16.6 million and $15.6 million at December 31, 2010 and 2009, respectively.  As of December 31, 2010 and 2009, the Bank was in compliance with this limitation.

Aggregate loans to senior officers and directors included above were $4.6 million and $4.2 million as of December 31, 2010 and 2009, respectively.  Such loans are made in the ordinary course of business and are made on substantially the same terms as those prevailing at the time for comparable transactions with other borrowers.  For the years ended December 31, 2010 and 2009, loans of $3.7 million and $3.4 million were disbursed to officers and directors and repayments of $3.3 million and $3.4 million were received from officers and directors, respectively.

4.	LOAN SERVICING ACTIVITIES
At December 31, 2010 and 2009, the Bank was servicing loans for others amounting to $107.3 million and $111.6 million, respectively, consisting of commercial and commercial real estate participations.  Management believes the Company receives adequate compensation for the servicing of the participation loans and therefore no servicing rights are generated by this activity.  Servicing loans for others generally consists of collecting payments, maintaining escrow accounts, disbursing payments to investors and foreclosure processing.  Loan servicing income includes servicing fees from investors and certain charges collected from borrowers, such as late payment fees.

Net gain on sale of loans was $2.1 million, $2.6 million, and $1.4 million for the years ended December 31, 2010, 2009, and 2008, respectively.  The Bank is obligated to repurchase certain loans sold to others that become delinquent as defined by the various agreements.  At December 31, 2010 and 2009, these obligations were approximately $27.6 million and $2.1 million, respectively.  Management believes it is remote that, as of December 31, 2010, the Company would have to repurchase these obligations and therefore no reserve has been established for this purpose.

5.	ACCRUED INTEREST RECEIVABLE
Accrued interest receivable consists of the following: (dollars in thousands)

As Of	Dec 2010	Dec 2009
Loans	$2,526	$2,782
Securities	1,259	751
Total Accrued Interest Receivable	$3,785	$3,533

6.	PREMISES AND EQUIPMENT
Premises and equipment consists of the following: (dollars in thousands)

As Of	Dec 2010	Dec 2009
Land	$2,992	$2,485
Buildings and improvements	15,977	15,561
Furniture and equipment	7,993	8,615
Total	26,962	26,661
Accumulated depreciation	(10,734)	(11,510)
Total Premises and Equipment	$16,228	$15,151

Depreciation expense included in operations for the years ended December 31, 2010, 2009 and 2008 totaled $1.4 million, $1.3 million, and $1.4 million, respectively.

7.	DEPOSITS
Deposits are summarized as follows: (dollars in thousands)

	Dec 2010		Dec 2009
	Amount	Weighted Average Rate	Amount	Weighted Average Rate
Non-interest bearing	$86,425		$80,938
Checking	177,613	0.92%	170,226	1.19%
Savings	45,764	0.16%	42,520	0.15%
Money market	224,382	0.66%	207,089	0.99%
Total transaction accounts	534,184	0.60%	500,773	0.83%
Certificate accounts:
Less than one year	43,130	0.75%	44,316	1.20%
12-23 months	59,789	1.20%	92,532	2.52%
24-35 months	122,896	2.02%	137,466	3.32%
36-59 months	76,446	3.43%	46,046	3.94%
60-120 months	16,898	3.83%	19,172	4.06%
Total certificate accounts	319,159	2.13%	339,532	2.95%
Total Deposits	$853,343	1.17%	$840,305	1.69%

Certificate accounts include certificates of deposit and wholesale deposits.  At December 31, 2010 and 2009, certificate accounts in amounts of $100,000 or more totaled $103.2 million and $101.9 million, respectively.

A summary of certificate accounts by scheduled maturities at December 31, 2010 is as follows: (dollars in thousands)

	2011	2012	2013	2014	2015	Thereafter	Total
1.99% or less	$107,792	$71,974	$1,021	$2,868	$157	$14	$183,826
2.00% - 2.99%	30,386	6,446	6,534	28,638	2,090	1,604	75,698
3.00% - 3.99%	16,861	2,163	4,117	440	97	284	23,962
4.00% - 4.99%	15,659	17,102	541	320	14	50	33,686
Over 5.00%	1,483	504	-	-	-	-	1,987
Total Certificate Accounts	$172,181	$98,189	$12,213	$32,266	$2,358	$1,952	$319,159

A summary of interest expense on deposits is as follows: (dollars in thousands)

	Year Ended Dec 2010	Year Ended Dec 2009	Year Ended Dec 2008

Checking	$1,836	$1,614	$918
Savings	72	65	63
Money market	1,686	2,235	2,867
Certificate accounts	8,635	10,949	12,876
Total Interest Expense	$12,229	$14,863	$16,724

Aggregate deposits to senior officers and directors included above were $4.4 million as of December 31, 2010 and 2009.  Such deposits are made in the ordinary course of business and are made on substantially the same terms as those prevailing at the time for comparable transactions with other depositors.

8.	FEDERAL HOME LOAN BANK ADVANCES
The Company was eligible to borrow from the FHLB additional amounts up to $66.2 million and $83.5 million at December 31, 2010 and 2009, respectively.  The following FHLB advances were secured by assets totaling $260.6 million.  The assets include securities and qualifying loans on residential properties, multifamily properties and commercial real estate.  (dollars in thousands) .

Maturing During Year Ended December 31	Amount	Weighted Average Rate

2011	$-	-
2012	-	-
2013	33,879	0.47%
2014	19,405	0.63%
2015	-	-
Thereafter	-	-
Total FHLB Advances	$53,284	0.53%

In 2010, the Company repaid $55.0 million of FHLB advances by rolling the net present value of the advances being repaid into the funding cost of $55.0 million of new advances.  The present value of the cash flows under the terms of the new FHLB advances is less than ten percent different from the present value of the remaining cash flows under the terms of the original FHLB advances.  Based on these criteria, the $2.5 million penalty associated with prepaying the original FHLB advances will be amortized as an adjustment of interest expense over the remaining term of the new FHLB advances using the interest method.

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

Long Term Debt
Effective February 2, 2009, the Company entered into a credit agreement with Cole Taylor Bank under which the Company has the authority to borrow, repay and reborrow, up to $5 million during a period ending August 13, 2011, none of which was used as of December 31, 2010 or 2009.  The Company also has a sub-limit of $2 million available under the line for the issuance of letters of credit.  Advances are to bear interest at a floating variable rate equal to the prevailing three-month LIBOR rate plus 3.50% per annum (3.8% on December 31, 2010); in no event shall the rate be less than 5.0%.  Interest is payable quarterly and the repayment of advances is secured by a pledge of the Bank’s capital stock.

Other Borrowings
The Company has a $15.0 million overdraft line of credit with the Federal Home Loan Bank which had a balance of $12.1 million as of December 31, 2010.  None of the line of credit was used as of December 31, 2009.  The line of credit accrues interest at a variable rate (.5% on December 31, 2010).  The Company also had letters of credit for $4 million and $283,000, as of December 31, 2010 and 2009, respectively, none of which was used as of either year end.

10.	INCOME TAXES
An analysis of the income tax provision (benefit) is as follows: (dollars in thousands)

	Year Ended	Year Ended	Year Ended
	Dec 2010	Dec 2009	Dec 2008
Current:
Federal	$2,202	$(1,263)	$2,666
State	121	-	768
Deferred
Federal	(337)	(1,671)	(646)
State	160	(622)	(188)
Income Tax Provision (Benefit)	$2,146	$(3,556)	$2,600

The difference between the financial statement provision and amounts computed by using the statutory rate of 34% is reconciled as follows: (dollars in thousands)

Period Ended	Dec 2010	Dec 2009	Dec 2008
Income tax provision (benefit) at federal statutory rate	$2,648	$(3,197)	$2,584
State tax, net of federal tax benefit (provision)	185	(411)	383
Tax exempt interest	(266)	(291)	(303)
Increase in cash surrender value of life insurance	(190)	(166)	(175)
Impairment of goodwill	-	474	-
Community development tax credit	(108)	(108)	-
Other, net	(123)	143	111
Income Tax Provision (Benefit)	$2,146	$(3,556)	$2,600

The Company is allowed to deduct an addition to a reserve for bad debts in determining taxable income.  This addition differs from the provision for loan losses for financial reporting purposes.  No deferred taxes have been provided on the income tax bad debt reserves which total $6.0 million, for years prior to 1988.  This tax reserve for bad debts is included in taxable income of later years only if the bad debt reserves are subsequently used for purposes other than to absorb bad debt losses.  Because the Company does not intend to use the reserves for purposes other than to absorb losses, no deferred income taxes were provided at December 31, 2010 and 2009 respectively.  The Company has recognized the deferred tax consequences of differences between the financial statement and income tax treatment of allowances for loan losses arising after June 30, 1987.

The Company’s deferred income tax assets and liabilities, included in prepaid expenses and other assets, are as follows: (dollars in thousands)

As Of	Dec. 2010	Dec. 2009
Deferred tax assets:
Bad debt reserves, net	$5,830	$5,450
Net unrealized loss on securities available for sale and other than temporary impairment losses on debt securities	464	-
Capital loss on securities available for sale	-	247
Sale leaseback gain	600	649
Foreclosed assets	500	-
Other		308
Deferred compensation and other benefits	2,214	2,285
Total deferred tax assets	9,608	8,939

Deferred tax liabilities:
Difference in basis of fixed assets	627	480
FHLB dividend	185	204
Unrealized gain on securities available for sale	-	208
Deferred fees	382	440
Other	46	-
Total deferred tax liabilities	1,240	1,332
Net Deferred Tax Asset	$8,368	$7,607

No valuation allowance was deemed necessary for the deferred tax asset.  The Company’s tax years still subject to examination by taxing authorities are years subsequent to 2006.

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

Quantitative measures that have been established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the following table), of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined).  As of December 31, 2010, the Company and the Bank met all capital adequacy requirements to which they were subject.

As of December 31, 2010, the most recent notifications from the Federal Reserve categorized the Company and the Bank as “well capitalized” under the regulatory framework for prompt corrective action.  To be categorized as “well capitalized” the Company and the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table.  There are no conditions or events since that notification that management believes have changed either entity’s category.

A summary of capital amounts and ratios as of December 31, 2010 and 2009:
(dollars in thousands)

	Actual		For Capital Adequacy Purposes		To Be Categorized As “Well Capitalized” Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2010
Total risk-based capital
(to risk-weighted assets)
Indiana Bank and Trust Company	$110,788	12.93%	$68,568	8.0%	$85,711	10.0%
Indiana Community Bancorp Consolidated	$114,412	13.33%	$68,645	8.0%	$85,807	10.0%
Tier 1 risk-based capital
(to risk-weighted assets)
Indiana Bank and Trust Company	$100,026	11.67%	$34,284	4.0%	$51,426	6.0%
Indiana Community Bancorp Consolidated	$103,638	12.08%	$34,323	4.0%	$51,484	6.0%
Tier 1 leverage capital
(to average assets)
Indiana Bank and Trust Company	$100,026	9.27%	$43,169	4.0%	$53,961	5.0%
Indiana Community Bancorp Consolidated	$103,638	9.60%	$43,203	4.0%	$54,003	5.0%

	Actual		For Capital Adequacy Purposes		To Be Categorized As “Well Capitalized” Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2009
Total risk-based capital
(to risk-weighted assets)
Indiana Bank and Trust Company	$104,060	12.20%	$68,222	8.0%	$85,278	10.0%
Indiana Community Bancorp Consolidated	$109,383	12.81%	$68,289	8.0%	$85,361	10.0%
Tier 1 risk-based capital
(to risk-weighted assets)
Indiana Bank and Trust Company	$93,370	10.95%	$34,111	4.0%	$51,167	6.0%
Indiana Community Bancorp Consolidated	$98,683	11.56%	$34,144	4.0%	$51,217	6.0%
Tier 1 leverage capital
(to average assets)
Indiana Bank and Trust Company	$93,370	8.86%	$42,140	4.0%	$52,675	5.0%
Indiana Community Bancorp Consolidated	$98,683	9.36%	$42,172	4.0%	$52,715	5.0%

Dividend Restrictions
The principal source of income and funds for the Company is dividends from the Bank.  The Bank is subject to certain restrictions on the amount of dividends that it may declare without prior regulatory approval.  The Bank did not request regulatory approval to pay any dividends to the Company for the year ended December 2009 and December 2010.

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

Multi-employer Pension Plan
Prior to April 1, 2008 the Company participated in a noncontributory multi-employer pension plan covering all qualified employees.  The trustees of the Financial Institutions Retirement Fund administer the plan.  There is no separate valuation of the plan benefits or segregation of plan assets specifically for the Company, because the plan is a multi-employer plan and separate actuarial valuations are not made with respect to each employer.  The Company had expenses of $527,000, $271,000 and $626,000 for the years ended December 2010, 2009 and 2008, respectively.  Cash contributions to the multi-employer pension plan for these same periods were $657,000, $335,000 and $208,000, respectively.  The Company chose to freeze its defined benefit pension plan effective April 1, 2008.

Supplemental Retirement Plan
The Company has entered into supplemental retirement agreements for certain officers (the “Plan”).  These agreements are unfunded. However, the Company has entered into life insurance contracts to offset the expense of these agreements.  Benefits under these arrangements are generally paid over a 15 year period.  The Company uses a December 31 measurement date for the plan.  The following table sets forth the Plan's funded status at December 31, 2010 and 2009, and amount recognized in the Company's consolidated statements of income for the years ended December 31, 2010, 2009 and 2008, as well as the projected benefit cost for 2011:  (dollars in thousands)

	Dec 2010	Dec 2009	Dec 2008
Economic assumptions:
Discount rate	5.3%	5.5%	5.5%
Salary rate	4.0%	4.0%	4.0%

Components of net periodic pension expense:
Interest cost on projected benefit obligation	$216	$228	$242
Service cost	103	104	104
Prior service cost	54	89	99
Net Periodic Benefit Cost	$373	$421	$445

A reconciliation of the prior and ending balances of the Benefit Obligation for 2010 and 2009 is as follows: (dollars in thousands)

	Dec 2010	Dec 2009
Benefit obligation at beginning of year	$4,057	$4,257
Interest cost	216	228
Service cost	103	104
Actuarial (gain)/loss	47	(324)
Benefits paid during year	(211)	(208)
Benefit Obligation at End of Year (unfunded status)	$4,212	$4,057

The liability recognized in the balance sheet at December 31, 2010 and 2009 was $4.2 million and $4.1 million, respectively.

Amounts recognized in accumulated other comprehensive income not yet recognized as a component of net periodic benefit cost consist of: (dollars in thousands)

Pension benefits	Dec 2010	Dec 2009
Net loss, net of tax of ($174) and ($155)	$265	$236
Prior service cost, net of tax of ($116) and ($138)	177	209
Total	$442	$445

Other changes in plan assets and benefit obligations recognized in other comprehensive income are as follows for the years ended December 31, 2010 and 2009: (dollars in thousands)

	Dec 2010	Dec 2009
Net (gain) loss, net of tax of $19 and $143	$29	$(217)
Amortization of prior service cost, net of tax of $21 and $21	(33)	(33)
Total recognized in other comprehensive income	$(4)	$(250)
Total recognized in net periodic benefit cost and other comprehensive income, net of tax of ($145) and ($3)	$221	$4

The estimated net loss and prior service cost for the Plan that will be amortized from accumulated other comprehensive income into net periodic benefit cost over the next fiscal year are $2,000 and $54,000, respectively.  As of December 31, 2010 and 2009, the projected benefit obligation was $4.2 million and $4.1 million, respectively.

Prior service cost is amortized over the estimated remaining employee service lives of approximately eight years.  The Company expects to make no contributions to the plan in 2011.  The Bank anticipates paying benefits over the next five years and in the aggregate for the five years thereafter as follows:  2011 - $262,000, 2012 - $201,000, 2013 - $230,000, 2014 - $230,000, 2015 - $280,000 and  2016 through 2020 - $2,103,000.

401(k) Plan

The Company has an employee thrift plan established for substantially all full-time employees.  Effective January 1, 2008, the Company increased the maximum 401(k) match to 50% of an employee’s 401(k) contribution, up to a maximum contribution of 3.0% of an individual’s total eligible salary.  Previously the maximum contribution was 1.5% of an individual’s total eligible salary.  The Company contributed $246,000, $255,000 and $244,000, during the years ended December 31, 2010, 2009 and 2008, respectively, to this plan.

13.	STOCK-BASED COMPENSATION
The Company has equity incentive plans which provide for the grant of nonqualified and incentive stock options and the award of restricted stock for the benefit of officers, other key employees and directors.  As of December 31, 2010, 302,925 shares of the Company's common stock were reserved for future equity awards under those plans.  The option price is not to be less than the fair market value of the common stock on the date the option is granted, and the stock options are exercisable at any time within the maximum term of 10 years and one day from the grant date, limited by general vesting terms up to a maximum amount of $100,000 per year on incentive stock options.  The options are nontransferable and are forfeited upon termination of employment, subject to certain exceptions.  The Company issues new common shares to satisfy exercises of stock options.

The pre-tax compensation cost for the stock options charged against income was $25,000, $75,000 and $155,000 in the income statements for the years ended December 31, 2010, 2009, and 2008, respectively.  The related income tax benefit recognized in the same years was $7,000, $28,000, and $53,000 respectively.

No options were granted during the years ended December 31, 2010 and 2009.  The weighted average grant date fair value of options granted during the year ended December 31, 2008 was $2.48.  The Company estimates the fair value of each option on the date of grant using the Black Scholes model.  The Black Scholes model uses the following assumptions: 1.) expected life in years which is based on historical employee behavior; 2.) annualized volatility which is based on the price volatility of the Company’s stock over the expected life of the option; 3.) annual rate of quarterly dividends based on most recent historical rate; 4.) the discount rate based on the zero coupon bond with a term equal to the expected life of the option; and 5.) assuming no forfeitures of options.  The fair value of options granted in 2008 was calculated using the following assumptions:  dividend yield of 3.72%; risk-free interest rates of 2.81%; expected volatility of 17.15%; and expected life of 6.03 years.

The following is the stock option activity for the years ended December 31, 2010, 2009 and 2008 and the stock options outstanding at the end of the respective periods:

Options	Shares	Weighted Average Excercised Price	Weighted Average Life (in years)	Aggregate Intrinsic Value
Outstanding December 31, 2007	405,952
Granted	68,500
Forfeited	(81,174)
Outstanding December 31, 2008	393,278
Forfeited	(92,313)
Outstanding December 31, 2009	300,965	$22.75
Forfeited	(20,543)	15.80
Outstanding December 31, 2010	280,422	$23.26	4.4	$-
Exercisable at December 31, 2010	274,356	$23.30	4.3	$-

Options outstanding at December 31, 2010 include vested options and options expected to vest.  As of December 31, 2010, 2009, and 2008, there was approximately $4,000, $29,000 and $103,000 of unrecognized compensation cost related to the unvested shares, respectively.  The December 31, 2010 cost is expected to be recognized over the remaining vesting period, which approximates 1 year.  No options were exercised in 2010, 2009 and 2008.

Restricted stock awards generally have transfer restrictions which lapse periodically over a three year period.  Accordingly, the compensation expense related to the restricted stock will be amortized over the vesting period.  The pre-tax compensation cost for the restricted stock charged against income was $146,000 in the income statements for the year ended December 31, 2010 and the related income tax benefit recognized in the same year was $40,000.

The following is the restricted stock activity for the year ended December 31, 2010 and the nonvested restricted stock outstanding at the end of 2010.  There was no restricted stock activity in 2009 and 2008:

Restricted Stock	Shares	Weighted Average Grant-Date Fair Value
Nonvested December 31, 2009	-	$-
Granted	27,000	12.15
Nonvested December 31, 2010	27,000	$12.15

 As of December 31, 2010, there was approximately $182,000 of unrecognized compensation cost related to the nonvested restricted stock.  The December 31, 2010 cost is expected to be recognized over the remaining vesting period, which approximates 2 years.

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

	Dec 2010	Dec 2009
Commitments to extend credit:
Commercial mortgage and commercial loans (1)	$76,505	$93,200
Residential mortgage loans	14,519	12,606
Revolving home equity lines of credit	38,944	37,273
Other	16,436	17,217
Standby letters of credit	5,100	2,121
Commitments to sell loans:
Residential mortgage loans	15,562	10,650
Commercial mortgage and commercial loans	-	5,760

1)	Commercial mortgage and commercial loan commitments to extend credit are presented net of the portion of participation interests due to investors.

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

Lease Obligations
The Company leases banking facilities and other office space under operating leases that expire at various dates through 2022 and that contain certain renewal options.  Rent expenses charged to operations were $513,000, $470,000, and $491,000 for the years ended December 31, 2010, 2009, and 2008, respectively.  As of December 31, 2010, future minimum annual rental payments under these leases are as follow: (dollars in thousands)

Year Ended December	Amount
2011	$601
2012	521
2013	530
2014	531
2015	543
Thereafter	3,551
Total Minimum Operating Lease Payments	$6,277

15.	FAIR VALUE OF FINANCIAL INSTRUMENTS

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

Securities Available for Sale
When quoted market prices are available in an active market, securities are classified within Level 1 of the valuation hierarchy.  Bond money market funds are included in Level 1.  If quoted market prices are not available, then fair values are estimated by using pricing models and quoted prices of securities with similar characteristics.  The fair value measurements consider observable data that may include dealer quotes, market spreads, cash flows, the U.S. Treasury yield curve, live trading levels, trade execution data, market consensus prepayment speeds, credit information and the bond’s terms and conditions.  Level 2 securities include collateralized mortgage obligations, mortgage backed securities, corporate debt, and agency and municipal bonds.  In certain cases where Level 1 and Level 2 inputs are not available, securities are classified within Level 3 of the hierarchy and consist of equity securities.

The following table presents the fair value measurements of assets recognized in the accompanying consolidated balance sheets measured at fair value on a recurring basis and the level within the fair value hierarchy in which the fair value measurements fall at December 31, 2010 and 2009.  (dollars in thousands)

	Fair Value Measurements Using
	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
	Level 1	Level 2	Level 3	Fair Value
December 31, 2010
Municipal bonds	$-	$63,854	$-	$63,854
Asset backed securities	-	42	-	42
Collateralized mortgage obligations issued by:
Agencies	-	50,599	-	50,599
Private label	-	96,407	-	96,407
Mortgage backed securities
issued by agencies	-	13,261	-	13,261
Corporate debt	-	1,459	-	1,459
Bond money market funds	768	-	-	768
Equity securities	-	-	75	75
Securities Available for Sale	$768	$225,622	$75	$226,465

December 31, 2009
Agency bonds	$-	$2,524	$-	$2,524
Municipal bonds	-	40,168	-	40,168
Collateralized mortgage obligations issued by:
Agencies	-	53,952	-	53,952
Private label	-	1,499	-	1,499
Mortgage backed securities
issued by agencies	-	10,982	-	10,982
Corporate debt	-	1,408	-	1,408
Bond money market funds	39,025	-	-	39,025
Equity securities	-	-	75	75
Securities Available for Sale	$39,025	$110,533	$75	$149,633

The following table presents a reconciliation of the beginning and ending balances of recurring securities available for sale fair value measurements recognized in the accompanying consolidated balance sheets using significant unobservable (Level 3) inputs for the year ended December 31, 2010.  Activity in 2010 primarily relates to commercial paper which was classified as level 3.  (dollars in thousands)

Total Fair Value Measurements
Level 3 Instruments Only	Available for Sale Debt Securities
Balance, December 31, 2009	$75
Purchases	88,978
Settlements	(88,978)
Balance, December 31, 2010	$75

There was no change between the beginning and ending balance for the recurring securities available for sale fair value measurements recognized in the accompanying consolidated balance sheets using significant unobservable (Level 3) inputs for the year ended December 31, 2009.

The following table presents the fair value measurements of assets recognized in the accompanying consolidated balance sheets measured at fair value on a non recurring basis and the level within the fair value hierarchy in which the fair value measurements fall at December 31, 2010 and 2009.  (dollars in thousands)

	Fair Value Measurements Using
	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
	Level 1	Level 2	Level 3	Fair Value
December 31, 2010
Impaired loans	-	-	33,170	33,170
Other real estate owned	-	-	1,602	1,602

December 31, 2009
Impaired loans	-	-	25,205	25,205
Other real estate owned	-	-	2,081	2,081

At December 31, 2010, collateral dependent impaired loans which had an evaluation adjustment during 2010 had an aggregate cost of $36.3 million and had been written down to a fair value of $33.2 million measured using Level 3 inputs within the fair value hierarchy.  At December 31, 2009, collateral dependent impaired loans which had an evaluation adjustment during 2009 had an aggregate cost of $27.3 million and had been written down to a fair value of $25.2 million measured using Level 3 inputs within the fair value hierarchy. Level 3 inputs for impaired loans included current and prior appraisals and discounting factors.

At December 31, 2010, other real estate owned was reported at fair value less cost to sell of $1.6 million measured using Level 3 inputs within the fair value hierarchy.  At December 31, 2009, other real estate owned was reported at fair value less cost to sell of $2.1 million measured using Level 3 inputs within the fair value hierarchy.  Level 3 inputs for other real estate owned included third party appraisals adjusted for cost to sell.

The disclosure of the estimated fair value of financial instruments is as follows: (dollars in thousands)

	Dec 2010		Dec 2009
	Carrying Value	Fair Value	Carrying Value	Fair Value
Assets:
Cash and cash equivalents	$13,063	$13,063	$52,061	$52,061
Interest bearing time deposits	-	-	410	410
Securities available for sale	226,465	226,465	149,633	149,633
Securities held to maturity	-	-	3,674	3,392
Loans held for sale	7,666	7,827	6,075	6,213
Loans, net	732,795	761,838	724,668	735,599
Accrued interest receivable	3,785	3,785	3,533	3,533
Federal Home Loan Bank stock	7,507	7,507	8,329	8,329

Liabilities:
Deposits	853,343	861,739	840,305	845,691
FHLB advances	53,284	55,028	55,000	55,022
Junior subordinated debt	15,464	9,281	15,464	4,154
Short-term borrowings	12,088	12,088	-	-
Advance payments by borrowers for taxes and insurance	272	272	157	157
Accrued interest payable	84	84	176	176

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

The fair value estimates presented herein are based on information available to management at December 31, 2010.  Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date, and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

16.	PARENT COMPANY FINANCIAL STATEMENTS
The condensed financial statements of Indiana Community Bancorp are as follows: (dollars in thousands)

As of	Dec 2010	Dec 2009
Condensed Balance Sheets (Parent Company only)
Assets:
Cash	$3,291	$4,425
Investment in subsidiary	100,037	95,333
Other	954	953
Total Assets	$104,282	$100,711

Liabilities:
Junior subordinated debt	$15,464	$15,464
Other	169	323
Total liabilities	15,633	15,787
Shareholders' equity	88,649	84,924
Total Liabilities and Shareholders' Equity	$104,282	$100,711

Period Ended	Dec 2010	Dec 2009	Dec 2008
Condensed Statements of Operations (Parent Company only)
Dividends from subsidiary	$-	$-	$2,732
Interest on securities	9	12	23
Non interest income	35	-	-
Total income	44	12	2,755
Interest on junior subordinated debt	312	411	765
Non interest expenses	544	598	801
Total expenses	856	1,009	1,566
Income (loss) before taxes and change in undistributed earnings of subsidiary	(812)	(997)	1,189
Applicable income tax benefit	(321)	(386)	(545)
Income (loss) before change in undistributed earnings of subsidiary	(491)	(611)	1,734
Increase/(decrease) in undistributed earnings of subsidiary	6,133	(5,238)	3,269
Net Income (Loss)	$5,642	$(5,849)	$5,003

Period Ended	Dec 2010	Dec 2009	Dec 2008
Condensed Statements of Cash Flows (Parent Company only)
Operating Activities:
Net income/(loss)	$5,642	$(5,849)	$5,003
Adjustments to reconcile net income to net cash provided by operating activities:
Increase in other assets	(1)	(241)	(3)
Increase/(decrease) in other liabilities	(154)	(198)	22
(Increase)/decrease in undistributed earnings of subsidiary	(6,133)	5,238	(3,269)
Net cash provided/(used) by operating activities	(646)	(1,050)	1,753

Investing Activities:
Investment in subsidiary	-	(15,000)	-
Proceeds from divestiture of inactive subsidiary	722	-	-
Net cash provided/(used) by investing activities	722	(15,000)	-

Financing Activities:
Payment of dividends on preferred stock	(1,075)	(994)	-
Payment of dividends on common stock	(135)	(873)	(2,828)
Preferred stock and warrants issued	-	21,500	-
Repurchase shares of common stock	-	-	(286)
Net cash provided/(used) by financing activities	(1,210)	19,633	(3,114)

Net increase/(decrease) in cash	(1,134)	3,583	(1,361)
Cash at beginning of period	4,425	842	2,203
Cash at End of Period	$3,291	$4,425	$842

17.	CAPITAL PURCHASE PROGRAM

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

Fiscal Year Ended December 31, 2010 (Three months ended)	Mar 31 2010	Jun 30 2010	Sep 30 2010	Dec 31 2010
Total interest income	$11,124	$11,456	$11,714	$11,570
Total interest expense	3,718	3,594	3,356	2,962
Net interest income	7,406	7,862	8,358	8,608
Provision for loan losses	2,095	1,496	1,638	1,950
Net interest income after provision for loan losses	5,311	6,366	6,720	6,658
Gain/(loss) on securities	-	12	485	271
Non interest income	2,163	2,920	2,529	3,251
Non interest expenses	7,108	6,908	7,226	7,656
Income before income taxes	366	2,390	2,508	2,524
Income tax provision (benefit)	(52)	705	489	1,004
Net Income	$418	$1,685	$2,019	$1,520
Basic earnings per common share	$0.04	$0.41	$0.51	$0.36
Diluted earnings per common share	$0.04	$0.41	$0.51	$0.36
Cash dividends per share	$0.010	$0.010	$0.010	$0.010
Stock sales price range: High (1)	$9.80	$12.75	$13.70	$17.25
Low	$7.50	$9.10	$11.89	$12.50

Fiscal Year Ended December 31, 2009 (Three months ended)	Mar 31 2009	Jun 30 2009	Sep 30 2009	Dec 31 2009
Total interest income	$11,876	$11,656	$11,783	$11,776
Total interest expense	4,947	4,982	4,950	4,674
Net interest income	6,929	6,674	6,833	7,102
Provision for loan losses	2,098	6,788	3,899	3,433
Net interest income (loss) after provision for loan losses	4,831	(114)	2,934	3,669
Gain/(loss) on securities	-	-	-	2,046
Non interest income	3,043	2,736	2,315	2,538
Non interest expenses	7,233	7,465	8,001	10,704
Income (loss) before income taxes	641	(4,843)	(2,752)	(2,451)
Income tax provision (benefit)	201	(2,001)	(674)	(1,082)
Net Income (Loss)	$440	$(2,842)	$(2,078)	$(1,369)
Basic earnings (loss) per common share	$0.05	$(0.93)	$(0.71)	$(0.50)
Diluted earnings (loss) per common share	$0.05	$(0.93)	$(0.71)	$(0.50)
Cash dividends per share	$0.120	$0.120	$0.010	$0.010
Stock sales price range: High (1)	$14.00	$13.92	$12.50	$9.20
Low	$8.50	$12.22	$8.50	$6.80

(1)	The Company's common stock trades on the NASDAQ Global Market under the symbol "INCB."
As of December 31, 2010, the Company had 338 holders of record of its shares.

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
Chairman of the Board, President and Chief Executive Officer

Mark T. Gorski
Executive Vice President,
Chief Financial Officer, Treasurer and Secretary

Senior Vice Presidents

J. Andrew Applewhite
Senior Risk Officer

William Denton
Manager of Commercial Lending and Treasury Management, Indianapolis

Barry Kehl
Chief Credit Officer

Jody Littrell
Financial Advisory Services

Keith Luken
Mortgage Lending

Melissa McGill
Controller

Jennifer Menns
Operations

Pennie Stancombe
Human Resources

John Schilling
Commercial Real Estate Lending

John Travis
Manager of Commercial Lending,
Greenwood and Southeast Indiana

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

Transfer Agent & Registrar

To change name, address, or ownership of stock, to report lost certificates, or to consolidate accounts, contact:
Registrar and Transfer Company
Investor Relations Department
10 Commerce Drive
Cranford, NJ 07016
(800) 368-5948

General Counsel

Barnes & Thornburg LLP
11 South Meridian Street
Indianapolis, IN 46204

Shareholder & General Inquiries

Indiana Community Bancorp is required to file an Annual Report on Form 10-K for its fiscal year ended December 31, 2010, with the Securities and Exchange Commission.

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
Columbus, IN 47201
(812) 376-3323
(877) 626-7000

For An Online Annual Report Or Shareholder Inquiries On The Web, Visit Us At:

www.myindianabank.com

54

Office Locations

Seymour
222 West Second Street
1117 East Tipton Street

Columbus
501 Washington Street
1020 Washington Street
3805 25th Street
2751 Brentwood Drive
4330 West Jonathan Moore Pike
1901 Taylor Road (Four Seasons)

Hope
8475 North State Road 9

Austin
2879 North Hwy 31

North Vernon
1420 North State Street

Osgood
820 South Buckeye Street

Batesville
114 State Road 46 East

Madison
201 Clifty Drive

Brownstown
101 North Main Street

Salem
1208 South Jackson Street

Greensburg
1801 Greensburg Crossing

Indianapolis/Greenwood
8740 South Emerson Avenue
1510 West Southport Road
201 South Capitol Avenue
(Commercial Loan Office)

INDIANAPOLIS
SOUTHPORT
GREENWOOD
GREENSBURG
HOPE
COLUMBUS
BATESVILLE
OSGOOD
SEYMOUR
NORTH VERNON
BROWNSTOWN
MADISON
AUSTIN
SALEM
CINCINNATI
LOUISVILLE

Performance Graph

The graph below shows the performance of Indiana Community Bancorp's common stock for the period beginning December 31, 2005, and ending December 31, 2010, in comparison to the NASDAQ Composite index and the NASDAQ Bank index. The graph assumes that the value of the investment in our common stock and in each of the indexes (including reinvestment of dividends) was $100 on 12/31/2005 and tracks it through 12/31/2010.

Total Return Performance
Index Value
140
120
100
80
60
40
20
12/31/05
12/31/06
12/31/07
12/31/08
12/31/09
12/31/10
Indiana Community Bancorp
NASDAQ Composite
NASDAQ Bank

Source : SNL Financial LC, Charlottesville, VA
© 2011